As filed with the Securities and Exchange Commission on October 14, 2014
Registration No. 333-198234

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
Pre-Effective Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________
NorthStar Realty Finance Corp.
(Exact name of registrant as specified in charter)
_____________________________________

Maryland	6798	02-732285
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

399 Park Avenue, 18th Floor,
New York, NY 10022
(212) 547-2600

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
_____________________________________

Ronald J. Lieberman, Esq.
Executive Vice President, General Counsel and Secretary
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547‑2600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_____________________________________

With copies to:

Robert W. Downes Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Robert B. Schumer Bruce A. Gutenplan Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000	Charles K. Ruck William J. Cernius Julian Kleindorfer David M. Wheeler Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 (714) 755-1235

Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐
Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. NorthStar Realty Finance Corp. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2014
JOINT PROXY STATEMENT/PROSPECTUS
To the Stockholders of NorthStar Realty Finance Corp. and the Stockholders of Griffin-American Healthcare REIT II, Inc.:
NorthStar Realty Finance Corp. (“NorthStar”), NRF Healthcare Subsidiary, LLC (“Merger Sub”), NRF OP Healthcare Subsidiary, LLC (“Partnership Merger Sub”), Griffin-American Healthcare REIT II, Inc. (“Griffin-American”) and Griffin-American Healthcare REIT II Holdings, LP (“Griffin-American Operating Partnership”) have entered into an Agreement and Plan of Merger dated as of August 5, 2014, as it may be amended from time to time (the “merger agreement”), and which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Pursuant to the merger agreement, Griffin-American will merge with and into Merger Sub, with Merger Sub as the surviving entity (the “parent merger”), and Partnership Merger Sub will merge with and into Griffin-American Operating Partnership, with Griffin-American Operating Partnership as the surviving entity (the “partnership merger” and together with the parent merger, the “merger”). The merger agreement was unanimously approved by the board of directors of each of NorthStar and Griffin-American.
If the merger is completed pursuant to the merger agreement, at the effective time of the parent merger, each share of Griffin-American common stock issued and outstanding immediately prior to the effective time will be automatically converted into the right to receive: (i) a number of shares of NorthStar common stock equal to the quotient (the “exchange ratio”) determined by dividing $3.75 by the ten day volume weighted average price of NorthStar common stock on the closing of the second to last trading day prior to the effective time of the parent merger (the “ten day VWAP”); and (ii) $7.75 in cash, without interest (collectively the “merger consideration”); provided, that if the ten day VWAP is less than $16.00, the exchange ratio will be 0.2344, and if the ten day VWAP is greater than $20.17, the exchange ratio will be 0.1859. In addition, at the effective time of the partnership merger, which will be immediately after the effective time of the parent merger, each partnership unit of Griffin-American Operating Partnership issued and outstanding immediately prior to the effective time of the partnership merger held by a limited partner of Griffin-American Operating Partnership will also be automatically converted into the right to receive the merger consideration. No fractional shares will be issued in the merger, and cash will be paid in lieu thereof. Shares of NorthStar’s common stock are currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “NRF.” NorthStar will apply to have the shares of NorthStar common stock to be issued in the merger also listed on the NYSE upon the consummation of the merger. We anticipate that upon the consummation of the merger, the shares of NorthStar common stock issued in the merger will trade on the NYSE under the symbol “NRF.”
In connection with the proposed merger, NorthStar and Griffin-American will each hold a special meeting of their respective stockholders. The presence in person or by proxy of NorthStar common stockholders entitled to cast a majority of all the votes entitled to be cast at the NorthStar special meeting on any matter will constitute a quorum at the NorthStar special meeting. At NorthStar’s special meeting, NorthStar common stockholders will be asked to consider and vote on: (i) a proposal to approve the issuance of shares of NorthStar common stock to Griffin-American common stockholders and Griffin-American Operating Partnership limited partners (together, the “Griffin-American Holders”) pursuant to the merger agreement; and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. At Griffin-American’s special meeting, Griffin-American common stockholders will be asked to consider and vote on: (i) a proposal to approve the parent merger and the other transactions contemplated by the merger agreement; and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
The record date for determining the stockholders entitled to receive notice of, and to vote at, the NorthStar special meeting is the close of business on October 14, 2014 and the record date for determining the stockholders entitled to receive notice of, and to vote at, the Griffin-American special meeting is the close of business on October 14, 2014. The merger cannot be completed unless: (i) NorthStar common stockholders approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement by the affirmative vote of the holders of a majority of the votes cast on such proposal; and (ii) Griffin-American common stockholders approve the parent merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of shares of Griffin-American common stock entitled to cast a majority of all the votes entitled to be cast on such proposal.
NorthStar’s board of directors (the “NorthStar Board”) has unanimously: (i) determined that each of the merger agreement and the merger is advisable for, fair to and in the best interests of NorthStar and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and (iii) recommended that the NorthStar stockholders approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. The NorthStar Board unanimously recommends that NorthStar common stockholders vote FOR the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
A special committee (the “Special Committee”) consisting of all of the independent directors of the Griffin-American board of directors (the “Griffin-American Board”), has unanimously: (i) determined that the parent merger and the other transactions contemplated by the merger agreement are advisable and in the best interest of Griffin-American; and (ii) recommended the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American Board. The Griffin-American Board, following the recommendation of the Special Committee, has unanimously (i) approved the merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the merger agreement and (ii) determined and declared that the parent merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Griffin-American and directed that the parent merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of Griffin-American’s common stockholders. The Griffin-American Board unanimously recommends that Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the Griffin-American special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
This joint proxy statement/prospectus contains important information about NorthStar, Griffin-American, the merger and the merger agreement. This document is also a prospectus for the shares of NorthStar common stock that will be issued to Griffin-American Holders pursuant to the merger agreement.
We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 41.
Your vote is important. Whether or not you plan to attend NorthStar’s special meeting or Griffin-American’s special meeting, as applicable, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or authorize your proxy by one of the other methods specified in this joint proxy statement/prospectus or the accompanying notices. Authorizing a proxy will ensure that your vote is counted at the applicable special meeting if you do not attend in person. If your shares of common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or you obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares. You may revoke your proxy at any time before it is voted. Please review this joint proxy statement/prospectus for more complete information regarding the merger and NorthStar’s special meeting and Griffin-American’s special meeting, as applicable.
Sincerely,

David T. Hamamoto	Jeffrey T. Hanson
Chairman and Chief Executive Officer	Chief Executive Officer and Chairman
NorthStar Realty Finance Corp.	Griffin-American Healthcare REIT II, Inc.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulatory authority has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated               , 2014 and is first being mailed to NorthStar and Griffin-American common stockholders on or about               , 2014.

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON , 2014
To the Stockholders of NorthStar Realty Finance Corp.:
A special meeting of the stockholders of NorthStar Realty Finance Corp., a Maryland corporation (“NorthStar”), will be held at , located at , New York, New York, on , 2014, commencing at , local time, for the following purposes:

1.
to consider and vote on a proposal to approve the issuance of shares of NorthStar common stock to the stockholders of Griffin-American Healthcare REIT II, Inc., a Maryland corporation (“Griffin-American”), and to the limited partners of Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership (“Griffin-American Operating Partnership”), pursuant to the Agreement and Plan of Merger, dated as of August 5, 2014, as it may be amended from time to time (the “merger agreement”), by and among NorthStar, NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and direct wholly owned subsidiary of NorthStar (“Merger Sub”), NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Merger Sub (“Partnership Merger Sub”), Griffin-American and Griffin-American Operating Partnership (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice); and

2.
to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American common stockholders and Griffin-American Operating Partnership limited partners (together, the “Griffin-American Holders”) pursuant to the merger agreement.

We will not transact any other business at the special meeting. The NorthStar board of directors (the “NorthStar Board”) has fixed the close of business on October 14, 2014 as the record date for determination of NorthStar common stockholders entitled to receive notice of, and to vote at, NorthStar’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of NorthStar common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the NorthStar special meeting. The presence in person or by proxy of NorthStar common stockholders entitled to cast a majority of all the votes entitled to be cast at the NorthStar special meeting on any matter will constitute a quorum at the NorthStar special meeting.
Approval of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
The NorthStar Board has unanimously: (i) determined that each of the merger agreement and the merger is advisable for, fair to and in the best interests of NorthStar and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and (iii) recommended that the NorthStar common stockholders approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. The NorthStar Board unanimously recommends that NorthStar common stockholders vote FOR the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and mail your proxy card in the pre-addressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of NorthStar common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of NorthStar common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of NorthStar common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the merger and NorthStar’s special meeting.

By Order of the Board of Directors of NorthStar Realty Finance Corp.
New York, New York
, 2014
Ronald J. Lieberman Executive Vice President, General Counsel & Secretary

Griffin-American Healthcare REIT II, Inc.
18191 Von Karman Avenue, Suite 300,
Irvine, California 92612
(949) 270-9200
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON         , 2014
To the Stockholders of Griffin-American Healthcare REIT II, Inc.:
A special meeting of the stockholders of Griffin-American Healthcare REIT II, Inc., a Maryland corporation (“Griffin-American”), will be held at , on , 2014, commencing at local time, for the following purposes:

1.
to consider and vote upon a proposal to approve the merger of Griffin-American with and into NRF Healthcare Subsidiary, LLC, a Delaware limited liability company (“Merger Sub”) and a direct wholly owned subsidiary of NorthStar Realty Finance Corp., a Maryland corporation (“NorthStar”), with Merger Sub as the surviving entity (the “parent merger”) pursuant to the Agreement and Plan of Merger dated as of August 5, 2014, as it may be amended from time to time (the “merger agreement”), by and among NorthStar, Merger Sub, NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company (“Partnership Merger Sub”) and direct wholly owned subsidiary of Merger Sub, Griffin-American and Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership (“Griffin-American Operating Partnership”) (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement; and

2.
to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.

We will not transact any other business at the special meeting. The Griffin-American board of directors (the “Griffin-American Board”) has fixed the close of business on October 14, 2014 as the record date for determination of Griffin-American common stockholders entitled to receive notice of, and to vote at, Griffin-American’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of Griffin-American common stock at the close of business on the record date are entitled to receive notice of, and to vote at, Griffin-American’s special meeting.
Approval of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of shares of Griffin-American common stock entitled to cast a majority of all the votes entitled to be cast on such proposal. If that vote is not obtained, the parent merger cannot be completed.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.
A special committee (the “Special Committee”) consisting of all of the independent directors of the Griffin-American Board has unanimously: (i) determined that the parent merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Griffin-American; and (ii) recommended the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American Board. The Griffin-American Board, following the recommendation of the Special Committee, has unanimously: (i) approved the merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the merger agreement and (ii) determined and declared that the parent merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Griffin-American and directed that the parent merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of Griffin-American’s common stockholders. The Griffin-American Board unanimously recommends that Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the Griffin-American special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.

Whether or not you plan to attend the special meeting, please authorize a proxy to vote your shares as promptly as possible. To authorize a proxy, complete, sign, date and return your proxy card either via the facsimile number listed on the enclosed proxy card or in the pre-addressed postage-paid envelope provided or, if the option is available to you, call the toll free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card to authorize your proxy. Authorizing a proxy will assure that your vote is counted at the special meeting if you do not attend in person. If your shares of Griffin-American common stock are held in “street name” by your broker or other nominee, only your broker or other nominee can vote your shares of Griffin-American common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote, or obtain a legal proxy from your broker or other nominee. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of Griffin-American common stock. You may revoke your proxy at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the parent merger and Griffin-American’s special meeting.

By Order of the Board of Directors of Griffin-American Healthcare REIT II, Inc.
Irvine, California
, 2014
Cora Lo Secretary

ADDITIONAL INFORMATION
This joint proxy statement/prospectus incorporates by reference important business and financial information about NorthStar from other documents filed with the SEC that are not included or delivered with this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” below.
Documents incorporated by reference are also available to NorthStar common stockholders and Griffin-American Holders without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers.

NorthStar Realty Finance Corp. Attention: Secretary 399 Park Avenue, 18th Floor New York, New York 10022 (212) 547-2600 www.nrfc.com	Griffin-American Healthcare REIT II, Inc. Attention: Secretary 18191 Von Karman Avenue, Suite 300, Irvine, California 92612 (949) 270-9200 www.healthcarereit2.com

NorthStar common stockholders can also contact MacKenzie Partners, Inc., NorthStar’s proxy solicitor, and Griffin-American common stockholders can contact Boston Financial Data Services, Inc., Griffin-American’s proxy solicitor, at the following addresses and telephone numbers:

NorthStar: MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (212) 929-5500 (800) 322-2885	Griffin-American: Boston Financial Data Services, Inc. Proxy Tabulator P.O. Box 55909 Boston, MA 02205-5909 1-855-844-8650
(NorthStar common stockholders only)	(Griffin-American common stockholders only)

To receive timely delivery of the requested documents in advance of the applicable special meeting, you should make your request no later than                   , 2014.
ABOUT THIS DOCUMENT
This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by NorthStar with the SEC, constitutes a prospectus of NorthStar for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of NorthStar common stock to be issued to Griffin-American Holders in exchange for shares of Griffin-American common stock and partnership units of Griffin-American Operating Partnership held by its limited partners pursuant to the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of NorthStar and Griffin-American for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of meeting with respect to the special meeting of NorthStar common stockholders and a notice of meeting with respect to the special meeting of Griffin-American common stockholders.
You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated                       , 2014. You should not assume that the information contained in this document is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this document is accurate as of any date other than the date of such incorporated document. Neither our mailing of this document to NorthStar common stockholders or Griffin-American common stockholders nor the issuance by NorthStar of shares of its common stock to Griffin-American Holders pursuant to the merger agreement will create any implication to the contrary.
We use certain defined terms throughout this prospectus that have the following meanings:

•
We use the term “net lease” throughout this prospectus. Under a net lease, the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as “triple net” or “double net.” Triple net leases typically require the tenant to pay all costs associated with a property, including real estate taxes, insurance, utilities and routine maintenance in addition to the base rent. Double net leases typically require the tenant to pay all the costs as triple net leases, but hold the landlord responsible for capital expenditures, including the repair or replacement of specific structural and/or bearing components of a property, such as the roof or structure of the building.
Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will have either no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease.

•
We use the term “ten day VWAP” to mean the volume weighted average price of NorthStar common stock for a ten trading day period ending on the closing of the second to last trading day prior to the effective time of the parent merger, as reported by Bloomberg.

•	“NSAM” refers to NorthStar Asset Management Group Inc., a Delaware corporation and, together with its affiliates, NorthStar’s external advisor.

•	The “Management Agreement” refers to the Asset Management Agreement, dated as of June 30, 2014, by and between NorthStar and NSAM J-NRF LTD, a Jersey limited company and affiliate of NSAM.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding NorthStar has been provided by NorthStar and information contained in this joint proxy statement/prospectus regarding Griffin-American has been provided by Griffin-American.

QUESTIONS AND ANSWERS
The following are some questions that NorthStar common stockholders and Griffin-American Holders may have regarding the proposals being considered at NorthStar’s special meeting and Griffin-American’s special meeting and brief answers to those questions. NorthStar and Griffin-American urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers or which it incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this joint proxy statement/prospectus to NorthStar are to NorthStar Realty Finance Corp., a Maryland corporation, and unless the context otherwise requires, include its subsidiaries; all references to Griffin-American are to Griffin-American Healthcare REIT II, Inc., a Maryland corporation, and unless the context otherwise requires, include its operating partnership and its other subsidiaries; all references to Griffin-American Operating Partnership are to Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership; all references to Merger Sub are to NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and direct wholly owned subsidiary of NorthStar; all references to Partnership Merger Sub are to NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Merger Sub; all references to the merger agreement are to the Agreement and Plan of Merger, dated as of August 5, 2014, by and among NorthStar, Merger Sub, Partnership Merger Sub, Griffin-American and Griffin-American Operating Partnership, as it may be amended from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference; all references to the parent merger are to the merger of Griffin-American with and into Merger Sub, all references to the partnership merger are to the merger of Partnership Merger Sub with and into Griffin-American Operating Partnership; all references to the Griffin-American Holders are to the Griffin-American common stockholders and the holders of limited partnership units of Griffin-American Operating Partnership; and all references to the merger are to both the parent merger and the partnership merger, pursuant to the terms of the merger agreement.

Q:	What is the proposed transaction?

A:
NorthStar and Griffin-American have entered into the merger agreement pursuant to which: (i) Griffin-American will merge with and into Merger Sub, with Merger Sub surviving the parent merger as a direct wholly owned subsidiary of NorthStar; and (ii) Partnership Merger Sub will merge with and into Griffin-American Operating Partnership, with Griffin-American Operating Partnership surviving the partnership merger.

Q:	What will Griffin-American common stockholders and Griffin-American Operating Partnership limited partners receive in the merger?

A:
At the effective time of the parent merger, each share of issued and outstanding Griffin-American common stock will be automatically converted into the right to receive: (i) a number of shares of NorthStar common stock equal to the quotient (the “exchange ratio”) determined by dividing $3.75 by the ten day VWAP; and (ii) $7.75 in cash, without interest (collectively, the “merger consideration”); provided, that if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is less than $16.00, the exchange ratio will be 0.2344, and if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is greater than $20.17, the exchange ratio will be 0.1859. In addition, at the effective time of the partnership merger, which will immediately follow the effective time of the parent merger, each partnership unit of Griffin-American Operating Partnership issued and outstanding immediately prior to the effective time of the partnership merger held by a limited partner of Griffin-American Operating Partnership (a “limited partnership unit”) will also be automatically converted into the right to receive the merger consideration. The merger consideration is net of any transaction fees or expenses to be paid in connection with the merger, including any fees to be paid to Griffin-American Healthcare REIT Advisor, LLC (the “Griffin-American Advisor”).

For example, if the NorthStar ten day VWAP is $17.24 (which was the closing price per share of NorthStar common stock on the New York Stock Exchange (the “NYSE”) on October 10, 2014), the exchange ratio will be .2175 shares of NorthStar common stock to be delivered for each share of Griffin-American common stock and each limited partnership unit of Griffin-American Operating Partnership, in addition to the $7.75 in cash to be paid for each Griffin-American share of common stock and each limited partnership unit of Griffin-American Operating Partnership. Accordingly, a holder of 100 shares of Griffin-American common stock or 100 limited partnership units of Griffin-American Operating Partnership would be entitled to receive 21 shares of NorthStar common stock, and cash consideration in lieu of a fraction of a share of NorthStar stock of $12.93, in addition to $775.00 for the cash component of the merger consideration. Because, in this example, the NorthStar ten day VWAP is between $16.00 and $20.17, the value of the stock consideration to be delivered to the Griffin-American Holder would be $3.75 (assuming the closing price per share of NorthStar common stock on the effective date of the merger also is $17.24). As noted above, if the ten day VWAP of NorthStar common stock is below $16.00, then the value of the stock consideration to be delivered for each share of Griffin-American common stock will be less than $3.75, and if the ten day VWAP of NorthStar common stock is above $20.17, the value of such stock consideration will be greater than $3.75. For further information see “The Merger Agreement-Consideration to be

Received in the Merger-Merger Consideration” below. No fractional shares will be issued in the merger, and cash will be paid in lieu thereof.
Examples of the potential effects of fluctuations in the ten day VWAP on the merger consideration are illustrated in the following table, based upon a range of hypothetical ten day VWAPs. The ten day VWAPs set forth in the following table have been included for illustrative purposes only. The ten day VWAP may be less than $16.00 or more than $20.17. We cannot assure you as to what the ten day VWAP will be or what the value of the NorthStar common stock to be issued in the merger will be at the effective time of the merger and the ten day VWAP at the effective time could be different than at the time of the special meetings.

Ten Day VWAP ($)	NorthStar Shares to be Issued(1)	Cash Consideration to be Received ($)	Total Value of Consideration Per Share($)(2)
$15.00	0.2344	$7.75	$11.27
$16.00	0.2344	$7.75	$11.50
$17.00	0.2206	$7.75	$11.50
$18.00	0.2083	$7.75	$11.50
$19.00	0.1974	$7.75	$11.50
$20.00	0.1875	$7.75	$11.50
$21.00	0.1859	$7.75	$11.65
_____________________

(1)	Represents shares of NorthStar common stock to be issued for every share of Griffin-American common stock and every limited partnership unit of Griffin-American Operating Partnership exchanged.

(2)
Represents the value of consideration per share of Griffin-American common stock and per limited partnership unit of Griffin-American Operating Partnership, which is the volume weighted average price per share of NorthStar common stock shown in the first column multiplied by the shares to be issued plus $7.75 in cash per Griffin-American share or Griffin-American Operating Partnership limited partnership unit. The calculation assumes that the price of NorthStar common stock at the effective time of the merger equals the ten day VWAP.

The following chart indicates the fluctuations in the closing stock prices of NorthStar common stock. All share prices in the table below are provided after giving effect to the one-for-two reverse stock split completed on June 30, 2014. Due to NorthStar’s internal reorganization and distribution of its asset management business to its stockholders in the form of shares of NSAM, a separate publicly traded company, each of which occurred on June 30, 2014, price ranges of NorthStar common stock on or prior to June 30, 2014 are not comparable to price ranges of NorthStar common stock after June 30, 2014.

	High	Low
October 1-10, 2014	$17.97	$17.24
Month ended	High	Low
September 30, 2014	$18.86	$17.15
August 31, 2014	$18.75	$16.14
July 31, 2014	$17.07	$16.10
June 30, 2014	$35.28	$32.64
May 30, 2014	$33.10	$31.06
April 30, 2014	$34.40	$29.34
March 31, 2014	$32.62	$31.00
February 28, 2014	$31.24	$28.28
January 31, 2014	$29.66	$27.36
December 31, 2013	$26.90	$19.34

Q:	How will NorthStar fund the cash portion of the merger consideration?

A:	NorthStar intends to pay the cash portion of the merger consideration and expenses related to the merger using a combination of the following resources:

•
Committed borrowings in the amount of $3.055 billion pursuant to a commitment letter with Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC and Column Financial, Inc. (the “Commitment Letter”); and

•	Cash available on hand.
NorthStar believes it will have sufficient cash proceeds to consummate the merger based on the sources described above. Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC and Column Financial, Inc. (collectively, the “Lenders”) have committed to provide a $3.055 billion term loan facility (the “Loan”) on the terms and subject to the conditions set forth in the Commitment Letter and the commitment fee and flex letter, each dated August 5, 2014. The obligations of the Lenders to provide financing under the Commitment Letter are subject to certain conditions, including, without limitation: (i) the negotiation, execution and delivery of definitive loan documentation for the Loan consistent with the Commitment Letter and otherwise reasonably satisfactory to the Lenders; (ii) a condition that there has not been a material adverse effect with respect to Griffin-American; (iii) the consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers thereof that are materially adverse to the Lenders unless consented to) concurrently with the funding of the Loan; (iv) the payment of applicable costs, fees and expenses; and (v) the delivery of certain customary closing documents (including, among other things, opinions from legal counsel). The principal amount of the Loan may be reduced if certain financial tests, such as a minimum net operating income, minimum debt service coverage ratio and maximum loan to value ratio (based on appraisals) are not satisfied. The Commitment Letter terminates on January 30, 2015.
For a more detailed discussion of the expected sources of financing for the merger, see “The Companies-Sources of Cash Consideration for the Merger”; “The Merger-Financing Related to the Merger”; and “Risk Factors-Risks Relating to the Merger-If NorthStar’s financing for the merger becomes unavailable, the merger may not be completed” below.

Q:	Why is NorthStar proposing the merger?

A:
Among other reasons, the NorthStar Board believes that the merger will benefit NorthStar, because it believes that the combined company creates a highly desirable healthcare portfolio with expected stable long-term cash flows. As a result of the merger, NorthStar expects to have an expanded ability to unlock asset and platform value through strategic transactions and have the potential to realize multiple expansion given the premium valuations afforded to diversified healthcare real estate investment trusts (“REITs”). The NorthStar Board also expects that the combined company will have enhanced dividend safety and growth potential and believes NorthStar will benefit from the expansion of tenant and operator relationships that are expected to result in embedded future acquisition and development opportunities. To review the reasons of the NorthStar Board for the merger in greater detail, see “The Merger-Recommendation of the NorthStar Board and Its Reasons for the Merger” below. Notwithstanding the foregoing, the merger poses risks to NorthStar and NorthStar may not realize the expected benefits of the merger. See “Risk Factors-Risks Relating to the Merger” below.

Q:	Why is Griffin-American proposing the merger?

A:
The board of directors of Griffin-American (the “Griffin-American Board”) is proposing the merger for various reasons, including that: the mix of cash and freely tradeable shares of NorthStar common stock to be received by the Griffin-American common stockholders allows the Griffin-American common stockholders to immediately realize fair value for their shares that is liquid and certain. To review the reasons of the Griffin-American Board for the merger in greater detail, see “The Merger-Recommendation of the Griffin-American Board and Its Reasons for the Merger.”

Q:	Why am I receiving this joint proxy statement/prospectus?

A:
The NorthStar Board and the Griffin-American Board are using this joint proxy statement/prospectus to solicit proxies of the common stockholders of each of NorthStar and Griffin-American in connection with the parent merger and the other transactions contemplated by the merger agreement. In addition, NorthStar is using this joint proxy statement/prospectus as a prospectus for Griffin-American Holders because NorthStar is offering shares of its common stock to be issued in exchange for shares of Griffin-American common stock and Griffin-American Operating Partnership limited partnership units.

In order to complete the merger, NorthStar common stockholders must vote to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement, and Griffin-American common stockholders must vote to approve the parent merger and the other transactions contemplated by the merger agreement.
NorthStar and Griffin-American will hold separate special meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the special meetings of the common stockholders of each of NorthStar and Griffin-American, and you should read it carefully. The enclosed voting materials allow you to vote your shares of NorthStar common stock and/or Griffin-American common stock, as applicable, without attending the applicable special meeting.

We encourage you to authorize your proxy as promptly as possible.

Q:	When and where is the special meeting of NorthStar common stockholders?

A:	NorthStar’s special meeting will be held at , on , 2014, commencing at , local time.

Q:	When and where is the special meeting of Griffin-American common stockholders?

A:	Griffin-American’s special meeting will be held at , on , 2014, commencing at , local time.

Q:	Who can vote at the NorthStar special meeting?

A:
All NorthStar common stockholders of record as of the close of business on October 14, 2014, the record date for determining stockholders entitled to notice of and to vote at NorthStar’s special meeting, are entitled to receive notice of and to vote at NorthStar’s special meeting. As of the record date, there were shares of NorthStar common stock outstanding and entitled to vote at the NorthStar special meeting, held by approximately holders of record. Each share of NorthStar common stock is entitled to one vote on each proposal presented at NorthStar’s special meeting.

Q:	Who can vote at the Griffin-American special meeting?

A:
All Griffin-American common stockholders of record as of the close of business on October 14, 2014, the record date for determining stockholders entitled to notice of and to vote at Griffin-American’s special meeting, are entitled to receive notice of and to vote at Griffin-American’s special meeting. As of the record date, there were shares of Griffin-American common stock issued and entitled to vote at the Griffin-American special meeting, held by approximately holders of record. Each share of Griffin-American common stock is entitled to one vote on each proposal presented at Griffin-American’s special meeting. Limited partners of Griffin-American Operating Partnership are not entitled to a vote on the partnership merger.

Q:	What constitutes a quorum for purposes of the Griffin-American special meeting?

A:
Griffin-American’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the Griffin-American special meeting on any matters shall constitute a quorum. Abstentions are treated as being present at the Griffin-American special meeting for purposes of determining whether a quorum is present. If you hold your shares in street name and do not provide your broker or other nominee with instructions and your broker or other nominee does not submit a proxy card or otherwise does not vote because the broker or other nominee lacks discretionary authority to vote the shares, your shares will not be counted for purposes of determining a quorum and they will have the same effect as a vote against the merger proposal and will have no effect on the adjournment proposal.

Q:	What constitutes a quorum for purposes of the NorthStar special meeting?

A:
NorthStar’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the NorthStar special meeting on any matter shall constitute a quorum. Abstentions are treated as being present at the NorthStar special meeting for purposes of determining whether a quorum is present. If you hold your shares in street name and do not provide your broker or other nominee with instructions and your broker or other nominee does not submit a proxy card or otherwise does not vote because the broker or other nominee lacks discretionary authority to vote the shares, your shares will not be counted for purposes of determining a quorum.

Q:	What vote is required to approve the proposals at NorthStar’s special meeting and Griffin-American’s special meeting?

A:
Approval of the proposal of NorthStar to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on such proposal. Approval of the proposal of NorthStar to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on such proposal.

Approval of the proposal of Griffin-American to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of shares of Griffin-American common stock entitled to cast a majority of all the votes entitled to be cast on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.
Your vote is important. We encourage you to authorize your proxy as promptly as possible.

Q:
If my shares of NorthStar common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of NorthStar common stock for me? What happens if I abstain or my broker does not vote my shares?

A:
Unless you instruct your broker or other nominee how to vote your shares of NorthStar common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of NorthStar common stock held in street name by returning a proxy card directly to NorthStar or by voting in person at NorthStar’s special meeting unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a NorthStar common stockholder, abstentions will be counted in determining the presence of a quorum. Abstentions will have the same effect as votes AGAINST the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining the presence of a quorum and will have no effect on either the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the proposal to approve the issuance of the shares of NorthStar common stock to Griffin-American Holders.

Q:
If my shares of Griffin-American common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of Griffin-American common stock for me? What happens if I do not vote for a proposal?

A:
Unless you instruct your broker or other nominee how to vote your shares of Griffin-American common stock held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Griffin-American common stock held in street name by returning a proxy card directly to Griffin-American or by voting in person at Griffin-American’s special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a Griffin-American common stockholder, abstentions will be counted in determining the presence of a quorum. Abstentions will have the same effect as votes AGAINST the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining the presence of a quorum. Failures to vote will have the same effect as votes AGAINST the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. Failures to vote will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.

Q:	When is the proposed transaction expected to close?

A:
The merger agreement provides that the parent merger will be consummated on the second business day following the date on which the last of the conditions in the merger agreement have been satisfied or waived, provided that NorthStar has the right to delay the closing of the parent merger until the earlier of thirty days after the Griffin-American special meeting of its stockholders or January 20, 2015 if certain regulatory consents are not obtained. For further information, see “The Merger Agreement-Regulatory Approvals in Connection with the Merger” below. The parties currently expect the merger to close during the fourth quarter of 2014, assuming that all of the conditions in the merger agreement are satisfied or waived. See “Risk Factors-Risks Relating to the Merger-Completion of the parent merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed, which could result in the requirement that NorthStar or Griffin-American pay certain termination fees or, in certain circumstances, damages to the other party.”

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed parent merger?

A:
The receipt of the merger consideration for each share of Griffin-American common stock pursuant to the merger agreement will be a taxable transaction for U.S. federal income tax purposes. Generally for U.S. federal income tax purposes, Griffin-American common stockholders will recognize gain or loss as a result of the parent merger measured by the difference, if any, between the merger consideration per share and the adjusted tax basis in that share. In addition, under certain circumstances, NorthStar may be required to withhold a portion of the merger consideration under applicable tax laws and NorthStar intends to withhold a portion of the merger consideration paid to non-U.S. common stockholders to the extent required under the Foreign Investment in Real Property Tax Act (“FIRPTA”). Tax matters can be complicated and the tax consequences of the parent merger to Griffin-American common stockholders will depend on their particular tax situations. We encourage Griffin-American common stockholders to consult their tax advisor regarding the tax consequences of the parent merger to them.

For further discussion of the material U.S. federal income tax consequences of the parent merger, see “Material U.S. Federal Income Tax Consequences-Material U.S. Federal Income Tax Consequences Related to Parent Merger.”

Q:	Where will my shares of NorthStar common stock be publicly traded?

A:
Shares of NorthStar’s common stock are currently traded on the NYSE under the symbol “NRF.” NorthStar will apply to have the shares of NorthStar common stock to be issued in the merger also listed on the NYSE upon the consummation of the merger. We anticipate that upon the consummation of the merger, the shares of NorthStar common stock issued in the merger will trade on the NYSE under the symbol “NRF.”

Q:	Are Griffin-American common stockholders entitled to appraisal rights?

A:	No. Griffin-American common stockholders are not entitled to exercise appraisal rights in connection with the merger. See “No Appraisal Rights” below.

Q:	How does the NorthStar Board recommend that NorthStar common stockholders vote?

A:
The NorthStar Board has unanimously: (i) determined that each of the merger agreement and the merger, is advisable for, fair to and in the best interests of NorthStar and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and (iii) recommended that the NorthStar common stockholders approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.

The NorthStar Board unanimously recommends that NorthStar common stockholders vote FOR the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. For a more complete description of the recommendation of NorthStar Board, see “The Merger-Recommendation of the NorthStar Board and Its Reasons for the Merger” below.

Q:	How does the Griffin-American Board recommend that Griffin-American common stockholders vote?

A:
The Griffin-American Board, following the recommendation of its special committee consisting of all of the independent directors of Griffin-American (the “Special Committee”), has unanimously: (i) approved the merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the merger agreement and (ii) determined and declared that the parent merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Griffin-American and directed that the parent merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of Griffin-American’s common stockholders.

The Griffin-American Board unanimously recommends that Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the Griffin-American special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. For a more complete description of the recommendation of the Griffin-American Board, see “The Merger-Recommendation of the Griffin-American Board and Its Reasons for the Merger” below.

Q:	Do any of NorthStar’s executive officers or directors have interests in the merger that may differ from those of NorthStar common stockholders?

A:
Some of NorthStar’s directors and its executive officers have interests in the merger that are different from, or in addition to, their interests as NorthStar common stockholders. The NorthStar Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that NorthStar common stockholders vote FOR the proposal to approve the merger and the other transactions contemplated by the merger agreement. For a description of these interests, refer to the section entitled “The Merger-Interests of NorthStar’s Directors and Executive Officers in the Merger” below.

Q:	Do any of Griffin-American’s executive officers or directors have interests in the merger that may differ from those of Griffin-American common stockholders?

A:
Some of Griffin-American’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Griffin-American common stockholders generally. The Special Committee was aware of and considered these interests, among other matters, in evaluating the merger agreement and the parent merger, and in recommending that the Griffin-American Board recommend that the Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. For a description of these interests, refer to the section entitled “The Merger-Interests of Griffin-American’s Directors and Executive Officers in the Merger” below.

Q:	How will NorthStar common stockholders be affected by the merger and share issuance?

A:
After the consummation of the merger, each NorthStar stockholder will continue to own the shares of NorthStar common stock that the stockholder held immediately prior to the merger. As a result of the merger, each NorthStar stockholder will own shares in a significantly larger company with more assets. However, because NorthStar will be issuing new shares of NorthStar common stock to Griffin-American Holders in the merger, each outstanding share of NorthStar common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of NorthStar common stock outstanding after the consummation of the merger.

Q:	What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed pre-addressed postage-paid envelope or, if available, by authorizing your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of NorthStar common stock or Griffin-American common stock will be represented and voted at NorthStar’s special meeting or Griffin-American’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.
The method by which you authorize a proxy will in no way limit your right to vote at NorthStar’s special meeting or Griffin-American’s special meeting if you later decide to attend the meeting in person. However, if your shares of NorthStar common stock and/or Griffin-American common stock, as applicable, are held in the name of a broker or other nominee, you must obtain a “legal proxy,” executed in your favor, from your broker or other nominee, to be able to vote in person at NorthStar’s special meeting or Griffin-American’s special meeting. Obtaining a legal proxy may take several days.

Q:	Do I need to do anything with my stock certificates now?

A:
No. You should not submit your stock certificates at this time. After the parent merger is completed, if you hold shares representing Griffin-American common stock, the exchange agent for NorthStar will send you a letter of transmittal and instructions for exchanging your shares of Griffin-American common stock for the merger consideration. If you are a NorthStar stockholder, you do not need to do anything with your stock certificate before or after the merger.

If you hold shares of Griffin-American common stock in book-entry form, you are not required to take any action with your book-entry shares. After the parent merger is completed, the exchange agent for NorthStar will also send you a letter of transmittal and instructions for exchanging your book-entry shares of Griffin-American common stock for the merger consideration.

Q:	How will my proxy be voted?

A:
All shares of NorthStar common stock entitled to vote and represented by properly completed proxies received prior to NorthStar’s special meeting, and not revoked, will be voted at NorthStar’s special meeting as instructed on the proxies. If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how your shares of NorthStar common stock should be voted on a matter, the shares of NorthStar common stock represented by your proxy will be voted as the NorthStar Board recommends and therefore FOR the approval of the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining the presence of a quorum and will have no effect on either the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the proposal to approve the issuance of the shares of NorthStar common stock to Griffin-American Holders.
All shares of Griffin-American common stock entitled to vote and represented by properly completed proxies received prior to Griffin-American’s special meeting, and not revoked, will be voted at Griffin-American’s special meeting as instructed on the proxies. If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how your shares of Griffin-American common stock should be voted on a matter, the shares of Griffin-American common stock represented by your properly executed proxy will be voted as the Griffin-American Board recommends and therefore FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining the presence of a quorum. Failures to vote will have the same effect as a vote AGAINST the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. Failures to vote will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at NorthStar’s special meeting or Griffin-American’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•
by sending a written notice to the Secretary of NorthStar or the Secretary of Griffin-American, as applicable, at the address set forth below, in time to be received before NorthStar’s special meeting or Griffin-American’s special meeting, as applicable, stating that you would like to revoke your proxy;

•
by completing, signing and dating another proxy card and returning it by mail in time to be received before NorthStar’s special meeting or Griffin-American’s special meeting, as applicable, or by authorizing a later dated proxy by the Internet or telephone in which case your later-authorized proxy will be recorded and your earlier proxy revoked; or

•
by attending NorthStar’s special meeting and/or Griffin-American’s special meeting, as applicable, and voting in person. Simply attending NorthStar’s special meeting or Griffin-American’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of NorthStar common stock or Griffin-American common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What should I do if I receive more than one set of voting materials for NorthStar’s special meeting and/or Griffin-American’s special meeting?

A:
You may receive more than one set of voting materials for NorthStar’s special meeting and/or Griffin-American’s special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of NorthStar common stock and/or Griffin-American common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of NorthStar common stock and/or Griffin-American common stock. If you are a holder of record and your shares of NorthStar common stock or Griffin-American common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please authorize your proxy by telephone, facsimile or over the Internet.

Q:	What happens if I am a stockholder of both NorthStar and Griffin-American?

A:
You will receive separate proxy cards for each of NorthStar and Griffin-American and you must complete, sign and date each proxy card and return each proxy card in the appropriate pre-addressed postage-paid envelope or, if available, by authorizing a proxy by one of the other methods specified in your proxy card or voting instruction card for each of NorthStar and Griffin-American.

Q:	Who can answer my questions?

A:
If you have any questions about the merger or how to authorize your proxy, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

NorthStar Realty Finance Corp. Attention: Secretary 399 Park Avenue, 18th Floor New York, New York 10022 (212) 547-2600 www.nrfc.com	Griffin-American Healthcare REIT II, Inc. Attention: Secretary 18191 Von Karman Avenue, Suite 300, Irvine, California 92612 (949) 270-9200 www.healthcarereit2.com
You can also contact the proxy solicitors hired by NorthStar and Griffin-American as follows:

NorthStar: MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (212) 929-5500 (800) 322-2885	Griffin-American: Boston Financial Data Services, Inc. Proxy Tabulator P.O. Box 55909 Boston, MA 02205-5909 1-855-844-8650
NorthStar has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the NorthStar Special Meeting and NorthStar estimates it will pay MacKenzie a fee of up to approximately $20,000 for the services to be performed. NorthStar has also agreed to reimburse MacKenzie for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify MacKenzie against certain losses, costs and expenses. In addition to mailing the proxy solicitation material, NorthStar’s directors and executive officers may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to NorthStar’s directors and executive officers for such services.
Griffin-American has engaged Boston Financial Data Services, Inc. (“Boston Financial”) to assist in the solicitation of proxies for the Griffin-American Special Meeting and Griffin-American estimates it will pay Boston Financial a fee of approximately $124,000 for the services to be performed. Griffin-American has also agreed to reimburse Boston Financial for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Boston Financial against certain losses, costs and expenses. In addition to mailing the proxy solicitation material, Griffin-American’s directors and executive officers and the representatives of the Griffin-American Advisor may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Griffin-American’s directors and executive officers and the representatives of the Griffin-American Advisor for such services.

Q:	Will NorthStar and Griffin-American continue to pay distributions prior to the effective time of the parent merger?

A:
Yes. The merger agreement permits the Griffin-American Board to authorize and pay a regular daily dividend, payable monthly in accordance with past practice, for the period up to the closing date of the parent merger (including any portion of any month in which the closing of the merger occurs) at a rate not to exceed an annual rate of $0.68 per share of Griffin-American common stock. The merger agreement also permits the NorthStar Board to authorize and pay dividends: (i) at a rate not to exceed 100% of NorthStar’s cash available for distribution (“CAD”) in respect of NorthStar common stock; (ii) $0.54688 per share of the NorthStar Series A Preferred Stock; (iii) $0.51563 per share of NorthStar Series B Preferred Stock; (iv) $0.55469 per share of NorthStar Series C Preferred Stock; (v) $0.53125 per share of NorthStar Series D Preferred Stock; and (vi) $0.54688 per share of NorthStar Series E Preferred Stock.

SUMMARY
The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated by the merger agreement, NorthStar and Griffin-American encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. NorthStar and Griffin-American encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about NorthStar that has been filed with the SEC. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference” below.
The Companies
NorthStar Realty Finance Corp.
NorthStar is a diversified commercial real estate investment company. It invests in multiple asset classes across commercial real estate, or CRE, that it expects will generate attractive risk-adjusted returns and may take the form of acquiring real estate, originating or acquiring senior or subordinate loans, as well as pursuing opportunistic CRE investments, both in the United States and internationally. NorthStar seeks to generate stable cash flow for distribution to its stockholders through its diversified portfolio of CRE assets and in turn build long-term franchise value. Effective June 30, 2014, NorthStar operates a commercial real estate debt business but is otherwise externally managed and advised by an affiliate of NSAM. NorthStar is a Maryland corporation and completed its initial public offering in October 2004. NorthStar conducts its operations so as to continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes.
NorthStar’s common stock is traded on the NYSE under the symbol “NRF.” Its principal executive office is located at 399 Park Avenue, 18th Floor, New York, New York 10022 and its phone number is (212) 547-2600.
Recent NorthStar Developments
On August 13, 2014, NorthStar issued an aggregate of 3,686,234 shares of its common stock upon exchange by certain holders of $33 million principal amount of NorthStar’s 5.375% Exchangeable Senior Notes due 2033.
Griffin-American Healthcare REIT II, Inc.
Griffin-American was formed as a Maryland corporation on January 7, 2009. Griffin-American invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. Griffin-American has also strategically originated loans and may acquire secured loans and other real estate-related investments. Griffin-American also operates healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure. Griffin-American generally seeks investments that produce current income. Griffin-American qualified and elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) beginning with its taxable year ended December 31, 2010.
Griffin-American was initially capitalized on February 4, 2009. Griffin-American commenced an initial public offering (“the initial offering”) of shares of Griffin-American common stock on August 24, 2009, which was terminated on February 14, 2013, and commenced a follow-on public offering (the “follow-on offering”) on February 14, 2013, which was terminated on October 30, 2013.
Griffin-American conducts substantially all of its operations through Griffin-American Operating Partnership. Effective January 7, 2012, Griffin-American became externally advised by Griffin-American Healthcare REIT Advisor, LLC (the “Griffin-American Advisor”), pursuant to the advisory agreement between Griffin-American and Griffin-American Advisor (the “Advisory Agreement”). The Griffin-American Advisor delegates advisory duties to Griffin-American Healthcare REIT Sub-Advisor, LLC (the “Griffin-American Sub-Advisor”) pursuant to a sub-advisory agreement with the Griffin-American Sub-Advisor. The Griffin-American Sub-Advisor is jointly owned by American Healthcare Investors LLC (“American Healthcare Investors”) and Griffin Capital Corporation (“Griffin Capital” and together with American Healthcare Investors, the “Griffin-American co-sponsors”).
Griffin-American currently operates through five reportable business segments - medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing-RIDEA. Its headquarters are located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612 and its telephone number is (949) 270-9200.

The Combined Company
Following the closing of the merger, NorthStar will have approximately $10 billion of owned real estate, representing approximately 75% of its assets on a pro forma basis and NorthStar will continue to pursue a strategy of acquiring diversified commercial real estate investments that produce attractive risk adjusted returns. The following charts present the composition of NorthStar’s overall real estate portfolio by asset class and geographic diversification, based on cost, on a pro forma basis, giving effect to the merger:
NorthStar believes the merger will create a best in class healthcare real estate portfolio with substantial size, stability and diversification. On a pro forma basis, NorthStar’s portfolio of healthcare assets will be located throughout the United States and the United Kingdom and will be diversified by asset class as reflected in the chart below. In addition, the following table graph presents the lease maturities in NorthStar’s net lease and healthcare portfolio on a pro forma basis, after giving effect to the merger.

Healthcare Portfolio, by Property Type(1)	Lease Maturity, by NOI(2)

_________________________
(1) Based on net cash flow.
(2) Does not include leases in NorthStar’s multifamily and manufactured housing portfolios due to the short-term nature of such leases.
NorthStar further believes the merger will create a healthcare portfolio that produces a stable long-term cash flow stream and will enhance the safety and predictability of its dividend while maintaining opportunities for growth. The merger will expand NorthStar’s relationships with tenants and operators within the current Griffin-American network and, as has been its experience in the past, NorthStar expects these relationships to produce future acquisition and development opportunities. Finally, the merger expands NorthStar’s ability to unlock asset and enterprise value through strategic transactions that it may consider in the future.
Summary of Business
NorthStar’s primary businesses following the merger will be consistent with its primary businesses before the merger and are summarized as follows:

•
Real Estate - NorthStar’s real estate business concentrates on various types of investments in commercial real estate located throughout the United States that include healthcare, manufactured housing communities, hotel, net lease and multifamily properties. In addition, NorthStar’s real estate business includes PE Investments (as described further below) diversified by property type and geography.

•	Healthcare - NorthStar’s healthcare properties will constitute 58.2% of its owned real estate following the merger and are described in more detail above.

•	Manufactured Housing - NorthStar’s manufactured housing communities portfolio focuses on owning pad rental sites located throughout the United States.

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Hotel - NorthStar’s hotel portfolio is a geographically diverse portfolio primarily comprised of extended stay hotels and premium branded select service hotels located primarily in major metropolitan markets with the majority affiliated with top hotel brands.

•	Net Lease - NorthStar’s net lease properties, outside of its healthcare portfolio, are primarily office, industrial and retail properties typically under net leases to corporate tenants.

•	Multifamily - NorthStar’s multifamily portfolio primarily focuses on owning properties located in suburban markets that are best suited to capture the formation of new households.

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PE Investments - NorthStar’s real estate business also includes investments (directly or indirectly in joint ventures) owning limited partnership interests in real estate private equity funds (“PE Investments”) managed by institutional quality sponsors and diversified by property type and geography.

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Commercial Real Estate Debt - NorthStar’s CRE debt business is focused on originating, structuring, acquiring and managing senior and subordinate debt investments secured primarily by commercial real estate and includes first mortgage loans, subordinate interests, mezzanine loans and preferred equity interests. NorthStar may from time to time take title to collateral in connection with a CRE debt investment as real estate owned (“REO”), which would be included in its CRE debt business.

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Commercial Real Estate Securities - NorthStar’s CRE securities business is predominantly comprised of N-Star CDO bonds and N-Star CDO equity of its deconsolidated N-Star CDOs and includes other securities which are mostly conduit commercial mortgage-backed securities (“CMBS”), meaning each asset is a pool backed by a large number of commercial real estate loans. NorthStar also invests in opportunistic CRE securities such as an investment in a “B-piece” CMBS.

NorthStar has the ability to invest in a broad spectrum of commercial real estate assets and seeks to provide attractive risk-adjusted returns. Its ability to invest across the CRE market creates complementary and overlapping sources of investment opportunities based upon common reliance on real estate fundamentals and application of similar portfolio management skills to maximize value and to protect capital. Additionally, NorthStar may pursue opportunistic investments across all of its business lines including CRE equity and debt investments. Examples of opportunistic investments include PE Investments, strategic joint ventures and repurchasing its collateralized debt obligations (“CDO”) bonds at a discount to their principal amount.
NorthStar’s financing strategy focuses on match funding its assets and liabilities by having similar maturities and like-kind interest rate benchmarks (fixed or floating) to manage refinancing and interest rate risk. In terms of its CRE debt and securities investments and its real estate portfolio, NorthStar pursues a variety of financing arrangements such as securitization financing transactions, credit facilities, mortgage notes and other term borrowings. The amount of NorthStar’s borrowings depends upon the nature and credit quality of its assets, the structure of its financings and where possible, NorthStar seeks to limit its reliance on recourse borrowings. NorthStar’s real estate portfolio is predominantly financed with non-recourse, non-mark-to-market mortgage notes.
NorthStar believes that it maintains a competitive advantage through a combination of deep industry relationships and access to market leading CRE credit underwriting and capital markets expertise which enables it to manage credit risk across its business lines as well as to structure and finance its assets efficiently. NorthStar’s ability to invest across the spectrum of commercial real estate investments allows it to take advantage of complementary and overlapping sources of investment opportunities based on a common reliance on CRE fundamentals and application of similar underwriting and asset management skills as it seeks to maximize stockholder value and to protect its capital.
The Merger and the Merger Agreement
Subject to the terms and conditions of the merger agreement, on the closing date, Griffin-American will merge with and into Merger Sub, with Merger Sub surviving the parent merger as a direct wholly owned subsidiary of NorthStar, and

Partnership Merger Sub will merge with and into Griffin-American Operating Partnership, with Griffin-American Operating Partnership surviving the partnership merger. At the time of closing the merger, NorthStar may sell an approximately 10% stake of the portfolio it is acquiring in the merger to one or more companies managed by NSAM, or to a third party.
At the effective time of the parent merger, each share of Griffin-American common stock issued and outstanding immediately prior to the effective time of the parent merger will be automatically converted into the right to receive: (i) a number of shares of NorthStar common stock equal to the quotient determined by dividing $3.75 by the ten day VWAP of NorthStar common stock at the effective time of the parent merger (the “exchange ratio”); and (ii) $7.75 in cash, without interest (collectively, the “merger consideration”); provided, that if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is less than $16.00, the exchange ratio will be 0.2344, and if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is greater than $20.17, the exchange ratio will be 0.1859. In addition, at the effective time of the partnership merger, which will immediately follow the effective time of the parent merger, each limited partnership unit of Griffin-American Operating Partnership issued and outstanding immediately prior to the effective time of the partnership merger will also be automatically converted into the right to receive the merger consideration. No fractional shares of NorthStar common stock will be issued, and cash will be paid in lieu thereof.
A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. NorthStar and Griffin-American encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the merger.
Financing Related to the Merger
The merger is not conditioned upon NorthStar having received any financing at or prior to the closing date. In connection with the merger and the transactions contemplated by the merger agreement, NorthStar has entered into the Commitment Letter with the Lenders, pursuant to which the Lenders have committed to provide the Loan on the terms and subject to the conditions set forth in the Commitment Letter. The obligations of the Lenders to provide financing under the Commitment Letter are subject to certain conditions, including, without limitation: (i) the negotiation, execution and delivery of definitive loan documentation for the Loan consistent with the Commitment Letter and otherwise reasonably satisfactory to the Lenders; (ii) a condition that there has not been a material adverse effect with respect to Griffin-American; (iii) the consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers thereof that are materially adverse to the Lenders unless consented to) concurrently with the funding of the Loan; (iv) the payment of applicable costs, fees and expenses; and (v) the delivery of certain customary closing documents (including, among other things, opinions from legal counsel). The principal amount of the Loan may be reduced if certain financial tests, such as a minimum net operating income, minimum debt service coverage ratio and maximum loan to value ratio (based on appraisals) are not satisfied.
The Commitment Letter terminates on January 30, 2015.
For more information regarding the financing related to the merger, see “The Merger Agreement-Financing Related to the Merger.”
Recommendation of the NorthStar Board
The NorthStar Board has unanimously: (i) determined that each of the merger agreement and the merger is advisable for, fair to and in the best interests of NorthStar and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and (iii) recommended that the NorthStar common stockholders approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
The NorthStar Board unanimously recommends that NorthStar common stockholders vote FOR the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders partners pursuant to the merger agreement.
Recommendation of the Griffin-American Board
The Special Committee has unanimously: (i) determined that the parent merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Griffin-American; and (ii) recommended the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American Board. The Griffin-American Board, following the recommendation of the Special Committee, has unanimously: (i) approved the merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the merger agreement and (ii) determined and declared that the parent merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Griffin-American and directed that the parent merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of Griffin-American’s common stockholders.
The Griffin-American Board unanimously recommends that Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the Griffin-American special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
Summary of Risk Factors Related to the Merger
You should consider carefully all the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions are described under the caption “Risk Factors-Risks Relating to the Merger” below. The principal risks relating to the merger include the following:

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Completion of the merger is subject to a number of conditions and if these conditions are not satisfied or waived, the merger will not be completed, which could result in the requirement that NorthStar or Griffin-American pay certain termination fees or, in certain circumstances, damages to the other party.

•	The pendency of the merger could adversely affect the business and operations of NorthStar and Griffin-American.

•	NorthStar and Griffin-American common stockholders’ ownership will be diluted by the merger.

•	If NorthStar’s financing for the merger becomes unavailable, the merger may not be completed.

•
The merger agreement contains provisions that could discourage a potential competing acquirer of Griffin-American or could result in any competing proposal being at a lower price than it might otherwise be.

•	If the merger is approved, the date on which Griffin-American common stockholders will receive the merger consideration is uncertain.
Stockholders Entitled to Vote; Vote Required
NorthStar
Holders of shares of NorthStar common stock at the close of business on October 14, 2014, or NorthStar’s record date, are entitled to notice of, and to vote at, NorthStar’s special meeting. On NorthStar’s record date, there were shares of NorthStar common stock outstanding and entitled to vote at NorthStar’s special meeting, held by approximately holders of record. Each share of NorthStar common stock is entitled to one vote on each proposal to be voted on at NorthStar’s special meeting.
At NorthStar’s special meeting, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting shall constitute a quorum. Abstentions will be counted in determining whether a quorum is present at NorthStar’s special meeting. Failures to vote, which include failure to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present.
Approval of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement requires the affirmative vote of holders of a majority of the votes cast on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement also requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
See “The NorthStar Special Meeting-Abstentions and Failures to Vote” for a description of the effect of abstentions and failures to vote with respect to the above proposals.
Your vote is very important. You are encouraged to authorize your proxy to vote your shares as promptly as possible. If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how your shares of NorthStar common stock should be voted on a matter, the shares of NorthStar common stock represented by your proxy will be voted as the NorthStar Board recommends and therefore FOR the approval of the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement, and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. If you are a “street name” holder and you do not provide voting instructions to your broker or other nominee, your shares of NorthStar common stock will NOT be voted at the meeting, will not be counted towards the presence of a quorum and will have no effect on either the proposal to issue shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
Griffin-American
Griffin-American common stockholders who owned shares of Griffin-American common stock at the close of business on October 14, 2014, or Griffin-American’s record date, are entitled to notice of, and to vote at, Griffin-American’s special meeting. On Griffin-American’s record date, there were                  shares of Griffin-American common stock issued and entitled to vote at Griffin-American’s special meeting, held by approximately                  holders of record.
At Griffin-American’s special meeting, the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the meeting on any matter constitutes a quorum. Abstentions will be counted in determining whether a quorum is present at Griffin-American’s special meeting. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining whether a quorum is present at Griffin-American’s special meeting.
Approval of the proposal of Griffin-American to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of shares of Griffin-American common stock entitled to cast a majority of all the votes entitled to be cast on such proposal. The approval of the proposal to adjourn Griffin-American’s special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.
See “The Griffin-American Special Meeting-Abstentions and Failures to Vote” below for a description of the effect of abstentions and failures to vote with respect to the above proposals.
Your vote is very important. You are encouraged to authorize your proxy to vote your shares as promptly as possible. If you are a stockholder of record and you properly sign, date and return a proxy card, but do not indicate how your shares of Griffin-American common stock should be voted on a matter, the shares of Griffin-American common stock represented by your properly executed proxy will be voted as the Griffin-American Board recommends and therefore FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. If you are a “street name” holder and you do not provide voting instructions to your broker or other nominee, your shares of Griffin-American common stock will NOT be voted at the meeting, will not be counted towards the presence of a quorum, will have the same effect as a vote AGAINST the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
Opinion of NorthStar’s Financial Advisor
On August 4, 2014, at a meeting of the NorthStar Board held to evaluate the proposed parent merger, UBS Securities LLC (“UBS”) delivered to the NorthStar Board an oral opinion, which opinion was confirmed by delivery of a written opinion, dated August 5, 2014, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in its opinion, the consideration to be paid by NorthStar in the merger was fair, from a financial point of view, to NorthStar.
The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Holders of NorthStar common stock are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of the NorthStar Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the consideration to be paid by NorthStar in the merger, and does not address any other aspect of the merger or any related transaction. UBS’ opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available to NorthStar or NorthStar’s underlying business decision to effect the merger or any related transaction. UBS’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any related transaction.
See “The Merger-Opinion of NorthStar’s Financial Advisor.”
Opinions of Griffin-American’s Special Committee’s Financial Advisors
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”)
In connection with the merger, BofA Merrill Lynch, one of Griffin-American’s financial advisors, delivered to the Special Committee a written opinion, dated August 5, 2014, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Griffin-American common stock (other than NorthStar, Merger Sub, Partnership Merger Sub, the Griffin-American Advisor and their respective affiliates). The full text of the written opinion, dated August 5, 2014, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Special Committee (in its capacity as such) for the benefit and use of the Special Committee in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Griffin-American or in which Griffin-American might engage or as to the underlying business decision of Griffin-American to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.
See “The Merger-Opinions of Griffin-American’s Special Committee’s Financial Advisors-Opinion of BofA Merrill Lynch.”
Opinion of Robert A. Stanger & Co., Inc. (“Stanger”)
In connection with the merger, Stanger, one of Griffin-American’s financial advisors, delivered to the Special Committee a written opinion, dated August 5, 2014, as to the fairness, from a financial point of view that as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in the opinion, of the merger consideration to be received by holders of Griffin-American common stock pursuant to the merger agreement. The full text of Stanger's written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference herein in its entirety. Stanger’s opinion was provided for the benefit of the Special Committee for its information and use in connection with the evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger or any related transactions.
See “The Merger-Opinions of Griffin-American’s Special Committee’s Financial Advisors-Opinion of Stanger.”
Stock Ownership of Directors and Executive Officers of NorthStar
At the close of business on October 10, 2014, the directors and executive officers of NorthStar and their affiliates held and were entitled to vote 3,119,795 shares of NorthStar common stock, collectively representing approximately 1.41% of the shares of NorthStar common stock outstanding and entitled to vote on that date. The directors and executive officers of NorthStar have each indicated that they expect to vote FOR the proposal to approve the issuance of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
Stock Ownership of Directors and Executive Officers of Griffin-American
At the close of business on October 10, 2014, the directors and the executive officers of Griffin-American and their affiliates held 1,237,037 shares of Griffin-American common stock (including restricted shares of common stock of Griffin-American), collectively representing less than 1% of the shares of Griffin-American common stock issued and entitled to vote on that date. On October 14, 2014, Griffin-American’s record date, there were                   shares of Griffin-American common stock issued and entitled to vote at Griffin-American’s special meeting, held by approximately                  holders of record.

Interests of NorthStar’s Directors and Executive Officers in the Merger
In considering the recommendation of the NorthStar Board to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement, NorthStar common stockholders should be aware that executive officers and directors of NorthStar have certain interests in the merger that may be different from, or in addition to, the interests of NorthStar common stockholders generally. These interests relate to NorthStar's external manager, NSAM. On June 30, 2014, NorthStar spun off its asset management business into a newly-formed publicly traded company, NSAM. Some of the directors and all of the executive officers of NSAM are also directors and executive officers of NorthStar, each with certain ownership interests in both companies. As a result of the spin-off, an affiliate of NSAM provides asset management and other services to NorthStar pursuant to a long-term asset management agreement (the “Management Agreement”). The Management Agreement provides for NorthStar to pay to NSAM certain base and incentive fees that will likely increase as a result of the merger, including a base management fee equal to 1.5% per annum of the sum of cumulative net proceeds of all equity issued by NorthStar after December 10, 2013. Increases in these fees would increase the value of NSAM’s directors’ and executive officers’ ownership interests in NSAM.
These interests may create potential conflicts of interest. The NorthStar Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transaction contemplated by the merger agreement.
Interests of Griffin-American’s Directors and Executive Officers in the Merger
In considering the recommendation of the Griffin-American Board to approve the parent merger and the other transactions contemplated by the merger agreement, Griffin-American common stockholders should be aware that Griffin-American’s directors and executive officers have certain interests in the parent merger that may be different from, or in addition to, the interests of Griffin-American common stockholders generally. These interests may create potential conflicts of interest. The Griffin-American Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the parent merger and the other transactions contemplated by the merger agreement. These interests include the following:

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Under Griffin-American Operating Partnership’s Amended and Restated Limited Partnership Agreement (the “Griffin-American Operating Partnership Agreement”), the Griffin-American Advisor will be entitled to a subordinated distribution from Griffin-American Operating Partnership, or the Merger Termination Amount, upon the termination or non-renewal of the Advisory Agreement with the Griffin-American Advisor in connection with the merger. Under a sub-advisory agreement between the Griffin-American Advisor and the Griffin-American Sub-Advisor, the Griffin-American Advisor has agreed to the payment of the Merger Termination Amount to the Griffin-American Sub-Advisor, which is jointly owned by the Griffin-American co-sponsors. Certain of Griffin-American’s executive officers and directors are officers and directors of, and own interests in, American Healthcare Investors. The amount of the Merger Termination Amount is estimated to be approximately $43,730,632 based on a calculation as of October 13, 2014.

•
In connection with the merger, all outstanding shares of restricted common stock of Griffin-American under its 2009 incentive plan, whether or not vested, will become immediately vested and canceled in exchange for the right to receive, for each share of restricted stock so canceled, an amount equal to the merger consideration. As of October 10, 2014, 149,040 shares of Griffin-American restricted common stock were held by Griffin-American’s independent directors.

•
Under the merger agreement, subject to certain exceptions, NorthStar has agreed to, among other things, honor and fulfill following the closing of the merger (i) the indemnification provisions contained in Griffin-American’s corporate governance documents in effect as of the date of the merger agreement and (ii) all existing indemnification agreements of Griffin-American, to the individuals covered by such corporate governance documents or indemnification agreements, or the covered persons, arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the completion of the merger. NorthStar has further agreed to provide, subject to certain exceptions, additional indemnification and insurance coverage to the covered persons as set forth in the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger-Interests of Griffin-American’s Directors and Executive Officers in the Merger” below. The Griffin-American Board was aware of the different or additional interests described herein and considered these interests along with other matters in approving the parent merger and the other transactions contemplated by the merger agreement.

Listing of Shares of NorthStar Common Stock
Approval of the listing on the NYSE of the shares of NorthStar common stock to be issued to Griffin-American Holders pursuant to the merger agreement is a condition to each party’s obligation to complete the merger, subject only to official notice of issuance. If the merger is completed, shares of Griffin-American common stock will be deregistered under the Exchange Act.
No Stockholder Appraisal Rights in the Merger
Neither NorthStar common stockholders nor Griffin-American common stockholders are entitled to exercise appraisal rights in connection with the merger. See “No Appraisal Rights” below.
Conditions to Completion of the Merger
A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

•	the approval by NorthStar’s stockholders of the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement;

•	the approval by Griffin-American’s stockholders of the parent merger and the other transactions contemplated by the merger agreement;

•	the absence of an injunction or law prohibiting the merger;

•	the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part;

•	the approval for listing on the NYSE of the shares of NorthStar common stock to be issued to Griffin-American Holders pursuant to the merger agreement, subject to official notice of issuance;

•
the accuracy of all representations and warranties made by the parties in the merger agreement and performance by the parties of their obligations under the merger agreement (subject in each case to certain materiality standards);

•	the absence of any material adverse effect with respect to any party; and

•	the receipt of a legal opinion from NorthStar’s and Griffin-American’s respective legal counsel regarding such party’s qualification as a REIT.
Neither NorthStar nor Griffin-American can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur.
For more information regarding the conditions to the consummation of the merger and a complete list of such conditions, see “The Merger Agreement-Conditions to Completion of the Merger” and “Risk Factors-Risks Relating to the Merger-Completion of the merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed, which could result in the requirement that NorthStar or Griffin-American pay certain termination fees or, in certain circumstances, damages to the other party.”
Regulatory Approvals in Connection with the Merger
The merger may implicate certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Additionally, the merger may require certain regulatory approvals with respect to the licensing of certain facilities. NorthStar and Griffin-American are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. It is possible, however, that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, NorthStar and Griffin-American have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.

No Solicitation and Change in Recommendation
Under the merger agreement, Griffin-American has agreed not to, and to cause its subsidiaries not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing acquisition proposal; (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any other person information in connection with, or for the purpose of facilitating or assisting, any proposal or offer that constitutes, or would reasonably be expected to lead to, a competing acquisition proposal; (iii) enter into any contract (including any letter of intent or agreement in principle) with respect to a competing acquisition proposal; or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute.
However, prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by Griffin-American common stockholders, Griffin-American may, under certain specified circumstances, engage in discussions or negotiations with and provide non-public information regarding itself to a third party making an unsolicited, written competing acquisition proposal. Under the merger agreement, Griffin-American is required to notify NorthStar promptly if it receives any competing acquisition proposal or inquiry or any request for non-public information in connection with a competing acquisition proposal.
Before the approval of the parent merger and the other transactions contemplated by the merger agreement by Griffin-American common stockholders, the Griffin-American Board may, under certain specified circumstances, withdraw its recommendation of the parent merger and terminate the merger agreement to enter into an alternative acquisition proposal with respect to a competing acquisition proposal that is superior to the parent merger if the Griffin-American Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law.
For more information regarding the limitations on Griffin-American and the Griffin-American Board to consider other proposals, see “The Merger Agreement-Covenants and Agreements-Non-Solicitation.”
Termination
Griffin-American and NorthStar may mutually agree to terminate the merger agreement before completing the merger, even after approval of the Griffin-American common stockholders or approval of NorthStar common stockholders.
In addition, either Griffin-American or NorthStar may decide to terminate the merger agreement if:

•	the merger is not consummated by January 30, 2015 (so long as the terminating party is not at fault);

•	there is a final, non-appealable order or injunction prohibiting the merger;

•	the Griffin-American common stockholders fail to approve the parent merger and the other transactions contemplated by the merger agreement; or

•	the NorthStar common stockholders fail to approve the issuance of shares of NorthStar common stock to Griffin-American Holders in connection with the merger.
Griffin-American may also decide to terminate the merger agreement if:

•
NorthStar has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of Griffin-American’s conditions to consummation of the merger and NorthStar does not cure such breach within a specified period;

•
all the mutual conditions and NorthStar’s conditions to closing the merger have been satisfied or waived and the merger has not been completed within two business days of delivery of written notice by Griffin-American that it is ready to complete the merger; or

•	Griffin-American enters into an alternative acquisition agreement with respect to a superior proposal or the Griffin-American Board has made an adverse recommendation change.
NorthStar may terminate the merger agreement if:

•
Griffin-American has breached in any material respect any of its representations, warranties, covenants or agreements in the merger agreement that would, or would reasonably be expected to, result in a failure of

NorthStar’s conditions to consummation of the merger and Griffin-American does not cure such breach within a specified period; or

•	the Griffin-American Board has made an adverse recommendation change.
For more information regarding the rights of Griffin-American and NorthStar to terminate the merger agreement, see “The Merger Agreement-Termination of the Merger Agreement.”
Break-up Fees and Expenses
Generally, all fees and expenses incurred in connection with the merger and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. Additionally, the merger agreement provides for the payment of a break-up fee by Griffin-American of $102.0 million in certain circumstances; the merger agreement also provides that NorthStar may be obligated to pay a reverse break-up fee of $153.0 million or $35.0 million in certain other circumstances.
For more information regarding break-up fees, see “The Merger Agreement-Termination of the Merger Agreement- Termination Payment; Break Up Fees.”
Material U.S. Federal Income Tax Consequences of the Merger
The receipt of the applicable merger consideration for each share of Griffin-American common stock pursuant to the parent merger will be a taxable transaction for U.S. federal income tax purposes. Generally for U.S. federal income tax purposes, Griffin-American common stockholders will recognize gain or loss as a result of the parent merger measured by the difference, if any, between the merger consideration per share and the adjusted tax basis in that share. In addition, under certain circumstances, NorthStar may be required to withhold a portion of the merger consideration under applicable tax laws and NorthStar intends to withhold a portion of the merger consideration paid to non-U.S. common stockholders to the extent required under FIRPTA. Tax matters can be complicated, and the tax consequences of the parent merger to Griffin-American common stockholders will depend on their particular tax situations. Griffin-American common stockholders are encouraged to consult their tax advisor regarding the tax consequences of the parent merger to them.
For further discussion of the material U.S. federal income tax consequences of the parent merger, see “Material U.S. Federal Income Tax Consequences-Material U.S. Federal Income Tax Consequences Related to the Parent Merger” below.
Accounting Treatment of the Merger
In accordance with U.S. generally accepted accounting principles (“U.S. GAAP” or “GAAP”), NorthStar will account for the merger using the purchase method of accounting for a business combination with NorthStar treated as the acquirer of Griffin-American. Under such accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date at their respective fair value and added to those of NorthStar. Any excess of purchase price over the fair value will be recorded as goodwill.
Comparison of Rights of NorthStar Common Stockholders and Griffin-American Common Stockholders
At the effective time of the merger, Griffin-American Holders will receive shares of NorthStar common stock as part of their merger consideration and will become stockholders of NorthStar. Accordingly, their rights will be governed by NorthStar’s charter and bylaws and the laws of the State of Maryland. NorthStar’s charter and bylaws contain provisions that are different from Griffin-American’s charter and bylaws in various ways.
For a summary of certain differences between the rights of NorthStar common stockholders and the rights of Griffin-American common stockholders, see “Comparison of Rights of NorthStar Common Stockholders and Griffin-American Common Stockholders” below.
Selected Historical Financial Information of NorthStar
The following selected historical financial information for each of the years during the five-year period ended December 31, 2013 and the selected balance sheet data as of December 31, 2013, 2012, 2011, 2010 and 2009 have been derived from NorthStar’s audited consolidated financial statements contained in its Annual Report on Form 10-K filed with the SEC on February 28, 2014, which have been adjusted for discontinued operations and have been incorporated by reference into this joint proxy statement/prospectus. The selected historical financial information as of and for the six months ended June 30, 2014 has been derived from NorthStar’s unaudited condensed consolidated financial statements contained in NorthStar Realty's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 which has been incorporated into this joint proxy statement/prospectus. Interim results for the six months ended and as of June 30, 2014 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2014.
Five Year Comparison - NorthStar
June 30, 2014

	Six Months Ended	Years Ended December 31,
	June 30, 2014	2013	2012	2011	2010	2009
Operating Data:	(Unaudited)	(Dollars in thousands)
Net interest income on debt and securities	$148,157	$265,837	$335,496	$355,921	$273,727	$126,342
Total other revenues	190,266	240,847	114,308	109,402	115,974	92,073
Total expenses	302,278	368,655	240,076	289,887	391,708	279,629
Income (loss) from operations	36,145	138,029	209,728	175,436	(2,007)	(61,214)
Income (loss) from continuing operations	(176,883)	(77,559)	(257,718)	(234,173)	(376,944)	(144,253)
Income (loss) from discontinued operations (1)	(6,711)	(10,351)	(17,450)	(25,551)	(15,144)	(6,122)
Net income (loss)	(183,594)	(87,910)	(273,089)	(242,526)	(389,560)	(136,576)
Net income (loss) attributable to NorthStar Realty Finance Corp.	$(208,527)	$(137,453)	$(288,587)	$(263,014)	$(395,466)	$(151,208)
Income (loss) per share from continuing operations (2)	$(1.21)	$(1.2)	$(4.36)	$(5.67)	$(9.99)	$(4.53)
Income (loss) per share from discontinued operations (1) (2)	$(0.04)	$(0.1)	$(0.28)	$(0.57)	$(0.40)	$(0.18)
Dividends per share of common stock (2)	$1.00	$1.70	$1.32	$0.92	$0.80	$0.80

(1)	Primarily represents income (loss) from the operations of NorthStar Realty Finance Corp.’s asset management business which was spun-off on June 30, 2014.

(2)	Adjusted for the one-for-two reverse split completed on June 30, 2014.

	June 30,	December 31,
	2014	2013	2012	2011	2010	2009
Balance Sheet Data:	(Unaudited)	(Dollars in thousands)
Cash and cash equivalents	$452,149	$635,990	$444,927	$144,508	$125,439	$138,928
Operating real estate, net	4,276,135	2,369,505	1,390,546	1,089,449	938,062	978,902
Real estate debt investments, net	1,236,221	1,031,078	1,832,231	1,710,582	1,821,764	1,936,482
Investments in private equity funds, at fair value	550,141	586,018	—	—	—	—
Investments in unconsolidated ventures	208,434	142,340	111,025	96,143	99,992	38,299
Real estate securities, available for sale	956,628	1,052,320	1,124,668	1,473,305	1,691,054	336,220
Total assets	8,368,846	6,360,050	5,513,778	5,006,437	5,151,991	3,669,564
Total borrowings	5,044,120	3,342,071	3,790,072	3,509,126	3,416,939	2,042,222
Total liabilities	5,411,620	3,662,587	4,182,914	3,966,823	3,779,478	2,210,924
Preferred stock	939,166	697,352	504,018	241,372	241,372	241,372
Total equity	2,957,226	2,697,463	1,330,864	1,039,614	1,277,691	1,363,818
Selected Historical Financial Information of Griffin-American
The following selected historical financial information as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 is derived from Griffin-American’s audited consolidated financial statements included in this joint proxy statement/prospectus. The selected historical financial information as of December 31, 2011, 2010 and 2009, and for the year ended December 31, 2010 and for the period from January 7, 2009, or Griffin-American’s date of inception, through December 31, 2009 is derived from Griffin-American’s audited consolidated financial statements which are not included in this joint proxy statement/prospectus. The selected historical financial information as of June 30, 2014 and for the six months ended June 30, 2014 is derived from Griffin-American’s unaudited consolidated financial statements included in this joint proxy statement/prospectus.
The following selected historical financial information should be read with Griffin-American’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Griffin-American’s consolidated financial statements and the notes thereto, included in this joint proxy statement/prospectus. Griffin-American’s historical results are not necessarily indicative of results for any future period. Griffin-American had limited results of operations for the period from Griffin-American’s date of inception through December 31, 2009 and for the year ended December 31, 2010, and therefore, Griffin-American’s results of operations for the years ended December 31, 2013, 2012, 2011 and 2010 and for the period from Griffin-American’s date of inception through December 31, 2009 are not comparable.
The following tables present summarized consolidated financial information, including balance sheet information, statement of operations information, and statement of cash flows information, derived from Griffin-American’s consolidated financial statements:

		December 31,
	June 30, 2014	2013	2012	2011	2010	2009
Balance Sheet:
Total assets	$3,047,243,000	$2,928,726,000	$1,454,629,000	$499,152,000	$203,996,000	$13,809,000
Mortgage loans payable, net	$320,643,000	$329,476,000	$291,052,000	$80,466,000	$58,331,000	$—
Lines of credit	$217,300,000	$68,000,000	$200,000,000	$—	$11,800,000	$—
Stockholders' equity	$2,343,346,000	$2,383,025,000	$860,307,000	$397,357,000	$125,240,000	$13,283,000

	Six Months Ended	Years Ended December 31,				Period from January 7, 2009 (Date of Inception) through December 31,
	June 30, 2014	2013	2012	2011	2010	2009
Statement of Operations:
Total revenues	$185,378,000	$204,403,000	$100,728,000	$40,457,000	$8,682,000	$—
Net income (loss)	$9,589,000	$9,065,000	$(63,244,000)	$(5,774,000)	$(7,423,000)	$(282,000)
Net income (loss) attributable to controlling interest	$9,579,000	$9,051,000	$(63,247,000)	$(5,776,000)	$(7,424,000)	$(281,000)
Net income (loss) per common share attributable to controlling interest — basic and diluted(1)	$0.03	$0.05	$(0.85)	$(0.19)	$(0.99)	$(1.51)
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$78,590,000	$42,748,000	$23,462,000	$9,264,000	$(2,881,000)	$(40,000)
Net cash used in investing activities	$(149,873,000)	$(1,437,605,000)	$(730,304,000)	$(223,689,000)	$(186,342,000)	—
Net cash provided by financing activities	$64,380,000	$1,337,919,000	$756,843,000	$253,089,000	$181,468,000	$13,813,000
Other:
Distributions declared	$98,654,000	$135,900,000	$49,346,000	$20,037,000	$4,866,000	$—
Distributions declared per share	$0.34	$0.68	$0.66	$0.65	$0.66	$—
Funds from operations(2)	$77,441,000	$85,154,000	$(24,851,000)	$9,040,000	$(3,837,000)	$(281,000)
Modified funds from operations(2)	$79,099,000	$109,266,000	$44,987,000	$17,577,000	$2,909,000	$(263,000)
Normalized modified funds from operations(2)	$79,099,000	$109,266,000	$49,219,000	$17,577,000	$2,909,000	$(263,000)
Net operating income(3)	$119,075,000	$161,016,000	$79,597,000	$32,127,000	$6,481,000	$—

(1)
Net income (loss) per common share is based upon the weighted average number of shares of Griffin-American common stock outstanding. Distributions by Griffin-American of its current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholders’ basis in the shares of Griffin-American common stock to the extent thereof (a return of capital for tax purposes) and, thereafter, as taxable gain. These distributions in excess of earnings and profits will have the effect of deferring taxation of the distributions until the sale of the stockholders’ common stock.

(2)	Funds from Operations, Modified Funds from Operations and Normalized Modified Funds from Operations:
Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which Griffin-American believes to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to Griffin-American's net income (loss) as determined under GAAP.
Griffin-American defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White

Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Griffin-American’s FFO calculation complies with NAREIT’s policy described above.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, which is the case if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or as requested or required by lessees for operational purposes in order to maintain the value disclosed. Griffin-American believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, Griffin-American believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist, and if the carrying, or book value, exceeds the total estimated undiscounted future cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset an impairment charge would be recognized. Testing for impairment charges is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that Griffin-American intends to have a relatively limited term of operations, it could be difficult to recover any impairment charges through the eventual sale of the property.
Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, Griffin-American believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, provides a more complete understanding of its performance to investors and to its management, and when compared year over year, reflects the impact on Griffin-American’s operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).
However, FFO and modified funds from operations, or MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating Griffin-American’s operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.
Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses, as items that are expensed as operating expenses under GAAP. Griffin-American believes these fees and expenses do not affect its overall long-term operating performance. Publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start up entities may also experience significant acquisition activity during their initial years, Griffin-American believes that publicly registered, non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. Griffin-American will use the proceeds raised in its offerings to acquire properties, and intends to begin the process of achieving a liquidity event (i.e., listing of Griffin-American shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of Griffin-American’s assets, or another similar transaction) within five years after the completion of its offering stage, which is generally comparable to other publicly registered, non-listed REITs. Thus, Griffin-American does not intend to continuously purchase assets and intends to have a limited life. Due to the above factors and other unique features of publicly registered, non-listed REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-listed REITs and which Griffin-American believes to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-listed REIT having the characteristics described above. MFFO is not equivalent to Griffin-American’s net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if Griffin-American does not continue to operate with a limited life and targeted exit strategy, as currently intended. Griffin-American believes that, because MFFO excludes acquisition fees and expenses that affect its operations only in periods in which properties are acquired and that it considers more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of Griffin-American’s operating performance after the period in which it is acquiring properties and once its portfolio is in place. By providing MFFO, Griffin-American believes it is presenting useful information that assists investors and analysts to better assess the sustainability of its operating performance after its offering stage has been completed and its properties have been acquired. Griffin-American also believes that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-listed REIT industry. Further, Griffin-American believes MFFO is useful in comparing the sustainability of its operating performance after its offering stage and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of Griffin-American’s operating performance after its offering stage has been completed and properties have been acquired, as it excludes acquisition fees and expenses that have a negative effect on Griffin-American’s operating performance during the periods in which properties are acquired.
Griffin-American defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized. Griffin-American is responsible for managing interest rate, hedge and foreign exchange risk, and it does not rely on another party to manage such risk. Inasmuch as interest rate and foreign currency rate hedges are not a fundamental part of Griffin-American’s operations, Griffin-American believes it is appropriate to exclude such gains and losses in calculating MFFO, as such gains and losses are based on market fluctuations and may not be directly related or attributable to Griffin-American’s operations.
Griffin-American’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, Griffin-American excludes acquisition related expenses (which includes gains and losses on contingent consideration), amortization of above and below market leases, amortization of closing costs and origination fees, fair value adjustments of derivative financial instruments, gains or losses on foreign currency transactions, gains or losses from the extinguishment of debt, change in deferred rent receivables and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to Griffin-American for the six months ended June 30, 2014, for the years ended December 31, 2013, 2012, 2011, and 2010 and for the period from Griffin-American’s date of inception through December 31, 2009. Acquisition fees and expenses are paid in cash by Griffin-American, and Griffin-American has not set aside or put into escrow any specific amount of proceeds from its offerings to be used to fund acquisition fees and expenses. The purchase of real estate and real estate-related investments, and the corresponding expenses associated with that process, is a key operational feature of Griffin-American’s business plan in order to generate operating revenues and cash flows to make distributions to its stockholders. However, Griffin-American does not intend to fund acquisition fees and expenses in the future from operating revenues and cash flows, nor from the sale of properties and subsequent re-deployment of capital and concurrent incurring of acquisition fees and expenses. Acquisition fees and expenses include payments to the Griffin-American Advisor Entities (defined below) or their affiliates and third parties. Such fees and expenses will not be reimbursed by the Griffin-American Advisor Entities or their affiliates and third parties, and therefore if there are no further proceeds from the sale of shares of Griffin-American's common stock to fund future acquisition fees and expenses, such fees and expenses will need to be paid from either additional debt, operational earnings or cash flows, net proceeds from the sale of properties, or from ancillary cash flows. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by Griffin-American, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, Griffin-American may pay acquisition fees or reimburse acquisition expenses due to the Griffin-American Advisor Entities and their affiliates, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or Griffin-American may incur additional interest expense as a result of borrowed funds. Nevertheless, the Griffin-American Advisor Entities or their affiliates will not accrue any claim on Griffin-American assets if acquisition fees and expenses are not paid from the proceeds of the offerings.
Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, Griffin-American views fair value adjustments of derivatives and gains and losses from dispositions of assets as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.
Griffin-American uses MFFO and the adjustments used to calculate it in order to evaluate its performance against other publicly registered, non-listed REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if Griffin-American does not continue to operate in this manner. Griffin-American believes that its use of MFFO and the adjustments used to calculate it allow Griffin-American to present its performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of Griffin-American’s offerings and other financing sources and not from operations. By excluding expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to Griffin-American’s current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, Griffin-American believes MFFO provides useful supplemental information.
Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of Griffin-American’s performance, as an alternative to cash flows from operations, which is an indication of Griffin-American’s liquidity, or indicative of funds available to fund its cash needs including Griffin-American’s ability to make distributions to its stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of Griffin-American’s performance. MFFO has limitations as a performance measure in offerings such as the offerings where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed.

FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.
Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that Griffin-American uses to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-listed REIT industry and Griffin-American would have to adjust its calculation and characterization of FFO or MFFO.
In addition, Griffin-American is presenting normalized MFFO, or Normalized MFFO, to adjust MFFO for the costs associated with the purchase during the third quarter of 2012 from an unaffiliated third party of the rights to any subordinated distribution that may have been owed to Griffin-American’s former sponsor. Griffin-American believes that adjusting for the purchase of the subordinated distribution provides useful information because such payment may not be reflective of on-going operations. For a further discussion of the subordinated distribution purchase, see “Griffin-American Healthcare REIT II, Inc.-Griffin-American’s Management’s Discussion and Analysis-Results of Operations-Subordinated Distribution Purchase.”

The following is a reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to FFO, MFFO and Normalized MFFO for the six months ended June 30, 2014, for the years ended December 31, 2013, 2012, 2011 and 2010 and for the period from Griffin-American’s date of inception through December 31, 2009:

	Six Months Ended	Years Ended December 31,				Period from January 7, 2009 (Date of Inception) through December 31,
	June 30, 2014	2013	2012	2011	2010	2009
Net income (loss)	$9,589,000	$9,065,000	$(63,244,000)	$(5,774,000)	$(7,423,000)	$(282,000)
Add:
Depreciation and amortization — consolidated properties	67,927,000	76,188,000	38,407,000	14,826,000	3,591,000	—
Less:
Net (income) loss attributable to noncontrolling interests	(10,000)	(14,000)	(3,000)	(2,000)	(1,000)	1,000
Depreciation and amortization related to noncontrolling interests	(65,000)	(85,000)	(11,000)	(10,000)	(4,000)	—
FFO	$77,441,000	$85,154,000	$(24,851,000)	$9,040,000	$(3,837,000)	$(281,000)
Acquisition related expenses(1)	$2,743,000	$25,501,000	$75,608,000	$10,389,000	$7,099,000	$18,000
Amortization of above and below market leases(2)	864,000	1,910,000	1,283,000	298,000	79,000	—
Amortization of closing costs and origination fees(3)	78,000	107,000	15,000	—	—	—
(Gain) loss in fair value of derivative financial instruments(4)	(75,000)	(344,000)	(24,000)	366,000	143,000	—
Foreign currency and derivative loss(4)(5)	9,904,000	11,312,000	—	—	—
Loss (gain) on extinguishment of debt(6)	26,000	(127,000)	35,000	44,000	—	—
Change in deferred rent receivables(7)	(11,880,000)	(14,224,000)	(7,081,000)	(2,562,000)	(576,000)	—
Adjustments for noncontrolling interests(8)	(2,000)	(23,000)	2,000	2,000	1,000	—
MFFO	$79,099,000	$109,266,000	$44,987,000	$17,577,000	$2,909,000	$(263,000)
Subordinated distribution purchase(9)	—	—	4,232,000	—	—	—
Normalized MFFO	$79,099,000	$109,266,000	$49,219,000	$17,577,000	$2,909,000	$(263,000)
Weighted average common shares outstanding — basic and diluted	$292,474,061	$199,793,355	$74,122,982	$30,808,725	$7,471,184	$186,330
Net income (loss) per common share — basic and diluted	$0.03	$0.05	$(0.85)	$(0.19)	$(0.99)	$(1.51)
FFO per common share — basic and diluted	$0.26	$0.43	$(0.34)	$0.29	$(0.51)	$(1.51)
MFFO per common share — basic and diluted	$0.27	$0.55	$0.61	$0.57	$0.39	$(1.41)
Normalized MFFO per common share — basic and diluted	$0.27	$0.55	$0.66	$0.57	$0.39	$(1.41)

(1)
In evaluating investments in real estate, Griffin-American differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, Griffin-American believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of Griffin-American’s properties. Acquisition fees and expenses include payments to Grubb & Ellis Healthcare REIT II Advisor LLC (the “Griffin-American former advisor”), the Griffin-American Advisor Entities or their affiliates and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under

GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by Griffin-American, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.

(2)
Under GAAP, above and below market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, Griffin-American believes that by excluding charges relating to the amortization of above and below market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)
Under GAAP, direct loan origination fees and costs are amortized over the term of the notes receivable as an adjustment to the yield on the notes receivable. This may result in income recognition that is different than the contractual cash flows under the notes receivable. By adjusting for the amortization of the closing costs and origination fees related to Griffin-American’s real estate notes receivable, MFFO may provide useful supplemental information on the realized economic impact of the notes receivable terms, providing insight on the expected contractual cash flows of such notes receivable, and aligns results with Griffin-American’s analysis of operating performance.

(4)
Under GAAP, Griffin-American is required to record its derivative financial instruments at fair value at each reporting period. Griffin-American believes that adjusting for the change in fair value of its derivative financial instruments is appropriate because such adjustments may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of Griffin-American’s derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(5)	Griffin-American believes that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.

(6)
Griffin-American believes that adjusting for the gain or loss on extinguishment of debt provides useful information because such gain or loss on extinguishment of debt may not be reflective of on-going operations.

(7)
Under GAAP, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). This may result in income recognition that is significantly different than the underlying contract terms. By adjusting for the change in deferred rent receivables, excluding the impact of foreign currency translation adjustments, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with Griffin-American’s analysis of operating performance.

(8)	Includes all adjustments to eliminate the noncontrolling interests’ share of the adjustments described in Notes (1) - (7) to convert Griffin-American’s FFO to MFFO.

(9)	Griffin-American believes that adjusting for the purchase of the subordinated distribution provides useful information because such payment may not be reflective of on-going operations.

(3)	Net Operating Income:
Net operating income is a non-GAAP financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, subordinated distribution purchase, acquisition related expenses, depreciation and amortization, interest expense, foreign currency and derivative loss, interest income and income tax benefit. Griffin-American believes that net operating income is useful for investors as it provides an accurate measure of the operating performance of Griffin-American’s operating assets because net operating income excludes certain items that are not associated with the management of the properties. Additionally, Griffin-American believes that net operating income is a widely accepted measure of comparative operating performance in the real estate community. However, Griffin-

American’s use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.
The following is a reconciliation of net income (loss), which is the most directly comparable GAAP financial measure, to net operating income for the six months ended June 30, 2014 and for the years ended December 31, 2013, 2012, 2011 and 2010 and for the period from Griffin-American’s date of inception through December 31, 2009:

	Six Months Ended	Years Ended December 31,				Period from January 7, 2009 (Date of Inception) through December 31,
	June 30, 2014	2013	2012	2011	2010	2009
Net income (loss)	$9,589,000	$9,065,000	$(63,244,000)	$(5,774,000)	$(7,423,000)	$(282,000)
General and administrative	19,890,000	22,519,000	11,067,000	5,992,000	1,670,000	268,000
Subordinated distribution purchase	—	—	4,232,000	—	—	—
Acquisition related expenses	2,743,000	25,501,000	75,608,000	10,389,000	7,099,000	18,000
Depreciation and amortization	67,927,000	76,188,000	38,407,000	14,826,000	3,591,000	—
Interest expense	10,463,000	17,765,000	13,542,000	6,711,000	1,559,000	—
Foreign currency and derivative loss	9,904,000	11,312,000	—	—	—	—
Interest income	(4,000)	(329,000)	(15,000)	(17,000)	(15,000)	(4,000)
Income tax benefit	(1,437,000)	(1,005,000)	—	—	—	—
Net operating income	$119,075,000	$161,016,000	$79,597,000	$32,127,000	$6,481,000	$—

NORTHSTAR REALTY FINANCE CORP.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 is presented as if the merger occurred on June 30, 2014.  At the effective time of the merger, each share of Griffin-American common stock issued and outstanding immediately prior to the effective time of the parent merger will be automatically converted into the right to receive the merger consideration (as described above). In addition, at the effective time of the partnership merger, which will immediately follow the effective time of the parent merger, each limited partnership unit of Griffin-American Operating Partnership issued and outstanding immediately prior to the effective time of the partnership merger will also be automatically converted into the right to receive the merger consideration. No fractional shares of NorthStar common stock will be issued and cash will be paid in lieu thereof.
In connection with the merger, NorthStar entered into the Commitment Letter pursuant to which the Lenders have committed to provide a $3.055 billion term loan facility (the “Loan”), subject to certain conditions, including, without limitation: (i) the negotiation, execution and delivery of definitive loan documentation for the Loan consistent with the Commitment Letter and otherwise reasonably satisfactory to the Lenders; (ii) a condition that there has not been a material adverse effect with respect to Griffin-American; (iii) the consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers thereof that are materially adverse to the Lenders unless consented to) concurrently with the funding of the Loan; (iv) the payment of applicable costs, fees and expenses; and (v) the delivery of certain customary closing documents (including, among other things, opinions from legal counsel).  The principal amount of the Loan may be reduced if certain financial tests, such as a minimum net operating income, minimum debt service coverage ratio and maximum loan to value ratio (based on appraisals) are not satisfied.  The Commitment Letter terminates on January 30, 2015.
In addition, in connection with the merger, NorthStar plans to repay the outstanding debt of Griffin-American contemporaneous with the closing of the merger.
The following unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2014 and year ended December 31, 2013 are presented as if the following occurred on January 1, 2013: (i) NorthStar completed the merger; (ii) NorthStar completed the spin-off of NorthStar’s asset management business into a separate publicly-traded company, NSAM; (iii) NorthStar acquired a manufactured housing portfolio comprised of 71 communities containing approximately 17,000 pad rental sites (“MH2 Portfolio”) for an aggregate purchase price of $865 million; (iv) NorthStar acquired a $1.05 billion healthcare real estate portfolio comprised of over 8,500 beds across 38 senior housing and 42 skilled nursing facilities (“Formation Portfolio”); and (v) NorthStar acquired a $1.1 billion hotel portfolio in June 2014, consisting of 47 upscale extended stay hotels and premium branded select service hotels with approximately 6,100 rooms (“Innkeepers Portfolio”) (collectively, “the transactions”). The Innkeepers Portfolio was part of a 51 hotel portfolio initially owned by a joint venture between Cerberus Capital Management and Chatham Lodging Trust (“Chatham”), with 47 of the hotels being acquired through a joint venture between NorthStar and Chatham and the remaining four hotels being acquired by Chatham (“Silicon Valley Portfolio”).
The allocation of the assets acquired and liabilities assumed and issued in connection with the merger is reflected in these unaudited pro forma condensed consolidated financial statements and has been based upon preliminary estimates of the fair value of assets acquired and liabilities assumed. A final determination of the fair value of the acquired assets will be based on the valuation of the tangible and intangible assets and liabilities of Griffin-American that exist as of the date of completion of the acquisition, if the acquisition is completed. Consequently, amounts preliminarily allocated to tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented and could result in a material change in amortization of tangible and intangible assets and liabilities. The fair value is a preliminary estimate and may be adjusted within one year of the proposed acquisition in accordance with U.S. GAAP.
This unaudited pro forma condensed consolidated financial information should be read in connection with the historical consolidated financial statements and notes thereto included in NorthStar’s Annual Report on Form 10-K for year ended December 31, 2013, as amended, and NorthStar’s Quarterly Report on Form 10-Q for the six months ended June 30, 2014 and is not necessarily indicative of what the actual financial position or results of operations would have been had NorthStar completed the transactions as of the beginning of the period presented, nor is it necessarily indicative of future results.  In the opinion of NorthStar’s management, the pro forma condensed consolidated financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the transactions.

						Pro Forma
	Six Months Ended June 30, 2014 (1)	Pro Forma Adjustments (2)	Griffin-American Historical (3)	Merger Related Adjustments		Six Months Ended June 30, 2014

Net interest income
Interest income	$154,546	$—	$778	$—		$155,324
Interest expense on debt and securities	6,389	—	—	—		6,389
Net interest income on debt and securities	148,157	—	778	—		148,935

Other revenues
Rental and escalation income	147,201	17,484	144,425	(11,606)	(4)	297,504
Resident fee and hotel income	37,586	132,132	40,175	—		209,893
Other revenue	5,479	—	4	—		5,483
Total other revenues	190,266	149,616	184,604	(11,606)		512,880
Expenses
Other interest expense	83,913	26,146	10,538	60,683	(5)	181,280
Real estate properties – operating expenses	73,629	89,794	66,303	(156)	(6)	229,570
Asset management fee expense	—	—	11,373	60,727	(7)	72,100
Other expenses	930	—	—	—		930
Transaction costs	39,760	(27,206)	2,743	—	(8)	15,297
Provision for loan losses, net	2,719	—	—	—		2,719
General and administrative expenses
Salaries and related expense	20,720	—	—	—		20,720
Equity-based compensation expense	11,784	—	293	(293)	(9)	11,784
Other general and administrative expenses	8,102	227	6,787	(6,787)	(9)	8,329
Total general and administrative expenses	40,606	227	7,080	(7,080)		40,833
Depreciation and amortization	60,721	28,224	67,927	(8,836)	(10)	148,036
Total expenses	302,278	117,185	165,964	105,338		690,765
Income (loss) from operations	36,145	32,431	19,418	(116,944)		(28,950)
Equity in earnings (losses) of unconsolidated ventures	63,172	—	—	—		63,172
Unrealized gain (loss) on investments and other	(198,945)	(1,729)	(9,829)	9,829	(11)	(200,674)
Realized gain (loss) on investments and other	(45,832)	—	—	—		(45,832)
Gain (loss) from deconsolidation of N-Star CDOs	(31,423)	—	—	—		(31,423)
Income (loss) from continuing operations	(176,883)	30,702	9,589	(107,115)		(243,707)
Income (loss) from discontinued operations	(6,711)	—	—	—		(6,711)
Net income (loss)	(183,594)	30,702	9,589	(107,115)		(250,418)
Net (income) loss attributable to non-controlling interests	6,248	(2,571)	(10)	1,748	(12)	5,415
Preferred stock dividends	(31,181)	—	—	—		(31,181)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(208,527)	$28,131	$9,579	$(105,367)		$(276,184)
Net income (loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(1.25)					$(1.21)	(13)

							Pro Forma
	Year Ended December 31, 2013 (1)	NSAM (14)	Pro Forma Adjustments(2)	Griffin-American Historical (3)	Merger Related Adjustments		Year Ended December 31, 2013

Net interest income
Interest income	$303,989	$—	$171	$535	$—		$304,695
Interest expense on debt and securities	38,152	—	—	—	—		38,152
Net interest income on debt and securities	265,837	—	171	535	—		266,543

Other revenues
Rental and escalation income	235,492	—	76,163	201,561	(14,337)	(4)	498,879
Commission income	62,572	(62,572)	—	—	—		—
Advisory and other fees - related party	27,301	(26,633)	—	—	—		668
Resident fee and hotel income	—	—	320,338	2,307	—		322,645
Other revenue	5,420	(733)	454	329	—		5,470
Total other revenues	330,785	(89,938)	396,955	204,197	(14,337)		827,662
Expenses
Other interest expense	140,507	—	73,838	18,109	124,332	(5)	356,786
Real estate properties – operating expenses	73,668	—	227,461	43,387	(352)	(6)	344,164
Asset management fee expense	—	—	—	13,751	103,404	(7)	117,155
Commission expense	57,325	(57,325)	—	—	—		—
Other expenses	4,703	—	—	—	—		4,703
Transaction costs	12,464	—	(2,153)	25,501	—	(8)	35,812
Impairment on operating real estate	—	—	—	—	—		—
Provision for loan losses, net	(8,786)	—	—	—	—		(8,786)
General and administrative expenses
Salaries and equity-based compensation expense	64,726	(26,521)	—	133	(133)	(9)	38,205
Other general and administrative expenses	22,511	(6,497)	254	7,630	(7,630)	(9)	16,268
Total general and administrative expenses	87,237	(33,018)	254	7,763	(7,763)		54,473
Depreciation and amortization	93,470	—	80,553	76,188	41,995	(10)	292,206
Total expenses	460,588	(90,343)	379,953	184,699	261,616		1,196,513
Income (loss) from operations	136,034	405	17,173	20,033	(275,953)		(102,308)
Equity in earnings (losses) of unconsolidated ventures	85,477	—	—	—	—		85,477
Other income (loss)	38	—	—	—	—		38
Unrealized gain (loss) on investments and other	(34,977)	—	(742)	(15,421)	15,421	(11)	(35,719)
Realized gain (loss) on investments and other	33,676	—	(8,863)	4,453	(4,453)	(11)	24,813
Gain (loss) from deconsolidation of N-Star CDOs	(299,802)	—	—	—	—		(299,802)
Income (loss) from continuing operations	(79,554)	405	7,568	9,065	(264,985)		(327,501)
Income (loss) from discontinued operations	(8,356)	(405)	(2,730)	—	—		(11,491)
Net income (loss)	(87,910)	—	4,838	9,065	(264,985)		(338,992)
Net (income) loss attributable to non-controlling interests	5,973	—	348	(14)	6,845	(12)	13,152
Preferred stock dividends	(55,516)	—	—	—	—		(55,516)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(137,453)	$—	$5,186	$9,051	$(258,140)		$(381,356)
Net income (loss) per common share attributable to NorthStar Realty Finance Corp. common stockholders (basic/diluted)	$(0.65)						$(2.28)	(13)

	June 30, 2014 (15)	Griffin-American Historical (16)	Merger Related Adjustments		Pro Forma June 30, 2014
Assets
Cash and cash equivalents	$452,149	$30,878	$—		$483,027
Restricted cash	265,160	16,345	(16,126)	(17)	265,379
Operating real estate, net	4,276,135	2,641,620	1,000,147	(18)	7,917,902
Real estate debt investments, net	1,236,221	29,210	31,746	(19)	1,297,177
Investments in private equity funds, at fair value	550,141	—	—		550,141
Investments in and advances to unconsolidated ventures	208,434	—	—		208,434
Real estate securities, available for sale	956,628	—	—		956,628
Receivables, net of allowance	45,918	10,110	(1,593)		54,435
Receivables, related parties	1,997	—	—		1,997
Unbilled rent receivable	16,303	36,531	(36,531)	(20)	16,303
Derivative assets, at fair value	2,068	—	—		2,068
Deferred costs and intangible assets, net	154,180	279,898	177,684	(21)	611,762
Assets of properties held for sale	51,809	—	—		51,809
Other assets	151,703	2,651	(531)		153,823
Total assets	$8,368,846	$3,047,243	$1,154,796		$12,570,885

Liabilities
Mortgage and other notes payable	$3,606,585	$320,643	$2,734,357	(17)	$6,661,585
CDO bonds payable	399,772	—	—		399,772
Securitization bonds payable	82,372	—	—		82,372
Credit facilities	101,168	217,300	(158,330)	(17)	160,138
Senior notes	481,118	—	—		481,118
Exchangeable senior notes	151,750	—	—		151,750
Junior subordinated notes, at fair value	221,445	—	—		221,445
Accounts payable and accrued expenses	113,404	52,285	(18,684)	(22)	147,005
Escrow deposits payable	109,049	—	—		109,049
Derivative liabilities, at fair value	23,807	27,249	(27,249)	(11)	23,807
Liabilities of properties held for sale	28,962	—	—		28,962
Other liabilities	92,188	84,283	(54,344)	(23)	122,127
Total liabilities	5,411,620	701,760	2,475,750		8,589,130

Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock	939,166	—	—		939,166
Common stock	1,886	2,933	(2,321)	(24)	2,498
Additional paid-in capital	2,939,195	2,667,638	(1,566,950)	(24)	4,039,883
Retained earnings (accumulated deficit)	(1,067,970)	(366,901)	290,130	(24)	(1,144,741)
Accumulated other comprehensive income (loss)	40,985	39,676	(39,676)	(24)	40,985
Total NorthStar Realty Finance Corp. stockholders’ equity	2,853,262	2,343,346	(1,318,817)		3,877,791
Non-controlling interests	103,964	2,137	(2,137)	(12)	103,964
Total equity	2,957,226	2,345,483	(1,320,954)		3,981,755
Total liabilities and equity	$8,368,846	$3,047,243	$1,154,796		$12,570,885

_____________________

(1)	Represents NorthStar’s unaudited and audited condensed consolidated statement of operations for the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(2)	The following summarizes the pro forma adjustments related to the transactions (dollars in thousands):

	Six Months Ended June 30, 2014
	Formation Portfolio			Innkeepers Portfolio
	Historical (i)	Pro Forma Adjustments		Historical (i)	Pro Forma Adjustments		Total

Rental and escalation income	$17,373	$111		$—	$—		$17,484
Resident fee and hotel income	34,688	—		97,444	—		132,132
Total other revenues	52,061	111		97,444	—		149,616

Other interest expense	10,985	(730)	(ii)	18,493	(2,602)	(ii)	26,146
Real estate properties – operating expenses	25,288	—		64,506	—		89,794
Transaction costs	—	(7,500)	(iii)	—	(19,706)	(iii)	(27,206)
Other general and administrative	227	—		—	—		227
Depreciation and amortization	7,887	1,539	(v)	18,931	(133)	(v)	28,224
Total expenses	44,387	(6,691)		101,930	(22,441)		117,185

Income (loss) from operations	7,674	6,802		(4,486)	22,441		32,431
Unrealized gain (loss) on investments and other	(980)	—		(749)	—		(1,729)
Income (loss) from continuing operations	6,694	6,802		(5,235)	22,441		30,702
Net (income) loss attributable to non-controlling interests	—	(429)	(vi)	—	(2,142)	(vi)	(2,571)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$6,694	$6,373		$(5,235)	$20,299		$28,131

	Year Ended December 31, 2013
	MH2 Portfolio			Formation Portfolio			Innkeepers Portfolio
	Historical(i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Historical(i)	Pro Forma Adjustments		Total

Net interest income	$—	$—		$—	$—		$171	$—		$171
Rental and escalation income	22,508	—		53,321	334		—	—		76,163
Resident fee and hotel income	—	—		97,408	—		222,930	—		320,338
Other Revenue	454	—		—	—		—	—		454
Total other revenues	22,962	—		150,729	334		223,101	—		397,126

Other interest expense	—	6,595	(ii)	33,412	(2,647)	(ii)	45,754	(9,276)	(ii)	73,838
Real estate properties – operating expenses	8,141	651	(iv)	70,619	1,100	(iv)	146,950	—		227,461
Transaction costs	—	(2,177)	(iii)	7,457	(7,457)	(iii)	24	—		(2,153)
Other general and administrative	—	—		254	—		—	—		254
Depreciation and amortization	—	9,124	(v)	24,437	3,839	(v)	39,215	3,938	(v)	80,553
Total expenses	8,141	14,193		136,179	(5,165)		231,943	(5,338)		379,953

Income (loss) from operations	14,821	(14,193)		14,550	5,499		(8,842)	5,338		17,173
Unrealized gain (loss) on investments and other	—	—		(742)	—		—	—		(742)
Realized gain (loss) on investments and other	—	—		—	—		(8,863)	—		(8,863)
Income (loss) from continuing operations	14,821	(14,193)		13,808	5,499		(17,705)	5,338		7,568
Income (loss) from discontinued operations	—	—		—	—		(2,730)	—		(2,730)
Net (income) loss attributable to non-controlling interests	(670)	579	(vi)	—	(1,675)	(vi)	—	2,114	(vi)	348
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$14,151	$(13,614)		$13,808	$3,824		$(20,435)	$7,452		$5,186

_____________________

(i)
Represents unaudited historical financial information of the MH2 Portfolio for the period from January 1, 2013 to the respective acquisition date, audited financial statements of the Formation Portfolio and the Innkeepers Portfolio for the year ended December 31, 2013 and the unaudited historical financial statements the Formation Portfolio and the Innkeepers Portfolio for the period from January 1, 2014 to the respective acquisition dates. The MH2 Portfolio, Formation Portfolio and Innkeepers Portfolio were acquired in April 2013, May 2014 and June 2014, respectively. The Innkeepers Portfolio is adjusted for the disposition of the Silicon Valley Portfolio for the respective periods.

(ii)
Represents the net impact of the interest rate on new borrowings and amortization of deferred financing costs of $6.6 million, ($2.7 million) and ($9.3 million) for the MH2 Portfolio, Formation Portfolio and Innkeepers Portfolio, respectively, for the year ended December 31, 2013 and ($0.7 million) and ($2.6 million) for the Formation Portfolio and the Innkeepers Portfolio, respectively, for the six months ended June 30, 2014.

(iii)	Represents adjustments to exclude transaction costs incurred in connection with the transactions and historical transaction costs.

(iv)	Represents an adjustment for asset management fees paid to NorthStar’s joint venture partner.

(v)
Represents the increase in depreciation and amortization expense based on the preliminary purchase price allocation for the Formation Portfolio and the Innkeepers Portfolio and the final purchase price allocation for the MH2 Portfolio. The Formation Portfolio and Innkeepers Portfolio purchase price allocations are a preliminary estimate and may be adjusted within one year of the acquisition in accordance with U.S. GAAP.

(vi)
Represents the Company’s non-controlling interest allocated to its operating partnership based on weighted average shares outstanding and an allocation to the respective joint venture partners based on the terms of the joint venture agreement.

(3)
Represents unaudited and audited financial statements of Griffin-American for the six months ended June 30, 2014 and year ended December 31, 2013, respectively. Certain balances reported in Griffin-American’s financial statements have been reclassified to conform to NorthStar’s presentation.

(4)
Represents the elimination of Griffin-American’s straight-line rent of $11.9 million and $15.1 million offset by the elimination of amortization of above and below-market leases of $0.9 million and $1.9 million and an adjustment for the amortization of above and below-market leases of $0.6 million and $1.1 million based on NorthStar’s preliminary purchase price allocation of the Merger for the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(5)
Represents interest expense expected to be incurred on the new borrowings used to finance the merger including related amortization of deferred financing costs of $71.2 million and $142.4 million offset by an adjustment to eliminate Griffin-American’s historical interest expense of $10.5 million and $18.1 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(6)
Represents the elimination of Griffin-American’s related party property management fee expense offset by a comparable management fee to be paid by NorthStar to third parties, the elimination of amortization of above and below-market leasehold interests and straight-line ground rent of $0.2 million and $0.5 million and an adjustment for the amortization leasehold interests of $0.1 million and $0.2 million based on NorthStar’s preliminary purchase price allocation of the Merger for the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(7)
Represents an adjustment to eliminate Griffin-American’s related party asset management fee expense of $11.4 million and $13.8 million and add the estimated NSAM management fee expense of $72.1 million and $117.2 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively. The computation for the pro forma adjustment related to the base management fee to NSAM is summarized as follows (dollars in thousands):

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Base Management fee	$49,589	$100,000
Add:(i)
Common and preferred equity raised (ii)	6,247	374
Equity issued from exchangeable senior notes (iii)	2,811	6
RXR Realty asset management business (iv)	4,959	301
Aerium Investment (iv)	301	—
Equity issued for the Merger (v)	8,192	16,474
Total pro forma NorthStar Realty management fee (vi)	$72,099	$117,155
_______________________

(i)	Amounts are prorated based on number of days outstanding for the respective item through June 30, 2014 and December 31, 2013, respectively.

(ii)
Represents 1.5% per annum of the net proceeds of all common equity and preferred equity issued by NorthStar after December 10, 2013 through June 30, 2014 and December 31, 2013, respectively. NorthStar raised net proceeds in common equity of $649.3 million on December 17, 2013 and net proceeds in common and preferred equity of $760.0 million in May 2014.

(iii)
Represents 1.5% per annum of NorthStar equity issued in exchange or conversion of exchangeable senior notes based on the stock price at the date of issuance. On December 31, 2013, January 31, 2014 and April 30, 2014, 11.5 million, 15.7 million, and 5.5 million shares of common stock, respectively, were issued in connection with the conversion of exchangeable senior notes of NorthStar. Also represents 1.5% per annum of NorthStar equity issued in connection with certain transactions.

(iv)
Represents the annual base management fee related to RXR Realty’s asset management business and the Aerium Investment, the fee was calculated based on $10 million per annum from the date NorthStar entered into each agreement.

(v)	Represents 1.5% per annum of the common equity to be issued to Griffin-American in connection with the merger. NorthStar is expected to issue approximately $1.1 billion of common equity.

(vi)	Based on adjusted pro forma CAD per share, NSAM would not have met the necessary hurdle to receive any incentive fee for the periods presented.

(8)	Represents an adjustment to exclude transaction costs incurred in connection with the merger.

(9)
Represents an adjustment to eliminate Griffin-American’s equity-based compensation expense and other general and administrative expenses. In connection with the merger agreement, all unamortized restricted shares will become fully vested and therefore the expense will no longer be recognized. In addition, all general and administrative expenses have been eliminated as such costs will be included in the estimated NSAM management fee expense.

(10)
Represents an adjustment to eliminate Griffin-American’s depreciation and amortization of $67.9 million and $76.2 million and add NorthStar’s estimated depreciation and amortization over a range of 6 to 40 years using the straight-line method of $59.1 million and $118.2 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(11)
Represents the elimination of Griffin-American’s realized and unrealized gains (losses) related to foreign currency transactions that Griffin-American settled at maturity.  Griffin-American financed the settlement with borrowings on its credit facility.  The adjustment is necessary to reflect the amount outstanding on the Griffin-American credit facility, which is included in the amount the Company expects to finance in connection with the merger.

(12)	Represents NorthStar’s non-controlling interest allocated to its operating partnership based on weighted average shares outstanding for the respective periods.

(13)
Weighted average shares used to compute basic and diluted earnings per share represents the number of weighted average shares of NorthStar’s common stock taking into effect the one-for-two reverse stock split and the issuance of approximately 61.2 million shares (assuming $18.00 share price) of NorthStar’s stock, both considered to have occurred on January 1, 2013 in connection with the merger. The weighted average number of shares outstanding was 228.6 million and 166.9 million for the six months ended June 30, 2014 and year ended December 31, 2013, respectively. The stock portion will be subject to a collar such that Griffin-American Holders will receive 0.1859 NorthStar Realty shares if NorthStar Realty’s stock price is above $20.17 per share at closing and 0.2344 NorthStar shares if NorthStar’s stock price is below $16.00 at closing. If NorthStar’s stock price at closing is between $16.00 and $20.17 per share, Griffin-American Holders will receive a number of NorthStar shares between 0.1859 and 0.2344, equal to $3.75 in value. If the stock price is $16.00 at closing, the weighted average number of shares outstanding and earnings per share (“EPS”) would be 236.2 million and 174.8 million and $(1.15) and $(1.89) for the six months ended June 30, 2014 and year ended December 31, 2013, respectively. If the stock price is $20.17 at closing, the weighted average number of shares outstanding and EPS would be 221.9 million and 160.5 million and $(1.23) and $(2.06) for the six months ended June 30, 2014 and year ended December 31, 2013, respectively.

(14)
Represents adjustments to reclassify NorthStar’s historical asset management business to discontinued operations for the year ended December 31, 2013 in connection with the spin-off. This adjustment is already reflected in NorthStar’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2014.

(15)	Represents NorthStar’s unaudited condensed consolidated balance sheet as of June 30, 2014.

(16)
Represents Griffin-American’s unaudited consolidated balance sheet as of June 30, 2014. Certain balances reported in Griffin-American’s financial statements have been reclassified to conform to NorthStar’s presentation.

(17)
Represents the issuance of $3.06 billion in fixed and floating rate mortgage notes at an estimated weighted average interest rate of 4.20% and borrowings under NorthStar’s credit facility of $59.0 million to finance the merger. In addition, such amounts, including most of Griffin-American’s restricted cash will be used to pay Griffin-American's borrowings of $658.4 million, coterminous with the closing of the merger. If market rates of interest on the variable debt changed by a 1/8 of 1% variance, then the increase or decrease on the variable debt interest expense would be approximately $0.6 million and $1.2 million for the six months ended June 30, 214 and year ended December 31, 2013, respectively.

(18)
Represent adjustments in connection with the proposed merger. In connection with the preliminary purchase price allocation, $3.6 billion has been recorded to operating real estate, net, which is reflected by $2.6 billion of Griffin-American’s historical carrying value and a $1.0 billion pro forma adjustment. A final determination of the fair value of the acquired assets will be based on the valuation of the tangible and intangible assets and liabilities of Griffin-American that exist as of the date of completion of the acquisition, if the acquisition is completed. Consequently, amounts preliminarily allocated to tangible and intangible assets and liabilities could change significantly from those used in the pro forma condensed consolidated financial statements presented and could result in a material change in amortization of tangible and intangible assets and liabilities. The fair value is a preliminary estimate and may be adjusted within one year of the proposed merger in accordance with U.S. GAAP.

(19)
Represents an adjustment related to a commitment of Griffin-American to fund real estate debt investments subsequent to June 30, 2014. Griffin-American financed the funding with borrowings on its credit facility. The adjustment is necessary to reflect the amount outstanding on the Griffin-American credit facility, which is included in the amount the Company expects to finance in connection with the merger.

(20)	Represents the elimination of Griffin-American’s unbilled rent receivable.

(21)
Represents an adjustment to eliminate Griffin-American’s historical intangible assets, net of $279.9 million and to add estimated deferred financing costs related to the merger of $51.8 million and $405.8 million of intangible assets recorded in connection with the preliminary purchase price allocation of the merger transaction. The fair value is a preliminary estimate and may be adjusted within one year of the proposed merger in accordance with U.S. GAAP.

(22)
Represents the elimination of certain Griffin-American payables such as accrued distributions to Griffin-American common stockholders that will be settled prior to the merger by borrowing on the Griffin-American line of credit and the Griffin-American accrued straight-line ground rent.

(23)
Represents the elimination of certain Griffin-American intangible and other liabilities of $65.9 million primarily attributable to Griffin-American’s historical purchase price allocation adjustments and the addition of $11.6 million of intangible liabilities recorded in connection with the preliminary purchase price allocation of the merger transaction. The fair value is a preliminary estimate and may be adjusted within one year of the proposed merger in accordance with U.S. GAAP.

(24)
Represents the elimination of Griffin-American’s equity as all outstanding shares will be purchased by NorthStar. NorthStar is expected to issue approximately $1.1 billion of shares in connection with the merger. Additionally, retained earnings include an adjustment of $127.5 million for expected transaction costs not yet reflected in the historical financial statements. The transaction costs related to the merger include debt prepayment costs, loan fees, legal, other professional services costs and are factually supportable because such amounts are based on reliable, documented evidence such as invoices for costs incurred to date and estimates from third parties for additional costs expected to be incurred in connection with the merger.

Unaudited Comparative Per Share Information
The following tables set forth, for the six months ended June 30, 2014 and year ended December 31, 2013, selected per share information for NorthStar common stock on a historical and pro forma combined basis and for Griffin-American common stock on a historical and pro forma equivalent basis, each on an unaudited basis after giving effect to the merger using the acquisition method of accounting. The data is derived from and should be read in conjunction with the NorthStar and Griffin-American audited consolidated financial statements and related notes, the unaudited condensed consolidated interim financial statements of NorthStar and Griffin-American and related notes and the unaudited pro forma condensed consolidated financial information and related notes, which are included elsewhere in this joint proxy statement/prospectus.
The pro forma consolidated Griffin-American equivalent information shows the effect of the merger from the perspective of an owner of Griffin-American common stock.
The unaudited pro forma consolidated per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this joint proxy statement/prospectus.
The pro forma income from continuing operations per share includes the combined income (loss) from continuing operations of NorthStar and Griffin-American on a pro forma basis as if the transactions were consummated on January 1, 2013. Refer to “Unaudited Pro Forma Condensed Consolidated Financial Statements” in this joint proxy statement/prospectus for further information.

	NorthStar			Griffin-American
	Historical		Pro Forma Combined	Historical	Pro Forma Equivalent
For the six months ended June 30, 2014:
Income (loss) per share from continuing operations (basic/diluted)	$(1.21)	(1)	$(1.07)	$0.03	$(0.22)
Dividends per share of common stock	$1.00	(1)	$1.00	$0.34	$0.21
Book value per share of common stock	$10.15	(1)	$11.76	$7.99	$2.45
(1) Adjusted for the NorthStar one-for-two reverse stock split completed on June 30, 2014.

	NorthStar			Griffin-American
	Historical		Pro Forma Combined	Historical	Pro Forma Equivalent
For the year ended December 31, 2013:
Income (loss) per share from continuing operations (basic/diluted)	$(1.20)	(1)	$(1.96)	$0.05	$(0.41)
Dividends per share of common stock	$1.70	(1)	$1.70	$0.68	$0.35
Book value per share of common stock	$12.70	(1)	$16.20	$8.22	$3.37
(1) Adjusted for the NorthStar one-for-two reverse stock split completed on June 30, 2014.
Comparative NorthStar and Griffin-American Market Price and Dividend Information
NorthStar’s Market Price Data and Dividend Data
NorthStar’s common stock is listed on the NYSE under the symbol “NRF.” This table sets forth, for the periods indicated, the high and low closing stock prices per share of NorthStar’s common stock, as reported by the NYSE, and dividends declared per share of NorthStar common stock. All share prices in the table below are provided after giving effect to the one-for-two reverse stock split completed on June 30, 2014. Due to NorthStar’s internal reorganization and distribution of its asset management business to its stockholders in the form of shares of NSAM, each of which occurred on June 30, 2014, price ranges of NorthStar common stock on or prior to June 30, 2014 are not comparable to price ranges of NorthStar common stock after June 30, 2014.

	Price Per Share of Common Stock		Dividends Declared Per Share(1)
	High	Low
2014
First Quarter(2)	$32.62	$27.36	$0.50
Second Quarter(2)	$35.28	$29.34	$0.50
Third Quarter	$18.86	$16.10	(3)
Fourth Quarter through October 10, 2014	$17.97	$17.24	(3)

2013
First Quarter(2)	$19.32	$14.62	$0.38
Second Quarter(2)	$20.32	$16.60	$0.42
Third Quarter(2)	$20.04	$17.22	$0.42
Fourth Quarter(2)	$26.90	$18.90	$0.50

2012
First Quarter(2)	$11.56	$9.80	$0.30
Second Quarter(2)	$11.88	$9.90	$0.32
Third Quarter(2)	$12.86	$10.58	$0.34
Fourth Quarter(2)	$14.08	$11.48	$0.36
____________________________________
(1)    NorthStar historically declares common stock cash distributions on a quarterly basis.
(2)    Adjusted for the one-for-two reverse split completed on June 30, 2014.
(3)    NorthStar has not yet declared a dividend for the third or fourth quarter of 2014.
Griffin-American’s Market Price Data and Dividend Data
Griffin-American’s common stock is not listed on an exchange and there is no established public trading market for shares of Griffin-American common stock. At the closing of business on October 14, 2014, the record date for the Griffin-American special meeting, there were approximately                      holders of records of Griffin-American common stock. A daily distribution to Griffin-American common stockholders of record as of the close of business on each day of the quarterly periods from January 1, 2012 and ending on the earlier of December 31, 2014 or the close of business on the date immediately preceding the effective date of the merger has been authorized by the Griffin-American Board on a quarterly basis. For distributions declared for each record date in the January 2012 through October 2012 periods, the distributions were calculated based on 365 days in the calendar year and were equal to $0.001808219 per day per share of common stock, which is equal to an annualized distribution rate of 6.6%, assuming a purchase price of $10.00 per share. For distributions declared for each record date in the November 2012 through December 2014 periods, the distributions are calculated based on 365 days in the calendar year and are equal to $0.001863014 per day per share of common stock, which is equal to an annualized distribution rate of 6.65%, assuming a purchase price of $10.22 per share. These distributions are aggregated and paid monthly in arrears in cash or shares of Griffin-American common stock pursuant to a distribution reinvestment plan, or the DRIP, and the $100,000,000 additional shares of Griffin-American common stock that Griffin-American registered on September 9, 2013 pursuant to its distribution reinvestment plan, or the Secondary DRIP. The distributions declared for each record date are paid only from legally available funds. On March 28, 2014, the Griffin-American Board suspended the Secondary DRIP effective beginning with the distributions declared for the month of April 2014, which were payable in May 2014, and all subsequent distributions declared will be paid in cash to Griffin-American’s stockholders. Notwithstanding the foregoing, (a) for distributions authorized, declared and payable to Griffin-American common stockholders of record on each record date from and including October 1, 2014 through October 31, 2014, such distributions will be paid by November 3, 2014; (b) for distributions authorized, declared and payable to Griffin-American common stockholders of record on each record date from and including November 1, 2014 through the earlier of (i) November 30, 2014 and (ii) the close of business on the date immediately preceding the effective time of the merger, such distributions will be paid within 10 days after the earlier of the date in clause (b)(i) and the date in clause (b)(ii); and (c) for distributions authorized, declared and payable to Griffin-American common stockholders of record on each record date from and including December 1, 2014 through the earlier of (i) December 31, 2014 and (ii) the close of business on the date immediately preceding the effective time of the merger, such distributions will be paid within 10 days after the earlier of the date in clause (c)(i) and the date in clause (c)(ii), in each case only from legally available funds.
Recent Closing Prices
The following table sets forth the closing per share prices of NorthStar’s common stock as reported on the NYSE on August 4, 2014, the last full trading day before the public announcement of the execution of the merger agreement by NorthStar and Griffin-American, and on October 10, 2014, the latest practicable trading day before the date of this joint proxy statement/prospectus:

NorthStar Common Stock
August 4, 2014	$16.14
October 10, 2014	$17.24

The market price of NorthStar common stock will fluctuate between the date of this joint proxy statement/prospectus and the effective time of the parent merger.
Following the transaction, NorthStar common stock will continue to be listed on the NYSE. NorthStar has agreed to cause the shares of NorthStar common stock to be issued to Griffin-American Holders pursuant to the merger agreement to be approved for listing on the NYSE prior to the effective time of the parent merger, as a condition to closing, subject only to official notice of issuance. If the merger is completed, shares of Griffin-American common stock will be deregistered under the Exchange Act.

RISK FACTORS
In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” below, you should carefully consider the following risks before deciding whether to vote for: (i) if you are an NorthStar stockholder, the issuance of shares of NorthStar common stock to Griffin-American Holders in connection with the merger and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the issuance of shares of NorthStar common stock to Griffin-American Holders; or (ii) if you are a Griffin-American common stockholder, the approval of the parent merger and the other transactions contemplated by the merger agreement and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of NorthStar and Griffin-American because these risks will also affect the combined company. Risks related to NorthStar can be found in NorthStar’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2013 and other reports filed by NorthStar with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” below.
Risks Relating to the Merger
Completion of the merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed, which could result in the requirement that NorthStar or Griffin-American pay certain termination fees or, in certain circumstances, damages to the other party.
The merger agreement is subject to many conditions which must be satisfied or waived in order to complete the merger. The mutual conditions of the parties include, among others: (i) the approval by the Griffin-American common stockholders of the parent merger and the other transactions contemplated by the merger agreement; (ii) the approval by NorthStar common stockholders of the issuance of NorthStar common stock to Griffin-American Holders as part of the merger consideration; (iii) the absence of any law, order or injunction that would prohibit, restrain or make illegal the merger; (iv) the receipt of certain state regulatory approvals; (v) the approval for listing on the NYSE of NorthStar common stock to be issued in the merger; and (vi) the effectiveness of the registration statement on Form S-4 to be filed by NorthStar for purposes of registering the NorthStar common stock to be issued in connection with the merger. In addition, each party’s obligation to consummate the merger is subject to certain other conditions, including, among others: (w) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions); (x) the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers); (y) the absence of any change, event, circumstance or development arising during the period from the date of the merger agreement until the effective time of the merger that has had or is reasonably likely to have a material adverse effect on the other party; and (z) the receipt of an opinion of counsel of each party to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT. Completion of the merger is not subject to a financing condition. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement-Conditions to Completion of the Merger” below.
There can be no assurance that the conditions to closing of the merger will be satisfied or waived or that the merger will be completed. Failure to consummate the merger may adversely affect NorthStar’s or Griffin-American’s results of operations and business prospects for the following reasons, among others: (i) each of NorthStar and Griffin-American will incur certain transaction costs, regardless of whether the proposed merger closes, which could adversely affect each company’s respective financial condition, results of operations and ability to make distributions to its stockholders; and (ii) the proposed merger, whether or not it closes, will divert the attention of certain management and other key employees of NorthStar and Griffin-American from ongoing business activities, including the pursuit of other opportunities that could be beneficial to NorthStar or Griffin-American, respectively. In addition, NorthStar or Griffin-American may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by January 30, 2015, and if the merger agreement is terminated under certain circumstances specified in the merger agreement, NorthStar may be required to pay Griffin-American a termination fee of $153 million, $35 million or damages (depending on the specific circumstances) and Griffin-American may be required to pay NorthStar a termination fee of $102 million or damages (depending on the specific circumstances). If the merger is not consummated, the price of NorthStar’s common stock might decline. See “The Merger Agreement-Termination of the Merger Agreement-Termination Payment; Break Up Fees.”

The pendency of the merger could adversely affect the business and operations of NorthStar and Griffin-American.
Due to operating covenants in the merger agreement, each of NorthStar and Griffin-American may be unable, during the pendency of the merger, to take certain actions, even if such actions would otherwise prove beneficial to NorthStar’s or Griffin-American’s stockholders.
The ownership percentage of NorthStar and Griffin-American common stockholders will be diluted by the merger.
The merger will dilute the ownership percentage of NorthStar common stockholders and result in Griffin-American common stockholders having an ownership stake in NorthStar following the effective time of the merger that is smaller than their current stake in Griffin-American. Following the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement, NorthStar common stockholders, on the one hand, and former Griffin-American Holders, on the other hand, are expected to hold approximately 75% and 25%, respectively, of NorthStar common stock issued and outstanding immediately after the effective time of the merger, based on the number of shares of NorthStar common stock, Griffin-American common stock and Griffin-American Operating Partnership limited partnership units currently outstanding and various assumptions regarding share issuances by NorthStar prior to the effective time of the merger. Consequently, NorthStar common stockholders and Griffin-American common stockholders, as a general matter, may have less influence over the management and policies of NorthStar after the effective time of the merger than each currently exercises over the management and policies of NorthStar and Griffin-American, as applicable.
If the merger does not occur, one of the companies may incur payment obligations to the other.
If the merger agreement is terminated under certain circumstances, NorthStar may be obligated to pay Griffin-American a termination fee of $153 million or $35 million and Griffin-American may be obligated to pay NorthStar a termination fee of $102 million. See “The Merger Agreement-Termination of the Merger Agreement-Termination Payment; Break Up Fees.”
If NorthStar’s financing for the merger becomes unavailable, the merger may not be completed.
NorthStar intends to finance all or a portion of the cash component of the merger consideration with financing. NorthStar entered into the Commitment Letter with the Lenders for the Loan, the proceeds of which NorthStar will use to, among other things, fund all or a portion of the cash consideration to be paid in the merger, refinance certain existing borrowings of Griffin-American and its subsidiaries and pay transaction related fees and expenses. The obligations of the Lenders under the Commitment Letter are subject to certain conditions, which may or may not be satisfied. In addition, even if these conditions are satisfied, the amount of the financing may be reduced or the cost of the financing may be increased if certain conditions are not satisfied, including if the appraised value of the properties in the Griffin-American portfolio is less than a specified amount or if the underwritten net operating income for the properties in the Griffin-American portfolio is less than a specified amount. In the event that the financing contemplated by the Commitment Letter is not available or is available in less than the full amount, other necessary financing may not be available on acceptable terms, in a timely manner or at all. While completion of the merger is not subject to a financing condition, if other financing becomes necessary and NorthStar is unable to secure such additional financing, the merger may not be completed and NorthStar may be required to pay a termination fee of $153 million to Griffin-American.
The merger agreement contains provisions that could discourage a potential competing acquirer of Griffin-American or could result in any competing proposal being at a lower price than it might otherwise be.
The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Griffin-American’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all, or a significant part, of Griffin-American. In addition, NorthStar generally has an opportunity to offer to modify the terms of the proposed merger in response to any competing acquisition proposals that may be made before the Griffin-American Board may withdraw or qualify its recommendation. Upon termination of the merger agreement in certain circumstances, Griffin-American may be required to pay a termination payment to NorthStar, and in certain other circumstances, NorthStar may be required to pay a termination payment to Griffin-American. See “The Merger Agreement-Covenants and Agreements-Non-Solicitation” and “-Termination Payment; Break Up Fees.”
These provisions could discourage a potential competing acquirer that might have an interest in acquiring all, or a significant part, of Griffin-American from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination payment that may become payable in certain circumstances.

If the merger is approved, the date on which Griffin-American common stockholders will receive the merger consideration is uncertain.
If the merger is approved, the date on which Griffin-American common stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger in the fourth quarter of 2014, the completion date of the merger might be later than expected due to delays in obtaining regulatory approvals or other unforeseen events. See “The Merger-Regulatory Approvals in Connection with the Merger.”
The merger agreement includes restrictions on the ability of each of Griffin-American and NorthStar to make distributions to its stockholders, even if it would otherwise have net income and net cash available to make such distributions.
The terms of the merger agreement generally prohibit Griffin-American from making distributions to its stockholders in excess of $0.68 per share of Griffin-American common stock (determined on an annual basis), unless Griffin-American obtains the prior written consent of NorthStar. Similarly, the merger agreement generally prohibits NorthStar from making distributions to the holders of NorthStar common stock in excess of 100% of NorthStar’s CAD.  While NorthStar and Griffin-American have generally agreed to use their reasonable best efforts to close the merger in an expeditious manner, factors could cause the delay of the closing, which include obtaining the approval of the parent merger from the common stockholders of Griffin-American and obtaining the approval of the issuance of NorthStar common stock from the stockholders of NorthStar. Therefore, even if Griffin-American or NorthStar has available net income or net cash to make distributions to its stockholders and satisfies any other conditions to make such distributions, the terms of the merger agreement could prohibit such action. See “The Merger Agreement-Covenants and Agreements-Conduct of the Business of Griffin-American Pending the Merger” and “-Conduct of the Business of NorthStar Pending the Merger.”
The fairness opinions obtained from the financial advisors to the NorthStar Board and the Griffin-American Board will not reflect subsequent developments.
In connection with the proposed merger, the NorthStar Board received a written opinion from UBS, dated as of August 5, 2014, and the Special Committee received written opinions from BofA Merrill Lynch and Stanger, each dated as of August 5, 2014.
The opinion from UBS stated that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, the merger consideration to be paid by NorthStar in the merger is fair, from a financial point of view, to NorthStar. Each opinion from BofA Merrill Lynch and Stanger stated that, as of such date, and based upon and subject to the factors, assumptions and limitations described in such opinion, the merger consideration to be received by the holders of Griffin-American common stock (other than NorthStar, Merger Sub, Partnership Merger Sub, the Griffin-American Advisor and their respective affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinions do not reflect developments that may occur or may have occurred after the date of the opinions, including changes to the operations and prospects of NorthStar or Griffin-American, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinions are based, may materially alter or affect the relative values of NorthStar or Griffin-American. See “The Merger-Opinion of NorthStar’s Financial Advisor” and “-Opinions of Griffin-American’s Special Committee’s Financial Advisors.”
The shares of NorthStar common stock to be received by Griffin-American common stockholders as a result of the merger will have rights different from the shares of Griffin-American common stock.
Upon completion of the merger, the rights of former Griffin-American common stockholders who become NorthStar common stockholders will be governed by the charter and bylaws of NorthStar and the Maryland General Corporation Law (the “MGCL”). The rights associated with Griffin-American common stock are different from the rights associated with NorthStar common stock. See “Comparison of Rights of NorthStar Common Stockholders and Griffin-American Common Stockholders” for a discussion of the different rights associated with NorthStar common stock.
Some of the directors and executive officers of Griffin-American and NorthStar have interests in seeing the merger completed that are different from, or in addition to, those of the other Griffin-American and NorthStar common stockholders.
Some of the directors and executive officers of Griffin-American and NorthStar have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the stockholders of Griffin-American and NorthStar. These interests include, among other things, the continued service as a director or an executive officer of NorthStar following the merger, the triggering of payment of certain fees in connection with the merger, and the providing of advisory and property management services pursuant to the Management Agreement. These interests, among other things, may influence the directors and executive officers of Griffin-American and NorthStar to support or approve the merger.

Risks Relating to an Investment in NorthStar Common Stock Following the Merger
NorthStar may not realize the anticipated benefits of the merger. The future results of the combined company will suffer if NSAM is not effectively scaled to manage NorthStar’s expanded portfolio following the merger.
The merger is expected to result in certain benefits to NorthStar, including, among others, providing NorthStar the potential to significantly grow its healthcare real estate portfolio with stable and diversified assets and expand its relationships with tenants and operators to produce future acquisition and development opportunities. There can be no assurance, however, regarding when or the extent to which NorthStar will be able to realize these benefits, which may be difficult, unpredictable and subject to delays. There may also be potential unknown or unforeseen liabilities, increased expenses, delays or regulatory conditions associated with integrating Griffin-American’s portfolio into NorthStar’s, which will depend, in part, on NSAM’s ability to scale its operations in order to successfully manage NorthStar’s enhanced portfolio. In addition, a portion of the combined portfolio will include assets located internationally, in locations where NSAM has limited experience managing properties. While the Griffin-American Advisor and/or the Griffin-American Sub-Advisor will provide transition services to NorthStar for up to 90 days after the closing of the merger, NSAM may have difficulty thereafter addressing the additional operations, internal controls and service quality required to successfully manage the scale, scope and diversity of NorthStar’s combined portfolio. Furthermore, NorthStar may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges or involve properties located outside the United States, which could further increase these risks and difficulties. Moreover, NorthStar’s diligence of Griffin-American and its portfolio may not have uncovered all material issues, which could expose NorthStar to significant risks and uncertainties of which it is unaware. Difficulties associated with managing NorthStar’s enhanced portfolio could prevent NorthStar from realizing the anticipated benefits of the merger and have a material adverse effect on its business.
Griffin-American does not have a substantial operating history, and its ability to achieve its investment objectives in the past may not be an accurate predictor of the performance of Griffin-American’s assets as part of the combined company.
Griffin-American was formed on January 7, 2009, did not engage in any material business operations prior to its initial offering and acquired its first property in March 2010. As a result, the past performance of Griffin-American and other REIT programs sponsored by the Griffin-American Advisor and/or the Griffin-American Sub-Advisor may not be accurate predictors of the future results of the Griffin-American assets proposed to be acquired by NorthStar in the merger. NorthStar common stockholders should consider the prospects of the assets proposed to be acquired from Griffin-American in light of the risks, uncertainties and difficulties frequently encountered by companies like Griffin-American that do not have a substantial operating history, many of which may be beyond NorthStar’s or Griffin-American’s control.
Following the completion of the merger with Griffin-American, NorthStar will face risks different from those faced by NorthStar today, which may affect NorthStar’s results of operations and the market price of NorthStar common stock.
Upon completion of the merger, Griffin-American will be merged with and into a wholly owned subsidiary of NorthStar, and the holders of Griffin-American common stock will become holders of NorthStar common stock. NorthStar’s current real estate portfolio differs from that of Griffin-American, and, accordingly, the results of operations of NorthStar after the merger may be affected by factors different from those affecting NorthStar’s and Griffin-American’s results of operations prior to the merger. Examples of differences between NorthStar’s and Griffin-American’s business and the new or increased risks NorthStar may face after the merger include:

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the increased concentration in healthcare real estate properties, from 256 in NorthStar’s current portfolio to 506 in NorthStar’s portfolio after the merger, which may result in the risks related to owning healthcare real estate properties becoming more material to NorthStar’s business and results of operations;

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a larger share of real estate properties located outside the United States, particularly in the United Kingdom, which may cause any risks related to international operations, foreign political or regulatory conditions or foreign currency risks to become more material to NorthStar’s business and results of operations; and

•	the addition of properties operating utilizing a RIDEA structure.
Because NorthStar will have a large number of stockholders after the effective time of the merger and Griffin-American common stock has not been listed on a national securities exchange prior to the merger, there may be significant pent-up demand to sell shares of NorthStar common stock. Significant sales of NorthStar common stock, or the perception that significant sales of such shares could occur, may cause the price of NorthStar common stock to decline significantly following the effective time of the merger.
Prior to this offering, the common stock of Griffin-American was not listed on any national securities exchange and the ability of stockholders to liquidate their investments was limited. As a result, there may be significant pent-up demand to sell shares of NorthStar common stock following the effective time of the merger. A large volume of sales of shares of NorthStar common stock could decrease the prevailing market price of NorthStar common stock and could impair its ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of shares of NorthStar common stock are not sold, the mere perception of the possibility of these sales could depress the market price of NorthStar common stock and have a negative effect on NorthStar’s ability to raise capital in the future.
The market price of NorthStar common stock may decline as a result of the merger.
The market price of NorthStar common stock may decline as a result of the merger if NorthStar does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on NorthStar’s financial results is not consistent with the expectations of financial or industry analysts. In addition, if the merger is consummated, NorthStar’s stockholders will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders may not wish to continue to invest in NorthStar if the merger is consummated or for other reasons may wish to dispose of some or all of their shares of NorthStar common stock. If there is selling pressure on NorthStar common stock following the consummation of the merger that exceeds demand at the market price, the price of NorthStar common stock could decline. In addition, Griffin-American Holders are expected to own approximately 25% of the outstanding shares of NorthStar common stock, on a pro forma basis, following the merger. They may determine not to continue to hold their shares of NorthStar common stock and sell their shares following the merger, which may result in additional pressure on the price of NorthStar common stock.
NorthStar expects to incur significant costs in connection with the consummation of the merger.
NorthStar expects to incur significant costs in connection with consummating the merger and integrating the portfolios of NorthStar and Griffin-American into a combined company, including unanticipated costs and the assumption of known and unknown liabilities. While NorthStar has assumed that a certain level of transaction and integration expenses will be incurred, there are factors beyond NorthStar’s control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.
The borrowings NorthStar incurs in connection with the merger may limit NorthStar’s financial and operating flexibility and NorthStar may incur additional borrowings, which could increase the risks associated with NorthStar’s substantial borrowings.
In connection with the merger, NorthStar expects to incur up to $3.055 billion of new borrowings secured by the assets of Griffin-American. In addition, NorthStar may determine to incur borrowings in excess of the amount provided by the Commitment Letter in order to consummate the transaction. Moreover, NorthStar recently entered into a $500.0 million revolving credit facility guaranteed by substantially all of its material wholly owned subsidiaries. NorthStar’s substantial borrowings could have material adverse consequences for its business and may:

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require NorthStar to dedicate a large portion of its cash flow to pay principal and interest on its borrowings, which will reduce the availability of cash flow to fund working capital, capital expenditures and other business activities;

•	increase NorthStar’s vulnerability to general adverse economic and industry conditions;

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require NorthStar to post additional reserves and other additional collateral to support its financing arrangements, which could reduce NorthStar’s liquidity and limit its ability to leverage its assets;

•	subject NorthStar to maintaining various debt, operating income, net worth, cash flow and other financial covenant ratios;

•	limit NorthStar’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	restrict NorthStar’s operating policies and ability to make strategic acquisitions, dispositions or exploiting business opportunities;

•	place NorthStar at a competitive disadvantage compared to its competitors that have less borrowings;

•	limit NorthStar’s ability to borrow additional funds (even when necessary to maintain adequate liquidity), dispose of assets or make distributions to stockholders; and

•	increase NorthStar’s costs of capital.
The new borrowings may exacerbate the foregoing adverse consequences, as the anticipated terms of the new merger-related borrowings include restrictions on prepayment and the sale of assets. In addition, the terms of the new merger-related borrowings permit the Lenders to exercise “interest rate flex” either before or after the funding of the new financing, which could result in higher interest rates and other financing terms less favorable to NorthStar.
Under the agreements governing NorthStar’s outstanding borrowings, NorthStar may incur additional borrowings. In addition, in August 2014, NorthStar entered into a revolving corporate credit facility with a total commitment amount of $500.0 million for a three-year term. If new borrowings are added to NorthStar’s existing borrowing levels, the related risks that NorthStar now faces would increase. In addition, at the time that any of NorthStar’s outstanding borrowings or new borrowings mature, NorthStar may not be able to refinance such borrowings or have the funds to pay them off.
Furthermore, a substantial portion of NorthStar’s existing borrowings and the new borrowings bear interest at variable rates. If market interest rates increase, the interest rate on NorthStar’s variable rate borrowings will increase and will create higher debt service requirements, which would adversely affect its cash flow and could adversely impact its results of operations. While NorthStar may enter into agreements limiting its exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.
NorthStar cannot assure you that it will be able to continue paying distributions including at or above the rate currently paid by NorthStar and Griffin-American.
NorthStar common stockholders may not receive the distributions equivalent to those currently paid by NorthStar or Griffin-American following the merger for various reasons, including the following:

•	NorthStar may not have enough cash to pay such distributions due to changes in NorthStar’s cash requirements, capital spending plans, cash flow or financial position;

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decisions on whether, when, and in which amounts to make any future distributions will remain at all times entirely at the discretion of the NorthStar Board, which reserves the right to change NorthStar’s or Griffin-American’s current distribution practices at any time and for any reason;

•	NorthStar may desire to retain cash to maintain or improve its credit ratings; and

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the amount of distributions that NorthStar’s subsidiaries may distribute to NorthStar may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future borrowings that these subsidiaries may incur.

Stockholders of NorthStar will have no contractual or other legal right to distributions that have not been declared by the NorthStar Board.
NorthStar’s operating results after the merger may materially differ from the pro forma information presented in this joint proxy statement/prospectus.
NorthStar’s operating results after the merger may be materially different from those shown in the pro forma information presented in this joint proxy statement/prospectus, which represents only a combination of NorthStar’s historical results with those of Griffin-American. See “Pro Forma Financial Information.” The merger, financing and transaction costs related to the merger could be higher or lower than currently estimated, depending on how difficult it will be to integrate NorthStar’s business with that of Griffin-American.
At the closing of the merger, NorthStar will assume certain potential liabilities relating to Griffin-American.
Following the closing of the merger, NorthStar will have assumed certain potential liabilities relating to Griffin-American, including its operation of licensed healthcare facilities in a RIDEA-compliant structure. These liabilities could have a material adverse effect on NorthStar’s business to the extent NorthStar has not identified such liabilities or has underestimated the amount of such liabilities.
Griffin-American’s properties that utilize a RIDEA structure account for a portion of Griffin-American’s pre-merger revenues and operating income. Although the managers of such properties (the “RIDEA managers”) are not tenants of Griffin-American’s properties, adverse developments in their businesses and affairs or financial condition could have a material adverse effect on NorthStar’s business after the merger, as could any inability or delay in finding replacement RIDEA managers in the event that the management agreements with Griffin-American’s current RIDEA managers are terminated or not renewed.
Certain of Griffin-American’s properties utilize a RIDEA structure, which is a structure permitted by the REIT Investment Diversification and Empowerment Act of 2007. Although Griffin-American has various rights as the property owner under the management agreements with the RIDEA managers (which NorthStar will assume after the merger), Griffin-American relies on the RIDEA managers’ personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment to manage its senior housing facilities efficiently and effectively, and NorthStar will continue to rely on such managers after the merger. Griffin-American also relies on the RIDEA managers to set resident fees, to provide accurate property-level financial results for its properties in a timely manner and to otherwise operate its properties in accordance with the terms of the management agreements and in compliance with all applicable laws and regulations. Any increase in labor costs and other property operating expenses, any failure by the RIDEA managers to attract and retain qualified personnel, or any significant changes in the RIDEA managers’ senior management could adversely affect the income NorthStar will receive after the merger from the senior housing facilities acquired from Griffin-American in the merger, which could have a material adverse effect on NorthStar’s business after the merger.
In addition, Griffin-American may terminate or choose not to renew its management agreements with RIDEA managers in certain circumstances, as set forth in these management agreements. In the event that Griffin-American (or, after the merger, NorthStar) exercises the right to terminate the management agreements, Griffin-American or NorthStar would attempt to find another RIDEA manager for the properties covered by those agreements, however neither can provide assurances that they would be able to locate another suitable RIDEA manager or, if a new manager is located, that such manager would manage the properties effectively. Any inability to or delay in replacing the RIDEA managers following termination or non-renewal of the management agreements could have a material adverse effect on NorthStar after the merger.
Tax Risks Related to the Merger
NorthStar would incur adverse tax consequences if it or Griffin-American failed to qualify as a REIT for U.S. federal income tax purposes.
NorthStar has assumed that Griffin-American has qualified and will continue to qualify as a REIT for U.S. federal income tax purposes through the closing of the merger, and that the combined company will be able to continue to qualify as a REIT following the merger. However, if Griffin-American has failed or fails to qualify as a REIT, the combined company generally would succeed to or incur significant tax liabilities (including the significant tax liability that would result from the deemed sale of assets by Griffin-American pursuant to the merger). Additionally, the combined company could possibly lose its REIT qualification should the activities that disqualified Griffin-American continue after the merger.
For any taxable year that the combined company fails to qualify as a REIT and is unable to avail itself of certain savings provisions set forth in the Code, it would be subject to U.S. federal income tax at the regular corporate rates on all of its taxable income, whether or not it makes any distributions to its stockholders. Those taxes would reduce the amount of cash available for distribution to its stockholders or for reinvestment and would adversely affect the combined company’s earnings. As a result, the combined company’s failure to qualify as a REIT during any taxable year could have a material adverse effect upon the combined company and its stockholders. Furthermore, unless certain relief provisions apply, the combined company would not be eligible to elect REIT status again until the fifth taxable year that begins after the first year for which it failed to qualify.
Just as the combined company would be adversely affected if Griffin-American failed to qualify as a REIT, both NorthStar common stockholders and Griffin-American common stockholders that become stockholders of NorthStar will face adverse consequences if the combined company fails to qualify as a REIT.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, may contain certain forecasts and other forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “project,” “predict,” “continue,” “will,” “would,” “seek” and variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the merger or NorthStar’s or Griffin-American’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections “The Merger-Background of the Merger,” “The Merger-Recommendation of the NorthStar Board and Its Reasons for the Merger,” “The Merger-Recommendation of the Griffin-American Board and Its Reasons for the Merger,” “The Merger-Certain Prospective Financial Information of NorthStar” and “The Merger-Certain Prospective Financial Information of Griffin-American” constitute forward-looking statements.
These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond NorthStar’s and Griffin-American’s control. These include the factors described above in “Risk Factors” and under the caption “Risk Factors” in NorthStar’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended, subsequent Quarterly Reports on Form 10-Q and subsequent current reports on Form 8-K, which are incorporated herein by reference, as well as:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the inability to complete the merger or failure to satisfy other conditions to completion of the merger;

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the inability to complete the merger within the expected time period or at all, including due to the failure to obtain the Griffin-American stockholder approval, the NorthStar stockholder approval or the failure to satisfy other conditions to completion of the merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the merger;

•	risks related to disruption of management’s attention from the ongoing business operations due to the proposed merger;

•	the effect of the announcement of the proposed merger on NorthStar’s or Griffin-American’s relationships with their respective customers, tenants, lenders, operating results and businesses generally;

•	the scalability of NorthStar’s investment platform, in particular, the healthcare real estate portfolio;

•	the ability of NSAM to scale and manage the assets of its managed companies;

•	the size and timing of offerings or capital raises;

•	the performance of Griffin-American’s portfolio and NorthStar’s healthcare real estate portfolio generally;

•	the ability to execute upon, and realize any benefits from, potential value creation opportunities through strategic transactions and relationships in the future or at all;

•	the stability of long-term cash flow streams;

•	the ability to enhance dividend safety and growth potential;

•	the ability to achieve multiple expansion;

•	the ability to achieve EBITDAR coverage, dividend yields and implied cap rates similar to other diversified healthcare REITs or at all;

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the projected net operating income of NorthStar’s portfolio and Griffin-American’s portfolio and associated cap rate, including the ability to achieve the growth, obtain the lease payments and step ups in contractual lease payments, and maintain dividend payments, at current or anticipated levels, or at all;

•	the ability to opportunistically participate in commercial real estate refinancings;

•	the ability to realize upon attractive investment opportunities;

•	NorthStar’s ability to finance the merger and comply with the terms of such financing and other financings following the merger;

•	NorthStar’s future CAD; and

•	the projected return on, and cash earned from, investments, including investments funded by borrowing from NorthStar’s credit facility and securities offerings.
Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus, as applicable.
All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that NorthStar, Griffin-American or persons acting on their behalf may issue.
Except as otherwise required by applicable law, NorthStar and Griffin-American disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference” below.

THE COMPANIES
NorthStar Realty Finance Corp.
NorthStar is a diversified commercial real estate investment company. It invests in multiple asset classes across CRE that it expects will generate attractive risk-adjusted returns and may take the form of acquiring real estate, originating or acquiring senior or subordinate loans, as well as pursuing opportunistic CRE investments, both in the United States and internationally. NorthStar seeks to generate stable cash flow for distribution to its stockholders through its diversified portfolio of CRE assets and in turn build long-term franchise value. Effective June 30, 2014, NorthStar operates a commercial real estate debt origination business but is otherwise externally managed and advised by an affiliate of NSAM. NorthStar is a Maryland corporation and completed its initial public offering in October 2004. NorthStar conducts its operations so as to continue to qualify as a REIT for federal income tax purposes.
NorthStar’s common stock is traded on the NYSE under the symbol “NRF.” NorthStar’s principal executive office is located at 399 Park Avenue, 18th Floor, New York, New York 10022 and its phone number is (212) 547-2600.
Merger Sub is a Delaware limited liability company and a direct wholly owned subsidiary of NorthStar that was formed for the purpose of entering into the parent merger pursuant to the merger agreement. Partnership Merger Sub is a direct wholly owned subsidiary of Merger Sub that was formed for the purpose of entering into the partnership merger pursuant to the merger agreement.
Additional information about NorthStar and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” below.
Griffin-American Healthcare REIT II, Inc.
Description of Griffin-American’s Business
Griffin-American was formed as a Maryland corporation on January 7, 2009. Griffin-American invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. Griffin-American has also strategically originated loans and may acquire secured loans and other real estate-related investments. Griffin-American also operates healthcare-related facilities utilizing the RIDEA structure (the provisions of the Code authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). Griffin-American generally seeks investments that produce current income. Griffin-American qualified and elected to be taxed as a REIT under the Code beginning with its taxable year ended December 31, 2010.
Griffin-American commenced its initial offering of shares of Griffin-American common stock on August 24, 2009. Until November 6, 2012, Griffin-American offered to the public up to $3,000,000,000 of shares of its common stock for $10.00 per share in its primary offering and $285,000,000 of shares of its common stock pursuant to Griffin-American’s DRIP for $9.50 per share. On November 7, 2012, Griffin-American began selling shares of its common stock in its initial offering at $10.22 per share in its primary offering and issuing shares pursuant to the DRIP for $9.71 per share. As of February 14, 2013, the termination date of the initial offering, Griffin-American had received and accepted subscriptions in the initial offering for 123,179,064 shares of Griffin-American common stock, or $1,233,333,000, and a total of $40,167,000 in distributions were reinvested and 4,205,920 shares of Griffin-American common stock were issued pursuant to the DRIP.
Griffin-American commenced the follow-on offering of shares of Griffin-American common stock on February 14, 2013. As of October 30, 2013, the termination date of Griffin-American’s follow-on offering, Griffin-American had received and accepted subscriptions in the follow-on offering for 157,622,743 shares of Griffin-American common stock, or $1,604,996,000, and a total of $42,713,000 in distributions were reinvested and 4,398,862 shares of Griffin-American common stock were issued pursuant to the DRIP. The shares of Griffin-American common stock were sold in the follow-on offering at $10.22 per share in Griffin-American’s primary offering and at $9.71 per share pursuant to the DRIP.
Griffin-American conducts substantially all of its operations through Griffin-American Operating Partnership. Until January 6, 2012, Griffin-American was externally advised by the Griffin-American former advisor. Effective January 7, 2012, Griffin-American became externally advised by the Griffin-American Advisor pursuant to the Advisory Agreement. The Griffin-American Advisor delegates advisory duties to the Griffin-American Sub-Advisor. The Griffin-American Sub-Advisor is jointly owned by American Healthcare Investors and Griffin Capital. The Griffin-American Advisor, through the Griffin-American Sub-Advisor, subject to the oversight, review and approval of the Griffin-American Board, researches, identifies, reviews and makes investments in and dispositions of properties, real estate-related investments and securities on behalf of Griffin-American in a manner consistent with Griffin-American’s investment policies and objectives. The Griffin-American Advisor also provides marketing, sales and client services on behalf of Griffin-American. The Griffin-American Advisor performs its duties and responsibilities under the Advisory Agreement as a fiduciary of Griffin-American, and the Griffin-American Sub-Advisor performs its duties and responsibilities pursuant to a sub-advisory agreement with the Griffin-American Advisor and also acts as a fiduciary of Griffin-American. Collectively, the Griffin-American Advisor and the Griffin-American Sub-Advisor are referred to as the Griffin-American Advisor Entities. Griffin Capital Securities, Inc., or Griffin Securities, an affiliate of Griffin Capital, served as dealer manager in the initial offering effective as of January 7, 2012 and in the follow-on offering. Griffin-American is not affiliated with Griffin Capital, Griffin-American Advisor or Griffin Securities; however, Griffin-American is affiliated with Griffin-American Sub-Advisor and American Healthcare Investors.
Griffin-American currently operates through five reportable business segments - medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing-RIDEA. As of June 30, 2014, Griffin-American had completed 75 acquisitions comprising 289 buildings and approximately 11,277,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $2,929,461,000.
Griffin-American’s headquarters are located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612 and its telephone number is (949) 270-9200. Griffin-American maintains a website at www.healthcarereit2.com where additional information regarding Griffin-American can be found. The contents of that website are not incorporated by reference in, or otherwise a part of, this filing.
Investment Policies
Griffin-American’s objectives are to preserve, protect and return the capital contributions of its stockholders, to pay regular cash distributions, and to realize growth in the value of its investments upon an ultimate sale of such investments.
Griffin-American pursues its objective primarily through the ownership by Griffin-American Operating Partnership of Griffin-American’s existing properties and other acquired properties and assets. Griffin-American invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. Griffin-American also may originate or acquire real estate-related investments such as mortgage, mezzanine, bridge and other loans, common and preferred stock of, or other interests in, public or private unaffiliated real estate companies, CMBS and certain other securities, including collateralized debt obligations and foreign securities.
Griffin-American’s strategy emphasizes a portfolio that has the following attributes:

•
Quality. Griffin-American seeks to acquire properties that are suitable for their intended use with a quality of construction that is capable of sustaining the property’s investment potential for the long-term, assuming funding of budgeted maintenance, repairs and capital improvements.

•
Location. Griffin-American seeks to acquire properties that are located in established or otherwise appropriate markets for comparable properties, with access and visibility suitable to meet the needs of its occupants.

•
Market; Supply and Demand. Griffin-American focuses on local or regional markets that have potential for stable and growing property level cash flows over the long-term. These determinations will be based in part on an evaluation of local and regional economic, demographic and regulatory factors affecting the property. Griffin-American generally seeks to limit its investments in areas that have limited potential for growth.

•
Predictable Capital Needs. Griffin-American seeks to acquire properties where the future expected capital needs can be reasonably projected in a manner that would enable Griffin-American to meet its objectives of growth in cash flows and preservation of capital and stability.

•
Cash Flows. Griffin-American seeks to acquire properties where the current and projected cash flows, including the potential for appreciation in value, would enable Griffin-American to meet its overall investment objectives. Griffin-American evaluates cash flows as well as expected growth and the potential for appreciation.

Griffin-American’s investment strategy limits its investment in (1) unimproved or non-income producing properties or in other investments relating to unimproved or non-income producing property, (2) CMBS and (3) equity securities of public or private real estate companies, in each case, to no more than 10.0% of its total assets.
Griffin-American’s investments are not limited as to the geographic area and are not specifically limited in the number or size of properties that may be acquired or on the percentage of assets that Griffin-American may invest in a single property or investment.
The Griffin-American Board may change Griffin-American’s investment strategy without seeking stockholder approval if the Griffin-American directors, in accordance with their fiduciary duties to the Griffin-American common stockholders, determine that a change is in the common stockholders’ best interest.

Real Estate Investments
Griffin-American seeks to acquire real estate that will best enable Griffin-American to meet its investment objectives, taking into account the diversification of its portfolio at the time, relevant real estate and financial factors, the location, the income-producing capacity, and the prospects for long-range appreciation of a particular property and other considerations.
Griffin-American’s real estate investments generally take the form of holding fee title or long-term leasehold interests and may be made either directly through Griffin-American Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships or other co-ownership arrangements with the developers of the properties, affiliates of the Griffin-American Advisor Entities or other persons.
In addition, Griffin-American may purchase real estate investments and lease them back to the sellers of such properties and may, in circumstances in which the Griffin-American Advisor Entities deem it appropriate, obtain an option on real property, including land suitable for development.
A substantial portion of Griffin-American’s portfolio is comprised of medical office buildings and healthcare-related facilities. As a REIT, Griffin-American is prohibited from operating healthcare-related facilities directly, though Griffin-American may from time to time lease a healthcare-related facility that it acquires to a wholly owned taxable REIT subsidiary (“TRS”). In such an event, Griffin-American’s TRS will engage a third party in the business of operating healthcare-related facilities to manage the property utilizing a RIDEA structure.
Real Estate-Related Investments
While Griffin-American’s current portfolio primarily consists of, and Griffin-American’s business strategies emphasize the acquisition of, medical office buildings and healthcare-related facilities, Griffin-American may invest in real estate-related investments, including mortgage loans. Griffin-American has originated certain loans with respect to properties that it intends to purchase in the future.
Investing In and Originating Loans
Griffin-American’s criteria for making or investing in loans is substantially the same as those involved in its investment in properties. Griffin-American does not make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. Griffin-American will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including Griffin-American’s loan, would exceed an amount equal to 85.0% of the appraised value of the property, as determined by an independent third party appraiser, unless it finds substantial justification due to other underwriting criteria; however, its policy generally will be that the aggregate amount of all mortgage loans outstanding on the property, including Griffin-American’s loan, would not exceed 75.0% of the appraised value of the property. Griffin-American may find such justification in connection with the purchase of loans in cases in which it believes there is a high probability of its foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property.
Griffin-American does not have any policy that limits the amount that Griffin-American may invest in any single loan or the amount it may invest in loans to any one borrower. Further, Griffin-American is not limited as to the amount of proceeds that it may use to invest in or originate loans.
Investing in Other Securities
Griffin-American may, but has not, invested in other securities, including (1) equity securities such as common stocks, preferred stocks and convertible preferred securities of public or private unaffiliated real estate companies (including other REITs, real estate operating companies and other real estate companies); (2) debt securities such as CMBS and debt securities issued by other unaffiliated real estate companies; or (3) other types of securities, collateralized debt obligations or certain non-U.S. dollar denominated securities.
Griffin-American’s investment strategy limits its investment in CMBS and in equity securities of public or private real estate companies to 10.0% of its total assets.
Sale or Disposition of Assets
The Griffin-American Advisor Entities and the Griffin-American Board determine whether a particular property should be sold or otherwise disposed of after consideration of the relevant factors, including performance or projected performance of the property and market conditions, with a view toward achieving Griffin-American’s principal investment objectives.

Strategies and Policies With Respect to Borrowing
Griffin-American utilizes secured and unsecured debt as a means of providing additional funds for the acquisition of properties and real estate-related investments. Griffin-American generally anticipates that aggregate borrowings, both secured and unsecured, will not exceed 45.0% of the combined market value of all of Griffin-American’s real estate and real estate-related investments, as determined at the end of each calendar year beginning with Griffin-American’s first full year of operations. Griffin-American’s policies do not limit the amount it may borrow with respect to any individual investment.
Griffin-American’s borrowing policies however preclude it from borrowing in excess of 300% of its net assets, unless any excess in such borrowing is approved by a majority of Griffin-American’s independent directors and is disclosed in its next quarterly report along with justification for such excess.
The Griffin-American Board controls Griffin-American’s strategies with respect to borrowing and may change such strategies at any time without stockholder approval, subject to the maximum borrowing limit of 300% of Griffin-American’s net assets described above.
Construction Activities
From time to time, Griffin-American may oversee construction with respect to its real estate assets or render services in connection with construction activities if it is able to reduce overall purchase costs by constructing property versus purchasing a finished property. Constructing properties does, however, expose Griffin-American to risks such as cost overruns, carrying costs of projects under construction, availability and costs of materials and labor, weather conditions and government regulation. Independent contractors are retained to perform the actual construction work on tenant improvements, such as installing heating, ventilation and air conditioning systems.
Investment Policies and Limitations
Griffin-American’s charter contains a number of limitations with respect to the manner in which Griffin-American may invest its funds prior to a listing of Griffin-American common stock on a national securities exchange. Until Griffin-American common stock is listed, Griffin-American is restricted from the following:

•
making investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10.0% of Griffin-American’s total assets (as used herein, “unimproved property” means any investment with the following characteristics: (a) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (b) has no development or construction in process on such land; and (c) no development or construction on such land is planned to commence within one year);

•
investing in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with Griffin-American’s ordinary business of investing in real estate assets;

•	investing in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•
making or investing in mortgage loans unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of Griffin-American’s independent directors determines, and in all cases in which the transaction is with any of Griffin-American’s directors, advisor, one of Griffin-American’s co-sponsors or any of their respective affiliates, such appraisal shall be obtained from an independent appraiser. Griffin-American will maintain such appraisal in its records for at least five years and it will be available for inspection and duplication. Griffin-American will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

•
making or investing in mortgage loans on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85.0% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria; however, Griffin-American’s Board has adopted a policy more restrictive than Griffin-American’s charter limitation that limits the aggregate amount of all mortgage loans outstanding on the property, including Griffin-American’s loan, to 75.0% of the appraised value of the property;

•
making or investing in mortgage loans that are subordinate to any lien or other indebtedness of any of Griffin-American’s directors, advisor, one of Griffin-American’s co-sponsors or any of Griffin-American’s affiliates;

•	issuing equity securities redeemable solely at the option of the holder (this limitation, however, does not limit or prohibit the operation of Griffin-American’s share repurchase plan);

•
issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is anticipated to be sufficient to properly service that higher level of debt;

•	issuing equity securities on a deferred payment basis or other similar arrangement;

•
issuing options or warrants to purchase shares of Griffin-American stock to the Griffin-American Advisor, any of Griffin-American’s directors, one of Griffin-American’s co-sponsors or any of their respective affiliates except on the same terms, if any, as the options or warrants are sold to the general public;

•	engaging in investment activities that would cause Griffin-American to be classified as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

•
making any investment that is inconsistent with Griffin-American’s objectives of qualifying and remaining qualified as a REIT unless and until Griffin-American’s Board determines, in its sole discretion, that REIT qualification is not in the best interest of Griffin-American;

•	engaging in securities trading or engaging in the business of underwriting or the agency distribution of securities issued by other persons;

•
acquiring interests or securities in any entity holding investments or engaging in activities prohibited by Griffin-American’s charter except for investments in which Griffin-American holds a non-controlling interest and investments in entities having securities listed on a national securities exchange;

•	making investments in CMBS in excess of 10.0% of Griffin-American’s total assets; or

•	making investments in equity securities of public or private real estate companies in excess of 10.0% of Griffin-American’s total assets.
Issuing Securities for Property
Subject to limitations contained in Griffin-American’s organizational and governance documents, Griffin-American may issue, or cause to be issued, shares of its stock or limited partnership units in Griffin-American Operating Partnership in any manner (and on such terms and for such consideration) in exchange for real estate. Griffin-American’s stockholders have no preemptive rights to purchase such shares of stock or limited partnership units in any such offering, and any such offering might cause a dilution of a stockholder’s initial investment.

Griffin-American’s Real Estate Investment Portfolio
As of June 30, 2014, Griffin-American had completed 75 acquisitions comprising 289 buildings and approximately 11,277,000 square feet of GLA for an aggregate contract purchase price of $2,929,461,000 in various states:

Property Name(1)	Type of Property	GLA (Sq Ft)	Purchase Date	Contract Purchase Price	Mortgage Debt(2)	Interest Rate(2)	Maturity Date	Location
Lacombe Medical Office Building	Medical Office	34,000	03/05/10	$6,970,000	$—	—	—	Lacombe, LA
Center for Neurosurgery and Spine	Medical Office	35,000	03/31/10	6,500,000	2,354,000	1.25%	08/15/21 (callable)	Sartell, MN
Parkway Medical Center	Medical Office	88,000	04/12/10	10,900,000	5,450,000	3.65%	01/01/20	Beachwood, OH
Highlands Ranch Medical Pavilion	Medical Office	37,000	04/30/10	8,400,000	—	—	—	Highlands Ranch, CO
Muskogee Long-Term Acute Care Hospital	Hospital	37,000	05/27/10	11,000,000	—	—	—	Muskogee, OK
St. Vincent Medical Office Building	Medical Office	51,000	06/25/10	10,100,000	5,050,000	3.65%	01/01/20	Cleveland, OH
Livingston Medical Arts Pavilion	Medical Office	29,000	06/28/10	6,350,000	—	—	—	Livingston, TX
Pocatello East Medical Office Building	Medical Office	76,000	07/27/10	15,800,000	7,281,000	6.00%	10/01/20	Pocatello, ID
Monument Long-Term Acute Care Hospital Portfolio	Hospital	115,000	08/12/10, 08/31/10, 10/29/10 and 01/31/11	41,695,000	23,015,000	5.79%	05/27/18	Cape Girardeau, Joplin and Columbia, MO and Athens, GA
Virginia Skilled Nursing Facility Portfolio	Skilled Nursing Facility	232,000	09/16/10	45,000,000	—	—	—	Charlottesville, Bastian, Lebanon, Fincastle, Low Moor, Midlothian and Hot Springs, VA
Sylva Medical Office Building	Medical Office	45,000	11/15/10	11,400,000	—	—	—	Sylva, NC
Surgical Hospital of Humble	Multiple	76,000	12/10/10 and 04/01/14	26,800,000	6,550,000	3.65%	01/01/20	Humble, TX
Lawton Medical Office Building Portfolio	Medical Office	62,000	12/22/10	11,550,000	6,712,000	3.04%	01/01/16	Lawton, OK
Ennis Medical Office Building	Medical Office	30,000	12/22/10	7,100,000	—	—	—	Ennis, TX
St. Anthony North Medical Office Building	Medical Office	60,000	03/29/11	11,950,000	5,975,000	3.65%	01/01/20	Westminster, CO
Loma Linda Pediatric Specialty Hospital	Skilled Nursing Facility	34,000	03/31/11	13,000,000	—	—	—	Loma Linda, CA
Yuma Skilled Nursing Facility	Skilled Nursing Facility	40,000	04/13/11	11,000,000	—	—	—	Yuma, AZ
Hardy Oak Medical Office Building	Medical Office	42,000	04/14/11	8,070,000	—	—	—	San Antonio, TX
Lakewood Ranch Medical Office Building	Medical Office	58,000	04/15/11	12,500,000	—	—	—	Bradenton, FL
Dixie-Lobo Medical Office Building Portfolio	Medical Office	156,000	05/12/11 and 05/02/13	30,100,000	—	—	—	Alice, Lufkin, Victoria and Wharton, TX, Carlsbad and Hobbs, NM, Hope, AR and Lake Charles, LA
Milestone Medical Office Building Portfolio	Medical Office	179,000	05/26/11	44,050,000	15,896,000	4.50%	02/01/17	Jersey City, NJ and Benton and Bryant, AR
Philadelphia SNF Portfolio	Skilled Nursing Facility	392,000	06/30/11	75,000,000	—	—	—	Philadelphia, PA
Maxfield Medical Office Building	Medical Office	41,000	07/11/11	7,200,000	4,604,000	5.17%	02/28/15	Sarasota, FL
Lafayette Physical Rehabilitation Hospital	Hospital	26,000	09/30/11	12,100,000	—	—	—	Lafayette, LA
Sierra Providence East Medical Plaza I	Medical Office	60,000	12/22/11	7,840,000	—	—	—	El Paso, TX

Property Name(1)	Type of Property	GLA (Sq Ft)	Purchase Date	Contract Purchase Price	Mortgage Debt(2)	Interest Rate(2)	Maturity Date	Location
Southeastern Skilled Nursing Facility Portfolio(3)	Skilled Nursing	454,000	01/10/12	$166,500,000	$80,743,000	4.41%	08/01/40, 03/01/45, 08/01/45 and 09/01/47	Conyers, Covington, Snellville, Gainesville and Atlanta, GA, Memphis and Millington, TN, Shreveport, LA and Mobile, AL
FLAGS MOB Portfolio(4)	Medical Office	177,000	01/27/12 and 03/23/12	33,800,000	9,095,000	5.76%	08/01/16 and 08/01/15	Boynton Beach, FL, Austell, GA, Okatie, SC and Tempe, AZ
Spokane MOB	Medical Office	96,000	01/31/12	32,500,000	13,741,000	5.59%	03/11/35	Spokane, WA
Centre Medical Plaza	Medical Office	75,000	04/26/12	24,600,000	—	—	—	Chula Vista, CA
Gulf Plains MOB Portfolio	Medical Office	88,000	04/26/12	19,250,000	—	—	—	Amarillo and Houston, TX
Midwestern MOB Portfolio(5)	Medical Office	150,000	05/22/12, 07/19/12 and 08/14/12	30,060,000	17,153,000	5.73%	05/11/21, 06/05/16 and 06/01/15	Champaign, Lemont, Naperville and Urbana, IL
Texarkana MOB	Medical Office	32,000	06/14/12	6,500,000	—	—	—	Texarkana, TX
Greeley MOB	Medical Office	58,000	06/22/12	13,200,000	6,600,000	3.65%	01/01/20	Greeley, CO
Columbia MOB	Medical Office	43,000	06/26/12	6,900,000	3,450,000	3.65%	01/01/20	Columbia, SC
Ola Nalu MOB Portfolio(6)	Medical Office	272,000	06/29/12 and 07/12/12	71,000,000	15,710,000	3.65%	01/01/20	Huntsville, AL, New Port Richey, FL, Hilo, HI, Warsaw, IN, Las Vegas, NM, and Rockwall, San Angelo and Schertz, TX
Silver Star MOB Portfolio	Medical Office	147,000	07/19/12, 09/05/12 and 09/27/12	35,400,000	—	—	—	Killeen, Temple, Rowlett, Desoto and Frisco, TX
Shelbyville MOB	Medical Office	31,000	07/26/12	6,800,000	—	—	—	Shelbyville, TN
Jasper MOB Portfolio	Medical Office	57,000	08/08/12 and 09/27/12	13,800,000	6,116,000	6.10%	07/06/17	Jasper, GA
Pacific Northwest Senior Care Portfolio	Multiple	394,000	08/24/12 and 05/31/13	64,804,000	—	—	—	Bend, Corvallis, Grants Pass, Prineville, Redmond and Salem, OR and North Bend, Olympia and Tacoma, WA
East Tennessee MOB Portfolio	Medical Office	167,000	09/14/12	51,200,000	—	—	—	Knoxville, TN
Los Angeles Hospital Portfolio	Hospital	296,000	09/27/12	85,000,000	—	—	—	Los Angeles, Gardena and Norwalk, CA
Bellaire Hospital	Hospital	161,000	11/09/12	23,250,000	—	—	—	Houston, TX
Massachusetts Senior Care Portfolio	Multiple	104,000	12/10/12	24,350,000	—	—	—	Dalton and Hyde Park, MA
St. Petersburg Medical Office Building	Medical Office	53,000	12/20/12	10,400,000	—	—	—	St. Petersburg, FL
Bessemer Medical Office Building	Medical Office	100,000	12/20/12	25,000,000	—	—	—	Bessemer, AL
Santa Rosa Medical Office Building	Medical Office	102,000	12/20/12	18,200,000	—	—	—	Santa Rosa, CA
North Carolina ALF Portfolio	Senior Housing	228,000	12/21/12 and 02/06/14	96,000,000	—	—	—	Durham, Fayetteville, Fuquay-Varina, Knightdale, Lincolnton and Monroe, NC
Falls of Neuse Raleigh Medical Office Building	Medical Office	77,000	12/31/12	21,000,000	—	—	—	Raleigh, NC
Central Indiana MOB Portfolio(7)	Medical Office	594,000	12/31/12, 03/28/13, 04/26/13 and 05/20/13	122,780,000	63,270,000	5.87%	08/01/15, 10/01/15, 12/01/15, 04/01/16, 05/01/16, 06/01/16, 08/01/16, 04/01/18 and 10/15/18	Avon, Bloomington, Carmel, Indianapolis, Lafayette, Muncie, Fishers and Noblesville, IN
A&R MOB Portfolio	Medical Office	183,000	02/20/13	31,750,000	—	—	—	Ruston, LA and Abilene, TX
Property Name(1)	Type of Property	GLA (Sq Ft)	Purchase Date	Contract Purchase Price	Mortgage Debt(2)	Interest Rate(2)	Maturity Date	Location

Greeley Northern Colorado MOB Portfolio	Medical Office	101,000	02/28/13	$15,050,000	$—	—	—	Greeley, CO
St. Anthony North Denver MOB II	Medical Office	28,000	03/22/13	4,100,000	—	—	—	Westminister, CO
Eagles Landing GA MOB	Medical Office	45,000	03/28/13	12,400,000	—	—	—	Stockbridge, GA
Eastern Michigan MOB Portfolio	Medical Office	94,000	03/28/13	21,600,000	—	—	—	Novi and West Bloomfield, MI
Pennsylvania SNF Portfolio	Skilled Nursing	440,000	04/30/13 and 03/06/14	52,000,000	—	—	—	Milton, Royersford and Watsontown, PA
Rockwall MOB II	Medical Office	18,000	05/23/13	5,400,000	—	—	—	Rockwall, TX
Pittsfield Skilled Nursing Facility	Skilled Nursing	42,000	05/29/13	15,750,000	—	—	—	Pittsfield, MA
Des Plaines Surgical Center	Medical Office	47,000	05/31/13	10,050,000	—	—	—	Des Plaines, IL
Winn MOB Portfolio	Medical Office	65,000	06/03/13	9,850,000	—	—	—	Decatur, GA
Hinsdale MOB Portfolio	Medical Office	169,000	07/11/13	35,500,000	—	—	—	Hinsdale, IL
Johns Creek Medical Office Building	Medical Office	90,000	08/26/13	20,100,000	—	—	—	Johns Creek, GA
Winn MOB II	Medical Office	22,000	08/27/13	2,800,000	—	—	—	Decatur, GA
Greeley Cottonwood MOB	Medical Office	36,000	09/06/13	7,450,000	—	—	—	Greeley, CO
UK Senior Housing Portfolio	Senior Housing	962,000	09/11/13	472,167,000	—	—	—	England, Scotland, and Jersey, UK
Tiger Eye NY MOB Portfolio	Medical Office	362,000	09/20/13 and 12/23/13	141,000,000	—	—	—	Middletown, Rock Hill and Wallkill, NY
Salt Lake City LTACH	Hospital	35,000	09/25/13	13,700,000	—	—	—	Murray, UT
Lacombe MOB II	Medical Office	43,000	09/27/13	5,500,000	—	—	—	Lacombe, LA
Tennessee MOB Portfolio	Medical Office	65,000	10/02/13	13,600,000	—	—	—	Memphis and Hendersonville, TN
Central Indiana MOB Portfolio II	Medical Office	57,000	12/12/13	9,400,000	—	—	—	Greenfield and Indianapolis, IN
Kennestone East MOB Portfolio	Medical Office	52,000	12/13/13	13,775,000	—	—	—	Marietta, GA
Dux MOB Portfolio	Medical Office	773,000	12/19/13, 12/20/13 and 01/09/14	206,950,000	—	—	—	Brownsburg, Evansville, Indianapolis, Lafayette, Munster, and St. John, IN; Escanaba, MI; Batavia and Chillicothe, OH; and San Antonio, TX
Midwest CCRC Portfolio	Senior Housing-RIDEA	1,372,000	12/20/13	310,000,000	—	—	—	Cincinnati, OH; Colorado Springs, CO; and Lincolnwood, IL
Eagle Carson City MOB	Medical Office	65,000	03/19/14	19,500,000	—	—	—	Carson City, NV
Brentwood CA MOB	Medical Office	52,000	05/29/14	16,000,000	9,181,000	6.02%	08/11/16	Brentwood, CA
Villa Rosa MOB	Medical Office	68,000	06/16/14	9,400,000	—	—	—	San Antonio, TX
Total/Weighted Average		11,277,000		$2,929,461,000	307,946,000
____________________

(1)	Griffin-American owns 100% of all of its properties.

(2)
Represents the mortgage balance and interest rate as of June 30, 2014. As of June 30, 2014, Griffin-American had 42 fixed rate and two variable rate mortgage loans with effective interest rates ranging from 1.25% to 6.60% per annum and a weighted average effective interest rate of 4.94% per annum. In addition, Griffin-American had fixed rate interest rate swaps ranging from 4.11% to 6.00% per annum, thereby effectively fixing Griffin-American’s interest rates on the two variable rate mortgage loans payable. For Southeastern Skilled Nursing Facility Portfolio, FLAGS MOB Portfolio, Midwestern MOB Portfolio and Central Indiana MOB Portfolio, the interest rate reflects a weighted average interest rate of the various mortgages outstanding on the respective portfolio as of June 30, 2014. Most of the mortgage loans payable and interest rate swaps may be prepaid but in some cases subject to a prepayment premium. In the event of prepayment, the amount of the prepayment premium will be paid according to the terms of the applicable loan documents.

(3)	Southeastern Skilled Nursing Facility Portfolio is secured by ten mortgages with fixed interest rates as of June 30, 2014 ranging from 2.48% to 5.25% per annum.

(4)
FLAGS MOB Portfolio is secured by two mortgage loans with principal amounts outstanding of $3,966,000 and $5,129,000, respectively, fixed interest rates of 6.31% and 5.33%, respectively, and maturity dates of August 1, 2016 and August 1, 2015, respectively.

(5)
Midwestern MOB Portfolio is secured by three mortgage loans with principal amounts outstanding of $3,582,000, $7,007,000 and $6,564,000, respectively, fixed interest rates of 5.88%, 5.91% and 5.46%, respectively, and maturity dates of May 11, 2021, June 5, 2016 and June 1, 2015, respectively.

(6)
Ola Nalu MOB Portfolio is secured by two mortgage loans with principal amounts outstanding of $4,667,000 and $11,043,000, respectively. Both loans have the same fixed interest rate of 3.65% and maturity date of January 1, 2020.

(7)	Central Indiana MOB Portfolio is secured by 12 mortgage loans with fixed interest rates as of June 30, 2014 ranging from 5.31% to 6.60% per annum.

The table below represents the number and percentage of aggregate purchase price of Griffin-American’s properties by region as of June 30, 2014:

	Buildings Owned
		As a Percentage of Aggregate Purchase Price
Region	Number
South	79	25.2%
Midwest	78	24.2
East	43	18.0
West	45	16.5
International	44	16.1
Total	289	100%
Geographic Concentration
Based on leases in effect as of June 30, 2014, no one state in the United States accounted for 10.0% or more of Griffin-American’s annualized base rent. However, Griffin-American’s UK Senior Housing Portfolio located in the United Kingdom accounted for 14.9% of Griffin-American’s annualized base rent as of June 30, 2014. Accordingly, there is a geographic concentration of risk subject to fluctuations in the United Kingdom's economy.
The table below describes the types of real estate operating properties Griffin-American owned as of June 30, 2014:

Types of Property	Number of Buildings	GLA (Square Feet)
Medical Office Buildings	144	5,884,000
Senior Housing	60	1,409,000
Skilled Nursing Facilities	45	1,912,000
Senior Housing - RIDEA	26	1,371,000
Hospitals	14	701,000
Total	289	11,277,000
The table below describes the average occupancy rate and the average effective annual rental rate per leased square foot of Griffin-American’s portfolio, excluding Griffin-American’s properties operated utilizing a RIDEA structure, for each of the last four years ended December 31, 2013 and as of June 30, 2014, for which Griffin-American owned properties:

	2010(1)	2011(1)	2012(1)	2013(1)	2014(2)
Occupancy Rate	98.3%	96.1%	96.6%	95.8%	95.1%
Average Effective Annual Rental Rate per Leased Square Foot	$21.16	$21.37	$22.93	$24.72	$24.48
_____________

(1)	Based on leases in effect as of December 31, 2010, 2011, 2012 and 2013, respectively.

(2)	Based on leases in effect as of June 30, 2014
Midwest CCRC Portfolio was 96.3% and 95.9%, respectively, leased for the three and six months ended June 30, 2014 and substantially all of Griffin-American’s leases with residents at Midwest CCRC Portfolio are for a term of one year or less.
The following table sets forth the lease expirations of Griffin-American’s property portfolio for the next ten years, including the number of tenants whose leases will expire in the applicable year, the total area in square feet covered by such leases and the gross annual rent and percentage of gross annual rent represented by such leases as of June 30, 2014:

Year(1)	Number of Expiring Leases	Total Sq. Ft. of Expiring Leases	Annual Base Rent Under Expiring Leases	% of Total Annual Base Rent Represented by Expiring Leases(2)
2014	74	266,000	$5,658,000	2.9%
2015	82	432,000	8,635,000	4.6
2016	103	612,000	14,277,000	6.6
2017	83	585,000	12,406,000	6.3
2018	79	580,000	13,104,000	6.3
2019	57	473,000	11,604,000	5.1
2020	57	439,000	10,965,000	4.7
2021	35	358,000	9,554,000	3.9
2022	28	229,000	5,166,000	2.5
2023	23	469,000	11,136,000	5.0
2024	17	364,000	8,941,000	3.9
Thereafter	45	4,478,000	152,243,000	48.2
Total	683	9,285,000	$263,689,000	100%
__________

(1)	Excludes Midwest CCRC Portfolio with annualized net operating income of $21,138,000, which is operated utilizing a RIDEA structure.

(2)	The annual rent percentage is based on the total annual contractual base rent based on leases in effect as of June 30, 2014.
Based on leases in effect as of June 30, 2014, Griffin-American’s five reportable business segments, medical office buildings, skilled nursing facilities, senior housing, senior housing-RIDEA and hospitals, accounted for 46.6%, 18.7%, 18.4%, 8.5% and 7.8%, respectively, of Griffin-American’s annualized base rent.
As of June 30, 2013, Griffin-American evaluated its business and made resource allocations based on five reportable business segments-medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing-RIDEA. Griffin-American’s medical office buildings are typically leased to multiple tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Griffin-American’s hospital investments are primarily single tenant properties which lease the facilities to unaffiliated tenants under “triple-net” and generally “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Griffin-American’s skilled nursing facilities and senior housing facilities are acquired and similarly structured as Griffin-American’s hospital investments. Griffin-American’s senior housing-RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure.
Griffin-American evaluates performance based upon net operating income of the combined properties in each segment. Griffin-American defines net operating income, a non-GAAP financial measure, as total revenues, less rental expenses, which excludes depreciation and amortization, general and administrative expenses, subordinated distribution purchase, acquisition related expenses, interest expense, foreign currency and derivative loss, interest income and income tax benefit. Griffin-American believes that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, Griffin-American believes that segment net operating income serves as a useful supplement to net income (loss) because it allows investors and Griffin-American’s management to measure unlevered property-level operating results and to compare Griffin-American’s operating results to the operating results of other real estate companies and between periods on a consistent basis. Segment net operating income should not be considered as an alternative to net income (loss) determined in accordance with GAAP as an indicator of Griffin-American’s financial performance, and, accordingly, Griffin-American believes that in order to facilitate a clear understanding of its consolidated historical operating results, segment operating income should be examined in conjunction with net income (loss) as presented in Griffin-American’s accompanying consolidated financial statements.
Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.

Non-segment assets primarily consist of corporate assets including cash and cash equivalents, real estate and escrow deposits, deferred financing costs, other receivables and other assets not attributable to individual properties.
Summary information for the reportable segments during the six months ended June 30, 2014 and for the years ended December 31, 2013, 2012 and 2011 was as follows:

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing-RIDEA	Six Months Ended June 30, 2014
Revenues:
Real estate revenue	$78,726,000	$26,503,000	$12,600,000	$27,374,000	$—	$145,203,000
Resident fees and services	—	975,000	—	623,000	38,577,000	40,175,000
Total revenues	78,726,000	27,478,000	12,600,000	27,997,000	38,577,000	185,378,000
Expenses:
Rental expenses	25,180,000	9,207,000	1,746,000	1,800,000	28,370,000	66,303,000
Segment net operating income	$53,546,000	$18,271,000	$10,854,000	$26,197,000	$10,207,000	$119,075,000

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing-RIDEA	Year Ended December 31, 2013
Revenues:
Real estate revenue	$106,660,000	$49,381,000	$23,563,000	$22,492,000	$—	$202,096,000
Resident fees and services	—	—	—	—	2,307,000	2,307,000
Total revenues	106,660,000	49,381,000	23,563,000	22,492,000	2,307,000	204,403,000
Expenses:
Rental expenses	34,572,000	3,392,000	3,124,000	800,000	1,499,000	43,387,000
Segment net operating income	$72,088,000	$45,989,000	$20,439,000	$21,692,000	$808,000	$161,016,000

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing-RIDEA	Year Ended December 31, 2012
Revenues:
Real estate revenue	$49,981,000	$37,432,000	$12,280,000	$1,035,000	$—	$100,728,000
Expenses:
Rental expenses	16,666,000	2,853,000	1,516,000	96,000	—	21,131,000
Segment net operating income	$33,315,000	$34,579,000	$10,764,000	$939,000	$—	$79,597,000

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing-RIDEA	Year Ended December 31, 2011
Revenues:
Real estate revenue	$21,479,000	$11,327,000	$7,651,000	$—	—	$40,457,000
Expenses:
Rental expenses	6,575,000	1,030,000	725,000	—	—	8,330,000
Segment net operating income	$14,904,000	$10,297,000	$6,926,000	$—	$—	$32,127,000

Assets by reportable segment as of June 30, 2014 and December 31, 2013 and 2012 were as follows:

	June 30,	December 31,
	2014	2013	2012
Medical office buildings	$1,360,104,000	$1,296,336,000	$677,444,000
Senior housing	733,438,000	699,420,000	116,871,000
Skilled nursing facilities	445,017,000	405,774,000	374,773,000
Senior housing-RIDEA	303,729,000	313,279,000	—
Hospitals	197,477,000	194,847,000	190,289,000
All other	7,478,000	19,070,000	95,252,000
Total assets	$3,047,243,000	$2,928,726,000	$1,454,629,000
Griffin-American believes that each of its properties is adequately covered by insurance and is suitable for its intended purpose.
Significant Tenants
As of June 30, 2014, one of Griffin-American’s tenants at its consolidated properties accounted for 10.0% or more of Griffin-American’s aggregate annualized base rent, as set forth below.

Tenant	2014 Annualized Base Rent(1)	Percentage of Annualized Base Rent	Property	GLA (Sq Ft)	Lease Expiration Date(2)
Myriad Healthcare Limited(3)	£21,610,000	14.9%	UK Senior Housing Portfolio	962,000	9/10/48
__________

(1)
Annualized base rent is based on contractual base rent from leases in effect as of June 30, 2014 and was approximately $36,966,000 based on the currency exchange rate as of June 30, 2014. The loss of this tenant or its inability to pay rent could have a material adverse effect on Griffin-American’s business and results of operations.

(2)	UK Senior Housing Portfolio is leased to one tenant under a 35-year absolute net lease with lease termination options on October 1, 2028 and October 1, 2038.

(3)
As of June 30, 2014, £11,754,000, or approximately $20,107,000 based on the currency exchange rate as of June 30, 2014, was outstanding under real estate notes receivable, to affiliates of Myriad Healthcare Limited.

Depreciation
As of June 30, 2014, for federal income tax purposes, Griffin-American’s depreciable basis in its acquired properties was approximately $2.67 billion in total. For federal income tax purposes, Griffin-American depreciates furniture and equipment, land improvements and buildings based upon an estimated useful life over five to seven and 40 years, respectively.
Competition
Griffin-American competes with many other entities engaged in real estate investment activities for acquisitions of medical office buildings and healthcare-related facilities, including international, national, regional and local operators, acquirers and developers of healthcare real estate properties. The competition for healthcare real estate properties may significantly increase the price Griffin-American must pay for medical office buildings and healthcare-related facilities or other assets it seeks to acquire, and Griffin-American’s competitors may succeed in acquiring those properties or assets themselves. In addition, potential acquisition targets of Griffin-American may find Griffin-American’s competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger healthcare REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets, and therefore, increased prices paid for them. Due to an increased interest in single-property acquisitions among tax-motivated individual purchasers, Griffin-American may pay higher prices if it purchases single properties in comparison with portfolio acquisitions. If Griffin-American pays higher prices for medical office buildings or healthcare-related facilities, Griffin-American’s business, financial condition, results of operations and Griffin-American’s ability to pay distributions to its stockholders may be materially and adversely affected and its stockholders may experience a lower return on their investment.

Employees
Griffin-American has no employees and Griffin-American’s executive officers are all employees of affiliates of the Griffin-American Advisor Entities.
Legal Proceedings
From time to time, Griffin-American is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of Griffin-American’s business. Griffin-American is not currently a party, as plaintiff or defendant, to any legal proceedings that Griffin-American believes to be material or which, individually or in the aggregate, would be expected to have a material adverse effect on Griffin-American’s business, financial condition or results of operation if determined adversely to Griffin-American.
Regulatory Matters
The following discussion describes certain material federal healthcare laws and regulations that may affect Griffin-American’s operations and those of Griffin-American’s tenants. However, the discussion does not address state healthcare laws and regulations, except as otherwise indicated. These state laws and regulations, like the federal healthcare laws and regulations, could affect the operations of Griffin-American’s tenants and, accordingly, Griffin-American’s operations. Moreover, the discussion relating to reimbursement for healthcare services addresses matters that are subject to frequent review and revision by Congress and the agencies responsible for administering federal payment programs. Consequently, predicting future reimbursement trends or changes is inherently difficult.
Ownership and operation of medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities are subject, directly and indirectly, to substantial federal, state and local government healthcare laws and regulations. Griffin-American’s tenants’ failure to comply with these laws and regulations could adversely affect their ability to successfully operate Griffin-American’s properties. Physician investment in Griffin-American or in Griffin-American’s facilities also will be subject to such laws and regulations. Although Griffin-American is not a healthcare provider or in a position to influence the referral of patients or ordering of services reimbursable by the federal government, to the extent that a healthcare provider leases space from Griffin-American and, in turn, subleases space to physicians or other referral sources at less than a fair market value rental rate, the Anti-Kickback Statute and the Stark Law (both discussed below) could be implicated. Griffin-American’s leases will require the lessees to comply with all applicable laws, including healthcare laws. Griffin-American intends for all of its business activities and operations to conform in all material respects with all applicable laws and regulations, including healthcare laws and regulations.
Healthcare Reform Measures. On March 23, 2010, the President of the United States signed into law the Patient Protection and Affordable Care Act, and on March 30, 2010, the President of the United States signed into law the Reconciliation Act, or collectively, the Healthcare Reform Law. The United States Supreme Court ultimately found that the Healthcare Reform Law’s Medicaid expansion requirement was unconstitutional. Therefore, individual states may elect, in the state’s discretion, to (i) expand Medicaid eligibility requirements to any individual who has an income at or below 133% of the federal poverty level, which would increase the number of individuals eligible for Medicaid benefits, or (ii) maintain previous requirements and decline to expand Medicaid eligibility within the state. Approximately 26 states have elected not to expand Medicaid eligibility. Although the number of states expanding Medicaid may vary, without the expansion of Medicaid benefits in a state, there will be fewer individuals receiving insurance through the state and federal Medicaid benefit program and healthcare providers may continue to have a population of uninsured patients that will require treatment. Healthcare providers that treat uninsured patients may receive no payment or lower reimbursement, which will impact Griffin-American’s tenants’ ability to operate and pay rent.
The Healthcare Reform Law increases insurance accessibility by creating state insurance exchanges and expanding Medicaid eligibility. In addition, the Healthcare Reform Law mandates that individuals obtain health insurance or pay a penalty and also requires employers with more than fifty employees to offer health insurance or pay a penalty. This increases the number of individuals who will have access to healthcare insurance, which is intended to reduce the amount of losses hospitals and providers will incur to provide care to the community. The Healthcare Reform Law temporarily increases Medicare and Medicaid reimbursement payments to primary care physicians, while at the same time reducing reimbursement payments to certain hospitals which have been receiving a disproportionate share of reimbursements. In addition, in 2014, state insurance exchanges will be implemented which will provide a new mechanism for individuals to obtain insurance. At this time, the number of payers that are participating in the state insurance exchanges varies, and in some regions there are very limited insurance plans available for individuals to choose from when purchasing insurance. Moreover, not all healthcare providers will maintain participation agreements with the payers that are participating in the state health insurance exchange. Therefore, it is possible that Griffin-American’s tenants may incur a change in their reimbursement if the tenant does not have a participation agreement with the state insurance exchange payers and a large number of individuals elect to purchase insurance from the state insurance exchange. Further, the rates of reimbursement from the state insurance exchange payers to healthcare providers will vary greatly. The rates of reimbursement will be subject to negotiation between the healthcare provider and the payer, which may vary based upon the market, the healthcare provider’s quality metrics, the number of providers participating in the area and the patient population, among other factors. Therefore, it is uncertain whether healthcare providers will incur a decrease in reimbursement from the state insurance exchange, which may impact a tenant’s ability to pay rent.
The Healthcare Reform Law also places significant restrictions on physician ownership in hospitals. Physicians that refer patients for Designated Health Services, as defined in the Stark Law (as defined below) payable by Medicare are prohibited from investing in hospitals that did not have physician ownership prior to March 23, 2010. This change in law effectively restricts the establishment of new physician-owned hospitals. The Healthcare Reform Law also prevents increases in the total aggregate physician ownership or investment in such hospitals that had physician ownership prior to March 23, 2010. Further, existing hospitals owned by physicians may not expand their bed capacity or number of operating and procedure rooms without satisfying a narrow federal exception for high growth or high Medicaid facilities. The Healthcare Reform Law changes are scheduled to be implemented between 2010 and 2018. At this time, the effects of the Healthcare Reform Law on Griffin-American’s properties are not yet known, and due to the lack of detail in the reimbursement rates and the insurance coverage, it is not possible to predict how the Healthcare Reform Law may impact the operations of Griffin-American’s prospective tenants.
Anti-Kickback Statute. The federal Anti-Kickback Statute (codified at 42 U.S.C. §1320a-7b) prohibits, among other things, the offer, payment, solicitation or acceptance of remuneration directly or indirectly in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. In finding a violation, the Patient Protection and Affordable Care Act (P.L. 111-148) specifies that, under federal Anti-Kickback Statute (42 U.S.C. §1320a-7b) and the federal healthcare fraud statute (18 U.S.C. §1347), prosecutors need not prove that a defendant had actual knowledge of the law or specific intent to violate the law. Violation of the Anti-Kickback Statute is a crime, punishable by fines of up to $25,000 per violation, five years imprisonment, or both. Violations may also result in civil sanctions, including civil penalties of up to $50,000 per violation, exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid, and additional monetary penalties in amounts treble to the underlying remuneration. The Office of Inspector General of the Department of Health and Human Services, or OIG, has issued “Safe Harbor Regulations” that describe practices that will not be considered violations of the Anti-Kickback Statute. Nevertheless, the fact that a particular arrangement does not meet safe harbor requirements does not mean that the arrangement violates the Anti-Kickback Statute. Rather, the safe harbor regulations simply provide a manner where qualifying arrangements will not be prosecuted under the Anti-Kickback Statute. Griffin-American uses commercially reasonable efforts to structure lease/operating arrangements involving facilities in which local physicians are investors and tenants so as to satisfy, or meet as closely as possible, safe harbor conditions. Griffin-American cannot be sure, however, that it meets all of the conditions for the safe harbor.
Stark Law. Any physicians investing in Griffin-American or leasing from Griffin-American could also be subject to the Ethics in Patient Referrals Act of 1989, or the Stark Law (codified at 42 U.S.C. §1395nn). Unless subject to an exception, the Stark Law prohibits a physician from making a referral to an “entity” furnishing “designated health services,” including, among other services, inpatient and outpatient hospital services, clinical laboratory services and radiology services, paid by Medicare if the physician or a member of his immediate family has a “financial relationship” with that entity. A reciprocal prohibition bars the entity from billing Medicare for any services furnished pursuant to a prohibited referral. Sanctions for violating the Stark Law include denial of payment, refunding amounts received for services provided pursuant to prohibited referrals, civil monetary penalties of up to $15,000 per prohibited service provided, and exclusion from the Medicare programs. The statute also provides for a penalty of up to $100,000 for a circumvention scheme. The Healthcare Reform Law provides for certain significant modifications to the Stark Law, including, among others, the new restrictions on physician ownership in hospitals discussed above and a requirement that the U.S. Department of Health and Human Services create and implement a new Stark Law self-referral disclosure protocol by late 2010. The self-referral disclosure protocol was released in September 2010 and revised in May 2011. The self-referral disclosure protocol allows healthcare entities to self-report Stark Act violations to the government, and based on the entities’ cooperation, the U.S. Department of Health and Human Services has the authority to reduce repayments and penalties for such violations.
There are exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements. There is also an exception for a physician’s ownership interest in an entire hospital, as opposed to an ownership interest in a hospital department. Unlike safe harbors under the Anti-Kickback Statute, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law.
The Centers for Medicare and Medicaid Services, a federal agency within the U.S. Department of Health and Human Services, has issued multiple phases of final regulations implementing the Stark Law and continues to make changes to these regulations. While these regulations help clarify the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. Although Griffin-American’s lease agreements require lessees to comply with the Stark Law, Griffin-American cannot offer assurance that the arrangements entered into by Griffin-American and its facilities will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.
The False Claims Act. The federal False Claims Act prohibits the making or presenting of any false claim for payment to the federal government; it is the civil equivalent to federal criminal provisions prohibiting the submission of false claims to federally funded programs. Additionally, qui tam, or whistleblower, provisions of the federal False Claims Act allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Whistleblowers may collect a portion of the government’s recovery - an incentive which increases the frequency of such actions. A successful False Claims Act case may result in a penalty of three times actual damages, plus additional civil penalties payable to the government, plus reimbursement of the fees of counsel for the whistleblower. The Healthcare Reform Law provides for certain expansions of the False Claims Act, which could result in significant increases in the number of whistleblower lawsuits. Many states have enacted similar statutes preventing the presentation of a false claim to a state government, and Griffin-American expects more to do so because the Social Security Act provides a financial incentive for states to enact statutes establishing state level liability.
The Civil Monetary Penalties Law. The Civil Monetary Penalties law prohibits the knowing presentation of a claim for certain healthcare services that is false or fraudulent. The penalties include a monetary civil penalty of up to $10,000 for each item or service, $15,000 for each individual with respect to whom false or misleading information was given, as well as treble damages for the total amount of remuneration claimed.
HIPAA Administrative Simplification and Privacy Requirements. The Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, requires the use of uniform electronic data transmission standards for certain healthcare claims and payment transactions submitted or received electronically. Compliance with these regulations is mandatory for healthcare providers, including potential tenants of Griffin-American facilities. HIPAA standards are intended to protect the privacy and security of individually identifiable health information. HIPAA also requires providers to address and implement administrative, physical and technical safeguards to protect the privacy and security of patient protected health information. The cost of compliance with these regulations is not expected to have a material adverse effect on Griffin-American’s business, financial condition or results of operations.
American Recovery and Reinvestment Act of 2009. The American Recovery and Reinvestment Act of 2009, or ARRA, and specifically Title XIII of ARRA, the Health Information and Technology for Economic and Clinical Health Act, or HITECH Act, expanded the reach of HIPAA and enhanced the privacy, security and confidentiality obligations of healthcare providers, including potential tenants of Griffin-American’s facilities, to protect patient identifiable information known as protected health information, and on March 26, 2013, the final HIPAA Omnibus Rule became effective which finalizes the proposed regulations implementing the changes to HIPAA as defined by the HITECH Act, with the exception of patient’s accounting rights. The HIPAA Omnibus Rule requires providers to be in compliance with the changes imposed by HITECH, the HIPAA Security Rule and the administrative requirements by September 23, 2013 and to update current business associate agreements by September 23, 2014. If providers fail to comply with the HIPAA Omnibus Rule requirements, providers will be subject to fines and penalties that have increased from a maximum of $250,000 to up to $1.5 million for willful neglect violations. In addition, the government has contracted with private auditors to audit and enforce the HIPAA obligations. As a result of the HITECH Act, potential tenants may incur additional costs to improve the tenant’s technology used or disclosed to protect patient protected health information in accordance with the guidance provided by the U.S. Department of Health and Human Services, which could have a negative impact on their financial condition. If any of Griffin-American’s tenants fails to comply with the HIPAA or HITECH Act privacy and security obligations, such tenants could incur substantial fines and their personnel could face potential incarceration.
Licensure. The tenants of the healthcare facilities in Griffin-American’s portfolio are subject to extensive federal, state and local licensure, certification and inspection laws and regulations. Further, various licenses and permits are required to dispense narcotics, operate pharmacies, handle radioactive materials and operate equipment. Failure to comply with any of these laws could result in loss of licensure, certification or accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state healthcare programs.
EMTALA. All of Griffin-American’s healthcare facilities that provide emergency care through dedicated emergency departments or primarily for emergent conditions will be subject to the Emergency Medical Treatment and Active Labor Act, or EMTALA. This federal law requires such facilities to have a dedicated emergency department to conduct an appropriate medical screening examination of every individual who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer an individual or if the hospital delays appropriate treatment in order to first inquire about the individual’s ability to pay. Penalties for violations of EMTALA include civil monetary penalties and exclusion from participation in the Medicare program. In addition, an injured individual, the individual’s family or a medical facility that suffers a financial loss as a direct result of a hospital’s violation of the law can bring a civil suit against the hospital.
Antitrust Laws. The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. These laws prohibit price fixing, concerted refusal to deal, market monopolization, price discrimination, tying arrangements, acquisitions of competitors and other practices that have, or may have, an adverse effect on competition. Violations of federal or state antitrust laws can result in various sanctions, including criminal and civil penalties. Antitrust enforcement in the healthcare industry is currently a priority of the Federal Trade Commission. Griffin-American intends to operate so that it and its tenants are in compliance with such federal and state laws, but future review by courts or regulatory authorities could result in a determination that could adversely affect the operations of Griffin-American’s tenants and, consequently, Griffin-American’s operations.
Healthcare Industry Investigations. Significant media and public attention has focused in recent years on the healthcare industry. In addition, the funding within the ARRA is dedicated to funding additional federal enforcement activities related to healthcare providers and preventing fraud and abuse. The Healthcare Reform Law includes substantial funding toward fraud and abuse enforcement activities against providers. This funding may increase enforcement activities, including investigations, against potential tenants of Griffin-American facilities. It is possible that governmental entities could initiate investigations or litigation in the future and that such matters could result in significant penalties, as well as adverse publicity. It is also possible that Griffin-American’s executives could be included in governmental investigations or litigation or named as defendants in private litigation.
Other Regulatory and Legislative Developments. Healthcare continues to attract intense legislative and public interest. Many states have enacted, or are considering enacting, measures designed to reduce their Medicaid expenditures and change private healthcare insurance, and states continue to face significant challenges in maintaining appropriate levels of Medicaid funding due to state budget shortfalls. In addition, the Healthcare Reform Law created the Centers for Medicare and Medicaid Innovation, or CMI, which is designed to engage in demonstration projects and evaluate healthcare programs that will improve the quality of healthcare delivered at reduced costs. The CMI will initiate demonstration programs that change how providers are paid for their services and focus upon changes in patient behavior to reduce the costs of healthcare service delivery. If the demonstration programs satisfy the CMI’s goals, the program may be expanded to apply to larger populations. The payment reform initiated by CMI programs may reduce and/or impact the reimbursement to providers. Healthcare facility operating margins may continue to be under significant pressure due to the deterioration in pricing flexibility and payor mix, as well as increases in operating expenses that exceed increases in payments under the Medicare program. In addition, federal and state regulating bodies may adopt yet further prohibitions on the types of contractual arrangements between physicians and the healthcare providers to which they refer. More importantly, restrictions on admissions to inpatient rehabilitation facilities and long-term acute care hospitals may continue. It is not possible to predict whether any such proposals or initiatives will be adopted, or if adopted, whether the business of our prospective tenants, or Griffin-American’s business, will be adversely impacted. In addition, the American Taxpayer Relief Act of 2012 modified the Medicare reimbursement for hospitals. This adjustment in reimbursement may adversely impact the financial resources for tenants that operate hospitals.
Distributions
The Griffin-American Board authorized, on a quarterly basis, a daily distribution to its stockholders of record as of the close of business on each day of the quarterly periods from January 1, 2012 and ending on the earlier of December 31, 2014 or the close of business on the date immediately preceding the effective date of the merger. For distributions declared for each record date in the January 2012 through October 2012 periods, the distributions were calculated based on 365 days in the calendar year and were equal to $0.001808219 per day per share of common stock, which is equal to an annualized distribution rate of 6.6%, assuming a purchase price of $10.00 per share. For distributions declared for each record date in the November 2012 through December 2014 periods, the distributions are calculated based on 365 days in the calendar year and are equal to $0.001863014 per day per share of common stock, which is equal to an annualized distribution rate of 6.65%, assuming a purchase price of $10.22 per share. These distributions are aggregated and paid monthly in arrears in cash or shares of Griffin-American’s common stock pursuant to the DRIP and the $100,000,000 additional shares of Griffin-American common stock that Griffin-American registered on September 9, 2013 pursuant to its Secondary DRIP. The distributions declared for each record date are paid only from legally available funds. On March 28, 2014, the Griffin-American Board suspended the Secondary DRIP effective beginning with the distributions declared for the month of April 2014, which were payable in May 2014, and all subsequent distributions declared will be paid in cash to Griffin-American’s stockholders. Notwithstanding the foregoing, (a) for distributions authorized, declared and payable to Griffin-American common stockholders of record on each record date from and including October 1, 2014 through October 31, 2014, such distributions will be paid by November 3, 2014; (b) for distributions authorized, declared and payable to Griffin-American common stockholders of record on each record date from and including November 1, 2014 through the earlier of (i) November 30, 2014 and (ii) the close of business on the date immediately preceding the effective time of the merger, such distributions will be paid within 10 days after the earlier of the date in clause (b)(i) and the date in clause (b)(ii); and (c) for distributions authorized, declared and payable to Griffin-American common stockholders of record on each record date from and including December 1, 2014 through the earlier of (i) December 31, 2014 and (ii) the close of business on the date immediately preceding the effective time of the merger, such distributions will be paid within 10 days after the earlier of the date in clause (c)(i) and the date in clause (c)(ii), in each case only from legally available funds.
The amount of the distributions to Griffin-American’s stockholders is determined quarterly by the Griffin-American Board and is dependent on a number of factors, including funds available for payment of distributions, the financial condition of Griffin-American, capital expenditure requirements and annual distribution requirements needed to maintain its qualification as a REIT under the Code. Griffin-American did not establish any limit on the amount of offering proceeds, and Griffin-American has not established any limit on the amount of proceeds from any future offerings, that may be used to fund distributions, except that, in accordance with its organizational documents and Maryland law, Griffin-American may not make distributions that would: (i) cause it to be unable to pay its debts as they become due in the usual course of business; (ii) cause its total assets to be less than the sum of its total liabilities plus senior liquidation preferences; or (iii) jeopardize its ability to maintain its qualification as a REIT.
2009 Incentive Plan
Griffin-American’s 2009 Incentive Plan, (the “2009 plan”) is utilized to attract and retain qualified independent directors, employees and consultants who are considered essential to Griffin-American’s long-term success.
The 2009 plan provides for the granting of awards to participants in the following forms to those independent directors, employees, and consultants selected by the plan administrator for participation in the 2009 plan:

•	options to purchase shares of Griffin-American common stock, which may be non-statutory stock options or incentive stock options under the Code;

•	stock appreciation rights, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or stock upon the attainment of specified performance goals;

•
restricted stock, which is subject to restrictions on transferability and other restrictions set by the Griffin-American Board or a committee of Griffin-American’s independent directors that will administer the 2009 plan;

•	restricted stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, in the future;

•	deferred stock units, which give the holder the right to receive shares of stock, or the equivalent value in cash or other property, at a future time;

•	dividend equivalents, which entitle the participant to payments equal to any dividends paid on the shares of stock underlying an award; and/or

•	other stock based awards in the discretion of the plan administrator, including unrestricted stock grants.
Any such awards will provide for exercise prices, where applicable, that are not less than the fair market value of Griffin-American’s common stock on the date of the grant. Any shares of stock issued pursuant to the 2009 plan will be subject to the ownership limits contained in Griffin-American’s charter.
The Griffin-American Board or a committee of Griffin-American’s independent directors administers the 2009 plan and has the sole authority to select participants, determine the types of awards to be granted and all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted pursuant to the 2009 plan if the grant, vesting and/or exercise of the awards would jeopardize Griffin-American’s status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under Griffin-American’s charter.
The maximum number of shares of Griffin-American common stock that may be issued pursuant to the 2009 plan will be 2,000,000. In the event of a nonreciprocal corporate transaction that causes the per-share value of Griffin-American common stock to change, such as a stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the share authorization limits of the 2009 plan will be adjusted proportionately.

Unless otherwise provided in an award certificate, upon the death or disability of a participant, or upon a change in control, all of such participant’s outstanding awards pursuant to the 2009 plan will become fully vested. The 2009 plan will automatically expire on the tenth anniversary of the date on which it was adopted, unless extended or earlier terminated by the Griffin-American Board. The Griffin-American Board may terminate the 2009 plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The Griffin-American Board may amend the 2009 plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the Griffin-American Board, stockholder approval would be required by any law, regulation or rule applicable to the 2009 plan. No termination or amendment of the 2009 plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The Griffin-American Board may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by the stockholders or otherwise permitted by the anti-dilution provisions of the 2009 plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
The following table provides information regarding Griffin-American’s 2009 plan as of December 31, 2013:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	—	—	1,932,500
Equity compensation plans not approved by security holders	—	—	—
Total	—		1,932,500
___________________

(1)
On October 21, 2009, Griffin-American granted an aggregate of 15,000 shares of its restricted common stock, as defined in its 2009 plan, to its independent directors in connection with their initial election to the Griffin-American Board, of which 20.0% vested on the grant date and 20.0% was to vest on each of the first four anniversaries of the date of grant. On each of June 8, 2010, June 14, 2011, November 7, 2012 and December 5, 2013, in connection with their re-election, Griffin-American granted an aggregate of 7,500, 7,500, 15,000 and 15,000 shares, respectively, of its restricted common stock, as defined in its 2009 plan, to its independent directors, which were to vest over the same period described above. In addition, on November 7, 2012, Griffin-American granted an aggregate of 7,500 shares of restricted common stock, as defined in its 2009 plan, to its independent directors in consideration of the directors’ determination of market compensation for independent directors of similar publicly registered REITs. These shares of restricted common stock were to vest under the same period described above. The fair value of each share at the date of grant was estimated at $10.00 or $10.22 per share, as applicable based on the then most recent price paid to acquire a share of Griffin-American common stock in the offerings; and with respect to the initial 20.0% of shares of Griffin-American’s restricted common stock that vested on the date of grant, expensed as compensation immediately, and with respect to the remaining shares of Griffin-American restricted common stock, amortized on a straight-line basis over the vesting period. Shares of Griffin-American’s restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of Griffin-American’s restricted common stock would have full voting rights and rights to distributions. Such shares are not shown in the chart above as they are deemed outstanding shares of Griffin-American’s common stock; however, such grants reduce the number of securities remaining available for future issuance.

Griffin-American’s Management’s Discussion and Analysis of Financial Condition and Results of Operations Overview
The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included in this joint proxy statement/prospectus. See also “Cautionary Note Regarding Forward-Looking Statements.”
Overview and Background
Griffin-American, a Maryland corporation, was incorporated as Grubb & Ellis Healthcare REIT II, Inc. on January 7, 2009 and therefore Griffin-American considers that to be its date of inception. Griffin-American was initially capitalized on February 4, 2009. The Griffin-American Board adopted an amendment to Griffin-American’s charter, which was filed with the State Department of Assessments and Taxation of Maryland (“SDAT”) on January 3, 2012, to change its name from Grubb & Ellis Healthcare REIT II, Inc. to Griffin-American Healthcare REIT II, Inc. Griffin-American invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. Griffin-American may also originate and acquire secured loans and real estate-related investments. Griffin-American also operates healthcare-related facilities utilizing a RIDEA structure. Griffin-American generally seek investments that produce current income. Griffin-American qualified to be taxed as a REIT under the Code for federal income tax purposes beginning with its taxable year ended December 31, 2010 and Griffin-American intends to continue to be taxed as a REIT.
On August 24, 2009, Griffin-American commenced the initial offering of up to $3,285,000,000 of shares of Griffin-American common stock. Until November 6, 2012, Griffin-American offered to the public up to $3,000,000,000 of shares of its common stock for $10.00 per share in its primary offering and $285,000,000 of shares of its common stock pursuant to the

DRIP for $9.50 per share. On November 7, 2012, Griffin-American began selling shares of its common stock in the initial offering at $10.22 per share in its primary offering and issuing shares pursuant to the DRIP for $9.71 per share.
On February 14, 2013, Griffin-American terminated the initial offering. As of February 14, 2013, Griffin-American had received and accepted subscriptions in the initial offering for 123,179,064 shares of Griffin-American common stock, or $1,233,333,000, and a total of $40,167,000 in distributions were reinvested and 4,205,920 shares of Griffin-American common stock were issued pursuant to the DRIP.
On February 14, 2013, Griffin-American commenced the follow-on offering of up to $1,650,000,000 of shares of Griffin-American common stock, in which Griffin-American initially offered to the public up to $1,500,000,000 of shares of its common stock for $10.22 per share in its primary offering and $150,000,000 of shares of its common stock for $9.71 per share pursuant to the DRIP. Griffin-American reserved the right to reallocate the shares of common stock offered in the follow-on offering between the primary offering and the DRIP. As such, during the follow-on offering, Griffin-American reallocated an aggregate of $107,200,000 of shares from the DRIP to the primary offering. Accordingly, Griffin-American offered to the public up to $1,607,200,000 of shares of its common stock in its primary offering and up to $42,800,000 of shares of its common stock pursuant to the DRIP.
On October 30, 2013, Griffin-American terminated the follow-on offering. As of December 31, 2013, Griffin-American had received and accepted subscriptions in the follow-on offering for 157,622,743 shares of Griffin-American common stock, or $1,604,996,000, and a total of $42,713,000 in distributions were reinvested and 4,398,862 shares of Griffin-American common stock were issued pursuant to the DRIP.
On September 9, 2013, Griffin-American filed a Registration Statement on Form S-3 under the Securities Act to register a maximum of $100,000,000 of additional shares of its common stock pursuant to Griffin-American’s distribution reinvestment plan, or the Secondary DRIP. The Registration Statement on Form S-3 was automatically effective with the SEC upon its filing; however, Griffin-American did not commence offering shares pursuant to the Secondary DRIP until October 30, 2013 following the termination of the follow-on offering. As of December 31, 2013, a total of $18,448,000 in distributions were reinvested and 1,899,892 shares of Griffin-American common stock were issued pursuant to the Secondary DRIP.
Griffin-American conducts substantially all of its operations through Griffin-American Operating Partnership. On January 3, 2012, Griffin-American Operating Partnership filed an Amendment to the Certificate of Limited Partnership with the Delaware Department of State to change its name from Grubb & Ellis Healthcare REIT II Holdings, LP to Griffin-American Healthcare REIT II Holdings, LP. Until January 6, 2012, Griffin-American was externally advised by the Griffin-American former advisor, pursuant to an advisory agreement, as amended and restated, or the G&E Advisory Agreement, between Griffin-American and the Griffin-American former advisor. From August 24, 2009 through January 6, 2012, the Griffin-American former advisor supervised and managed Griffin-American’s day-to-day operations and selected the properties and real estate-related investments Griffin-American acquired, subject to the oversight and approval of the Griffin-American Board. The Griffin-American former advisor also provided marketing, sales and client services on Griffin-American’s behalf and engaged affiliated entities to provide various services to Griffin-American. The Griffin-American former advisor was managed by and was a wholly owned subsidiary of Grubb & Ellis Equity Advisors, LLC which was a wholly owned subsidiary of Grubb & Ellis Company, or Grubb & Ellis, or the former sponsor.
On November 7, 2011, Griffin-American’s independent directors determined that it was in the best interests of Griffin-American and its stockholders to transition advisory and dealer manager services rendered to Griffin-American by affiliates of Grubb & Ellis and to engage American Healthcare Investors and Griffin Capital as replacement co-sponsors. As a result, on November 7, 2011, Griffin-American notified the Griffin-American former advisor that Griffin-American terminated the G&E Advisory Agreement. Pursuant to the G&E Advisory Agreement, either party could terminate the G&E Advisory Agreement without cause or penalty; however, certain rights and obligations of the parties would survive during a 60-day transition period and beyond.
In addition, on November 7, 2011, Griffin-American notified Grubb & Ellis Capital Corporation, or the Griffin-American former dealer manager, that Griffin-American terminated the Amended and Restated Dealer Manager Agreement dated June 1, 2011 between Griffin-American and the Griffin-American former dealer manager in accordance with the terms thereof. Until January 6, 2012, the Griffin-American former dealer manager remained a non-exclusive agent of Griffin-American and distributor of shares of Griffin-American common stock.
As a result of the co-sponsorship arrangement, an affiliate of Griffin Capital, the Griffin-American Advisor, began serving as Griffin-American’s advisor on January 7, 2012 pursuant to the Advisory Agreement that took effect upon the expiration of the 60-day transition period provided for in the G&E Advisory Agreement. The Advisory Agreement had an initial one-year term, but was subject to successive one year renewals upon mutual consent of the parties. On January 6, 2014, the Advisory Agreement was renewed in accordance with the terms of the mutual consent of the parties for a term of six months.

On June 6, 2014, the Advisory Agreement was renewed again and expires on January 7, 2015, unless the term of the Advisory Agreement is automatically extended pursuant to the mutual consent entered into on June 6, 2014 by the parties to the Advisory Agreement. The Griffin-American Advisor delegates advisory duties to the Griffin-American Sub-Advisor. The Griffin-American Sub-Advisor is jointly owned by the Griffin-American co-sponsors. The Griffin-American Advisor, through the Griffin-American Sub-Advisor, uses its best efforts, subject to the oversight, review and approval of the Griffin-American Board, to, among other things, research, identify, review and make investments in and dispositions of properties, real estate-related investments and securities on Griffin-American’s behalf consistent with Griffin-American’s investment policies and objectives. The Griffin-American Advisor performs its duties and responsibilities under the Advisory Agreement as Griffin-American’s fiduciary. The Griffin-American Sub-Advisor performs its duties and responsibilities pursuant to a sub-advisory agreement with the Griffin-American Advisor and also acts as Griffin-American’s fiduciary. Griffin Securities, an affiliate of Griffin Capital, serves as Griffin-American’s dealer manager pursuant to a dealer manager agreement that also became effective on January 7, 2012. Griffin-American is not affiliated with Griffin Capital, Griffin-American Advisor or Griffin Securities; however, Griffin-American is affiliated with Griffin-American Sub-Advisor and American Healthcare Investors.
American Healthcare Investors and Griffin Capital paid the majority of the expenses Griffin-American incurred in connection with the transition to the Griffin-American co-sponsors.
Griffin-American currently operates through five reportable business segments - medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing-RIDEA. As of June 30, 2014, Griffin-American had completed 75 acquisitions comprising 289 buildings and approximately 11,277,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $2,929,461,000.
Critical Accounting Policies
Griffin-American believes that its critical accounting policies are those that require significant judgments and estimates such as those related to revenue recognition, tenant receivables, allowance for uncollectible accounts, capitalization of expenditures, depreciation of assets, impairment of real estate, properties held for sale, accounting for property acquisition and qualification as a REIT. These estimates are made and evaluated on an on-going basis using information that is available as well as various other assumptions believed to be reasonable under the circumstances.
Use of Estimates
The preparation of Griffin-American’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.
Revenue Recognition, Tenant Receivables and Allowance for Uncollectible Accounts
Griffin-American recognizes revenue in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 605, Revenue Recognition, or ASC Topic 605. ASC Topic 605 requires that all four of the following basic criteria be met before revenue is realized or realizable and earned: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.
In accordance with ASC Topic 840, Leases, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements are recorded to deferred rent receivable or deferred rent liability, as applicable. Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recognized and presented in accordance with ASC Subtopic 605-45, Revenue Recognition - Principal Agent Consideration, or ASC Subtopic 605-45. ASC Subtopic 605-45 requires that these reimbursements be recorded on a gross basis, as Griffin-American is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk. Griffin-American recognizes lease termination fees at such time when there is a signed termination letter agreement, all of the conditions of the agreement have been met and the tenant is no longer occupying the property. Resident fees and services revenue is recorded when services are rendered and includes resident room and care charges, community fees and other resident charges.
Tenant receivables and unbilled deferred rent receivables are carried net of an allowance for uncollectible amounts. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. Griffin-American maintains an allowance for deferred rent receivables arising from the straight line recognition of rents. Such allowance is charged to bad debt expense which is included in general and administrative in Griffin-American’s accompanying consolidated statements of operations. Griffin-American’s determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors.
Capitalization of Expenditures and Depreciation of Assets
The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of building and improvements is depreciated on a straight-line basis over the estimated useful lives. The cost of improvements is depreciated on a straight-line basis over the shorter of the lease term or useful life. Furniture, fixtures and equipment, if any, is depreciated over the estimated useful lives. When depreciable property is retired or disposed of, the related costs and accumulated depreciation is removed from the accounts and any gain or loss is reflected in operations.
As part of the leasing process, Griffin-American may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements, and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event Griffin-American is not considered the owner of the improvements, the allowance is considered to be a lease inducement and is recognized over the lease term as a reduction of rental revenue on a straight-line basis. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g. unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease. Recognition of rental revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when Griffin-American is the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date (and the date on which recognition of lease revenue commences) is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.
Impairment
Griffin-American carries its operating properties at historical cost less accumulated depreciation. Griffin-American assesses the impairment of an operating property when events or changes in circumstances indicate that its carrying value may not be recoverable. Indicators Griffin-American considers important and that it believes could trigger an impairment review include, among others, the following:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the extent or manner in which the asset is used or significant physical change in the asset.
In the event that the carrying amount of an operating property exceeds the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the property, Griffin-American would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of the property. The estimation of expected future net cash flows is inherently uncertain and relies on subjective assumptions dependent upon future and current market conditions and events that affect the ultimate value of the property. It requires Griffin-American to make assumptions related to discount rates, future rental rates, tenant allowances, operating expenditures, property taxes, capital improvements, occupancy levels and the estimated proceeds generated from the future sale of the property.
Properties Held for Sale
Griffin-American will account for properties held for sale in accordance with ASC Topic 360, Property, Plant, and Equipment, or ASC Topic 360, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and requires that, in a period in which a component of an entity either has been disposed of or is classified as held for sale, the statements of operations for current and prior periods shall report the results of operations of the component as discontinued operations.
In accordance with ASC Topic 360, at such time as a property is held for sale, such property is carried at the lower of (1) its carrying amount or (2) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated.

Griffin-American will classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.
Property Acquisitions
In accordance with ASC Topic 805, Business Combinations, or ASC Topic 805, Griffin-American determines whether a transaction is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired are not a business, Griffin-American accounts for the transaction as an asset acquisition. Under both methods, Griffin-American recognizes the identifiable assets acquired and liabilities assumed. In addition, for transactions that are business combinations, Griffin-American evaluates the existence of intangible assets and liabilities. Griffin-American immediately expenses acquisition related expenses associated with business combinations and capitalize acquisition related expenses associated with an asset acquisition.
Griffin-American, with assistance from independent valuation specialists, measures the fair value of tangible and identified intangible assets and liabilities, as applicable, based on their respective fair values for acquired properties. The determination of the fair value of land is based upon comparable sales data. In cases where a leasehold interest in the land is acquired, the value of the leasehold interest is determined by discounting the difference between the contract ground lease payments and a market ground lease payment back to a present value as of the acquisition date. The market ground lease payment is estimated as a percentage of the land value. The fair value of buildings is based upon Griffin-American’s determination of the value as if it were to be replaced and vacant using cost data and discounted cash flow models similar to those used by independent appraisers. Griffin-American would also recognize the fair value of furniture, fixtures and equipment on the premises, if any, as well as the above or below market rent, the value of in-place leases, the value of in-place lease costs, tenant relationships, master leases and above or below market debt and derivative financial instruments assumed. Factors considered by Griffin-American include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases.
The value of the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference (if greater than 10.0%) between the level payment equivalent of the contract rent paid pursuant to the lease, and Griffin-American’s estimate of market rent payments taking into account rent steps throughout the lease. In the case of leases with options, unless an option rent is more than 5.0% below market rent, it is not assumed to be exercised. The amounts related to above market leases are included in identified intangible assets, net in Griffin-American’s accompanying consolidated balance sheets and are amortized against real estate revenue over the remaining non-cancelable lease term of the acquired leases with each property. The amounts related to below market leases are included in identified intangible liabilities, net in Griffin-American’s accompanying consolidated balance sheets and are amortized to real estate revenue over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.
The value of in-place lease costs and the value of tenant relationships is based on management’s evaluation of the specific characteristics of the tenant’s lease and Griffin-American’s overall relationship with the tenants. Characteristics considered by Griffin-American in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts related to in-place lease costs are included in identified intangible assets, net in Griffin-American’s accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases with each property. The amounts related to the value of tenant relationships are included in identified intangible assets, net in Griffin-American’s accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases plus the market renewal lease term. The value of a master lease, in which a previous owner or a tenant is relieved of specific rental obligations as additional space is leased, is determined by discounting the expected real estate revenue associated with the master lease space over the assumed lease-up period.
The value of above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The value of above or below market debt is included in mortgage loans payable, net in Griffin-American’s accompanying consolidated balance sheets and is amortized to interest expense over the remaining term of the assumed mortgage.
The value of derivative financial instruments is determined in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, and is included in derivative financial instruments in Griffin-American’s accompanying consolidated balance sheets.
The values of contingent consideration assets and liabilities are analyzed at the time of acquisition. For contingent purchase options, the fair market value of the asset is compared to the specified option price at the exercise date. If the option price is below market, it is assumed to be exercised and the difference between the fair market value and the option price is discounted to the present value at the time of acquisition.
The fair values are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.
Qualification as a REIT
Griffin-American qualified and elected to be taxed as a REIT under the Code beginning with the taxable year ended December 31, 2010. To maintain qualification as a REIT, Griffin-American must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of Griffin-American’s annual taxable income, excluding net capital gains, to stockholders. As a REIT, Griffin-American generally will not be subject to federal income tax on taxable income that Griffin-American distributes to its stockholders.
If Griffin-American fails to maintain qualification as a REIT in any taxable year, Griffin-American will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants relief under certain statutory provisions. Such an event could have a material adverse effect on Griffin-American’s net income and net cash available for distribution to stockholders.
Factors Which May Influence Results of Operations
Griffin-American is not aware of any material trends or uncertainties, other than national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of properties other than those listed under “Risk Factors” in this joint proxy statement/prospectus.
Revenue
The amount of revenue generated by Griffin-American’s properties depends principally on Griffin-American’s ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations at the then existing rental rates. Negative trends in one or more of these factors could adversely affect Griffin-American’s revenue in future periods.
Scheduled Lease Expirations
Excluding Griffin-American’s properties operated utilizing a RIDEA structure, as of June 30, 2014, Griffin-American’s consolidated properties were 95.1% leased and during the remainder of 2014, 2.9% of the leased GLA is scheduled to expire. Midwest CCRC Portfolio was 96.3% and 95.9%, respectively, leased for the three and six months ended June 30, 2014 and substantially all of Griffin-American’s leases with residents at Midwest CCRC Portfolio are for a term of one year or less. Griffin-American’s leasing strategy focuses on negotiating renewals for leases scheduled to expire during the remainder of the year. In the future, if Griffin-American is unable to negotiate renewals, it will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy.
As of June 30, 2014, Griffin-American’s remaining weighted average lease term was 9.3 years, excluding properties operated utilizing a RIDEA structure.
Sarbanes-Oxley Act

The Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and related laws, regulations and standards relating to corporate governance and disclosure requirements applicable to public companies have increased the costs of compliance with corporate governance, reporting and disclosure practices. These costs may have a material adverse effect on Griffin-American’s results of operations and could impact Griffin-American’s ability to pay distributions at current rates to its stockholders. Furthermore, Griffin-American expects that these costs will increase in the future due to continuing implementation of compliance programs mandated by these requirements. Any increased costs may affect Griffin-American’s ability to distribute funds to its stockholders. As part of Griffin-American’s compliance with the Sarbanes-Oxley Act, Griffin-American has provided management’s assessment of Griffin-American’s internal control over financial reporting as of December 31, 2013 and will continue to comply with such regulations.
In addition, these laws, rules and regulations create new legal bases for potential administrative enforcement, civil and criminal proceedings against Griffin-American in the event of non-compliance, thereby increasing the risks of liability and potential sanctions against Griffin-American. Griffin-American expects that its efforts to comply with these laws and regulations will continue to involve significant and potentially increasing costs, and that any failure to comply with these laws could result in fees, fines, penalties or administrative remedies against Griffin-American.
Results of Operations
Comparison of the Three and Six Months Ended June 30, 2014 and 2013
Griffin-American’s operating results for the three and six months ended June 30, 2014 and 2013 are primarily comprised of income derived from Griffin-American’s portfolio of properties and acquisition related expenses in connection with the acquisitions of such properties.
In general, Griffin-American expects all amounts, with the exception of acquisition related expenses, to increase in the future based on a full year of operations as well as increased activity as Griffin-American acquires additional real estate investments. Griffin-American’s results of operations are not indicative of those expected in future periods.
As of June 30, 2014, Griffin-American operated through five reportable business segments - medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing-RIDEA. Prior to December 2013, Griffin-American operated through four reportable segments; however, with the acquisition of Griffin-American’s first senior housing facilities owned and operated utilizing a RIDEA structure in December 2013, Griffin-American felt it useful to segregate operations into five reporting segments to assess the performance of the business in the same way that management intends to review performance and make operating decisions. Prior to June 2013, Griffin-American’s senior housing segment was referred to as the assisted living facilities segment.
Except where otherwise noted, the change in Griffin-American’s results of operations is primarily due to owning 289 buildings as of June 30, 2014, as compared to 174 buildings as of June 30, 2013. As of June 30, 2014 and 2013, Griffin-American owned the following types of properties:

	June 30,
	2014			2013
	Number of Buildings	Aggregate Contract Purchase Price	Leased %	Number of Buildings	Aggregate Contract Purchase Price	Leased %
Medical office buildings	144	$1,384,044,000	91.9%	105	$869,370,000	93.4%
Senior housing	60	599,104,000	100%	15	105,936,000	100%
Skilled nursing facilities	45	436,468,000	100%	41	397,468,000	100%
Senior housing-RIDEA	26	310,000,000	(1)	—	—	—%
Hospitals	14	199,845,000	100%	13	186,145,000	100%
Total/weighted average(2)	289	$2,929,461,000	95.1%	174	$1,558,919,000	96.0%
_____________

(1)	The leased percentage for these 1,079 resident units was 96.3% and 95.9%, respectively, for the three and six months ended June 30, 2014.

(2)	Leased percentage excludes properties operated utilizing a RIDEA structure.
Real Estate Revenue
For the three months ended June 30, 2014 and 2013, real estate revenue was $72,935,000 and $45,394,000, respectively, and was primarily comprised of base rent of $56,329,000 and $35,295,000, respectively, and expense recoveries of $10,268,000 and $7,145,000, respectively.

For the six months ended June 30, 2014 and 2013, real estate revenue was $145,203,000 and $85,612,000, respectively, and was primarily comprised of base rent of $111,715,000 and $66,228,000, respectively, and expense recoveries of $20,836,000 and $13,100,000, respectively.
Real estate revenue by operating segment consisted of the following for the periods then ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Medical office buildings	$39,459,000	$25,023,000	$78,726,000	$46,477,000
Senior housing	13,828,000	2,357,000	27,374,000	4,720,000
Skilled nursing facilities	13,298,000	12,177,000	26,503,000	22,927,000
Hospitals	6,350,000	5,837,000	12,600,000	11,488,000
Total	$72,935,000	$45,394,000	$145,203,000	$85,612,000
Resident Fees and Services
For the three and six months ended June 30, 2014, resident fees and services was $20,987,000 and $40,175,000, respectively, and related to revenue earned from Griffin-American’s operations of senior housing facilities operated utilizing a RIDEA structure. Griffin-American did not own or operate any real estate investments utilizing a RIDEA structure prior to December 2013.
Rental Expenses
For the three months ended June 30, 2014 and 2013, rental expenses were $34,992,000 and $10,217,000, respectively. For the six months ended June 30, 2014 and 2013, rental expenses were $66,303,000 and $18,457,000, respectively. Rental expenses consisted of the following for the periods then ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Building maintenance	$10,776,000	$2,011,000	$19,723,000	$3,545,000
Administration	10,341,000	380,000	18,966,000	673,000
Real estate taxes	6,185,000	4,299,000	12,292,000	7,825,000
Utilities	3,954,000	1,786,000	7,753,000	3,179,000
Property management fees - affiliates	1,638,000	1,033,000	3,248,000	1,858,000
RIDEA operating management fees	1,333,000	—	2,412,000	—
Insurance	594,000	223,000	1,015,000	425,000
Amortization of leasehold interests	44,000	54,000	88,000	112,000
Other	127,000	431,000	806,000	840,000
Total	$34,992,000	$10,217,000	$66,303,000	$18,457,000
The increase in building maintenance and administration for the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2013 was primarily due to the acquisition of senior housing facilities operated utilizing a RIDEA structure in December 2013, the transition of additional skilled nursing and senior housing facilities into a RIDEA structure during 2014 and having additional buildings in the portfolio in 2014 as compared to 2013.
Rental expenses and rental expenses as a percentage of total revenue by operating segment consisted of the following for the periods then ended:

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
Senior housing-RIDEA	$14,185,000	73.2%	$—	—%	$28,370,000	73.5%	$—	—%
Medical office buildings	12,592,000	31.9%	8,385,000	33.5%	25,180,000	32.0%	15,018,000	32.3%
Skilled nursing facilities	6,073,000	42.5%	823,000	6.8%	9,207,000	33.5%	1,619,000	7.1%
Senior housing	1,246,000	8.6%	159,000	6.7%	1,800,000	6.4%	315,000	6.7%
Hospitals	896,000	14.1%	850,000	14.6%	1,746,000	13.9%	1,505,000	13.1%
Total/weighted average	$34,992,000	37.3%	$10,217,000	22.5%	$66,303,000	35.8%	$18,457,000	21.6%

Overall, the percentage of rental expenses as a percentage of revenue in 2014 was higher than in 2013 due to the acquisition of senior housing facilities operated utilizing a RIDEA structure in December 2013, which accounted for 20.8% of total revenues in 2014. In addition, rental expenses as a percentage of revenue on Griffin-American’s skilled nursing facilities increased for the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2013 primarily due to additional rental expenses incurred in connection with transitioning certain properties into a RIDEA structure in 2014. Griffin-American anticipates that the percentage of rental expenses to revenue will remain close to the percentage in the current year.
General and Administrative
For the three months ended June 30, 2014 and 2013, general and administrative was $11,704,000 and $4,369,000, respectively. For the six months ended June 30, 2014 and 2013, general and administrative was $19,890,000 and $8,439,000, respectively. General and administrative consisted of the following for the periods then ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Asset management fees - affiliates	$5,783,000	$3,011,000	$11,373,000	$5,729,000
Professional and legal fees	3,989,000	231,000	4,914,000	645,000
Transfer agent services	732,000	530,000	1,466,000	941,000
Franchise taxes	344,000	216,000	706,000	356,000
Board of directors fees	325,000	89,000	535,000	165,000
Bad debt expense, net	210,000	13,000	98,000	118,000
Bank charges	141,000	131,000	274,000	218,000
Directors’ and officers’ liability insurance	96,000	68,000	192,000	137,000
Restricted stock compensation	67,000	27,000	293,000	53,000
Postage & delivery	2,000	39,000	4,000	40,000
Other	15,000	14,000	35,000	37,000
Total	$11,704,000	$4,369,000	$19,890,000	$8,439,000
The increase in general and administrative for the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2013 was primarily the result of purchasing additional properties in 2014 and 2013 and thus incurring higher asset management fees to the Griffin-American Sub-Advisor. In addition, the Griffin-American Board, along with its advisors, evaluated strategic alternatives to maximize stockholder value. As such, professional and legal fees and Griffin-American Board fees increased for the three and six months ended June 30, 2014 by $3,266,000 and $3,635,000, respectively, as compared to the three and six months ended June 30, 2013. Lastly, Griffin-American incurred higher fees for transfer agent services for the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2013 due to an increase in the number of investors in connection with the increased equity raise pursuant to the offerings.
Griffin-American expects general and administrative to continue to increase in 2014 as the Griffin-American Board, along with its advisors, evaluate strategic alternatives and as Griffin-American purchases additional properties in 2014 and have a full year of operations.
Acquisition Related Expenses
For the three months ended June 30, 2014 and 2013, Griffin-American incurred acquisition related expenses of $1,101,000 and $3,674,000, respectively. For the three months ended June 30, 2014, acquisition related expenses related primarily to expenses associated with Griffin-American’s acquisitions completed during the period, including acquisition fees of $660,000 incurred to the Griffin-American Sub-Advisor and its affiliates. For the three months ended June 30, 2013, acquisition related expenses related primarily to expenses associated with acquisitions completed during the period, including acquisition fees of $2,756,000 incurred to the Griffin-American Sub-Advisor and its affiliates. The decrease in acquisition related expenses for the three months ended June 30, 2014 as compared to the three months ended June 30, 2013 was primarily due to fewer business combinations in 2014 as compared to 2013.
For the six months ended June 30, 2014 and 2013, Griffin-American incurred acquisition related expenses of $2,743,000 and $7,279,000, respectively. For the six months ended June 30, 2014, acquisition related expenses related primarily to expenses associated with acquisitions completed during the period, including acquisition fees of $1,821,000 incurred to the Griffin-American Sub-Advisor and its affiliates. For the six months ended June 30, 2013, acquisition related expenses related primarily to expenses associated with Griffin-American’s acquisitions completed during the period, including acquisition fees of $5,173,000 incurred to the Griffin-American Sub-Advisor and its affiliates. The decrease in acquisition related expenses for the six months ended June 30, 2014 as compared to the six months ended June 30, 2013 was primarily due to fewer business combinations in 2014 as compared to 2013.
Depreciation and Amortization
For the three months ended June 30, 2014 and 2013, depreciation and amortization was $34,326,000 and $16,420,000, respectively, and consisted primarily of depreciation on Griffin-American’s operating properties of $21,295,000 and $10,920,000, respectively, and amortization on Griffin-American’s identified intangible assets of $12,888,000 and $5,429,000, respectively.
For the six months ended June 30, 2014 and 2013, depreciation and amortization was $67,927,000 and $31,238,000, respectively, and consisted primarily of depreciation on operating properties of $41,942,000 and $20,821,000, respectively, and amortization on Griffin-American’s identified intangible assets of $25,709,000 and $10,301,000, respectively.
Interest Expense
For the three months ended June 30, 2014 and 2013, interest expense including gain in fair value of derivative financial instruments was $5,420,000 and $4,365,000, respectively. For the six months ended June 30, 2014 and 2013, interest expense including gain in fair value of derivative financial instruments was $10,463,000 and $8,353,000, respectively. Interest expense consisted of the following for the periods then ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Interest expense - mortgage loans payable and derivative financial instruments	$3,906,000	$4,265,000	$7,920,000	$7,774,000
Interest expense - line of credit	1,338,000	307,000	2,260,000	801,000
Amortization of debt discount and (premium), net	(575,000)	(545,000)	(1,170,000)	(930,000)
Amortization of deferred financing costs - line of credit	559,000	359,000	1,117,000	621,000
Amortization of deferred financing costs - mortgage loans payable	191,000	207,000	385,000	404,000
Loss (gain) on extinguishment of debt - write-off of deferred financing costs and debt premium	26,000	(105,000)	26,000	(105,000)
Gain in fair value of derivative financial instruments	(25,000)	(123,000)	(75,000)	(212,000)
Total	$5,420,000	$4,365,000	$10,463,000	$8,353,000
The increase in interest expense on Griffin-American’s unsecured line of credit with Bank of America, N.A., or Bank of America, or the unsecured line of credit, for the three and six months ended June 30, 2014 as compared to the three and six months ended June 30, 2013 was primarily the result of the increase in the borrowings on the unsecured line of credit to purchase properties after the termination of the follow-on offering in October 2013. Griffin-American expects interest expense on the unsecured line of credit to continue to increase in 2014 as it purchases additional properties in 2014.
Foreign Currency and Derivative Loss
For the three and six months ended June 30, 2014, Griffin-American had $7,682,000 and $9,904,000, respectively, in net losses resulting from foreign currency transactions as compared to $330,000 for the three and six months ended June 30, 2013. The net losses on foreign currency transactions for the three and six months ended June 30, 2014 were primarily due to an unrealized loss of $8,185,000 and $10,384,000, respectively, on Griffin-American’s foreign currency forward contract. For a further discussion of the foreign currency forward contract, including a discussion regarding the fair value measurements, see Note 9, Derivative Financial Instruments, and Note 14, Fair Value Measurements - Assets and Liabilities Reported at Fair Value, to Griffin-American’s accompanying condensed consolidated financial statements.
For the three and six months ended June 30, 2013, the $330,000 loss on foreign currency transactions was primarily due to fluctuations in foreign currency exchange rates between the United Kingdom Pound Sterling, or GBP, and the U.S. Dollar, or USD, on a real estate deposit in the amount of £15,000,000 Griffin-American made on May 16, 2013 pursuant to a letter of intent to acquire UK Senior Housing Portfolio.
Significant fluctuations in foreign currency exchange rates between GBP and USD have material effects on Griffin-American’s results of operations and financial position.

Interest Income
For the three months ended June 30, 2014 and 2013, Griffin-American had interest income of $1,000 and $34,000, respectively, related to interest earned on funds held in cash accounts. For the six months ended June 30, 2014 and 2013, Griffin-American had interest income of $4,000 and $37,000, respectively, related to interest earned on funds held in cash accounts.
Income Tax Benefit
For the three and six months ended June 30, 2014, Griffin-American had an income tax benefit of $805,000 and $1,437,000, respectively, as compared to $0 for the three and six months ended June 30, 2013. The income tax benefit for the three and six months ended June 30, 2014 was primarily due to a $925,000 and $1,670,000, respectively, decrease in Griffin-American’s foreign deferred tax liabilities on Griffin-American’s real estate investments located in the United Kingdom, offset by $120,000 and $281,000, respectively, of foreign income taxes incurred on the 2014 operations of Griffin-American’s real estate investments located in the United Kingdom. For a further discussion of Griffin-American’s income taxes, see Note 15, Income Taxes, to Griffin-American's accompanying condensed consolidated financial statements.
Comparison of the Years Ended December 31, 2013, 2012 and 2011
Griffin-American’s operating results for the years ended December 31, 2013, 2012 and 2011 are primarily comprised of income derived from Griffin-American’s portfolio of properties and acquisition related expenses in connection with the acquisitions of such properties.
In general, Griffin-American expects all amounts to increase in the future based on a full year of operations as well as increased activity as Griffin-American acquires additional real estate investments. Griffin-American’s results of operations are not indicative of those expected in future periods.
As of December 31, 2013, Griffin-American operated through five reportable business segments - medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing-RIDEA. Prior to December 2013, Griffin-American operated through four reportable segments; however, with the acquisition of Griffin-American’s first senior housing facilities owned and operated utilizing a RIDEA structure in December 2013, Griffin-American felt it useful to segregate operations into five reporting segments to assess the performance of Griffin-American’s business in the same way that management intends to review performance and make operating decisions. Prior to June 2013, Griffin-American’s senior housing segment was referred to as the assisted living facilities segment. Prior to August 2012, Griffin-American operated through three reportable business segments; however, with the addition of the first senior housing facilities in August 2012, Griffin-American felt it was useful to segregate operations into four reporting segments to assess the performance of Griffin-American’s business in the same way that management intended to review performance and make operating decisions.
Except where otherwise noted, the change in Griffin-American’s results of operations is primarily due to Griffin-American’s 279 buildings as of December 31, 2013, as compared to 143 buildings as of December 31, 2012, and 56 buildings as of December 31, 2011. As of December 31, 2013, 2012 and 2011, Griffin-American owned the following types of properties:

	December 31,
	2013			2012			2011
	Number of Buildings	Aggregate Purchase Price	Leased %	Number of Buildings	Aggregate Purchase Price	Leased %	Number of Buildings	Aggregate Purchase Price	Leased %
Medical office buildings	139	$1,300,295,000	93.0%	78	$670,370,000	93.7%	33	$216,730,000	92.9%
Senior housing	59	578,103,000	100%	15	105,936,000	100%	—	—	—%
Skilled nursing facilities	41	397,468,000	100%	37	362,145,000	100%	16	144,000,000	100%
Senior housing-RIDEA	26	310,000,000	(1)	—	—	—%	—	—	—%
Hospitals	14	199,845,000	100%	13	186,145,000	100%	7	77,895,000	100%
Total/weighted average(2)	279	$2,785,711,000	95.8%	143	$1,324,596,000	96.6%	56	$438,625,000	96.1%
____________
(1)     The leased percentage for these 1,079 resident units was 93.6% as of December 31, 2013.
(2)     Leased percentage excludes Midwest CCRC Portfolio, which is operated utilizing a RIDEA structure.
Real Estate Revenue

For the years ended December 31, 2013, 2012 and 2011, real estate revenue was $202,096,000, $100,728,000 and $40,457,000, respectively, and was primarily comprised of base rent of $157,638,000, $78,548,000 and $31,506,000, respectively, and expense recoveries of $28,547,000, $15,036,000 and $6,175,000, respectively. For the year ended December 31, 2013, real estate revenue derived from Griffin-American’s real estate investments in the United Kingdom was $12,979,000, or 6.4% of total real estate revenue.
Real estate revenue by operating segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2013	2012	2011
Medical office buildings	$106,660,000	$49,981,000	$21,479,000
Skilled nursing facilities	49,381,000	37,432,000	11,327,000
Hospitals	23,563,000	12,280,000	7,651,000
Senior housing	22,492,000	1,035,000	—
Total	$202,096,000	$100,728,000	$40,457,000
Resident Fees and Services
For the year ended December 31, 2013, resident fees and services was $2,307,000 and related to revenue earned from Griffin-American’s operations of senior housing facilities operated utilizing a RIDEA structure acquired in December 2013. Griffin-American did not own or operate any real estate investments utilizing a RIDEA structure prior to December 2013.
Rental Expenses
For the years ended December 31, 2013, 2012 and 2011, rental expenses were $43,387,000, $21,131,000 and $8,330,000, respectively. Rental expenses consisted of the following for the periods then ended:

	Years Ended December 31,
	2013	2012	2011
Real estate taxes	$16,760,000	$9,948,000	$3,709,000
Building maintenance	9,066,000	3,299,000	1,582,000
Utilities	7,921,000	3,204,000	1,361,000
Property management fees - affiliates	4,418,000	2,158,000	843,000
Administration	2,240,000	744,000	319,000
Insurance	872,000	452,000	180,000
Amortization of leasehold interests	208,000	243,000	139,000
RIDEA operating management fees	115,000	—	—
Other	1,787,000	1,083,000	197,000
Total	$43,387,000	$21,131,000	$8,330,000
Rental expenses and rental expenses as a percentage of total revenue by operating segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2013		2012		2011
Medical office buildings	$34,572,000	32.4%	$16,666,000	33.3%	$6,575,000	30.6%
Skilled nursing facilities	3,392,000	6.9%	2,853,000	7.6%	1,030,000	9.1%
Hospitals	3,124,000	13.3%	1,516,000	12.3%	725,000	9.5%
Senior housing	800,000	3.6%	96,000	9.3%	—	—%
Senior housing–RIDEA	1,499,000	65.0%	—	—%	—	—%
Total/weighted average	$43,387,000	21.2%	$21,131,000	21.0%	$8,330,000	20.6%
Overall, the percentage of rental expenses as a percentage of revenue in 2013 was slightly higher than in 2012 due to the acquisition of senior housing facilities operated utilizing a RIDEA structure, which accounted for 1.1% of total revenues. Griffin-American anticipates that the percentage of rental expenses to revenue will increase when Griffin-American has a full year of operations from properties operated utilizing a RIDEA structure. Overall, as compared to 2011, the percentage of rental expenses as a percentage of revenue in 2012 remained consistent as the percentage of medical office buildings in the portfolio remained consistent between 2011 and 2012.
General and Administrative
For the years ended December 31, 2013, 2012 and 2011, general and administrative was $22,519,000, $11,067,000 and $5,992,000, respectively. General and administrative consisted of the following for the periods then ended:

	Years Ended December 31,
	2013	2012	2011
Asset management fees - affiliates	$13,751,000	$6,727,000	$2,929,000
Transfer agent services	2,349,000	1,119,000	—
Professional and legal fees	1,988,000	1,495,000	1,466,000
Franchise taxes	1,519,000	306,000	170,000
Bad debt expense	1,182,000	82,000	261,000
Bank charges	525,000	233,000	115,000
Board of directors fees	425,000	316,000	377,000
Directors’ and officers’ liability insurance	310,000	206,000	164,000
Postage & delivery	230,000	120,000	99,000
Restricted stock compensation	133,000	115,000	66,000
Transfer agent services - former affiliate	—	10,000	311,000
Other	107,000	338,000	34,000
Total	$22,519,000	$11,067,000	$5,992,000
The increase in general and administrative in 2013 as compared to 2012 was primarily the result of purchasing additional properties in 2013 and 2012 and thus incurring higher asset management fees and franchise taxes, as well as incurring higher fees for transfer agent services due to an increase in the number of investors in connection with the increased equity raise pursuant to the offerings. Griffin-American expects general and administrative to continue to increase in 2014 as it purchases additional properties in 2014.
The increase in general and administrative in 2012 as compared to 2011 was primarily the result of purchasing properties in 2012 and 2011 and thus incurring higher asset management fees, as well as incurring higher fees for transfer agent services due to an increase in the number of Griffin-American investors.
Subordinated Distribution Purchase
For the year ended December 31, 2012, Griffin-American recorded a charge of $4,232,000, which pertained to a settlement agreement Griffin-American and Griffin-American Operating Partnership entered into on September 14, 2012 with BGC Partners, Inc., or BGC Partners, to transfer certain assets held by BGC Partners to Griffin-American, including 200 limited partnership units of Griffin-American Operating Partnership and any rights to the payment of any subordinated distribution that may have been owed to the Griffin-American former advisor and its affiliates, including the former sponsor, for consideration of $4,300,000. Of the $4,300,000 paid by Griffin-American, $4,232,000 is reflected in Griffin-American’s accompanying consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2012, and $68,000 is in satisfaction of all remaining payments owed by Griffin-American to the Griffin-American former advisor and its affiliates, including the former sponsor, under the G&E Advisory Agreement.
Acquisition Related Expenses
For the years ended December 31, 2013, 2012 and 2011, Griffin-American incurred acquisition related expenses of $25,501,000, $75,608,000 and $10,389,000, respectively.
For the year ended December 31, 2013, acquisition related expense related primarily to expenses associated with acquisitions completed during the period, including acquisition fees of $20,910,000 incurred to the Griffin-American Advisor Entities. For the year ended December 31, 2012, acquisition related expenses related primarily to the unrealized/realized gains and losses on Griffin-American’s contingent consideration arrangements of $50,250,000 and expenses associated with Griffin-American’s acquisitions completed during the period, including acquisition fees of $21,336,000 incurred to the Griffin-American former advisor, the Griffin-American Advisor Entities or their respective affiliates. The decrease in acquisition related expenses for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was primarily due to $50,250,000 of net unrealized/realized loss on contingent consideration in 2012, which was primarily due to one tenant’s significant improvement in its specified rent coverage ratio for the six and twelve months ended December 31, 2012. For a further discussion, see Note 14, Fair Value Measurements - Assets and Liabilities Reported at Fair Value - Contingent Consideration, to Griffin-American's consolidated financial statements that are a part of this joint proxy statement/prospectus.
For the year ended December 31, 2011, acquisition related expenses related primarily to expenses associated with Griffin-American’s acquisitions completed during the period, including acquisition fees of $6,739,000 incurred to the Griffin-American former advisor or its affiliates. The increase in acquisition related expenses for the year ended December 31, 2012 as compared to the year ended December 31, 2011 is due to purchasing $810,971,000 in acquisitions in 2012 as compared to $245,183,000 in acquisitions in 2011, as well as the unrealized/realized gains and losses on Griffin-American's contingent consideration arrangements.
Depreciation and Amortization
For the years ended December 31, 2013, 2012 and 2011, depreciation and amortization was $76,188,000, $38,407,000 and $14,826,000, respectively, and consisted primarily of depreciation on Griffin-American’s operating properties of $50,178,000, $25,125,000 and $9,919,000, respectively, and amortization on Griffin-American’s identified intangible assets of $25,680,000, $13,183,000 and $4,878,000 respectively.
Interest Expense
For the years ended December 31, 2013, 2012 and 2011, interest expense including gain (loss) in fair value of derivative financial instruments was $17,765,000, $13,542,000 and $6,711,000, respectively. Interest expense consisted of the following for the periods then ended:

	Year Ended December 31,
	2013	2012	2011
Interest expense — mortgage loans payable and derivative financial instruments	$16,192,000	$10,935,000	$4,065,000
Interest expense — lines of credit	1,677,000	1,866,000	1,016,000
Amortization of debt discount and (premium), net	(2,209,000)	(1,023,000)	(47,000)
Amortization of deferred financing costs — lines of credit	1,734,000	1,021,000	661,000
Amortization of deferred financing costs — mortgage loans payable	842,000	732,000	606,000
(Gain) loss on extinguishment of debt — write-off of deferred financing costs and debt premium	(127,000)	35,000	44,000
(Gain) loss in fair value of derivative financial instruments	(344,000)	(24,000)	366,000
Total	$17,765,000	$13,542,000	$6,711,000
Foreign Currency and Derivative Loss
For the year ended December 31, 2013, Griffin-American had $11,312,000 in net losses resulting from foreign currency transactions as compared to $0 in 2012 and 2011. The net losses on foreign currency transactions in 2013 were primarily due to an unrealized loss of $16,489,000 on Griffin-American’s foreign currency forward contract, partially offset by the gains recognized in closing the acquisition of UK Senior Housing Portfolio in the amount of $4,295,000 and re-measurement of real estate notes receivable denominated in GBP as of December 31, 2013 of $519,000. For a further discussion of Griffin-American’s foreign currency forward contract, including a discussion regarding the fair value measurements, see Note 8, Derivative Financial Instruments and Note 14, Fair Value Measurements - Assets and Liabilities Reported at Fair Value, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus.
The significant fluctuations in foreign currency exchange rates between GBP and USD have material effects on Griffin-American’s results of operations and financial position.
Interest Income
For the years ended December 31, 2013, 2012 and 2011, Griffin-American had interest income of $329,000, $15,000 and $17,000, respectively, related to interest earned on funds held in cash accounts. Higher interest income in 2013 as compared to 2012 and 2011 was due to higher average cash balances in 2013 due to the close out of the follow-on offering.
Income Tax Benefit
For the year ended December 31, 2013, Griffin-American had an income tax benefit of $1,005,000 as compared to $0 in 2012 and 2011. The income tax benefit in 2013 was primarily due to the $1,205,000 decrease in foreign deferred tax liabilities on Griffin-American’s real estate investments located in the United Kingdom, offset by $152,000 of foreign income taxes incurred on the 2013 operations of real estate investments located in the United Kingdom and $48,000 of U.S. federal and state income tax expense incurred on Griffin-American’s senior housing facilities owned and operated utilizing a RIDEA structure. For a further discussion of Griffin-American’s income taxes, see Note 15, Income Taxes and Distributions, to Griffin-American's consolidated financial statements that are a part of this joint proxy statement/prospectus.
Liquidity and Capital Resources
Griffin-American’s sources of funds primarily consist of operating cash flows and borrowings. Griffin-American terminated the follow-on offering on October 30, 2013. Griffin-American’s principal demands for funds are for acquisitions of real estate and real estate-related investments, payment of operating expenses and interest on current and future indebtedness and payment of distributions to Griffin-American’s stockholders.
Griffin-American’s total capacity to purchase real estate and real estate-related investments is a function of its current cash position, its borrowing capacity on the unsecured revolving line of credit, as well as any future indebtedness that Griffin-American may incur and any possible future equity offerings. As of June 30, 2014, cash on hand was $30,878,000 and Griffin-American had $232,700,000 available on the unsecured line of credit. Griffin-American believes that these resources will be sufficient to satisfy its cash requirements for the foreseeable future, and Griffin-American does not anticipate a need to raise funds from other sources within the next 12 months.
Griffin-American estimates that it will require approximately $10,434,000 to pay interest on outstanding indebtedness in the remainder of 2014, based on interest rates in effect as of June 30, 2014. In addition, Griffin-American estimates that it will require $5,154,000 to pay principal on outstanding indebtedness in the remainder of 2014. Griffin-American also requires resources to make certain payments to the Griffin-American Advisor Entities and their affiliates. See Note 13, Related Party Transactions, to Griffin-American’s accompanying condensed consolidated financial statements, for a further discussion of payments to the Griffin-American Advisor Entities and their affiliates.
The Griffin-American Advisor Entities evaluate potential additional investments and engage in negotiations with real estate sellers, developers, brokers, investment managers, lenders and others on Griffin-American’s behalf. When Griffin-American acquires a property, the Griffin-American Advisor Entities prepare a capital plan that contemplates the estimated capital needs of that investment. In addition to operating expenses, capital needs may also include costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include a line of credit or other loans established with respect to the investment, operating cash generated by the investment, additional equity investments from Griffin-American or joint venture partners or, when necessary, capital reserves. Any capital reserve would be established from proceeds from sales of other investments, borrowings, operating cash generated by other investments or other cash on hand. In some cases, a lender may require Griffin-American to establish capital reserves for a particular investment. The capital plan for each investment will be adjusted through ongoing, regular reviews of Griffin-American’s portfolio or as necessary to respond to unanticipated additional capital needs.
Based on the properties Griffin-American owned as of June 30, 2014, Griffin-American estimates that expenditures for capital improvements and tenant improvements will require up to $13,264,000 for the remaining six months of 2014. As of June 30, 2014, Griffin-American had $10,655,000 of restricted cash in loan impounds and reserve accounts for capital expenditures, some of which may be used to fund estimated expenditures for capital improvements and tenant improvements. Griffin-American cannot provide assurance, however, that it will not exceed these estimated expenditure and distribution levels or be able to obtain additional sources of financing on commercially favorable terms or at all.
Other Liquidity Needs
In the event that there is a shortfall in net cash available due to various factors, including, without limitation, the timing of distributions or the timing of the collection of receivables, Griffin-American may seek to obtain capital to pay distributions by means of secured or unsecured debt financing through one or more third parties, or the Griffin-American Advisor Entities or their affiliates. There are currently no limits or restrictions on the use of proceeds from the Griffin-American Advisor Entities or their affiliates which would prohibit Griffin-American from making the proceeds available for distribution. Griffin-American may also pay distributions from cash from capital transactions, including, without limitation, the sale of one or more of Griffin-American’s properties.
If Griffin-American experiences lower occupancy levels, reduced rental rates, reduced revenues as a result of asset sales, or increased capital expenditures and leasing costs compared to historical levels due to competitive market conditions for new and renewed leases, the effect would be a reduction of net cash provided by operating activities. If such a reduction of net cash provided by operating activities is realized, Griffin-American may have a cash flow deficit in subsequent periods. Griffin-American’s estimate of net cash available is based on various assumptions which are difficult to predict, including the levels of leasing activity and related leasing costs. Any changes in these assumptions could impact Griffin-American’s financial results and its ability to fund working capital and unanticipated cash needs.
Cash Flows for the Six Months Ended June 30, 2014 and 2013
Operating
Cash flows provided by (used in) operating activities for the six months ended June 30, 2014 and 2013 were $78,590,000 and $(11,550,000), respectively. For the six months ended June 30, 2014 and 2013, cash flows provided by operating activities primarily related to the cash flows provided by Griffin-American’s property operations, offset by the payment of acquisition related expenses and general and administrative expenses. In addition, for the six months ended June 30, 2013, Griffin-American paid $51,198,000 to settle contingent consideration obligations that was paid from cash flows from operating activities.
Griffin-American anticipates cash flows from operating activities to increase as it purchases additional properties.
Investing
Cash flows used in investing activities for the six months ended June 30, 2014 and 2013 were $149,873,000 and $205,598,000, respectively. For the six months ended June 30, 2014, cash flows used in investing activities related primarily to the acquisition of properties in the amount of $138,524,000, advances of $10,767,000 on Griffin-American’s real estate notes receivable, capital expenditures of $3,225,000 and an increase in restricted cash in the amount of $1,873,000, partially offset by a decrease in real estate and escrow deposits of $3,201,000. For the six months ended June 30, 2013, cash flows used in investing activities related primarily to the acquisition of properties in the amount of $173,016,000, $21,242,000 in real estate and escrow deposits, advances of $5,200,000 on Griffin-American’s real estate notes receivable, restricted cash in the amount of $4,769,000 and capital expenditures of $1,255,000.
Griffin-American intends to continue to acquire additional real estate and real estate-related investments, but generally anticipate that cash flows used in investing activities will decrease in 2014 as compared to 2013 due to fewer anticipated acquisitions as a result of the termination of the follow-on offering in October 2013.
Financing
Cash flows provided by financing activities for the six months ended June 30, 2014 and 2013 were $64,380,000 and $378,072,000, respectively. For the six months ended June 30, 2014, such cash flows related primarily to net borrowings on the unsecured line of credit in the amount of $149,300,000, partially offset by distributions to Griffin-American’s common stockholders of $62,091,000. Additional cash outflows primarily related to principal payments on mortgage loans payable in the amount of $16,958,000, share repurchases of $4,860,000 and payments on contingent consideration obligations of $1,028,000. Of the $16,958,000 in payments on mortgage loans payable, $14,143,000 reflects the early extinguishment of the mortgage loan payables secured by a property in the FLAGS MOB Portfolio and Muskogee Long-Term Acute Care Hospital.
For the six months ended June 30, 2013, cash flows provided by financing activities related primarily to funds raised from investors in the offerings, in the aggregate amount of $688,902,000, offset by net payments on the unsecured line of credit in the amount of $200,000,000, the payment of offering costs of $69,204,000 in connection with the offerings and distributions to Griffin-American’s common stockholders of $21,108,000. Additional cash outflows primarily related to share repurchases of $5,254,000, principal payments on mortgage loans payable in the amount of $7,446,000 and payments on contingent consideration obligations of $3,077,000. Of the $7,446,000 in payments on mortgage loans payable, $5,036,000 reflects the early extinguishment of a mortgage loan payable on Hardy Oak Medical Office Building.
For a further discussion of the unsecured line of credit, see Note 8, Line of Credit, to Griffin-American’s condensed consolidated financial statements that are a part of this joint proxy statement/prospectus.
Overall, Griffin-American anticipates cash flows from financing activities to decrease in the future since Griffin-American terminated the initial offering on February 14, 2013 and the follow-on offering on October 30, 2013. However, Griffin-American anticipates borrowings under the unsecured line of credit and other indebtedness to increase as it acquires additional real estate and real estate-related investments in 2014.
Cash Flows for the Years ended December 31, 2013, 2012 and 2011
Operating
Cash flows provided by operating activities for the years ended December 31, 2013, 2012 and 2011, were $42,748,000, $23,462,000 and $9,264,000, respectively. For the years ended December 31, 2013, 2012 and 2011, cash flows provided by operating activities primarily related to the cash flows provided by Griffin-American’s property operations, offset by the payment of acquisition related expenses and general and administrative expenses. In addition, for the year ended December 31, 2013, Griffin-American paid $51,198,000 to a settle contingent consideration obligation that was paid from cash flows from operating activities.
Griffin-American anticipates cash flows from operating activities to increase as it purchases additional properties.
Investing
Cash flows used in investing activities for the years ended December 31, 2013, 2012 and 2011, were $1,437,605,000, $730,304,000 and $223,689,000, respectively. For the year ended December 31, 2013, cash flows used in investing activities related primarily to the acquisition of properties in the amount of $1,402,189,000, advances of $23,745,000 on Griffin-American’s real estate notes receivable, capital expenditures of $5,521,000, an increase in restricted cash in the amount of $3,992,000 and an increase in real estate and escrow deposits of $1,801,000. For the year ended December 31, 2012, cash flows used in investing activities related primarily to the acquisition of properties in the amount of $719,369,000, restricted cash in the amount of $6,691,000, advances of $5,213,000 on Griffin-American’s real estate notes receivable and capital expenditures of $3,713,000, partially offset by a decrease of $4,650,000 in real estate and escrow deposits for the acquisition of real estate. For the year ended December 31, 2011, cash flows used in investing activities related primarily to the acquisition of properties in the amount of $213,856,000, the payment of $6,901,000 in real estate and escrow deposits for the acquisition of real estate and capital expenditures of $3,459,000.
Griffin-American continues to acquire additional real estate and real estate-related investments, but generally anticipate that cash flows used in investing activities will decrease in 2014 as compared to 2013.
Financing
Cash flows provided by financing activities for the years ended December 31, 2013, 2012 and 2011, were $1,337,919,000, $756,843,000 and $253,089,000, respectively. For the year ended December 31, 2013, such cash flows related primarily to funds raised from investors in the offerings in the amount of $1,740,028,000, offset by net payments on the unsecured line of credit in the amount of $132,000,000, the payment of offering costs of $171,689,000 in connection with the offerings and distributions to Griffin-American’s common stockholders of $57,642,000. Additional cash outflows primarily related to principal payments on mortgage loans payable in the amount of $21,866,000, share repurchases of $8,938,000 and payments on contingent consideration obligations of $4,888,000. Of the $21,866,000 in payments on mortgage loans payable, $16,563,000 reflects the early extinguishment of mortgage loans secured by Hardy Oak Medical Office Building and Centre Medical Plaza. For a further discussion of the unsecured line of credit, see Note 9, Line of Credit, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus.
For the year ended December 31, 2012, such cash flows related primarily to funds raised from investors in the initial offering in the amount of $618,734,000, net borrowings under the secured revolving credit facilities with Bank of America and KeyBank National Association, or KeyBank, and the unsecured line of credit with Bank of America, or collectively the lines of credit, in the amount of $200,000,000 and borrowings on mortgage loans payable in the amount of $71,602,000, partially offset by principal payments on mortgage loans payable in the amount of $30,280,000, the payment of offering costs of $66,419,000 in connection with the initial offering and distributions to Griffin-American’s common stockholders of $22,972,000. Additional cash outflows primarily related to deferred financing costs of $5,079,000 in connection with the debt financing for acquisitions and the lines of credit, payments on contingent consideration obligations of $4,590,000 and share repurchases of $4,153,000. For a further discussion of the lines of credit, see Note 9, Line of Credit, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus. Of the $30,280,000 in payments on mortgage loans payable, $26,669,000 reflects the early extinguishment of mortgage loans secured by Virginia Skilled Nursing Facility Portfolio and Highlands Ranch Medical Pavilion and the repayment of a bridge loan on Southeastern SNF Portfolio (Snellville).
For the year ended December 31, 2011, such cash flows related primarily to funds raised from investors in the initial offering in the amount of $325,444,000 and borrowings on mortgage loans payable in the amount of $43,700,000, partially offset by principal payments on mortgage loans payable in the amount of $55,429,000, the payment of offering costs of $35,297,000 in connection with the initial offering, net payments under the lines of credit in the amount of $11,800,000 and distributions of $9,375,000. Additional cash outflows primarily related to deferred financing costs of $2,851,000 in connection with the debt financing for Griffin-American’s acquisitions and its lines of credit and share repurchases of $1,198,000. For a further discussion of the lines of credit, see Note 9, Line of Credit, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus. Of the $55,429,000 in payments on mortgage loans payable, $7,500,000 reflects the early extinguishment of a mortgage loan payable on Surgical Hospital of Humble using excess cash on hand, $23,132,000 reflects the early extinguishment of mortgage loans secured by Dixie-Lobo Medical Office Building Portfolio using borrowings from the secured revolving line of credit with Bank of America and $22,039,000 reflects early payments made on a bridge loan on Virginia Skilled Nursing Facility Portfolio using borrowings on the secured revolving line of credit with KeyBank.
Overall, Griffin-American anticipates cash flows from financing activities to decrease in the future since Griffin-American terminated the initial offering on February 14, 2013 and the follow-on offering on October 30, 2013. However, Griffin-American anticipates borrowings under the unsecured line of credit and other indebtedness to increase as it acquires additional real estate and real estate-related investments.
Distributions
The income tax treatment for distributions reportable for the years ended December 31, 2013, 2012 and 2011, was as follows:

	Years Ended December 31,
	2013		2012		2011
Ordinary income	$70,200,000	56%	$25,001,000	55%	$9,276,000	51%
Capital gain	—	—	—	—	—	—
Return of capital	55,329,000	44	20,575,000	45	8,912,000	49
	$125,529,000	100%	$45,576,000	100%	$18,188,000	100%
Amounts listed above do not include distributions paid on non-vested shares of Griffin-American restricted common stock which have been separately reported.
See Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Distributions, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus for a further discussion of Griffin-American’s distributions.
Financing
Griffin-American anticipates that its aggregate borrowings, both secured and unsecured, will not exceed 45.0% of all of Griffin-American’s properties’ and other real estate-related assets’ combined fair market values, as defined, as determined at the end of each calendar year beginning with Griffin-American’s first full year of operations. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Griffin-American’s policies do not limit the amount it may borrow with respect to any individual investment. As of December 31, 2013, Griffin-American’s borrowings were 13.2% of the combined fair market value of all of real estate and real estate-related investments.
Under Griffin-American’s charter, there is a limitation on borrowing that precludes Griffin-American from borrowing in excess of 300% of Griffin-American’s net assets without the approval of a majority of Griffin-American’s independent directors. Net assets for purposes of this calculation are defined to be Griffin-American’s total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other non-cash reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of Griffin-American’s real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash reserves. In addition, Griffin-American may incur mortgage debt and pledge some or all of its real properties as security for that debt to obtain funds to acquire additional real estate or for working capital. Griffin-American may also borrow funds to satisfy the REIT tax qualification requirement that Griffin-American distribute at least 90.0% of its annual taxable income, excluding net capital gains, to its stockholders. Furthermore, Griffin-American may borrow if it otherwise deems it necessary or advisable to ensure that Griffin-American maintains qualification as a REIT for federal income tax purposes. As of March 13, 2014 and December 31, 2013, Griffin-American’s leverage did not exceed 300% of the value of its net assets.
Mortgage Loans Payable, Net
For a discussion of Griffin-American’s mortgage loans payable, net, see Note 7, Mortgage Loans Payable, Net, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus.
Lines of Credit
For a discussion of Griffin-American’s lines of credit, see Note 9, Line of Credit, to the Consolidated Financial Statements that are a part of this joint proxy statement/prospectus.

REIT Requirements
In order to maintain qualification as a REIT for U.S. federal income tax purposes, Griffin-American is required to make distributions to its stockholders of at least 90.0% of its annual taxable income, excluding net capital gains. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collection of receivables, Griffin-American may seek to obtain capital to pay distributions by means of secured debt financing through one or more unaffiliated parties. Griffin-American may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of its properties or from the proceeds of the offerings.
Commitments and Contingencies
For a discussion of Griffin-American’s commitments and contingencies, see Note 11, Commitments and Contingencies, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus.
Debt Service Requirements
Griffin-American’s principal liquidity need is the payment of principal and interest on its outstanding indebtedness. As of June 30, 2014, Griffin-American had $298,880,000 ($311,775,000, net of discount and premium) of fixed rate debt and $9,066,000 ($8,868,000, net of discount) of variable rate debt outstanding secured by Griffin-American’s properties. As of June 30, 2014, Griffin-American also had $217,300,000 outstanding under the unsecured line of credit.
Griffin-American is required by the terms of certain loan documents to meet certain covenants, such as occupancy ratios, leverage ratios, net worth ratios, debt service coverage ratios, liquidity ratios, operating cash flow to fixed charges ratios, distribution ratios and reporting requirements. As of June 30, 2014, Griffin-American was in compliance with all such covenants and requirements on its mortgage loans payable and the unsecured line of credit and Griffin-American expects to remain in compliance with all such requirements for the next 12 months. As of June 30, 2014, the weighted average effective interest rate on Griffin-American’s outstanding debt, factoring in fixed rate interest rate swaps, was 3.82% per annum.
Contractual Obligations
The following table provides information with respect to (i) the maturity and scheduled principal repayment of Griffin-American’s secured mortgage loans payable and the unsecured line of credit, (ii) interest payments on Griffin-American’s mortgage loans payable, the unsecured line of credit and fixed rate interest rate swaps, and (iii) obligations under Griffin-American’s ground and other leases as of June 30, 2014:

	Payments Due by Period
	Less than 1 Year (2014)	1-3 Years (2015-2016)	4-5 Years (2017-2018)	More than 5 Years (after 2018)	Total
Principal payments - fixed rate debt	$2,714,000	$94,305,000	$58,643,000	$143,218,000	$298,880,000
Interest payments - fixed rate debt	7,508,000	25,268,000	15,944,000	56,790,000	105,510,000
Principal payments - variable rate debt	2,440,000(1)	223,926,000	—	—	226,366,000
Interest payments - variable rate debt (based on rates in effect as of June 30, 2014)	2,890,000	5,449,000	—	—	8,339,000
Interest payments - fixed rate interest rate swaps (based on rates in effect as of June 30, 2014)	36,000	60,000	—	—	96,000
Ground and other lease obligations	635,000	2,209,000	2,241,000	55,732,000	60,817,000
Total	$16,223,000	$351,217,000	$76,828,000	$255,740,000	$700,008,000
___________

(1)
Griffin-American’s variable rate mortgage loan payable in the outstanding principal amount of $2,354,000 ($2,156,000, net of discount) secured by Center for Neurosurgery and Spine as of June 30, 2014, had a fixed rate interest rate swap, thereby effectively fixing Griffin-American’s interest rate on this mortgage loan payable to an effective interest rate of 6.00% per annum. This mortgage loan payable is due August 15, 2021; however, the principal balance is immediately due upon written request from the seller and seller’s confirmation that it shall pay any interest rate swap termination amount that is applicable. Assuming the seller does not exercise such right, interest payments, using the 6.00% per annum effective interest rate, would be $68,000, $225,000, $148,000 and $75,000 in 2014, 2015-2016, 2017-2018 and thereafter, respectively.

The table above does not reflect any payments expected under Griffin-American’s contingent consideration obligations in the estimated amount of $3,669,000, the majority of which Griffin-American expects to pay in the next twelve months. For a further discussion of Griffin-American’s contingent consideration obligations, see Note 14, Fair Value

Measurements - Assets and Liabilities Reported at Fair Value - Contingent Consideration, to Griffin-American’s condensed consolidated financial statements that are a part of this joint proxy statement/prospectus.
In addition, based on the currency exchange rate as of June 30, 2014, approximately $107,312,000 remained available for future funding under Griffin-American’s real estate notes receivable, subject to certain conditions set forth in the applicable loan agreements. These amounts do not have fixed funding dates, but may be funded in any future year, subject to certain conditions set forth in the applicable loan agreements. Griffin-American anticipates funding the majority of these commitments in the next three years. There are various maturity dates depending upon the timing of advances, however, the maturity dates of the real estate notes receivable will be no later than March 10, 2022. For a further discussion of the real estate notes receivable, see Note 4, Real Estate Notes Receivable, Net, to Griffin-American’s condensed consolidated financial statements that are a part of this joint proxy statement/prospectus.
Off-Balance Sheet Arrangements
As of June 30, 2014, Griffin-American had no off-balance sheet transactions.
Inflation
Griffin-American is exposed to inflation risk as income from future long-term leases will be the primary source of Griffin-American’s cash flows from operations. There are provisions in the majority of Griffin-American’s tenant leases that will protect it from the impact of inflation. These provisions include negotiated rental increases, reimbursement billings for operating expense pass-through charges, and real estate tax and insurance reimbursements on a per square foot allowance. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not re-set frequently enough to cover inflation.
Related Party Transactions
For a discussion of related party transactions, see Note 12, Related Party Transactions, to Griffin-American's consolidated financial statements that are a part of this joint proxy statement/prospectus.

Selected Quarterly Financial Data

Set forth below is the unaudited selected quarterly financial data of Griffin-American for each of the quarters ended June 30, 2014 and March 31, 2014.

	Quarters Ended
	June 30, 2014	March 31, 2014
Revenues	$93,922,000	$91,456,000
Expenses	(82,123,000)	(74,740,000)
Income from operations	11,799,000	16,716,000
Other expense	(13,101,000)	(7,262,000)
Income tax benefit	805,000	632,000
Net (loss) income	(497,000)	10,086,000
Less: net loss (income) attributable to noncontrolling interests	3,000	(13,000)
Net (loss) income attributable to controlling interest	$(494,000)	$10,073,000
Net (loss) income per common share attributable to controlling interest – basic and diluted	$—	$0.03
Weighted average number of common shares outstanding – basic and diluted	293,304,968	291,633,921

For information on the selected quarterly financial data of Griffin-American for the years ended December 31, 2013 and 2012, see Note 21, Selected Quarterly Financial Data, to Griffin-American’s consolidated financial statements that are a part of this joint proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. There were no material changes in Griffin-

American’s market risk exposures between the years ended December 31, 2013 and 2012, except that Griffin-American is now exposed to foreign currency exchange rate risks as noted below. In pursuing its business plan, Griffin-American expects that the primary market risks to which it will be exposed are interest rate risk and foreign currency exchange rate risk as noted below.

Griffin-American has entered into, and in the future may continue to enter into, derivative instruments for which it has not and may not elect hedge accounting treatment. Because Griffin-American has not elected to apply hedge accounting treatment to these derivatives, changes in the fair value of interest rate derivative financial instruments are recorded as a component of interest expense in gain (loss) in fair value of derivative financial instruments in Griffin-American’s accompanying consolidated statements of operations and comprehensive income (loss) and changes in the fair value of foreign currency derivative financial instruments are recorded in foreign currency and derivative loss in Griffin-American’s accompanying consolidated statements of operations and comprehensive income (loss). Derivatives are recorded on Griffin-American’s accompanying consolidated balance sheets at their fair value of $(27,249,000) as of June 30, 2014. Griffin-American does not enter into derivative transactions for speculative purposes.

Interest Rate Risk

Griffin-American is exposed to the effects of interest rate changes primarily as a result of long-term debt used to acquire properties and other permitted investments. Griffin-American is also exposed to the effects of changes in interest rates as a result of its investments in real estate notes receivable. Griffin-American’s interest rate risk is monitored using a variety of techniques. Griffin-American’s interest rate risk management objectives are to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve its objectives, Griffin-American may borrow or lend at fixed or variable rates.

Griffin-American also may continue to enter into derivative financial instruments such as interest rate swaps in order to mitigate its interest rate risk on a related financial instrument. To the extent it does so, Griffin-American is exposed to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of an interest rate swap is positive, the counterparty owes Griffin-American, which creates credit risk for Griffin-American. When the fair value of an interest rate swap is negative, Griffin-American owes the counterparty and, therefore, it does not possess credit risk. It is Griffin-American’s policy to enter into these transactions with the same party providing the underlying financing. In the alternative, Griffin-American will seek to minimize the credit risk associated with interest rate swaps by entering into transactions with what it believes are high-quality counterparties. Griffin-American believes the likelihood of realized losses from counterparty non-performance is remote. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. Griffin-American manages the market risk associated with interest rate swaps by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The table below presents, as of June 30, 2014, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date
	2014	2015	2016	2017	2018	Thereafter	Total	Fair Value
Assets
Fixed rate notes receivable — principal payments	$—	$—	$—	$7,885,000	$6,322,000	$—	$14,207,000	$14,438,000
Weighted average interest rate on maturing notes receivable	—%	—%	—%	7.5%	7.5%	—%	7.5%	—
Variable rate notes receivable — principal payments	$—	$3,672,000	$5,177,000	$5,900,000	$—	$—	$14,749,000	$14,772,000
Weighted average interest rate on maturing notes receivable (based on rates in effect as of June 30, 2014)	—%	7.25%	6.00%	7.50%	—%	—%	6.91%	—

Liabilities
Fixed rate debt — principal payments	$2,714,000	$41,920,000	$52,385,000	$24,574,000	$34,069,000	$143,218,000	$298,880,000	$316,478,000
Weighted average interest rate on maturing debt	5.34%	5.45%	5.86%	4.98%	5.91%	4.36%	5.01%	—
Variable rate debt — principal payments	$2,440,000	$217,472,000	$6,454,000	$—	$—	$—	$226,366,000	$226,739,000
Weighted average interest rate on maturing debt (based on rates in effect as of June 30, 2014)	1.32%	2.15%	3.04%	—%	—%	—%	2.17%	—

Real Estate Notes Receivable

As of June 30, 2014, the carrying value of Griffin-American’s real estate notes receivable was $29,210,000, which approximates the fair value. As Griffin-American expects to hold its fixed rate notes receivable to maturity and the amounts due under such notes would be limited to the outstanding principal balance and any accrued and unpaid interest, Griffin-American does not expect that fluctuations in interest rates, and the resulting change in fair value of its fixed rate notes receivable, would have a significant impact on Griffin-American’s operations. Conversely, movements in interest rates on Griffin-American’s variable rate notes receivable may change its future earnings and cash flows, but not significantly affect the fair value of those instruments.

The weighted average effective interest rate on Griffin-American’s outstanding real estate notes receivable was 7.20% per annum based on rates in effect as of June 30, 2014. A decrease in the variable interest rate on Griffin-American’s real estate notes receivable constitutes a market risk. As of June 30, 2014, a 0.50% decrease in the market rates of interest would have no impact on Griffin-American’s future earnings and cash flows due to interest rate floors on its variable rate real estate notes receivable.

Mortgage Loans Payable and Line of Credit

Mortgage loans payable were $307,946,000 ($320,643,000, net of discount and premium) as of June 30, 2014.

As of June 30, 2014, Griffin-American had 42 fixed rate and two variable rate mortgage loans payable with effective interest rates ranging from 1.25% to 6.60% per annum and a weighted average effective interest rate of 4.94% per annum. As of June 30, 2014, Griffin-American had $298,880,000 ($311,775,000, net of discount and premium) of fixed rate debt, or 97.1% of mortgage loans payable, at a weighted average effective interest rate of 5.01% per annum and $9,066,000 ($8,868,000, net of discount) of variable rate debt, or 2.9% of mortgage loans payable, at a weighted average effective interest rate of 2.57% per annum. In addition, as of June 30, 2014, Griffin-American had $217,300,000 outstanding under its unsecured line of credit, at a weighted-average interest rate of 2.15% per annum.

As of June 30, 2014, the weighted average effective interest rate on Griffin-American’s outstanding debt, factoring in its fixed rate interest rate swaps, was 3.82% per annum. $2,354,000 of Griffin-American’s variable rate mortgage loans payable is due August 15, 2021; however, the principal balance is immediately due upon written request from the seller and seller's confirmation that it shall pay any interest rate swap termination amount that is applicable, and as such, the $2,354,000 principal balance is reflected in the 2014 column of the table above.

An increase in the variable interest rate on Griffin-American’s unsecured line of credit and its variable rate mortgage loans payable constitutes a market risk. As of June 30, 2014, Griffin-American has fixed rate interest rate swaps on all of its variable rate mortgage loans payable and an increase in the variable interest rate thereon would have no effect on Griffin-American’s overall annual interest expense. As of June 30, 2014, a 0.50% increase in the market rates of interest would have increased Griffin-American’s overall annualized interest expense on its unsecured line of credit by $1,102,000, or 5.41% of total annualized interest expense on the line of credit and mortgage loans payable.

Foreign Currency Exchange Rate Risk

Foreign currency exchange rate risk is the possibility that Griffin-American’s financial results could be better or worse than planned because of changes in foreign currency exchange rates.

Griffin-American’s primary exposure to foreign currency exchange rates relates to the translation of the net income and net investment in its foreign subsidiaries from GBP into USD, especially to the extent Griffin-American wishes to repatriate funds to the United States. To mitigate its foreign currency exchange rate exposure, Griffin-American intends to borrow funds in the functional currency of the borrowing entity, when appropriate. Griffin-American also uses foreign currency forward contracts to manage foreign currency exchange rate risk associated with the projected net operating income or net equity of Griffin-American’s foreign subsidiaries. Hedging arrangements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and the risk of fluctuation in the relative value of the foreign currency. The funds required to settle such arrangements could be significant depending on the stability and movement of foreign currency rates. The failure to hedge effectively against exchange rate changes may materially adversely affect Griffin-American’s results of operations and financial position. Griffin-American may experience fluctuations in its earnings as a result of changes in foreign currency exchange rates. Based solely on Griffin-American’s results for the six months ended June 30, 2014, if foreign currency exchange rates were to increase or decrease by 100 basis points, Griffin-American’s net income from these investments would decrease or increase, as applicable, by approximately $178,000 for the same period.

In September 2013, Griffin-American entered into a foreign currency forward contract that matures in September 2014 with an aggregate notional amount of £180,000,000 ($280,908,000 using the contract currency exchange rate of 1.5606) to hedge approximately 56.1%, as of June 30, 2014, of Griffin-American’s net investment in the United Kingdom at a fixed GBP rate in USD. Based on a sensitivity analysis, a strengthening or weakening of the USD against the GBP by 10% would result in a $28,091,000 positive or negative change in Griffin-American’s cash flows upon settlement of the forward contract. Griffin-American did not designate this derivative financial instrument as a hedge and therefore the change in fair value of this derivative financial instrument is recorded in foreign currency and derivative loss in Griffin-American’s accompanying condensed consolidated statements of operations and comprehensive income. Griffin-American may enter into similar agreements in the future to further hedge its investment in the United Kingdom or other jurisdictions.

Other Market Risk

In addition to changes in interest rates, the value of Griffin-American’s future investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect Griffin-American’s ability to refinance its debt if necessary.
The Combined Company
Following the closing of the merger, NorthStar will have $10 billion of owned real estate, representing approximately 75% of its assets on a pro forma basis, and NorthStar will continue to pursue a strategy of acquiring diversified commercial real estate investments that produce attractive risk adjusted returns. The following charts present the composition of NorthStar's overall real estate portfolio by asset class and geographic diversification, based on cost, on a pro forma basis, giving effect to the merger:

NorthStar believes the merger will create a best in class healthcare real estate portfolio with substantial size, stability and diversification. On a pro forma basis, NorthStar’s portfolio of healthcare assets will be located throughout the United States and the United Kingdom and will be diversified by asset class as reflected in the chart below. The following table graph presents the lease maturities in NorthStar’s net lease and healthcare portfolio on a pro forma basis, after giving effect to the merger.

Healthcare Portfolio, by Property Type(1)	Lease Maturity, by NOI(2)

___________________________________
(1) Based on net cash flow.
(2) Does not include leases in NorthStar’s multifamily and manufactured housing portfolios due to the short-term nature of such leases.
NorthStar further believes the merger will create a healthcare portfolio that produces a stable long-term cash flow stream and will enhance the safety and predictability of its dividend while maintaining opportunities for growth. The merger will expand NorthStar’s relationships with tenants and operators within the current Griffin-American network and, as has been its experience in the past, NorthStar expects these relationships to produce future acquisition and development opportunities. Finally, the merger expands NorthStar’s ability to unlock asset and enterprise value through strategic transactions that it may consider in the future.
Summary of Business
NorthStar’s primary businesses following the merger will be consistent with its primary businesses before the merger and are summarized as follows:

•
Real Estate - NorthStar’s real estate business concentrates on various types of investments in commercial real estate located throughout the United States that include healthcare, manufactured housing communities, hotel, net lease and multifamily properties. In addition, NorthStar’s real estate business includes PE Investments (as described further below) diversified by property type and geography.

•	Healthcare - NorthStar’s healthcare properties will constitute 52.6% of its owned real estate following the merger and are described in more detail above.

•	Manufactured Housing - NorthStar’s manufactured housing communities portfolio focuses on owning pad rental sites located throughout the United States.

•
Hotel - NorthStar’s hotel portfolio is a geographically diverse portfolio primarily comprised of extended stay hotels and premium branded select service hotels located primarily in major metropolitan markets with the majority affiliated with top hotel brands.

•	Net Lease - NorthStar’s net lease properties, outside of its healthcare portfolio, are primarily office, industrial and retail properties typically under net leases to corporate tenants.

•	Multifamily - NorthStar’s multifamily portfolio primarily focuses on owning properties located in suburban markets that are best suited to capture the formation of new households.

•	PE Investments - NorthStar’s real estate business also includes PE Investments managed by institutional quality sponsors and diversified by property type and geography.

•
Commercial Real Estate Debt - NorthStar’s CRE debt business is focused on originating, structuring, acquiring and managing senior and subordinate debt investments secured primarily by commercial real estate and includes first mortgage loans, subordinate interests, mezzanine loans and preferred equity interests. NorthStar may from time to time take title to collateral in connection with a CRE debt investment as real estate owned (“REO”), which would be included in its CRE debt business.

•
Commercial Real Estate Securities - NorthStar’s CRE securities business is predominantly comprised of N-Star CDO bonds and N-Star CDO equity of its deconsolidated N-Star CDOs and includes other securities which are mostly conduit CMBS, meaning each asset is a pool backed by a large number of commercial real estate loans. NorthStar also invests in opportunistic CRE securities such as an investment in a “B-piece” CMBS.

NorthStar has the ability to invest in a broad spectrum of commercial real estate assets and seek to provide attractive risk-adjusted returns. Its ability to invest across the CRE market creates complementary and overlapping sources of investment opportunities based upon common reliance on real estate fundamentals and application of similar portfolio management skills to maximize value and to protect capital. Additionally, NorthStar may pursue opportunistic investments across all of its business lines including CRE equity and debt investments. Examples of opportunistic investments include PE Investments, strategic joint ventures and repurchasing its CDO bonds at a discount to their principal amount.
NorthStar’s financing strategy focuses on match funding its assets and liabilities by having similar maturities and like-kind interest rate benchmarks (fixed or floating) to manage refinancing and interest rate risk. In terms of its CRE debt and securities investments and its real estate portfolio, NorthStar pursues a variety of financing arrangements such as securitization financing transactions, credit facilities, mortgage notes and other term borrowings. The amount of NorthStar’s borrowings depends upon the nature and credit quality of its assets, the structure of its financings and where possible, NorthStar seeks to limit its reliance on recourse borrowings. NorthStar’s real estate portfolio is predominantly financed with non-recourse, non-mark-to-market mortgage notes.
NorthStar believes that it maintains a competitive advantage through a combination of deep industry relationships and access to market leading CRE credit underwriting and capital markets expertise which enables it to manage credit risk across its business lines as well as to structure and finance its assets efficiently. NorthStar’s ability to invest across the spectrum of commercial real estate investments allows it to take advantage of complementary and overlapping sources of investment opportunities based on a common reliance on CRE fundamentals and application of similar underwriting and asset management skills as it seeks to maximize stockholder value and to protect its capital.
After completing the merger, NorthStar does not anticipate that any tenant in its portfolio will account for more than 10% of overall lease revenues.
Sources of Cash Consideration for the Merger
NorthStar intends to pay the cash portion of the merger consideration and expenses related to the merger using a combination of the following resources:

•	Committed borrowings in the amount of $3.055 billion pursuant to the Commitment Letter with the Lenders.; and

•	Cash available on hand.

NorthStar believes it will have sufficient cash proceeds to consummate the merger based on the sources described above. The Lenders have committed to provide the Loan on the terms and subject to the conditions set forth in the Commitment Letter and commitment fee and flex letter, each dated August 5, 2014. The obligations of the Lenders to provide financing under the Commitment Letter are subject to certain conditions, including, without limitation: (i) the negotiation, execution and delivery of definitive loan documentation for the Loan consistent with the Commitment Letter and otherwise reasonably satisfactory to the Lenders; (ii) a condition that there has not been a material adverse effect with respect to Griffin-American; (iii) the consummation of the merger in accordance with the merger agreement (without giving effect to any amendments to the merger agreement or any waivers thereof that are materially adverse to the Lenders unless consented to) concurrently with the funding of the Loan; (iv) the payment of applicable costs, fees and expenses; and (v) the delivery of certain customary closing documents (including, among other things, opinions from legal counsel). The principal amount of the Loan may be reduced if certain financial tests, such as a minimum net operating income, minimum debt service coverage ratio and maximum loan to value ratio (based on appraisals) are not satisfied. The Commitment Letter terminates on January 30, 2015.

DESCRIPTION OF NORTHSTAR SHARES
Please note that in this section entitled “Description of NorthStar Shares,” references to NorthStar Realty Finance Corp., “we,” “our” and “us” refer only to NorthStar Realty Finance Corp. and not to its subsidiaries unless the context requires otherwise.
The following description of the terms of NorthStar stock is only a summary. For a complete description, refer you to the MGCL, NorthStar’s charter and bylaws. NorthStar’s charter and bylaws have previously been filed with the SEC and are incorporated herein by reference and this summary is qualified in its entirety thereby.
General
NorthStar’s charter provides that it may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 250,000,000 shares of preferred stock, $0.01 par value per share, of which: (i) 2,900,000 shares are classified as 8.75% Series A Cumulative Redeemable Preferred Stock, $25 liquidation preference per share, or Series A Preferred Stock; (ii) 14,920,000 shares are classified as 8.25% Series B Cumulative Redeemable Preferred Stock, $25 liquidation preference per share, or Series B Preferred Stock; (iii) 5,750,000 shares are classified as 8.875% Series C Cumulative Redeemable Preferred Stock, $25 liquidation preference per share, or Series C Preferred Stock; (iv) 8,050,000 shares are classified as 8.500% Series D Cumulative Redeemable Preferred Stock, $25 liquidation preference per share, or Series D Preferred Stock; and (v) 10,350,000 shares are classified as 8.75% Series E Cumulative Redeemable Preferred Stock, $25 liquidation preference per share, or Series E Preferred Stock. We refer to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, collectively, as NorthStar’s Preferred Stock. In addition, NorthStar’s charter authorizes the NorthStar Board, without stockholder approval, to amend its charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that NorthStar is authorized to issue. At October 10, 2014, there were issued and outstanding 220,954,983 shares of common stock, 2,466,689 shares of Series A Preferred Stock, 13,998,905 shares of Series B Preferred Stock, 5,000,000 shares of Series C Preferred Stock, 8,000,000 shares of Series D Preferred Stock and 10,000,000 shares of Series E Preferred Stock. In addition, as of October 10, 2014 there were 1,180,665 deferred long-term incentive plan units issued pursuant to NorthStar’s executive incentive bonus plan that upon vesting are an entitlement to receive units in an operating partnership subsidiary of NorthStar, or, if NorthStar does not form an operating partnership subsidiary by the time of vesting, shares of NorthStar common stock, as well as 2,468,108 long-term performance restricted stock units issued pursuant to NorthStar’s executive incentive bonus plan that may be settled in shares of NorthStar common stock. Under Maryland law, NorthStar’s stockholders generally are not liable for its debts or obligations.
Common Stock
All shares of NorthStar common stock that may be issued in connection with the merger will be duly authorized, validly issued, fully paid and non-assessable. Holders of NorthStar common stock are entitled to receive dividends when authorized by the NorthStar Board and declared by NorthStar out of assets legally available for the payment of dividends. Holders of NorthStar common stock are also entitled to share ratably in NorthStar assets legally available for distribution to NorthStar common stockholders in the event of NorthStar’s liquidation, dissolution or winding up, after payment of or adequate provision for all of NorthStar’s known debts and liabilities, including the liquidation preferences of NorthStar’s Preferred Stock. These rights are subject to the preferential rights of any other class or series of NorthStar stock (including the Preferred Stock) and to the provisions of NorthStar’s charter regarding restrictions on transfer and ownership of NorthStar stock.
Subject to charter restrictions on transfer and ownership of NorthStar stock, each outstanding share of NorthStar common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as expressly provided with respect to any other class or series of stock, the holders of NorthStar common stock will possess the exclusive voting power on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of NorthStar common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Holders of NorthStar common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of NorthStar’s securities. Subject to charter restrictions on transfer and ownership of stock, all shares of NorthStar common stock will have equal dividend, liquidation and other rights.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless approved by the affirmative vote of stockholders holding at least two-thirds of all the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. NorthStar’s charter provides that these matters (other than certain amendments to the provisions of its charter relating to the removal of directors and charter amendments) may be approved by a majority of all of the votes entitled to be cast on the matter. Also, because many of NorthStar’s assets are held by its subsidiaries, these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of NorthStar’s stockholders.
NorthStar’s charter allows the NorthStar Board to amend its charter to increase the number of authorized shares of common or preferred stock, to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock into other classes or series of stock and thereafter to issue the classified or reclassified shares. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which NorthStar securities may be listed or traded. Prior to issuance of shares of each class or series, the NorthStar Board is required by Maryland law and by its charter to set, subject to charter restrictions on transfer and ownership of stock and the express terms of any class of series of stock outstanding at the time, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.
Therefore, the NorthStar Board could authorize the issuance of additional shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of NorthStar common stock or otherwise be in holders’ best interest.
Restrictions on Transfer and Ownership of Stock
For NorthStar to qualify as a REIT under the Code, its stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of NorthStar’s outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
NorthStar’s charter contains restrictions on the number of shares of its stock that a person may own. No person, including entities, may acquire or hold, directly or indirectly, in excess of 9.8% in value of the aggregate of the outstanding shares of NorthStar stock. In addition, no person, including entities, may acquire or hold, directly or indirectly, NorthStar common stock in excess of 9.8% (in value or number, whichever is more restrictive) of the aggregate of NorthStar’s outstanding shares of common stock.
NorthStar’s charter further prohibits: (i) any person from beneficially or constructively owning shares of NorthStar stock that would result in NorthStar being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year) or otherwise cause NorthStar to fail to qualify as a REIT (including, but not limited to, beneficial or constructive ownership that would result in NorthStar owning (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by NorthStar from such tenant would cause NorthStar to fail to satisfy any of the gross income requirements of Section 856(c) of the Code); and (ii) any person from transferring shares of NorthStar stock if the transfer would result, if effective, in NorthStar stock being owned by fewer than 100 persons. Any person who acquires or who attempts or intends to acquire shares of NorthStar stock that may violate any of these restrictions or who is the intended transferee of shares of NorthStar stock which are transferred to the trust is required to give NorthStar immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide NorthStar with such information as it may request in order to determine the effect, if any, of the transfer on NorthStar’s qualification as a REIT.
The above restrictions will not apply if the NorthStar Board determines that it is no longer in its best interests to continue to qualify as a REIT (or that compliance is no longer required for REIT qualification). The NorthStar Board, in its sole discretion, may exempt (prospectively or retroactively) a person from these limits, subject to such terms, conditions, representations and undertakings as it may determine and as are contained in NorthStar’s charter.
Any attempted transfer of shares of NorthStar stock that would result in shares of its stock being owned by fewer than 100 persons will be null and void, and the intended transferee shall acquire no rights in such shares. Any attempted transfer of NorthStar stock which, if effective, would result in any other violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries and the proposed transferee will not acquire any rights in the shares. If the automatic transfer to the trust would not be effective for any reason to prevent the violation of the above limitations, then the transfer of that number of shares of stock that otherwise would cause the violation will be null and void, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the purported transfer. Shares of NorthStar stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that the shares of stock are transferred to the trust, the trustee will have the authority, at the trustee’s discretion, to: (i) rescind as void any vote cast by the proposed transferee prior to NorthStar’s discovery that the shares have been transferred to the trust; and (ii) recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if NorthStar has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. If necessary to protect NorthStar’s qualification as a REIT, it may establish additional trusts with distinct trustees and charitable beneficiaries to which shares may be transferred. Furthermore, NorthStar’s charter grants the NorthStar Board the authority to take other actions, including the redemption of shares of stock, that it deems advisable to prevent a violation of the transfer and ownership restrictions described above.
Within 20 days of receiving notice from NorthStar that shares of NorthStar stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of: (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in NorthStar’s charter) of the shares on the day of the event causing the shares to be held in the trust; and (ii) the price received by the trustee, net of any commission and other expenses of sale, from the sale or other disposition of the shares held in trust. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to NorthStar’s discovery that shares of its stock have been transferred to the trust, the shares are sold by the proposed transferee, then: (i) the shares shall be deemed to have been sold on behalf of the trust; and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of NorthStar’s stock held in the trust will be deemed to have been offered for sale to NorthStar, or its designee, at a price per share equal to the lesser of: (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift); and (ii) the market price on the date NorthStar, or its designee, accepts the offer. NorthStar will have the right to accept the offer until the trustee has sold the shares. Upon a sale to NorthStar, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
All certificates representing shares of NorthStar stock will bear a legend referring to the restrictions described above.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of NorthStar’s outstanding stock is required, within 30 days after the end of each taxable year, to give NorthStar written notice stating his name and address, the number of shares of each class and series of NorthStar stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide NorthStar with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on NorthStar’s qualification as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide NorthStar with such information as NorthStar may request in good faith in order to determine its qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the NorthStar common stock or otherwise be in the best interest of the NorthStar common stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for NorthStar’s stock is American Stock Transfer & Trust Company, LLC, New York, New York.
Listing
NorthStar’s shares of common stock are listed on the NYSE under the symbol “NRF.” NorthStar will apply to have the new shares of NorthStar common stock to be issued in connection with the merger listed on the NYSE upon the consummation of the merger. If the merger is completed, shares of Griffin-American common stock will be deregistered under the Exchange Act.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF NORTHSTAR’S CHARTER AND BYLAWS
The following description of the terms of certain provisions of Maryland law and NorthStar’s charter and bylaws is only a summary. For a complete description, refer to the MGCL and NorthStar’s charter and bylaws. NorthStar’s charter and bylaws have been previously filed with the SEC and are incorporated herein by reference and this summary is qualified in its entirety thereby.
NorthStar’s Board of Directors
NorthStar’s charter and bylaws provide that, subject to the rights of holders of one or more classes or series of preferred stock, the number of its directors may be established by the NorthStar Board but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum.
Removal of Directors
NorthStar’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provisions in NorthStar’s charter and bylaws authorizing the NorthStar Board to fill vacant directorships, precludes stockholders from removing incumbent directors (except by a substantial affirmative vote) and filling the vacancies created by the removal with their own nominees.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the NorthStar Board approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, the NorthStar Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the NorthStar Board.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute provides various exemptions from its provisions, including for business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the NorthStar Board has exempted any business combinations: (i) between NorthStar and NorthStar Capital Investment Corp. or any of its affiliates; and (ii) between NorthStar and any person, provided that any such business combination is first approved by the NorthStar Board (including a majority of NorthStar’s directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between NorthStar and any of them. As a result, such parties may be able to enter into business combinations with NorthStar that may not be in the best interest of its stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.
The business combination statute may discourage others from trying to acquire control of NorthStar and increase the difficulty of consummating any offer.
Control Share Acquisitions
Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders entitled to cast two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply: (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.
NorthStar’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of NorthStar stock. This provision may be amended or eliminated at any time in the future.
Amendments to NorthStar’s Charter
NorthStar’s charter, except its provisions relating to removal of directors and certain charter amendments related thereto, may be amended only if declared advisable by the NorthStar Board and, to the extent stockholder approval is required, approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
Dissolution
The dissolution of NorthStar must be declared advisable by the NorthStar Board and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in NorthStar’s charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.
Through provisions in NorthStar’s charter and bylaws, NorthStar already: (i) requires a two-thirds vote for the removal of any director from the NorthStar Board; (ii) vests in the NorthStar Board the exclusive power to fix the number of directorships and fill vacancies on the NorthStar Board; and (iii) requires, unless called by the chairman of the NorthStar Board, the president, chief executive officer of NorthStar or the NorthStar Board, the request of holders of a majority of outstanding shares to call a special meeting. NorthStar’s charter prohibits it from classifying the NorthStar Board through an election under Subtitle 8 of Title 3 of the MGCL.
Advance Notice of Director Nominations and New Business
NorthStar’s bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the NorthStar Board and the proposal of business to be considered by stockholders may be made only: (i) pursuant to NorthStar’s notice of the meeting; (ii) by or at the discretion of the NorthStar Board; or (iii) by a stockholder of record, both at the time of giving notice and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice procedures of NorthStar’s bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of persons for election to the NorthStar Board at a special meeting may be made only: (i) by the NorthStar Board; or (ii) provided that the special meeting has been called in accordance with NorthStar’s bylaws for the purposes of electing directors, by a stockholder of record, both at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of directors and who has complied with the advance notice provisions of NorthStar’s bylaws.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of NorthStar’s Charter and Bylaws
The business combination provisions and, if the applicable provision in NorthStar’s bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of NorthStar’s charter relating to removal of directors and filling vacancies on the NorthStar Board, the restrictions on ownership and transfer of NorthStar’s shares and the advance notice provisions of NorthStar’s bylaws could delay, defer or prevent a transaction or a change in the control of NorthStar that might involve a premium price for holders of NorthStar common stock or otherwise be in their best interest.
Indemnification for Liabilities of NorthStar’s Directors, Officers and Controlling Persons
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. NorthStar’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
NorthStar’s charter authorizes and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of NorthStar and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of NorthStar and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of NorthStar in any of the capacities described above and any employee or agent of NorthStar or a predecessor of NorthStar.

Maryland law requires a corporation (unless its charter provides otherwise, which NorthStar’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
NorthStar has entered into indemnification agreements with each of its directors and executive officers which require NorthStar to indemnify such directors and officers to the maximum extent permitted by Maryland law and to pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, NorthStar has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Exclusive Forum
NorthStar’s bylaws provide that, unless NorthStar consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of NorthStar, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of NorthStar to NorthStar or to the stockholders of NorthStar, (c) any action asserting a claim against NorthStar or any director or officer or other employee of NorthStar arising pursuant to any provision of the MGCL or the charter or bylaws of NorthStar, or (d) any action asserting a claim against NorthStar or any director or officer or other employee of NorthStar that is governed by the internal affairs doctrine.

THE NORTHSTAR SPECIAL MEETING
Date, Time, Place and Purpose of NorthStar’s Special Meeting
The special meeting of the stockholders of NorthStar will be held at                      , located at                      , on                      , commencing at                      , local time. The purpose of NorthStar’s special meeting is:

1.	to consider and vote on a proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement; and

2.
to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.

Recommendation of the NorthStar Board
The NorthStar Board has unanimously: (i) determined that each of the merger agreement and the merger is advisable for, fair to and in the best interests of NorthStar and its stockholders; (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and (iii) recommended that the NorthStar common stockholders approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. The NorthStar Board unanimously recommends that you vote FOR the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. For the reasons for these recommendations, see “The Merger-Recommendation of the NorthStar Board and Its Reasons for the Merger” below.
Record Date; Who Can Vote at NorthStar’s Special Meeting
The NorthStar Board has fixed the close of business on October 14, 2014 as the record date for determination of NorthStar common stockholders entitled to receive notice of, and to vote at, NorthStar’s special meeting and any postponements or adjournments of the special meeting. Only holders of record of NorthStar common stock at the close of business on the record date are entitled to receive notice of, and to vote at, NorthStar’s special meeting. As of NorthStar’s record date, there were                      shares of NorthStar common stock outstanding and entitled to be voted at NorthStar’s special meeting, held by approximately                      holders of record.
Each share of NorthStar common stock is entitled to one vote on the proposals to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and to adjourn the special meeting, if necessary or appropriate.
Vote Required for Approval; Quorum
Approval of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement requires the affirmative vote of holders of a majority of the votes cast on such proposal. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
NorthStar’s bylaws provide that the presence in person or by proxy of NorthStar common stockholders entitled to cast a majority of all the votes entitled to be cast at the NorthStar special meeting on any matter will constitute a quorum at the NorthStar special meeting.
Abstentions and Failures to Vote
Abstentions will be counted in determining the presence of a quorum. Abstentions will have the same effect as votes AGAINST the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. Abstentions will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. Failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will not be counted in determining the presence of a quorum. Failures to vote will have no effect on the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement or the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
Manner of Authorizing Proxy
NorthStar common stockholders may vote their shares for or against the proposals submitted at NorthStar’s special meeting in person or by authorizing a proxy. NorthStar common stockholders may authorize a proxy in the following ways:

•
Internet. NorthStar common stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.

•	Telephone. NorthStar common stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. NorthStar common stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the pre-addressed postage-paid envelope provided.
NorthStar common stockholders should refer to their proxy cards or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail.
The method by which NorthStar common stockholders authorize a proxy will in no way limit their right to vote at NorthStar’s special meeting if they later decide to attend the meeting and vote in person. If shares of NorthStar common stock are held in the name of a broker or other nominee, NorthStar common stockholders must obtain a “legal proxy,” executed in their favor, from the broker or other nominee (which may take several days), to be able to vote in person at NorthStar’s special meeting.
All shares of NorthStar common stock entitled to vote and represented by properly completed proxies received prior to NorthStar’s special meeting, and not revoked, will be voted at NorthStar’s special meeting as instructed on the proxies. If NorthStar common stockholders of record do not indicate how their shares of NorthStar common stock should be voted on a proposal, the shares of NorthStar common stock represented by their properly executed proxy will be voted as the NorthStar Board recommends and therefore FOR the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock pursuant to the merger agreement. If you hold shares of NorthStar common stock in an account of a broker or other nominee and do not provide voting instructions to your broker or other nominee, your shares of NorthStar common stock will NOT be voted and will not be counted for purposes of determining whether a quorum is present.
Shares Held in “Street Name”
If NorthStar common stockholders hold shares of NorthStar common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee.
If NorthStar common stockholders hold shares of NorthStar common stock in an account of a broker or other nominee and intend to vote in person at NorthStar’s special meeting, they should bring a letter from their broker or other nominee identifying them as the beneficial owner of such shares of NorthStar common stock and authorizing them to vote.
Shares of NorthStar common stock held by brokers and other nominees will NOT be voted and will not be counted for purposes of determining whether a quorum is present unless such NorthStar common stockholders instruct such brokers or other nominees how to vote.
Revocation of Proxies or Voting Instructions
If you hold shares of NorthStar voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

•	submit a new proxy via telephone or Internet that is received by p.m. (Eastern Time) on ;

•	send written notice of revocation to NorthStar’s General Counsel at 399 Park Avenue, 18th Floor, New York, New York 10022, which notice must be received by p.m. (Eastern Time) on ;

•	sign and mail a new, later-dated proxy card to NorthStar’s General Counsel at the address specified above, which proxy card must be received by p.m. (Eastern Time) on , 2014; or

•	attend the special meeting and vote your shares in person.
Only the most recent proxy vote will be counted and all others will be disregarded regardless of the method by which the proxy was authorized. If shares of NorthStar’s voting securities are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.
Tabulation of the Votes
NorthStar will appoint an Inspector of Election for NorthStar’s special meeting to tabulate affirmative and negative votes and abstentions.
Solicitation of Proxies
Directors, officers and employees of NorthStar may solicit proxies on behalf of NorthStar in person or by telephone, facsimile or other means, for which they will not receive any additional compensation. NorthStar has engaged MacKenzie to assist it in the solicitation of proxies. NorthStar has agreed to pay MacKenzie an amount initially not expected to exceed $20,000, which includes the payment of certain fees and expenses for its services to solicit proxies. In accordance with the regulations of the SEC and the NYSE, NorthStar also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of NorthStar common stock.

PROPOSALS SUBMITTED TO NORTHSTAR STOCKHOLDERS
Common Stock Share Issuance Proposal
(Proposal 1 on the NorthStar Proxy Card)
If the merger is consummated pursuant to the merger agreement, at the effective time of the parent merger, each share of Griffin-American common stock issued and outstanding immediately prior to the effective time of the parent merger will be automatically converted into the right to receive: (i) a number of shares of NorthStar common stock equal to the quotient determined by dividing $3.75 by the ten day VWAP of NorthStar common stock at the effective time of the parent merger (the “exchange ratio”) and (ii) $7.75 in cash, without interest (collectively, the “merger consideration”); provided, that if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is less than $16.00, the exchange ratio will be 0.2344, and if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is greater than $20.17, the exchange ratio will be 0.1859. In addition, at the effective time of the partnership merger, which will immediately follow the effective time of the parent merger, each limited partnership unit of Griffin-American Operating Partnership issued and outstanding immediately prior to the effective time of the partnership merger will also be automatically converted into the right to receive the merger consideration. No fractional shares of NorthStar common stock will be issued, and cash will be paid in lieu thereof.
Under the NYSE Listing Rules, a company listed on the NYSE is required to obtain stockholder approval prior to the issuance of securities if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of twenty percent (20%) of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. If the merger is completed pursuant to the merger agreement, we estimate that NorthStar will issue or reserve for issuance up to approximately 68,831,548 shares of NorthStar common stock in connection with the merger, which is the maximum number of shares of NorthStar common stock that would be issued based on the merger agreement formula. On an as-converted basis, the aggregate number of shares of NorthStar common stock that NorthStar will issue in the merger will exceed 20% of the shares of NorthStar common stock outstanding before such issuance, and for this reason, as a company listed on the NYSE, NorthStar must obtain the approval of NorthStar common stockholders for the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
The approval of this proposal by NorthStar common stockholders is a condition to the consummation of the merger. In the event this proposal is not approved by NorthStar common stockholders, the merger cannot be consummated. In the event this proposal is approved by NorthStar common stockholders, but the merger agreement is terminated (without the merger being completed) prior to the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement, NorthStar will not issue the shares of NorthStar common stock.
NorthStar is asking NorthStar common stockholders to approve the issuance of shares of NorthStar common stock to Griffin-American Holders in connection with the merger agreement.
Approval of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
Recommendation of the NorthStar Board
The NorthStar Board unanimously recommends that NorthStar common stockholders vote “FOR” the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
NorthStar Adjournment Proposal
(Proposal 2 on the NorthStar Proxy Card)
NorthStar’s special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
If, at NorthStar’s special meeting, the number of shares of NorthStar common stock present in person or represented by proxy and voting in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement is insufficient to approve such proposal, NorthStar intends to move to adjourn NorthStar’s special meeting in order to enable the NorthStar Board to solicit additional proxies for approval of such proposal. In addition, as permitted by the MGCL, prior to the NorthStar special meeting being convened, the meeting may be postponed by the NorthStar Board to a date not more than one hundred twenty (120) days after the record date for the special meeting.

NorthStar is asking NorthStar common stockholders to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast on such proposal.
Recommendation of the NorthStar Board
The NorthStar Board unanimously recommends that NorthStar common stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.

THE GRIFFIN-AMERICAN SPECIAL MEETING
Date, Time, Place and Purpose of Griffin-American’s Special Meeting
The special meeting of the stockholders of Griffin-American will be held at                      , on                      , commencing at                      , local time. The purpose of Griffin-American’s special meeting is:

1.	to consider and vote on a proposal to approve the parent merger and the other transactions contemplated by the merger agreement; and

2.
to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.

Recommendation of the Griffin-American Board
The Special Committee has unanimously: (i) determined that the parent merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Griffin-American; and (ii) recommended the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American Board. The Griffin-American Board, following the recommendation of the Special Committee, has unanimously: (i) approved the merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the merger agreement and (ii) determined and declared that the parent merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Griffin-American and directed that the parent merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of Griffin-American’s common stockholders.
The Griffin-American Board unanimously recommends that Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and FOR the proposal to adjourn the Griffin-American special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. For the reasons for this recommendation, see “The Merger-Recommendation of the Griffin-American Board and Its Reasons for the Merger” below.
Record Date; Who Can Vote at Griffin-American’s Special Meeting
Only holders of record of Griffin-American common stock at the close of business on October 14, 2014, Griffin-American’s record date, are entitled to notice of, and to vote at, Griffin-American’s special meeting and any postponement or adjournment of the special meeting. As of Griffin-American’s record date, there were                      shares of Griffin-American’s common stock issued and outstanding and                      record holders. Each share of Griffin-American common stock issued on Griffin-American’s record date is entitled to one vote on each proposal at Griffin-American’s special meeting. Fractional shares will have corresponding fractional votes.
Vote Required for Approval; Quorum
Approval of the proposal of Griffin-American to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of shares of Griffin-American common stock entitled to cast a majority of all the votes entitled to be cast on such proposal. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.
Griffin-American’s bylaws provide that at any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the meeting on any matter constitutes a quorum at a meeting of its stockholders. There must be a quorum present in order for business to be transacted at the Griffin-American special meeting.
Abstentions and Failures to Vote
For purposes of these proposals, abstentions will count toward the presence of a quorum. Abstentions and failures to vote, which include failures to provide instructions to your broker or other nominee if your shares are held in “street name,” will have the same effect as votes AGAINST the proposal to approve the parent merger and the other transactions contemplated by the merger agreement. Abstentions and failures to vote will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
Manner of Authorizing Proxy
Griffin-American common stockholders may submit their votes for or against the proposals submitted at the Griffin-American special meeting in person or by proxy. In order to vote in person, Griffin-American common stockholders must attend the Griffin-American special meeting. Griffin-American common stockholders may authorize a proxy in the following ways:

•
Internet. Griffin-American common stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, they should follow the instructions to authorize a proxy.

•	Telephone. Griffin-American common stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

•
Mail. Griffin-American common stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the pre-addressed postage-paid envelope provided.

•
Facsimile. Griffin-American common stockholders may authorize a proxy by completing, signing, dating and faxing their proxy card or voting instruction card to the facsimile number listed on their proxy card or voting instruction card.

Griffin-American common stockholders should refer to their proxy card or the information forwarded by their broker or other nominee to see which options are available to them.
The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet, by telephone or by facsimile, then you need not return a written proxy card or voting instruction card by mail.
The method by which Griffin-American common stockholders authorize a proxy will in no way limit their right to vote at the Griffin-American special meeting if they later decide to attend the meeting in person. If Griffin-American common stockholders attend the Griffin-American special meeting, they may vote in person, and any previous proxies that such Griffin-American common stockholder authorized will be superseded by the vote cast at the Griffin-American special meeting. Griffin-American common stockholders may also attend the Griffin-American special meeting without revoking any previously authorized proxy.
All shares of Griffin-American common stock entitled to vote and represented by properly completed proxies received prior to Griffin-American’s special meeting, and not revoked, will be voted at the Griffin-American special meeting as instructed on the proxies. If Griffin-American common stockholders return their signed proxy cards, or authorize their proxy by telephone, by facsimile or over the Internet, but do not indicate how they wish to vote, the shares of Griffin-American common stock represented by their properly executed proxy will be counted as present for purposes of determining a quorum and will be voted as the Griffin-American Board recommends and, therefore, (1) FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement and (2) FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
Shares Held in “Street Name”
If Griffin-American common stockholders hold shares of Griffin-American common stock in an account of a broker or other nominee and they wish to vote such shares, they must return their voting instructions to the broker or other nominee. If Griffin-American common stockholders hold shares of Griffin-American common stock in an account of a broker or other nominee and intend to vote in person at Griffin-American’s special meeting, they should bring a proxy from their broker or other nominee identifying them as the beneficial owner of such shares of Griffin-American common stock and authorizing them to vote.
Shares of Griffin-American common stock held by brokers and other nominees will NOT be voted unless such Griffin-American common stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions
Griffin-American common stockholders have the right to revoke their proxy at any time before the vote by: (1) notifying Cora Lo, Griffin-American’s secretary, in writing at Griffin-American’s offices located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612; (2) attending the meeting and voting in person; or (3) returning another proxy after their first proxy, which is received before the special meeting date. Only the most recent vote will be counted and all others will be discarded regardless of the method of voting.
Solicitation of Proxies
Griffin-American has engaged Boston Financial to assist in the solicitation of proxies for the Griffin-American special meeting and Griffin-American estimates it will pay Boston Financial a fee of approximately $124,000 for the services to be performed. Griffin-American has also agreed to reimburse Boston Financial for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Boston Financial against certain losses, costs and expenses. In addition to mailing the proxy solicitation material, Griffin-American’s directors and executive officers and the representatives of the Griffin-American Advisor may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Griffin-American’s directors and executive officers and the representatives of the Griffin-American Advisor for such services.

PROPOSALS SUBMITTED TO GRIFFIN-AMERICAN COMMON STOCKHOLDERS
Merger Proposal
(Proposal 1 on the Griffin-American Proxy Card)
Griffin-American common stockholders are asked to approve the parent merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal to approve the parent merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the parent merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” and “The Merger Agreement” below. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the merger agreement, approval of this proposal is a condition to the consummation of the merger. If the proposal is not approved, the parent merger will not be completed even if the other proposal related to the parent merger, the adjournment proposal, is approved.
Griffin-American is requesting that Griffin-American common stockholders approve the parent merger and the other transactions contemplated by the merger agreement.
Approval of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of shares of Griffin-American common stock entitled to cast a majority of all the votes entitled to be cast on such proposal.
Recommendation of the Griffin-American Board
The Griffin-American Board, following the recommendation of the Special Committee, unanimously recommends that Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.

Griffin-American Adjournment Proposal
(Proposal 2 on the Griffin-American Proxy Card)
The Griffin-American special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies to obtain additional votes in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
If, at the Griffin-American special meeting, the number of shares of Griffin-American common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the proposal to approve the parent merger and the other transactions contemplated by the merger agreement, Griffin-American intends to move to adjourn its special meeting to a date not more than one hundred twenty (120) days after the original record date for the special meeting in order to enable the Griffin-American Board to solicit additional proxies for approval of the merger proposal. In addition, as permitted by the MGCL, prior to the Griffin-American special meeting being convened, the meeting may be postponed by the Griffin-American Board to a date not more than one hundred twenty (120) days after the original record date for the special meeting.
Griffin-American is requesting that Griffin-American common stockholders approve the adjournment of Griffin-American’s special meeting, if necessary or appropriate, to another time and place for the purpose of soliciting additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate and to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement, requires the affirmative vote of a majority of the votes cast on such proposal.
Recommendation of the Griffin-American Board
The Griffin-American Board unanimously recommends Griffin-American common stockholders vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
Other Business
At this time, Griffin-American does not intend to bring any other matters before Griffin-American’s special meeting, and Griffin-American does not know of any matters to be brought before Griffin-American’s special meeting. If, however, any other matters properly come before Griffin-American’s special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at Griffin-American’s special meeting or any adjournment or postponement thereof, will be deemed authorized to vote the shares of Griffin-American common stock represented thereby in accordance with the judgment of management on any such matter.

THE MERGER
The following is a description of the material aspects of the merger. While NorthStar and Griffin-American believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to NorthStar common stockholders and Griffin-American common stockholders. NorthStar and Griffin-American encourage NorthStar common stockholders and Griffin-American common stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A and incorporated herein by reference, for a more complete understanding of the merger.
General
The NorthStar Board and, following the recommendation of the Special Committee, the Griffin-American Board have each unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Based on, among other factors, the reasons described below in the section “-Recommendation of the NorthStar Board and Its Reasons for the Merger” and the receipt of a fairness opinion from UBS, the NorthStar Board believes that the merger is fair, from a financial point of view, to NorthStar. The fairness opinion of UBS is more fully described under the section “-Opinion of NorthStar’s Financial Advisor.” Based on, among other factors, the reasons described below in the section “-Recommendation of the Griffin-American Board and Its Reasons for the Merger” and the receipt of fairness opinions from BofA Merrill Lynch and Stanger, the Griffin-American Board believes that the merger consideration to be received by holders of Griffin-American common stock is fair, from a financial point of view, to such holders. The fairness opinions of BofA Merrill Lynch and Stanger are more fully described under the section “-Opinions of Griffin-American’s Special Committee’s Financial Advisors.” Pursuant to the merger agreement, Griffin-American will merge with and into Merger Sub, with Merger Sub as the surviving entity. In connection with the merger, Griffin-American common stockholders will receive the merger consideration described below under “The Merger Agreement-Merger Consideration.”
Background of the Merger
The Griffin-American Board has periodically, and in the ordinary course of business, evaluated and considered a variety of strategic opportunities as part of its long term strategy to maximize Griffin-American stockholder value. Griffin-American disclosed publicly that it intended to effect a liquidity event prior to 2018 and that the Griffin-American Board would analyze and determine which strategic alternative would result in the greatest value for Griffin-American stockholders, including potentially (i) the internalization of management for Griffin-American, (ii) a listing of the common stock of Griffin-American on a national securities exchange, (iii) the sale or merger of Griffin-American in a transaction that would provide the Griffin-American stockholders with a combination of cash and/or securities of a publicly traded company, or (iv) the sale of all or substantially all of Griffin-American’s assets for cash or other consideration.
As part of the ongoing oversight of its businesses, the NorthStar Board regularly reviews and discusses with its management team, NorthStar’s performance, future growth prospects and overall strategic direction and considers ways to strengthen the business and enhance the value of NorthStar to its stockholders. These reviews and discussions have included, among other things, the business environment facing the healthcare real estate sector generally, NorthStar’s competitive position in the healthcare real estate sector and the debt financing markets. In recent years, these reviews have also included discussions with respect to potential business combinations and the potential benefits and risks of those transactions.
During the course of 2013, as Griffin-American expanded its portfolio of real estate assets, the Griffin-American Board began to further explore potential strategies in an effort to maximize Griffin-American stockholder value and, as part of that exploration, the Griffin-American Board received presentations from representatives of various investment banks during June 2013. In October 2013, the Griffin-American Board determined that the Special Committee should be established, comprised solely of independent directors, for the purpose of reviewing, considering, investigating, evaluating and, if deemed appropriate, negotiating a strategic liquidity event.
In November 2013, the Special Committee met with and received presentations from representatives of several investment banks, including Stanger and BofA Merrill Lynch. The Special Committee executed an engagement letter with Stanger on November 14, 2013 to assist and advise the Special Committee in its evaluation of strategic alternatives. The Special Committee also retained McGuireWoods LLP to serve as special legal counsel to the Special Committee. At this time, the Special Committee began engaging in preliminary discussions with American Healthcare Investors, one of the co-sponsors of Griffin-American and managing member of the Griffin-American Sub-Advisor, concerning a potential internalization of management.
In late November 2013, Party A verbally indicated on an unsolicited basis to representatives of Griffin-American that it would be interested in exploring the acquisition of Griffin-American. Party A had made an unsolicited offer in December 2011 to acquire Griffin-American for $9.01 per share, in cash and Party A common stock. The Griffin-American Board determined that based on the strength of Griffin-American’s strategy, implementation, management and portfolio, the offer was not sufficient and Griffin-American was not for sale. As a result of the November 2013 indication of interest from Party A, the Special Committee determined that it was advisable and in the best interests of the Griffin-American stockholders to continue to evaluate potential strategic alternatives available to Griffin-American, including the internalization of management for Griffin-American.
From December 2013 through February 2014, the Special Committee held numerous meetings and considered various alternatives for maximizing Griffin-American stockholder value, including, among other alternatives, the internalization of management for Griffin-American and the listing of the common stock of Griffin-American on a national securities exchange.
During January and February 2014, at the direction of the Special Committee, informal discussions took place between the chief executive officer and other senior management of Griffin-American and representatives of NorthStar and CS Capital Advisors, LLC (“CSCA”), a financial advisor to NorthStar. The parties discussed during this period potential transactions involving NorthStar, American Healthcare Investors, the Griffin-American Advisor and Griffin-American. During this time, members of the investment committee of NorthStar and CSCA held numerous discussions relating to NorthStar’s level of interest in the potential acquisition of Griffin-American. During this same time period, representatives of Party A continued to reach out to the chief executive officer of Griffin-American with respect to a possible transaction with Party A, Griffin-American and American Healthcare Investors and, at the direction of the Special Committee, informal discussions took place between the chief executive officer of Griffin-American and Party A with respect to a possible transaction. In addition, during this same time period, representatives of Party B and Party D each contacted representatives of Griffin-American to express their unsolicited interest in exploring the potential acquisition of Griffin-American and subsequently representatives of Griffin-American had preliminary discussions with each of Party B and Party D.
On February 7, 2014, NorthStar communicated to a representative of Griffin-American an informal expression of interest to acquire all of the outstanding shares of common stock of Griffin-American for $11.00 per share, which expression of interest was shared and discussed with the Special Committee.
Following the separate expressions of interest from NorthStar and Party A, at a meeting on February 14, 2014, the Special Committee, with the advice of its financial advisor, determined to explore the potential sale of Griffin-American to maximize Griffin-American’s stockholder value.
On March 10, 2014, Griffin-American signed a confidentiality and standstill agreement with each of NorthStar and Party A.
Following the execution of the confidentiality and standstill agreement, NorthStar and Party A were invited to access the electronic data room prepared by Griffin-American in order to provide business, financial and legal due diligence to NorthStar as a potential bidder of Griffin-American. From March 10, 2014 through March 26, 2014, NorthStar and CSCA conducted financial and real estate due diligence of the Griffin-American business.
On March 18, 2014, the Special Committee held a meeting to discuss the process to explore the potential sale of Griffin-American and the potential benefits of such a transaction to the Griffin-American stockholders. The Special Committee, with the assistance of its financial advisors, identified additional parties that could be potential bidders in the potential acquisition of Griffin-American. At the direction of the Special Committee, the chief executive officer of Griffin-American reached out to the three additional parties, including Party B and Party D, to determine if any of these parties had an interest in exploring the possible acquisition of Griffin-American. As a result, each of the three additional parties entered into confidentiality and standstill agreements with Griffin-American, including Party B on March 20, 2014, and Party C and Party D on March 21, 2014. Following the execution of the confidentiality and standstill agreements, each additional potential bidder was invited to access the electronic data room. All five of the potential bidders were requested to deliver an initial indication of interest for the acquisition of all of the outstanding common stock of Griffin-American by March 28, 2014.
On March 25, 2014, members of the investment committee of NorthStar met to discuss the terms of a potential bid for the potential acquisition of Griffin-American. The investment committee discussed the current valuation for healthcare related real estate assets, the merits and strategic fit of a potential transaction with Griffin-American, the potential financing alternatives for the transaction, and an overview of the due diligence information provided as part of the formal bidding process. The investment committee of NorthStar authorized its management to deliver a non-binding indication of interest to acquire all of the outstanding common stock of Griffin-American in the range of $11.50 to $12.25 per share.
On March 26, 2014, the Special Committee formally approved retaining BofA Merrill Lynch and KeyBanc Capital Markets Inc. (“KeyBanc”) to assist and advise the Special Committee in its evaluation of strategic alternatives to maximize Griffin-American stockholder value and an engagement letter was subsequently executed on March 31, 2014 with BofA Merrill Lynch and April 8, 2014 with KeyBanc.

Also on March 26, 2014, NorthStar submitted a non-binding indication of interest to Griffin-American indicating that it would be prepared, subject to completion of due diligence and NorthStar Board approval, to pay between $11.50 and $12.25 per share payable in a combination of cash and NorthStar common stock, at Griffin-American’s election, and to assume or repay all of Griffin-American’s outstanding indebtedness.
On March 28, 2014, each of Party A, Party B, Party C and Party D separately provided written indications of interest with respect to the potential acquisition of Griffin-American. Party A’s indication of interest proposed a gross offer price of $12.35 per share (i.e. not taking into account the amount that would be payable to the Griffin-American Advisor and its affiliates under the Griffin-American Operating Partnership Agreement based on the proposed price per share resulting in a net per share value to the Griffin-American stockholders of $12.08 per share). Party B’s indications of interest contained a proposed gross offer price of between $11.50 and $12.10 per share (resulting in a net per share value to the Griffin-American stockholders of between $11.34 to $11.86 per share). Party C’s indication of interest contained a gross offer price of $12.50 per share in cash (resulting in a net per share value to the Griffin-American stockholders of $12.21 per share). Party D’s indication of interest contained a gross offer price between $11.00 to $11.50 per share (resulting in a net per share value to the Griffin-American stockholders of between $10.90 to $11.34 per share).
Between March 31 and April 10, 2014, the Special Committee held four separate meetings to discuss the initial indications of interest and at the direction of the Special Committee, the financial advisors to the Special Committee contacted each of the bidders to request that they improve their offer price. In response to the request for a final bid at a higher valuation, Party D informed the financial advisors that it would not increase its initial offer and that it was no longer interested in bidding on the potential acquisition of Griffin-American. During this period, the Special Committee also retained Latham & Watkins LLP as legal counsel to the Special Committee in connection with any potential sale transaction. The Special Committee instructed its financial advisors to request final indications of interest from each of the bidders for the potential acquisition of Griffin-American. The Special Committee also instructed its legal advisors to prepare an initial draft of a merger agreement to be delivered to the bidders that each bidder would be instructed to markup and submit with their final offer.
On March 31, 2014, the financial advisors of the Special Committee contacted all of the respective bidders regarding their indications of interests and invited each to participate in a second round of bidding, which would give each bidder an additional three to four weeks to further their due diligence review. The financial advisors of the Special Committee also informed the bidders that Griffin-American preferred an all cash transaction and that the focus of the process was the sale of Griffin-American only and that it would be providing direction on how to proceed with any potential transaction involving the Griffin-American Advisor or American Healthcare Investors at a later time so long as such a transaction would not interfere with any transaction involving Griffin-American. The financial advisors of the Special Committee specifically informed CSCA that given NorthStar’s indicative price range in its indication of interest, NorthStar would need to bid at the high end of its range in order to progress further in the bidding process.
On April 11, 2014, representatives of BofA Merrill Lynch, at the direction of the Special Committee, sent to NorthStar, Party A, Party B and Party C a final round process letter requesting that final offers be delivered to the Special Committee by April 28, 2014. On April 14, 2014, representatives of BofA Merrill Lynch, at the direction of the Special Committee, made available to the prospective bidders an initial auction draft of the proposed merger agreement for the acquisition of Griffin-American.
Throughout April 2014, members of the investment committee of NorthStar and CSCA held numerous discussions about whether or not and on what terms to make a further bid for the potential acquisition of Griffin-American. The investment committee discussed the current valuation for healthcare related real estate assets, the merits and strategic fit of a potential transaction with Griffin-American as well as updates to the due diligence information provided as part of the process. In addition, the members of the investment committee discussed the financing assumptions associated with any bid for the potential acquisition of Griffin-American. The investment committee then authorized NorthStar management to deliver a non-binding indication of interest for the acquisition of Griffin-American at $12.25 per share in cash. During such period, NorthStar determined to focus solely on the acquisition of Griffin-American and not pursue a simultaneous transaction with the Griffin-American Advisor or American Healthcare Investors.
Periodically in April 2014, the Special Committee discussed with its advisors the fees payable to the Griffin-American Advisor and its affiliates as a result of the potential sale of Griffin-American and particularly discussed how any ambiguity relating to the calculation of the amount of these fees could impact the potential offers to be received by Griffin-American for the potential sale of Griffin-American. During the second half of April 2014, the Special Committee, with the assistance of its advisors, worked with American Healthcare Investors to amend the various agreements with the Griffin-American Advisor and its affiliates to eliminate any ambiguity in the calculation of the fees payable to such parties upon any sale of Griffin-American. Stanger provided an opinion to the Special Committee that the fees payable to the Griffin-American Advisor and its affiliates pursuant to the amended agreements with the Griffin-American Advisor were fair to Griffin-American.

On April 23, 2014, the Special Committee provided American Healthcare Investors and the Griffin-American Advisor (and the Griffin-American Sub-Advisor) with a memorandum setting forth rules governing the protocol during the time that the Special Committee continued to evaluate the potential sale of Griffin-American, which provided clear guidance regarding American Healthcare Investors’ involvement in the evaluation of the potential sale of Griffin-American and American Healthcare Investors’ contact with any potential bidders. The memorandum formalized instructions and understandings that the Special Committee and American Healthcare Investors and its affiliates had been operating under for several weeks. The memorandum specifically provided that all contact with the potential bidders regarding the potential sale of Griffin-American should be through the financial advisors of the Special Committee and that American Healthcare Investors and its affiliates should not be included in any such preliminary discussions and any contact with American Healthcare Investors and its affiliates and the potential bidders should include representatives of the financial advisors to the Special Committee.
On April 28, 2014, each of NorthStar, Party A, Party B and Party C provided indications of interest to the Special Committee with respect to the proposed acquisition of all of the outstanding shares of Griffin-American common stock. NorthStar’s indication of interest proposed an offer price of $12.25 per share in cash, subject to various assumptions and qualifications contained therein. NorthStar also submitted an initial markup of the proposed merger agreement with its indication of interest and requested exclusivity as a condition to their proceeding in the process. NorthStar did not provide any detailed information regarding its proposed financing for the acquisition as part of its indication of interest. Party A’s indication of interest proposed a net offer price of $12.20 per share in cash, also subject to various assumptions and qualifications contained therein. Party A also submitted an initial markup of the proposed merger agreement with its indication of interest along with a term sheet and other information with respect to its proposed financing of the applicable purchase price and requested 21 days of exclusivity as a condition to their proceeding in the process. Party B’s indications of interest contained a gross offer price of $11.50 per share, with 75-80% of the consideration in the form of Party B common stock (resulting in a net per share value to the Griffin-American stockholders of $11.35 per share). Party B also submitted an initial markup of the proposed merger agreement with its indication of interest and indicated the cash portion of the offer price would be payable from cash on hand. Party C’s indication of interest contained a gross offer price of $11.60 per share in cash (resulting in a net per share value to the Griffin-American stockholders of $11.44 per share). Party C did not submit an initial markup of the proposed merger agreement with its indication of interest and indicated that financing would be obtained through its existing credit facility and cash on hand.
On April 29, 2014, the Special Committee met to discuss with its advisors each of the bids that had been received. Following a detailed discussion regarding the various bids, the Special Committee instructed its financial advisors to go back to each of the bidders and request that each bidder increase their respective offer and provide a best and final offer price for the acquisition of Griffin-American. Following the meeting, the financial advisors contacted each of the respective bidders.
On May 1, 2014, Party A delivered a revised indication of interest for the acquisition of all of the outstanding shares of Griffin-American common stock pursuant to which Party A increased its net offer price from $12.20 per share in cash to $12.28 per share in cash. Party A had also indicated that it required exclusivity from Griffin-American prior to agreeing to expend any further resources with respect to the potential acquisition of Griffin-American. NorthStar, Party B and Party C each indicated that they were unwilling to increase their respective offer price above what had already been communicated to the Special Committee.
On May 2, 2014, the Special Committee met and received a report from its financial advisors regarding the discussions with the potential bidders following the last meeting, including the revised offer price received from Party A. The Special Committee discussed at length the economic terms of the bids and the progress of the parties in conducting diligence and arranging financing. Based on the indications of interest received and following extensive deliberations with its advisors, the Special Committee determined it was advisable to continue to evaluate the potential sale of Griffin-American to Party A and that it would agree to the term of exclusivity demanded by Party A until May 18, 2014. The Special Committee instructed Latham & Watkins to work toward finalizing the proposed merger agreement with Party A and providing as much certainty as possible around Party A’s proposed financing for the transaction. To that end, Latham & Watkins and the legal advisors of Party A exchanged multiple drafts of the proposed merger agreement during the course of the next several weeks.
On May 4, 2014, Griffin-American notified NorthStar that it had entered into an exclusivity arrangement with another party. From May 4, 2014 until June 3, 2014, NorthStar and Griffin-American did not have any discussions related to a possible transaction involving the acquisition of Griffin-American.
During May 2014, the Special Committee held various meetings with its advisors to discuss the status of the negotiations with Party A and to discuss various other aspects of the proposed transaction with Party A, including specific issues in the proposed merger agreement and Party A’s proposed financing commitments. In order to allow Party A to finalize its financing commitment papers, the Special Committee twice agreed to extend the exclusivity period with Party A (until May 25, 2014 and then again until May 28, 2014).

On May 28, 2014, Party A delivered a letter to the Special Committee indicating that Party A was no longer interested in proceeding with the potential acquisition of Griffin-American. Subsequently, on June 2, 2014, Party A publicly announced that it had entered into a definitive agreement to be acquired by Party B.
On May 28, 2014, the Special Committee met and discussed the various strategic alternatives available to Griffin-American, including: (i) the internalization of management for Griffin-American; (ii) a listing of the common stock of Griffin-American on a national securities exchange; (iii) the sale or merger of Griffin-American in a transaction that would provide the Griffin-American stockholders with a combination of cash and/or securities of a publicly traded company; or (iv) the sale of all or substantially all of Griffin-American’s assets for cash or other consideration, following the withdrawal of Party A and discussed at length whether or not the Special Committee should continue to evaluate the potential sale of Griffin-American in an effort to maximize Griffin-American stockholder value. Following discussions with its advisors and a review of the various strategic alternatives available to Griffin-American, the Special Committee determined that Griffin-American should continue to explore the sale or merger of Griffin-American in an effort to maximize stockholder value and instructed its financial advisors to reach out to each of the parties that had previously submitted bids for the acquisition of Griffin-American to determine whether any such parties continued to have interest in the potential acquisition of Griffin-American.
During the first half of June 2014, the Special Committee’s financial advisors reached out to and had various discussions with various parties with respect to the potential acquisition of Griffin-American, including those parties that had previously submitted offers. During such period, the financial advisors of the Special Committee regularly reported back to the Special Committee regarding the results of the discussions. Specifically, on June 3, 2014, NorthStar and CSCA were contacted by the financial advisors of the Special Committee at the direction of the Special Committee regarding the reopening of Griffin-American’s sale process and the possibility of NorthStar re-entering such process. As a result of this process, NorthStar and an affiliate of Party A (“Party E”), each expressed interest in further evaluating the potential acquisition of Griffin-American. Subsequently, Griffin-American invited NorthStar to join another round of bidding and granted NorthStar and its advisors renewed access to the electronic data room for the purpose of continuing its due diligence efforts. As part of the renewed discussions, BofA Merrill Lynch, at the direction of the Special Committee, informed CSCA that while Griffin-American still had a preference for cash consideration, it was amenable to evaluating NorthStar’s common stock as part of the consideration mix. Thereafter, NorthStar and its advisors conducted further business, financial and legal due diligence on Griffin-American.
During the first part of June 2014, members of the investment committee of NorthStar and CSCA held numerous discussions to determine whether, and on what terms, to make a further bid for the acquisition of Griffin-American. The NorthStar investment committee discussed the merits and strategic fit of a potential acquisition of Griffin-American, updates to the additional due diligence information provided, the debt financing markets generally as well as the implications of the then-recently announced transaction between Party A and Party B and the related valuation implications. The investment committee then authorized NorthStar management to make a further bid for the acquisition of all of the outstanding common stock of Griffin-American at an offer price of $11.50 per share.
On June 11, 2014, NorthStar delivered a new indication of interest with respect to the proposed acquisition of all of the outstanding shares of common stock of Griffin-American at a price of $11.50 per share, consisting of $6.90 per share in cash and $4.60 per share in NorthStar common stock. NorthStar’s representatives indicated to the financial advisors of the Special Committee that NorthStar’s offer price was reduced from its prior offer in light of, among other reasons, the negative market reaction to the valuation implied by Party B’s announced acquisition of Party A.
On June 12, 2014, at a meeting of the Special Committee, the Special Committee discussed with its advisors the indication of interest received from NorthStar and the potential offer that was expected to be forthcoming from Party E. The Special Committee directed its financial advisors to go back to try to improve the offer from NorthStar, specifically with respect to increasing the cash component of the consideration. The Special Committee also directed its financial advisors to request a written indication of interest from Party E.
On June 13, 2014, Party E delivered an indication of interest with respect to the proposed acquisition of all of the outstanding shares of Griffin-American common stock at a gross price in the mid-$11 range per share.
On June 16, 2014, representatives of CSCA held a call with the financial advisors of Griffin-American to discuss NorthStar’s June 11, 2014 bid letter. The parties discussed the remaining due diligence to be performed with respect to Griffin-American, the reverse due diligence to be performed on NorthStar, plans and timing required to obtain committed debt financing, the effect of the NSAM spin-off on a possible transaction with Griffin-American, the form of consideration offered and post-closing transition services from American Healthcare Investors. The financial advisors of the Special Committee indicated that they would respond to the June 11, 2014 indication of interest the following week.
On June 17, 2014, the Special Committee held a meeting and discussed the current process with respect to the potential sale of Griffin-American. The financial advisors of the Special Committee confirmed that all potential bidders that had been contacted other than NorthStar and Party E had declined to re-engage in the potential sale process. The Special

Committee discussed the various strategic alternatives available to Griffin-American, including non-sale alternatives. Based on the indication of interest received from NorthStar and NorthStar’s subsequent communications that it would try to adjust the proposed cash/stock mix to provide for more cash consideration, the Special Committee determined that it was advisable to continue to evaluate the potential sale of Griffin-American to NorthStar. Following the discussions, the Special Committee instructed its financial advisors to continue to discuss with NorthStar its most recent offer, particularly the mix of cash and stock and the desire to have some price protection related to the stock component as a result of the pending spinoff of certain assets of NorthStar. The Special Committee also directed its financial advisors to continue to engage with Party E further with respect to its offer.
On June 20, 2014, at a meeting of the Special Committee, the Special Committee discussed at length with its advisors the continued interest of NorthStar to further explore the potential acquisition of Griffin-American at a price of $11.50 per share, consisting of cash and common stock of NorthStar, with the exact consideration mix still to be determined. The Special Committee also discussed the demand by NorthStar that Griffin-American agree to a period of negotiating exclusivity through July 13, 2014. The Special Committee also discussed recent discussions with Party E and the terms of its indication of interest, noting that its offer price was lower than that of NorthStar and there was uncertainty regarding Party E’s ability to actually execute a transaction with Griffin-American. Following lengthy discussions, the Special Committee authorized and entered into a letter agreement pursuant to which Griffin-American agreed to negotiate exclusively with NorthStar through July 13th. The Special Committee also instructed Latham & Watkins to work toward finalizing the proposed merger agreement with NorthStar and to review and negotiate the terms of NorthStar’s financing commitment letters. Concurrently with the execution of the exclusivity agreement, NorthStar and Griffin-American entered into a confidentiality and standstill agreement regarding NorthStar material to be provided to Griffin-American as part of its reverse diligence. Griffin-American was then provided access to the electronic data room prepared by NorthStar in order to provide business, financial and legal due diligence to Griffin-American.
Throughout the remainder of June and July 2014, the advisors of the Special Committee negotiated the proposed merger agreement, financing commitments and transaction terms with the advisors of NorthStar. The legal advisors of the Special Committee and NorthStar exchanged multiple drafts of the proposed merger agreement and other transaction documents. During the course of these negotiations, the advisors of the Special Committee focused on several important aspects of the merger agreement, including closing conditions, the financing cooperation language, the cash/stock consideration mix, the proposed collar to protect the value of the stock portion of the consideration, the termination fee, the reverse termination fee, the fee in the event the NorthStar stockholders did not approve the issuance of NorthStar common stock pursuant to the merger and certain other provisions related to the Griffin-American Board’s fiduciary rights. The advisors of the Special Committee also focused on eliminating the conditionality in NorthStar’s financing commitments. At the direction of the Special Committee, because of the stock component of the consideration in NorthStar’s offer, the legal and financial advisors of the Special Committee also conducted due diligence with respect to NorthStar, including with respect to the spinoff of certain assets that NorthStar had completed at the end of June 2014. The Special Committee held regular meetings with its advisors to discuss and receive updates regarding the status of the due diligence and negotiations. Throughout the course of the negotiations with NorthStar, the Special Committee regularly kept the rest of the Griffin-American Board apprised of the status of the negotiations. During the first part of July, there were public reports claiming that Griffin-American was in exclusive talks with NorthStar regarding the proposed acquisition of Griffin-American.
On June 30, 2014, the NorthStar Board met to discuss, among other matters, the status of a possible transaction with Griffin-American. At this meeting, the NorthStar Board discussed, among other matters, the spin-off of NSAM, details of the asset class mix in Griffin-American’s portfolio and the related history, financing proposals, the potential use of cash and stock in the transaction and the ongoing due diligence efforts. A discussion ensued regarding the same, including the potential benefits and risks of such a transaction. The NorthStar Board expressed its support for further due diligence and authorized NorthStar management and its advisors to continue to conduct business, financial and legal due diligence of Griffin-American. Following the meeting, NorthStar requested that UBS also provide financial advisory services in connection with a transaction and to potentially render a fairness opinion to the NorthStar Board if requested.
On June 30, 2014, NorthStar completed the spin-off of NSAM and entered into a management agreement with NSAM. From and after July 1, 2014, the business of NorthStar has been managed by NSAM, including through the investment committee of NSAM filling the role that the investment committee of NorthStar formerly played.
On July 10, 2014, the NorthStar Board met to discuss the status of the potential acquisition of Griffin-American and the equity and debt financing that might be required in connection with the acquisition. Representatives of CSCA, UBS, Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), counsel to NorthStar in connection with the potential acquisition, and Sullivan & Cromwell LLP (“Sullivan & Cromwell”), regular outside legal counsel to NorthStar, participated in the meeting. NorthStar’s general counsel began the meeting by providing a detailed overview of the NorthStar Board’s fiduciary duties under Maryland law. Senior management of NorthStar provided the NorthStar Board with an update on the status of the potential transaction with Griffin-American and highlighted the positive aspects of the transaction for NorthStar, as well as stockholder vote considerations. Following a detailed discussion regarding various aspects of the proposed acquisition of Griffin-American, the NorthStar Board expressed its continued support for a transaction with Griffin-American, including seeking an extension of the exclusivity period.
On July 14, 2014, the Special Committee met and received an update from its advisors regarding the status of the discussions with NorthStar. At the request of NorthStar, the Special Committee agreed to extend the exclusivity period until July 27, 2014.
On July 21, 2014, the NorthStar Board met to discuss the status of the potential acquisition of Griffin-American, including the various potential financing options and other financial aspects of the proposed acquisition. Representatives of CSCA, UBS, Paul Weiss and Sullivan & Cromwell participated in the meeting. The NorthStar Board then discussed the valuation of Griffin-American and directed the NorthStar Board to a summary of the terms of the proposed merger agreement. The NorthStar Board expressed its continued support for a transaction with Griffin-American.
On July 27, 2014, NorthStar and Griffin-American entered into a second extension to the exclusivity arrangement extending exclusivity through August 3, 2014.
On July 29, 2014, the investment committee of NSAM met to discuss the potential acquisition of Griffin-American and the status of negotiations with respect to the acquisition. The investment committee discussed the result of the due diligence efforts completed to that date as well as the latest debt financing terms, including the costs associated with fixing the interest rate on a significant portion of the debt. The investment committee discussed a possible reduction in the purchase price payable to Griffin-American stockholders. In addition, the investment committee evaluated the possibility of increasing the cash portion of the consideration which could also result in the elimination of the NorthStar stockholder vote requirement. The investment committee authorized management to communicate to Griffin-American a proposed reduction in the purchase price payable to Griffin-American stockholders and to propose an increase in the proportion of cash being offered as consideration such that NorthStar would issue less than 20% of the outstanding stock of NorthStar after the consummation of such a transaction.
Later on July 29, 2014, representatives of NorthStar informed the financial advisors of the Special Committee that NorthStar intended to lower its offer price from the original $11.50 per share to $11.20 per share while at the same time increasing the cash portion of the merger consideration. Later on July 29, 2014, the Special Committee held a meeting with its advisors to discuss the revised offer price and other terms proposed by NorthStar. The Special Committee determined that the reduced offer price and other terms proposed by NorthStar were not acceptable and instructed its financial advisors to inform NorthStar that its proposal was rejected and that the changes constituted a substantial change to the proposed terms of the original offer and therefore the exclusivity term was terminated.
On July 30 and 31, 2014, the financial advisors of NorthStar, at the direction of NorthStar, reached out to the financial advisors of the Special Committee to inquire as to whether Griffin-American would be willing to resume negotiations for the acquisition of all of the outstanding common stock of Griffin-American at an offer price of $11.50 per share, comprised of $7.75 in cash and $3.75 in NorthStar common stock with the exchange ratio to be determined based on a volume weighted average price subject to a one-way collar in favor of NorthStar. While the financial advisors indicated that the Special Committee would continue to explore the potential sale of Griffin-American at an offer price of $11.50 per share, a one way collar in favor of NorthStar was not acceptable. Further discussions among the financial advisors of NorthStar and the Special Committee ensued throughout July 30 and July 31 regarding the price and terms of a possible transaction, including negotiation relating to the amount of the termination fee payable by NorthStar in the event the NorthStar stockholders did not approve the issuance of NorthStar common stock in connection with the merger and the high and low range of a collar around the exchange ratio for the stock portion of the consideration.
Also on July 31, 2014, the NorthStar Board held a meeting to discuss, among other matters, the status of the potential acquisition of Griffin-American. Representatives of CSCA, UBS and Paul Weiss participated in this meeting. The NorthStar Board discussed the status of the merger consideration negotiations, including the previous offers that Griffin-American had rejected, the current proposed offer price of $11.50 per share, comprised of $7.75 in cash and $3.75 in NorthStar common stock, subject to a collar on the price of the NorthStar common stock issuable in connection with the merger, the proposed mix of floating and fixed rate debt financing and the negotiations surrounding the collar. Representatives of UBS discussed with the NorthStar Board the financial aspects of the potential acquisition, including the potential debt financing as well as other strategic considerations related to an acquisition of Griffin-American. Representatives of NSAM also provided an update with respect to the potential debt financing commitments. The NorthStar Board expressed its continued support for a transaction with Griffin-American on the terms discussed at the meeting.

On August 1, 2014, the Special Committee determined it was appropriate to proceed to work towards finalizing the proposed merger agreement with NorthStar upon the terms proposed by NorthStar, including, if agreement could be reached, signing the proposed merger agreement before the U.S. stock market opened on August 4, 2014. The Special Committee directed its advisors to continue to negotiate with NorthStar and its advisors toward reaching an agreement with respect to all the remaining issues for the acquisition of Griffin-American.
During the course of the next several days, the advisors of the Special Committee and the advisors of NorthStar had numerous calls and exchanges to discuss the terms of the proposed merger agreement with respect to NorthStar’s acquisition of Griffin-American. In addition, representatives of Latham & Watkins and representatives of Paul Weiss continued to exchange drafts of the proposed merger agreement.
On August 2 and 3, 2014, the Special Committee held meetings with its advisors present to discuss the current status of the negotiations with NorthStar regarding the proposed sale of Griffin-American. In advance of the meeting of the Special Committee on August 2, 2014, Latham & Watkins, BofA Merrill Lynch and Stanger provided the Special Committee with various materials related to the proposed transaction with NorthStar. During the meeting on August 2, 2014, the Special Committee also received a presentation from representatives of Latham & Watkins and Ballard Spahr, Maryland Counsel to the Special Committee, regarding the Special Committee’s duties in connection with the consideration of the potential sale of Griffin-American and each of Stanger and BofA Merrill Lynch reviewed their respective financial analyses of the proposed merger consideration to be received by the Griffin-American stockholders. Representatives of Latham & Watkins, BofA Merrill Lynch and Stanger each then reviewed the material terms of the proposed transaction with NorthStar and the materials were discussed at length between the Special Committee and its advisors. In the course of the meeting on August 2, Latham & Watkins provided the Special Committee with a summary of the remaining open issues in the proposed merger agreement and received instructions for negotiating their resolution. Also at this meeting, Stanger and BofA Merrill Lynch each reviewed with the Special Committee their respective preliminary financial analysis of the merger consideration.
During the same time period, representatives of Latham & Watkins continued to negotiate with representatives of Paul Weiss in an effort to finalize the remaining issues in the proposed merger agreement.
On the afternoon of August 4, 2014, the Special Committee held a meeting, which was followed by a meeting of the entire Griffin-American Board. Representatives of Latham & Watkins again reviewed with the Special Committee (and subsequently with the entire Griffin-American Board) its duties in connection with the consideration of the potential sale of Griffin-American. The advisors provided the Special Committee and subsequently, the entire Griffin-American Board, with an update regarding the status of the negotiations with NorthStar, including a summary of the few remaining open issues in the proposed merger agreement. The advisors of the Special Committee specifically noted that NorthStar was close to finalizing its financing commitments and that it was anticipated that, assuming resolution of the final remaining open issues in the proposed merger agreement, NorthStar would be ready to execute the proposed merger agreement prior to the opening of the market on August 5th. During the evening of August 4, 2014, the final open issues in the proposed merger agreement were resolved by Latham & Watkins and Paul Weiss.
Also on August 4, 2014, the NorthStar Board held a meeting to discuss the terms of the proposed acquisition of Griffin-American and the merger agreement and the terms of the commitment papers relating to the proposed financing. Representatives of CSCA, UBS, Paul Weiss and Sullivan & Cromwell participated in this meeting. Paul Weiss provided a detailed overview of the NorthStar Board’s fiduciary duties under Maryland law and led a discussion on the results of negotiations of the terms of the merger agreement with Latham & Watkins, including a review of the key provisions in the merger agreement. Representatives of UBS and CSCA then reviewed with the Board the financial aspects of the transaction. Representatives of NorthStar also reviewed for the NorthStar Board the material provisions of the financing commitment papers negotiated with the Lenders, as well as answered the questions of the NorthStar Board in the discussion that followed. The NorthStar Board members then discussed the merger agreement and the financing arrangements. At the conclusion of these discussions, UBS delivered its oral opinion, later confirmed in writing, to the NorthStar Board that, as of that date, and based on and subject to the various assumptions, procedures, factors, qualifications, and limitations set forth in its written opinion, the consideration to be paid by NorthStar in the merger was fair, from a financial point of view, to NorthStar. The fairness opinion of UBS is more fully described under the section “-Opinions of NorthStar’s Financial Advisor.” After taking into consideration the discussions with their financial advisors, outside counsel, and members of senior management, the NorthStar Board determined that it was advisable for, fair to, and in the best interests of, NorthStar and its stockholders to proceed with the proposed merger at the price of $11.50 per share. Accordingly, the NorthStar Board adopted the proposed NorthStar Board resolutions. The NorthStar Board unanimously authorized, approved, and declared advisable the transaction, including the financing arranged with the lenders thereof upon the terms and subject to the conditions set forth in the merger agreement and financing commitments. The NorthStar Board also directed that the issuance of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement be submitted to the NorthStar stockholders for consideration and recommended that NorthStar’s stockholders approve the share issuance.

Early in the morning on August 5, 2014 prior to the opening of the U.S. stock market, the Special Committee held a meeting for the purpose of approving the proposed merger agreement with NorthStar. In advance of such meeting, Latham & Watkins, BofA Merrill Lynch and Stanger provided the Special Committee with various materials related to the proposed transaction with NorthStar, which materials were discussed at length between the Special Committee and its advisors during the course of the meeting. Representatives of Latham & Watkins reviewed with the Special Committee the changes in the materials from those previously provided to the Special Committee, including the resolution of the issues in the proposed merger agreement that had remained open as of the previous afternoon. At this meeting, Stanger reviewed with the Special Committee its financial analysis of the merger consideration and delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Griffin-American common stock and the limited partners of Griffin-American Partnership, was fair, from a financial point of view, to such holders and limited partners. The fairness opinion of Stanger is more fully described under the section “-Opinions of Griffin-American’s Special Committee’s Financial Advisors.”
Also at this meeting of the Special Committee, BofA Merrill Lynch reviewed with the Special Committee its financial analysis of the merger consideration and delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2014, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Griffin-American common stock (other than NorthStar, Merger Sub, Partnership Merger Sub, the Griffin-American Advisor and their respective affiliates), was fair, from a financial point of view, to such holders. The fairness opinion of BofA Merrill Lynch is more fully described under the section “-Opinions of Griffin-American’s Special Committee’s Financial Advisors.”
After taking into consideration the discussions with their financial advisors and legal advisors, and taking into account the various reasons considered by the Special Committee (see “The Merger-Recommendation of the Griffin-American Board and its Reasons for the Merger”), the Special Committee unanimously (i) determined and declared that the merger and the other transactions contemplated by the merger agreement were in the best interests of Griffin-American and its stockholders, (ii) declared the merger advisable and in the best interests of Griffin-American and (iii) recommended the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement by the Griffin-American Board. Following the completion of the Special Committee meeting, the Griffin-American Board held a meeting to consider the proposed merger agreement with NorthStar related to the sale of Griffin-American. The Griffin-American Board, following the recommendation of the Special Committee, adopted the proposed resolutions and unanimously (i) duly and validly authorized the execution and delivery of the merger agreement and declared advisable the merger and the transactions contemplated by the merger agreement, (ii) directed that the merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of the Griffin-American stockholders and (iii) subject to certain exceptions contained in the merger agreement, resolved to recommend that the Griffin-American stockholders vote in favor of the approval of the merger and the other transactions contemplated by the merger agreement.
On the morning of August 5, 2014, before the U.S. stock markets opened, Griffin-American and NorthStar executed and delivered the merger agreement and issued press releases announcing the proposed merger. In addition, NorthStar and the Lenders entered into the Commitment Letter with respect to the debt financing related to the proposed acquisition of Griffin-American.
Recommendation of the NorthStar Board and Its Reasons for the Merger
The NorthStar Board has unanimously approved the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the parent merger, are advisable for, fair to and in the best interests of NorthStar and approved the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement. The decision of the NorthStar Board to enter into the merger agreement was the result of careful consideration by the NorthStar Board of numerous factors, including the following material factors:

•	the creation of a high quality healthcare portfolio with expected stable long-term cash flows;

•	the potential to accelerate the transformation of its equity portfolio with approximately 75% of its pro forma assets in owned real estate;

•	the expansion of its ability to unlock asset and platform value through strategic transactions;

•	the potential to realize multiple expansion given the premium valuations afforded to diversified healthcare REITs;

•	the expectation that the combined company will have enhanced dividend safety and growth potential;

•	the expansion of tenant/operator relationships that are expected to result in embedded future acquisition and development opportunities;

•
the belief that the price being paid for the assets and properties of Griffin-American is advisable for, fair to and in the best interests of NorthStar compared to the price of similar assets and properties available to be purchased;

•	the expectation that the lease profile of the combined company will be highly attractive, consisting of many investment grade tenants and a weighted average lease term of 9.1 years;

•	the availability of the debt commitment to finance the acquisition;

•
the oral opinion delivered on August 4, 2014, subsequently confirmed in writing on August 5, 2014, of UBS to the NorthStar Board as to the fairness, from a financial point of view and as of such date, to NorthStar of the consideration to be paid by NorthStar in the merger, which opinion was based on and subject to the assumptions made, qualifications made, procedures followed, factors considered and limitations on the review undertaken more fully described in the section entitled “-Opinion of NorthStar’s Financial Advisor”;

•	the fact that NorthStar’s stockholders will benefit from the liquidity of owning shares of a significantly larger company;

•	the combined company will have a property portfolio with greater diversification by geography, industry and tenant/operator than NorthStar currently possesses;

•
the NorthStar Board’s understanding of the information concerning NorthStar’s and Griffin-American’s respective businesses, financial performance, condition, operations, management, competitive positions, prospects and stock performance, including NorthStar’s due diligence review of Griffin-American and its assets, liabilities, earnings, financial condition, business and prospects, which confirmed the positive view of Griffin-American’s business and supported the NorthStar Board’s determination that the combined company would have a strong foundation for growth and improved performance;

•
the ability to complete the merger in a timely manner (including the likelihood of receiving the NorthStar and Griffin-American stockholder approvals necessary to complete the transaction) given the commitment of both parties to complete the merger pursuant to their respective obligations under the merger agreement;

•	the terms and conditions of the merger agreement, including:

•	the limited number and nature of the conditions to Griffin-American’s obligation to close the merger;

•	the fact that the merger is subject to the approval of NorthStar common stockholders of the issuance of NorthStar common stock to Griffin-American Holders; and

•	the fact that the merger agreement provides for the payment of a break-up fee payable by Griffin-American in the amount of $102.0 million in certain circumstances.
The NorthStar Board also identified and considered the following potentially negative factors in its deliberations:

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the possible disruption to NorthStar’s or Griffin-American’s business that may result from the announcement of the transaction, including as a result of operational restrictions contained in the merger agreement during the period between the signing of the merger agreement and the completion of the merger;

•
the potential negative effects on the price of the common stock of the combined company following the merger from the existing sell side demand from the Griffin-American common stockholders that have limited liquidity currently;

•	the fact that the ownership percentage of NorthStar common stockholders in NorthStar post-merger will be diluted by the merger;

•	the substantial costs to be incurred in connection with the transaction;

•
the risks associated with operating and potentially divesting certain properties following the closing of the merger, including the risk that the anticipated value of the properties is not received and the potential delay in reinvesting the proceeds from such sales;

•
the fact that the closing of the merger is not conditioned on obtaining financing and the interest rates of the Loan may be increased in accordance with certain “interest rate flex” provisions contained in the commitment for the Loan;

•
the additional borrowing that NorthStar may be required to make to complete the merger, including the risk of increasing NorthStar’s vulnerability to general adverse economic and industry conditions, limiting NorthStar’s ability to obtain additional financing as needed in the future, requiring the use of a substantial portion of NorthStar’s cash flow from operations for the payment of principal and interest on such indebtedness (thereby reducing NorthStar’s ability to use cash flow to fund normal expenses and other operating requirements), limiting NorthStar’s flexibility in planning for (or reacting to) changes in NorthStar’s business and industry and putting NorthStar at a disadvantage compared to competitors with less indebtedness;

•
the reverse termination fee of $153 million if the merger agreement is terminated under certain circumstances specified in the merger agreement and the termination fee of $35 million if the merger agreement is terminated under other circumstances specified in the merger agreement (see the section entitled “The Merger Agreement-Termination of the Merger Agreement”;

•
the possibility that the merger may not be completed, or that completion may be unduly delayed, including because NorthStar common stockholders and/or Griffin-American common stockholders may not approve the parent merger and the other transactions contemplated by the merger agreement, could have an effect on the market price of NorthStar common stock; and

•	various other risks associated with the merger and the combined company described in “Risk Factors” above.
In addition, the NorthStar Board also considered the interests that certain executive officers and directors of NorthStar may have with respect to the merger in addition to their interests as stockholders of NorthStar generally (see the section entitled “-Interests of NorthStar’s Directors and Executive Officers in the Merger” below), which the NorthStar Board considered as being neutral in its evaluation of the proposed transaction.
Although the foregoing discussion sets forth the material factors considered by the NorthStar Board in reaching its recommendation, it may not include all of the factors considered by the NorthStar Board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the NorthStar Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The NorthStar Board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the NorthStar Board concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole.
THE NORTHSTAR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, DETERMINED THAT EACH OF THE MERGER AGREEMENT AND THE MERGER IS ADVISABLE FOR, FAIR TO AND IN THE BEST INTERESTS OF NORTHSTAR AND ITS STOCKHOLDERS AND RECOMMENDED THAT THE NORTHSTAR COMMON STOCKHOLDERS APPROVE THE ISSUANCE OF SHARES OF NORTHSTAR COMMON STOCK TO GRIFFIN-AMERICAN HOLDERS PURSUANT TO THE MERGER AGREEMENT. ACCORDINGLY, THE NORTHSTAR BOARD UNANIMOUSLY RECOMMENDS THAT THE NORTHSTAR COMMON STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF NORTHSTAR COMMON STOCK TO GRIFFIN-AMERICAN COMMON STOCKHOLDERS AND GRIFFIN-AMERICAN OPERATING PARTNERSHIP LIMITED PARTNERS PURSUANT TO THE MERGER AGREEMENT.
In considering the recommendation of the NorthStar Board with respect to the issuance of NorthStar’s common stock, you should be aware that certain of NorthStar’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of NorthStar common stockholders generally. See the section entitled “-Interests of NorthStar’s Directors and Executive Officers in the Merger” below.
The explanation of the reasoning of the NorthStar Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements” above.

Recommendation of the Griffin-American Board and its Reasons for the Merger
Recommendation of the Griffin-American Board
In evaluating the merger, the Special Committee consulted with the Special Committee’s legal and financial advisors as well as the management of the Griffin-American Advisor Entities and, after careful consideration, the Special Committee unanimously (i) determined that the parent merger, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Griffin-American and its stockholders and (ii) recommended the parent merger, the merger agreement and the other transactions contemplated by the merger agreement to the Griffin-American Board for approval and directed that the merger agreement be submitted to the Griffin-American Board for consideration.
Based on the recommendation of the Special Committee and other factors, the Griffin-American Board unanimously (i) approved the merger agreement and the transactions contemplated thereby and authorized the execution and delivery of the merger agreement; (ii) determined and declared that the parent merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Griffin-American and directed that the parent merger and the other transactions contemplated by the merger agreement be submitted for consideration at a meeting of Griffin-American’s common stockholders and (iii) recommend that Griffin-American common stockholders vote in favor of the approval of the parent merger and the other transactions contemplated by the merger agreement.
Accordingly, the Griffin-American Board unanimously recommends that Griffin-American common stockholders vote FOR the proposal to approve the parent merger and the other transactions contemplated by the merger agreement.
The Griffin-American Board Reasons for the Merger
In deciding to declare advisable and approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement and to recommend that Griffin-American common stockholders vote to approve the parent merger and the other transactions contemplated by the merger agreement, the Special Committee and the Griffin-American Board, with the assistance of management of the Griffin-American Advisor Entities and the Special Committee’s legal and financial advisors, considered other alternative transactions, including contacts and extensive discussions with other potential acquirers. Notwithstanding the process described above, no other potential acquirers offered a strategic alternative as favorable to Griffin-American common stockholders as the proposed merger with NorthStar.
The Special Committee and the Griffin-American Board considered a number of positive factors in their deliberations, including:

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the value of the stock portion of the merger consideration, which, based on the 10-day volume weighted average closing price per share of NorthStar common stock on August 4, 2014 (the last full trading day before the Griffin-American Board approved the proposed merger), implied a value of $3.75 per share of Griffin-American common stock, which, together with the cash portion of the merger consideration, represented a premium of approximately 12.5% over $10.22, the per share offering price of the Griffin-American common stock in Griffin-American’s most recent public offering;

•	the cash portion of the merger consideration allows Griffin-American common stockholders to immediately realize a fair value that is liquid and certain;

•
the expectation that after the closing of the merger, Griffin-American’s former stockholders will benefit from improved liquidity as a result of the NYSE listing of the stock portion of the merger consideration, the increased equity capitalization and the increased stockholder base of the combined company;

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the stock portion of the merger consideration is subject to a collar mechanism which provides some “downside” protection against a decrease in the value of shares of NorthStar’s common stock prior to the closing of the merger;

•
the Griffin-American Board’s strong understanding of the business, operations, financial condition, earnings and prospects of Griffin-American, as well as of the current and prospective environment in which Griffin-American operates, including economic and market conditions;

•	the combined company will have a property portfolio with greater diversification by asset class and tenant/operator than Griffin-American currently possesses;

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as an experienced issuer of public securities, the combined company should be able to raise capital in the public capital markets more easily and cheaply than would Griffin-American which has not previously completed an underwritten offering of equity or debt securities;

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because the merger consideration consists in part of NorthStar common stock, Griffin-American’s common stockholders will benefit from any increase in the trading price of the shares of the combined company’s common stock following the closing of the merger, whether from future growth in funds from operations per share or as a result of any premium paid to common stockholders of NorthStar in connection with a future acquisition of NorthStar;

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the sale of Griffin-American allows Griffin-American common stockholders to take advantage of currently favorable conditions in the real estate market, including the impact of a consistently low interest rate environment and substantial global monetary stimulus;

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the belief that the parent merger is more favorable to Griffin-American common stockholders than the other strategic alternatives available to Griffin-American, which belief was formed based on its review of potential strategic alternatives available to Griffin-American and consideration of the bids submitted during the third party solicitation process with respect to a possible strategic transaction;

•
the merger agreement resulted from a third-party solicitation and negotiation process lasting several months, during which several potential bidders were contacted and executed confidentiality agreements, with several preliminary proposals being received by Griffin-American;

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the consideration of several proposals in addition to the NorthStar proposal, and the conclusion, after consideration of the potential benefits and risks to Griffin-American and its stockholders associated with each of those proposals, that the best alternative for maximizing value for Griffin-American common stockholders the proposed merger of Griffin-American and NorthStar;

•
the opinion, dated August 5, 2014, of Stanger, to the Special Committee as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received pursuant to the merger agreement by holders of Griffin-American common stock, as more fully described below in the section entitled “Opinions of Griffin-American’s Special Committee’s Financial Advisors - Opinion of Stanger;”

•
the opinion of BofA Merrill Lynch, dated August 5, 2014, to the Special Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received pursuant to the merger agreement by holders of Griffin-American common stock (other than NorthStar, Merger Sub, Partnership Merger Sub, the Griffin-American Advisor and their respective affiliates), as more fully described below in the section entitled “Opinions of Griffin-American's Special Committee’s Financial Advisors - Opinion of BofA Merrill Lynch;”

•
the ability to complete the merger within a reasonable period of time, including the likelihood of receiving the Griffin-American and NorthStar stockholder approvals necessary to complete the transaction in a timely manner and any other necessary approval in light of the efforts Griffin-American and NorthStar agreed to use in order to complete the transaction;

•
the parties’ commitment to complete the merger pursuant to their respective obligations under the terms of the merger agreement, and the likelihood that NorthStar will complete the transactions contemplated by the merger agreement based on, among other things:

•	the fact that there is no financing or due diligence condition to the completion of the merger;

•	the assessment of NorthStar’s resources and access to financing sources to fund the merger consideration;

•
the fact that the financial and other terms and conditions of the merger agreement and the other transactions contemplated by the merger agreement were the product of extensive arm’s-length negotiations among the parties;

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the fact that NorthStar would be required to pay a $35 million or $153 million termination fee to Griffin-American if the merger agreement is terminated under circumstances specified in the merger agreement; and

•	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger;

•
the efforts made by the Special Committee to evaluate, with the assistance of its legal and financial advisors, the terms of the merger agreement, make recommendations regarding its negotiations, and execute a merger agreement favorable to Griffin-American common stockholders;

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the merger agreement provisions permitting Griffin-American to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited written proposal to engage in a strategic transaction, provided that the Griffin-American Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the proposal is reasonably expected to result in a transaction that, if consummated, would be more favorable to Griffin-American common stockholders than the parent merger;

•
the merger agreement provisions permitting the Griffin-American Board to, under certain circumstances, withdraw, modify or qualify its recommendation with respect to the merger if the Griffin-American Board receives an unsolicited written proposal to engage in a strategic transaction that, in the good faith determination of the Griffin-American Board, after consultation with outside legal counsel and financial advisors, constitutes a transaction that, if consummated, would reasonably be likely to be more favorable to Griffin-American common stockholders than the parent merger, and, subject to the requirement to pay a termination fee, terminate the merger agreement;

•
the understanding, after extensive negotiations with NorthStar and discussions with legal and financial advisors, that the termination fee payable to NorthStar was necessary as part of the deal protection provisions in order to reach an agreement with NorthStar in light of the significant resources that NorthStar has committed and will commit to the transaction, and are a small risk in comparison to Griffin-American common stockholders losing the option to accept a transaction offering substantial value and liquidity;

•
the provisions of the merger agreement that provide Griffin-American with the necessary flexibility to operate its business in the ordinary course and to address reasonably anticipated challenges that may arise during the pendency of the merger;

•	the ability of Griffin-American to pursue other strategic alternatives or continue to operate its business in the event of the failure of the transaction; and

•	the parent merger being subject to approval of Griffin-American common stockholders who have the option to reject the merger agreement and the parent merger.
The Special Committee and the Griffin-American Board also identified and considered various risks and potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the parent merger. These factors included, among others:

•
though the negotiated floor on the stock portion of the merger consideration of $16.00 per share of NorthStar common stock would provide some “downside” protection against a decrease in the value of shares of NorthStar’s common stock prior to the closing of the merger and greater value certainty than a fixed exchange ratio that does not adjust to provide a value floor, the cap on the stock portion of the merger consideration of $20.17 per share of NorthStar common stock, which was a quid pro quo for receiving the downside protection, would limit some of the potential “upside” that Griffin-American common stockholders could receive based on an increase in the value of shares of NorthStar common stock prior to the closing of the merger;

•
there is no right to terminate the merger agreement if the value of NorthStar’s common stock falls below $16.00 (which could cause a reduction in the implied value of the merger consideration payable to Griffin-American common stockholders as a result of the collar around the exchange ratio);

•
the implied value of the merger consideration was negotiated in the last week prior to the meeting of the Board to approve the merger and, since such time, the price per share of NorthStar common stock fluctuated, eroding the protections of the negotiated collar;

•	the uncertainty in the value of NorthStar’s common stock in light of its recent reorganization and the spin-off of NorthStar’s asset management division;

•	the possible disruption to Griffin-American’s or NorthStar’s business that may result from the announcement of the transaction;

•	the risk that the operational synergies and other benefits expected to result from the transaction might not be fully realized if at all;

•
the terms of the merger agreement regarding the restrictions on the operation of Griffin-American’s business during the period between the signing of the merger agreement and the completion of the parent merger;

•
the $102 million termination fee to be paid to NorthStar if the merger agreement is terminated under circumstances specified in the merger agreement, may discourage other parties that may otherwise have an interest in a strategic transaction with, or an acquisition of, Griffin-American;

•
the terms of the merger agreement placing limitations on the ability of Griffin-American to solicit, initiate or knowingly facilitate any inquiry, offer or request that could reasonably be expected to result in alternative strategic transaction proposals and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative strategic transaction;

•
the possibility that the merger may not be completed or may be unduly delayed because Griffin-American common stockholders may not approve the parent merger and the other transactions contemplated by the merger agreement, the NorthStar common stockholders may not approve the issuance of shares of NorthStar common stock to Griffin-American Holders in the merger, or other factors outside of Griffin-American’s control;

•	the non-traditional nature of NorthStar’s REIT due to its investments in various sectors and its relatively recent experience in the healthcare space;

•
the type of financing secured by NorthStar to fund the merger is a CMBS style financing, which lacks the certainty of traditional corporate financing or bridge financing since CMBS style financing is contingent upon the completion of property-level appraisals and other requirements;

•	inability to seek specific performance to require NorthStar to complete the merger if the full amount of NorthStar’s financing is not available;

•
the risk that the merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if NorthStar is unable to obtain sufficient financing for the merger;

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NorthStar’s incurrence of additional debt to pay the cash portion of the merger consideration will increase its interest expense, financial leverage and debt service requirements, which may reduce NorthStar’s ability to pay dividends or distributions in amounts comparable to its historical levels after the merger;

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the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on Griffin-American’s operating results, particularly in light of the costs incurred in connection with the transaction;

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the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Griffin-American and NorthStar and the transaction expenses arising from the merger and payments to the external advisors of Griffin-American;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	the absence of appraisal rights for Griffin-American common stockholders under Maryland law;

•	the tax consequences to Griffin-American common stockholders from their receipt of the merger consideration in the parent merger; and

•
the interests that certain executive officers and directors of Griffin-American may have with respect to the merger in addition to their interests as common stockholders of Griffin-American generally. See “The Merger-Interests of Griffin-American’s Directors and Executive Officers in the Merger” below.

The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Special Committee or the Griffin-American Board in its consideration of the parent merger, but is merely a summary of the material positive factors and material drawbacks and risks considered by the Special Committee and the Griffin-American Board in that regard. In view of the number and variety of factors and the amount of information considered, neither the Special Committee nor the Griffin-American Board found it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, neither the Special Committee nor the Griffin-American Board undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Special Committee and the Griffin-American Board may have given different weights to different factors.

Opinion of NorthStar’s Financial Advisor
UBS was retained as financial advisor to NorthStar in connection with the merger. As part of that engagement, the NorthStar Board requested that UBS evaluate the fairness, from a financial point of view, to NorthStar of the consideration to be paid by NorthStar in the merger. On August 4, 2014, at a meeting of the NorthStar Board held to evaluate the proposed merger, UBS delivered to the NorthStar Board an oral opinion, confirmed by delivery of a written opinion dated August 5, 2014, to the effect that, as of that date and based on and subject to various procedures, assumptions, matters considered and qualifications and limitations described in its opinion, the consideration to be paid by NorthStar in the merger was fair, from a financial point of view, to NorthStar.
The full text of UBS’ opinion describes the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by UBS. UBS’ opinion is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference herein. UBS’ opinion was provided for the benefit of the NorthStar Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the consideration to be paid by NorthStar in the merger, and does not address any other aspect of the merger or any related transaction. UBS’ opinion does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available to NorthStar or NorthStar’s underlying business decision to effect the merger or any related transaction. UBS’ opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any related transaction. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.
In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Griffin-American and NorthStar;

•
reviewed certain internal financial information and other data relating to the business and financial prospects of Griffin-American that were provided to UBS by the management of Griffin-American and NSAM and not publicly available, including financial forecasts and estimates of Griffin-American for fiscal years 2014 through 2018 provided by NSAM that the NorthStar Board directed UBS to utilize for purposes of its analysis (the financial forecasts for 2017 and 2018 were derived by NSAM by applying a 2.75% annual growth rate to the 2016 financial forecasts);

•
reviewed certain internal financial information and other data relating to the business and financial prospects of NorthStar that were provided to UBS by NSAM and not publicly available, including financial forecasts and estimates of NorthStar for fiscal years 2014 and 2015 provided by NSAM that the NorthStar Board directed UBS to utilize for purposes of its analysis;

•	conducted discussions with members of the senior management of NSAM concerning the businesses and financial prospects of Griffin-American and NorthStar;

•	conducted discussions with members of the senior management of Griffin-American concerning the businesses and financial prospects of Griffin-American;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of NorthStar common stock;

•	considered certain pro forma effects of the merger on NorthStar’s financial statements;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.
In connection with its review, with the consent of the NorthStar Board, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the NorthStar Board, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of NorthStar or Griffin-American, and UBS was not furnished with any such evaluation or appraisal (except for certain third-party appraisals made available by the management of Griffin-American). With respect to the financial forecasts, estimates and pro forma effects referred to above that UBS utilized for its analysis, UBS assumed, at the direction of the NorthStar Board, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of NSAM as to the future financial performance of Griffin-American and NorthStar and pro forma effects. In addition, UBS assumed with the approval of the NorthStar Board that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. UBS was advised by NSAM and Griffin-American that each of NorthStar and Griffin-American operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and UBS assumed, at the direction of the NorthStar Board, that the merger will not adversely affect such status or operations of NorthStar or Griffin-American. UBS was advised that the Griffin-American financial projections provided to UBS by NSAM (which exclude potential projected acquisitions and financings) assume, among other things, that the current general and administrative fees, including current asset management fees paid to the Griffin-American Advisor, will be eliminated at the closing of the merger and replaced with asset management fees to NSAM in the amounts reflected in such forecasts. UBS’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to it as of, the date of its opinion.
At the direction of the NorthStar Board, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the consideration to the extent expressly specified in its opinion, of the merger agreement or any related documents or the form of the merger or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration. UBS expressed no opinion as to what the value of the NorthStar common stock will be when issued pursuant to the merger or the prices at which the NorthStar common stock will trade at any time. In rendering its opinion, UBS assumed, with the consent of the NorthStar Board, that: (i) the parties to the merger agreement would comply with all material terms of the merger agreement; and (ii) the merger would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that the consideration to be paid by NorthStar in the merger would not be adjusted as a result of any NorthStar dividend payments. UBS further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on NorthStar, Griffin-American or the merger. The issuance of UBS’ opinion was approved by an authorized committee of UBS.
In connection with rendering its opinion to the NorthStar Board, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to NorthStar, Griffin-American or the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.
UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of NorthStar and Griffin-American provided by NSAM in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing these analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond NorthStar’s and Griffin-American’s control. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or acquired.
The consideration was determined through negotiation between NorthStar and Griffin-American and the decision by NorthStar to enter into the transaction was solely that of the NorthStar Board. UBS’ opinion and financial analyses were only one of many factors considered by the NorthStar Board in its evaluation of the merger and should not be viewed as determinative of the views of the NorthStar Board or NorthStar’s external manager with respect to the merger or the consideration to be paid in the merger.
The following is a brief summary of the material financial analyses performed by UBS and reviewed with the NorthStar Board on August 4, 2014 in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.
Griffin-American Selected Public Companies Analysis. UBS reviewed financial information of Griffin-American and publicly available financial and stock market information of the following eight publicly traded REITs which, based on its professional judgment and expertise, UBS deemed to be relevant to its analysis:
Diversified Healthcare REITs

•	Ventas, Inc.

•	Health Care REIT, Inc.

•	HCP, Inc.

•	Senior Housing Properties Trust
Medical Office Building Focused REITs

•	Healthcare Trust of America, Inc.

•	Healthcare Realty Trust Incorporated
Skilled Nursing Focused REITs

•	Omega Healthcare Investors, Inc.

•	Aviv REIT, Inc.
UBS reviewed, among other things:

•
the projected next twelve months net operating income of each selected REIT (including pro rata share of any joint venture net operating income), as a percentage of the adjusted enterprise value of the selected REIT, such percentage referred to as the implied capitalization rate. Adjusted enterprise values of the selected REITs were calculated as equity market value plus debt at its estimated market value and preferred stock at its estimated market value, less cash and cash equivalents, adjusted to reflect the value of other tangible net assets on the balance sheet. Next twelve month net operating income for the selected REITs as well as estimated values for certain other tangible net assets were based on publicly available Wall Street research analyst estimates;

•	the premium or discount of the selected REITs’ August 1, 2014 share price to net asset value per share, referred to as NAV, calculated based on Wall Street research analyst estimates; and

•
closing share prices on August 1, 2014, of the selected REITs as multiples of calendar year 2015 estimated adjusted funds from operations (“AFFO”) per share. AFFO per share for the selected REITs represented consensus estimates per SNL Financial, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries it covers.

Financial data of the selected REITs were based on publicly available research analyst estimates, public filings and other publicly available information.
UBS compared these figures for the selected REITs with corresponding data and multiples of Griffin-American based on, among other things:

•	the implied per share consideration in the merger of $11.50;

•	adjusted enterprise value for Griffin-American, including adjustments for the development and redevelopment assets, tangible net assets and the payment of the Merger Termination Amount; and

•	Griffin-American estimates provided by NSAM.
For purposes of the calculation of AFFO for Griffin-American, UBS also assumed the repayment of Griffin-American existing indebtedness and issuance of $2.4 billion of fixed rate debt at 4.65% and $611 million of floating rate debt at 3.35% (the “debt assumptions”) and that all general and administrative expenses at Griffin-American, including asset management fees, would be replaced by asset management fees to NSAM. This foregoing analysis indicated the following implied high, mean, median and low multiples for the selected REITs, as compared to corresponding figures for Griffin-American:

Selected REITs	Implied Capitalization Rate (%)	Premium / (Discount) to NAV (%)	Price / AFFO 2015E (x)
High	7.6	57.3	18.0
Mean	6.5	20.5	15.3
Median	6.3	17.9	15.2
Low	5.9	1.1	13.1

Griffin-American	6.2	4.3	10.9
Parent Selected Public Companies Analysis. UBS reviewed financial information of NorthStar and publicly available financial and stock market information of the following nine publicly traded mortgage REITs which, based on its professional judgment and expertise, UBS deemed to be relevant to its analysis:

•	Starwood Property Trust, Inc.

•	iStar Financial Inc.

•	Newcastle Investment Corp.

•	Blackstone Mortgage Trust, Inc.

•	Colony Financial, Inc.

•	RAIT Financial Trust

•	Arbor Realty Trust, Inc.

•	Apollo Commercial Real Estate Finance, Inc.

•	Ares Commercial Real Estate Corporation
UBS reviewed, among other things, the latest quarterly declared dividend of the selected mortgage REITs annualized as a percentage of share prices on August 1, 2014, referred to as current dividend yield, to the extent available. Financial data of the selected REITs were based on public filings and FactSet research.
UBS compared the figures for the selected REITs with corresponding data of NorthStar. For purposes of UBS’ analysis, NorthStar’s current dividend yield equals the product of: (i) 2015 estimated CAD per share as forecasted by NSAM; and (ii) 89.3% payout ratio based on actual first quarter 2014 payout ratio. This foregoing analysis indicated the following implied high, mean, median and low figures for the selected REITs, as compared to the corresponding figure for NorthStar:

Selected REITs	Current Dividend Yield (%)
High	9.8
Mean	8.1
Median	8.2
Low	6.6

Parent	8.8

Selected Precedent Transactions Analysis. UBS reviewed publicly available information relating to the following eight selected transactions involving publicly traded REITs:

Announcement Date	Target	Acquirer
6/2/2014	American Realty Capital Healthcare Trust, Inc.	Ventas, Inc.
10/3/2013	Washington Real Estate Investment Trust medical office building portfolio	Harrison Street Real Estate Capital, LLC
8/22/2012	Sunrise Senior Living, Inc.	Health Care REIT, Inc.
12/24/2011	Cogdell Spencer Inc.	Ventas, Inc.
2/28/2011	Genesis HealthCare real estate assets	Health Care REIT, Inc.
2/28/2011	Nationwide Health Properties, Inc.	Ventas, Inc.
12/13/2010	HCR ManorCare, Inc. real estate assets	HCP, Inc.
10/21/2010	Altria Senior Living Group, Inc. real estate assets	Ventas, Inc.
UBS reviewed, among other things:

•
the purchase price per share of the target in the selected transactions, as multiples of, to the extent publicly available, estimated AFFO per share for the next calendar year, referred to as CY+1; and

•	the implied capitalization rate.
Financial data of the selected transactions were based on public filings, research analyst estimates and other publicly available information. UBS compared these figures for the selected transactions with corresponding amounts implied for Griffin-American. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions, as compared to corresponding figures implied for Griffin-American, based on the proposed capital structure (including the debt assumptions), the assumed per share merger consideration of $11.50, and Griffin-American estimates provided by NSAM. For Griffin-American, the implied capitalization rate is based on projected next twelve months net operating income, as of June 30, 2014, and adjusted enterprise value, (which includes adjustments for the development and redevelopment assets, tangible net assets and the Merger Termination Amount.), in each case as provided by NSAM.

	Price / CY+1 AFFO (x)	Implied Capitalization Rate (%)
High	19.2	8.3
Mean	15.2	6.7
Median	15.1	6.1
Low	11.4	5.7

Griffin-American	10.9	6.2
Relative Net Asset Value Analysis. UBS conducted an analysis of the net asset value of each of NorthStar and Griffin-American as a standalone company, utilizing publicly available information and financial estimates and other information provided by NSAM. UBS derived the value of each of NorthStar’s and Griffin-American’s operating real estate based on the estimated next twelve months net operating income for such company’s operating real estate (including pro rata share of any joint venture net operating income) provided by NSAM and applying capitalization rate ranges based on property type, which ranges were based on UBS’ professional judgment and expertise. To this value of each of NorthStar’s and Griffin-American’s operating real estate, UBS added the value of other tangible assets and deducted debt balance at its estimated market value, preferred stock at its estimated market value and other tangible liabilities.

UBS derived the ratio between the implied net asset value of Griffin-American and the implied net asset value of NorthStar and compared this ratio to the exchange ratio in the transaction. For the purposes of this analysis, UBS noted that the maximum exchange ratio fell within the range of implied ratios which UBS calculated to be 0.199x to 0.306x.
Griffin-American Unlevered Discounted Cash Flow Analysis. UBS performed an unlevered discounted cash flow (“DCF”) analysis of Griffin-American utilizing financial forecasts and estimates relating to Griffin-American provided by NSAM. UBS calculated a range of implied present values (as of June 30, 2014) of the standalone unlevered free cash flows that Griffin-American was forecasted to generate from July 1, 2014 through fiscal year 2018 and of terminal values for Griffin-American. Implied terminal values were derived by applying to Griffin-American’s forward net operating income a range of capitalization rates of 6.00% to 6.75%. UBS selected the range of capitalization rates based on its professional judgment and expertise. Present values of cash flows and terminal values were calculated using discount rates ranging from 7.00% to 8.00%, based on an estimated range of Griffin-American’s weighted average cost of capital. The unlevered DCF analysis resulted in a range of implied present values of $11.06 to $12.92 per outstanding share of Griffin-American common stock, as compared to the assumed $11.50 per share consideration in the merger.
Other Factors
In rendering its opinion, UBS also reviewed, for informational purposes, certain other factors, including:

•
Pro Forma Accretion/Dilution. UBS reviewed the potential pro forma effect of the merger on NorthStar’s calendar year 2015 estimated CAD per share. Estimated financial data for NorthStar, Griffin-American and the combined company were based on financial forecasts and estimates provided by NSAM. UBS calculated the accretion/dilution to CAD per share assuming an $11.50 per share merger consideration, comprised of $7.75 per share in cash and a certain number of shares of NorthStar common stock depending on the assumed price of NorthStar common stock. Based on the 15-Day volume weighted average price of $16.83 as of July 30, which implies an exchange ratio of 0.223x and the debt assumptions, this analysis indicated that the merger could be $0.01 per share dilutive to CAD per share. This same analysis, but applying adjusted debt assumptions such that the total debt issued would range between 70% and 80% fixed rate debt with the remainder consisting of floating rate debt, indicated that, (a) based on the minimum exchange ratio, the merger could be between $0.05 to $0.07 accretive to CAD per share, and (b) based on the maximum exchange ratio, the merger could be between $0.02 to $0.03 dilutive to CAD per share. Actual results may vary from projected results and the variations may be material;

•
Share Price. UBS reviewed the recent closing prices of NorthStar common stock since the July 1, 2014 spin-off transaction, and a comparison of the index share price performance of NorthStar against a composite of selected mortgage REITs, the MSCI US REIT Index and the S&P 500 over the same period; and

•
Research Perspectives. UBS reviewed share price targets for NorthStar common stock in four recently published, publicly available Wall Street research analyst reports since the July 1, 2014 spin-off transaction, which indicated a target share price range for NorthStar of $19.00 to $24.00 per share.

Miscellaneous
Under the terms of UBS’ engagement, NorthStar agreed to pay UBS a fee for its financial advisory services in connection with the merger, a portion of which was payable in connection with the delivery of UBS’ opinion and a significant portion of which is contingent upon consummation of the merger. In addition, NorthStar agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided investment banking services to NorthStar unrelated to the merger, for which UBS and its affiliates have received compensation, including having acted as (A) financial advisor in NorthStar’s spin-off of NSAM, the completion of which was announced on July 1, 2014; (B) an initial purchaser in connection with the offering and sale by NorthStar of 5.375% Exchangeable Senior Notes due 2033, completed on June 19, 2013; and (C) as a joint-bookrunner in connection with the offering and sale by NorthStar of: (i) shares of NorthStar common stock completed on May 16, 2014; (ii) shares of 8.75% Series E Cumulative Redeemable Preferred Stock completed on May 15, 2014; (iii) shares of NorthStar common stock completed on December 17, 2013; (iv) shares of NorthStar common stock completed on August 9, 2013; (v) shares of 8.500% Series D Cumulative Redeemable Preferred Stock completed on April 10, 2013; (vi) shares of NorthStar common stock completed on February 25, 2013; (vii) shares of NorthStar common stock completed on December 17, 2012; and (viii) shares of 8.875% Series C Cumulative Redeemable Preferred Stock completed on October 11, 2012. In addition, UBS or an affiliate is a participant in a credit facility of NorthStar for which it is entitled to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of NorthStar and, accordingly, may at any time hold a long or short position in such securities.

NorthStar selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements. We note that Stephen E. Cummings, who was previously one of the directors of NorthStar (from December 2009 to June 30, 2014) and is now one of the directors of NSAM, has served in various senior positions at UBS since April of 2011 including as Americas Head of Corporate Client Solutions for the investment bank since April 2012.
Certain Unaudited Prospective Financial Information of NorthStar
NorthStar does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, NorthStar is including these projections that were made available to the NorthStar Board and the Griffin-American Board in connection with the evaluation of the merger. This information also was utilized by NorthStar’s financial advisor for the purpose of its financial analysis to the extent described below in Annex B. The inclusion of this information should not be regarded as an indication that any of NorthStar, Griffin-American, their respective advisors or any other recipient of this information considered, or now considers, it to be necessarily indicative of actual future results.
The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years, such information by its nature becomes less predictive with each successive year.
NorthStar common stockholders and Griffin-American Holders are urged to review the SEC filings of NorthStar for a description of the risk factors with respect to the business of NorthStar. See “Cautionary Statement Concerning Forward-Looking Statements” above and “Where You Can Find More Information; Incorporation by Reference” below. The unaudited prospective financial results were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC or U.S. GAAP.
Neither the independent registered public accounting firm of NorthStar nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the unaudited prospective financial results contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of NorthStar contained in NorthStar’s Annual Report on Form 10-K for the year ended December 31, 2013, as amended which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of NorthStar. It does not extend to the unaudited prospective financial results and should not be read to do so. Furthermore, the unaudited prospective financial results do not take into account any circumstances or events occurring after the respective dates on which they were prepared. Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth below. No representation is made by NorthStar, Griffin-American or any other person to any NorthStar common stockholder or any Griffin-American Holder regarding the ultimate performance of NorthStar compared to the information included in the unaudited prospective financial information presented below. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily indicative of actual future events, and such information should not be relied on as such.
The following table presents projected CAD and certain other projected financial information related to CAD for NorthStar for each of the third and fourth quarters of 2014 and for fiscal year 2015.

($ in millions)	Q3 2014E	Q4 2014E	2015E
Net investment related CAD	$159.0	$150.4	$622.2
Corporate debt and preferred equity costs	$(28.9)	$(30.3)	$(119.7)
Cash G&A expenses	$(42.5)	$(42.1)	$(168.5)
CAD	$87.5	$78.0	$333.9
CAD is calculated by subtracting from or adding to net income (loss) attributable to common stockholders the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of unconsolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on depreciable property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items. For example, CAD is adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs. These items, if applicable, include any adjustments for unconsolidated ventures.
CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, NorthStar management’s methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.
In preparing the foregoing unaudited prospective financial results, NorthStar’s management made assumptions and estimates regarding, among other things, future interest rates, the level of future investments by NorthStar and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by NorthStar and future general and administrative expenses.
The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” above, all of which are difficult to predict and many of which are beyond the control of NorthStar and/or Griffin-American and will be beyond the control of the combined company. NorthStar’s management believes these assumptions and estimates were reasonably prepared but these assumptions may not prove to be accurate and the projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.
NORTHSTAR DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Opinions of Griffin-American’s Special Committee’s Financial Advisors
The Special Committee retained Stanger, BofA Merrill Lynch and KeyBanc Capital Markets Inc. (“KeyBanc”) to act as financial advisors in connection with the parent merger. As part of the engagement of Stanger and BofA Merrill Lynch, the Special Committee requested each of Stanger and BofA Merrill Lynch to evaluate the fairness, from a financial point of view, of the merger consideration to be received pursuant to the merger agreement by holders of Griffin-American common stock.
KeyBanc was not requested to evaluate the fairness of the merger consideration to be received by holders of Griffin-American common stock. Griffin-American has agreed to pay KeyBanc for its services in connection with the merger an aggregate fee of $2,500,000 which is contingent upon the completion of the merger and to reimburse KeyBanc for its expenses incurred in connection with KeyBanc’s engagement.
Opinion of Stanger
On August 2, 2014, Stanger rendered to the Special Committee its oral opinion, subsequently confirmed in writing and based upon and subject to the limitations and assumptions set forth in its written opinion, that the merger consideration to be received by Griffin-American Holders pursuant to the merger Agreement is fair to Griffin-American Holders, from a financial point of view.
The full text of Stanger’s written opinion, dated August 5, 2014, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C. The summary of the Stanger opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Stanger’s advisory services and opinion were provided for the information and assistance of the Special Committee in connection with its consideration of the proposed parent merger, and the opinion does not constitute a recommendation as to how any Holder should vote with respect to the proposed merger or any other matter.
Summary of Materials Considered.    In the course of Stanger’s analysis to render its opinion regarding the merger, Stanger: (i) reviewed a draft copy of the merger agreement, which Griffin-American indicated to be in substantially the form intended to be entered into by the parties; (ii) reviewed the financial statements of Griffin-American for the years ended December 31, 2011, 2012 and 2013 contained in the Form 10-K filed with the SEC; (iii) reviewed the financial statements of Griffin-American for the quarter ended March 31, 2014, contained in the Form 10-Q filed with the SEC; (iv) reviewed the draft unaudited financial statements of Griffin-American for the quarter ended June 30, 2014, which Griffin-American indicated to be in substantially the form intended to be filed on Form 10-Q with the SEC; (v) reviewed surveys and data relating to transaction and valuation parameters for medical office buildings, hospital facilities, senior housing assets and skilled nursing facilities; (vi) reviewed the net operating income projections for each property owned or currently anticipated to be acquired by Griffin-American (the “Properties”) for the years 2014, 2015 and 2016, as prepared by Griffin-American; (vii) reviewed certain publicly available information concerning selected real estate company sale and merger transactions deemed relevant to Stanger’s inquiries; (viii) reviewed valuation statistics for selected publicly traded REITs that focus on investing in healthcare related real estate; (ix) discussed with management of Griffin-American the current and prospective performance of Griffin-American and the Properties, and market conditions and pricing parameters for properties similar to the Properties owned by Griffin-American; and (x) conducted such other analysis as Stanger deemed appropriate.
Summary of Analyses.    In preparing its opinion for the Special Committee, Stanger performed a variety of analyses, including those described below. In rendering the opinion, Stanger applied judgment to a variety of complex analyses and assumptions. Stanger advised the Special Committee that the preparation of a fairness opinion is a complex process that involves various quantitative and qualitative judgments and determinations with respect to financial, comparative and other analytical methods and information and the application of these methods and information to the unique facts and circumstances presented. Stanger arrived at its opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. The fact that any specific analysis is referred to is not meant to indicate that such analysis was given greater weight than any other analysis. Stanger made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its reviews and analyses. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. Accordingly, Stanger advised the Special Committee that its entire analysis must be considered as a whole, and that selecting portions of its analyses, analytical methods and the factors considered without considering all factors and analyses and assumptions, qualifications and limitations of each analysis would create an incomplete view of the evaluation process underlying the opinion.
No company or portfolio used in Stanger’s analyses for comparative purposes is identical to Griffin-American or its portfolio of Properties, and no transaction used in Stanger’s analyses for comparative purposes is identical to the proposed merger. The estimates contained in Stanger’s analyses and the referenced valuation ranges indicated by any particular analysis are illustrative and not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses relating to the value of Griffin-American’s assets or securities do not purport to be appraisals or reflect the prices at which such assets or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond Griffin-American's control and the control of Stanger. Much of the information used in, and accordingly the results of, Stanger’s analyses are inherently subject to substantial uncertainty and, therefore, neither Griffin-American nor Stanger assumes any responsibility if future results are materially different from those estimated or indicated.
Stanger’s opinion was provided to the Special Committee in connection with the Special Committee’s consideration of the proposed merger and was one of several factors considered by the Special Committee in evaluating the merger. Neither Stanger’s opinion nor its analyses were determinative of the merger consideration or of the views of the Special Committee or the Griffin-American Board with respect to the merger. Below is a summary of the material valuation analyses prepared in connection with Stanger’s opinion.
For purposes of its analyses, Stanger reviewed a number of financial metrics, including:

•
Net Operating Income - the total revenues from a property or portfolio reduced by the operating expenses associated with the property or portfolio, but excluding any debt service or entity level general and administrative expenses.

•
FFO - the amount of the relevant company’s net earnings after taxes adjusted to include real estate depreciation and amortization and to exclude any gains on sale of real estate assets for a specified period of time;

•	FFO Multiple - the relevant company’s share price divided by its FFO per share.

•	AFFO - FFO minus straight line rents and normalized capital expenditures.

•	AFFO Multiple - the relevant company’s share price divided by its AFFO per share.

Overview of Reviews and Analyses
In conducting its reviews and analysis, Stanger considered, among other things the following financial and comparative valuation analyses: (1) DCF analysis; (2) public company comparable analysis; and (3) precedent transaction analysis.
Discounted Cash Flow Analysis.
Stanger reviewed the estimated present value of Griffin-American common stock under two scenarios based on financial analyses and projections of estimated cash flows and distributions from Griffin-American’s continued operation as an independent stand-alone entity and estimated sales proceeds from the liquidation of the Properties at the end of an assumed five-year holding period.
The first DCF scenario (the “Internalized Management DCF Scenario”) assumed, among other things, that: (1) fully deployed capital would be leveraged to purchase additional real estate assets and that total debt would approximate 32% of total real estate cost, as estimated by Griffin-American, at an annual interest rate of approximately 3.50%; (2) new acquisitions would be acquired at a weighted average going-in capitalization rate of 7.4%; (3) the internalization of the Griffin-American Advisor into Griffin-American would be consummated with no internalization compensation paid to the Griffin-American Advisor; (4) general and administrative expenses would grow from $23.8 million in year one of the projection to $27.4 million in year three of the projection due to the increase in projected asset base, then grow at 3.0% thereafter; (5) annual distributions to holders of Griffin-American common stock and unit holders of Griffin-American Operating Partnership would continue at $0.68 per share and per operating partnership unit; (6) no new shares or units in Griffin-American Operating Partnership would be issued, and the total shares and units (the “Shares and Units” or “Share/Unit”) outstanding would be 293,681,269 throughout the projection period; (7) the sale of the Properties would occur at the terminal values projected by capitalizing the estimated net operating income in year six at a range of terminal capitalization rates ranging from 6.75% to 7.25%, which ranges were estimated based upon the current age and condition of the Properties, the assumed holding period and market conditions, and Stanger’s professional judgment; (8) real estate selling costs would be incurred equal to 1.0% of the terminal value; (9) any liabilities and any subordinated incentive payments due the Griffin-American Advisor would be deducted from sale proceeds; and (10) the remaining proceeds would be distributed among the holders of Shares and Units. Distributions and sale proceeds per Share/Unit were then discounted in the projections at a range of discount rates of 7.5% to 8.5%, which were assumed based upon Griffin-American’s estimated weighted average cost of capital, to determine an estimated present value per Share/Unit.
The second DCF scenario (the “External Management DCF Scenario”) assumed, among other things, that: (1) fully deployed capital would be leveraged to purchase additional real estate assets and that total debt would approximate 32% of total real estate cost, as estimated by Griffin-American, at an annual interest rate of approximately 4.0%; (2) new acquisitions would be acquired at a weighted average going in capitalization rate of 7.4%; (3) no internalization of the Griffin-American Advisor would occur and the current terms of the Advisory Agreement would continue throughout the projection period; (4) general and administrative expenses, inclusive of approximately $24.4 million in asset management fees in year one, $26.9 million in year two and $27.2 million in year three and thereafter in accordance with the terms of the Advisory Agreement, would grow from $31.3 million in year one of the projection to $37.5 million in year three of the projection due to the increase in projected asset base, then grow at 3.0% thereafter; (5) annual distributions to holders of Griffin-American Shares and Units would continue at $.68 per Share and Unit; (6) no new Shares or Units would be issued and total Shares and Units outstanding would be 293,681,269 throughout the projection period; (7) the sale of the Properties would occur at the terminal values projected by capitalizing the estimated net operating income in year six at a range of capitalization rates ranging from 6.75% to 7.25%, which ranges were based upon the current age and condition of the Properties, the assumed holding period and market conditions, and Stanger's professional judgment; (8) real estate selling costs would be incurred equal to 1.0% of the terminal value; (9) any liabilities and any subordinated incentive payments due to the Griffin-American Advisor would be deducted from the sale proceeds; and (10) the remaining proceeds would be distributed among the holders of Shares and Units. Distributions and sale proceeds per Share/Unit were then discounted in the projections at a range of discount rates of 7.5% to 8.5%, which were assumed based upon Griffin-American’s estimated weighted average cost of capital, to determine an estimated present value per Share/Unit.
Based upon the Internalized Management DCF Scenario projections and the External Management DCF Scenario projections, Stanger estimated the net present value of the cash flows and residual value distribution to Griffin-American common stockholders based upon a range of discount rates of 7.50% to 8.50% and a range of terminal capitalization rates of 6.75% to 7.25%. The following summarizes the results of these calculations:

Implied Share Price
Range of Discount Rates	Range of Terminal Capitalization Rates	Internalized Management DCF	External Management DCF
7.50% to 8.50%	6.75% to 7.25%	$10.56 to $11.72	$10.33 to $11.49

Stanger noted that the merger consideration of $11.50 per share of Griffin-American common stock exceeded or was within the range of the shares prices implied by the foregoing analysis. Stanger concluded that the Discounted Cash Flow Analysis supports the fairness of the merger consideration to be received by the Griffin-American Holders in the merger.
Public Market Comparable Analysis.
Stanger reviewed the range of estimated value per Share/Unit as a multiple of estimated FFO and AFFO of Griffin-American based on the indicated valuation multiples of publicly traded REITs engaged in the business of owning and operating healthcare related properties.
Stanger reviewed valuation statistics for the following publicly traded real estate investment trusts that focus on investing in healthcare related real estate:

•	American Realty Capital Healthcare Trust, Inc.

•	Aviv REIT, Inc.

•	HCP, Inc.

•	Health Care REIT, Inc.

•	Healthcare Realty Trust Inc.

•	Healthcare Trust of America, Inc.

•	LTC Properties, Inc.

•	Medical Properties Trust, Inc.

•	National Health Investors, Inc.

•	Omega Healthcare Investors, Inc.

•	Physicians Realty Trust

•	Sabra Health Care REIT, Inc.

•	Senior Housing Properties Trust

•	Universal Health Realty Income Trust

•	Ventas, Inc.
To arrive at valuation statistics for each company, Stanger divided the closing share price as of August 1, 2014 (the “Closing Price”) of each company’s common stock by the FFO and AFFO per share (i) reported for the prior 12 month period; and (ii) the consensus analyst estimate of FFO and AFFO per share for 2014, 2015 and 2016. The 2014, 2015 and 2016 estimates of FFO and AFFO were based on the most recent analyst’s estimates for each company published by SNL Financial, a recognized data service that collects, standardizes and disseminates relevant corporate, financial, market and mergers and acquisitions data for companies in the industries that it covers. SNL Financial could not confirm that its FFO estimates are calculated in accordance with the NAREIT definition of FFO. The indicated mean average, median, and high and low multiples for the comparable publicly traded companies were as follows:

Indicated FFO and AFFO Multiples For Comparable Publicly Traded REITs

	Minimum	Mean	Median	Max
Price per Share / FFO per Share
Latest Twelve Months	13.6x	16.3x	16.0x	19.5x
2014 Consensus Analyst Estimate	12.5x	14.7x	14.3x	17.6x
2015 Consensus Analyst Estimate	11.4x	13.4x	13.4x	15.8x
2016 Consensus Analyst Estimate	10.7x	12.9x	12.7x	15.2x

Price per Share / AFFO per Share
Latest Twelve Months	14.3x	17.0x	16.6x	19.6x
2014 Consensus Analyst Estimate	12.8x	15.8x	15.8x	19.8x
2015 Consensus Analyst Estimate	11.9x	14.4x	13.9x	17.5x
2016 Consensus Analyst Estimate	11.0x	13.4x	13.5x	16.1x
Because of the inherent differences between the business, operations and prospects of Griffin-American and those of the selected publicly traded companies, Stanger believed that it was inappropriate to, and therefore did not, rely solely on the quantitative averages of the selected publicly traded company analysis. Accordingly, Stanger also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Griffin-American and the selected publicly traded companies. These qualitative judgments related primarily to the differing sizes (in terms of total market capitalization and total capitalization of each comparable company as compared with Griffin-American), growth prospects (including per share FFO and AFFO projected growth rates for 2015 and 2016 of each comparable company as compared with Griffin-American), management (including external management structures versus internal management structures of the comparable companies as compared with Griffin-American), profitability, leverage levels, asset type (including the portfolio composition of each of the comparable companies as compared with Griffin-American with respect to the relative holdings of medical office buildings, hospitals, senior housing, skilled nursing and other facilities) and perceived operational risk between Griffin-American and the companies included in the selected publicly traded company analysis.
Based on these judgments, Stanger selected multiple ranges of 15.0 to 15.5 for estimated 2014 FFO, 14.0 to 14.5 for estimated 2015 FFO and 13.5 to 14.5 for estimated 2016 FFO. Stanger selected AFFO multiple ranges of 16.0 to 16.5 for estimated 2014 AFFO, 15.0 to 15.5 for estimated 2015 AFFO and 14.5 to 15.0 for estimated 2016 AFFO. Stanger applied such ranges to the projections derived for both the Internalized Management DCF Scenario projections and the External Management Scenario DCF projections to calculate a range of implied prices per share of common stock of Griffin-American. The following summarizes the result of these calculations:

		Multiple Ranges	Internalized Management DCF Scenario	External Management DCF Scenario
2014	FFO	15.0x to 15.5x	$10.47 to $10.77	$9.85 to $10.18
	AFFO	16.0x to 16.5x	$9.40 to $9.70	$8.72 to $9.00
2015	FFO	14.0x to 14.5x	$10.78 to $11.12	$9.99 to $10.35
	AFFO	15.0x to 15.5x	$10.12 to $10.44	$9.21 to $9.52
2016	FFO	13.5x to 14.5x	$11.00 to $11.37	$10.08 to $10.44
	AFFO	14.5x to 15.5x	$10.82 to $11.15	$9.80 to $10.13
Stanger noted that the merger consideration of $11.50 per share of Griffin-American common stock exceeded each of the ranges of price per share implied by the foregoing analysis. Stanger concluded that the Public Market Comparable Analysis supports the fairness of the merger consideration to be received by the Griffin-American Holders in the merger.
Precedent Transaction Analysis.
Stanger conducted an analysis of precedent transactions involving multi-property purchases and sales of healthcare related properties and reviewed the estimated value of Shares/Units based upon an assumed sale of Griffin-American’s real estate portfolio, payment of sale expenses, outstanding debt, and any subordinated incentive due to the Griffin-American Advisor, and the distribution of the remaining sale proceeds and other net assets of Griffin-American to the Griffin-American Holders.

The estimated sale price of Griffin-American’s real estate portfolio was based upon the capitalization of management’s estimate of net operating income for each property for the twelve months ending September 30, 2015. The net income for each property was combined into four distinct tranches based upon the healthcare asset class of the property - medical office, hospitals, senior housing and skilled nursing. The resulting aggregate net operating income for each tranche was capitalized at a range of rates deemed appropriate for that healthcare asset class.
To establish the range of capitalization rates, Stanger reviewed information on multi-property purchases and sales of healthcare related properties through August 1, 2014. Stanger observed that the range of capitalization rates reported for precedent purchase and sale transactions for each of the four asset classes of healthcare properties were as follows: (i) medical office building transactions - 7.00% to 7.90%; hospital property transactions - 8.60% to 9.00%; skilled nursing facility transactions - 7.75% to 11.60%; (iv) assisted living facility transactions - 5.66% to 8.50% and (v) diversified healthcare property transactions - 5.02% to 6.15%. Stanger also reviewed the PriceWaterhouseCoopers Real Estate Investor Survey for the second quarter 2014 and observed that target going-in capitalization rates among survey participants for medical office buildings ranged from 5.25% to 11.00%, and averaged 7.14% for “on-campus” healthcare properties, 8.15% for “off-campus” healthcare properties, and 7.64% overall.
To establish the range of capitalization rates deemed appropriate for the Properties, Stanger considered such factors, among others, as asset class, age, location and property quality. The analysis indicated the following range of capitalization rates for each healthcare asset class of Griffin-American:

Indicated Range of Direct Capitalization Rates
Medical Office Properties	6.25% - 7.25%
Hospitals	7.75% - 8.75%
Senior Housing	6.00% - 7.00%
Skilled Nursing Facilities	8.75% - 9.75%
Stanger then applied the indicated direct capitalization rates to the aggregate projected net operating income for each healthcare asset class to arrive at an indicated liquidation value of each asset class. The indicated liquidation values of each healthcare asset class were then summed determine an aggregate estimated value of Griffin-American’s total portfolio.
For the purpose of this Precedent Transaction Analysis, pending property acquisitions were assumed to be sold at the contract purchase price and Griffin-American’s $29.0 million development note receivable was assumed to be sold at par value.
Stanger observed that assembled portfolios of properties may, at times, be valued at a premium to the sum of the underlying individual property values. Therefore, Stanger also reviewed the announced or implied capitalization rates among precedent transactions involving large healthcare portfolios. Among the transactions reviewed by Stanger were the following:

Buyer	Target
Health Care REIT, Inc.	Sunrise Senior Living, Inc.
Ventas, Inc.	Altria Senior Living Group
HCP, Inc.	ManorCare Portfolio
Ventas, Inc.	American Realty Capital Healthcare Trust, Inc.
Ventas, Inc.	Nationwide Health Properties, Inc.

The range of announced or implied capitalization rates for the above transactions is shown below.

		Announced of Implied Capitalization Rate Range
Transactions Over $2.5 Billion in Compensation	Mean	6.3%
	Median	6.2%
Because of the inherent differences between the business, operations and prospects of Griffin-American and those of the selected portfolio transactions, Stanger believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable portfolio transaction analysis to evaluate any potential assembled portfolio premium for Griffin-American’s portfolio of properties. Accordingly, Stanger also made qualitative judgments, based upon Stanger’s professional experience and judgment, concerning differences between the asset class composition of each portfolio (including the percentage of each portfolio representing medical office, skilled nursing, hospital and senior housing versus the Griffin-

American portfolio of properties), size of the transaction in terms of gross real estate value as compared to the size of the Griffin-American transaction and the market conditions at the time of the transaction.
Based on these judgments, Stanger selected an estimated portfolio capitalization rate range for the aggregate net operating income of Griffin-American’s portfolio of properties of 6.0% to 6.50%, which portfolio capitalization rate range reflected a range of estimated assembled portfolio premium ranging from 11% to 17%.
To estimate the value of the Shares/Units, Stanger deducted from the estimated aggregate value of Griffin-American’s portfolio of properties sale transaction costs of 1.0%, debt outstanding, and added net other assets, and then deducted the estimated incentive fee due the Griffin-American Advisor to arrive at the net proceeds which would be distributable to the Griffin-American Holders in a hypothetical liquidation of Griffin-American. The resulting proceeds were divided by the number of Shares and Units to arrive at the following indicated precedent transaction value range per Share/Unit, inclusive of an estimated assembled portfolio premium:

Indicated Range of Hypothetical Liquidation Value Per Share/Unit Based on Precedent Transactions
	Low	High
Indicated Value Range	$10.78	$11.72
Stanger observed that the indicated range of estimated precedent transaction value was $10.78 to $11.72 per Share/Unit compared with the merger consideration per share to be paid in the proposed merger of $11.50. Stanger concluded that the Precedent Transaction Analysis supports the fairness of the merger consideration to be received by the Griffin-American Holders in the merger.
Review of Exchange Ratio Provisions
In addition to the foregoing valuation analyses, Stanger also reviewed the terms of the parent merger and the other transactions contemplated by the merger agreement relating to the determination of the exchange ratio for establishing the number of shares of NorthStar to be received per Share/Unit in addition to the cash portion of the merger consideration.
Pursuant to the merger agreement, the merger consideration of $11.50 per share is comprised of $7.75 per share in stock and $3.75 per share of NorthStar common stock subject to an exchange ratio based upon the NorthStar volume weighted average closing price per share for a ten day period ending two days prior to the closing of the parent merger. Stanger observed that if the 10-day volume weighted average closing price (“Closing VWAP”) of NorthStar common stock is within a range of $16.00 per share to $20.17 per share, the exchange ratio will float such that the value of the NorthStar common stock received in the merger will be $3.75 based upon such Closing VWAP. Stanger also observed that if the Closing VWAP is below $16.00 per share, the exchange ratio will be fixed at 0.2344 shares of NorthStar common stock per Share/Unit. In addition, Stanger observed that if the Closing VWAP of NorthStar common stock is above $20.17 per share, the exchange ratio will be 0.1859 shares of NorthStar common stock per Share/Unit.
Stanger reviewed the effect of the exchange ratio provisions on the overall merger consideration to be received by the Griffin-American Holders both within the $16.00 to $20.17 Closing VWAP range (the “Collar”) and outside such range. The following table summarizes the findings of this review.

	Below Collar (Fixed Exchange Ratio)		Collar Range (Floating Exchange Ratio)			Above Collar (Fixed Exchange Ratio)
NorthStar Share Price Used to Set Exchange Ratio ($16.83)	$16.83	$16.83	$16.83	$16.83	$16.83	$16.83	$16.83
Change in Price	(15)%	(10)%	(4.9)%	0.0%	19.8%	25.0%	30.0%
NorthStar VWAP at Pricing Date	$14.31	$15.15	$16.00	$16.83	$20.17	$21.04	$21.88
Exchange Ratio	0.2344	0.2344	0.2344	0.2228	0.1859	0.1859	0.1859
Value of NorthStar Stock Consideration Per Griffin-American Share	$3.35	$3.35	$3.75	$3.75	$3.75	$3.91	$4.07
Cash Consideration Per Griffin-American Share	$7.75	$7.75	$7.75	$7.75	$7.75	$7.75	$7.75
Value of Merger Consideration Per Griffin-American Share at Closing	$11.10	$11.30	$11.50	$11.50	$11.50	$11.66	$11.82
Value of Merger Consideration Relative to “Deal Price” ($11.50)	(3.4)%	(1.7)%	0.0%	0.0%	0.0%	1.4%	2.8%
Stanger observed that the merger consideration payable to the Griffin-American Holders is intended to be fixed at $11.50 per Share/Unit if the NorthStar common stock Closing VWAP is between $16.00 to $20.17 per share. Griffin-American

Holders could receive merger consideration less than $11.50 per Share/Unit if the Closing VWAP of NorthStar common stock is below $16.00 per share and could receive merger consideration greater than $11.50 per Share/Unit if the Closing VWAP of NorthStar common stock is greater than $20.17 per share.
Stanger observed the NorthStar volume weighted average price per share (as of August 4, 2014) was as follows:

Volume Weighted Average Price For Period Prior to 8/4/2014
5 Day	$16.29
10 Day	$16.54
15 Day	$16.60

Stanger also observed that the closing price of NorthStar common stock as of August 4, 2014 was $16.14, an amount that is within the range of the Collar. Stanger did not opine as to the future trading prices of NorthStar common stock.
Conclusions.    Stanger concluded based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of such fairness opinion, the merger consideration to be received by the Holders pursuant to the merger agreement is fair to the Griffin-American Holders from a financial point of view. The issuance of the fairness opinion was approved by the Fairness Opinion Committee of Stanger.
Assumptions.    In conducting its review and rendering its opinion, Stanger assumed with the consent of the Special Committee that the merger agreement will not, when executed, differ in any material respect from the draft thereof which Stanger reviewed and that the merger will be consummated in accordance with the terms of the merger agreement. In rendering the opinion, Stanger had been advised that it may rely upon, and therefore relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to Stanger by Griffin-American. Stanger did not perform an independent appraisal of the assets and liabilities of Griffin-American, or engineering, structural or environmental studies of the Properties, including pending acquisitions, and Stanger relied upon the representations of Griffin-American and the Griffin-American Advisor (the Griffin-American Advisor together with Griffin-American the “Griffin-American Parties”) and their representatives and advisors regarding the physical condition and capital expenditure requirements of the Properties. Stanger also relied on the assurance of the Griffin-American Parties that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the merger provided or communicated to Stanger were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of the assets and liabilities of Griffin-American or the information reviewed between the date such information was provided and the date of the opinion letter; and that the Griffin-American Parties were not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.
Limitations and Qualifications.    Stanger was not requested to, and therefore did not: (i) appraise the assets or liabilities of Griffin-American; (ii) make any recommendation to the Griffin-American Holders with respect to whether or not to approve the merger agreement or the impact, tax or otherwise, of approving the merger agreement; (iii) select the method of determining the type or amount of merger consideration to be paid in the merger; (iv) express any opinion as to (a) the business decision to pursue the parent merger or alternatives to the parent merger; (b) the amount or allocation of expenses relating to the merger; (c) any legal, tax, regulatory or accounting matters, which Stanger understood that Griffin-American had obtained advice with respect to, as it deemed necessary, from qualified professionals; or (d) any other terms of the merger other than the fairness, from a financial point of view, to the Griffin-American Holders of the merger consideration to be received pursuant to the merger agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the Griffin-American Parties, or any class of such persons, relative to the compensation or consideration to the Griffin-American Holders in the partnership merger, other than as set forth in Stanger’s previously rendered opinion dated April 26, 2014 to the Special Committee, opining as to the fairness, from a financial point of view, to Griffin-American of the financial terms of the modification of Griffin-American Operating Partnership entered into as of April 26, 2014 relating to the subordinated distribution payment payable to Griffin-American Advisor, which is payable to the Griffin-American Sub-Advisor, which is owned by Jeffrey T. Hanson, Chief Executive Officer and Chairman of the Griffin-American Board, Danny Prosky, President and Chief Operating Officer and a Director of Griffin-American, and Mathieu B. Streiff, Executive Vice President, General Counsel of Griffin-American.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger advised the Special Committee and the Griffin-American Board that Stanger’s entire analysis must be considered as a whole and that selecting portions of Stanger’s analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.

Compensation and Material Relationships.    During the past two years Stanger was paid usual and customary subscription fees of $9,000 by NorthStar. During the past two years, Stanger was paid usual and customary fees by Griffin-American in connection with this engagement of $500,000 and expense reimbursements of $33,383. In addition Griffin-American paid Stanger a fee of $350,000 in connection with the opinion and will pay a fee of approximately $4,040,000 upon the completion of the merger. In addition, Stanger will be reimbursed for certain out-of-pocket expenses, including legal fees, and will be indemnified against all liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger’s engagement or performance of its services to the Company other than liabilities resulting from Stanger’s gross negligence or willful misconduct. The fee was negotiated with Stanger. Payment of the fairness opinion fee to Stanger is not dependent upon completion of the merger or upon the findings of Stanger with respect to fairness. During the past two years, and at the present time, Griffin-American has engaged Stanger to provide financial advisory services, including services relating to the merger. In connection with the merger, Stanger served as financial advisor to the Special Committee.
Opinion of BofA Merrill Lynch
Griffin-American has retained BofA Merrill Lynch to act as Griffin-American’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with merger and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Griffin-American selected BofA Merrill Lynch to act as Griffin-American’s financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with Griffin-American and its business.
On August 5, 2014, at a telephonic meeting of the Special Committee held to evaluate the merger, BofA Merrill Lynch delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2014, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of Griffin-American common stock (other than NorthStar, Merger Sub, Partnership Merger Sub, the Griffin-American Advisor and their respective affiliates) was fair, from a financial point of view, to such holders.
The full text of BofA Merrill Lynch’s written opinion to the Special Committee, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Griffin-American or in which Griffin-American might engage or as to the underlying business decision of Griffin-American to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.
In connection with rendering its opinion, BofA Merrill Lynch, among other things:

(1)	reviewed certain publicly available business and financial information relating to Griffin-American and NorthStar;

(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Griffin-American, furnished to or discussed with BofA Merrill Lynch by the external manager of Griffin-American, including certain financial forecasts relating to Griffin-American (both with respect to its in-place asset portfolio and its acquisition case) prepared by such external manager at the direction of and approved by the Griffin-American Board and the Special Committee (such forecasts, “Griffin-American forecasts”);

(3)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of NorthStar furnished to or discussed with BofA Merrill Lynch by the external manager of NorthStar, including certain financial forecasts for 2014 and 2015 relating to NorthStar prepared by the external manager of NorthStar (such forecasts, “NorthStar forecasts”);

(4)
reviewed certain publicly available analyst reports prepared by financial analysts employed by institutions other than BofA Merrill Lynch, relating to NorthStar, including financial forecasts contained in such analyst reports;

(5)
discussed (i) the past and current business, operations, financial condition and prospects of Griffin-American and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, including prospective future acquisitions and the management plan for the in-place portfolio, in each case contemplated by the Griffin-American forecasts, with the external managers of Griffin-American and (ii) the past and current business, operations, financial condition and prospects of NorthStar with the external managers of Griffin-American and NorthStar;

(6)	reviewed the potential pro forma financial impact of the merger on the future financial performance of NorthStar, including the potential effect on NorthStar’s estimated earnings per share;

(7)
compared the implied per share valuation of Griffin-American common stock based on the latest equity issuance in September 2013 to the trading histories of other companies BofA Merrill Lynch deemed relevant;

(8)	reviewed the trading history for NorthStar common stock and a comparison of such trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(9)	compared certain financial and stock market information of Griffin-American and NorthStar with similar information of other companies BofA Merrill Lynch deemed relevant;

(10)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(11)
considered the results of BofA Merrill Lynch’s efforts on behalf of Griffin-American to solicit, at the direction of Griffin-American, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Griffin-American;

(12)	reviewed an execution copy of the merger agreement; and

(13)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.
In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the external managers of Griffin-American and NorthStar that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. Griffin-American and NorthStar are managed by affiliated external managers, and BofA Merrill Lynch relied upon the assurances of such external managers that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Griffin-American forecasts, BofA Merrill Lynch was advised by the external manager of Griffin-American, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the external manager of Griffin-American as to the future financial performance of Griffin-American under the alternative scenarios reflected therein. With respect to the NorthStar forecasts, BofA Merrill Lynch assumed, at the direction and with the consent of the Special Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the external manager of NorthStar as to the future financial performance of NorthStar. BofA Merrill Lynch also relied, at the direction of the Special Committee, upon the assessments of the external manager of Griffin-American as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and BofA Merrill Lynch assumed that there would be no developments with respect to any such matters that would have an adverse effect on Griffin-American, NorthStar or the merger (including the contemplated benefits thereof). In view of the recent trading history of NorthStar common stock and the definition of the exchange ratio, BofA Merrill Lynch assumed with the consent of the Special Committee that the value of the NorthStar common stock comprising the stock consideration to be received for each share of Griffin-American common stock is equal to $3.75.
BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Griffin-American, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of Griffin-American. BofA Merrill Lynch did not evaluate the solvency or fair value of Griffin-American or NorthStar under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Special Committee, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Griffin-American, NorthStar or the contemplated benefits of the merger. BofA Merrill Lynch further assumed, at the direction of the Special Committee, that the merger would be treated as a taxable sale by Griffin-American of all of Griffin-American’s assets to NorthStar in exchange for the merger consideration and the assumption of all Griffin-American’s liabilities, followed by the distribution of the merger consideration to the holders of Griffin-American common stock in liquidation of Griffin-American pursuant to Section 331 and Section 562 of the Code, as amended. BofA Merrill Lynch was advised by the external managers of Griffin-American and NorthStar that each of Griffin-American and NorthStar has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes commencing with its taxable years ended December 31, 2010 and December 31, 2004, respectively, and assumed, at the direction of the Special Committee, that Griffin-American would continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the merger and NorthStar would continue to operate in such a manner as to qualify as a REIT. In addition, BofA Merrill Lynch assumed, at the direction of the Special Committee, that the surviving entity in the merger will constitute a disregarded entity of NorthStar for U.S. federal income tax purposes.
BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, or any terms, aspects or implications of the partnership merger, the Merger Termination Amount or other amounts payable in connection with the merger or any other arrangements, agreements or understandings entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to the holders of Griffin-American common stock (other than NorthStar, Merger Sub, Partnership Merger Sub, the Griffin-American Advisor and their respective affiliates) of the merger consideration to be received by such holders, and no opinion or view was expressed with respect to any other consideration received in connection with the merger by any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors, managers or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Griffin-American or in which Griffin-American might engage or as to the underlying business decision of Griffin-American to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of NorthStar common stock actually would be when issued or the price at which NorthStar common stock would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, Griffin-American imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.
BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.
The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Special Committee in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.
Griffin-American Financial Analyses.
For purposes of its analyses, based upon an assumed value of the NorthStar common stock comprising the stock consideration to be received for each share of Griffin-American common stock of $3.75, BofA Merrill Lynch noted that the implied value of the merger consideration to be paid in the merger for each share of Griffin-American common stock was $11.50, which amount is referred to as the implied merger consideration.
Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Griffin-American and the following 12 publicly traded companies in the healthcare real-estate industry.

Large Diversified
Health Care REIT, Inc.
Healthcare Property Investors, Inc.
Ventas, Inc. (pro forma for American Realty Capital Healthcare Trust Acquisition)
Medical Office Building-Focused
Healthcare Realty Trust Inc.
Healthcare Trust of America, Inc.
Mid-Cap Diversified
LTC Properties, Inc.
National Health Investors, Inc.
Senior Housing Properties Trust
Skilled Nursing Facility-Focused
Aviv REIT, Inc.
Omega Healthcare Investors, Inc.
Sabra Healthcare REIT, Inc.
Hospital Focused
Medical Properties Trust, Inc.

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 4, 2014, plus debt and non-controlling interests, less cash, as a multiple of calendar years 2014 and 2015 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. BofA Merrill Lynch then applied calendar year 2014 EBITDA multiples of 15.5x to 16.5x and calendar year 2015 EBITDA multiples of 14.0x to 15.5x derived from the selected publicly traded companies to Griffin-American’s estimated EBITDA for calendar years 2014 and 2015, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Griffin-American were based on the Griffin-American forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Griffin-American, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for Griffin-American		Implied merger consideration
2014E EBITDA	2015E EBITDA

$11.00 - $11.75	$11.50 - $13.00	$11.50

BofA Merrill Lynch also reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity values based on closing stock prices on August 4, 2014, plus debt and non-controlling interests, less cash, as a multiple of calendar years 2014 and 2015 estimated FFO. BofA Merrill Lynch also reviewed such enterprise values as a multiple of calendar years 2014 and 2015 estimated AFFO, calculated by subtracting FAS 141 adjustments and capital expenditures from FFO. BofA Merrill Lynch then applied calendar year 2014 FFO multiples of 14.0x to 15.0x and calendar year 2015 FFO multiples of 13.0x to 14.0x derived from the selected publicly traded companies to Griffin-American’s estimated FFO for calendar years 2014 and 2015, respectively. BofA Merrill Lynch then also applied calendar year 2014 AFFO multiples of 15.0x to 16.0x and calendar year 2015 AFFO multiples of 14.0x to 15.0x derived from the selected publicly traded companies to Griffin-American’s estimated AFFO for calendar years 2014 and 2015, respectively. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Griffin-American were based on the Griffin-American forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Griffin-American, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for Griffin-American				Implied merger consideration
2014E FFO	2015E FFO	2014E AFFO	2015E AFFO

$9.75 - $10.25	$10.50 - $11.50	$8.00 - $8.50	$10.00 - $10.50	$11.50

BofA Merrill Lynch also reviewed, among other things, the implied ratio of annual net operating income to invested capital, commonly referred to as the cap rate, of the selected publicly traded companies, calculated by dividing each such company’s estimated net operating income for 2014 by its market capitalization. BofA Merrill Lynch then applied calendar year 2014 cap rates of 6.0% to 7.0% derived from the selected publicly traded companies to Griffin-American’s estimated net operating income, based on the management plan including prospective acquisitions, for calendar year 2014 and its estimated net operating income, based on the management plan for its in-place portfolio, for calendar year 2014. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Griffin-American were based on the Griffin-American forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Griffin-American, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for Griffin-American
2014E cap rate (with prospective acquisitions)	2014E cap rate (in-place portfolio)	Implied merger consideration

$11.00 - $13.25	$10.00 - $12.00	$11.50
No company used in this analysis is identical or directly comparable to Griffin-American. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Griffin-American was compared.
Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following twenty-two selected transactions involving companies in the medical office building and assisted-living facility industries, which represent a list of transactions completed since March 2006 at an enterprise value of at least $250 million for which BofA Merrill Lynch had access to public information:

Acquiror	Target
Ventas, Inc.	American Realty Capital Healthcare Trust
National Health Investors, Inc.	Holiday Retirement Acquisition Holdings LLC
Newcastle Investment Corp.	Holiday Retirement Fortress Investment Group
Ventas, Inc.	Holiday Acquisition Holdings LLC
Health Care REIT, Inc.	Sunrise Senior Living, Inc.
Ventas, Inc.	16 Sunrise Senior living, Inc. Assets (JV buyout buyout)
Health Care REIT, Inc./ Chartwell Senior Housing REIT	Maestro Retirement Residences Funds
Ventas, Inc.	Cogdell Spencer, Inc.
Health Care REIT, Inc.	Chelsea Senior Living
Senior Housing Properties Trust	Vi®
Senior Housing Properties Trust	Bell Senior Living
Ventas, Inc.	Nationwide Health Properties, Inc.
Health Care REIT, Inc.	Benchmark Senior Living LLC
Health Care REIT, Inc.	Silverado Senior Living Inc.
Health Care REIT, Inc.	Brandywine Senior Living Inc.
HCP, Inc.	Horizon Bay
Ventas, Inc.	Atria
Health Care REIT, Inc.	Merrill Gardens, LLC
Ventas, Inc.	Lillibridge Healthcare Services, Inc.
Ventas, Inc.	Sunrise REIT
Ventas, Inc.	Senior Care, Inc.
Nationwide Health Properties, Inc.	Hearthstone Assisted Living Inc.

BofA Merrill Lynch reviewed the cap rate for each target, calculated by dividing each target’s estimated net operating income for the twelve months or next calendar year following its acquisition by its market capitalization. BofA Merrill Lynch then applied a range of cap rates of 6.0% to 7.0% derived from the selected precedent transactions and selected using BofA Merrill Lynch's professional judgment, to Griffin-American’s estimated net operating income, based on the management plan for its in-place portfolio excluding acquisitions, for calendar year 2015. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Griffin-American were based on the Griffin-American forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Griffin-American, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Ranges for Griffin-American	Implied merger consideration
2015E cap rate

$10.25 - $12.25	$11.50

No company, business or transaction used in this analysis is identical or directly comparable to Griffin-American or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Griffin-American and the merger were compared.
Discounted Cash Flow Analysis. BofA Merrill Lynch performed a DCF analysis of Griffin-American to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Griffin-American was forecasted to generate during Griffin-American’s fiscal years 2014 through 2018 based on the Griffin-American forecasts, including the management plan for acquisitions in 2014 and 2015 and the management plan for the in-place portfolio. BofA Merrill Lynch calculated terminal values for Griffin-American by applying terminal forward multiples of 14.0x to 16.0x to Griffin-American’s fiscal year 2019 estimated EBITDA of $322 million, which were selected based on BofA Merrill Lynch’s professional judgment. The cash flows and terminal values were then discounted to present value as of June 30, 2014 using discount rates ranging from 7.50% to 8.50%, which were chosen based on BofA Merrill Lynch’s estimate of Griffin-American’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for Griffin-American as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range for Griffin-American	Implied merger consideration

$10.25 - $12.50	$11.50

Other Factors
In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of Griffin-American common stock and NorthStar common stock during the one-year period ended August 4, 2014; and

•
the future public market trading price targets for NorthStar of five analysts that have provided a price target and rating, noting, as reference points, that such price targets ranged from $19.00 to $24.00.

Miscellaneous
As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Special Committee in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Griffin-American and NorthStar. The estimates of the future performance of Griffin-American in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Special Committee in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Griffin-American.
The type and amount of consideration payable in the merger was determined through negotiations between Griffin-American and NorthStar, rather than by any financial advisor, and was approved by the Special Committee. The decision to enter into the merger agreement was solely that of the Griffin-American Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Special Committee or the external manager of Griffin-American with respect to the merger or the merger consideration.
Griffin-American has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $14,000,000, $1,000,000 of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. Griffin-American also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.
BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Griffin-American, NorthStar and certain of their respective affiliates.
BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Griffin-American and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender to Griffin-American and certain of its affiliates, including having acted or acting as an administrative agent, joint lead arranger and a joint bookrunner for, and a lender (including a letter of credit and swing-line lender) under, Griffin-American Operating Partnership’s credit agreement and certain credit facilities extended thereunder, (ii) having provided or providing certain foreign exchange trading services to Griffin-American and certain of its affiliates and (iii) having provided or providing treasury and trade management services and products to Griffin-American and certain of its affiliates. From July 1, 2012 through June 30, 2014, BofA Merrill Lynch and its affiliates received or derived aggregate revenues of approximately $10,000,000 from Griffin-American and certain of its affiliates for investment, commercial and corporate banking services unrelated to the merger.
In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to NorthStar and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as merger and acquisitions financial advisor to NorthStar in connection with its acquisition of an interest in a joint venture, (ii) having acted as a joint bookrunner to NorthStar in connection with a follow-on offering of NorthStar common stock and (iii) having acted or acting as a lender to NorthStar, including as a lender under NorthStar’s credit and guaranty agreement. From July 1, 2012 through June 30, 2014, BofA Merrill Lynch and its affiliates received or derived aggregate revenues of approximately $5,000,000 from NorthStar and certain of its affiliates for investment, commercial and corporate banking services.
Certain Unaudited Prospective Financial Information of Griffin-American
Griffin-American does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Griffin-

American is including these projections that were made available to the Special Committee, the NorthStar Board and management in connection with the evaluation of the merger. This information also was provided to Griffin-American’s and NorthStar’s respective financial advisors to the extent noted below. The inclusion of this information should not be regarded as an indication that any of Griffin-American, NorthStar, their respective advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.
The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Griffin-American common stockholders and NorthStar common stockholders are urged to review the risk factors and uncertainties described under the captions “Risk Factors-Risks Relating to the Merger” and “Cautionary Statements Concerning Forward-Looking Statements,” and the risks described in the periodic reports filed by Griffin-American with the SEC, which reports can be found as described under the caption “Where You Can Find More Information; Incorporation by Reference.” The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the published guidelines established by the American Institute of Certificate Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions.
Neither the independent registered public accounting firm of Griffin-American nor any other independent accountants have compiled, examined or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of Griffin-American contained in this joint proxy statement/prospectus for the year ended December 31, 2013, relates to the historical financial information of Griffin-American and it does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the respective dates on which they were prepared.
The following table presents selected unaudited prospective financial information for the fiscal years ending 2014 through 2016 for Griffin-American on a standalone basis including potential projected acquisitions:

	2014	2015	2016
Total Operating Revenue	$384.2 million	$436.6 million	$451.9 million
FFO	$204.9 million	$235.4 million	$255.3 million
AFFO	$160.0 million	$205.7 million	$225.6 million
Griffin-American calculates FFO in accordance with the standards established by NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO adjusts FFO less FAS 141 adjustments and less recurring capital expenditures. Griffin-American’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs.
FFO and AFFO are non-GAAP measures that Griffin-American believes are important to understanding Griffin-American’s operations. Griffin-American believes operating revenue is an important supplemental measure of operating performance as it allows comparison of Griffin-American’s operating results without regard to financing methods and capital structure. Griffin-American believes FFO is an important supplemental measure of operating performance because it excludes the effects of depreciation and amortization (which is based on historical costs and which may be of limited relevance in evaluating current performance). Griffin-American believes AFFO is an important supplemental measure of operating performance because, in addition to the items excluded in calculating FFO, it excludes straight-lined rent and other non-cash items that have become more significant for Griffin-American and Griffin-American’s competitors over the last several years. AFFO also excludes acquisition costs, which are dependent on acquisitions made and can fluctuate significantly from period to period. Griffin-American believes that net income is the most directly comparable GAAP measure to FFO and AFFO.
In preparing the foregoing unaudited prospective financial results, Griffin-American made a number of assumptions and estimates regarding, among other things, future interest rates, the level of future investments by Griffin-American and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by Griffin-American, the ability to refinance certain of Griffin-American’s outstanding secured and unsecured debt and the terms of any such refinancing, and future capital expenditures and dividend rates. Griffin-American management believes these assumptions and estimates were reasonably prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risk factors and uncertainties described under the captions “Risk Factors-Risks Relating to the Merger” and “Cautionary Statements Concerning Forward-Looking Statements,” and the risks described in the periodic reports filed by Griffin-American with the SEC, which reports can be found as described under the caption “Where You Can Find More Information; Incorporation by Reference.” All of these uncertainties and contingencies are difficult to predict and many are beyond the control of Griffin-American and/or NorthStar and will be beyond the control of the combined company.
Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial results set forth above. The inclusion of the above unaudited prospective financial results in this joint proxy statement/prospectus should not be regarded as an indication that Griffin-American, NorthStar, or their respective officers, directors, affiliates or other representatives consider such information to be necessarily predictive of actual future events. There can be no assurance that the projected results or underlying assumptions will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial results, whether or not the merger is completed. In addition, the above unaudited prospective financial results do not give effect to the merger. None of Griffin-American, NorthStar, or their respective officers, directors, affiliates or other representatives has made any representations regarding the performance of Griffin-American compared to the information included in the above unaudited prospective financial results.
GRIFFIN-AMERICAN DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.
Interests of NorthStar’s Directors and Executive Officers in the Merger
In considering the recommendation of the NorthStar Board to approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement, NorthStar common stockholders should be aware that executive officers and directors of NorthStar have certain interests in the merger that may be different from, or in addition to, the interests of NorthStar common stockholders generally. These interests relate to NorthStar's external manager, NSAM. On June 30, 2014, NorthStar spun off its asset management business into a newly-formed publicly traded company, NSAM. Some of the directors and all of the executive officers of NSAM are also directors and executive officers of NorthStar, each with certain ownership interests in both companies. As a result of the spin-off, an affiliate of NSAM provides asset management and other services to NorthStar pursuant to the Management Agreement. The Management Agreement provides for NorthStar to pay to NSAM certain base and incentive fees that will likely increase as a result of the merger, including a base management fee equal to 1.5% per annum of the sum of cumulative net proceeds of all equity issued by NorthStar after December 10, 2013. Increases in these fees would increase the value of NSAM’s directors’ and executive officers’ ownership interests in NSAM.
These interests may create potential conflicts of interest. The NorthStar Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transaction contemplated by the merger agreement.
Interests of Griffin-American’s Directors and Executive Officers in the Merger
Griffin-American’s current executive officers are as follows:

Name	Position
Jeffrey T. Hanson	Chief Executive Officer and Chairman
Danny Prosky	Director, President and Chief Operating Officer
Shannon K S Johnson	Chief Financial Officer
Mathieu B. Streiff	Executive Vice President and General Counsel
Stefan K. L. Oh	Senior Vice President-Acquisitions
Cora Lo	Secretary
________________
In considering the recommendation of the Griffin-American Board to approve the parent merger and the other transactions contemplated by the merger agreement, Griffin-American common stockholders should be aware that executive officers and directors of Griffin-American have certain interests in the parent merger that may be different from, or in addition to, the interests of Griffin-American common stockholders generally. These interests may create potential conflicts of interest. The Special Committee was aware of those interests and considered them, among other matters, in reaching its decision to recommend that the Griffin-American Board approve the merger agreement and the transactions contemplated thereby. These interests include the following:
Griffin-American Merger Termination Amount
Under the Griffin-American Operating Partnership Agreement, upon a termination or non-renewal of the Advisory Agreement in connection with the merger, the Griffin-American Advisor will be entitled to the Merger Termination Amount from Griffin-American Operating Partnership equal to 77.09% of 15.0% of the amount, if any, by which (i) the Implied Value (as defined below) of Griffin-American’s assets, plus cash, cash equivalents, deposits, receivables and prepaid assets of Griffin-American as of the date of the merger, less any indebtedness or other liabilities of Griffin-American, less the amount of transaction or selling expenses incurred by Griffin-American in connection with the merger, plus total distributions paid through the date of the merger, exceeds (ii) the sum of the total amount of capital raised from stockholders, less any amounts paid in connection with a repurchase of shares of Griffin-American common stock, plus an annual 8.0% cumulative, non-compounded return on the gross proceeds through the date of the merger. The “Implied Value” is the sum of (a) the total number of shares of Griffin-American common stock outstanding immediately prior to the merger multiplied by the merger consideration paid per share of Griffin-American common stock, plus (b) any incentive distributions paid or payable to the Griffin-American Advisor, the Griffin-American Sub-Advisor or the Griffin-American former advisor in connection with the merger, plus (c) any indebtedness or other liabilities of Griffin-American, plus (d) the amount of transaction or selling expenses incurred in connection with the merger, minus (e) Griffin-American’s cash, cash equivalents, deposits, receivables and prepaid assets. Under a sub-advisory agreement between the Griffin-American Advisor and the Griffin-American Sub-Advisor, the Griffin-American Advisor has agreed to the payment of the Merger Termination Amount to the Griffin-American Sub-Advisor, which is jointly owned by the Griffin-American co-sponsors. Certain of Griffin-American’s executive officers and directors are officers and directors of, and own interests in, American Healthcare Investors. The amount of the Merger Termination Amount is estimated to be approximately $43,730,632 based on a calculation as of October 13, 2014.
On September 14, 2012, Griffin-American and Griffin-American Operating Partnership entered into an agreement, or the settlement agreement, with BGC Partners which held 200 limited partnership units in Griffin-American Operating Partnership and would have been entitled to any distribution that would have been owed to the Griffin-American former advisor and its affiliates, including the former sponsor. Pursuant to the settlement agreement, BGC Partners transferred certain assets to Griffin-American, including the 200 limited partnership units held in Griffin-American Operating Partnership and any rights to the payment of any distribution that would have been owed to the Griffin-American former advisor for consideration of $4,300,000. Notwithstanding the prior transfers under the settlement agreement, upon consummation of the merger, BGC Partners will be entitled to the calculation of a hypothetical deferred termination amount (as such term is defined in the Griffin-American Operating Partnership Agreement and based on assets acquired by Griffin-American on or before January 10, 2012) for the payment of the distribution that would have been owed to the Griffin-American former advisor and its affiliates, including Griffin-American’s former sponsor. If such calculation results in an amount that is greater than the $4,300,000 paid by Griffin-American under the settlement agreement, then Griffin-American will be obligated to pay BGC Partners an amount equal to 10.0% of the difference between such calculation and $4,300,000. The amount of payment to be made to BGC Partners under the settlement agreement in connection with the merger is estimated to be approximately $1,051,722 based on a calculation as of October 13, 2014. Any distribution to be paid to BGC Partners under the settlement agreement will affect the calculation of the Implied Value as described above.
Treatment of Griffin-American Restricted Stock
Under the merger agreement, immediately prior to the effective time of the merger, all outstanding shares of restricted stock of Griffin-American under its 2009 plan, whether or not vested, will become immediately vested and canceled in exchange for the right to receive, for each share of restricted stock so canceled, an amount equal to the merger consideration.
As a result of the transactions contemplated by the merger agreement, 254,377 shares of Griffin-American restricted stock, of which 228,043 shares are held by Griffin-American’s executive officers and directors and their affiliates and 26,334 shares are held by the Griffin-American Advisor, will be converted into the right to receive an aggregate of approximately $1,971,422 in cash consideration and 57,667 shares of NorthStar common stock pursuant to the merger, which based on the closing price of NorthStar common stock on August 4, 2014, would have an aggregate value of approximately $930,745.
Letter Agreement with Griffin-American Advisor Entities
On June 6, 2014, Griffin-American and Griffin-American Operating Partnership entered into a letter agreement with each of the Griffin-American Advisor Entities, pursuant to which the Griffin-American Advisor Entities agreed to a restriction on completing or permitting the completion of a direct or indirect sale or transfer of either the equity interests in, or all or substantially all of the assets of, any of the Griffin-American Advisor Entities or American Healthcare Investors, subject to certain exceptions, until the earlier of (i) the consummation of the merger, (ii) the 180th day after the termination or non-renewal of the Advisory Agreement, and (iii) the 180th day after receiving written notice from Griffin-American regarding the termination of the Special Committee process. Certain of Griffin-American’s executive officers and directors are officers and directors of, and own interests in, American Healthcare Investors, one of the Griffin-American co-sponsors.
Section 16 Matters
Pursuant to the merger agreement, Griffin-American is permitted to take steps that may be reasonably necessary or advisable to cause dispositions of Griffin-American equity securities, including derivative securities, by directors and officers of Griffin-American pursuant to the transactions contemplated under the merger agreement to be exempt under Rule 16b-3 of the Exchange Act.
Indemnification and Insurance
NorthStar has agreed to honor and fulfill following the closing of the merger (i) the indemnification provisions contained in Griffin-American’s corporate governance documents in effect as of the date of the merger agreement and (ii) all existing indemnification agreements of Griffin-American, to the individuals covered by such corporate governance documents or indemnification agreements, or the covered persons, arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the completion of the merger. For six years after the completion of the merger, NorthStar (but only to the extent the covered persons would be permitted to be indemnified by Griffin-American under its governing documents and applicable law) and the surviving entity in the parent merger will, and NorthStar will cause the surviving entity to, indemnify each covered person for any claim, action, suit or proceeding to the extent arising out of or pertaining to any action or omission in such covered person’s capacity as such or the merger agreement or the transactions contemplated therein.
For a period of six years after the completion of the merger, the limited liability company agreement of the surviving entity will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons for periods prior to and including the completion of the merger than are currently set forth in Griffin-American’s governing documents and the certificate of formation of the surviving entity will not contain any provisions contrary to the foregoing.
As required by the merger agreement, for a period of six years after the completion of the merger, the policies of directors’ and officers’ liability insurance maintained by Griffin-American as of the date of the merger agreement will be maintained by NorthStar with respect to claims arising from or related to facts or events which occurred at or before the completion of the merger. Alternatively, Griffin-American may elect, by giving written notice at least five days prior to the completion of the merger, to purchase a directors’ and officers’ liability “tail” insurance policy lasting for six years after completion of the merger with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the completion of the merger.
The Griffin-American Board was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that Griffin-American common stockholders approve the parent merger and the other transactions contemplated by the merger agreement. See “The Merger-Recommendation of the Griffin-American Board and Its Reasons for the Merger.”
Security Ownership of Certain Beneficial Owners and Management of Griffin-American
The following table shows, as of October 10, 2014, the number of shares of Griffin-American common stock beneficially owned by (1) any person who is known by Griffin-American to be the beneficial owner of more than 5.0% of the outstanding shares of Griffin-American common stock; (2) Griffin-American directors; (3) Griffin-American named executive officers; and (4) all of Griffin-American’s directors and executive officers as a group. The percentage of common stock beneficially owned is based on 293,399,469.342 shares of Griffin-American common stock outstanding as of October 10, 2014 (which includes 254,377 shares of restricted stock). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days.

Name of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage
Jeffrey T. Hanson(2)(3)	675,705	*
Shannon K S Johnson	27,368	*
Danny Prosky(2)	378,119	*
Patrick R. Leardo(4)	71,885	*
Gerald W. Robinson(4)	49,680	*
Gary E. Stark(4)	49,680	*
All directors and officers as a group (9 persons)(2)(3)(4)	1,237,037	*
__________
* Represents less than 1.0% of Griffin-American outstanding common stock.

(1)	The address of each beneficial owner listed is c/o Griffin-American Healthcare REIT II, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.

(2)
Includes 160,119 restricted and unrestricted shares of Griffin-American common stock owned directly by American Healthcare Investors, of which Messrs. Hanson, Prosky and Streiff are principals. Each of Messrs. Hanson, Prosky and Streiff disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(3)
Includes 2,000 shares of Griffin-American common stock owned directly by NCT-107, LLC, a charitable foundation of which Mr. Hanson is the manager. Mr. Hanson disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(4) Includes unvested restricted shares of Griffin-American common stock.
None of the above shares of Griffin-American common stock have been pledged as security.
Regulatory Approvals in Connection with the Merger
The merger may implicate certain regulatory requirements of municipal, state and federal, domestic or foreign, governmental agencies and authorities, including those relating to the offer and sale of securities. Additionally, the merger may require certain regulatory approvals with respect to the licensing of certain facilities. NorthStar and Griffin-American are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. It is possible, however, that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, NorthStar and Griffin-American have each agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to complete the merger and the other transactions contemplated by the merger agreement.
NorthStar and Griffin-American can provide no assurance that all required regulatory approvals will be obtained or that these approvals will not contain terms, conditions or restrictions that would be detrimental to NorthStar after the effective time of the merger. NorthStar and Griffin-American have not yet obtained any of the regulatory approvals required to complete the merger.
Accounting Treatment
In accordance with U.S. GAAP, NorthStar will account for the merger using the purchase method of accounting for a business combination with NorthStar treated as the acquirer of Griffin-American. Under such accounting, the assets acquired and liabilities assumed will be recorded as of the acquisition date at their respective fair value and added to those of NorthStar. Any excess of purchase price over the fair value will be recorded as goodwill.
Listing of NorthStar Common Stock
NorthStar will cause the shares of NorthStar common stock to be issued in the merger to be approved for listing on the NYSE prior to the completion of the merger, as a condition to closing, subject only to official notice of issuance.

Deregistration of Griffin-American Common Stock
If the merger is completed, Griffin-American common stock will be deregistered under the Exchange Act, and Griffin-American will no longer file periodic reports with the SEC.
Restrictions on Sales of Shares of NorthStar Common Stock Received in the Merger
Shares of NorthStar common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of NorthStar common stock issued to any Griffin-American Holder who may be deemed to be an “affiliate” of NorthStar after the completion of the merger. This joint proxy statement/prospectus does not cover resales of NorthStar common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of the material United States federal income tax consequences of the parent merger and the ownership and disposition of the NorthStar common stock received in the parent merger to holders of shares of Griffin-American common stock whose shares are surrendered in the parent merger in exchange for the right to receive the merger consideration. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Code , applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service of the United States, which is referred to herein as the “IRS,” concerning the tax treatment of Griffin-American or the tax treatment of the parent merger or the ownership and disposition of the NorthStar common stock received in the parent merger, and the statements herein are not binding on the IRS or any court. There can be no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.
This summary assumes that shares of Griffin-American common stock and shares of NorthStar common stock received in the parent merger are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the parent merger or the ownership and disposition of the NorthStar common stock received in the parent merger to holders of restricted share units, dividend equivalent units, phantom common shares, qualified or nonqualified options to purchase common shares, performance units, share appreciation rights, or any partners of Griffin-American Operating Partnership. In addition, this summary does not address the tax treatment of special classes of holders of shares of Griffin-American common stock or holders of the NorthStar common stock received in the parent merger subject to special tax rules, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	REITs;

•	tax-exempt entities;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
persons holding shares of Griffin-American common stock or NorthStar common stock received in the parent merger as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired shares of Griffin-American common stock through the exercise of employee share options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	holders that hold 5% or more of NorthStar common stock; and

•	non-U.S. holders, as defined below, except to the extent discussed below.
This summary also does not discuss any state, local, foreign or other tax considerations.
If any entity that is treated as a partnership for U.S. federal tax purposes holds shares of Griffin-American common stock or NorthStar common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity is holding shares of Griffin-American common stock or NorthStar common stock, you should consult your tax advisor. Moreover, each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the parent merger in light of its own particular situation, as well as any consequences of the parent merger to such holder arising under the laws of any other taxing jurisdiction.
For purposes of this section, a “U.S. holder” means a beneficial owner of shares of Griffin-American common stock or NorthStar common stock that is for U.S. federal income tax purposes one of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any state thereof, or the District of Columbia;

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.
As used in this section, a “non-U.S. holder” means a beneficial owner of shares of Griffin-American common stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.
Material U.S. Federal Income Tax Consequences Related to the Parent Merger
Consequences to Griffin-American of the Parent Merger
For United States federal income tax purposes, we will treat the parent merger as if Griffin-American had sold all of its assets in exchange for the applicable merger consideration and the assumption of Griffin-American’s liabilities outstanding as of the closing date and then made a liquidating distribution of the aggregate merger consideration to its common stockholders in exchange for shares of Griffin-American common stock.
Consequences of the Parent Merger to U.S. Holders of Shares of Griffin-American Common Stock
General. The receipt of the merger consideration by U.S. holders in exchange for their shares pursuant to the parent merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•
the sum of the fair market value of shares of NorthStar common stock as of the effective date of the parent merger (including any fractional share deemed received by the U.S. holder as described below) and the amount of cash, received in exchange for the shares of Griffin-American common stock; and

•	the U.S. holder’s adjusted tax basis in the shares of Griffin-American common stock.
Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the parent merger the shares have been held for more than one year. Individual U.S. holders will be subject to tax on long-term capital gains at reduced rates. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the deemed or actual sale of REIT shares that would correspond to the REIT's “unrecaptured Section 1250 gain.”
A U.S. holder that receives cash in lieu of a fractional share of NorthStar common stock in the parent merger will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the fractional share and will be subject to U.S. federal income taxation in a manner described below in “Material U.S. Federal Income Tax Consequences of Owning and Disposing of NorthStar Common Stock-Taxation of Taxable U.S. Holders-Taxation of U.S. Holders on the Disposition of NorthStar’s Common Stock.”

Special Rule for U.S. Holders Who Have Held Shares Less than Six Months. A U.S. holder who has held shares of Griffin-American common stock for less than six months at the parent merger effective time, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of shares of Griffin-American common stock in the parent merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from Griffin-American, or such holder’s share of any designated retained capital gains, with respect to such shares.
Consequences of the Parent Merger to Non-U.S. Holders of Shares of Griffin-American Common Stock
The United States federal income tax consequences of the parent merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs will apply if, for FIRPTA purposes, the parent merger is treated as a sale of Griffin-American’s assets followed by a liquidating distribution from Griffin-American to its common stockholders of the proceeds from the asset sale. The IRS announced in Notice 2007-55 that it intends to take the position that under current law the receipt of a liquidating distribution from a REIT (including the receipt of the merger consideration in the parent merger, which will be treated as a deemed liquidation for U.S. federal income tax purposes) received by a non-U.S. holder is subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of “United States real property interests,” or USRPIs. In general, the provisions governing the taxation of distributions by REITs are significantly less favorable to non-U.S. holders than the taxation of a sale of REIT shares.
Distribution of Gain from the Disposition of U.S. Real Property Interests. We intend to treat the transaction consistent with Notice 2007-55, described above, and not as a sale of shares of Griffin-American common stock. Assuming that the IRS position described in Notice 2007-55 is correct, the treatment under “-Taxable Sale of Shares of Griffin-American Common Stock” below would not apply to the payment of the merger consideration to you and you would be taxed under FIRPTA. To the extent that the merger consideration is taxable under FIRPTA, the gain recognized by a non-U.S. holder will be treated as income effectively connected with the non-U.S. holder’s trade or business in the United States and generally will be subject to United States federal income tax on a net basis (and withholding) to the extent attributable to gain from the sale of Griffin-American’s USRPIs, and a corporate non-U.S. holder could be subject to the branch profits tax (and withholding) on such FIRPTA gain.
U.S. Withholding Tax. As described above, pursuant to Notice 2007-55, the IRS intends to take the position that the receipt of the merger consideration will be treated as a distribution from Griffin-American that is attributable to gain from the deemed sale of Griffin-American’s USRPIs in the parent merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% (20% to the extent provided in Treasury Regulations) from the portion of the common share merger consideration that is, or is treated as, attributable to gain from the sale of USRPIs and paid to a non-U.S. holder.
A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.
As stated above, we do not intend to take the position that the receipt of the merger consideration by you in the parent merger will be treated as a sale of shares for U.S. federal income tax purposes. Accordingly, the tax treatment described in this section titled “-Taxable Sale of Shares of Griffin-American Common Stock” would apply only to a sale of shares of Griffin-American common stock by you preceding the parent merger.
Taxable Sale of Shares of Griffin-American Common Stock. A non-U.S. holder should not be subject to United States federal income taxation on any gain or loss from the sale of shares of Griffin-American common stock unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the non-U.S. holder’s taxable year that includes the parent merger and certain other requirements are met; or (iii) such shares of Griffin-American common stock constitute a USRPI under FIRPTA.
A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States (through a permanent establishment, where applicable) will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) if such gain constitutes “effectively connected earnings and profits” under the applicable branch profits tax rules.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the non-U.S. holder's taxable year that includes the parent merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the parent merger, which may be offset by certain United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.
If a non-U.S. holder’s shares of Griffin-American common stock constitute a USRPI under FIRPTA, such holder will be required to file a U.S. federal income tax return and will be subject to United States federal income tax on the gain recognized on a sale of shares of Griffin-American common stock on a net basis in the same manner as a U.S. holder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In addition, the purchaser of the shares will be required to withhold 10% of the purchase price and remit such amount to the IRS. A non-U.S. holder’s shares of Griffin-American common stock generally will not constitute a USRPI if Griffin-American is a “domestically controlled qualified investment entity” at the parent merger effective time. A “qualified investment entity” includes a REIT. Assuming Griffin-American qualifies as a REIT, it will be a “domestically controlled qualified investment entity” at the parent merger effective time if non-U.S. persons held directly or indirectly less than 50% in value of Griffin-American’s shares at all times during the specified testing period. No assurances can be given that the actual ownership of shares of Griffin-American stock has been or will be sufficient for Griffin-American to qualify as a “domestically controlled qualified investment entity” at the date of disposition.
Income Tax Treaties. If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.
Additional Tax on Investment Income
Certain U.S. holders that are individuals, estates or trusts whose income exceeds certain thresholds and who have “net investment income” (“undistributed net investment income” in the case of estates and trusts) as defined by the Code may be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, net gain from a U.S. holder’s disposition of shares of Griffin-American common stock in the parent merger, subject to certain limitations and exceptions. U.S. holders should consult their tax advisors with respect to the potential application of this additional tax.
Information Reporting and Backup Withholding
Payments of the merger consideration made to a holder with respect to shares of Griffin-American common stock exchanged pursuant to the parent merger will be reported to the holder and the IRS to the extent required by the Code and applicable Treasury Regulations. In addition, backup withholding, presently at a rate of 28%, may apply to the cash received pursuant to the exchange of shares of Griffin-American common stock in the parent merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.
Backup withholding is not an additional tax and any amount withheld under these rules may be credited against the holder's United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. See “-Material U.S. Federal Income Tax Consequences of Owning and Disposing of NorthStar Common Stock-Additional Withholding Tax on Payments Made to Foreign Accounts” below. The application of FATCA to the payment of merger consideration made to a holder with respect to shares of Griffin-American common stock exchanged pursuant to the parent merger is not entirely clear. We urge you to consult your tax advisor regarding FATCA and the application of these rules to the payment of merger consideration in connection with the parent merger.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE PARENT MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF SHARES OF GRIFFIN-AMERICAN COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PARENT MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.
NOTHING IN THIS PROXY STATEMENT IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE WITH RESPECT TO PARTNERS OF GRIFFIN-AMERICAN OPERATING PARTNERSHIP.
Material U.S. Federal Income Tax Consequences of Owning and Disposing of NorthStar Common Stock
This section summarizes the material U.S. federal income tax considerations that relate to the ownership and disposition of the NorthStar common stock received in the parent merger and NorthStar’s election to be taxed as a REIT. Hunton & Williams LLP has acted as NorthStar’s special tax counsel, has reviewed this summary and is of the opinion that the discussion contained herein is accurate in all material respects.
WE URGE YOU TO CONSULT YOUR TAX ADVISER REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND SALE OF NORTHSTAR COMMON STOCK AND OF NORTHSTAR’S ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
Taxation of NorthStar
NorthStar and its former indirect parent, NorthStar Realty Finance Corp. (the “NorthStar Predecessor”), each elected to be taxed as a REIT under the United States federal income tax laws commencing with their taxable years ended December 31, 2004. NorthStar believes that NorthStar and NorthStar Predecessor have operated in a manner qualifying NorthStar and NorthStar Predecessor as REITs since those elections (in the case of NorthStar Predecessor through its merger into NorthStar on June 30, 2014) and NorthStar intends to continue to so operate. This section discusses the laws governing the United States federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.
Hunton & Williams LLP will render an opinion that NorthStar and NorthStar Predecessor qualified to be taxed as REITs under the United States federal income tax laws for their taxable years ended December 31, 2004 through December 31, 2013 (and in the case of NorthStar Predecessor, its short taxable year ended June 30, 2014), and NorthStar’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable years ending December 31, 2014 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based on existing United States federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis, is not binding on the IRS or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on customary assumptions and is conditioned upon certain representations made by NorthStar as to factual matters, including representations regarding the nature of NorthStar’s assets and income and the future conduct of NorthStar’s business and ownership of NorthStar’s stock, all of which are described in the opinion. Moreover, NorthStar’s continued qualification and taxation as a REIT depend on its ability to meet, on a continuing basis, through actual operating results, certain qualification tests in the United States federal income tax laws. Those qualification tests involve the percentage of NorthStar’s income that it earns from specified sources, the percentages of NorthStar’s assets that fall within specified categories, the diversity of share ownership and the percentage of earnings that NorthStar distributes. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review NorthStar’s compliance with those tests on a continuing basis. Hunton & Williams LLP’s opinion does not foreclose the possibility that NorthStar or NorthStar Predecessor may have to use one or more of the REIT savings provisions described below, which would require NorthStar or NorthStar Predecessor to pay an excise or penalty tax (which could be material) in order to maintain REIT qualification. Accordingly, no assurance can be given that the actual results of NorthStar’s operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of the failure to qualify as a REIT, see “-Requirements for Qualification-Failure to Qualify.” Unless otherwise noted below, the discussion of the REIT qualification rules below apply to NorthStar and NorthStar Predecessor.
If NorthStar qualifies as a REIT, it generally will not be subject to United States federal income tax on the taxable income that it distributes to its stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning shares in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT. Nonetheless, NorthStar will be subject to United States federal income tax in the following circumstances:

•
NorthStar will pay United States federal income tax on any taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	NorthStar may be subject to the “alternative minimum tax” on any items of tax preference that it does not distribute or allocate to stockholders.

•	NorthStar will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that it holds primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•
NorthStar will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, by an entity other than a TRS held primarily for sale to customers in the ordinary course of business.

•
If NorthStar fails to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “-Requirements for Qualification-Gross Income Tests,” and nonetheless continue to qualify as a REIT because it meets other requirements, NorthStar will pay a 100% tax on:

•	the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect its profitability.

•
If NorthStar fails any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “-Requirements for Qualification-Asset Tests”), as long as the failure was due to reasonable cause and not to willful neglect, NorthStar files a description of each asset that caused such failure with the IRS, and NorthStar disposes of the assets or otherwise complies with the asset tests within six months after the last day of the quarter in which NorthStar identifies such failure, NorthStar will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests in order to remain qualified as a REIT.

•
If NorthStar fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, and such failure is due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure in order to remain qualified as a REIT.

•
If NorthStar fails to distribute during a calendar year at least the sum of: (1) 85% of its REIT ordinary income for the year; (2) 95% of its REIT capital gain net income for the year; and (3) any undistributed taxable income required to be distributed from earlier periods, NorthStar will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•
NorthStar may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. holder would be taxed on its proportionate share of NorthStar’s undistributed long-term capital gain (to the extent that NorthStar made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax NorthStar paid.

•	NorthStar will be subject to a 100% excise tax on certain transactions with a TRS that are not conducted on an arm’s-length basis.

•
If NorthStar acquires any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which NorthStar acquires a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, NorthStar will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of the asset during the ten-year period after it acquires the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which NorthStar will pay tax is the lesser of:

•	the amount of gain that NorthStar recognizes at the time of the sale or disposition, and

•
the amount of gain that NorthStar would have recognized if it had sold the asset at the time it acquired it, assuming that the C corporation will not elect in lieu of this treatment an immediate tax when the asset is acquired.

•
NorthStar may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below under “-Requirements for Qualification-Recordkeeping Requirements.”

•	The earnings of NorthStar’s lower-tier entities that are subchapter C corporations, including domestic TRSs, are subject to federal corporate income tax.

•
If NorthStar owns a residual interest in a real estate mortgage investment conduit, or REMIC, it will be taxable at the highest corporate rate on the portion of any excess inclusion income that it derives from the REMIC residual interests equal to the percentage of NorthStar’s stock that is held in record name by “disqualified organizations.” Although the law is unclear, IRS guidance indicates that similar rules may apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that NorthStar owns a REMIC residual interest or a taxable mortgage pool through a TRS, NorthStar will not be subject to this tax. For a discussion of “excess inclusion income,” see “-Requirements for Qualification-Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•
any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.
NorthStar has concluded that its existing assets and financings will not generate excess inclusion income in 2012 or any future year. In addition, NorthStar has adopted a policy whereby it will not acquire any assets that will produce excess inclusion income for its stockholders. As a result, although no assurance can be provided, it is not expected that NorthStar will generate excess inclusion income.
In addition, NorthStar and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on its assets and operations. NorthStar could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
A REIT is a corporation, trust or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation but for the REIT provisions of the United States federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the United States federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.
Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, actually or constructively, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

7.
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain its qualification as a REIT.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

9.	It uses a calendar year for United States federal income tax purposes and complies with the recordkeeping requirements of the United States federal income tax laws.
NorthStar must meet requirements 1 through 4, 8 and 9 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If NorthStar complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement 6, NorthStar will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the United States federal income tax laws, and beneficiaries of such a trust will be treated as holding NorthStar’s shares in proportion to their actuarial interests in the trust for purposes of requirement 6. NorthStar believes it has issued sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, NorthStar’s charter restricts the ownership and transfer of its stock so that NorthStar should continue to satisfy these requirements.
NorthStar entered into a long-term management agreement with an affiliate of NSAM pursuant to which NorthStar delegated certain management responsibilities. NorthStar has been advised by counsel that entering into that management agreement should not cause it to cease to satisfy requirement 1 above, which requires that a REIT be managed by one or more trustees or directors. If the IRS successfully asserted that NorthStar’s management agreement caused it to fail to satisfy requirement 1, NorthStar may be required to pay a $50,000 penalty tax or may fail to qualify as a REIT. See “-Failure to Qualify.”
Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that NorthStar owns will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as NorthStar’s assets, liabilities and items of income, deduction and credit.
Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for United States federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for United States federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, NorthStar’s proportionate share of the assets, liabilities and items of income of any partnership, and any other partnership, joint venture or limited liability company that is treated as a partnership for United States federal income tax purposes in which NorthStar has acquired or will acquire an interest, directly or indirectly, or a subsidiary partnership, will be treated as NorthStar’s assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described under “-Asset Tests”), NorthStar’s proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, NorthStar’s proportionate share is based on proportionate interest in the capital of the partnership.
NorthStar currently owns, and may in the future acquire, limited partner or non-managing member interests in partnerships and limited liability companies that are joint ventures or investment funds. If a partnership or limited liability company in which NorthStar owns an interest takes or expects to take actions that could jeopardize its qualification as a REIT or requires NorthStar to pay tax, NorthStar may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause NorthStar to fail a REIT gross income or asset test, and that NorthStar would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, NorthStar could fail to qualify as a REIT unless it is able to qualify for a statutory REIT “savings” provision, which may require NorthStar to pay a significant penalty tax to maintain its REIT qualification.

Ownership of Private REITs. NorthStar recently acquired a portfolio of senior living facilities, a portion of which is held through a private REIT, or Ranger REIT. NorthStar believes that Ranger REIT was organized and has operated and will continue to operate in a manner to permit it to qualify for taxation as a REIT for United States federal income tax purposes. However, if Ranger REIT were to fail to qualify as a REIT, then: (i) Ranger REIT would become subject to regular corporate income tax as described in “-Requirements for Qualification-Failure to Qualify;” and (ii) NorthStar’s ownership of the equity in Ranger REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and would become subject to the 5% asset test, the 10% vote test and the 10% value test generally applicable to NorthStar’s ownership in corporations other than REITs, qualified REIT subsidiaries and TRSs. See “-Requirements for Qualification-Asset Tests.” If Ranger REIT were to fail to qualify as a REIT, it is possible that NorthStar would not satisfy the 75% asset test, the 10% vote test, the 5% asset test, and/or the 10% value test with respect to NorthStar’s interest in such entity, in which event NorthStar would fail to qualify as a REIT unless it could avail itself of certain relief provisions, as described in “-Requirements for Qualification-Asset Tests.” NorthStar may invest in other private REITs in the future.
Taxable REIT Subsidiaries. A REIT may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides rights to any brand name under which any lodging or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a lodging facility or a health care facility if such rights are held by the TRS as a franchisee, licensee or in a similar capacity and such lodging facility or health care facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified lodging facility or a qualified health care property solely because the TRS directly or indirectly possesses a license, permit or similar instrument enabling it to do so. Additionally, a TRS will not be considered to operate or manage a qualified lodging facility or qualified health care property located outside of the United States if the TRS employs individuals working at such facility or property, as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. An “eligible independent contractor” is, generally, with respect to any qualified lodging facility or qualified health care property, any independent contractor (as defined in Section 856(d)(3) of the Code) if, at the time such contractor enters into a management agreement or other similar service contract with the TRS to operate such qualified lodging facility or qualified health care property, such contractor (or any related person) is actively engaged in the trade or business of operating qualified lodging facilities or qualified health care properties, respectively, for any person who is not a related person with respect to the parent REIT or the TRS. We refer to an arrangement in which qualified health care properties or qualified lodging facilities are leased to a TRS, which, in turn, engages “eligible independent contractors” to operate such properties as a “RIDEA structure.”
Domestic TRSs are subject to United States federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that a domestic TRS is required to pay taxes, it will have less cash available for distribution to NorthStar. If dividends are paid to NorthStar by its domestic TRSs, then the dividends NorthStar pays to its stockholders who are taxed at individual rates, up to the amount of dividends it receives from its domestic TRSs, will generally be eligible to be taxed at the reduced 20% rate applicable to qualified dividend income.
The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.
NorthStar and NorthStar Predecessor have each made a TRS election with respect to N-Star Real Estate CDO I, Ltd., the issuer in NorthStar’s first collateralized debt obligation, or CDO transaction. NorthStar has also made TRS elections with respect to other foreign TRSs, including foreign TRS CDO issuers. The Code and Treasury regulations promulgated thereunder provide a specific exemption from United States federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stocks and securities (or any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. NorthStar’s foreign TRSs intend to rely on such exemption, and do not intend to operate so as to be subject to United States federal income tax on their net income. Therefore, despite their status as TRSs, NorthStar’s foreign TRSs generally would not be subject to federal corporate income tax on their earnings. No assurance can be given, however, that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that NorthStar’s foreign TRSs would have available to distribute to NorthStar and to pay to their creditors. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to U.S. real property generally is subject to U.S. tax as if the foreign corporation were a U.S. taxpayer. It is not anticipated that NorthStar’s foreign TRSs will hold U.S. real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax.

Certain U.S. stockholders of certain non-U.S. corporations, such as NorthStar’s foreign TRSs, are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. NorthStar is generally required to include in income, on a current basis, certain earnings of its foreign TRSs. For a discussion of the treatment of the income inclusions from NorthStar’s foreign TRSs under the gross income tests, see “-Gross Income Tests.”
NorthStar and Ranger REIT have also made TRS elections with respect to certain domestic entities, including TRSs used to facilitate RIDEA structures. For example, Ranger REIT holds a portfolio of senior living facilities in a RIDEA structure. NorthStar believes that the senior living facilities held in the RIDEA structure are “qualified health care properties” and that each of the third party operators that the TRSs of Ranger REIT engaged to operate those properties qualifies as an “eligible independent contractor.” Additionally, NorthStar recently acquired interests in multiple joint ventures owning multiple hotel portfolios. Those investments are organized in RIDEA structures pursuant to which NorthStar invested in: (1) a joint venture partnership owning the fee interests in the hotels through a disregarded subsidiary; and (2) the joint venture partnership owning the operating lessees through a TRS. The operating lessees have engaged a third party operator to manage the hotels. NorthStar believes that: (1) the hotels it has acquired through these ventures constitute “qualified lodging facilities;” (2) the operator engaged by the operating lessees qualifies as an “eligible independent contractor;” and (3) the rental income from the leases with the operating lessees will qualify as “rents from real property” for purposes of the gross income tests applicable to REITs. NorthStar anticipates owning additional health care properties and hotels in RIDEA structures in the future.
As a result of the merger, NorthStar expects to acquire certain senior living facilities from Griffin-American that are held in RIDEA structures. NorthStar believes that those senior living facilities are “qualified health care properties,” the third-party managers engaged to operate those properties qualify as “eligible independent contractors,” and the TRSs that engaged third-party managers will not be treated as operating or managing any “qualified health care properties.” However, the application of the REIT rules to RIDEA structures is complex and not entirely clear in all cases. NorthStar believes that if it were determined that the RIDEA structures it will acquire from Griffin-American pursuant to the merger do not qualify for the intended tax treatment, NorthStar would nevertheless be able to maintain its qualification as a REIT.
A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).
Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets and therefore the entity would not be treated as a TMP. Financing arrangements entered into, directly or indirectly, by NorthStar give rise to TMPs, with the consequences described in the next paragraph.
If a REIT is a TMP, or if a REIT owns a qualified REIT subsidiary that is a TMP, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. A stockholder’s share of excess inclusion income: (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder; (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from United States federal income tax; and (3) would result in the application of United States federal income tax withholding at the maximum rate (30%) (and any otherwise available rate reductions under income tax treaties would not apply), to the extent allocable to most types of foreign stockholders. IRS guidance indicates that NorthStar’s excess inclusion income, if any, will be allocated among its stockholders in proportion to its dividends paid. However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law. Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a TMP equal to the percentage of its stock that is held in record name by “disqualified organizations.” To the extent that NorthStar stock owned by “disqualified organizations” is held in street name by a broker-dealer or other nominee, the broker-dealer or nominee would be liable for a tax at the highest corporate rate on the portion of NorthStar’s excess inclusion income allocable to the stock held on behalf of the disqualified organizations. See “-Taxation of NorthStar” for a discussion of “disqualified organizations.” A regulated investment company or other pass-through entity owning NorthStar’s stock will be subject to tax at the highest corporate tax rate on any excess inclusion income, if any, allocated to their record name owners that are disqualified organizations. Tax-exempt investors, foreign investors, taxpayers with net operating losses, regulated investment companies, pass-through entities and broker-dealers and other nominees should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to hold NorthStar’s stock.
If one of NorthStar’s subsidiary partnerships (not wholly-owned by NorthStar directly or indirectly through one or more disregarded entities), were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for United States federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would alter NorthStar’s gross income and asset test calculations and could adversely affect NorthStar’s compliance with those requirements. NorthStar intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect NorthStar’s status as a REIT. In general, NorthStar currently owns and expects to own 100% of the equity in entities that are TMPs. Consequently, the net income from such assets and liabilities would not be subject to corporate-level tax, even if they were to be treated as a TMP, although the excess inclusion rules described above apply. However, as discussed above, NorthStar has concluded that its existing financings will not generate excess inclusion income in 2012 or any future year, and NorthStar has adopted a policy whereby it will not acquire any assets that will produce excess inclusion income for its stockholders. As a result, although no assurance can be provided, it is not expected that NorthStar will generate excess inclusion income.
Gross Income Tests
NorthStar must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of NorthStar’s gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•
income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•
income derived from the temporary investment of new capital that is attributable to the issuance of NorthStar’s stock or a public offering of NorthStar’s debt with a maturity date of at least five years and that NorthStar receives during the one-year period beginning on the date on which NorthStar received such new capital.

Second, in general, at least 95% of NorthStar’s gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from NorthStar’s sale of property that it holds primarily for sale to customers in the ordinary course of business and cancellation of indebtedness, or COD, income is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “qualified hedging transactions,” as defined in “-Hedging Transactions,” that are clearly and timely identified as such are excluded from both the numerator and the denominator for purposes of the 95% gross income test and for “qualified hedging transactions” entered into after July 30, 2008, the 75% gross income test. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “-Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to NorthStar.

Rents from Real Property. Rent that NorthStar receives from its real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•
First, the rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents NorthStar receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, and either: (1) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space; or (2) the TRS leases a qualified lodging facility or qualified health care property and engages an eligible independent contractor (as defined above in “Requirements for Qualification-Taxable REIT Subsidiaries”) to operate such facility or property on its behalf. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•
Third, if rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•
Fourth, NorthStar generally must not operate or manage its real property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom NorthStar does not derive revenue. However, NorthStar may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, NorthStar may directly provide a minimal amount of “noncustomary” services to the tenants of a property, as long as its income from the services (valued at not less than 150% of NorthStar’s direct cost of performing such services) does not exceed 1% of NorthStar’s income from the related property. Furthermore, NorthStar may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to NorthStar’s tenants without tainting NorthStar’s rental income for the related properties. See “Requirements for Qualification-Taxable REIT Subsidiaries.”

As described above under “Requirements for Qualification-Taxable REIT Subsidiaries,” NorthStar currently owns multiple portfolios of lodging facilities through RIDEA structures, and Ranger REIT owns a portfolio of senior living facilities through a RIDEA structure. As noted above, NorthStar believes that the rent it and Ranger REIT will receive from the operating lessees under these RIDEA structures will qualify as “rents from real property” for purposes of the gross income tests applicable to REITs. Finally, as a result of the merger, NorthStar expects to acquire certain senior living facilities from Griffin-American that are held in RIDEA structures. NorthStar believes that the rent it would receive under those structures would be treated as “rents from real property.” However, the application of the REIT rules to RIDEA structures is complex and not entirely clear in all cases. NorthStar believes that if it were determined that the RIDEA structures it will acquire from Griffin-American pursuant to the merger do not qualify for the intended tax treatment, NorthStar would nevertheless be able to maintain its qualification as a REIT.
Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based, in whole or in part, on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.
Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of: (1) the date NorthStar agreed to acquire or originate the loan; or (2) as discussed further below, in the event of a “significant modification,” the date NorthStar modified the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% value test. See “-Asset Tests” below.
NorthStar originates and acquires mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied.
Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, NorthStar’s mezzanine loans typically do not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that NorthStar originates or acquires do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. NorthStar has invested, and will continue to invest, in mezzanine loans in a manner that will enable it to continue to satisfy the REIT gross income and asset tests.
NorthStar and its subsidiaries also hold certain participation interests, or subordinated mortgage interests, in mortgage loans and mezzanine loans originated by other lenders. A subordinated mortgage interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations, which will be a first loss position in the event of a default by the borrower. NorthStar believes that its (and its subsidiaries’) participation interests qualify as real estate assets for purposes of the REIT asset tests described below and that interest derived from such investments generally will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge NorthStar’s treatment of its participation interests.
Many of the terms of NorthStar’s mortgage loans, mezzanine loans and subordinated mortgage interests and the loans supporting its mortgage-backed securities have been modified and may in the future be modified. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which NorthStar will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (1) occasioned by a borrower default; or (2) made at a time when NorthStar reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided all of NorthStar’s loan modifications have or will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent NorthStar significantly modifies loans in a manner that does not qualify for that safe harbor, NorthStar will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, NorthStar generally will not obtain third-party appraisals but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge NorthStar’s internal valuations. If the terms of NorthStar’s mortgage loans, mezzanine loans and subordinated mortgage interests and loans supporting NorthStar’s mortgage-backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2014-51 and the fair market value of the real property securing such loans has decreased significantly, NorthStar could fail the 75% gross income test, the 75% asset test and/or the 10% value test.
NorthStar and its subsidiaries have also acquired distressed mortgage loans. Revenue Procedure 2011-16 provides that the IRS will treat distressed mortgage loans acquired by a REIT that are secured by real property and other property as producing in part non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2011-16 indicates that interest income on such a distressed mortgage loan will be treated as qualifying income based on the ratio of: (1) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (2) the face amount of the loan (and not the purchase price or current value of the loan). The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan. NorthStar has and will invest in distressed mortgage loans in a manner that consistent with maintaining its qualification as a REIT.
NorthStar and its subsidiaries have entered into sale and repurchase agreements under which NorthStar nominally sold certain of its mortgage assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets. Based on positions the IRS has taken in analogous situations, NorthStar believes that it will be treated for purposes of the REIT gross income and asset tests (see “-Asset Tests” below) as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that NorthStar transferred record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that NorthStar did not own the mortgage assets during the term of the sale and repurchase agreement, in which case its ability to qualify as a REIT could be adversely affected.
Dividends. NorthStar’s share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which it owns an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. NorthStar’s share of any dividends received from any other REIT in which it owns an equity interest, including Ranger REIT, will be qualifying income for purposes of both gross income tests.
NorthStar treats, and NorthStar Predecessor treated, certain income inclusions received with respect to equity investments in foreign TRSs as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The IRS has issued several private letter rulings to other taxpayers concluding that similar income inclusions will be treated as qualifying income for purposes of the 95% gross income test. Those private letter rulings can only be relied upon by the taxpayers to whom they were issued. No assurance can be provided that the IRS will not successfully challenge NorthStar’s treatment of such income inclusions.
Distribution of NSAM. On June 30, 2014, NorthStar distributed to its common stockholders the common stock of NSAM, which owns NorthStar’s former asset management business, in the form of a tax-deferred distribution, or the Distribution. In connection with the Distribution, NorthStar received opinions of counsel to the effect that, among other things, the Distribution should be treated as a tax-deferred distribution under Section 355 of the Code. NorthStar has not sought, and will not receive, a private letter ruling from the IRS regarding the tax consequences of the Distribution. The opinions NorthStar received were based on NorthStar’s representations and certain assumptions. If the representations or assumptions are untrue or incomplete in any material respect, the Distribution may not be treated as a tax-deferred transaction. Moreover, the opinions NorthStar received were based on existing United States federal income tax law, which is subject to change, possibly on a retroactive basis, and are not binding on the IRS or any court. Accordingly, no assurance can be provided that the opinions NorthStar received will not be successfully challenged by the IRS.
If the Distribution did not qualify as a tax-deferred distribution for United States federal income tax purposes, NorthStar would recognize taxable gain equal to the excess of the fair market value of the NSAM common stock distributed over NorthStar’s adjusted tax basis in such stock. The gain from that taxable sale may cause NorthStar to fail to satisfy the 75% gross income test. Unless that failure qualifies for a statutory “REIT savings provision,” NorthStar will fail to qualify as a REIT for its 2014 taxable year and would be prohibited from electing REIT status for the following four taxable years. See “-Failure to Satisfy the Gross Income Tests” below.
Even if the Distribution otherwise qualifies as a tax-deferred distribution, it might be taxable to NorthStar under Section 355(e) of the Code if 50% or more of either the total voting power or the total fair market value of NorthStar’s stock or the NSAM stock is acquired as part of a plan or series of related transactions that include the Distribution. If Section 355(e) of the Code applies as a result of such an acquisition, NorthStar would recognize a taxable gain as described above.
Fee Income. NorthStar receives various fees in connection with its operations. Fee income will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Other fees, such as origination and servicing fees, fees for acting as a broker-dealer and fees for managing investments for third parties, are not qualifying income for purposes of either gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.
Hedging Transactions. From time-to-time, NorthStar and its subsidiaries enter into hedging transactions with respect to one or more of their assets or liabilities. NorthStar’s hedging activities may include entering into interest rate swaps, caps and floors, options to purchase such items, and futures and forward contracts. Income and gain from “qualified hedging transactions” is excluded from gross income for purposes of the 95% gross income test, and, for hedging transactions entered into after July 30, 2008, the 75% gross income test. A “qualified hedging transaction” means either: (1) any transaction entered into in the normal course of NorthStar’s trade or business primarily to manage the risk of interest rate, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; and (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). NorthStar is required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated or entered into and to satisfy other identification requirements in order to be treated as a qualified hedging transaction. NorthStar intends to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT.
COD Income. From time-to-time, NorthStar and its subsidiaries recognize COD income in connection with repurchasing debt at a discount. COD income is excluded from gross income for purposes of both the 75% and 95% gross income tests.
Foreign Currency Gain. In the merger, NorthStar will acquire from Griffin-American its portfolio of health care properties in the United Kingdom, and NorthStar’s operating income, expenses and distributions from that investment will be denominated in U.K. pound sterling rather than the U.S. dollar. As a result, NorthStar expects to have foreign currency gains and losses. Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to a “qualified business unit,” or “QBU,” provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under ‘‘-Asset Tests.’’
“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
NorthStar expects that the foreign currency gains recognized by it would likely be excluded from the 75% and 95% gross income tests. The United States federal income tax rules regarding foreign currency transactions are complex, and limited authority is available regarding the application of such rules. As a result, there can be no assurance that the IRS will not challenge the manner in which NorthStar applies such rules to its operations in the United Kingdom after the merger. If NorthStar were to recognize significant foreign currency gains not excluded from the REIT gross income tests, NorthStar could fail to qualify as a REIT.
Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. NorthStar believes that none of its assets are held primarily for sale to customers and that a sale of any of its assets will not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time-to-time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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either: (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies; (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year; or (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

NorthStar will attempt to comply with the terms of that safe harbor when disposing of assets. NorthStar cannot assure you, however, that it can comply with that safe harbor or that it will avoid owning property that may be characterized as property that it holds “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.
Foreclosure Property. NorthStar will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in certain trades or businesses conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

NorthStar has acquired various properties as a result of foreclosure or when foreclosure was imminent and may make foreclosure property elections with respect to some or all of those properties.
Failure to Satisfy the Gross Income Tests. If NorthStar fails to satisfy one or both of the gross income tests for any taxable year, NorthStar nevertheless may qualify as a REIT for that year if it qualifies for relief under certain provisions of the United States federal income tax laws. Those relief provisions are available if:

•	NorthStar’s failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, NorthStar files a schedule of the sources of its income with the IRS.
NorthStar cannot predict, however, whether in all circumstances it would qualify for the relief provisions. In addition, as discussed above in “-Taxation of NorthStar,” even if the relief provisions apply, NorthStar would incur a 100% tax on the gross income attributable to the greater of the amount by which it fails the 75% or 95% gross income test, in each case, multiplied by a fraction intended to reflect its profitability.
Asset Tests
To maintain its qualification as a REIT, NorthStar also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of NorthStar’s total assets must consist of:

•	cash or cash items, including certain receivables and money market funds;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•
investments in stock or debt instruments during the one-year period following NorthStar’s receipt of new capital that NorthStar raises through equity offerings or public offerings of debt with at least a five-year term; and

•
regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the United States federal income tax laws, determined as if NorthStar held such assets, it will be treated as holding directly its proportionate share of the assets of such REMIC.

Second, of NorthStar’s investments not included in the 75% asset class, the value of its interest in any one issuer’s securities may not exceed 5% of the value of its total assets, or the 5% asset test.
Third, of NorthStar’s investments not included in the 75% asset class, it may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.
Fourth, no more than 25% of the value of NorthStar’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of NorthStar’s total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.
For purposes of the 5% asset test, the 10% vote or value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or, in the case of the 5% asset test and 10% vote or value test, TRS debt or equity, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•
“Straight debt” securities, defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if: (1) the debt is not convertible, directly or indirectly, into equity; and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which NorthStar or any TRS in which it owns more than 50% of the voting power or value of the shares hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•
a contingency relating to the time of payment of interest or principal, as long as either: (1) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield; or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by the REIT exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•
Any debt instrument issued by an entity treated as a partnership for United States federal income tax purposes in which NorthStar is a partner to the extent of its proportionate interest in the equity and debt securities of the partnership; and

•
Any debt instrument issued by an entity treated as a partnership for United States federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “-Gross Income Tests.”

For purposes of the 10% value test, NorthStar’s proportionate share of the assets of a partnership is its proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
NorthStar believes that its holdings of securities and other assets comply with the foregoing asset tests, and NorthStar intends to monitor compliance on an ongoing basis. However, independent appraisals have not been obtained to support its conclusions as to the value of its assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in CDO transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for United States federal income tax purposes may be uncertain in some circumstances, which could affect the application of the asset tests. As described above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which certain mezzanine loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test (and therefore, are not subject to the 5% asset test and the 10% vote or value test). See “-Gross Income Tests.” Although NorthStar’s mezzanine loans typically do not qualify for that safe harbor, NorthStar believes that its mezzanine loans should be treated as qualifying assets for the 75% asset test or should be excluded from the definition of securities for purposes of the 10% vote or value test. NorthStar will continue to make mezzanine loans only to the extent such loans will not cause NorthStar to fail the asset tests described above. There can be no assurance that the IRS will not contend that NorthStar’s interests in its subsidiaries or in the securities of other issuers will not cause a violation of the asset tests. As noted above, NorthStar recently acquired Ranger REIT, and NorthStar has and may invest in the stock of other entities that intend to qualify as REITs. NorthStar believes that any stock that it has and will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. If a REIT in which NorthStar owns stock fails to qualify as a REIT in any year, however, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, NorthStar would be subject to the 5% asset test, the 10% vote or value test and the 25% securities test described above with respect to its investment in such a disqualified REIT. Consequently, if a REIT in which NorthStar owns stock fails to qualify as a REIT, NorthStar could fail one or more of the asset tests described above. To the extent NorthStar invests in other REITs, it intends to do so in a manner that will enable it to continue to satisfy the REIT asset tests.
As discussed above under “-Gross Income Tests,” NorthStar and its subsidiaries invest in distressed mortgage loans. In general, under the applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of: (1) the date NorthStar agreed to acquire or originate the loan; or (2) in the event of a significant modification, the date NorthStar modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% vote or value test. IRS Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of: (1) the greater of (a) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (b) the fair market value of the real property securing the loan on the relevant quarterly REIT asset testing date; or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. NorthStar intends to continue to invest in distressed mortgage loans in a manner consistent with maintaining its qualification as a REIT.
NorthStar intends to continue monitoring the status of its assets for purposes of the various asset tests. If NorthStar fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT qualification if:

•	it satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If NorthStar did not satisfy the condition described in the second item, above, NorthStar still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.
If at the end of any calendar quarter NorthStar violates the 5% asset test or the 10% vote or value test described above, NorthStar will not lose its REIT qualification if: (1) the failure is de minimis (up to the lesser of 1% of NorthStar’s assets or $10 million); and (2) NorthStar disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which NorthStar identifies such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, NorthStar will not lose its qualification as a REIT if it: (1) disposes of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which it identifies the failure; (2) NorthStar files a description of each asset causing the failure with the IRS; and (3) pays a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which NorthStar failed to satisfy the asset tests.
Sale-Leaseback Transactions
A portion of the properties NorthStar will acquire from Griffin-American in the merger were initially acquired by Griffin-American in the form of sale-leaseback transactions. NorthStar intends to treat these transactions as true leases for United States federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, NorthStar would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause NorthStar to fail to satisfy the asset tests or the income tests described above and such failure could result in NorthStar failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause NorthStar to fail to meet the distribution requirement described below for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of NorthStar’s dividends being treated as ordinary income.
Distribution Requirements
Each taxable year, NorthStar must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to the sum of:

•	90% of its “REIT taxable income,” computed without regard to the dividends paid deduction and its net capital gain or loss; and

•	90% of its after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.
Generally, NorthStar must pay such distributions in the taxable year to which they relate, or in the following taxable year if: (a) NorthStar declares the distribution before it timely files its United States federal income tax return for the year and pays the distribution on or before the first regular dividend payment date after such declaration; or (b) NorthStar declares the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and NorthStar actually pays the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the stockholders in the year in which paid and the distributions in clause (b) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to NorthStar’s prior taxable year for purposes of the 90% distribution requirement.
NorthStar will pay United States federal income tax on taxable income, including net capital gain, that it does not distribute to stockholders. Furthermore, if NorthStar fails to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of its REIT ordinary income for such year;

•	95% of its REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,
NorthStar will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributes.
NorthStar may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. If NorthStar so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. NorthStar has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
NorthStar believes that the former operating partnership of NorthStar Predecessor properly elected to defer, under Section 108(i) of the Code, the recognition of COD income generated from repurchasing its debt at a discount. If the IRS successfully challenges that election, NorthStar Predecessor may be treated as having failed to pay sufficient dividends to satisfy the 90% distribution requirement and/or avoid the corporate income tax and the 4% nondeductible excise tax. NorthStar may be required to correct any failure to meet the 90% distribution requirement by paying deficiency dividends (as further described below) to its stockholders and an interest charge to the IRS in a later year.
It is possible that, from time-to-time, NorthStar may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. See, for example, the discussion of excess inclusion income above under “-Requirements for Qualification-Taxable Mortgage Pools.” Other potential sources of non-cash taxable income include gain recognized on the deemed exchange of distressed debt that has been modified, real estate and securities that have been financed through securitization structures, such as the CDO structure, which require some or all of available cash flows to be used to service borrowings, loans or mortgage-backed securities that NorthStar holds that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash and distressed loans on which NorthStar may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, it might be necessary to arrange borrowings or other means of raising capital to meet the distribution requirements. Additionally, NorthStar may, if possible, pay taxable dividends of its stock or debt to meet the distribution requirements.
Pursuant to Revenue Procedure 2010-12, the IRS created a temporary safe harbor authorizing publicly-traded REITs to make elective cash/stock dividends. That safe harbor has expired. However, the IRS has issued private letter rulings to other REITs granting similar treatment to elective cash/stock dividends. Those rulings may only be relied upon by the taxpayers to whom they were issued, but NorthStar could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent NorthStar will be able to pay taxable dividends payable in cash and stock in later years. NorthStar Predecessor previously made taxable distributions of its common stock pursuant to Revenue Procedure 2010-12. NorthStar has no current intention to make a taxable dividend payable in its stock.
Under certain circumstances, NorthStar may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. NorthStar may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although NorthStar may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the IRS based upon the amount of any deduction it takes for deficiency dividends.
Recordkeeping Requirements
NorthStar must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, NorthStar must request on an annual basis information from its stockholders designed to disclose the actual ownership of its outstanding shares of beneficial interest. NorthStar has complied, and intends to continue to comply, with these requirements.
Failure to Qualify
If NorthStar fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, NorthStar could avoid disqualification if its failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “-Gross Income Tests” and “-Asset Tests.”
If NorthStar fails to qualify as a REIT in any taxable year, and no relief provision applies, NorthStar would be subject to United States federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating NorthStar’s taxable income in a year in which it fails to qualify as a REIT, NorthStar would not be able to deduct amounts paid out to stockholders. In fact, NorthStar would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of NorthStar’s current and accumulated earnings and profits, distributions to most stockholders taxed at individual rates would generally be taxable at capital gains tax rates. Subject to certain limitations of the United States federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless NorthStar qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. NorthStar cannot predict whether in all circumstances it would qualify for such statutory relief.
Taxation of Taxable U.S. Holders
Taxation of U.S. Holders on Distributions on NorthStar Common Stock. As long as NorthStar qualifies as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of NorthStar’s current or accumulated earnings and profits, NorthStar’s earnings and profits will be allocated first to its preferred stock dividends and then to its common stock dividends.

Dividends paid to U.S. holders will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the preferential tax rate for qualified dividend income. The maximum tax rate for qualified dividend income is 20%. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because NorthStar is not generally subject to United States federal income tax on the portion of its REIT taxable income distributed to its holders (see “-Taxation of NorthStar” above), NorthStar’s dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, NorthStar’s ordinary REIT dividends will be taxed at the higher United States federal income tax rate applicable to ordinary income, which is a maximum rate of 39.6%. However, the 20% tax rate for qualified dividend income will apply to NorthStar’s ordinary REIT dividends to the extent attributable: (1) to dividends received by NorthStar from non-REIT corporations, such as domestic TRSs; and (2) to the extent attributable to income upon which NorthStar has paid corporate income tax (e.g., to the extent that NorthStar distributes less than 100% of its net taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a holder must hold NorthStar’s common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which its common stock become ex-dividend. In addition, dividends paid to certain individuals, trusts and estates whose income exceeds certain levels are subject to a 3.8% Medicare tax.
A U.S. holder generally will take into account as long-term capital gain any distributions that NorthStar designates as capital gain dividends without regard to the period for which the U.S. holder has held its stock. NorthStar generally will designate its capital gain dividends as either 20% or 25% rate distributions. See “-Capital Gains and Losses.” A corporate U.S. holder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
NorthStar may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, to the extent that NorthStar designates such amount in a timely notice to such holder, a U.S. holder would be taxed on its proportionate share of NorthStar’s undistributed long-term capital gain. The U.S. holder would receive a credit for its proportionate share of the tax NorthStar paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of NorthStar’s undistributed long-term capital gain, minus its share of the tax NorthStar paid.
To the extent that NorthStar makes a distribution in excess of its current and accumulated earnings and profits, such distribution will not be taxable to a U.S. holder to the extent that it does not exceed the adjusted tax basis of the U.S. holder’s stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that NorthStar makes a distribution in excess of both its current and accumulated earnings and profits and the U.S. holder’s adjusted tax basis in its stock, such holder will recognize long-term capital gain or short-term capital gain if the stock has been held for one year or less. In addition, if NorthStar declares a distribution in October, November or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by NorthStar and received by the U.S. holder on December 31 of such year, provided that NorthStar actually pays the distribution during January of the following calendar year.
Holders may not include in their individual income tax returns any of NorthStar’s net operating losses or capital losses. Instead, NorthStar would carry over such losses for potential offset against its future income. Taxable distributions from NorthStar and gain from the disposition of its stock will not be treated as passive activity income, and therefore, holders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the holder is a limited partner to offset income they derive from NorthStar’s stock, against such income. In addition, taxable distributions from NorthStar and gain from the disposition of its stock generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 20% tax rate applicable to capital gains of U.S. holders taxed at individual rates). NorthStar will notify holders after the close of its taxable year as to the portions of its distributions attributable to that year that constitute ordinary income, return of capital and capital gain.
Taxation of U.S. Holders on the Disposition of NorthStar’s Common Stock. In general, a U.S. holder must treat any gain or loss realized upon a taxable disposition of NorthStar’s stock as long-term capital gain or loss if the U.S. holder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. holder must treat any loss upon a sale or exchange of stock held by such holder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from NorthStar that such U.S. holder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. holder purchases other shares of NorthStar stock within 30 days before or after the disposition.
Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 39.6%. However, the maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or certain depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. In addition, capital gains recognized by certain individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax. With respect to distributions that NorthStar designates as capital gain dividends and any retained capital gain that NorthStar is deemed to distribute, NorthStar generally may designate whether such a distribution is taxable to its U.S. holders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 each year. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Taxation of Tax-Exempt Holders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from United States federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that NorthStar distributes to tax-exempt holders generally should not constitute UBTI. However, if a tax-exempt holder were to finance its investment in NorthStar stock with debt, a portion of the income that it receives from NorthStar would constitute UBTI pursuant to the “debt-financed property” rules. In addition, NorthStar’s dividends that are attributable to excess inclusion income will constitute UBTI in the hands of most tax-exempt holders. See “-Requirements for Qualification-Taxable Mortgage Pools.” Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the United States federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from NorthStar as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of NorthStar’s stock is required to treat a percentage of the dividends that it receives from NorthStar as UBTI. Such percentage is equal to the gross income that NorthStar derives from an unrelated trade or business, determined as if NorthStar were a pension trust, divided by NorthStar’s total gross income for the year in which it pays the dividends. That rule applies to a pension trust holding more than 10% of NorthStar’s stock only if:

•	the percentage of NorthStar’s dividends that the tax-exempt trust would be required to treat as UBTI is at least 5%;

•
NorthStar qualifies as a REIT by reason of the modification of the rule requiring that no more than 50% of its stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding its stock in proportion to their actuarial interests in the pension trust (see “-Requirements for Qualification”); and

•
either: (1) one pension trust owns more than 25% of the value of NorthStar’s stock; or (2) a group of pension trusts individually holding more than 10% of the value of NorthStar’s stock collectively owns more than 50% of the value of its stock.

Taxation of Non-U.S. Holders
For purposes of this section, the term “non-U.S. holder” means a beneficial owner of NorthStar’s common stock that is not a U.S. holder or a partnership or an entity treated as a partnership for United States federal income tax purposes. The rules governing United States federal income taxation of non-U.S. holders are complex. This section is only a summary of such rules. Non-U.S. holders are urged to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the ownership of NorthStar’s common stock, including any reporting requirements.
A non-U.S. holder that receives a distribution that is not attributable to gain from NorthStar’s sale or exchange of a “United States real property interest,” or USRPI, and that NorthStar does not designate as a capital gain dividend will recognize ordinary income to the extent that NorthStar pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. NorthStar’s dividends that are attributable to excess inclusion income will be subject to the 30% withholding tax, without reduction for any otherwise applicable income tax treaty. See “-Requirements for Qualification-Taxable Mortgage Pools.” If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (through a U.S. permanent establishment, where applicable), the non-U.S. holder generally will be subject to United States federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such distribution, and a non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax

(or lower applicable treaty rate) with respect to the distribution. NorthStar plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder provides an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with NorthStar; or

•	the non-U.S. holder provides an IRS Form W-8ECI with NorthStar claiming that the distribution is effectively connected income.
A non-U.S. holder will not incur tax on a distribution in excess of NorthStar’s current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both NorthStar’s current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because NorthStar generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. holder may claim a refund of amounts that NorthStar withholds if it later determines that a distribution in fact exceeded NorthStar’s current and accumulated earnings and profits.
Because NorthStar anticipates being treated as a “United States real property holding corporation” after the merger, as described below, it may be required to withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although NorthStar intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. NorthStar will not pay any additional amounts in respect of any amounts withheld.
For any year in which NorthStar qualifies as a REIT, a non-U.S. holder will incur tax on distributions that are attributable to gain from its sale or exchange of a USRPI under FIRPTA. A USRPI includes certain interests in real property and stock in “United States real property holding corporations,” which generally are corporations at least 50% of whose assets consist of USRPIs. NorthStar anticipates that it will be a United States real property holding corporation after the merger. Under FIRPTA, a non-U.S. holder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax (or lower applicable treaty rate) on such a distribution. NorthStar must withhold 35% (or 20% to the extent provided in Treasury Regulations) of any distribution that it could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount NorthStar withholds.
Capital gain distributions to a non-U.S. holder that are attributable to NorthStar’s sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as: (1) NorthStar’s common stock is “regularly traded” on an established securities market in the United States; and (2) the non-U.S. holder did not own more than 5% of NorthStar’s common stock at any time during the one-year period prior to the distribution. As a result, so long as NorthStar’s common stock is “regularly traded” on an established securities market in the United States, non-U.S. holders owning 5% or less of NorthStar’s common stock generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If NorthStar’s common stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 5% of NorthStar’s common stock at any time during the one-year period prior to the distribution, capital gain distributions that are attributable to NorthStar’s sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. holder disposes of NorthStar’s common stock during the 30-day period preceding a dividend payment, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire NorthStar’s common stock within 61 days of the first day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. holder, then such non-U.S. holder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
Although the law is not clear on the matter, it appears that amounts NorthStar designates as retained capital gains in respect of the common stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by NorthStar of capital gain dividends. Under this approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by NorthStar on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. holder’s proportionate share of such tax paid exceeds its actual United States federal income tax liability, provided that the non-U.S. holder furnishes required information to the IRS on a timely basis.
A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of NorthStar’s common stock as long as: (1) NorthStar is not a “United States real property holding corporation” during a specified testing period; or (2) NorthStar is a domestically controlled qualified investment entity. As noted above, NorthStar believes that, following the merger, it currently will be a “United States real property holding corporation.” However, NorthStar believes that it currently is a domestically controlled qualified investment entity, but because its common stock and preferred stock are publicly traded, NorthStar cannot assure you that it is or will be a domestically controlled qualified investment entity in the future. Nevertheless, even if NorthStar were a “United States real property holding corporation” and were not a domestically controlled qualified investment entity, a non-U.S. holder that owned, actually or constructively, 5% or less of NorthStar’s common stock at all times during a specified testing period would not incur tax under FIRPTA if NorthStar’s common stock is “regularly traded” on an established securities market, because so long as NorthStar’s common stock is regularly traded on an established securities market, a non-U.S. holder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of NorthStar’s common stock. If the gain on the sale of NorthStar’s common stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax or, a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (or lower applicable treaty rate) when received by a non-U.S. holder that is a corporation. Furthermore, a non-U.S. holder will incur tax on gain not subject to FIRPTA if: (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business (through a U.S. permanent establishment, where applicable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain; or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.
Information Reporting Requirements and Backup Withholding
NorthStar will report to its U.S. holders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
A U.S. holder who does not provide NorthStar or its paying agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. In addition, NorthStar or its paying agent may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status.
Backup withholding will generally not apply to payments of dividends made by NorthStar or its paying agents, in their capacities as such, to a non-U.S. holder provided that the non-U.S. holder furnishes to NorthStar or its paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either NorthStar or its paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the United States by a non-U.S. holder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. person and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. holder of NorthStar’s stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements or otherwise establishes an exemption from information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability if certain required information is furnished to the IRS. holders are urged consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, NorthStar’s stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on NorthStar’s stock and will apply to payments of gross proceeds from the sale or other disposition of such stock after December 31, 2016.
Other Tax Consequences
Tax Aspects of NorthStar’s Investments in Partnerships
The following discussion summarizes certain United States federal income tax considerations applicable to NorthStar’s direct or indirect investments in any subsidiary partnerships or limited liability companies that it forms or acquires and that it intends to treat as partnerships for U.S. United States federal income tax purposes (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
Classification as Partnerships. NorthStar is entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if such Partnership is classified for United States federal income tax purposes as a partnership (or an entity that is disregarded for United States federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for United States federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification or the check-the-box regulations; and

•	is not a “publicly traded” partnership.
Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for United States federal income tax purposes if the entity has only one owner or member) for United States federal income tax purposes. Each Partnership intends to be classified as a partnership for United States federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the 90% passive income exception. Treasury regulations, or the PTP regulations, provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, or the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if: (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act; and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if: (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership; and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion or another safe harbor under the PTP regulations or is otherwise not treated as a publicly traded partnership. NorthStar has not requested, and does not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for United States federal income tax purposes.
If for any reason a Partnership in which NorthStar owned more than 10% of the equity were taxable as a corporation, rather than as a partnership, for United States federal income tax purposes, NorthStar likely would not be able to qualify as a REIT unless it qualified for certain relief provisions. See “-Requirements for Qualification-Gross Income Tests” and “-Requirements for Qualification-Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case NorthStar might incur tax liability without any related cash distribution. See “-Requirements for Qualification-Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
Income Taxation of the Partnerships and their Partners
Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for United States federal income tax purposes. Rather, NorthStar is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with NorthStar’s taxable year, without regard to whether NorthStar has received or will receive any distribution from such Partnership.
Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the United States federal income tax laws governing partnership allocations. If an allocation is not recognized for United States federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of the United States federal income tax laws governing partnership allocations.
Tax Allocations With Respect to Contributed Properties. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in a tax-deferred transaction in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, or built-in gain or built-in loss, respectively, is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.
Basis in Partnership Interest. NorthStar’s adjusted tax basis in any Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by it to the Partnership;

•	increased by its allocable share of the Partnership’s income and its allocable share of indebtedness of the Partnership; and

•
reduced, but not below zero, by its allocable share of the Partnership’s loss and the amount of cash distributed to it, and by constructive distributions resulting from a reduction in its share of indebtedness of the Partnership.

If the allocation of NorthStar’s distributive share of the Partnership’s loss would reduce the adjusted tax basis of its partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce its adjusted tax basis below zero. To the extent that the Partnership’s distributions or any decrease in NorthStar’s share of the indebtedness of the Partnership, which is considered a constructive cash distribution to the partners, reduce its adjusted tax basis below zero, such distributions will constitute taxable income to NorthStar. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. The Partnership’s initial basis in contributed properties acquired in exchange for units of the Partnership should be the same as the transferor’s basis in such properties on the date of acquisition. Although the law is not entirely clear, the Partnership generally will depreciate such property for United States federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the Partnership, except to the extent that the Partnership is required under the United States federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in NorthStar receiving a disproportionate share of such deductions.
Sale of a Partnership’s Property
Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for United States federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.
NorthStar’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon NorthStar’s ability to satisfy the income tests for qualification as a REIT. See “-Requirements for Qualification-Gross Income Tests.” NorthStar, however, does not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of its or such Partnership’s trade or business.
Legislative or Other Actions Affecting REITs
The present United States federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Additionally, several of the tax considerations described herein are currently under review and are subject to change. You are urged to consult with your tax advisor regarding the effect of potential changes to the federal tax laws on the ownership of NorthStar common stock.
State, Local and Foreign Taxes
NorthStar and/or you may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or a stockholder transacts business, owns property or resides. NorthStar owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of NorthStar and its stockholders may not conform to the United States federal income tax treatment discussed above. Any foreign taxes incurred by NorthStar would not pass through to stockholders against their United States federal income tax liability. You should consult your tax advisors regarding the application and effect of state, local and foreign income and other tax laws on the ownership of NorthStar’s common stock.

THE MERGER AGREEMENT
This section of this joint proxy statement/prospectus describes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference.
This summary may not contain all of the information about the merger agreement that is important to you. NorthStar and Griffin-American urge you to carefully read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement is not intended to provide you with any factual information about NorthStar or Griffin-American. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of NorthStar and Griffin-American filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of NorthStar and Griffin-American file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference.”
NorthStar and Griffin-American each acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.
Form, Effective Time and Closing of the Merger
The merger agreement provides for (i) the merger of Griffin-American with and into Merger Sub, and (ii) the merger of Partnership Merger Sub with and into Griffin-American Operating Partnership, upon the terms and subject to the conditions set forth in the merger agreement. Merger Sub will be the surviving entity of the parent merger and Griffin-American Operating Partnership will be the surviving entity of the partnership merger. The parent merger will become effective at such time as the articles of merger are accepted for record by the SDAT and the certificate of merger is duly filed with the Secretary of State of the State of Delaware (“DSOS”) or on such later date and time agreed to by Griffin-American and NorthStar and specified in the related articles of merger and certificate of merger (not to exceed five business days from the date the articles of merger are accepted for record by the SDAT and the certificate of merger is duly filed with the DSOS). The partnership merger will become effective at such time as the related certificate of partnership merger is duly filed with the DSOS or on such later date and time agreed to by Griffin-American and NorthStar and specified in the certificate of partnership merger (not to exceed five business days from the date the certificate of partnership merger is duly filed with the DSOS). At the time of closing the merger, NorthStar may sell an approximately 10% stake of the portfolio it is acquiring in the merger to one or more companies managed by NSAM, or to a third party.
The merger agreement provides that the closing of the merger will take place on the second business day following the date on which the last of the conditions to closing of the merger described under “-Conditions to Completion of the Merger” have been satisfied or waived (other than the conditions that by their nature are satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing) or such other date as agreed to in writing by Griffin-American and NorthStar.
Consideration to be Received in the Merger
Merger Consideration
If the merger is completed, at the effective time of the parent merger, each share of Griffin-American common stock issued and outstanding immediately prior to the effective time of the parent merger will be automatically converted into the right to receive: (i) a number of shares of NorthStar common stock equal to the quotient (the “exchange ratio”) determined by dividing $3.75 by the ten day VWAP of NorthStar common stock at the effective time of the parent merger and (ii) $7.75 in cash, without interest (collectively, the “merger consideration”); provided, that if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is less than $16.00, the exchange ratio will be 0.2344, and if the ten day VWAP of NorthStar common stock at the effective time of the parent merger is greater than $20.17, the exchange ratio will be 0.1859. In addition, at the effective time of the partnership merger, which will immediately follow the effective time of the parent merger, each limited partnership unit of Griffin-American Operating Partnership issued and outstanding immediately prior to the effective time of the partnership merger will also be automatically converted into the right to receive the merger consideration. The amount of merger consideration payable is subject to adjustment (as described in “-Adjustment of the Merger Consideration” below) and any applicable withholding Tax. No fractional shares of NorthStar common stock will be issued, and cash will be paid in lieu thereof, as described in “-Fractional Shares” below.
Adjustment of Merger Consideration
The merger consideration, exchange ratio and other dependent items will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Griffin-American common stock, Griffin-American Operating Partnership limited partnership units or NorthStar common stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Griffin-American common stock, Griffin-American Operating Partnership limited partnership units or NorthStar common stock outstanding after the date of the merger agreement and prior to the parent merger effective time so as to provide the holders of Griffin-American common stock and Griffin-American Operating Partnership limited partnership units with the same economic effect as contemplated by the merger agreement prior to such event and as so adjusted will, from and after the date of such event, be the merger consideration, exchange ratio or other dependent item.
In the event that, after the date of the merger agreement and prior to the parent merger effective time, Griffin-American declares, sets aside or makes or pays any cash dividends or distributions in respect of any shares of Griffin-American common stock in excess of the Griffin-American permitted dividend (whether to maintain its qualification as a REIT under the Code or otherwise), the cash consideration portion of the merger consideration will be reduced by the per share amount of such dividend or distribution.
In the event that, after the date of the merger agreement and prior to the parent merger effective time, NorthStar declares, sets aside or makes or pays any cash dividends or distributions in respect of any shares of NorthStar common stock in excess of the NorthStar permitted common dividend (whether to maintain its qualification as a REIT under the Code or otherwise), the cash consideration portion of the merger consideration will be increased by the amount of such dividend or distribution per share of NorthStar common stock multiplied by the exchange ratio.
Conversion of Shares; Surrendering of Griffin-American Shares and Griffin-American Operating Partnership Limited Partnership Units
The conversion of Griffin-American common stock and Griffin-American Operating Partnership limited partnership units into the right to receive the merger consideration will occur automatically at the effective time of the parent merger in the case of the parent merger, and the partnership merger effective time, in the case of the partnership merger. In accordance with the merger agreement, NorthStar will appoint American Stock Transfer & Trust Company to act as the exchange agent to handle the payment and delivery of the merger consideration and any other amounts due to any holder of Griffin-American common stock or Griffin-American Operating Partnership limited partnership units pursuant to the merger agreement, including the cash payments to be delivered in lieu of fractional shares of NorthStar common stock.
On or before the effective time of the parent merger, NorthStar will deliver to the exchange agent evidence of NorthStar common stock in book-entry form equal to the aggregate stock consideration portion of the merger consideration and cash in immediately available funds in an amount sufficient to pay the aggregate cash consideration portion of the merger consideration, the cash payable in respect of fractions of NorthStar common stock and any dividends or other distributions causing an adjustment in the cash portion of the merger consideration payable, see “-Adjustment of Merger Consideration” above.
Letter of Transmittal
Promptly after the parent merger effective time the exchange agent will mail to each holder of record of: (i) a certificate which immediately prior to parent merger effective time represented outstanding Griffin-American common stock (the “Certificates”); (ii) noncertificated shares of Griffin-American common stock represented by book-entry (“Book-Entry Shares”); or (iii) Griffin-American Operating Partnership limited partnership units that were converted into the right to receive the merger consideration, a letter of transmittal and instructions for effecting the surrender of the Certificates, Book-Entry Shares or Griffin-American Operating Partnership limited partnership units in exchange for payment of the merger consideration, including any amount payable in respect of fractions of NorthStar common stock and any dividends or other distributions causing an adjustment in the cash portion of the merger consideration payable, see “-Adjustment of Merger Consideration” above. Upon proper surrender of a Certificate, Book-Entry Share or Griffin-American Operating Partnership limited partnership unit for cancellation to the exchange agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate, Book-Entry Share or Griffin-American Operating Partnership limited partnership unit will be entitled to receive the merger consideration.  After the parent merger effective time, each Certificate and Book-Entry Share that previously represented shares of Griffin-American common stock will only represent the right to receive the merger consideration into which those shares of Griffin-American common stock have been converted and after the effective time of the partnership merger, each Griffin-American Operating Partnership limited partnership unit will only represent the right to receive the merger consideration into which those units have been converted.
Treatment of Restricted Griffin-American Shares
Immediately prior to the parent merger effective time, all outstanding shares of restricted stock under the 2009 plan (whether vested or not) will immediately vest and all restrictions thereon will lapse, and such restricted shares will be cancelled in exchange to receive an amount equal to the merger consideration.
Withholding
All payments made with respect to the merger consideration will be paid without interest and net of all applicable withholding requirements.
Fractional Shares
Fractional shares of NorthStar common stock will not be issued upon the surrender for exchange of Certificates, Book-Entry Shares or Griffin-American Operating Partnership limited partnership units, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a common stockholder of NorthStar.
As promptly as practicable following the parent merger effective time, the exchange agent will aggregate all fractional shares of NorthStar common stock that would otherwise have been required to be distributed pursuant to the merger, rounded down to the nearest whole share, and deliver such fractional shares to the exchange agent’s designated broker for sale on the open market at the then-prevailing market price of NorthStar common stock, which sale or sales shall be completed as promptly as practicable following the parent merger effective time. The exchange agent will distribute the proceeds of such sale or sales of such fractional shares to the holders of Griffin-American common stock, Griffin-American Operating Partnership limited partnership units or Griffin-American restricted shares immediately prior to the parent merger effective time in accordance with the terms of the merger agreement. Until the proceeds of such sale or sales have been so distributed, the exchange agent will hold such proceeds in an account for the benefit of the holders of Griffin-American common stock, Griffin-American Operating Partnership limited partnership units or Griffin-American restricted shares immediately prior to the parent merger effective time (the “Fractional Shares Fund”). The portion of the Fractional Shares Fund (net of any brokerage commissions retained by the exchange agent’s designated broker) to which each holder of Griffin-American common stock, Griffin-American Operating Partnership limited partnership units or Griffin-American restricted shares immediately prior to the parent merger effective time shall be entitled, if any, will be determined by multiplying (i) the amount of the aggregate proceeds comprising the Fractional Shares Fund (net of any brokerage commissions retained by the exchange agent’s designated broker) by (ii) a fraction, the numerator of which is the aggregate amount of the fractional shares of NorthStar common stock to which such holder is entitled to receive in the merger and the denominator of which is the aggregate amount of fractional shares of NorthStar to which all holders of Griffin-American common stock, Griffin-American Operating Partnership limited partnership units or Griffin-American restricted shares immediately prior to the parent merger effective time or partnership merger effective time are entitled to receive in the merger.
Representations and Warranties
The merger agreement contains a number of representations and warranties made by Griffin-American and Griffin-American Operating Partnership, on the one hand, and NorthStar, Merger Sub and Partnership Merger Sub, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the parent merger or the partnership merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement, information each of Griffin-American and NorthStar filed with the SEC prior to the date of the merger agreement or the disclosure letters delivered to the other parties in connection therewith.
Representations and Warranties of Griffin-American and Griffin-American Operating Partnership
Griffin-American and Griffin-American Operating Partnership made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, organizational documents, good standing, qualification to do business and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	board approvals;

•
absence of any conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	SEC filings and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;

•	absence of certain changes since January 1, 2014;

•	no undisclosed liabilities;

•	litigation;

•	labor and other employment matters and employee benefit plans;

•	tax matters, including qualification as a REIT;

•	material contracts;

•	inapplicability of the Investment Company Act;

•	environmental matters;

•	intellectual property;

•	compliance with law and permits;

•	real properties and leases;

•	information in the Form S-4 and this joint proxy statement/prospectus;

•	receipt of the opinions of BofA Merrill Lynch and Stanger;

•	insurance;

•	related party agreements;

•	mortgage-backed securities;

•	mortgage loans;

•	the Griffin-American Advisor Entities;

•	broker’s, investment banker’s, financial advisor’s or other similar fees;

•	exemption of the merger from anti-takeover statues;

•	absence of dissenters’, appraisal or similar rights in connection with the merger;

•	stockholder vote required in connection with the merger; and

•	investigation, limitation on warranties and disclaimer of other representations and warranties.
Representations and Warranties of NorthStar, Merger Sub and Partnership Merger Sub
NorthStar, Merger Sub and Partnership Merger Sub made representations and warranties in the merger agreement relating to, among other things:

•	corporate organization, valid existence, organizational documents, good standing, qualification to do business and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery and validity of the merger agreement;

•	board approvals;

•
absence of any conflict with or violation of organizational documents or applicable laws, absence of any filings with or consent by a governmental entity and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	SEC filings and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;

•	absence of certain changes since January 1, 2014;

•	no undisclosed liabilities;

•	litigation;

•	labor and other employment matters, employee benefit plans and ERISA;

•	tax matters, including qualification as a REIT;

•	material contracts;

•	inapplicability of the Investment Company Act;

•	environmental matters;

•	intellectual property;

•	compliance with law and permits;

•	real properties and leases;

•	information in the Form S-4 and this joint proxy statement/prospectus

•	receipt of the opinion of UBS;

•	insurance;

•	non-ownership of Griffin-American common stock;

•	financing;

•	ownership and operations of Merger Sub and Partnership Merger Sub;

•	broker’s, investment banker’s, financial advisor’s or other similar fees;

•	solvency;

•	stockholder vote required in connection with the issuance of NorthStar common stock;

•	related party agreements; and

•	investigation, limitation of warranties and disclaimer of other representations and warranties.

Definition of “Material Adverse Effect”
Many of the representations of Griffin-American, Griffin-American Operating Partnership, NorthStar, Merger Sub and Partnership Merger Sub are qualified by a “material adverse effect” standard (that is, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have: (i) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Griffin-American and its subsidiaries, taken as a whole, or NorthStar and its subsidiaries, taken as a whole, as applicable; or (ii) a material adverse effect on the ability of Griffin-American, Griffin-American Operating Partnership, NorthStar, Merger Sub or Partnership Merger Sub to consummate the merger. However, any effect resulting or arising from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur with respect to clause (i) above:

•	any changes after the date of the merger agreement in general United States or global economic conditions;

•	any changes after the date of the merger agreement to the industry or industries in which Griffin-American and its subsidiaries or NorthStar and its subsidiaries, as applicable, operate;

•
any changes after the date of the merger agreement in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations);

•	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law or by any governmental entity;

•	any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the other party;

•
any effect attributable to the negotiation, execution or announcement of the merger agreement and the transactions contemplated thereby (including the merger), including any litigation arising therefrom;

•
any failure by Griffin-American or NorthStar, as applicable, to meet any internal or published projections, estimates or expectations of Griffin-American’s or NorthStar’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Griffin-American or NorthStar to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself;

•
any effects after the date of the merger agreement arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement; and

•	any reduction in the credit rating of Griffin-American, its subsidiaries, NorthStar or its subsidiaries, in and of itself;
except to the extent, (a) in the case of the first, second, third, fourth and eighth bullet points above, that such changes or events do not disproportionately affect Griffin-American or its subsidiaries, taken as a whole, or NorthStar or its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the industries in which such entities operate generally and (b) in the case of the seventh and ninth bullet points above, the facts or occurrences giving rise or contributing to such circumstances that are not otherwise excluded from the definition of “material adverse effect” may be taken into account.
Conditions to Completion of the Merger
Mutual Closing Conditions
The obligation of each of Griffin-American, Griffin-American Operating Partnership, NorthStar, Merger Sub and Partnership Merger Sub to complete the merger is subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:

•	approval of the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American common stockholders;

•	approval of the issuance of NorthStar common stock in connection with the merger by the NorthStar common stockholders;

•
the absence of any law or order by any governmental entity prohibiting, restraining, enjoining or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	the Form S-4 will have been declared effective and no stop order suspending the effectiveness of the Form S-4 will have been issued; and

•	the shares of NorthStar common stock to be issued in connection with the merger have been approved for listing on the NYSE, subject only to official notice of issuance.

Additional Closing Conditions for the Benefit of NorthStar
The obligation of each of NorthStar, Merger Sub and Partnership Merger Sub is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:

•
the accuracy as of the date of the merger agreement and the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date) of certain representations and warranties made in the merger agreement by Griffin-American and Griffin-American Operating Partnership regarding certain aspects of its capital structure and brokers and expenses, except where the failure of such representations and warranties to be true and correct would not increase the merger consideration payable by NorthStar under the merger agreement by, or would not otherwise obligate NorthStar to pay any fees or other expenses to any person of, more than $2,000,000 in the aggregate;

•
the accuracy in all material respects as of the date of the merger agreement and the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date) of certain representations and warranties made in the merger agreement by Griffin-American and Griffin-American Operating Partnership regarding Griffin-American’s organization and subsidiaries, certain aspects of its capital structure, corporate authority relative to the merger agreement and applicability of takeover statutes;

•
the accuracy in all respects as of the date of the merger agreement of certain representations and warranties made in the merger agreement by Griffin-American and Griffin-American Operating Partnership regarding the absence of certain changes;

•
the accuracy of all other representations and warranties made in the merger agreement by Griffin-American and Griffin-American Operating Partnership (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing, except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Griffin-American;

•
receipt by NorthStar of an officer’s certificate signed by a duly authorized executive officer of Griffin-American certifying that the closing conditions described in the four preceding bullet points have been satisfied. The conditions provided in the four preceding bullet points will be deemed irrevocably satisfied (other than with respect to willful breaches of representation or warranty causing a failure of such conditions) if they are satisfied on the date upon which all other conditions other than the condition regarding the receipt of certain regulatory approvals discussed below have been satisfied (other than any such conditions that by their nature are to be satisfied at the closing and which were, on such date, capable of being satisfied at the closing) and on such date the full amount of the proceeds of the debt financing has been funded or would be funded on such date upon delivery of a drawdown notice by NorthStar;

•
Griffin-American must have performed and complied in all material respects with all obligations required to be performed or complied with under the merger agreement by it at or prior to the parent merger effective time and receipt by NorthStar of a certificate signed by a duly authorized executive officer of Griffin-American to such effect;

•
no material adverse effect with respect to Griffin-American shall have occurred since the date of the merger agreement. This condition will be deemed irrevocably satisfied if it is satisfied on the date upon which certain other conditions other than the condition regarding the receipt of certain regulatory approvals discussed below have been satisfied (other than any such conditions that by their nature are to be satisfied at the closing and which were, on such date, capable of being satisfied at the closing) and on such date the full amount of the proceeds of the debt financing has been funded or would be funded on such date upon delivery of a drawdown notice by NorthStar;

•
receipt by NorthStar of a written opinion dated as of the closing date from Morris, Manning & Martin, LLP regarding Griffin-American’s qualification and taxation as a REIT under the Code commencing with Griffin-American’s taxable year that ended December 31, 2010, on which NorthStar is entitled to rely; and

•
receipt of certain consents, approvals and actions of, filings with, and notices to, all governmental entities, provided that the receipt of such consents, approvals, actions, filings or notices will cease to be a closing condition for NorthStar, Merger Sub and Partnership Merger Sub on and as of the earlier of (i) thirty days after the Griffin-American stockholder approval is obtained and (ii) January 20, 2015.

Additional Closing Conditions for the Benefit of Griffin-American
The obligation of each of Griffin-American and Griffin-American Operating Partnership is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:

•
the accuracy in all material respects as of the date of the merger agreement and the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date) of certain representations and warranties made in the merger agreement by NorthStar regarding certain aspects of its capital structure;

•	the accuracy in all respects as of the date of the merger agreement of certain representations and warranties made in the merger agreement by NorthStar regarding the absence of certain changes;

•
the accuracy of all other representations and warranties made in the merger agreement by NorthStar (disregarding any materiality qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the closing (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date will be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement;

•
receipt by Griffin-American of an officer’s certificate signed by a duly authorized executive officer of NorthStar certifying that the closing conditions described in the three preceding bullet points have been satisfied;

•
NorthStar, Merger Sub and Partnership Merger Sub must have performed and complied in all material respects with all obligations required to be performed or complied with under the merger agreement by them at or prior to the parent merger effective time and receipt by Griffin-American of a certificate signed by a duly authorized executive officer of NorthStar to such effect;

•	no material adverse effect with respect to NorthStar will have occurred since the date of the merger agreement; and

•
receipt by Griffin-American of an opinion dated as of the closing date from Hunton & Williams LLP regarding NorthStar’s qualification and taxation as a REIT under the Code commencing with NorthStar’s taxable year that ended December 31, 2004, on which Griffin-American is entitled to rely.

Covenants and Agreements
Conduct of the Business of Griffin-American Pending the Merger
Griffin-American has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the parent merger or the valid termination of the merger agreement. In general, except with NorthStar’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise expressly required or permitted by the merger agreement, or required by law, Griffin-American has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, and use its reasonable best efforts to maintain in all material respects its assets and properties in their current condition (ordinary wear and tear excepted), preserve its business organizations intact in all material respects, and maintain existing relations and goodwill with governmental entities, alliances, customers, lenders, tenants and business associates in all material respects. Without limiting the foregoing, Griffin-American has also agreed that, except with NorthStar’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), or as otherwise required by the merger agreement requested by NorthStar or its financing sources, or required by law, it will not, and it will not permit any of its subsidiaries to, indirectly or indirectly:

•	amend its charter, bylaws or equivalent organizational documents;

•	adjust, split, combine, subdivide or reclassify any shares of capital stock of Griffin-American or any of its subsidiaries;

•
with limited exceptions (including a permitted payment of a dividend not to exceed an annual rate of $0.68 per share of Griffin-American common stock), declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Griffin-American or any Griffin-American subsidiary or other equity securities or ownership interests in Griffin-American or any Griffin-American subsidiary;

•
redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Griffin-American equity interests, except from (i) holders of restricted Griffin-American common stock in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the lapse of restrictions on the restricted Griffin-American shares, or (ii) with respect to the redemption or conversion of any partnership units of Griffin-American Operating Partnership in accordance with the terms of the Griffin-American Operating Partnership Agreement;

•	grant any person any right or option to acquire any capital stock or other Griffin-American equity interests;

•	issue, deliver or sell any additional capital stock or other Griffin-American equity interests;

•	enter into any contract with respect to the sale, voting, registration or repurchase of any capital stock or other Griffin-American equity interests;

•
acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except from any of its wholly owned subsidiaries or joint venture partners, or with respect to pending acquisitions;

•
sell, pledge, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except for (i) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Griffin-American property, (ii) or any assets of Griffin-American or any of its subsidiaries with respect to property or assets with a value of less than $25,000,000 in the aggregate and (iii) sales to joint venture partners pursuant to certain existing purchase rights or options;

•
incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person (other than a wholly owned Griffin-American subsidiary), except for (i) indebtedness under Griffin-American’s existing credit facility for working capital purposes in the ordinary course of business consistent with past practice, (ii) amounts necessary to fund or complete any pending acquisitions, or (iii) refinancing of existing indebtedness of Griffin-American or its subsidiaries to the extent the aggregate principal amount of such indebtedness is not increased as a result thereof;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, except by Griffin-American or a wholly owned Griffin-American subsidiary to Griffin-American or a wholly owned Griffin-American subsidiary and loans or advances with respect to Griffin-American’s leases and ground leases, and to non-affiliate tenants in the ordinary course of business consistent with past practice;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Griffin-American material contract (or any contract that, if existing as of the date of the merger agreement, would be a Griffin-American material contract), except any termination or renewal that occurs automatically under existing material contracts, the entry into modifications, amendments of, or waiver or consents under, any mortgage or related agreement required or necessitated by the merger agreement or the transactions contemplated by the merger agreement;

•
enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material Griffin-American lease (or any lease for real property that, if existing as of the date of the merger agreement, would be a material Griffin-American lease), except for entering into or renewing any property lease in the ordinary course of business consistent with past practice and where the aggregate annual rent payments under any such new lease or company lease are less than $500,000;

•
waive, release, assign, commence, settle or compromise any pending or threatened legal proceeding (i) of or against Griffin-American or any of its subsidiaries or (ii) involving any present, former or purported holder or group of holders of Griffin-American common stock to the extent it requires payment by Griffin-American of an amount in excess of $500,000 in the aggregate, entails the incurrence of any obligation or liability of Griffin-American in excess of such amount, or imposes any non-monetary relief; provided that Griffin-American or any of its subsidiaries may waive, release, assign, commence, settle or compromise any property tax appeals or legal proceedings against any tenants under company leases in the ordinary course of business consistent with past practice and where the requested relief does not exceed $1,000,000;

•
enter into or adopt any benefit plan or grant any awards under the Griffin-American equity plan, other than with respect to the grant of annual equity awards to directors of Griffin-American in the ordinary course of business consistent with past practice;

•
make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP or applicable law or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

•	enter into any new line of business;

•
knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause: (i) Griffin-American to fail to qualify as a REIT; or (ii) any Griffin-American subsidiary to cease to be treated as any of (a) a partnership or disregarded entity for United States federal income tax purposes or (b) a REIT, a qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•
(i) enter into any tax protection agreement, (ii) make, change or rescind any material election relating to taxes, (iii) change a material method of tax accounting, (iv) file or amend any material tax return, except as permitted in the merger agreement, (v) settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, (vi) enter into any material closing agreement related to taxes, (vii) knowingly surrender any right to claim any material tax refund, or (viii) give or request any waiver of a statute of limitation with respect to any tax return, except in each case (a) if required by law or (b) if necessary (1) to preserve Griffin-American’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any Griffin-American subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, qualified REIT subsidiary or a TRS under the applicable provisions of Section 856 of the Code, as the case may be;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except (i) in connection with any pending acquisition in a manner that would not reasonably be expected to be adverse to Griffin-American or (ii) to prevent or impair the ability of Griffin-American to consummate the parent merger or the ability of Griffin-American Operating Partnership to consummate the partnership merger;

•
amend or modify the engagement letters entered into with the BofA Merrill Lynch or Stanger, in a manner adverse to Griffin-American, any Griffin-American subsidiary or NorthStar, or engage other financial advisers in connection with the transactions contemplated by the merger agreement;

•
make or commit to make any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate, except as set forth in the individual property budgets for each Griffin-American property made available to NorthStar prior to the date of the merger agreement or for obligations of Griffin-American or any of its subsidiaries under any Griffin-American lease or any Griffin-American ground leases;

•
enter into, amend, modify or terminate, or grant any waiver under, the Advisory Agreement, the sub-advisory agreement, the dealer manager agreement and any other Griffin-American related party agreement;

•
take any action under Griffin-American’s governing documents or otherwise that would give dissenters’, appraisal or similar rights to the holders of Griffin-American common stock with respect to the merger or the other transactions contemplated by the merger agreement; and

•	incur transaction expenses in amounts greater than an amount previously disclosed to NorthStar.
Conduct of the Business of NorthStar Pending the Merger
NorthStar has agreed to certain restrictions on itself and its subsidiaries until the earlier of the parent merger effective time or the valid termination of the merger agreement. In general, except without Griffin-American’s prior written consent (which consent will not be unreasonably withheld, delayed or condition), or as otherwise expressly required or permitted by the merger agreement, or required by law, NorthStar has agreed that it will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this provision will not restrict NorthStar from the issuance of NorthStar equity interests, the incurrence of any indebtedness or the entry into any transactions, each as permitted by the merger agreement) and use its reasonable best efforts to maintain in all material respects its assets and properties in their current condition (ordinary wear and tear excepted), preserve its business organizations intact in all material respects, and maintain existing relations and goodwill with governmental entities, alliances, customers, lenders, tenants, employees and business associates in all material respects. Without limiting the foregoing, NorthStar has also agreed that, except with Griffin-American’s prior written approval (which consent will not be unreasonably withheld, delayed or conditioned), as otherwise required by the merger agreement, or required by law, NorthStar will not, and it will not permit any of its subsidiaries to, directly or indirectly:

•	amend its charter, bylaws or equivalent organizational documents in a manner adverse to Griffin-American;

•	adjust, split, combine, subdivide or reclassify any shares of capital stock of NorthStar or any of its subsidiaries;

•
with limited exceptions for NorthStar’s regular dividends with respect to its outstanding preferred stock and its ability to pay 100% of its CAD on NorthStar common stock, declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of NorthStar or other equity securities or ownership interests in NorthStar;

•
redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other NorthStar equity interests, except with respect to the settlement of any restricted stock unit awards pursuant to their terms;

•	grant any person any right or option to acquire any NorthStar equity interests;

•
issue, deliver or sell any additional capital stock or other NorthStar equity interests provided that NorthStar may (i) grant annual equity awards to directors of NorthStar in the ordinary course of business consistent with past practice, (ii) grant equity awards to employees of NorthStar or its subsidiaries in the ordinary course of business consistent with past practice, (iii) issue shares of NorthStar common stock, or other NorthStar equity interests (a) in connection with the settlement of any NorthStar restricted stock unit awards outstanding as of the date of the merger agreement, (b) pursuant to the NorthStar equity plan as in effect as of the date of the merger agreement or (c) pursuant to the terms of the agreements or other awards, and (iv) issue NorthStar equity interests in connection with a public offering or on market terms;

•	enter into a line of business that is not commercial real estate;

•	knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause NorthStar to fail to qualify as a REIT;

•
enter into, amend, modify or terminate, or grant any waiver under the Management Agreement or any similar external management or advisory agreement in a manner that is adverse to the stockholders of NorthStar, taken as a whole;

•
take any action under the NorthStar governing documents or otherwise that would give dissenters’, appraisal or similar rights to the holders of NorthStar common stock with respect to the merger or the other transactions contemplated by the merger agreement; and

•
incur indebtedness (other than the debt financing relating to the merger) or enter into a merger, acquisition or disposition agreement or authorize a liquidation, dissolution, consolidation, bankruptcy or other reorganization, in each case that would reasonably be expected to materially delay the closing or have a material adverse effect on the ability of NorthStar, Merger Sub or Partnership Merger Sub to consummate the merger.

Non-Solicitation
Griffin-American will not, and will cause each of its subsidiaries and its and their respective representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (defined below), (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other person information or afford to any other person access to the business, properties, assets or personnel of Griffin-American or any of its subsidiaries, in each case, in connection with, or for the purpose of facilitating or assisting, a Competing Proposal, (iii) enter into any contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal (each, a “Griffin-American Acquisition Agreement”) or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or any takeover statute (provided, that notwithstanding anything contained in the merger agreement to the contrary, Griffin-American may waive any provision that prohibits a confidential proposal being made to the Griffin-American Board).

For the purposes of the merger agreement, a “Competing Proposal” means any inquiry, proposal or offer from any person (other than NorthStar and its subsidiaries) or “group”, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Griffin-American and its subsidiaries equal to 20% or more of Griffin-American’s consolidated assets or to which 20% or more of Griffin-American’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Griffin-American common stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Griffin-American common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Griffin-American or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Griffin-American common stock involved is 20% or more, in each case, other than the transactions contemplated by the merger agreement.
Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to obtaining the approval of the merger by the Griffin-American common stockholders, Griffin-American and its representatives may, in response to a written Competing Proposal from any person or group of persons, which was not the result of a breach by Griffin-American of the non-solicitation provisions in the merger agreement in any material respect, (i) contact such person or group of persons solely to clarify the terms and conditions thereof and (ii) if the Griffin-American Board, or the Special Committee determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal (defined below), then Griffin-American and its representatives may (a) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Griffin-American and its subsidiaries to the person or group of persons who has made such Competing Proposal; provided, that Griffin-American will promptly provide to NorthStar any material non-public information concerning Griffin-American or any of its subsidiaries that is provided to any person given such access which was not previously provided to NorthStar or its representatives; and (b) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Competing Proposal.
Griffin-American must promptly (and in any event within twenty-four (24) hours) notify NorthStar after it or any of its subsidiaries or any of their respective representatives has received a Competing Proposal or the initial request for non-public information concerning Griffin-American or any of its subsidiaries. Such notice to NorthStar will indicate the identity of the person making such request and include the material terms and conditions of such Competing Proposal.
Griffin-American will keep NorthStar reasonably informed on a current basis of any material developments, discussions or negotiations regarding any Competing Proposal (whether made before or after the date of the merger agreement) and upon the request of NorthStar will apprise NorthStar of the status of such Competing Proposal. Griffin-American agrees that it and its subsidiaries will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits Griffin-American from providing any information to NorthStar.
Except as described below, the Griffin-American Board may not (i) (a) fail to recommend to its stockholders that they approve the parent merger or fail to include the Griffin-American Board recommendation in this joint proxy statement/prospectus, (b) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to NorthStar, the Griffin-American Board recommendation, (c) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in the merger agreement, (d) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of Griffin-American a Competing Proposal, or (e) fail to make or reaffirm the Griffin-American Board recommendation within five business days following NorthStar’s written request to do so following Griffin-American’s or its representatives’ receipt of a Competing Proposal or any material change thereto (each of the actions described in this clause (i) being referred to as a “Griffin-American Adverse Recommendation Change”), (ii) authorize, cause or permit Griffin-American or any of its subsidiaries to enter into any Griffin-American Acquisition Agreement (other than an acceptable confidentiality agreement) or (iii) take any action in connection with the termination of the merger agreement in connection with a Competing Proposal. Notwithstanding anything to the contrary above, prior to the time the Griffin-American stockholder approval is obtained, but not after, the Griffin-American Board may make a Griffin-American Adverse Recommendation Change, terminate the merger agreement and enter into any Griffin-American Acquisition Agreement with respect to a Competing Proposal, if and only if, Griffin-American receives a Competing Proposal (x) that was not the result of a breach by Griffin-American of the non-solicitation provisions in the merger agreement in any material respect and (y) that the Griffin-American Board or Special Committee determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Proposal.
For purposes of the merger agreement, “Superior Proposal” means any written Competing Proposal that was not the result of a breach by Griffin-American of the non-solicitation provisions of the merger agreement in any material respect and that the Griffin-American Board has determined, after consulting with Griffin-American’s outside legal counsel and independent financial advisors, is reasonably likely to be consummated in accordance with its terms and that if consummated, would reasonably be likely to result in a transaction more favorable to Griffin-American’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (including any revisions to the terms of the merger agreement proposed by NorthStar in response to such proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal will be deemed to be references to “50%.”
The Griffin-American Board is not entitled to effect a Griffin-American Adverse Recommendation Change unless (i) the Griffin-American Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable law, (ii) Griffin-American has given NorthStar at least four business days’ prior written notice of its intention to effect a Griffin-American Adverse Recommendation Change or terminate the merger agreement, which notice will specify in reasonable detail the basis for the Griffin-American Adverse Recommendation Change or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the current drafts of all material agreements between Griffin-American and the party making such Superior Proposal and relating to such Superior Proposal (to the extent in Griffin-American’s possession), (iii) Griffin-American has negotiated, and will have caused its representatives to negotiate, in good faith with NorthStar during such notice period, to the extent NorthStar wishes to negotiate; and (iv) following the end of such notice period, the Griffin-American Board has considered in good faith any proposed revisions to the merger agreement proposed by NorthStar (or as to other proposals made by NorthStar) in writing, and has determined, after consultation with its independent financial advisors and outside legal counsel that such Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect.
The merger agreement does not prohibit the Griffin-American Board from: (i) taking and disclosing to the stockholders of Griffin-American a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable law or (ii) making any “stop, look and listen” communication to Griffin-American’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Griffin-American Board has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Griffin-American Board of its duties under applicable law; provided, that any disclosures (other than those made pursuant to clause (ii) above that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Griffin-American Board recommendation will be deemed to be a Griffin-American Adverse Recommendation Change.
The merger agreement required Griffin-American to, and required Griffin-American to cause each of its subsidiaries and its and their respective representatives to, immediately cease any solicitation, discussions or negotiations with any third party with respect to a Competing Proposal and request that any such third party promptly return and/or destroy all confidential information concerning Griffin-American and its subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such third party.
Form S-4 and Joint Proxy Statement; Stockholders Meetings
Griffin-American and NorthStar agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus and NorthStar agreed to prepare and cause to be filed with the SEC, the Form S-4 with respect to the NorthStar common stock issuable in the merger, which will include this joint proxy statement/prospectus, as promptly as reasonably practicable. Each of Griffin-American and NorthStar agreed to use its reasonable best efforts to: (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the merger.
Griffin-American and NorthStar each agreed to use its reasonable best efforts to cause the joint proxy statement to be mailed to its stockholders that are entitled to vote at its stockholder meeting and to hold its stockholder meeting as soon as practicable after the Form S-4 is declared effective. Griffin-American agreed to include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the parent merger and the other transactions contemplated by the merger agreement and to recommend to its stockholders that they approve the parent merger and the other transactions contemplated by the merger agreement, include such recommendation in this joint proxy statement and solicit and use its reasonable best efforts to obtain the approval of the parent merger and the other transactions contemplated by the merger agreement. NorthStar agreed to include in this joint proxy statement/prospectus its recommendation to its stockholders that they approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement, and solicit and use its reasonable best efforts to obtain the approval of the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement.

Access to Information; Notice of Certain Events
The merger agreement requires Griffin-American, on the one hand, and NorthStar, on the other, to cause each of their respective subsidiaries, and with respect to Griffin-American only, use commercial reasonable effort to cause the Griffin-American Advisor Entities, to provide, with limited exceptions, to the other reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records, copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws (to the extent not publicly available) and all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request.
Each of Griffin-American and NorthStar will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreements.
Griffin-American, on the one hand, and NorthStar, on the other, have agreed to give prompt notice to the other of any notice or other communication received by such party (i) from any governmental entity in connection with the merger agreement, the merger or the other transactions contemplated by the merger agreement, (ii) from any person alleging that the consent of such person (or another person) is or may be required in connection with the merger or the other transactions contemplated by the merger agreement, or (iii) with respect to Griffin-American only, of any written notice received from any person in connection with (a) any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Griffin-American material contract or any material Griffin-American lease or (b) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any person under any Griffin-American material contract or material Griffin-American lease, which, in each case of clause (a) or (b) would, individually, cause losses to Griffin-American or any Griffin-American subsidiary of more than $5,000,000 or, in the aggregate, cause losses to Griffin-American or any Griffin-American subsidiary of more than $25,000,000.
Griffin-American, on the one hand, and NorthStar, on the other, have agreed to give prompt notice to the other of any legal proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its subsidiaries or affiliates or otherwise relating to, involving or affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from, or otherwise relating to, the merger or any other transaction contemplated by the merger agreement.
Griffin-American, on the one hand, and NorthStar, on the other, have agreed to give prompt notice to the other upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of its subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in merger agreement to not be satisfied. The failure to deliver any notices described above, in and of itself, will not result in the failure of, or otherwise affect, any of the conditions set forth in the merger agreement.
Consents and Approvals
Each of Griffin-American and NorthStar have agreed to use their reasonable best efforts to take all actions necessary, proper or advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the merger and the other transactions contemplated by the merger agreement, including the obtaining of all necessary consents and approvals from governmental entities or other persons necessary in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, making all necessary registrations and filings (including filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity or other persons necessary in connection with the consummation of the merger and the other transactions contemplated by the merger agreement, and defending any legal proceedings challenging the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement.
Each of NorthStar and Griffin-American have agreed to give any notices to any person, and each of NorthStar and Griffin-American will use its reasonable best efforts to obtain any consents from any person that are necessary, proper or advisable to consummate the merger. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a governmental entity, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a governmental entity, and supplying each other with copies of all material correspondence, filings or communications between either party and any governmental entity with respect to the merger agreement. To the extent reasonably practicable, the parties or their representatives will generally have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement. To the extent reasonably practicable, neither Griffin-American nor NorthStar may participate independently in any meeting or engage in any substantive conversation with any governmental entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate in any such meeting with such governmental entity.
Publicity
Griffin-American and NorthStar have agreed, subject to certain exceptions, that they and their respective affiliates, will receive consent from each other before issuing any press release or other announcement with respect to the merger or the merger agreement.
Directors’ and Officers’ Insurance and Indemnification
NorthStar has agreed to cause the surviving entity to honor and fulfill in all respects the obligations of Griffin-American to the fullest extent permissible under applicable law, under Griffin-American’s governing documents in effect on the date of the merger agreement and under any indemnification or other similar agreements in effect on the date of the merger agreement to the individuals covered by such Griffin-American governing documents or indemnification agreements arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the parent merger effective time, including in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement.
For a period of six years after the parent merger effective date, pursuant to the terms of the merger agreement and subject to certain limitations, NorthStar (but only to the extent covered persons would be permitted to be indemnified by Griffin-American under Griffin-American’s governing documents and applicable laws) and the surviving entity will indemnify and hold harmless, each officer and director of Griffin-American, for actions or omissions in such officer’s or director’s capacity as such or pertaining to the merger agreement and any of the transactions contemplated by the merger agreement.
For a period of six years after the parent merger effective time, NorthStar has agreed that the limited liability company agreement of the surviving entity of the parent merger will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of covered persons for periods prior to and including the parent merger effective time than are currently set forth in Griffin-American’s governing documents and the certificate of formation of the surviving entity will not contain any provisions contrary to the foregoing.
For a period of six years after the parent merger effective time, NorthStar has agreed to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Griffin-American with respect to claims arising from or related to facts or events which occurred at or before the parent merger effective time, provided that NorthStar will not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by Griffin-American for such insurance. If Griffin-American in its sole discretion elects, then, in lieu of the foregoing insurance, effective as of the parent merger effective time, Griffin-American will purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the parent merger effective time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the parent merger effective time (such coverage will have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under Griffin-American’s existing directors’ and officers’ liability policy, and in all other respects will be comparable to such existing coverage).
Takeover Statues
Griffin-American and NorthStar have agreed to use their respective reasonable best efforts: (i) to take all action necessary so that no takeover statute is or becomes applicable to the merger or any of the other transactions contemplated by the merger agreement; and (ii) if any such takeover statute is or becomes applicable to any of the foregoing, to take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such takeover statute on the merger and the other transactions contemplated by the merger agreement.
Financing
Subject to the terms and conditions of the merger agreement, NorthStar has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the debt financing and obtain the full amount of the proceeds of the debt financing as soon as reasonably practicable on the terms and conditions (including the “flex” provisions) described in the Commitment Letter.
NorthStar and Merger Sub will not, without the prior written consent of Griffin-American (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any amendment or modification to, or grant any waiver of any provision or remedy under, the Commitment Letter, if such amendment, modification or waiver would (i) reduce the aggregate amount of the debt financing or increase the aggregate amount of reserves required to be funded at closing in connection with the debt financing, or both, in each case, such that the aggregate funds that would be available to NorthStar, Merger Sub and Partnership Merger Sub at the closing (taking into account other financial resources of NorthStar, Merger Sub and Partnership Merger Sub, including cash on hand and marketable securities of NorthStar, Merger Sub, Partnership Merger Sub, Griffin-American and its subsidiaries on the closing date) would not be sufficient to pay the merger consideration, fund the reserves required to be funded at closing in connection with the debt financing and pay all fees and expenses required to be paid at the closing by NorthStar, Merger Sub, Partnership Merger Sub, Griffin-American or its subsidiaries in connection with the merger, the other transactions contemplated by the merger agreement, the debt financing, (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the debt financing or other terms in a manner that would reasonably be expected to (a) materially delay or prevent the ability of NorthStar, Merger Sub, Partnership Merger Sub or Griffin-American to enforce its rights against any other party to the Commitment Letter, the ability of NorthStar, Merger Sub or Partnership Merger Sub to consummate the transactions contemplated by the merger agreement or the likelihood of the consummation of the merger or the other transactions contemplated by the merger agreement or (b) make the funding of the debt financing on the closing date or satisfaction of the conditions to obtaining the debt financing materially less likely to occur, or (iii) relieve any debt financing source of any of its funding commitment under the Commitment Letter.
Without limiting the foregoing, to the extent necessary in order to consummate the debt financing, NorthStar agrees that it will, or will cause its affiliates to (i) pay or fund all reserves required by the debt financing sources pursuant to the term sheet to the Commitment Letter (unless NorthStar otherwise will have obtained alternative financing on or prior to the closing in amounts sufficient to consummate the merger and the other transactions contemplated by the merger agreement and to make, pay and/or satisfy, on or before the closing date, all fees, expenses and reimbursements contemplated by the financing purposes), (ii) validly execute and deliver any “non-recourse” carve-out guarantees required by the Commitment Letter, (iii) pay, upon request of the debt financing sources, all diligence expenses required to be reimbursed under the Commitment Letter and (iv) acquire any interest rate cap agreement required by the Commitment Letter.
If, notwithstanding the use of reasonable best efforts by NorthStar to satisfy its obligations to use its reasonable best efforts to obtain the debt financing, the Commitment Letter expires or is terminated prior to the closing, in whole or in part, for any reason, including as a result of a breach or repudiation, or if any portion of the debt financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Commitment Letter (other than due to a breach by Griffin-American of the merger agreement which would (i) result in the failure of the conditions to be satisfied or (ii) prevent or render impracticable the consummation of the debt financing on the closing date), NorthStar will (1) use its reasonable best efforts to obtain, on a prompt basis, alternative financing from alternative sources (the “Alternative Debt Financing”) in an amount such that the aggregate funds that would be available to NorthStar at the closing (taking into account other financial resources of NorthStar, including available cash on hand and marketable securities of NorthStar, Griffin-American and its subsidiaries on the closing date and any then-available debt financing pursuant to any then-existing debt commitment letter) will be sufficient to pay the merger consideration, fund the reserves required to be funded at closing in connection with the debt financing and pay all fees and expenses required to be paid at the closing by NorthStar, Griffin-American or its subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement and any such Alternative Debt Financing, and to obtain a new financing commitment letter with respect to such Alternative Debt Financing and any new related fee letters, and (2) promptly notify Griffin-American of such unavailability and the reason therefor and promptly provide copies of any such new debt commitment letter or new fee letter to Griffin-American; provided, that NorthStar will not be required to arrange or obtain any Alternative Debt Financing on terms and conditions (including any fees and/or “flex” provisions) that are less favorable to NorthStar and Merger Sub (in the aggregate) than those terms and conditions contained in the debt financing letters.
In no event will the reasonable best efforts of NorthStar be deemed or construed to require, NorthStar to: (i) commence any litigation or similar enforcement action against the debt financing sources to enforce NorthStar’s rights under the Commitment Letter or any other debt financing letter; (ii) pay any amounts, fees or expenses in excess of those contemplated in the Commitment Letter (whether to secure waiver of any conditions contained therein or otherwise); (iii) amend or waive any of the terms or conditions in the merger agreement or (iv) consummate the closing at any time prior to the date determined in accordance with the merger agreement.
Financing Cooperation
Griffin-American has agreed to and to cause each of its subsidiaries to, prior to the parent merger effective time, use its reasonable best efforts to, and use commercially reasonable efforts to cause the Griffin-American Advisor Entities to, provide NorthStar such cooperation reasonably requested by NorthStar to cause the conditions and covenants in the debt financing letters to be satisfied or otherwise that is necessary or reasonably requested by NorthStar, in connection with the debt financing or any issuances of NorthStar equity interests permitted under the merger agreement.  However, until the parent merger effective time occurs, Griffin-American and its subsidiaries will not be required to (i) pay any commitment or other fee in connection with any proposed debt financing, (ii) enter into any definitive agreement, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents, related to any proposed debt financing that will be effective at any time before the parent merger effective time, (iii) unless promptly reimbursed by NorthStar upon written request of Griffin-American, be required to incur any other out of pocket expenses (other than immaterial incidental expenses) in connection with the debt financing, (iv) have the pre-closing Griffin-American Board or any committee thereof, or its advisor or sub-advisor, adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained or (v) except as expressly provided above, take any corporate actions prior to the parent merger effective time to permit or facilitate the consummation of the debt financing.
NorthStar is required to, promptly upon request by Griffin-American, reimburse Griffin-American and its subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by Griffin-American or its subsidiaries in connection with such cooperation and will indemnify and hold harmless Griffin-American, its subsidiaries and their respective representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (other than information provided by Griffin-American or any of its subsidiaries) and all other actions taken by Griffin-American, its subsidiaries and their respective representatives taken at the request of NorthStar pursuant to the merger agreement, except to the extent finally determined by a court of competent jurisdiction to have arisen from Griffin-American’s, its subsidiaries’ or their respective representatives’ fraud, gross negligence, willful misconduct or bad faith.
Other Covenants and Agreements
The merger agreement contains certain other covenants and agreements, including covenants related to:

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Griffin-American taking all steps as may be reasonably necessary or advisable to cause dispositions of Griffin-American equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of Griffin-American to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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Griffin-American notifying NorthStar of any legal proceeding related to the merger agreement, the merger or the other transactions contemplated by the merger agreement that is brought against Griffin-American and/or its officers, directors and/or representatives by security holders of Griffin-American;

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Griffin-American using reasonable best efforts to cause to be delivered to NorthStar resignations executed by each director of Griffin-American and its wholly-owned subsidiaries in office immediately prior to the parent merger effective time;

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Griffin-American terminating its advisory agreement, sub-advisory agreement and dealer manager agreement, in each case without any payments or fees other than as required under the terms contained in such agreements and under Section 5.1(g) of the Griffin-American Operating Partnership Agreement;

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Restrictions on both Griffin-American and NorthStar from declaring a dividend to their respective stockholders after the date of the merger agreement, except to the extent permitted under the merger agreement or made pursuant to certain sections of the Code; and

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Griffin-American using, and causing its subsidiaries to use, commercially reasonable efforts to cooperate with NorthStar’s and/or Merger Sub’s reasonable requests for assistance in connection with a potential sale of certain of Griffin-American’s and/or any of its subsidiaries’ interests in all Griffin-American properties located in the United Kingdom and Griffin-American properties having an aggregate fair market value not in excess of 10% of the aggregate fair market value of all Griffin-American properties located in the United States.

Termination of the Merger Agreement
Termination by Mutual Agreement
The merger agreement may be terminated at any time by the mutual consent of NorthStar and Griffin-American.
Termination by Either NorthStar or Griffin-American
The merger agreement may be terminated prior to the effective time of the parent merger by either NorthStar or Griffin-American if:

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there has been a breach by the other party or parties of any representation or warranty set forth in the merger agreement, which causes a condition of the merger agreement not to be satisfied (and such breach is not curable prior to January 30, 2015, or if curable prior to January 30, 2015, has not been cured within the earlier of (i) thirty calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (ii) three business days before January 30, 2015);

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there has been a breach by the other party or parties of any covenant or agreement set forth in the merger agreement, which causes a condition of the merger agreement not to be satisfied (and such breach is not curable prior to January 30, 2015, or if curable prior to January 30, 2015, has not been cured within the earlier of (i) thirty calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (i) three business days before January 30, 2015);

•	the parent merger effective time will not have occurred by midnight, New York time on January 30, 2015;

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a governmental entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of Griffin-American, has issued a final, non-appealable order permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement;

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the Griffin-American common stockholders do not vote to approve the parent merger and the other transactions contemplated by the merger agreement at the Griffin-American stockholder meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; and

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the NorthStar common stockholders do not approve the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement at the NorthStar special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Termination by NorthStar
The merger agreement may be terminated by NorthStar at any time prior to the receipt of the approval of the parent merger and the other transactions contemplated by the merger agreement at the Griffin-American stockholder meeting, if the Griffin-American Board (a) fails to recommend to its stockholders that they approve the parent merger or fails to include the Griffin-American Board recommendation in this joint proxy statement/prospectus, (b) changes, qualifies, withholds, withdraws or modifies, or publicly proposes to change, qualify, withhold, withdraw or, in a manner adverse to NorthStar, the Griffin-American Board recommendation, (c) takes any formal action or makes any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in the merger agreement, (d) adopts, approves or recommends, or publicly proposes to approve or recommend to the stockholders of Griffin-American a Competing Proposal, or (e) fails to make or reaffirm the Griffin-American Board recommendation within five business days following NorthStar’s written request to do so following Griffin-American’s or its representatives’ receipt of a Competing Proposal or any material change thereto.
Termination by Griffin-American
The merger agreement may also be terminated by Griffin-American if:

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prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American common stockholders, in order to concurrently enter into any Griffin-American Acquisition Agreement that constitutes a Superior Proposal and that was not the result of a breach by Griffin-American in any material respect of the non-solicitation provisions of the merger agreement, Griffin-American, prior to or concurrently with such termination, pays the Griffin-American termination fee to NorthStar as described below; and

•
all of the conditions that are mutual conditions or conditions in favor of NorthStar have been satisfied (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing) or waived in writing by NorthStar, (ii) Griffin-American has irrevocably notified NorthStar in writing that it is ready, willing and able to consummate the closing and all of the conditions set forth in the merger agreement in favor of Griffin-American (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing) have been satisfied or that Griffin-American is willing to waive any such unsatisfied conditions for the purpose of consummating the closing, and (iii) the merger is not consummated on the later of the date the closing is required to have occurred pursuant to the merger agreement and the expiration of two business days following Griffin-American’s delivery of such notice. For the avoidance of doubt, if all of the conditions set forth in the merger agreement have been satisfied (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing) or waived by the relevant party, and the full amount (i.e. before giving effect to any loan reduction provisions in the debt commitment letter of the proceeds of the debt financing has not been funded, the failure of NorthStar to consummate the merger will not, in and of itself, be deemed to be a breach of the merger agreement (but will give rise to a right of Griffin-American to terminate the merger agreement).
Termination Payment; Break Up Fees
Griffin-American has agreed to pay NorthStar a break-up fee in the amount of $102,000,000, if the merger agreement is terminated by:

•
Griffin-American at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American common stockholders in order to enter into any Griffin-American Acquisition Agreement that constitutes a Superior Proposal;

•
NorthStar at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Griffin-American common stockholders, if the Griffin-American Board has effected a Griffin-American Adverse Recommendation Change;

•
either (i) Griffin-American or NorthStar if the parent merger effective time has not occurred by midnight, New York time on January 30, 2015 or if Griffin-American common stockholders did not approve the parent merger and the other transactions contemplated by the merger agreement at the Griffin-American stockholder meeting or (ii) NorthStar if Griffin-American has materially breached its representations, warranties, covenants or agreements (and not cured such breach) and, in each case, a Competing Proposal for 50% or more of Griffin-American’s stock or assets was made, proposed or communicated after the date of the merger agreement and prior to the Griffin-American stockholder meeting, and (a) within nine months of such termination, Griffin-American enters into a definitive agreement with respect to any Competing Proposal for 50% or more of Griffin-American’s stock or assets, which Competing Proposal is later consummated, (b) within twelve months of the date of such termination, Griffin-American enters into a definitive agreement with respect to any Competing Proposal for 50% or more of Griffin-American’s stock or assets in connection with which it has had substantial negotiations within nine months of the date of such termination and which Competing Proposal is later consummated, or (c) a Competing Proposal for 50% or more of Griffin-American’s stock or assets is consummated within nine months of the date of such termination.

NorthStar has agreed to pay Griffin-American a reverse break-up fee in the amount of $153,000,000 if the merger agreement is terminated by:

•
Griffin-American because NorthStar has breached or failed to perform in any material respects any of its covenants in the merger agreement solely related to (i) the incurrence of indebtedness (other than the debt financing) or entry into a merger agreement, Griffin-American Acquisition Agreement or disposition agreement or dissolution, in each case that would reasonably be expected to materially delay the closing or have a material adverse effect on the ability of NorthStar, Merger Sub or Partnership Merger Sub to consummate the merger, (ii) NorthStar’s using reasonable best efforts to obtain the debt financing or (iii) NorthStar’s seeking to implement a potential divestiture that would reasonably be expected to cause a breach, violation or default under the debt financing letters or materially delay the closing or have a material adverse effect on the ability of NorthStar, Merger Sub or Partnership Merger Sub to consummate the merger (which breach, in each case of clauses (i)-(iii), is not curable prior to January 30, 2015, or if curable prior to January 30, 2015, has not been cured within the earlier of (a) thirty calendar days after the receipt of notice thereof by NorthStar from Griffin-American or (b) three (3) business days before January 30, 2015);

•
Griffin-American because (i) all of the conditions set forth in the merger agreement have been satisfied (other than any such conditions that by their nature are to be satisfied at the closing and which were, at the time of termination, capable of being satisfied at the closing) or waived in writing by Griffin-American, (ii) Griffin-American has irrevocably notified NorthStar in writing that Griffin-American is ready, willing and able to consummate the closing and (iii) the merger has not been consummated on the later of the date the closing is required to have occurred pursuant the merger agreement and the expiration of two business days following Griffin-American’s delivery of such notice;

•
either NorthStar or Griffin-American if the parent merger effective time will not have occurred by midnight, New York time on January 30, 2015 when the merger agreement is otherwise terminable by Griffin-American pursuant to either of the two preceding bullet points.

NorthStar has agreed to pay Griffin-American a reverse break-up fee in the amount of $35,000,000 if the merger agreement is terminated by:

•
either NorthStar or Griffin-American if the approval of the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement is not obtained at the NorthStar stockholder meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; and

•
either NorthStar or Griffin-American if the parent merger effective time will not have occurred by midnight, New York time on January 30, 2015 when the merger agreement is otherwise terminable by Griffin-American pursuant to the preceding bullet point.

Effect of Termination
In the event that Griffin-American or NorthStar terminates the merger agreement, the merger agreement will become void and have no effect, without any liability or obligation on the part of either party under the merger agreement, except that certain provisions, including the covenants in the merger agreement relating to confidentiality, the provisions relating to liability in connection with the financing of the merger and other transactions contemplated by the merger agreement, the provisions relating to termination, termination fees, other fees and expenses, governing law, and injunctive relief will survive such termination. No such termination, however, will relieve any party from any liability or damages resulting from fraud or the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the merger agreement except that if either party terminates the merger agreement and such termination would result in the obligation to pay a termination fee, the payment of such termination fee (if accepted by the other party) will be the sole and exclusive remedy of such party against the other party for any loss or damage suffered as a result of the failure of the merger to be consummated or for a breach or failure to perform hereunder or otherwise.
Miscellaneous Provisions
Payment of Expenses
All expenses incurred in connection with the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that the parties will each pay fifty percent (50%) of the expenses of any financial printer (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each party will bear separately).
Specific Performance
The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.
Notwithstanding the right to specific performance described above, Griffin-American is entitled to specific performance of NorthStar’s obligation to consummate the merger only in the event that all of the conditions to closing have been satisfied (other than conditions that are to be satisfied at the closing or the failure of which to be satisfied is caused by a material breach by Parent, Merger Sub or Partnership Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), the full amount of the proceeds of the debt financing has been funded or will be funded at the closing and Parent, Merger Sub and Partnership Merger Sub have failed to complete the closing in accordance with the merger agreement.
Amendment
The parties to the merger agreement may amend the merger agreement by written agreement executed and delivered by their duly authorized officers, provided that, after the approval of the parent merger and the other transactions contemplated by the merger agreement by Griffin-American’s stockholders or approval of the issuance of shares of NorthStar common stock to Griffin-American Holders pursuant to the merger agreement by the stockholders of NorthStar, no amendment will be permitted to be made which by law requires further approval by such stockholders without obtaining such further approval.
Governing Law
The merger agreement is governed by the laws of the State of Maryland without giving effect to conflicts of laws principles thereof.

Financing Related to the Merger
The merger is not conditioned upon NorthStar having received any financing at or prior to the effective time of the merger. However, in connection with the merger and the transactions contemplated by the merger agreement, NorthStar has entered into the Commitment Letter with the Lenders pursuant to which the Lenders have committed to provide, subject to the conditions set forth in the Commitment Letter, the Loan of up to $3.055 billion. Except as described below, the Loan will be secured by all of the properties owned by Griffin-American. If drawn upon, the proceeds of the Loan will be used to: (i) pay off Griffin-American’s existing debt; (ii) pay various fees and expenses incurred in connection with the financing and the merger; and (iii) pay a portion of the cash consideration for the merger.
The obligation of the Lenders to provide the financing under the Loan is subject to a number of conditions (including conditions that do not relate directly to the merger agreement), including without limitation: (i) that there has not been any material adverse effect with respect to Griffin-American; (ii) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers to the merger agreement that are materially adverse to the interests of the Lenders without the prior written consent of the Lenders); (iii) execution and delivery of definitive loan documentation consistent with the Commitment Letter and otherwise reasonably satisfactory to the Lenders and (iv) delivery of certain customary closing documents and satisfaction of other customary closing conditions. In addition, the amount of the Loan will be reduced if certain tests are not satisfied, including (a) a maximum loan-to-value test based on the aggregate appraised value of all of Griffin-American’s properties; (b) a maximum loan-to-cost test based on the purchase price under the merger agreement; (c) a minimum debt service coverage ratio; (d) a minimum debt yield test and (e) a minimum net operating income requirement. The Commitment Letter expires on January 30, 2015.
The terms of the Loan include, without limitation, the following: (i) no amortization; (ii) a floating interest rate (described below) for the portion of the Loan allocable to Griffin-American’s United Kingdom properties (expected to be approximately $450 million) and, if NorthStar so elects, not less than 10% or more than 35% of the remaining portion of the Loan; (iii) the fixed interest rate described below for the portion of the Loan that does not have a floating interest rate; (iv) a maturity of five years for the fixed rate portion of the Loan and two years for the floating rate portion of the Loan, with three one-year extension options available for the floating rate portion of the Loan, subject to the satisfaction of certain conditions precedent and an increase of 25 basis points in the interest rate upon exercise of the second extension option; (v) restrictions on prepayment and sales of assets; (vi) the creation of reserves to pay for certain ongoing expenses associated with the secured properties; (vii) the establishment of a cash management system with respect to the secured properties; and (viii) customary representations and warranties, affirmative and negative covenants and events of default. The annual interest rate on the floating rate portion of the Loan will be one-month LIBOR plus 310 basis points, and subject to the next sentence, the annual interest rate on the fixed rate loan will be determined at closing and will be the greater of (x) 275 basis points over 5-year Treasuries, (y) 275 basis points over the 5-year swap rate and (z) 4.45%. However, NorthStar has entered into a Rate Lock Agreement with Citigroup Global Market Interests, Inc. that “locks” the annual interest rate on up to $2.1 billion of the fixed rate component of the Loan at 4.576% so long as the Loan is funded by December 1, 2014. NorthStar can extend the effectiveness of the rate “lock” until January 30, 2015 by paying Citigroup Global Markets, Inc. an additional fee. Each of the foregoing interest rates may (either before the funding of the loan or up to 120 days after) be increased by up to 125 basis points in accordance with certain “interest rate flex” provisions. Although recourse for repayment of the Loan is generally limited to Griffin-American’s assets, NorthStar Realty Finance Healthcare, LLC (“NRFH”) will provide a customary “non-recourse carveout” guaranty, and may be required to provide a full guaranty for the portion of the loan allocable to Griffin-American’s United Kingdom properties. In addition, if any properties have title, environmental, physical or other deficiencies at the time of closing, either such deficiencies will be covered by the NRFH guaranty or a special reserve will be created to cover such deficiencies.
NorthStar is under no obligation to draw upon the financing commitment from the Lenders, and the Commitment Letter allows NorthStar to exclude all of Griffin-American’s United Kingdom properties, and up to 5% (by value) of Griffin-American’s U.S. properties, from the collateral pool of the financing, in which case the amount of such financing will be reduced based on the allocable loan amounts of the excluded properties.
Pursuant to such commitment and in accordance with the terms of a commitment fee and flex letter between NorthStar and the Lenders, the Lenders have received and will receive certain fees from NorthStar, including a commitment fee that will vary depending on when the loan closing occurs. In addition, NorthStar has paid Citigroup Global Markets, Inc. a fee, and may pay such entity an additional fee, in connection with the Rate Lock Agreement described above.
NO APPRAISAL RIGHTS
Holders of Griffin-American common stock and Griffin-American Operating Partnership limited partners may not exercise the rights of objecting stockholders to receive the fair value of their shares in connection with the merger because, as permitted by the MGCL, Griffin-American’s charter provides that stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL unless the Griffin-American Board, upon the affirmative vote of a majority of the Griffin-American Board, determines that such rights apply. The Griffin-American Board has not made (and is not permitted to make under the terms of the merger agreement) such determination.
COMPARISON OF RIGHTS OF NORTHSTAR COMMON STOCKHOLDERS AND GRIFFIN-AMERICAN COMMON STOCKHOLDERS
The rights of Griffin-American common stockholders are governed by the MGCL and Griffin-American’s charter and bylaws, and the rights of NorthStar common stockholders are governed by the MGCL and NorthStar’s charter and bylaws. As a result of the merger, Griffin-American common stockholders will receive shares of NorthStar common stock as merger consideration and will become stockholders of NorthStar. Accordingly, their rights will be governed by the MGCL and NorthStar’s charter and bylaws. The following is a summary of certain material differences as of the date of this joint proxy statement/prospectus between the rights of Griffin-American common stockholders and the rights of NorthStar common stockholders. These differences arise from differences between the respective charters and bylaws of Griffin-American and NorthStar.

Certain Differences Between the Rights of NorthStar Common Stockholders and Griffin-American Common Stockholders
The following chart is only a summary of certain material differences between the rights of NorthStar common stockholders and Griffin-American common stockholders and does not purport to be a complete description of all the differences. Please consult the MGCL and the respective charters and bylaws, each as amended, restated, supplemented, corrected or otherwise modified from time to time, of NorthStar and Griffin-American for a more complete understanding of these differences.

NorthStar	Griffin-American
Authorized Stock:
Pre-Merger and Post-Merger:	Pre-Merger:
NorthStar is authorized to issue:	Griffin-American is authorized to issue:
500,000,000 shares of common stock, $0.01 par value per share, of which 220,954,983 were issued and outstanding as of October 10, 2014.	1,000,000,000 shares of common stock, par value $0.01 per share, of which 293,399,469.342 were issued and outstanding as of October 10, 2014.
250,000,000 shares of preferred stock, $0.01 par value per share, of which (i) 2,900,000 shares are classified as 8.75% Series A Cumulative Redeemable Preferred Stock, $25 liquidation preference per share and 2,466,689 were issued and outstanding as of October 10, 2014; (ii) 14,920,000 shares are classified as 8.25% Series B Cumulative Redeemable Preferred Stock, $25 liquidation preference per share and 13,998,905 were issued and outstanding as of October 10, 2014; (iii) 5,750,000 shares are classified as 8.875% Series C Cumulative Redeemable Preferred Stock, $25 liquidation preference per share and 5,000,000 were issued and outstanding as of October 10, 2014; (iv) 8,050,000 shares are classified as 8.500% Series D Cumulative Redeemable Preferred Stock, $25 liquidation preference per share and 8,000,000 were issued and outstanding as of October 10, 2014; and (v) 10,350,000 shares are classified as 8.75% Series E Cumulative Redeemable Preferred Stock, $25 liquidation preference per share and 10,000,000 were issued and outstanding as of October 10, 2014.
200,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued and outstanding as of October 10, 2014.
Voting Rights:
Pre-Merger and Post-Merger:	Pre-Merger:

The affirmative vote of a majority of all the votes entitled to be cast on the matter is required for approval of extraordinary transactions (merger, consolidation, statutory share exchange, sale of all or substantially all assets or dissolution) and certain charter amendments (other than amendments to certain provisions of NorthStar’s charter relating to removal of directors, which require the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on such matter, and other than amendments to the charter that do not require stockholder approval, including a change in par value per share and an increase or decrease in the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of stock of NorthStar).

Griffin-American’s charter provides that the affirmative vote of holders of shares of stock of the corporation entitled to cast a majority of all the votes entitled to be cast on the matter is required for approval of extraordinary transactions.
Griffin-American’s charter also provides that, subject to the provisions of any class or series of shares of stock then outstanding and the mandatory provisions of any applicable laws or regulations, Griffin-American’s stockholders are entitled to vote only on the following matters: (a) election or removal of directors, (b) amendment of the charter, (c) dissolution of the corporation, (d) merger or consolidation of the corporation or the sale or other disposition of all or substantially all of the corporation’s assets, and (e) such other matters with respect to which the Griffin-American Board has declared advisable and submitted to the stockholders for approval. Griffin-American’s charter further provides that, without the approval of a majority of the shares of stock entitled to vote on the matter, the Griffin-American Board may not (i) amend the charter to materially and adversely affect the rights, preferences and privileges of the stockholders, (ii) amend provisions of the charter relating to director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions, (iii) liquidate or dissolve the corporation other than before the initial investment in certain property defined in the charter, (iv) sell all or substantially all of the corporation’s assets other than in the ordinary course of business or as otherwise permitted by law, or (v) cause the merger or similar reorganization of the corporation except as permitted by law.
The Griffin-American charter also provides that the voting rights per share of Griffin-American’s common stock or preferred stock (other than any publicly held share) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to the corporation for each privately offered share bears to the book value of each outstanding publicly held share.
Griffin-American’s charter also provides that, with respect to shares of stock of the corporation owned by the Griffin-American Advisor Entities (as defined in this chart under the heading “Advisor”), any director or any of their affiliates, neither the Griffin-American Advisor Entities nor such director nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of the Griffin-American Advisor Entities, such director or any of their affiliates or any transaction between the corporation and any of them.
Griffin-American’s charter further provides that, except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the charter, any amendment to the charter must be approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

Stockholder-Requested Special Meetings:
Pre-Merger and Post-Merger:	Pre-Merger:

A special meeting of stockholders must be called by the secretary of the corporation upon the written request of the holders of shares entitled to cast not less than ten percent (10%) of all the votes entitled to be cast at such meeting.

Number of Directors; Independent Directors; Director Experience:
Pre-Merger and Post-Merger:	Pre-Merger:
Currently, there are six members of the NorthStar Board. At the 2014 annual meeting, five directors have been nominated for re-election to serve until the 2015 annual meeting and until his or her successor is duly elected and qualifies.
Currently, there are five members of the Griffin-American Board.
The number of directors may be changed from time to time solely by a resolution adopted by the affirmative vote of a majority of the entire board of directors. At least a majority of the directors must be independent directors in accordance with the applicable listing standards of the NYSE.

At any regular meeting or at any special meeting called for that purpose, a majority of the entire Griffin-American Board may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than three nor more than 15.
Griffin-American’s charter provides that a majority of the Griffin-American Board must be independent directors, as defined in Griffin-American’s charter, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such director’s successor. Griffin-American’s charter also provides that at least one of the independent directors shall have three years of relevant real estate experience. Griffin-American’s charter further provides that certain specified matters, including, without limitation, the issuance of shares of preferred stock, must be approved by a majority of the independent directors.
In addition, Griffin-American’s charter provides that each director, other than independent directors, shall have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the corporation.

Election of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
NorthStar’s bylaws provide that a plurality of all the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.
Griffin-American’s bylaws provide that the holders of a majority of shares of Griffin-American’s stock entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present may vote to elect the directors.

Removal of Directors:
Pre-Merger and Post-Merger:	Pre-Merger:
Any NorthStar director, or the entire NorthStar Board, may be removed from office at any time, with or without cause, by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors, subject to the rights of holders of any preferred stock to elect or remove directors.

Griffin-American’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Filling Vacancies on the Board:
Pre-Merger and Post-Merger:	Pre-Merger:

Vacancies on the NorthStar Board resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with the MGCL. If a director resigns, effective at a future date, a majority of the directors then in office, including those who have submitted their resignation(s), may fill such vacancy or vacancies, effective when such resignation or resignations become effective. Each director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Griffin-American’s charter and bylaws provide that at such time as Griffin-American becomes subject to Section 3-804(c) of the MGCL (Griffin-American is currently subject to Section 3-804(c) of the MGCL) and except as may be provided by the Griffin-American Board in setting the terms of any class or series of preferred stock, any vacancy on the Griffin-American Board may be filled only a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. Griffin-American’s charter and bylaws provide that independent directors shall nominate replacements for vacancies among the independent directors’ positions, and directors who are not independent directors shall nominate replacements for vacancies among the directors who are not independent directors.

Limits on Ownership and Transfer of Shares:
Pre-Merger and Post-Merger:	Pre-Merger:
Except with regard to persons exempted by the NorthStar Board, no person shall beneficially or constructively own shares of NorthStar in excess of 9.8% in value of the aggregate of NorthStar’s outstanding shares of stock or 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of outstanding shares of NorthStar’s common stock. See “Description of NorthStar Shares-Restrictions on Transfer and Ownership of Stock” above.

Griffin-American’s charter provides that, except with regard to persons exempted by the Griffin-American Board, no person shall beneficially or constructively own shares of Griffin-American’s stock in excess of 9.9% in value of the aggregate of Griffin-American’s outstanding shares of stock or 9.9% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Griffin-American’s common stock.

State Takeover Defense Statutes:
Pre-Merger and Post-Merger:	Pre-Merger:
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted by the MGCL, the NorthStar Board has adopted a resolution exempting business combinations (1) between NorthStar and NorthStar Capital Investment Corp. or any of its affiliates; and (2) between NorthStar and any person, provided that such business combination is first approved by the NorthStar Board (including a majority of directors who are not affiliates or associates of such person).

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted by the MGCL, the Griffin-American Board has adopted a resolution providing that any business combination between Griffin-American and any other person is exempted from the statute, provided that such business combination is first approved by the Griffin-American Board. This resolution, however, may be altered or repealed in whole or in part at any time.

Under certain provisions of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the directors; (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred; and (v) a majority requirement for the calling of a special meeting of stockholders. Through provisions in its charter and bylaws unrelated to the foregoing provisions of the MGCL, NorthStar (a) allows the number of directors to be fixed only by vote of the directors, provided that the number is not less than the minimum number required by the MGCL (which is one) and not more than 15; (b) requires a two-thirds vote for the removal of a director; and (c) requires that upon the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders, NorthStar must call a special meeting of stockholders to act on such matter.

Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its charter or bylaws or by resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions: (i) a classified board; (ii) a two-thirds vote requirement for removing a director; (iii) a requirement that the number of directors be fixed only by vote of the directors; (iv) that any and all vacancies on the board of directors may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred; and (v) a majority requirement for the calling of a special meeting of stockholders. Griffin-American has elected in its charter to be subject to Section 3-804(c) of the statute such that any and all vacancies on the Griffin-American Board may be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred. Griffin-American has not elected to be subject to any of the other provisions of the statute. Through provisions in Griffin-American’s charter and bylaws unrelated to the statute, the number of directors may be fixed only by vote of the directors, provided that the number is not less than three nor more than 15.

Tender Offers
Pre-Merger and Post-Merger:	Pre-Merger:

Tender offers are not addressed by NorthStar’s charter or bylaws.
Griffin-American’s charter provides that if any person makes a tender offer, including, without limitation, a “mini-tender offer”, such person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act that would be applicable if the tender offer was for more than five percent of the outstanding shares of Griffin-American’s stock, provided that such documents are not required to be filed with the SEC. In addition, any such person must provide notice to the corporation at least ten business days prior to initiating any such tender offer. If any person initiates a tender offer without complying with the provisions described above, the corporation, in its sole discretion, shall have the right to redeem such non-compliant person’s shares and any shares acquired in such tender offer at a price determined in accordance with the applicable provisions of Griffin-American’s charter. In addition, Griffin-American’s charter provides that any person who makes a non-compliant tender offer shall be responsible for all expenses incurred by the corporation in connection with the enforcement of the provisions of Griffin-American’s charter relating to tender offers. In addition to the remedies provided in Griffin-American’s charter, the corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any non-compliant tender offer. Griffin-American’s charter provides that the provisions thereof relating to tender offers shall be of no force or effect with respect to any shares that are then listed on a national securities exchange or traded in the over-the-counter market.

Corporate Opportunities and Conflicts of Interest
Pre-Merger and Post-Merger:	Pre-Merger:
NorthStar’s charter and bylaws do not waive or renounce any interest in or expectancy with respect to corporate opportunities.
Griffin-American’s charter and bylaws do not waive or renounce any interest in or expectancy with respect to corporate opportunities.
Griffin-American’s charter contains certain requirements and limitations with respect to transactions between the corporation and the sponsor, the Griffin-American Advisor Entities, Griffin-American’s directors and any affiliate thereof, including, without limitation, (i) sales and leases of assets to the corporation, (ii) sales and leases of assets to the sponsor, the Griffin-American Advisor Entities, the directors or any affiliate thereof, (iii) certain loans, and (iv) certain other transactions, all as set forth in the charter.

Exclusive Forum Provision
Pre-Merger and Post-Merger:	Pre-Merger:

NorthStar’s bylaws provide that, unless the NorthStar Board consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of NorthStar, (b) any action asserting a claim of breach of any duty owed by any director or officer or other employee of NorthStar to NorthStar or to the stockholders of NorthStar, (c) any action asserting a claim against NorthStar or any director or officer or other employee of NorthStar arising pursuant to any provision of the MGCL or the charter or bylaws of NorthStar, or (d) any action asserting a claim against NorthStar or any director or officer or other employee of NorthStar that is governed by the internal affairs doctrine.
Neither Griffin-American’s charter nor its bylaws contains any exclusive forum provision.
Exculpation and Indemnification of Directors and Officers
Pre-Merger and Post-Merger:	Pre-Merger:

NorthStar’s charter contains a provision which eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. NorthStar's charter authorizes and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of NorthStar and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present of former director or officer of NorthStar and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of NorthStar in any of the capacities described above and any employee or agent of NorthStar or a predecessor of NorthStar.
Maryland law requires a corporation (unless its charter provides otherwise, which NorthStar’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Griffin-American’s charter provides that, subject to any limitations set forth under Maryland law or described in the following sentence, no director or officer shall be liable to the corporation or its stockholders for money damages. Griffin-American’s charter further provides that the corporation shall not provide that a director, the Griffin-American Advisor Entities or any affiliate of the Griffin-American Advisor Entities (the “indemnitee”) be held harmless for any loss or liability suffered by the corporation unless all of the following conditions are met:
• The indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the corporation,
• The indemnitee was acting on behalf of or performing services for the corporation,
• Such liability or loss was not the result of (a) negligence or misconduct, in the case that the indemnitee is a director (other than an independent director), the Griffin-American Advisor Entities or an affiliate of the Griffin-American Advisor Entities, or (b) gross negligence or willful misconduct, in the case that the indemnitee is an independent director, and
• Such agreement to hold harmless is recoverable only out of net assets, as defined in the charter, and not from the stockholders.
Griffin-American’s charter provides that subject to any limitations set forth under Maryland law or described below, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer of the corporation, (ii) any individual who, while a director or officer of the corporation and at its request, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, or (iii) the Griffin-American Advisor Entities or any of its affiliates acting as an agent of the corporation. Griffin-American’s charter also provides that the corporation may provide such indemnification and advance for expenses to a person who served a predecessor of the corporation in any of the capacities described above and to any employee or agent of the corporation or a predecessor of the corporation. Griffin-American’s charter further provides that the corporation shall not provide for indemnification of an indemnitee for any liability or loss suffered by such indemnitee unless all of the following conditions are met:
• The indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the corporation,
• The indemnitee was acting on behalf of or performing services for the corporation,

A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met. NorthStar has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.

• Such liability or loss was not the result of (a) negligence or misconduct, in the case that the indemnitee is a director (other than an independent director), the Griffin-American Advisor Entities or an affiliate of the Griffin-American Advisor, or (b) gross negligence or willful misconduct, in the case that the indemnitee is an independent director, and
• Such indemnification or agreement to hold harmless is recoverable only out of net assets, as defined in the charter, and not from the stockholders.
In addition, Griffin-American’s charter provides that the corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:
There has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee,
Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee, or
A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the corporation were offered or sold as to indemnification for violations of securities laws.
Moreover, Griffin-American’s charter provides that the corporation may pay or reimburse reasonable legal expenses and other costs incurred by an indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied:
The proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the corporation,
The indemnitee provides the corporation with written affirmation of the indemnitee’s good faith belief that the indemnitee has met the standard of conduct necessary for indemnification by the corporation,
The legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder, a court of competent jurisdiction approves such advancement, and
The indemnitee provides the corporation with a written agreement to repay the amount paid or reimbursed by the corporation together with the applicable legal rate of interest thereon, if it is ultimately determined that the indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.

NorthStar’s charter contains a provision which eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law. NorthStar’s charter authorizes and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of NorthStar and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of NorthStar and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of NorthStar in any of the capacities described above and any employee or agent of NorthStar or a predecessor of NorthStar

Access to List of Stockholders:
Pre-Merger and Post-Merger:	Pre-Merger:
NorthStar’s charter does not include provisions related to stockholder lists.
Griffin-American’s charter provides that, subject to certain limitations and requirements set forth therein, an alphabetical list of the names, addresses and telephone numbers of the stockholders, along with the number of shares of stock held by each of them, shall be available for inspection by any stockholder or the stockholder’s designated agent at the home office of the corporation upon the request of the stockholder, and that a copy of the stockholder list shall be mailed to any stockholder so requesting within ten days of receipt by the corporation of the request. The charter further provides that a stockholder may request a copy of the stockholder list in connection with matters relating to the stockholder’s voting rights and the exercise of the stockholder’s rights under federal proxy laws.

Distributions:
Pre-Merger and Post-Merger:	Pre-Merger:
NorthStar’s charter does not prohibit distribution in kind.
The Griffin-American charter prohibits distributions in kind, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the corporation and the liquidation of its assets in accordance with the terms of the charter or distributions in which: (i) the Griffin-American Board advises each stockholder of the risks associated with direct ownership of the property; (ii) the Griffin-American Board offers each stockholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those stockholders that accept such offer.

Suitability of Stockholders:
Pre-Merger and Post-Merger:	Pre-Merger:
NorthStar’s charter does not include provisions regarding suitability of stockholders.
Griffin-American’s charter provides that, subject to suitability standards established by individual states, to become a stockholder, if such prospective stockholder is an individual or a fiduciary, such prospective stockholder must represent to the corporation, among other requirements as the corporation may require from time to time, that such prospective stockholder has: (i) a gross annual income of at least $70,000 and a net worth of at least $70,000; or (ii) a net worth of at least $250,000, in each case excluding home, furnishings and automobiles.

Investment Limitations:
Pre-Merger and Post-Merger:	Pre-Merger:
NorthStar’s charter does not include limitations on its investments.
Griffin-American’s charter provides that, until such time as Griffin-American’s common stock is listed on a national securities exchange or traded in the over-the-counter market, certain investment limitations set forth in Griffin-American’s charter will apply, in addition to any other investment restrictions imposed by the Griffin-American Board from time to time.

Advisor:
Pre-Merger and Post-Merger:	Pre-Merger:
NSAM provides certain asset management and other services to NorthStar.
As authorized by Griffin-American’s charter, Griffin-American is externally managed by Griffin-American Healthcare REIT Advisor, LLC (the “Griffin-American Advisor”), and Griffin-American Healthcare REIT Sub-Advisor, LLC, which is Griffin-American’s affiliate (collectively, the “Griffin-American Advisor Entities”).

Roll-up Transactions:
Pre-Merger and Post-Merger:	Pre-Merger:

NorthStar’s charter does not include provisions regarding roll-up transactions. See “Voting Rights” above for a discussion of voting rights required for approval of certain extraordinary actions.
In connection with any proposed transaction considered a “Roll-up Transaction”, as defined in Griffin-American’s charter, involving Griffin-American and the issuance of securities of an entity that would be created or would survive after the successful completion of the Roll-up Transaction, an appraisal of all of Griffin-American’s assets must be obtained from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of the roll-up entity, the appraisal shall be filed with the SEC and the states. The assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-up Transaction. The appraisal will assume an orderly liquidation of assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for Griffin-American’s benefit and the benefit of Griffin-American’s stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with any proposed Roll-up Transaction.
In connection with a proposed Roll-up Transaction, the person sponsoring the Roll-up Transaction must offer to common stockholders who vote “no” on the proposal the choice of:
• accepting the securities of a roll-up entity offered in the proposed Roll-up Transaction; or

• one of the following:

(i) remaining as holders of Griffin-American’s stock and preserving their interests therein on the same terms and conditions as existed previously; or
(ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of Griffin-American’s net assets.
Griffin-American is prohibited from participating in any proposed Roll-up Transaction in certain circumstances set forth in Griffin-American’s charter.

NASAA REIT Guidelines:
Pre-Merger and Post-Merger:	Pre-Merger:

NorthStar’s charter does not include provisions based upon the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association.
The Griffin-American charter currently includes certain provisions (some of which are described in this chart) required by the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association, or the NASAA REIT Guidelines, which apply to REITs with shares that are publicly registered with the SEC but are not listed on a national securities exchange.
At the 2013 annual meeting of Griffin-American’s stockholders held on December 5, 2013, the stockholders approved the amendment and restatement of Griffin-American’s charter to be effective immediately prior to a listing of Griffin-American’s common stock on a national securities exchange. Such amendment and restatement of Griffin-American’s charter would remove those NASAA REIT Guidelines provisions from Griffin-American’s charter that would no longer be necessary upon such listing and would update Griffin-American’s charter in certain other respects. Griffin-American only intends to cause such amendment and restatement of its charter to become effective in connection with a listing of Griffin-American’s common stock.

Copies of the charters and bylaws of NorthStar and Griffin-American are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation By Reference” below.

STOCKHOLDER PROPOSALS
NorthStar 2015 Annual Stockholder Meeting and Stockholder Proposals
Proposals received from NorthStar stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2015 annual meeting of stockholders if they are received by NorthStar on or before April 9, 2015. Stockholder proposals must be directed to the General Counsel, NorthStar Realty Finance Corp., at 399 Park Avenue, 18th Floor, New York, New York 10022. In order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered “timely,” such proposal must be received by NorthStar within the timeframe for submission of stockholder proposals and director nominations under NorthStar’s current bylaws. In order for a proposal to be “timely” under the current bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act and director nominations must be submitted, in accordance with the requirements of NorthStar’s current bylaws, not later than 5:00 p.m., Eastern Time, on April 9, 2015 and not earlier than March 10, 2015. However, in the event that the date of the 2015 annual meeting of stockholders is advanced or delayed more than 30 days from September 5, 2015, a proposal by a stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such meeting and not later than 5:00 p.m., Eastern Time, on the later of: (i) the 120th day prior to the date of such annual meeting, as originally convened; or (ii) the tenth day following the date on which public announcement of the date of such meeting is first made.
Griffin-American 2014 Annual Stockholder Meeting and Stockholder Proposals
If the merger is completed on the expected timetable, Griffin-American does not intend to hold a 2014 annual meeting of its stockholders. However, if the merger is not completed, or if Griffin-American is otherwise required to do so under applicable law, Griffin-American would hold a 2014 annual meeting of stockholders. For a stockholder proposal to be properly submitted for presentation at the 2014 annual meeting of stockholders, if it is held, Griffin-American’s secretary must have received written notice of the proposal at Griffin-American’s principal executive offices during the period not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meetings is advanced or delayed by more than 30 days from the first anniversary date of the preceding year’s annual meeting, timely notice by the stockholder must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The date of the proxy statement for Griffin-American’s 2013 annual stockholder meeting was September 30, 2013 and the date of Griffin-American’s 2013 annual stockholder meeting was December 5, 2013.
VALIDITY OF COMMON STOCK
Certain matters of Maryland law, including the validity of the shares of NorthStar to be issued in the merger, will be passed upon for NorthStar by Venable LLP, Baltimore, Maryland, NorthStar’s Maryland counsel. Certain U.S. federal income tax consequences related to the merger will be passed upon for NorthStar by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, and certain U.S. federal income tax consequences related to the ownership of NorthStar common stock will be passed upon for NorthStar by Hunton & Williams LLP, Richmond, Virginia.
EXPERTS
The audited consolidated financial statements, schedules, and management’s assessment of the effectiveness of internal control over financial reporting of NorthStar Realty Finance Corp. and subsidiaries incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Ranger Predecessor for the period from January 1, 2013 to June 27, 2013 and the combined financial statements of Eclipse Predecessor for the year ended December 31, 2013 incorporated by reference in this joint proxy statement/prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements and schedule of Griffin-American Healthcare REIT II, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, appearing in this Registration Statement on Form S-4 and Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of INK Acquisition, LLC & Affiliates included in NorthStar Realty Finance Corp.’s Current Report on Form 8-K dated September 26, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
NorthStar and Griffin-American file reports and other information with the SEC. NorthStar stockholders and Griffin-American common stockholders may read and copy these reports, statements or other information filed by NorthStar and Griffin-American at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including NorthStar and Griffin-American, who file electronically with the SEC. The address of that site is http://www.sec.gov.
NorthStar has filed this registration statement on Form S-4 to register with the SEC the shares of NorthStar common stock to be issued to Griffin-American Holders pursuant to the merger agreement. This joint proxy statement/prospectus forms a part of that registration statement and constitutes a prospectus of NorthStar, in addition to being a proxy statement of NorthStar for its special meeting and of Griffin-American for its special meeting. This registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about NorthStar and Griffin-American. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information NorthStar stockholders and Griffin-American common stockholders can find in this registration statement or the exhibits to this registration statement.
The SEC allows NorthStar to “incorporate by reference” information into this joint proxy statement/prospectus. This means that NorthStar can disclose important information to NorthStar stockholders and Griffin-American common stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that NorthStar has previously filed with the SEC prior to the filing of this registration statement. They contain important information about NorthStar and its financial condition.

NorthStar SEC Filings (File No. 001-32330)	Period and/or Date Filed
Annual Reports on Form 10-K or 10-K/A	Fiscal year ended December 31, 2013, filed February 28, 2014
Form 10-K/A for Fiscal year ended December 31, 2013, filed March 20, 2014
Quarterly Report on Form 10-Q	Quarter ended March 31, 2014, filed on May 9, 2014
Quarter ended June 30, 2014, filed on August 11, 2014
Current Reports on Form 8-K or 8-K/A
January 31, 2014, February 27, 2014 (to the extent filed and not furnished), February 28, 2014 (to the extent filed and not furnished), March 6, 2014, March 17, 2014, March 25, 2014, March 28, 2014, March 31, 2014, April 3, 2014, May 12, 2014, May 15, 2014, May 16, 2014, June 10, 2014, July 1, 2014, July 22, 2014, August 5, 2014 (to the extent filed and not furnished), August 6, 2014, August 7, 2014 (to the extent filed and not furnished), August 19, 2014, September 9, 2014, September 23, 2014 (to the extent filed and not furnished), September 26, 2014 and September 29, 2014

Definitive Proxy Statement on Schedule 14A	Filed on August 7, 2014
Description of NorthStar capital stock included in its Registration Statement on Form 8-A, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.	Filed on October 25, 2004
Description of NorthStar capital stock included in its Registration Statement on Form S-11, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions.	Filed on April 21, 2004
In addition, NorthStar incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of this registration statement and between the date of this joint proxy statement/prospectus and the dates of NorthStar’s special stockholder meeting and Griffin-American’s special stockholder meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
NorthStar also incorporates by reference the merger agreement attached to this joint proxy statement/prospectus as Annex A.
NorthStar has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to NorthStar, Merger Sub and Partnership Merger Sub, and Griffin-American has supplied all information contained in this joint proxy statement/prospectus relating to Griffin-American and Griffin-American Operating Partnership.
Documents incorporated by reference are available to NorthStar stockholders and Griffin-American Holders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. NorthStar stockholders and Griffin-American Holders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:
If you are a NorthStar stockholder:
NorthStar Realty Finance Corp.
Attention: General Counsel
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
www.nrfc.com
If you are a Griffin-American Holder:
Griffin-American Healthcare REIT II, Inc.
Attention: Secretary
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
(949) 270-9200
http://www.healthcarereit2.com
In order for NorthStar stockholders and Griffin-American Holders to receive timely delivery of the requested documents in advance of NorthStar’s special stockholder meeting and Griffin-American’s special stockholder meeting, NorthStar or Griffin-American, as applicable, should receive such request by no later than , 2014.
If you have any questions about the merger or how to authorize your proxy, or you need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact the proxy solicitors hired by NorthStar and Griffin-American, at the following addresses and telephone numbers:

MacKenzie Partners, Inc.	Boston Financial Data Services, Inc.
(NorthStar common stockholders only)	(Griffin-American common stockholders only)
For Questions, NorthStar Stockholders May Call: 1-800-322-2885 Banks and Brokers Call Collect: (212) 929-5500	For Questions, Griffin-American Stockholders May Call: 1-855-844-8650 Banks and Brokers Call Collect: 1-855-844-8650
To Vote Toll Free, NorthStar Stockholders May Call: (800) 322-2885 and Griffin-American Common Stockholders May Call: 1-855-844-8650
NorthStar stockholders, Griffin-American Holders also may obtain these documents at the SEC’s website, http://www.sec.gov, and may obtain certain of these documents at NorthStar’s website, www.nrfc.com, by selecting “Investor Relations” and then selecting “SEC Filings,” and at Griffin-American’s website, http://www.healthcarereit2.com by selecting “News and SEC Filings.” Information not filed with the SEC, but contained on NorthStar’s and Griffin-American’s websites, is expressly not incorporated by reference into this joint proxy statement/prospectus.
NorthStar and Griffin-American are not incorporating the contents of the websites of the SEC, NorthStar, Griffin-American or any other person into this joint proxy statement/prospectus. NorthStar and Griffin-American are providing only the information about how to obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites for the convenience of NorthStar stockholders and Griffin-American Holders.

NorthStar and Griffin-American have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that are incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

AGREEMENT AND PLAN OF MERGER

by and among

NORTHSTAR REALTY FINANCE CORP.,

NRF HEALTHCARE SUBSIDIARY, LLC,
NRF OP HEALTHCARE SUBSIDIARY, LLC,
GRIFFIN-AMERICAN HEALTHCARE REIT II HOLDINGS, LP

and
GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

dated as of

AUGUST 5, 2014

ARTICLE I THE MERGERS
Section 1.1	The Company Merger
Section 1.2	The Partnership Merger
Section 1.3	Closing
Section 1.4	Effective Time
Section 1.5	Governing Documents
Section 1.6	Manager, General Partner and Officers of the Surviving Entities
Section 1.7	Tax Consequences
ARTICLE II TREATMENT OF SECURITIES
Section 2.1	Treatment of Capital Stock
Section 2.2	Payment for Securities; Surrender of Certificates
Section 2.3	Dissenter’s Rights
Section 2.4	Treatment of Restricted Company Shares.
Section 2.5	Withholding
Section 2.6	Fractional Shares
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY OPERATING PARTNERSHIP
Section 3.1	Organization and Qualification; Subsidiaries
Section 3.2	Capitalization
Section 3.3	Authorization; Validity of Agreement; Company Action
Section 3.4	Board Approvals
Section 3.5	Consents and Approvals; No Violations
Section 3.6	Company SEC Documents and Financial Statements
Section 3.7	Internal Controls; Sarbanes-Oxley Act; Improper Payments
Section 3.8	Absence of Certain Changes
Section 3.9	No Undisclosed Liabilities
Section 3.10	Litigation
Section 3.11	Labor and Other Employment Matters; Employee Benefit Plans
Section 3.12	Taxes
Section 3.13	Contracts
Section 3.14	Investment Company Act
Section 3.15	Environmental Matters
Section 3.16	Intellectual Property
Section 3.17	Compliance with Laws; Permits
Section 3.18	Properties
Section 3.19	Information in the Form S-4 and Joint Proxy Statement
Section 3.20	Opinion of Financial Advisors
Section 3.21	Insurance

Section 3.22	Related Party Agreements
Section 3.23	Mortgage Backed Securities
Section 3.24	Mortgage Loans
Section 3.25	Company Advisor and Company Sub-Advisor
Section 3.26	Brokers; Expenses
Section 3.27	Takeover Statutes
Section 3.28	Dissenters’ Rights
Section 3.29	Vote Required
Section 3.30	Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties
Section 3.31	No Other Representations or Warranties
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND PARTNERSHIP MERGER SUB
Section 4.1	Organization and Qualification; Subsidiaries
Section 4.2	Capitalization
Section 4.3	Authorization; Validity of Agreement; Necessary Action
Section 4.4	Board Approvals
Section 4.5	Consents and Approvals; No Violations
Section 4.6	Parent SEC Documents and Parent Financial Statements
Section 4.7	Internal Controls; Sarbanes-Oxley Act; Improper Payments
Section 4.8	Absence of Certain Changes
Section 4.9	No Undisclosed Liabilities
Section 4.10	Litigation
Section 4.11	Parent Employee Benefit Plans; ERISA.
Section 4.12	Labor Matters.
Section 4.13	Taxes
Section 4.14	Contracts
Section 4.15	Investment Company Act
Section 4.16	Environmental Matters
Section 4.17	Intellectual Property
Section 4.18	Compliance with Laws; Permits
Section 4.19	Properties
Section 4.20	Information in the Joint Proxy Statement
Section 4.21	Opinion of Parent Financial Advisor
Section 4.22	Insurance
Section 4.23	Ownership of Company Common Stock
Section 4.24	Financing
Section 4.25	Ownership and Operations of Merger Sub and Partnership Merger Sub
Section 4.26	Brokers and Other Advisors
Section 4.27	Solvency
Section 4.28	Vote Required
Section 4.29	Related Party Agreements

Section 4.30	Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties
Section 4.31	No Other Representations or Warranties
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGERS
Section 5.1	Conduct of Business by the Company Pending the Closing
Section 5.2	Conduct of Business by Parent Pending the Closing
Section 5.3	No Solicitation; Change in Recommendation
Section 5.4	Form S-4 and Joint Proxy Statement
ARTICLE VI ADDITIONAL AGREEMENTS
Section 6.1	Access; Confidentiality; Notice of Certain Events
Section 6.2	Consents and Approvals
Section 6.3	Publicity
Section 6.4	Directors’ and Officers’ Insurance and Indemnification
Section 6.5	Takeover Statutes
Section 6.6	Obligations of Merger Sub and Partnership Merger Sub
Section 6.7	Rule 16b-3
Section 6.8	Control of Operations
Section 6.9	Security Holder Litigation
Section 6.10	Director Resignations
Section 6.11	Tax Matters
Section 6.12	Financing
Section 6.13	Financing Cooperation
Section 6.14	Termination of Agreements
Section 6.15	Special Committee Outside Legal Counsel
Section 6.16	Dividends
Section 6.17	Divestiture Assistance
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGERS
Section 7.1	Conditions to Each Party’s Obligations to Effect the Mergers
Section 7.2	Conditions to Obligations of Parent and Merger Sub
Section 7.3	Conditions to Obligations of the Company
ARTICLE VIII TERMINATION
Section 8.1	Termination
Section 8.2	Effect of Termination
ARTICLE IX MISCELLANEOUS
Section 9.1	Amendment and Modification; Waiver
Section 9.2	Non-Survival of Representations and Warranties
Section 9.3	Expenses
Section 9.4	Notices
Section 9.5	Certain Definitions
Section 9.6	Terms Defined Elsewhere

Section 9.7	Interpretation
Section 9.8	Counterparts
Section 9.9	Entire Agreement; Third-Party Beneficiaries
Section 9.10	Severability
Section 9.11	Governing Law; Jurisdiction
Section 9.12	Waiver of Jury Trial
Section 9.13	Assignment
Section 9.14	Enforcement; Remedies

Exhibit A	Form of Surviving Entity Certificate of Formation
Exhibit B	Form of Surviving Entity Limited Liability Company Agreement
Exhibit C	Form of REIT Opinion of Morris, Manning & Martin, LLP
Exhibit D	Form of REIT Opinion of Hunton & Williams LLP

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated August 5, 2014, is by and among NorthStar Realty Finance Corp., a Maryland corporation (“Parent”), NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub (“Partnership Merger Sub”), GRIFFIN-AMERICAN HEALTHCARE REIT II HOLDINGS, LP, a Delaware limited partnership (the “Company Operating Partnership”), and GRIFFIN-AMERICAN HEALTHCARE REIT II, INC., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub, Partnership Merger Sub, the Company Operating Partnership and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
WHEREAS, the Parties wish to effect a business combination through a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity (the “Company Merger”), and each outstanding share of common stock, $0.01 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Company Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”);
WHEREAS, the Parties also wish to effect a merger of the Company Operating Partnership in connection with the Company Merger, in which Partnership Merger Sub shall merge with and into the Company Operating Partnership with the Company Operating Partnership being the surviving entity (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), and each outstanding Partnership Unit held by a Person other than the Company immediately prior to the Company Merger Effective Time will be converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the DLLCA;
WHEREAS, a special committee (the “Special Committee”) of independent directors of the board of directors of the Company (the “Company Board of Directors”) has (a) determined and declared that the Company Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable and in the best interests of the Company and (b) recommended the approval of this Agreement, the Company Merger and the other Transactions by the Company Board of Directors;
WHEREAS, the Company Board of Directors has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Company Merger and the other Transactions, (b) directed that the Company Merger and the other Transactions be submitted for consideration at a meeting of the Company’s stockholders and (c) subject to Section 5.3(e), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Company Merger and the other Transactions (the “Company Board Recommendation”) and to include such recommendation in the Joint Proxy Statement;

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (b) directed that the issuance of shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) in connection with the Mergers be submitted for consideration at a meeting of Parent’s stockholders, and (c) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of Parent Common Stock in connection with the Mergers and to include such recommendation in the Joint Proxy Statement;
WHEREAS, Parent, in its capacity as the sole member of Merger Sub, and Merger Sub have taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Company Merger and the other Transactions;
WHEREAS, the Company as the sole general partner of the Company Operating Partnership has approved this Agreement, the Partnership Merger and the other Transactions and deemed it advisable and in the best interests of the Company Operating Partnership to enter into this Agreement and to consummate the Partnership Merger and the other Transactions on the terms and conditions set forth herein;
WHEREAS, Merger Sub as the sole member of Partnership Merger Sub has approved this Agreement, the Partnership Merger and the other Transactions and deemed it advisable and in the best interests of Partnership Merger Sub to enter into this Agreement and to consummate the Partnership Merger and the other Transactions on the terms and conditions set forth herein; and
WHEREAS, Parent, Merger Sub, Partnership Merger Sub, the Company Operating Partnership and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT
ARTICLE I
THE MERGERS

Section 1.1    Company Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the DLLCA, at the Company Merger Effective Time, the Company shall be merged with and into Merger Sub, whereupon the separate existence of the Company will cease, with Merger Sub surviving the Company Merger (Merger Sub, as the surviving entity in the Company Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Company Merger, the Surviving Entity will be a wholly owned Subsidiary of Parent. The Company Merger shall have the effects provided in this Agreement and as specified in the MGCL and the DLLCA.
Section 1.2    The Partnership Merger.     Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA and the DLLCA, at the Partnership Effective Time, Partnership Merger Sub shall be merged with and into the Company Operating Partnership, whereupon the separate existence of Partnership Merger Sub will cease, with the Company Operating Partnership surviving the Partnership Merger (the Company Operating Partnership, as the surviving entity in the Partnership Merger, sometimes being referred to herein as the “Surviving Partnership Entity”), such that following the Partnership Merger, the Surviving Partnership Entity will be a wholly owned Subsidiary of Merger Sub. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA and the DLLCA.
Section 1.3        Closing. The closing of the Mergers (the “Closing”) will take place (a) at 10:00 a.m., New York time, at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.4        Effective Time.

(a)    On the Closing Date, the Company, Parent, and Merger Sub shall (i) cause articles of merger with respect to the Company Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause a certificate of merger with respect to the Company Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DLLCA and (iii) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the MGCL or the DLLCA in connection with the Company Merger. The Company Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS or on such other date and time (not to exceed five (5) business days from the date the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is duly filed with the DSOS) as shall be agreed to by the Company and Parent and specified in the Articles of Merger and the Certificate of Merger (such date and time being hereinafter referred to as the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur immediately prior to the Partnership Merger Effective Time.
(b)    On the Closing Date, and immediately after the filing of the Articles of Merger and the Certificate of Merger, the Company, the Company Operating Partnership, Parent, Merger Sub and Partnership Merger Sub shall (i) cause a certificate of merger with respect to the Partnership Merger (the “Certificate of Partnership Merger”) to be duly executed and filed with the DSOS as provided under the DRULPA and the DLLCA and (ii) make any other filings, recordings or publications required to be made by the Company Operating Partnership or Partnership Merger Sub under the DRULPA or the DLLCA in connection with the Partnership Merger. The Partnership Merger shall become effective at such time as the Certificate of Partnership Merger is duly filed with the DSOS or on such other date and time (not to exceed five (5) business days from the date the Certificate of Partnership Merger is duly filed with the DSOS) as shall be agreed to by the Company and Parent and specified in the Certificate of Partnership Merger (such date and time being hereinafter referred to as the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur immediately after the Company Merger Effective Time.

Section 1.5        Governing Documents.

(a)    At the Company Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time and attached hereto as Exhibit A and Exhibit B, shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

(b)    At the Partnership Merger Effective Time, the Company Operating Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be amended and restated in its entirety and as so amended and restated shall be the limited partnership agreement of the Surviving Partnership Entity (the “Post-Effective Amended and Restated Partnership Agreement”), until thereafter amended, subject to Section 6.4, in accordance with applicable Law and the applicable provisions of such limited partnership agreement.

Section 1.6        Manager, General Partner and Officers of the Surviving Entities.

(a)    The manager of Merger Sub immediately prior to the Company Merger Effective Time shall be and become the manager of the Surviving Entity as of the Company Merger Effective Time. The officers of Merger Sub immediately prior to the Company Merger Effective Time shall be and become the officers of the Surviving Entity as of the Company Merger Effective Time.

(b)    The Surviving Entity shall be and become the general partner of the Surviving Partnership Entity as of the Company Merger Effective Time. The officers of Partnership Merger Sub immediately prior to the Partnership Merger Effective Time shall be and become the officers of the Surviving Partnership Entity as of the Partnership Effective Time.

Section 1.7    Tax Consequences. The Parties intend that, for United States federal, and applicable state, income tax purposes, (i) the Company Merger will be treated as a taxable sale by the Company of all of the Company’s assets to Parent in exchange for the Merger Consideration to be provided to the stockholders of the Company and the assumption of all of the Company’s liabilities, followed by the distribution of such Merger Consideration to the stockholders of the Company in liquidation of the Company pursuant to Section 331 and Section 562 of the Code, and that this Agreement be, and is hereby adopted as, a “plan of liquidation” of the Company for U.S. federal income tax purposes and (ii) the Partnership Merger will, in the case of each holder of Partnership Units that receives the Merger Consideration in the Partnership Merger, be treated as a taxable purchase of Partnership Units by Parent. If Parent determines in its sole discretion that the appreciated value of Parent Common Stock on the Closing Date or the reduction of the cash portion of the Merger Consideration pursuant to Section 2.1(d)(i) could cause the Company Merger to fail to be treated as described in this Section 1.7, Parent may cause Merger Sub to be treated as a partnership for United States federal income tax purposes. If the Company determines in its sole discretion that the appreciated value of Parent Common Stock on the Closing Date or the reduction of the cash portion of the Merger Consideration pursuant to Section 2.1(d)(i) could cause the Company Merger to fail to be treated as described in this Section 1.7, Parent shall, at the Company’s request, cause Merger Sub to be treated as a partnership for United States federal income tax purposes.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1        Treatment of Capital Stock.

(a)    At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(i)    Treatment of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than Company Shares to be cancelled in accordance with Section 2.4(a)) shall be converted into the right to receive (A) that number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the quotient determined by dividing $3.75 by the Average Parent Closing Price and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, that if the Average Parent Closing Price is less than $16.00, the Exchange Ratio will be 0.2344, and if the Average Parent Closing Price is greater than $20.17, the Exchange Ratio will be 0.1859 (the “Stock Consideration”), and (B) $7.75 in cash (the “Cash Consideration”), subject to adjustment as provided in Section 2.1(c) and subject to any applicable withholding Tax (collectively, the “Merger Consideration”). From and after the Company Merger Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Company Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(ii)    Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain issued and outstanding as membership interests of the Surviving Entity.

(b)    At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of the holders of any securities of the Company Operating Partnership or Partnership Merger Sub:

(i)    Treatment of Partnership Units. Each Company OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time held by a limited partner of the Company Operating Partnership (each such Company OP Unit, a “Partnership Unit”) shall be converted into the right to receive the Merger Consideration. The general partnership interest of the Company Operating Partnership shall remain outstanding and constitute the only outstanding partnership interest in the Surviving Partnership Entity. From and after the Partnership Merger Effective Time, all Partnership Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Partnership Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Partnership Unit in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, the Fractional Share Consideration, together with the amounts, if any, payable pursuant to Section 2.2(f).
(ii)    Treatment of Partnership Merger Sub Membership Interests. The membership interests of Partnership Merger Sub issued and outstanding immediately prior to the Partnership Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)    Adjustment to Merger Consideration. The Merger Consideration, Exchange Ratio and other dependent items shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock, Partnership Units or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock, Partnership Units or Parent Common Stock outstanding after the date hereof and prior to the Company Merger Effective Time so as to provide the holders of Company Common Stock and Partnership Units with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration, Exchange Ratio or other dependent item.

(d)    Dividend Adjustment.

(i)    In the event that after the date hereof and prior to the Company Merger Effective Time the Company shall declare, set aside or make or pay any cash dividends or distributions in respect of any shares of Company Common Stock in excess of the Company Permitted Dividend (whether to maintain its qualification as a REIT under the Code or otherwise), the Cash Consideration shall be reduced by the per share amount of such dividend or distribution.

(ii)    In the event that after the date hereof and prior to the Company Merger Effective Time Parent shall declare, set aside or make or pay any cash dividends or distributions in respect of any shares of Parent Common Stock in excess of the Parent Permitted Common Dividend (whether to maintain its qualification as a REIT under the Code or otherwise), the Cash Consideration shall be increased by the amount of such dividend or distribution per share of Parent Common Stock multiplied by the Exchange Ratio.

Section 2.2        Payment for Securities; Surrender of Certificates

(a)    Exchange Fund. Prior to the Company Merger Effective Time, Parent shall designate American Stock Transfer & Trust Company to act as the exchange agent in connection with the Mergers (the “Exchange Agent”). Prior to the Company Merger Effective Time, Parent shall deposit, or cause Merger Sub or Partnership Merger Sub to deposit, with the Exchange Agent (i) evidence of

Parent Common Stock in book-entry form issuable pursuant to Section 2.1(a)(i) and Section 2.1(b)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, Fractional Share Consideration and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock, holders of Partnership Units and the Surviving Entity (solely to the extent any amounts in the Exchange Fund are in excess of the amounts payable pursuant to Section 2.1(a)(i) and Section 2.1(b)(i)). In the event the Exchange Fund shall be insufficient to pay the aggregate Cash Consideration, Fractional Share Consideration and any dividends or other distributions under Section 2.2(f), Parent shall, or shall cause Merger Sub or Partnership Merger Sub to, promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates, Book‑Entry Shares or Partnership Units pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Entity on the earlier of (i) one (1) year after the Company Merger Effective Time or (ii) the full payment of the Exchange Fund; provided, that any amounts in the Exchange Fund in excess of the amounts payable under Section 2.1(a)(i) and Section 2.1(b)(i) shall be promptly paid to the Surviving Entity.

(b)    Procedures for Surrender. Promptly after the Company Merger Effective Time (but in no event later than five (5) business days after the Company Merger Effective Time), Parent shall, and shall cause the Surviving Entity and the Surviving Partnership Entity to, cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of (i) a certificate or certificates which immediately prior to the Company Merger Effective Time represented outstanding Company Shares (the “Certificates”), (ii) non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) or (iii) Partnership Units and whose Company Shares or Partnership Units, as applicable, were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof), Book-Entry Shares or Partnership Units in exchange for payment of the Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof), Book-Entry Share or Partnership Unit for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, the Surviving Entity or the Surviving Partnership Entity, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate, Book-Entry Share or Partnership Unit shall be entitled to receive in exchange therefor the Stock Consideration for each share of Company Common Stock formerly represented by such Certificate, Book-Entry Share or each Partnership Unit pursuant to the provisions of this Article II (rounded down to the nearest whole share) and a check or wire transfer representing the Cash Consideration for each share of Company Common Stock formerly represented by such Certificate, Book-Entry Share or Partnership Unit pursuant to the provisions of this Article II, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) for each Company Share formerly represented by such Certificate, Book-Entry Share or each Partnership Unit, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Company Merger Effective Time or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Share or Partnership Unit, and the Certificate (or affidavit of loss in lieu thereof), Book-Entry Share or Partnership Unit so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof), Book-Entry Shares or Partnership Units upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares or Partnership Units shall only be made to the Person in whose name such Book-Entry Shares or Partnership Units are registered. Until surrendered as contemplated by this Section 2.2, (x) each Certificate and Book-Entry Share shall be deemed at any time after the Company Merger Effective Time and (y) each Partnership Unit shall be deemed at any time after the Partnership Merger Effective Time, to represent only the right to receive the applicable Stock Consideration (rounded down to the nearest whole share) and Cash Consideration as contemplated by this Article II, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), without interest thereon. Shares of Parent Common Stock deliverable pursuant to this Section 2.2(b) in exchange for shares of Company Common Stock or Partnership Units shall be in uncertificated book-entry form.

(c)    Transfer Books; No Further Ownership Rights in Company Shares. At the Company Merger Effective Time, the stock transfer books of the Company and the unit transfer books of the Partnership shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company or Partnership Units on the records of the Partnership. From and after the Company Merger Effective Time, the holders of Company Shares outstanding immediately prior to the Company Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided for herein or by applicable Law, and from and after the Partnership Merger Effective Time, the holders of Company OP Units outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such Partnership Units except as otherwise provided for herein or by applicable Law. If, after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, Certificates or Book-Entry Shares or Partnership Units are presented to the Surviving Entity or the Surviving Partnership Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Company Merger Effective Time, the Surviving Entity or the Surviving Partnership Entity (as applicable) shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares or Partnership Units, and thereafter such holders shall be entitled to look only to the Surviving Entity, Surviving Partnership Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates or Book-Entry Shares or Partnership Units and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, the Surviving Partnership Entity, Parent or the Exchange Agent or any other Person shall be liable to any holder of a Certificate or Book-Entry Share or Partnership Unit for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof in a form reasonably satisfactory to Parent and the Exchange Agent, and if required by the Surviving Entity or the Exchange Agent, the posting by the holder thereof of a bond in the amount and the form reasonably required by Parent or the Exchange Agent as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6 and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).

(f)    Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Company Merger Effective Time shall be paid to the holder of any unsurrendered Certificate, Book-Entry Share or Partnership Unit with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate, Book-Entry Share or Partnership Unit (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate, Book-Entry Share or Partnership Unit (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Company Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Company Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3        Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Company Merger, the Partnership Merger or the other Transactions.

Section 2.4        Treatment of Restricted Company Shares.

(a)    Immediately prior to the Company Merger Effective Time, all outstanding shares of restricted stock (the “Restricted Company Shares”) under the Company Equity Plan (whether or not vested) shall become immediately vested and all restrictions thereupon shall lapse, and such Restricted Shares shall be cancelled in exchange for the right to receive, with respect to each Restricted Company Share so cancelled, subject to Section 2.5, an amount equal to the Merger Consideration in accordance with Section 2.1(a) and Section 2.2, including any amount payable in respect of the Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).

(b)    The Company shall take appropriate corporate actions to effectuate the treatment of the Restricted Company Shares as contemplated by this Section 2.4.

Section 2.5        Withholding.    All amounts payable pursuant to this Article II shall be paid without interest (unless otherwise noted). Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that the Company, Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law (including, but not limited to, Section 1445 of the Code). To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.
Section 2.6        Fractional Shares.
(a)    Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, Book-Entry Shares or Partnership Units, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.
(b)    As promptly as practicable following the Company Merger Effective Time, Parent shall cause the Exchange Agent to aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed pursuant to the Mergers, rounded down to the nearest whole share (the “Fractional Shares”), and deliver such fractional shares to its designated broker for sale on the open market at the then-prevailing market price of Parent Common Stock, which sale or sales shall be completed as promptly as practicable following the Company Effective Time. Parent shall cause the Exchange Agent to, upon receipt of the proceeds of such sale or sales of such fractional shares from such designated broker, distribute the proceeds of such sale or sales of such fractional shares to the holders of Company Common Stock, Partnership Units or Restricted Company Shares immediately prior to the Company Merger Effective Time in accordance with the terms of this Section 2.6. Until the proceeds of such sale or sales have been so distributed, the Exchange Agent shall hold such proceeds in an account for the benefit of the holders of Company Common Stock, Partnership Units and Restricted Company Shares immediately prior to the Company Merger Effective Time (the “Fractional Shares Fund”). The portion of the Fractional Shares Fund (net of any brokerage commissions retained by the Exchange Agent’s designated broker) to which each holder of Company Common Stock, Partnership Units or Restricted Company Shares immediately prior to the Company Merger Effective Time shall be entitled, if any, shall be determined by multiplying (i) the amount of the aggregate proceeds comprising the Fractional Shares Fund (net of any brokerage commissions retained by the Exchange Agent’s designated broker) by (ii) a fraction, the numerator of which is the aggregate amount of the fractional shares of Parent Common Stock to which such holder is entitled to receive in the Mergers and the denominator of which is the aggregate amount of fractional shares of Parent to which all holders of Company Common Stock, Partnership Units and Company Restricted Shares immediately prior to the Effective Time are entitled to receive in the Mergers.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY AND COMPANY OPERATING PARTNERSHIP
The following representations and warranties by the Company and the Company Operating Partnership are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2013 and prior to the date hereof (and then (a) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Article III is reasonably apparent as to matters and items which are the subject of such representation or warranty, and (b) other than matters required to be disclosed for purposes of Sections 3.1, 3.2, 3.8(b) and 3.8(c) which matters shall only be qualified by specific disclosure in the respective corresponding section of the Company Disclosure Letter) and (ii) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.
Section 3.1         Organization and Qualification; Subsidiaries.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent, Merger Sub and Partnership Merger Sub, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents and the Company Operating Partnership Agreement not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents in all material respects. The Company Operating Partnership is in compliance with the terms of the Company Operating Partnership Agreement in all material respects.
(b)    Section 3.1(b) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of the Subsidiaries of the Company (each, a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Significant Subsidiary (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except for the capital stock of the Company’s Subsidiaries, the Company does not own, directly or indirectly, any other capital stock, debt securities or equity securities (including any securities convertible into shares or equity interests of) or other capital interests of any other Person.
(d)    Section 3.1(d) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary that is a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”), a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).
Section 3.2        Capitalization.
(a)     The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Common Stock and (ii) 200,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on August 4, 2014, and, subject to any changes permitted in accordance with Section 5.1, at the Closing Date, (A) 293,399,469.342 shares of Company Common Stock were issued and outstanding (which includes 149,040 Restricted Company Shares), (B) no shares of Preferred Stock were issued or outstanding, (C) 1,850,960 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under the Company Equity Plan and (D) no shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Equity Plan. All of the outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 3.2, there is no other outstanding capital stock of the Company. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Restricted Company Shares, there are no (x) options, warrants, calls, LTIP units or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or any capital stock of, or other Company Equity Interests in, the Company, any Company Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or any other Person.

(b)     There are no voting trusts, proxies or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of Company Common Stock or any capital stock of, or other Company Equity Interest of, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Company Equity Interests. No Company Shares are owned by any Company Subsidiary.

(c)    Except with respect to the Company Operating Partnership, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such shares of capital stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Company Equity Interests in any Company Subsidiary (including the Company Operating Partnership).
(d)    Section 3.2(d) of the Company Disclosure Letter sets forth as of the date hereof a list of all of the partners of the Company Operating Partnership, together with the number of Company OP Units held by each such partner in the Company Operating Partnership. Other than the Company OP Units owned by the limited partners of the Company Operating Partnership set forth in Section 3.2(d) of the Company Disclosure Letter, the Company directly owns all of the issued and outstanding Company OP Units of the Company Operating Partnership, free and clear of any Liens, and all Company OP Units have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. As of the date hereof, there is no capital stock or other Company Equity Interests of the Company Operating Partnership issued and outstanding other than such Company OP Units. As of the date hereof, the Partnership Units are redeemable from the applicable holders thereof pursuant to, and in accordance with, the terms of the Company Operating Partnership Agreement for cash or, at the option of the Company, Company Common Stock at an exchange ratio equal to one share of Company Common Stock for each Partnership Unit, subject to any adjustment pursuant to Section 2.1(c).

(e)    All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
Section 3.3         Authorization; Validity of Agreement; Company Action.
(a)     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the MGCL, the DLLCA or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Company Merger, to the approval of the Company Merger and the other Transactions by the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the due filing of the Certificate of Merger with the DSOS. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Company Operating Partnership, Parent, Merger Sub and Partnership Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b)    The Company Operating Partnership has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the general partner of the Company Operating Partnership and no other action on the part of the Company Operating Partnership, pursuant to the DRULPA or otherwise, is necessary to authorize the execution and delivery by the Company Operating Partnership of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Partnership Merger, to the due filing of the Certificate of Partnership Merger with the DSOS. This Agreement has been duly executed and delivered by the Company Operating Partnership and, assuming due and valid authorization, execution and delivery hereof by Company, Parent, Merger Sub and Partnership Merger Sub, is a valid and binding obligation of the Company Operating Partnership enforceable against the Company Operating Partnership in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
Section 3.4        Board Approvals.
(a)    The Company Board of Directors at a duly held meeting has, and solely with respect to clause (i) below the Special Committee has unanimously, (i) determined that this Agreement, the Company Merger and the other Transactions are advisable, and in the best interests of the Company, (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Company Merger and the other Transactions, (iii) directed that the Company Merger and the other Transactions be submitted for consideration at the Company Stockholder Meeting, and (iv) subject to Section 5.3(e), resolved to recommend that the Company’s stockholders vote in favor of the approval of the Company Merger and the other Transactions and to include such recommendation in the Joint Proxy Statement.

(b)     The general partner of the Company Operating Partnership has (i) determined that this Agreement, the Partnership Merger and the other Transactions are advisable, and in the best interests of the Company Operating Partnership and (ii) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Partnership Merger and the other Transactions.
Section 3.5        Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company or the Company Operating Partnership, the consummation by the Company of the Company Merger or any of the other Transactions, the consummation by the Company Operating Partnership of the Partnership Merger or any of the other Transactions, or compliance by the Company or the Company Operating Partnership with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Significant Subsidiary, (b) require any filing by the Company or any Company Significant Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental, quasi-governmental or other regulatory authority, instrumentality or agency, whether foreign, federal, state, local or supranational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange

Act”), (ii) any filings as may be required under the MGCL, the DRULPA or the DLLCA in connection with the Mergers, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Mergers, including (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Mergers will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (vi) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract or Company Ground Lease, (d) violate any Order or Law applicable to the Company or any Company Subsidiaries or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.6        Company SEC Documents and Financial Statements. The Company has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied, or with respect to Company SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Significant Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to the Company), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company and its consolidated Significant Subsidiaries as of the times and for the periods referred to therein. No Company Subsidiary is required to file periodic reports with the SEC.
Section 3.7        Internal Controls; Sarbanes-Oxley Act; Improper Payments.
(a)    Since January 1, 2011, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2011, (x) the Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (z) to the knowledge of the Company as of the date of this Agreement, the principal executive officer and principal financial officer of the Company have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other individuals who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(b)    Since January 1, 2011 through the date of this Agreement, the Company has not received written notification from its independent accountants of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal control over financial reporting. For the purposes of this Section 3.7(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof (it being understood that despite the date limitation in the previous sentence the occurrence of a significant deficiency or a material weakness in the Company’s internal controls over financing reporting may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 7.2(c)).

(c)    Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, or Representative of the Company or any Company Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, include payment, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section 3.8         Absence of Certain Changes.
(a)    Except as contemplated by this Agreement or in the Company SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, the Company has conducted, in all material respects, its business in the ordinary course consistent with past practice.
(b)    From January 1, 2014 through the date hereof, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    From January 1, 2014 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action or agreed, committed or arranged to take any action that would be prohibited by Section 5.1(a) (solely with respect to the Company and the Operating Partnership), Section 5.1(b) (solely with respect to the Company and the Operating Partnership), Section 5.1(c) (solely with respect to the Company and the Operating Partnership), or Section 5.1(d), (l), (m), (n), (o), (q), (t) or (u) if taken following the entry into this Agreement by the Company.
Section 3.9         No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since January 1, 2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company, other than as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.10         Litigation. As of the date hereof, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood that despite the date limitation in this sentence any such Legal Proceeding or investigation may be taken into account when determining whether a Company Material Adverse Effect has occurred pursuant to Section 7.2(c)). Neither the Company nor any Company Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11         Labor and Other Employment Matters; Employee Benefit Plans.

(a)    Neither the Company nor any of the Company Subsidiaries has, or has ever had, any employees.

(b)     Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of each Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary (the “Company Benefit Plans”). Other than the Company Benefit Plans, neither the Company nor any of the Company Subsidiaries (i) has, or is required to have, any Benefit Plans or (ii) has ever been required to maintain, sponsor or contribute to any Benefit Plans. Except as would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect, the Company does not have any liabilities with respect to any Benefit Plan maintained by the Company Advisor or the Company Sub-Advisor, other than any amounts owed under the Company Employee Leasing Agreements, the Advisory Agreement or the Sub-Advisory Agreement.

(c)    The Company has made available a correct and complete copy of the Company Equity Plan and each Company Benefit Plan, including all amendments thereto. Except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and in compliance in all material respects with the requirements prescribed by applicable Law. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in the payment by the Company or any Company Subsidiary of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any Company Subsidiary.

(d)    Neither the Company, the Company Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, sponsored, been required to contribute to, has or had any liability with respect to, any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries has any actual or contingent liabilities or obligations in respect of the employees of, or service providers to, the Company Advisor, the Company Sub-Advisor or any of their affiliates.

(e)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by the applicable requirements of Section 4980B of the Code or any similar state law (“COBRA”).
Section 3.12         Taxes.
(a)     The Company and each Company Subsidiary have timely filed with the appropriate Governmental Entity all material United States federal income and state income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. The Company and each Company Subsidiary have duly paid (or there has been paid on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by the Company and the Company Subsidiaries with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to Parent.

(b)     The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2010 and through December 31, 2013 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate (including with regard to the REIT distribution requirements in the taxable year that includes and/or ends on the Closing Date) in such a manner as to qualify as a REIT for its taxable year that will end with the Company Merger; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c)    (i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of the Company or any of the Company Subsidiaries and neither the Company nor any of the Company Subsidiaries is a part of any Legal Proceeding relating to Taxes; (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of the Company or any of the Company Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iv) neither the Company nor any Company Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to material taxation by that jurisdiction.

(d)    Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation. No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a REIT, a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e)    Neither the Company nor any Company Subsidiary holds directly or indirectly any asset, the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)    The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including but not limited to withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)    There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date hereof, and, as of the date hereof, no Person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection

Agreements” means any written agreement to which the Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the Transactions; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests in a Company Subsidiary Partnership, the Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets for a period of time that has not since expired, (C) only dispose of assets in a particular manner, (D) use (or refrain from using) a specified method of taking into account book−tax disparities under Section 704(c) of the Code with respect to one or more assets of such party or any of its direct or indirect Subsidiaries, and/or (E) use (or refrain from using) a particular method for allocating one or more liabilities of such party or any of its direct or indirect subsidiaries under Section 752 of the Code. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(h)    There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Permitted Liens.

(i)    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, except for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j)    Since the Company’s formation (i) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither the Company nor any Company Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the knowledge of the Company, as of the date hereof, no event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or the Company Subsidiaries.

(k)    (i) Neither the Company nor any of the Company Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any material Tax that has not since expired; and (ii) neither the Company nor any of the Company Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return that remains unfiled.

(l)    Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), and neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable ruling of any other taxing authority.

(m)    Neither the Company nor any Company Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011−4(b)(2).

(n)    Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax−free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.
Section 3.13     Contracts.
(a)    Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 3.13(a) of the Company Disclosure Letter sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, arrangement or other instrument or obligation (“Contract”), to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound which, to the Company’s knowledge and as of the date hereof:

(i)    is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii)    obligates the Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the Company or any Company Subsidiary, except for any Company Lease or Company Ground Lease;

(iii)    contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts the conduct of any line of business that is material to the Company and the Company Subsidiaries, taken as a whole, except for any (x) Company Lease or Company Ground Lease or (y) recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property, which Company Leases, Company Ground Leases, declarations and agreements contain non-compete or exclusivity provisions restricting activities of the Company or any Company Subsidiary or restricting the conduct of any line of business by the Company or any Company Subsidiary, in each case, solely within a five mile radius of the applicable Company Property;

(iv)    constitutes an Indebtedness obligation of the Company or any Company Subsidiary with a principal amount as of the date hereof greater than $2,000,000;

(v)     requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than any real property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi)     constitutes an interest rate cap, interest rate collar, interest rate, currency or commodity derivative or other contract or agreement relating to a hedging transaction;

(vii)    sets forth the operational terms of a joint venture, partnership or similar arrangement;

(viii)     constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000;

(ix)     is a Company IP Agreement that is material to the operation of the business of the Company and Company Subsidiaries substantially as currently conducted;

(x)     prohibits the pledging of the capital stock of the Company or any Company Subsidiary or prohibits the issuance of guarantees by any Company Subsidiary, except for any Company Lease or Company Ground Lease or recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property;

(xi)     has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000; or

(xii)     is (A) not made in the ordinary course of business consistent with past practice and (B) material to the Company and the Company Subsidiaries, taken as a whole, except, in each case, for any Company Lease or any Company Ground Lease or any recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property.

(b)    Each Contract of the type described above in Section 3.13(a) and in effect as of the date hereof, whether or not set forth in Section 3.13(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid and binding on the Company and each Company Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (A) neither the Company nor any Company Subsidiary, nor, to the Company’s knowledge, any other party thereto, is in breach or violation of, or default under, any Company Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract. Neither the Company nor any Company Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Company Material Contract that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)    The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.
Section 3.14         Investment Company Act.
Neither the Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.15         Environmental Matters.
(a)    Except (i) as disclosed in the Company’s Phase One environmental site assessments and Phase Two site assessments, as those terms are defined by ASTM International, for the Company Properties provided to Parent prior to the date hereof, or (ii) as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:
(i)     The Company and each Company Subsidiary are, and have been since January 1, 2012, in compliance with all Environmental Laws.
(ii)     The Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii)     Neither the Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance Order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any Environmental Law.

(iv)     Neither the Company nor any Company Subsidiary has entered into or agreed to any consent Order or is subject to any judgment, decree or judicial, administrative or compliance Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any Environmental Law.

(v)     Neither the Company nor any Company Subsidiary has assumed, by contract or, to the knowledge of the Company, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi)     Neither the Company nor any Company Subsidiary has caused, and to the knowledge of the Company, no third party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(vii)     There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, is or may become the subject of any Legal Proceeding under Environmental Law.
Section 3.16        Intellectual Property.
(a)    Section 3.16(a) of the Company Disclosure Letter sets forth as of the date hereof a true, correct and complete list of all Owned Company IP that is registered, issued or the subject of a pending application, and all material unregistered Owned Company IP, and lists: (i) for each trademark or service mark that is registered or subject to a pending application for registration, the owner, the application number or registration number, the jurisdiction of the application or registration, and the date filed or issued; (ii) each domain name registered and the owner; and (iii) for each registered copyright, the owner, the number and date of registration and the jurisdiction of the registration. The Company and the Company Subsidiaries do not own any issued patents or patent applications. The Company has taken all commercially reasonable steps to maintain the registrations set forth on Section 3.16(a) of the Company Disclosure Letter.

(b)    As of the date hereof, there are no disputes pending or, to the knowledge of the Company, threatened regarding any agreement (1) under which the Company or any Company Subsidiary uses or has the right to use any Licensed Company IP or (2) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”).

(c)    The Company or one of the Company Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by the Company or one of the Company Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    The Company and the Company Subsidiaries own and possess all right, title and interest in and to the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements.

(e)    To the knowledge of the Company, the operation of the Company’s business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, the Company has not received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company IP in any material respect.

(f)    Except for such proceedings or actions that, if resolved against the Company or any Company Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company IP or, to the knowledge of the Company, the Licensed Company IP and, since January 1, 2012, no such proceedings or actions have been threatened in writing against the Company or any Company Subsidiary.
Section 3.17        Compliance with Laws; Permits.
(a)    (i)  Each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of the Company and the Company Subsidiaries, including the NASAA REIT Guidelines, and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such

Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are, and, to the Company’s knowledge, each third party lessee, operator or manager of any Company Property (each an “Operator”) is, in compliance in all material respects with all applicable Health Care Laws relating to the ownership and operation of the Company Properties, (ii) neither the Company nor the Company Subsidiaries or, to the Company’s knowledge, any Operator, has received any written notice from any Governmental Entity alleging any material violation of any applicable Health Care Law relating to the ownership and operation of the Company Properties, and (iii) to the Company’s knowledge, no Legal Proceeding or Order by any Governmental Entity exists or is pending against the Company Properties or any Operator, alleging any material failure to comply with Health Care Laws relating to the ownership and operation of the Company Properties.

(c)    The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or for the Company and the Company Subsidiaries to carry on their respective businesses substantially as is being conducted as of the date hereof, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Company SEC Documents filed prior to the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Company Permits in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect, each Company Subsidiary that is required to be certified for participation in and reimbursement under any material Third Party Payor program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.

Section 3.18         Properties.
(a)    Section 3.18(a) of the Company Disclosure Letter sets forth a list of the address of each real property (and noting whether such real property is) owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by the Company or any Company Subsidiary as of the date hereof (all such real property interests, together with all right, title and interest of the Company and any Company Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.18(a) of the Company Disclosure Letter sets forth a list of the address of each facility and real property which, as of the date hereof, is under contract by the Company or a Company Subsidiary for purchase or which is required under a binding contract to be leased or subleased or licensed by the Company or a Company Subsidiary after the date hereof. Neither the Company nor any Company Subsidiary is (x) obligated to dispose of any Company Property or acquire any interest in real property or (y) bound by any unexpired option to purchase agreement, right of first refusal or first offer or any other right to purchase, ground lease or otherwise acquire any Company Property or any portion thereof, in each case with a fair market value in excess of $5,000,000.
(b)    The Company or a Company Subsidiary is the legal and beneficial owner of, and has good and marketable freehold or fee simple title or valid leasehold title (as applicable) to, each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Permitted Liens” means (i) Liens securing any Indebtedness set forth in Section 3.18(b)(i) of the Company Disclosure Letter, (ii) Liens that result from any statute or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements (if such reserves are required pursuant to GAAP), (iii) Liens arising under any Company Material Contracts or other service contracts, management agreements, leasing commission agreements, or other agreements or obligations set forth in Section 3.18(b)(iii) of the Company Disclosure Letter, (iv) any Company Leases or any ground leases or air rights agreements affecting any Company Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, that (in each case) are not violated by any current use, occupancy or activity conducted by the Company or any Company Subsidiary, (vi) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Financial Statements (if such reserves are required pursuant to GAAP), and (viii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Company Property or the continued use and operation of the applicable Company Property as currently used and operated.

(c)    Neither the Company nor any Company Subsidiary has received written notice that, or has knowledge of, (i) any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date hereof, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d)    No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any Company Subsidiary has received written notice of any outstanding threat of modification, violation or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e)    Section 3.18(e) of the Company Disclosure Letter sets forth, as of July 31, 2014, the aggregate current monthly rent and security deposit amounts currently held for each Company Property. Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent roll summary attached to Section 3.18(e) of the Company Disclosure Letter correctly references each lease or sublease or license that was in effect as of the dates shown therein and to which the Company or any Company Subsidiary is a party as lessor or sublessor or licensor with respect to each of the applicable Company Properties (together with all amendments, modifications, guarantees, renewals and extensions exercised related thereto, the “Company Leases”).

(f)    True and complete copies in all material respects of (i) all ground and other leases affecting the interest of the Company or any Company Subsidiary in the Company Properties pursuant to which the Company or any Company Subsidiary is lessee or sublessee and all amendments, modifications (including pursuant to any estoppel), guarantees, renewals and extensions exercised related thereto (collectively, the “Company Ground Leases”) and (ii) the Company Leases, in each case in effect as of the date hereof, have been made available to Parent. Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (1) neither the Company nor any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Lease or Company Ground Lease, (2) no event has occurred which would result in a breach or violation of, or a default under, any Company Lease or Company Ground Lease by the Company or any Company Subsidiary, or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Company Lease is in monetary default under such Company Lease, and (3) each Company Lease or Company Ground Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Company Subsidiary and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); provided, that for the purposes of clauses (1) and (2) above, no tenant will be deemed to be in monetary breach, violation or default under a Company Lease if such monetary breach, violation or default has continued for a period of less than forty-five (45) days or is with respect to an amount less than $50,000.

(g)    As of the date hereof, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date hereof.

(h)    Except pursuant to a Company Lease or a Company Ground Lease, neither the Company nor any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any Person other than the Company or a Company Subsidiary.

(i)    The Company and each Company Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). A copy of each Company Title Insurance Policy in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(j)    The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not reasonably be expected to have a Company Material Adverse Effect. Section 3.18(j) of the Company Disclosure Letter sets forth as of the date hereof all leased personal property of the Company or any Company Subsidiary with monthly lease obligations in excess of $500,000 and that are not terminable upon thirty (30) days’ notice.

(k)    Section 3.18(k) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties and a list of the Company Properties currently managed by each such party. Correct and complete copies in all material respects of all agreements pursuant to which such parties provide such third-party property management services to the Company Properties (together with all amendments and modifications and all renewals and extensions exercised related thereto), in each case in effect as of the date hereof, have been made available to Parent.

(l)    The Company Properties (i) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, other than as may be disclosed in any physical condition reports that have been made available to Parent and other than repairs and maintenance necessary in the ordinary course given such property’s age and intended use, and (ii) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

(m)    There is no pending, or to the Company’s knowledge threatened, appropriation, condemnation or like proceeding or order materially affecting any Company Property or any part thereof (or sale or other disposition of any Company Property or any part thereof in lieu of any condemnation or like action).

Section 3.19        Information in the Form S-4 and Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S‑4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S‑4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Form S‑4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent, Partnership Merger Sub or Merger Sub.
Section 3.20        Opinion of Financial Advisors. The Company Board of Directors has received the oral opinion of each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Robert A. Stanger & Co., Inc. (the “Company Financial Advisors”), each to be confirmed in writing, to the effect that, as of the date hereof and based on and subject to the assumptions, qualifications, limitations and other matters to be set forth in such written opinions, the Merger Consideration to be paid to the holders of the Company Shares (other than Parent, Merger Sub, the Company Advisor, Partnership Merger Sub and their affiliates) is fair, from a financial point of view, to such holders.
Section 3.21        Insurance. The Company and the Company Subsidiaries are either self-insured or have policies of insurance covering the Company, the Company Subsidiaries or any of their respective properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of or, to the knowledge of the Company, threat of, cancellation, non-renewal, alteration in coverage or premium increase has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under such insurance policies have been paid.
Section 3.22        Related Party Agreements. Except as set forth in the Company SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2012 through the date hereof, there have been no agreements, arrangements or understandings between the Company or any Company Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any affiliate (including any past or present officer or director or employee of the Company, the Company Operating Partnership, the Company Advisor, the Company Sub-Advisor or

Griffin Capital Securities, Inc.) thereof, on the other hand (other than those exclusively among the Company and the Company Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (a “Company Related Party Agreement”).

Section 3.23        Mortgage Backed Securities. Neither the Company nor any Company Subsidiary is the owner of or issuer of market mortgage backed securities.

Section 3.24        Mortgage Loans. Neither the Company nor any Company Subsidiary is the holder of any mortgage loans.

Section 3.25        Company Advisor and Company Sub-Advisor. The Company Advisor is the Company’s advisor, which has delegated its compensation and duties to the Company Sub-Advisor. The Company has provided Parent with a correct and complete copy of each of the Advisory Agreement and the Sub-Advisory Agreement and any amendments and extensions thereto (including any side letters or similar letter agreements). Section 3.25 of the Company Disclosure Letter contains an accurate illustration, subject to the assumptions set forth therein, of the methodology applicable to the calculation of the Merger Termination Amount (as defined in the Partnership Agreement) pursuant to Section 5.1(g) of the Company Operating Partnership Agreement. The only fees payable by the Company and its Subsidiaries to the Company Advisor and the Company Sub-Advisor are set forth in the Advisory Agreement, the Sub-Advisory Agreement, the Company Operating Partnership Agreement and the other Company Related Party Agreements.

Section 3.26        Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisors and the Persons listed on Section 3.26 of the Company Disclosure Letter, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Company Merger based upon arrangements made by or on behalf of Company. Correct and complete copies of all agreements between the Company and each of the Company Financial Advisors concerning this Agreement and the Transactions, including any fee arrangement, have been previously made available to Parent.

Section 3.27        Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent, Merger Sub and Partnership Merger Sub in Section 4.23, the Company Board of Directors has taken all action necessary to render inapplicable to the Company Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Company Merger, the Partnership Merger or the other Transactions.

Section 3.28        Dissenters’ Rights. As of the date hereof, no dissenters’, appraisal or similar rights are available to the holders of Company Common Stock or the Company OP Units with respect to the Company Merger, the Partnership Merger or the other Transactions.

Section 3.29        Vote Required. The Company Stockholder Approval is the only vote of the holders of any class or series of shares of stock of the Company necessary to approve the Transactions, including the Mergers. No vote of the holders of any limited partnership units of the Company Operating Partnership is necessary to approve the Transactions, including the Mergers.

Section 3.30        Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent and Parent’s Subsidiaries and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent and Parent’s Subsidiaries for such purposes. In entering into this Agreement, the Company has relied solely upon the representations and warranties set forth in this Agreement and its independent investigation and analysis of Parent and Parent’s Subsidiaries, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of Parent’s Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Parent’s Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, none of Parent or Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Company Merger and the Partnership Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement.

Section 3.31        No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent, Merger Sub or Partnership Merger Sub in connection with the Transactions.
ARTICLE IV
REPRESENTATIONS AND
WARRANTIES OF PARENT, MERGER SUB
AND PARTNERSHIP MERGER SUB
The following representations and warranties by the Parent, Merger Sub and Partnership Merger Sub are qualified in their entirety by reference to the disclosures (i) in the Parent SEC Documents (excluding any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein relating to information, factors or risks that are predictive, cautionary or forward-looking in nature) filed on or after January 1, 2013 and prior to the date hereof (and then (a) only to the extent that the relevance of any disclosed event, item or occurrence in such Parent SEC Documents to a matter covered by a representation or warranty set forth in this Article IV is reasonably apparent as to matters and items which are the subject of such representation or warranty, and (b) other than matters required to be disclosed for purposes of Sections 4.1, 4.2, and 4.8(b) which matters shall only be qualified by specific disclosure in the respective corresponding section of the Parent Disclosure Letter) and (ii) set forth in Parent’s disclosure letter delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent, Merger Sub and Partnership Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV. Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.
Section 4.1Organization and Qualification; Subsidiaries.
(a)    Each of Parent, Merger Sub and Partnership Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted. Each of Parent, Merger Sub and Partnership Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, Parent Material Adverse Effect. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Parent Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the Parent Governing Documents in all material respects. Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Merger Sub Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the Merger Sub Governing Documents in all material respects. Partnership Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Partnership Merger Sub Governing Documents not filed as of the date hereof with the SEC and is in compliance with the terms of the Partnership Merger Sub Governing Documents in all material respects.

(b)    Section 4.1(b)(i) of the Parent Disclosure Letter sets forth as of March 31, 2014 a true and complete list of the Significant Subsidiaries of Parent, together with the jurisdiction of organization or incorporation, as the case may be, of each such Significant Subsidiary. Section 4.1(b)(ii) of the Parent Disclosure Letter sets forth a true and correct list of Persons contributed to NSAM on June 30, 2014. Each Significant Subsidiary of Parent (each, a “Parent Subsidiary”) (i) is duly organized, validly existing, in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization and is in compliance in all material respects with the terms of its constituent organizational or governing documents, (ii) has all requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority to conduct its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)    Section 4.1(c) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary that is a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary.
Section 4.2 Capitalization.
(a)    The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 250,000,000 shares of preferred stock, par value $0.01 per share, of which (v) 2,900,000 shares are designated as 8.75% Series A Cumulative Redeemable Preferred Stock (the “Parent Series A Preferred Stock”), (w) 14,920,000 shares are designated as 8.25% Series B Cumulative Redeemable Preferred Stock (the “Parent Series B Preferred Stock”), (x) 5,750,000 shares are designated as 8.875% Series C Cumulative Redeemable Preferred Stock (the “Parent Series C Preferred Stock”), (y) 8,050,000 shares are designated as 8.50% Series D Cumulative Redeemable Preferred Stock (the “Parent Series D Preferred Stock”) and (z) 10,350,000 shares are designated as 8.75% Series E Cumulative Redeemable Preferred Stock (the “Parent Series E Preferred Stock”). At the close of business on August 4, 2014, and, subject to any changes permitted in accordance with Section 5.2, at the Closing Date, (A) 197,862,409 shares of Parent Common Stock were issued and outstanding, (B) 2,466,689 shares of Parent Series A Preferred Stock, 13,998,905 shares of Parent Series B Preferred Stock, 5,000,000 shares of Parent Series C Preferred Stock, 8,000,000 shares of Parent Series D Preferred Stock and 10,000,000 shares of Parent Series E Preferred Stock were issued and outstanding, (C) 3,200,661 shares of Parent Common Stock were reserved for issuance in connection with future grants of awards under the Parent Equity Plan (excluding Parent RSU Awards) and (D) 3,610,850 shares of Parent Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Parent Equity Plan (assuming all applicable performance hurdles are met through the last applicable vesting period). All of the outstanding shares of Parent capital stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with applicable securities Laws, and all shares of Parent Common Stock to be issued in connection with the Mergers, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be issued in compliance with applicable securities Laws. Except as set forth in this Section 4.2, there is no other outstanding capital stock of Parent. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Parent Voting Debt”) of Parent or any Parent Subsidiary issued and outstanding. Except for the Parent RSU Awards (the “Parent Equity Awards”) outstanding as of the date hereof, there are no (x) options, warrants, calls, LTIP units or profits interest units, stock appreciation rights, restricted stock, restricted stock units, “phantom” stock rights, performance units, other equity or equity-linked compensation awards, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Parent Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”) or (y) outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of, or other Parent Equity Interests in, Parent or any Parent Subsidiary or any other Person, including under any stock repurchase plan, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent, any Parent Subsidiary or any other Person.

(b)    There are no voting trusts, proxies or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Stock or any capital stock of, or other Parent Equity Interest, of Parent. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any capital stock or other Parent Equity Interests of Parent. There are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any capital stock or other Parent Equity Interests of Parent.

(c)    Parent or another Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Parent Equity Interests of each of the Parent Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and Liens as may be applicable to the equity interests of non-wholly owned Parent Subsidiaries and equity investees, and other than, in the case of Parent Subsidiaries that are immaterial to Parent, immaterial Liens), and all of such shares of capital stock or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)    All dividends or other distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized and declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3Authorization; Validity of Agreement; Necessary Action. Each of Parent, Merger Sub and Partnership Merger Sub has all necessary corporate and limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent, Merger Sub and Partnership Merger Sub of this Agreement and the consummation by each of them of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action on the part of Parent, Merger Sub and Partnership Merger Sub, subject to the adoption or approval of this Agreement by Parent as the sole member of Merger Sub and Merger Sub as the sole member of Partnership Merger Sub, and no other corporate or limited liability company, as applicable, action on the part of either Parent, Merger Sub or Partnership Merger Sub is necessary to authorize the execution and delivery by Parent, Merger Sub and Partnership Merger Sub of this Agreement and the consummation by them of the Transactions, subject, in the case of the Mergers, to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and the due filing of the Certificate of Merger and the Certificate of Partnership Merger with the DSOS and, in the case of the issuance of Parent Common Stock in connection with the Mergers, to the approval of such issuance by the Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent, Merger Sub and Partnership Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company and the Company Operating Partnership, is a valid and binding obligation of each of Parent, Merger Sub and Partnership Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in in equity or at Law).
Section 4.4Board Approvals. The Parent Board of Directors, at a duly held meeting,has (a) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (b) directed that the issuance of shares of Parent Common Stock in connection with the Mergers be submitted for consideration at the Parent Stockholder Meeting, and (c) resolved to recommend that the stockholders of Parent vote in favor of the approval of the issuance of shares of Parent Common Stock in connection with the Mergers and to include such recommendation in the Joint Proxy Statement.
Section 4.5Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent, Merger Sub and Partnership Merger Sub, the consummation by Parent, Merger Sub and Partnership Merger Sub of the Mergers or any of the other Transactions or compliance by Parent, Merger Sub and Partnership Merger Sub with any of the provisions of this Agreement will (a) contravene, conflict with or result in any breach of any provision of the Parent Governing Documents, the Merger Sub Governing Documents, the Partnership Merger Sub Governing Documents or the comparable organizational or governing documents of any Parent Significant Subsidiary, (b) require any filing by Parent, Merger Sub, Partnership Merger Sub or any Parent Significant Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL, the DRULPA or the DLLCA in connection with the Mergers, (iii) such filings with the SEC as may be required to be made by Parent, including the Joint Proxy Statement and the Form S-4, (iv) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (v) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement or the Mergers, or (vi) such filings as may be required in connection with state and local transfer Taxes), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract that is material to Parent, (d) violate any Order or Law applicable to Parent, Merger Sub, Partnership Merger Sub or any Parent Subsidiary or any of their properties, assets or operations, or (e) result in the creation or imposition of any Lien on any asset of Parent, Merger Sub, Partnership Merger Sub or any Parent Subsidiaries; except in each of clauses (b), (c), (d) or (e) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.6Parent SEC Documents and Parent Financial Statements. Parent has filed or furnished (as applicable), on a timely basis, with the SEC all forms, reports, certifications, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed or furnished by the Company with the SEC, as have been amended since the time of their filing, collectively, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (a) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied, or with respect to Parent SEC Documents filed after the date hereof, will comply, as the case may be, in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents (including the related notes and schedules thereto) (collectively, the “Parent Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act, which adjustments are not, in the aggregate, material to Parent), and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of Parent and its consolidated Subsidiaries as of the times and for the periods referred to therein. No Parent Subsidiary is required to file periodic reports with the SEC.
Section 4.7Internal Controls; Sarbanes-Oxley Act; Improper Payments.
(a)    Since January 1, 2011, Parent has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2011, (x) Parent has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, (y) to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of Parent to material information required to be included in Parent’s periodic reports required under the Exchange Act and (z) to the knowledge of Parent as of the date of this Agreement, the principal executive officer and principal financial officer of Parent have disclosed to Parent’s auditors and the audit committee of the Parent Board of Directors (and made summaries of such disclosures available to the Company) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. As of the date of this Agreement, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and the regulations of the SEC promulgated thereunder, and the statements contained in all such certifications were, as of their respective dates made, complete and correct in all material respects.

(b)    Since January 1, 2011 through the date of this Agreement, Parent has not received written notification from its independent accountants of any (i) “significant deficiency” or (ii) “material weakness” in Parent’s internal control over financial reporting. For the purposes of this Section 4.7(b), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof (it being understood that despite the date limitation in the previous sentence the occurrence of a significant deficiency or a material weakness in Parent’s internal controls over financing reporting may be taken into account when determining whether a Parent Material Adverse Effect has occurred pursuant to Section 7.3(d)).
(c)    Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer or Representative of Parent or any Parent Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, include payment, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither Parent nor any Parent Subsidiary has received any written communication that alleges that Parent or any Parent Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
in equity or at Law).
Section 4.8 Absence of Certain Changes.
(a)    Except as contemplated by this Agreement or in the Parent SEC Documents filed or furnished prior to the date hereof, since January 1, 2014, Parent has conducted, in all material respects, its business in the ordinary course consistent with past practice.
(b)    From January 1, 2014 through the date hereof, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.9         No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Parent Financial Statements, (b) for liabilities and obligations incurred since January 1,

2014 in the ordinary course of business consistent with past practice and (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet, other than as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.10         Litigation. As of the date hereof, there is no Legal Proceeding pending against (or to Parent’s knowledge, threatened against or naming as a party thereto), Parent, a Parent Subsidiary or any executive officer or director of Parent (in their capacity as such) nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any Parent Subsidiary, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that despite the date limitation in this sentence any such Proceeding or investigation may be taken into account when determining whether a Parent Material Adverse Effect has occurred pursuant to Section 7.3(d)). Neither Parent nor any Parent Subsidiary is subject to any outstanding Order of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.11        Parent Employee Benefit Plans; ERISA.
(a)    Section 4.11(a) of the Parent Disclosure Letter sets forth a correct and complete list of each material Benefit Plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or any Parent Subsidiary or with respect to which Parent or any Parent Subsidiary may have any obligation or liability (whether actual or contingent) (the “Parent Benefit Plans”). With respect to the Parent Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to the Company by Parent: (i) all Parent Benefit Plans (including all amendments thereto); (ii) written summaries of any Parent Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the IRS; (vi) the most recent determination or opinion letter from the IRS; and (vii) the most recent summary plan description.

(b)    Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the IRS to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of Parent, nothing has occurred that would adversely affect the qualification or tax exemption of any such Parent Benefit Plan or related trust. Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Benefit Plan and any related trust complies in all respects, and has been administered in compliance in all respects, with ERISA, the Code, and other applicable Laws.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, contributes to, or participates in, or within the last six (6) years has maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a Title IV Plan or (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), and no Parent Benefit Plan provides, and neither Parent nor any Parent Subsidiary has any obligation to provide any of the following retiree or post-employment benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits, except as required by COBRA.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in the payment by Parent or any Parent Subsidiary of any amount or benefit to a disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually, or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Parent or any Parent Subsidiary.
Section 4.12        Labor Matters.
(a)    Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent, and each Parent Subsidiary, is in compliance with all applicable Laws with respect to labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration.

(b)    There are no pending or, to the knowledge of Parent, threatened, material investigations, audits, complaints or proceedings against Parent or any Parent Subsidiary by or before any Governmental Entity involving any applicant for employment, any current or former employee or any class of the foregoing that would be reasonably expected to result in a Parent Material Adverse Effect.
Section 4.13        Taxes.
(a)    Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Entity all material United States federal income and state income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by Parent and the Parent Subsidiaries with respect to the taxable years ending on or after December 31, 2009 have been provided or made available to the Company.

(b)    Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2004 and through December 31, 2013 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its status as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.
(c)    (i) There are no current disputes, audits, examinations, investigations or other proceedings pending with regard to any material amounts of Taxes or material Tax Returns of Parent or any of the Parent Subsidiaries and neither Parent nor any of the Parent Subsidiaries is a part of any Legal Proceeding relating to Taxes; (ii) Parent and the Parent Subsidiaries have not received a written notice or announcement of any audits, examinations, investigation or other proceedings; (iii) no deficiency for Taxes of Parent or any of the Parent Subsidiaries has been claimed, proposed or assessed, or threatened, in each case, in writing, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (iv) neither Parent nor any Parent Subsidiary has in the past three years received a claim in writing by a Governmental Entity in any jurisdiction in which it does not file Tax Returns or pay any Taxes that it is or may be subject to material taxation by that jurisdiction.

(d)    Since Parent’s formation (i) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, and (ii) neither Parent nor any Parent Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. To the knowledge of Parent, as of the date hereof, no event has occurred and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Parent or the Parent Subsidiaries.
Section 4.14Contracts.
(a)    Except as filed as exhibits to the Parent SEC Documents filed prior to the date hereof, Section 4.14(a) of the Parent Disclosure Letter sets forth a list of each Contract, or any series thereof, to which Parent or any Parent Subsidiary is a party or by which any of its properties or assets are bound which, to Parent’s knowledge and as of the date hereof:

(i)    is required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC or required to be disclosed by the Company in a Current Report on Form 8-K;

(ii)     obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $300,000,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any Parent Ground Lease;

(iii)     constitutes Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $300,000,000 (other than non-recourse indebtedness secured by a property and recourse solely (other than under a non-recourse carve-out guaranty) to the special purpose entity that is the property owner); or

(iv)     requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting a Parent Property) that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $300,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction involving assets that have a fair market value in excess of $300,000,000, except, in each case, as set forth in any Parent Lease, Parent Ground Lease, or recorded property declarations, reciprocal easement agreements or restrictive covenant agreements affecting any Parent Property.

(b)    Each Contract of the type described above in Section 4.14(a) and in effect as of the date hereof, whether or not set forth in Section 4.14(a) of the Parent Disclosure Letter, is referred to herein as a “Parent Material Contract.” Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid and binding on Parent and each Parent Subsidiary that is a party thereto, and is in full force and effect, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (A) neither Parent nor any Parent Subsidiary, nor, to Parent’s knowledge, any other party thereto, is in breach or violation of, or default under, any Parent Material Contract, and (B) no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract. Neither Parent nor any Parent Subsidiary has received notice of any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Parent Material Contract, except for violations, defaults, notices to terminate or not renew or challenges to the validity or enforceability of any Parent Material Contract that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)    Parent has delivered or made available to the Company or provided to the Company for review, prior to the execution of this Agreement, true and complete copies of all of the Parent Material Contracts.
Section 4.15Investment Company Act. Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.
Section 4.16Environmental Matters. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary (a) are in compliance with all Environmental Laws, (b) have all Environmental Permits necessary to conduct their current operations and (c) are in compliance with their respective Environmental Permits, all of which are in good standing.
Section 4.17Intellectual Property. To the knowledge of Parent, Parent or one of the Parent Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of Parent as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by Parent or one of the Parent Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the operation of Parent’s business has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiaries, except, in each case, for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.18Compliance with Laws; Permits.
(a)(i) Each of Parent and the Parent Subsidiaries has complied and is in compliance with all Laws which affect the business, properties, assets or operations of Parent and the Parent Subsidiaries, and (ii) no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any such Laws, except with respect to clauses (i) and (ii) above, for such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Parent and the Parent Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties or carry on their respective businesses substantially in the manner described in the Parent SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except, in each case, where the failure to possess and maintain such Parent Permits in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 4.19         Properties.
(a)    Parent or a Parent Subsidiary is the legal and beneficial owner of, and has good and marketable freehold or fee simple title or valid leasehold title or license (as applicable) to each of the Parent Properties, in each case, free and clear of Liens other than Parent Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” means (i) Liens securing any Indebtedness of Parent or a Parent Subsidiary, (ii) Liens that result from any statute or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), (iii) Liens arising under any Parent Material Contracts or other service contracts, management agreements, leasing commission agreements, or other agreements or obligations set forth in Section 4.19(a)(iii) of the Parent Disclosure Letter or disclosed in the Parent SEC Documents, (iv) any Parent Leases or any ground leases or air rights agreements affecting any Parent Property, (v) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, permits and licenses, that (in each case) are not violated by any current use, occupancy or activity conducted by the Company or any Company Subsidiary, (vi) Liens that are disclosed on the existing title insurance policies of Parent or would be disclosed on an accurate survey, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), and (viii) any other non-monetary Liens, limitations, restrictions or title defects that do not materially impair the value of the applicable Parent Property or the continued use and operation of the applicable Parent Property as currently used and operated.
(b)    Except as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (1) neither Parent nor any Parent Subsidiary is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any (i) ground lease affecting the interest of Parent or any Parent Subsidiary in the Parent Properties pursuant to which Parent or any Parent Subsidiary is lessee or sublessee (together with all amendments, modifications (including pursuant to any estoppel), renewals and extensions exercised related thereto (each, a “Parent Ground Lease”) or (ii) Parent Lease with aggregate annual rent payments to Parent or the Parent Subsidiaries in excess of $500,000 (collectively, clauses (i) and (ii), the “Material Parent Leases”), (2) no event has occurred which would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any Parent Subsidiary, or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (3) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c)    Parent and each Parent Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Parent Property. No written claim has been made against any title insurance policy of Parent, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(d)    Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date hereof (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s or any of the Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that would not reasonably be expected to have a Parent Material Adverse Effect.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the Parent Properties (i) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, other than as may be disclosed in any physical condition reports that have been made available to the Company and other than repairs and maintenance necessary in the ordinary course given such property’s age and intended use, and (ii) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no pending, or to Parent’s knowledge threatened, appropriation, condemnation or like proceeding or order materially affecting any Parent Property or any part thereof (or sale or other disposition of any Parent Property or any part thereof in lieu of any condemnation or like action).

Section 4.20         Information in the Joint Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S‑4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and of Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S‑4 is declared effective by the SEC or at the Company Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Form S‑4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 4.21        Opinion of Parent Financial Advisor. The Parent Board of Directors has received the oral opinion of the Parent Financial Advisor, to be confirmed in writing, to the effect that, as of the date hereof and based on and subject to the assumptions, qualifications, limitations and other matters to be set forth in such written opinions, the Merger Consideration to be paid by Parent in the Mergers is fair, from a financial point of view, to Parent.

Section 4.22        Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) Parent and the Parent Subsidiaries are either self-insured or have policies of insurance covering Parent, the Parent Subsidiaries or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and in each case in such amounts and with respect to such risks and losses, which Parent believes are adequate for the operation of its business and (b) all such insurance policies are in full force and effect, no written notice of or, to the knowledge of Parent, threat of, cancellation, non-renewal, alteration in coverage or premium increase has been received by Parent or any Parent Subsidiary under such policies, and there is no existing default or event. Except as individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under such insurance policies have been paid.

Section 4.23          Ownership of Company Common Stock. None of Parent, Merger Sub, Partnership Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of the Company, each as defined in Section 3-601 of the MGCL. Neither Parent nor any of its Subsidiaries, nor any of their respective affiliates, beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of its Subsidiaries is a “Related Person” as defined in the Company Certificate.

Section 4.24        Financing.

(a)    Parent has delivered to the Company correct and complete copies of the executed commitment letter, dated as of the date hereof, among Parent, Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC and Column Financial, Inc. (the “Debt Commitment Letter”), pursuant to which the counterparties thereto have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the financing to be provided pursuant to such Debt Commitment Letter, as may be amended, modified, supplemented, replaced or extended from time to time after the date hereof in compliance with Section 6.12, the “Debt Financing”).

(b)    Parent expressly acknowledges and agrees that the consummation of all or any portion of the Debt Financing is not a condition to its and/or Merger Sub’s and or Partnership Merger Sub’s obligations to effect the Closing. Assuming the accuracy of the representations and warranties of the Company in this Agreement as of the Closing Date and the performance by the Company of its obligations hereunder, the amount of funds to be provided pursuant to the Debt Commitment Letter, if funded in accordance with the terms therein, together with other financial resources of Parent, Merger Sub and Partnership Merger Sub available on or prior to the time of Closing, including cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient to consummate the Mergers, the Transactions and to pay its and its affiliates’ respective monetary obligations that are due on or prior to the Closing Date under this Agreement, including payment of the Merger Consideration, and the payment or funding of all fees, costs, expenses and reserves incurred, payable or required to be funded by Parent, Merger Sub, Partnership Merger Sub, any of their affiliates and, to the extent responsible hereunder, the Company on or prior to the Closing Date in connection with this Agreement and the Transactions.

(c)    As of the date hereof, none of Parent, Merger Sub or Partnership Merger Sub, or to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter, to Parent’s knowledge, as of the date hereof, no event has occurred or circumstances exist that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default on the part of Parent, Merger Sub or Partnership Merger Sub, or to the knowledge of Parent, any counterparty thereto, under the Debt Financing, (ii) constitute or result in a failure to satisfy a condition precedent set forth in the Debt Financing or (iii) otherwise result in any portion of the Debt Financing being unavailable. As of the date hereof, none of Parent, Merger Sub or Partnership Merger Sub has received any notice or other communication from any party to the Debt Commitment Letter with respect to (1) any breach or default on the part of Parent, Merger Sub, Partnership Merger Sub or any other party to the Debt Commitment Letter or (2) any intention of such party to terminate the Debt Commitment Letter, to not provide all or any portion of the Debt Financing or to require any additional reserves not contemplated by the Debt Commitment Letter or for expenses to be paid by Parent or any of its affiliates on prior to or as a condition to the consummation of the Debt Financing at Closing other than as provided in the Debt Commitment Letter.

(d)    As of the date hereof, the Debt Commitment Letter is a legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, is in full force and effect, except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(e)    Other than as set forth in the Debt Commitment Letter and any fee letter (a “Fee Letter” and, together with the Debt Commitment Letter, the “Debt Financing Letters”), a copy of which has been provided to the Company prior to the date hereof, there are no conditions precedent related to the funding of the full net amount of the Debt Financing or any contingencies that would, or would reasonably be expected to, reduce the aggregate amount of the Debt Financing. As of the date hereof, there are no side letters or other Contracts, understandings or arrangements (in each case, whether written or oral) imposing conditions or other contingencies to the funding of the full amount (i.e., before giving effect to any loan reduction provisions in the Debt Commitment Letter) of the proceeds of the Debt Financing or otherwise affect the availability of the Debt Financing, other than those set forth in the Debt Financing Letters delivered to the Company prior to the date hereof. As of the date hereof, Parent, Merger Sub and Partnership Merger Sub have fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable on or prior to the date hereof pursuant to the terms of the Debt Financing Letters.
Section 4.25         Ownership and Operations of Merger Sub and Partnership Merger Sub. Parent owns beneficially and of record all of the outstanding membership interests of Merger Sub and membership interests in Partnership Merger Sub. Each of Merger Sub and Partnership Merger Sub was formed solely for the purpose of engaging in the Transactions, including the Debt Financing, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.26         Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisor) is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 4.27         Solvency. None of Parent, Merger Sub nor Partnership Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Mergers as set forth herein, or the waiver of such conditions and (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof, and payment of all related fees and expenses, the Surviving Entity and the Surviving Partnership Entity will be Solvent. For purposes of this Section 4.27, the term “Solvent” with respect to the Surviving Entity and the Surviving Partnership Entity means that, as of any date of determination, (x) the amount of the fair saleable value of the assets of the Surviving Entity and its Subsidiaries or the Surviving Partnership Entity and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (i) the value of all liabilities of the Surviving Entity and its Subsidiaries or the Surviving Partnership Entity and its Subsidiaries, taken as a whole, including contingent and other liabilities, as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Entity and its Subsidiaries or the Surviving Partnership Entity and its Subsidiaries, taken as a whole on their respective existing debts (including contingent liabilities) as such debts become absolute and matured; (y) neither the Surviving Entity nor the Surviving Partnership Entity will have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged by Parent following such date; and (z) the Surviving Entity and the Surviving Partnership Entity will be able to pay their respective liabilities, including contingent and other liabilities, as they mature.

Section 4.28         Vote Required. The Parent Stockholder Approval is the only vote of the holders of any class or series of shares of stock of Parent necessary to approve the Transactions, including the issuance of Parent Common Stock in connection with the Mergers.

Section 4.29         Related Party Agreements. Except as set forth in the Parent SEC Documents made through and including the date hereof or as permitted by this Agreement, from January 1, 2012 through the date hereof, there have been no agreements, arrangement or understandings between Parent or any Parent Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, on the other hand (other than those exclusively among Parent and the Parent Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (a “Parent Related Party Agreement”).

Section 4.30         Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company’s Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company’s Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon the representations and warranties set forth in this Agreement and its independent investigation and analysis of the Company and the Company’s Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of the Company’s Subsidiaries, or any of their respective affiliates, stockholders, controlling persons or Company Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement, the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement.

Section 4.31        No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of Parent, Merger Sub, Partnership Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or Partnership Merger Sub or with respect to any other information provided to the Company and its Subsidiaries in connection with the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 5.1    Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as required pursuant to this Agreement (including Section 6.13 or in response to requests of Parent or the Debt Financing Sources pursuant to Section 6.13), (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) as required pursuant to this Agreement (including Section 6.13 or in response to requests of Parent or the Debt Financing Sources pursuant to Section 6.13), (iii) as required by Law or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)     amend its charter, bylaws or equivalent organizational documents;
(b)     adjust, split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c)    subject to the second sentence of Section 6.16(a), declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or other equity interests of any Company Subsidiary, Company Equity Interests, or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the authorization and payment by the Company of daily dividends, payable monthly in accordance with past practice for the period up to the Closing Date (including the portion of any month in which the Closing occurs) at a rate not to exceed an annual rate of $0.68 per share of Company Common Stock (the dividend described in this clause (c)(A), the “Company Permitted Dividend” and together with the Parent Permitted Common Dividend, each a “Permitted Dividend”), (B) the declaration and payment of dividends or other distributions to the Company or any Company Subsidiary by any directly or indirectly wholly owned Company Subsidiary and (C) dividends or other distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the terms of the organizational documents of such Company Subsidiary;

(d)    (A) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Company Equity Interests, except from (i) holders of Restricted Company Shares in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Company Shares, or (ii) with respect to the redemption or conversion of any partnership units of the Company Operating Partnership in accordance with the terms of the agreement of limited partnership of the Company Operating Partnership, (B) grant any Person any right or option to acquire any Company Equity Interests, (C) issue, deliver or sell any additional capital stock or other Company Equity Interests, or (D) enter into any Contract with respect to the sale, voting registration or repurchase of any capital stock or other Company Equity Interests; provided, however, that (1) the Company may issue shares of Company Common Stock (A) upon the vesting of any Restricted Company Shares outstanding as of the date hereof, (B) pursuant to the Company Equity Plan to the extent required under the terms of the Company Equity Plan as in effect as of the date hereof, and (C) in connection with the redemption or conversion of any Company OP Units in accordance with the terms of the Company Operating Partnership Agreement and (2) the Company Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by the Company as may be reasonably required for the completion of the Company Pending Acquisitions;

(e)    except as required by any Company Leases, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by the Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary or joint venture partners pursuant to existing purchase rights or options listed on Section 5.1(e)(A) of the Company Disclosure Letter, or (B) the pending acquisitions set forth on Section 5.1(e)(B) of the Company Disclosure Letter (and, if applicable, subject to the conditions set forth therein) (the “Company Pending Acquisitions”);

(f)    sell, pledge, assign, transfer dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 5.1(f)(A) of the Company Disclosure Letter, (B) pledges and encumbrances on property and assets in the ordinary course of business consistent with past practices and that would not be material to any Company Property or any assets of the Company or any Company Subsidiary, (C) with respect to property or assets with a value of less than $25,000,000 in the aggregate and (D) sales to joint venture partners pursuant to existing purchase rights or options listed on Section 5.1(f)(D) of the Company Disclosure Letter;

(g)    incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under the Company’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted under this Agreement), (B) in connection with the funding or the completion of any Company Pending Acquisitions or (C) the refinancing of any existing Indebtedness of the Company or the Company Subsidiaries to the extent that the aggregate principal amount of such Indebtedness is not increased as a result thereof (provided, that the terms and conditions of such refinancing are no less favorable than that of the existing Indebtedness and shall provide that the Company be permitted to pay-off in full without premium or penalty such refinanced Indebtedness at the Closing);

(h)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, (B) loans or advances (i) required to be made under any of the Company Leases or ground leases affecting the Company Properties or (ii) made to non-affiliate tenants in the ordinary course of business consistent with practice, or (C) the loans or advances set forth on Section 5.1(h) of the Company Disclosure Letter;

(i)    enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of such existing Company Material Contract that occur automatically without any action by the Company or any Company Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise adversely affect the Company, any Company Subsidiary or Parent in any material respect or (C) as necessary to comply with the terms of this Agreement;

(j)    except as set forth on Section 5.1(j) of the Company Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for entering into any new lease that, if existing as of the date hereof, would be a Company Lease or renewing any Company Lease, in each case (i) in the ordinary course of business consistent with past practices and (ii) where the aggregate annual rent payments under any such new lease or Company Lease are less than $500,000;

(k)    other than with respect to any Security Holder Litigation, which is governed by Section 6.9, waive, release, assign, commence, settle or compromise any pending or threatened Legal Proceeding (A) of or against the Company or any of its Subsidiaries or (B) involving any present, former or purported holder or group of holders of the Company Common Stock, that in the case of (A) or (B)

(i) requires payment by the Company of an amount in excess of $500,000 in the aggregate, (ii) entails the incurrence of any obligation or liability of the Company in excess of such amount, including costs or revenue reductions or obligations that would impose any material restrictions on the business or operations of the Company or its Subsidiaries or (iii)  imposes any non-monetary relief; provided, however, the Company or any Company Subsidiary may waive, release, assign, commence, settle or compromise any property Tax appeals or Legal Proceedings against any tenants under Company Leases in the ordinary course of business consistent with past practice and where the requested relief does not exceed $1,000,000;

(l)    (A) enter into or adopt any Benefit Plan or (B) grant any awards under the Company Equity Plan, other than with respect to the grant of annual equity awards to directors of the Company in the ordinary course of business consistent with past practice;

(m)    make any material change to its methods of accounting in effect at December 31, 2013, except as required by a change in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, unless required by GAAP or the SEC;

(n)    enter into any new line of business;

(o)    knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause (A) the Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for United States federal income tax purposes or (2) a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(p)    (A) enter into any Company Tax Protection Agreement, (B) make, change or rescind any material election relating to Taxes, (C) change a material method of Tax accounting, (D) file or amend any material Tax Return, except as set forth in Section 5.1(k) above, (E) settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, (F) enter into any material closing agreement related to Taxes, (G) knowingly surrender any right to claim any material Tax refund, or (H) give or request any waiver of a statute of limitation with respect to any Tax Return, except in each case (i) if required by Law or (ii) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a REIT, Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(q)    adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Company Pending Acquisitions permitted pursuant to Section 5.1(e) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Merger or the ability of the Company Operating Partnership to consummate the Partnership Merger;

(r)    amend or modify the engagement letters entered into with the Company Financial Advisor or the Persons listed on Section 3.26 of the Company Disclosure Letter, in a manner adverse to the Company, any Company Subsidiary or Parent, or engage other financial advisers in connection with the Transactions;

(s)    except (A) as set forth in Section 5.1(s) of the Company Disclosure Letter, (B) as set forth in the individual property budgets for each Company Property made available to Parent prior to the date hereof or (C) for obligations of the Company or any Company Subsidiary under any Company Lease or any Company Ground Leases, make or commit to make any capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate; provided, however, that the foregoing shall in no way prohibit the Company from making any necessary capital expenditures in connection with an emergency or casualty at any Company Property which do not exceed $2,000,000 or are required under any Company Leases;

(t)    enter into, amend, modify or terminate, or grant any waiver under, the Advisory Agreement, the Sub-Advisory Agreement, the Dealer Manager Agreement and any other Company Related Party Agreement;

(u)    take any action under the Company Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Company Common Stock with respect to the Mergers or the other Transactions;

(v)    incur or pay transaction expenses of the type specified on Section 5.1(v) of the Company Disclosure Letter greater than the amount specified on Section 5.1(v) of the Company Disclosure Letter; or

(w)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise. If the Company determines that it is necessary to take any such action, it shall notify Parent as soon as reasonably practicable prior to the taking of such action.
Section 5.2    Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall, and shall cause each of the Parent Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice (it being understood that this clause (x) shall not restrict Parent from the issuance of any Parent Equity Interests if such issuance is permitted by Section 5.2(d) or the incurrence of any indebtedness or the entry into any transactions if such incurrence or entry is permitted by Section 5.2(i)) and (y) use their respective reasonable best efforts to maintain in all material respects their assets and properties in their current condition (ordinary wear and tear excepted), preserve their business organizations intact in all material respects, and maintain existing relations and goodwill with Governmental Entities, alliances, customers, lenders, tenants, employees and business associates in all material respects. Without limiting the generality of the foregoing, and except (i) as set forth in Section 5.2 of the Parent Disclosure Letter, (ii) as required pursuant to this Agreement, (iii) as required by Law or (iv) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), between the date of this Agreement and the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent shall not, and shall not permit any Parent Subsidiary to, directly or indirectly:

(a)    amend its charter, bylaws or equivalent organizational documents in a manner adverse to the Company;

(b)    adjust, split, combine, subdivide or reclassify any shares of capital stock of Parent or any Parent Subsidiary;

(c)    subject to the second sentence of Section 6.16(a), declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent, Parent Equity Interests of Parent, or other equity securities or ownership interests in Parent, except for the authorization and payment by Parent of dividends for the period up to the Closing Date (including the portion of any month in which the Closing occurs) at a rate not to exceed (i) in respect of Parent Common Stock, 100% of Parent’s Cash Available for Distribution (the dividend described in this clause (c)(A)(i), the “Parent Permitted Common Dividend”), (ii) $0.54688 per share of Parent Series A Preferred Stock, (iii) $0.51563 per share of Parent Series B Preferred Stock, (iv) $0.55469 per share of Parent Series C Preferred Stock, (v) $0.53125 per share of Parent Series D Preferred Stock and (vi) $0.54688 per share of Parent Series E Preferred Stock (the dividends described in clauses (c)(A)(ii) - (c)(A)(vi) together with the Parent Permitted Common Dividend, the “Parent Permitted Dividends”);

(d)    (A) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, directly or indirectly, any capital stock or other Parent Equity Interests, except with respect to the settlement of any Parent RSU Awards pursuant to their terms, (B) grant any Person any right or option to acquire any Parent Equity Interests, (C) issue, deliver or sell any additional capital stock or other Parent Equity Interests, or (D) enter into any Contract with respect to the sale, voting registration or repurchase of any capital stock or other Parent Equity Interests; provided, however, that (1) Parent and/or Parent Subsidiaries, as applicable, may (i) grant annual equity awards to directors of Parent in the ordinary course of business consistent with past practice, (ii) grant equity awards to employees of Parent or a Parent Subsidiary in the ordinary course of business consistent with past practice, (iii) issue shares of Parent Common Stock, LTIP Units or other Parent Equity Interests (A) in connection with the settlement of any Parent RSU Awards outstanding as of the date hereof, (B) pursuant to the Parent Equity Plan as in effect as of the date hereof or (C) pursuant to the terms of the agreements or other awards set forth on Section 5.2(d) of the Parent Disclosure Letter, (iv) issue Parent Equity Interests in connection with a public offering or on market terms and (v) enter into any Contract with respect to any of the foregoing clauses (i) through (iv), and (2) the Parent Subsidiaries may issue equity solely to form special purpose entities that will be wholly owned directly or indirectly by the Company as may be reasonably required for the completion of any pending acquisitions;

(e)    enter into a line of business that is not commercial real estate;

(f)    knowingly take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to cause Parent to fail to qualify as a REIT;

(g)    enter into, amend, modify or terminate, or grant any waiver under the NSAM Management Agreement or any similar external management or advisory agreement in a manner that is adverse to the stockholders of Parent, taken as a whole;

(h)    take any action under the Parent Governing Documents or otherwise (including by resolution) that would give dissenters’, appraisal or similar rights to the holders of Parent Common Stock with respect to the Mergers or the other Transactions;

(i)    incur indebtedness (other than the Debt Financing) or enter a merger agreement, acquisition agreement or disposition agreement or authorize a liquidation, dissolution, consolidation, bankruptcy or other reorganization, in each case that would reasonably be expected to materially delay the Closing or have a material adverse effect on the ability of the Parent, Merger Sub or Partnership Merger Sub to consummate the Mergers; or

(j)    authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise. If Parent determines that it is necessary to take any such action, it shall notify the Company as soon as reasonably practicable prior to the taking of such action.
Section 5.3        No Solicitation; Change in Recommendation.

Except as otherwise expressly provided in this Section 5.3, from the date hereof until the Company Merger Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of its Subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or assist any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, or furnish to any other Person information or afford to any other Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries, in each case, in connection with, or for the purpose of facilitating or assisting, a Competing Proposal, (C) enter into any Contract (including any letter of intent or agreement in principle) with respect to a Competing Proposal (each, a “Company Acquisition Agreement”) or (D) grant any waiver, amendment or release under any standstill or confidentiality agreement or any Takeover Statute (provided, that notwithstanding anything contained herein to the contrary, the Company may waive any provision that prohibits a confidential proposal being made to the Company Board of Directors (directly or indirectly through the Company’s Representatives)).

(a)    Promptly following the execution of this Agreement, the Company shall, and shall cause each of its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, discussions or negotiations with any Persons with respect to a Competing Proposal and request that any such Person promptly return and/or destroy all confidential information concerning the

Company and the Company’s Subsidiaries to the extent permitted pursuant to a confidentiality agreement with any such Persons.

(b)    Notwithstanding anything to the contrary contained herein, if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made on or after the date hereof and was not the result of a breach by the Company of this Section 5.3 in any material respect, (A) the Company and its Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof and (B) if the Company Board of Directors, or the Special Committee, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided, that the Company shall promptly provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal. The Company shall promptly (and in any event, within twenty-four (24) hours) notify Parent, Merger Sub and Partnership Merger Sub after it or any of its Subsidiaries or any of their respective Representatives has received a Competing Proposal or the initial request for non-public information concerning the Company or any Company Subsidiary. Such notice to Parent shall indicate the identity of the Person making such request and include the material terms and conditions of such Competing Proposal.

(c)    Following the date hereof, the Company shall keep Parent reasonably informed on a current basis of any material developments, discussions or negotiations regarding any Competing Proposal (whether made before or after the date hereof) and upon the request of Parent shall apprise Parent of the status of such Competing Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(d)    Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to recommend to its stockholders that the Company Stockholder Approval be given or fail to include the Company Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or, in a manner adverse to Parent, modify, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement or other disclosure in connection with a tender offer or exchange offer other than as provided in Section 5.3(f), (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Competing Proposal, or (E) fail to make or reaffirm the Company Board Recommendation within five (5) business days following Parent’s written request to do so following the Company’s or its Representatives’ receipt of a Competing Proposal or any material change thereto (each of the actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement) or (iii) take any action pursuant to Section 8.1(e). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may make a Company Adverse Recommendation Change and terminate this Agreement pursuant to Section 8.1(e) and enter into a Company Acquisition Agreement with respect to a Competing Proposal, if and only if, the Company receives a Competing Proposal that was not the result of a breach by the Company of this Section 5.3 in any material respect and that the Company Board of Directors or Special Committee determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes a Superior Proposal; provided, that in order to make a Company Adverse Recommendation Change or terminate this Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal:

(I)    the Company Board of Directors shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ duties under applicable Law;
(II)    (A) the Company shall have given Parent at least four (4) business days’ prior written notice of its intention to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(e), which notice shall specify in reasonable detail the basis for the Company Adverse Recommendation Change or termination and the identity of the party making such Superior Proposal and the material terms thereof and include copies of the current drafts of all material agreements between the Company and the party making such Superior Proposal and relating to such Superior Proposal (to the extent in the Company’s possession);
(III)    the Company shall have negotiated, and shall have caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate; and
(IV)    following the end of such notice period, the Company Board of Directors shall have considered in good faith any proposed revisions to this Agreement proposed by Parent (or as to other proposals made by Parent) in writing, and shall have determined, after consultation with its independent financial advisors and outside legal counsel that such Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect; provided, that in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in subclause (II) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) business days; and provided, further, that any purported termination of this Agreement pursuant to this Section 5.3(e) shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1(e) and the Company pays Parent the Company Termination Payment in accordance with Section 8.2(b) prior to or concurrently with such termination.
(a)    Nothing in this Section 5.3 shall prohibit the Company Board of Directors from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the Company Board of Directors has determined in good faith, after consultation with legal counsel, that the failure to do so would create a material risk of a breach by the Company Board of Directors of its duties under applicable Law; provided, that any disclosures (other than those made pursuant to clause (ii) of this Section 5.3(f)) that are not an express rejection of any applicable Competing Proposal or an express reaffirmation of the Company Board Recommendation shall be deemed a Company Adverse Recommendation Change.
(b)    The Company acknowledges and agrees that any violation of the restrictions set forth in this Section 5.3 by any Subsidiary of the Company or the Representatives of the Company or

any Subsidiary of the Company acting at the direction of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 5.3 by the Company.

(c)    As used in this Agreement, “Competing Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more, in each case, other than the Transactions.

(d)    As used in this Agreement, “Superior Proposal” shall mean any written Competing Proposal that was not the result of a breach by the Company of this Section 5.3 in any material respect and that the Company Board of Directors has determined, after consulting with the Company’s outside legal counsel and independent financial advisors is reasonably likely to be consummated in accordance with its terms and that if consummated, would reasonably be likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Transactions (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%.”

Section 5.4    Form S-4 and Joint Proxy Statement.

(a)    As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Stock issuable in the Mergers, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Stockholder Meeting. Each of the Company and Parent shall use its reasonable best efforts to (x) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (z) keep the Form S-4 effective for so long as necessary to complete the Mergers. Each of the Company and Parent shall furnish all information concerning itself, its affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and

Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Stock in the Mergers, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such actions.

(b)    If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.4(b) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any information concerning or related to the Company, its affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent, its affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c)    As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board of Directors, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3(e). Notwithstanding the foregoing provisions of this Section 5.4(c), if, on a date for which the Company Stockholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Parent may require the Company, and the Company shall have the right, to adjourn or postpone the Company Stockholder Meeting up to two (2) times (provided, that the Company Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Company Stockholder Meeting may not be postponed or adjourned on the date the Company Stockholder Meeting is scheduled if the Company shall have received proxies in respect of an aggregate number of shares of Company Common Stock, which have not been withdrawn, such that the Company Stockholder Approval will be obtained at such meeting.

(d)    As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent entitled to vote at the Parent Stockholder Meeting and to hold the Parent Stockholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.4(d), if, on a date for which the Parent Stockholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, the Company may require Parent, and Parent shall have the right, to adjourn or postpone the Parent Stockholder Meeting up to two (2) times (provided, that the Parent Stockholder Meeting shall not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)); provided, however, the Parent Stockholder Meeting may not be postponed or adjourned on the date the Parent Stockholder Meeting is scheduled if Parent shall have received proxies in respect of an aggregate number of shares of Parent Common Stock, which have not been withdrawn, such that Parent Stockholder Approval will be obtained at such meeting. Nothing contained in this Agreement shall be deemed to relieve Parent of its obligation to submit the issuance of the Parent Common Stock in the Mergers to its stockholders for a vote on the approval thereof.

(e)    The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Access; Confidentiality; Notice of Certain Events.

(a)    From the date of this Agreement until the Company Merger Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law and Contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, and with respect to the Company only, shall use commercially reasonable efforts to cause the Company Advisor and the Company Sub-Advisor to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (to the extent not publicly available), and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information, (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or duty (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Company Merger Effective Time, each of Parent, Merger Sub and Partnership Merger Sub shall not, and shall cause their respective Representatives and affiliates not to, contact or otherwise communicate with the employees of the Company Advisor or the Company Sub-Advisor (other than those employees set forth on Section 6.1(a) of the Company Disclosure Letter) or other parties with which the Company or any Company Subsidiary has a business relationship (including any tenants or lenders) regarding the business of the Company and the Company Subsidiaries or this Agreement and the Transactions without the prior written consent of the Company. Prior to the Company Merger Effective Time, the Company shall not, and shall cause its Representatives and affiliates not to, contact or otherwise communicate with the employees of Parent or any Parent Subsidiary (other than those employees set forth on Section 6.1(a) of the Parent Disclosure Letter) or other parties with which Parent or any Parent Subsidiary has a business relationship (including any tenants or lenders) regarding the business of Parent and the Parent Subsidiaries, this Agreement and the Transactions without the prior written consent of Parent.

(b)    Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(c)    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party (A) from any Governmental Entity in connection with this Agreement, the Mergers or the other Transactions, (B) from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Mergers or the other Transactions, or (C) with respect to the Company only, of any written notice received from any Person in connection with (I) any violation or default under or notice to terminate, not renew or challenge the validity or enforceability of any Company Material Contract or any Material Company Lease or (II) any event or circumstance that would give rise to any option to purchase, right of first refusal or first offer, or any other right to purchase in favor of any Person under any Company Material Contract or Material Company Lease, which, in each case of clause (I) or (II) would, individually, cause losses to the Company or any Company Subsidiary of more than $5,000,000 or, in the aggregate, cause losses to the Company or any Company Subsidiary of more than $25,000,000, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its

Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Mergers or any other Transaction, and (iii) upon becoming aware of the occurrence or impending occurrence of any event, change, development or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which makes or is reasonably likely to make any of the conditions set forth in Article VII to not be satisfied. The failure to deliver any such notice, in and of itself, shall not result in the failure of, or otherwise affect, any of the conditions set forth in Article VII.

Section 6.2    Consents and Approvals.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Mergers and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Mergers and the other Transactions, (iii) the defending of any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other Transactions, including seeking to have any stay or temporary restraining Order entered by any court or other Governmental Entity vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other Transactions and to fully carry out the purposes of this Agreement; provided, that notwithstanding the foregoing or any other provisions of this Agreement, nothing contained in this Agreement (including this Section 6.2(a)) shall require or obligate Parent or any of its affiliates to, and the Company shall not, without the prior written consent of Parent, in each case in connection with obtaining any approval or consent from any Governmental Entity with respect to the Mergers, (A) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, Order, registration or approval of a Governmental Entity or (B) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of Parent, the Company or any of their respective Subsidiaries, or any interest or interests therein, if any such action set forth in clauses (A) or (B) would reasonably be expected to have (x) a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or (y) a material adverse effect on Parent or its affiliates (determined by reference to the magnitude of the business of the Company being acquired by Parent pursuant hereto).

(b)    In connection with and without limiting the foregoing, each of Parent and the Company shall give (or shall cause to be given) any notices to any Person, and each of Parent and the Company shall use, and cause each of their respective affiliates to use, its reasonable best efforts to obtain any consents from any Person not covered by Section 6.2(a) that are necessary, proper or advisable to consummate the Mergers. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers and the other Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Entity. Notwithstanding the foregoing, obtaining any approval or consent from any Person pursuant to this Section 6.2(b) shall not be a condition to the obligations of the Parties to consummate the Mergers.

(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers, none of the Company or any of the Company Subsidiaries, Parent or any of its Subsidiaries or any of their respective Representatives, shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person prior to the Company Merger Effective Time. Subject to the foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents. The Parties acknowledge and agree that no approval or consent of any such Person is a condition to the obligations of any Party to effect the Mergers.

Section 6.3    Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that, except as set forth in Section 5.3, the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Company Adverse Recommendation Change; provided, further, each Party and their respective controlled affiliates may make oral statements that are not inconsistent with previous written press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3; provided, further, that Parent shall not be required to provide any such review or opportunity to comment to the Company, in connection with any prospectus, “road show” materials, press release, or other written materials in connection with any issuance of Parent Equity Interests or other capital raising initiatives as permitted by Section 5.2 so long as such statements are consistent in substance with previous written press releases, written public disclosures or other written statements made by Parent and the Company in compliance with this Section 6.3 and not adverse to the consummation of the Mergers.

Section 6.4    Directors’ and Officers’ Insurance and Indemnification.

(a)    Parent shall cause the Surviving Entity to honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Company Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b)    Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Company Merger Effective Time, Parent (but only to the extent the Covered Persons would be permitted to be indemnified by the Company under the Company Governing Documents and applicable Law) and the Surviving Entity shall, and Parent shall cause the Surviving Entity to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by applicable Law, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

(c)    For a period of six (6) years after the Company Merger Effective Time, the limited liability company agreement of the Surviving Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Company Merger Effective Time than are currently set forth in the Company Governing Documents and the certificate of formation of the Surviving Entity shall not contain any provisions contrary to the foregoing. The Indemnification Agreements with Covered Persons that survive the Mergers shall continue in full force and effect in accordance with their terms.

(d)    For a period of six (6) years after the Company Merger Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Company Merger Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) business days prior to the Company Merger Effective Time, then, in lieu of the foregoing insurance, effective as of the Company Merger Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Company Merger Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Company Merger Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage).

(e)    In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(f)    The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.5    Takeover Statutes. The Parties and their respective boards of directors (or equivalent) shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions. The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and, at the request of Parent, their respective affiliates) from any Takeover Statute of any jurisdiction that may purport to be applicable to the Mergers or any of the other Transactions or otherwise cause any restrictions in any Takeover Statute not to apply to any such Person, except in connection with the concurrent termination of this Agreement and entry into a Company Acquisition Agreement that constitutes a Superior Proposal in accordance with Section 8.1(e).

Section 6.6    Obligations of Merger Sub and Partnership Merger Sub. Parent shall take all action necessary to cause Merger Sub, Partnership Merger Sub, the Surviving Entity and the Surviving Partnership Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7    Rule 16b-3. Prior to the Company Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8        Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Company Merger Effective Time, and (ii) prior to the Company Merger Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.9    Security Holder Litigation. In the event that any Legal Proceeding related to this Agreement, the Mergers or the other Transactions is brought against the Company and/or its officers, directors and/or Representatives by security holders of the Company (a “Security Holder Litigation”), the Company shall promptly notify Parent of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such litigation against the Company and/or its directors by security holders of the Company, and no settlement thereof shall be agreed to without Parent’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.10        Director Resignations. The Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company and its wholly-owned Subsidiaries in office immediately prior to the Company Merger Effective Time, such resignations to be effective as of the Company Merger Effective Time.

Section 6.11        Tax Matters.

(a)    The Company shall use its commercially reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.2(d), (ii) deliver to Morris, Manning & Martin, LLP a tax representation letter, dated as of the Closing Date and signed by an officer of the Company and the Company Operating Partnership, containing representations of the Company and the Company Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinion described in Section 7.2(d).

(b)    Parent shall use its commercially reasonable efforts to (i) obtain the opinion of counsel referred to in Section 7.3(c), (ii) deliver to Hunton & Williams LLP a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, containing representations of Parent reasonably necessary or appropriate to enable Hunton & Williams LLP to render the tax opinion described in Section 7.3(c).

(c)    During the period from the date of this Agreement to the Company Merger Effective Time, the Company and the Company Subsidiaries shall (i) prepare and timely file all material Tax Returns required to be filed by them on or before the Closing Date (taking into account applicable extensions) (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by a change in applicable law, (ii) fully and timely pay all material amounts of Taxes due and payable in respect of such Post-Signing Returns that are so filed, (iii) properly reserve (and reflect such reserve in their books and records and financial statements to the extent required under GAAP) for all material amounts of Taxes payable by them for which no Post-Signing Return is due prior to the Company Merger Effective Time in a manner consistent with past practice and (iv) promptly notify Parent of any federal, state, local or foreign income or franchise Tax audit and any other Legal Proceeding pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims.

(d)    Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the Transactions (together with any related interest, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

Section 6.12     Financing.

(a)    Subject to the terms and conditions of this Agreement (including Section 6.12(d)), each of Parent and Merger Sub shall use its reasonable best efforts (taking into account the anticipated timing of the Outside Date) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing and obtain the full amount of the proceeds of the Debt Financing as soon as reasonably practicable on the terms and conditions (including the “flex” provisions) described in the Debt Financing Letters, including using its reasonable best efforts to (i) comply with its obligations under the Debt Commitment Letter, (ii) negotiate, execute and deliver definitive agreements with respect to the Debt Commitment Letter on terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in, the Debt Financing Letters) no less favorable in all material respects to Parent and Merger Sub than those contained in the Debt Commitment Letter, (iii) timely prepare any offering documents, marketing materials and/or rating agency presentations required with respect to the Debt Financing and other information required under the Debt Commitment Letter, (iv) satisfy (or obtain a waiver of) all conditions applicable to, and within the control of, Parent and Merger Sub contained in the Debt Commitment Letter (including definitive agreements related thereto), (v) take all actions reasonably necessary to satisfy the pre-closing requirements set forth in the “Security” section, the “Cooperation” section and the “Third-party Reports” sections in the Term Sheet to the Debt Commitment Letter and (vi) consummate the Debt Financing at or prior to the Closing Date, subject to the terms and conditions contained herein. Notwithstanding anything to the contrary in the immediately preceding sentence, each of Parent and Merger Sub shall use its reasonable best efforts to take, and shall use its reasonable best efforts to cause each of its affiliates to take, all actions necessary to maintain in effect, and enforce its rights under, the Debt Commitment Letter (including any definitive agreements relating thereto). The exercise by Parent and Merger Sub of the right under the Debt Financing Letters to remove assets from the collateral pool of the Debt Financing (such assets, “Excluded Assets”) shall not be deemed to be a breach of Parent and Merger Sub’s obligations under this Section 6.12(a) if the aggregate funds that would be available to Parent, Merger Sub and Partnership Merger Sub at the Closing (taking into account the amount of the Debt Financing after such exclusion, any Alternative Debt Financing with respect to any of the Excluded Assets, and cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date) would be sufficient to pay the Merger Consideration, fund the reserves required to be funded at Closing in connection with the Debt Financing and any such Alternative Debt Financing and pay all fees and expenses required to be paid at the Closing by Parent, Merger Sub, Partnership Merger Sub, the Company, the Operating Partnership or the Company Subsidiaries in connection with the Mergers, the other Transactions, the Debt Financing and any such Alternative Debt Financing.
(b)    Parent and Merger Sub shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any amendment or modification to, or grant any waiver of any provision or remedy under, the Debt Financing Letters, if such amendment, modification or waiver would (A) reduce the aggregate amount of the Debt Financing or increase the aggregate amount of reserves required to be funded at Closing in connection with the Debt Financing, or both, in each case, such that the aggregate funds that would be available to Parent, Merger Sub and Partnership Merger Sub at the Closing (taking into account other financial resources of Parent, Merger Sub and Partnership Merger Sub, including cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date) would not be sufficient to pay the Merger Consideration, fund the reserves required to be funded at Closing in connection with the Debt Financing and pay all fees and expenses required to be paid at the Closing by Parent, Merger Sub, Partnership Merger Sub, the Company, the Operating Partnership or the Company Subsidiaries in connection with the Mergers, the other Transactions and the Debt Financing, (B) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or other terms in a manner that would reasonably be expected to (x) materially delay or prevent the ability of Parent, Merger Sub, Partnership Merger Sub or the Company to enforce its rights against any other party to any Debt Commitment Letter, the ability of Parent, Merger Sub or Partnership Merger Sub to consummate the Transactions or the likelihood of the consummation of the Transactions or (y) make the funding of the Debt Financing on the Closing Date or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, or (C) relieve any Debt Financing Source of any of its funding commitment under a Debt Commitment Letter (it being understood that Parent may amend, restate, modify or supplement any Debt Commitment Letter to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the debt financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, in each case, so long as the existing Debt Financing Sources shall remain obligated to fund the portions of the Debt Financing as set forth in the Debt Commitment Letter on the date hereof). Any reference in this Agreement to (I) “Debt Financing” shall include the financing contemplated by the Debt Financing Letters as amended or modified in compliance with this Section 6.12 and (II) “Debt Commitment Letter” or “Debt Financing Letters” shall include such documents as amended or modified in compliance with this Section 6.12(b).

(c)    Without limiting the foregoing, to the extent necessary in order to consummate the Debt Financing, Parent agrees that it will, or will cause its affiliates to (i) pay or fund (or satisfy with a letter of credit, to the extent permitted under the Term Sheet to the Debt Commitment Letter or otherwise acceptable to the Debt Financing Sources) all reserves required by the Debt Financing Sources pursuant to the Term Sheet to the Debt Commitment Letter (unless Parent otherwise will have obtained Alternative Financing on or prior to the Closing in amounts sufficient to consummate the Mergers and the other Transactions and to make, pay and/or satisfy, on or before the Closing Date, all fees, expenses and reimbursements contemplated by the Financing Purposes), (ii) validly execute and deliver any “non-recourse” carve-out guarantees required by the Debt Commitment Letter, (iii) pay, upon request of the Debt Financing Sources, all diligence expenses required to be reimbursed under the Debt Commitment Letter and (iv) acquire any interest rate cap agreement required by the Debt Commitment Letter.

(d)    Parent and Merger Sub shall inform the Company on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice after becoming aware of (i) any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in a material breach or default) by any party to any Debt Commitment Letter or any definitive agreement related thereto, (ii) any termination of the Debt Financing contemplated by any Debt Commitment Letter and/or (iii) the implementation of any of the “flex”

provisions in order to effect all or any portion of the Debt Financing, if such “flex” provisions would prevent or delay in any material respect the ability of Parent to consummate the Mergers.

(e)    If, notwithstanding the use of reasonable best efforts by Parent to satisfy its obligations under this Section 6.12, the Debt Commitment Letter (or any definitive financing agreements relating thereto) expires or is terminated prior to the Closing, in whole or in part, for any reason, including as a result of a breach or repudiation, or if any portion of the Debt Financing becomes unavailable (other than pursuant to the loan reduction provisions contained in the Debt Commitment Letter) on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter (other than due to a breach by the Company of this Agreement which would (i) result in the failure of the conditions in Section 7.1 or Section 7.2 to be satisfied or (ii) prevent or render impracticable the consummation of the Debt Financing on the Closing Date), each of Parent and Merger Sub will (1) use its reasonable best efforts to obtain, on a prompt basis, alternative financing from alternative sources (the “Alternative Debt Financing”) in an amount such that the aggregate funds that would be available to Parent, Merger Sub and Partnership Merger Sub at the Closing (taking into account other financial resources of Parent, Merger Sub and Partnership Merger Sub, including available cash on hand and marketable securities of Parent, Merger Sub, Partnership Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date and any then-available Debt Financing pursuant to any then-existing Debt Commitment Letter) will be sufficient to pay the Merger Consideration, fund the reserves required to be funded at Closing in connection with the Debt Financing and pay all fees and expenses required to be paid at the Closing by Parent, Merger Sub, Partnership Merger Sub, the Company, the Operating Partnership or the Company Subsidiaries in connection with the Mergers, the other Transactions and any such Alternative Debt Financing, and to obtain a new financing commitment letter with respect to such Alternative Debt Financing (the “New Debt Commitment Letter”) and any new related fee letters (the “New Fee Letter”), which shall replace the existing Debt Commitment Letter and related Fee Letters, respectively, in whole or in part, and (2) promptly notify the Company of such unavailability and the reason therefor and promptly provide copies of any such New Debt Commitment Letter or New Fee Letter to the Company; provided, that Parent and Merger Sub shall not be required to arrange or obtain any such Alternative Debt Financing on terms and conditions (including any fees and/or “flex” provisions) that are less favorable to Parent and Merger Sub (in the aggregate) than those terms and conditions contained in the Debt Financing Letters. In the event any New Debt Commitment Letter is obtained, (i) any reference in this Agreement to the “Debt Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below and (ii) any reference in this Agreement to the “Debt Commitment Letter” or the “Debt Financing Letters” shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(f)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) commence any litigation or similar enforcement action against the Debt Financing Sources to enforce Parent’s or Merger Sub’s rights under the Debt Financing Letter, (ii) pay any amounts, fees or expenses in excess of those contemplated in the Debt Financing Letters (whether to secure waiver of any conditions contained therein or otherwise), (iii) amend or waive any of the terms or conditions hereof or (iv) consummate the Closing at any time prior to the date determined in accordance with Section 1.3.

Section 6.13    Financing Cooperation.

(a)    Prior to the Company Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to, and shall use commercially reasonable efforts to cause the Company Advisor and Company Sub-Advisor to, provide to Parent such cooperation reasonably requested by Parent to cause the conditions and covenants in the Debt Financing Letters to be satisfied or otherwise that is necessary, proper, advisable or desirable, or reasonably requested by Parent, in connection with the Debt Financing or any issuances of Parent Equity Interests permitted by Section 5.2. Such cooperation shall include using reasonable best efforts to:

(i)    (A) furnish Parent and the Debt Financing Sources as promptly as practicable with (1) financial statements regarding the Company and its Subsidiaries as are (x) reasonably requested by Parent (including on behalf of the Debt Financing Sources), (y) within the Company’s control and (z) customarily prepared by the Company or for the Company by the Company Advisor or the Company Sub-Advisor in the ordinary course of business, (2) furnish Parent and the Debt Financing Sources as promptly as practicable with information regarding the tenants in the properties securing the Debt Financing of the type and form customarily included in securitizations including financial data, audit reports and other financial and property-related information, provided that such information is (x) requested by Parent (including on behalf of the Debt Financing Sources), (y) currently in the Company’s possession or actually received by the Company after the date hereof and prior to the Closing and (z) which the Company is permitted to share with Parent and their Debt Financing Sources, (3) such third party reports regarding the Company’s properties as are currently in the Company’s possession or are actually received by the Company after the date hereof and prior to the Closing and (4) rent rolls, schedules of tenant security deposits, aging reports, schedules of outstanding tenant improvement and leasing commission, operating and capital budgets, insurance policies, existing surveys, zoning reports, leases, management agreements, licenses, information related to RIDEA assets, and documentation regarding Medicare and Medicaid and other healthcare related items, in each case, if and only to the extent that the foregoing are (x) currently in the Company’s possession, (y) actually received by the Company after the date hereof and prior to the Closing or (z) customarily prepared by the Company or for the Company by the Company Advisor or the Company Sub-Advisor in the ordinary course of business;

(ii)    execute and deliver any representation letter to auditors and any other certificate or document and back-up therefor and other certificates or documents required to satisfy the conditions in the Debt Financing Letters, or as otherwise may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral; provided, that the Company shall not be required to execute any document in connection with this Section 6.13(a)(ii) that would be effective at any time before the Company Merger Effective Time or participate in negotiating any definitive agreements described in this Section 6.13(a)(ii) or otherwise with respect to the Debt Financing;

(iii)    use reasonable best efforts to obtain accountants’ comfort letters, consents of accountants, corporate and facilities ratings, consents to transfer and waivers of first refusal, consents from governmental agencies (such as licenses for RIDEA assets, PILOT or similar tax incentive programs), landlord waivers and estoppels, non‑disturbance agreements, legal opinions, surveys and title insurance (including providing reasonable access to Parent and its Representatives to all owned real property and leased real property), engineering reports, environmental and other inspections and other documentation and items relating to the Debt Financing as may be reasonably requested by Parent (it being understood that all written communications with such Persons in connection with the foregoing shall either be (x) prepared by the Company and in form reasonably satisfactory to Parent or (y) at the request of the Company, prepared by Parent and in form reasonably acceptable to the Company);

(iv)    grant Parent and the Debt Financing Sources access to the Company and Company Subsidiaries’ respective owned real estate properties and, subject to obtaining required third party consents with respect thereto (which the Company shall use reasonable efforts to obtain), leased real estate properties that will secure the Debt Financing (including cooperating in and facilitating the completion of field examinations, collateral audits, asset appraisals, surveys, Phase I environmental site assessments and engineering/property condition reports) (provided, however, that, notwithstanding anything to the contrary in this Agreement, (A) none of Parent, the Debt Financing Sources or their Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any such property, unless and only to the extent (I) recommended pursuant to a third party environmental report and (II) Parent shall first have delivered to the Company a written request to conduct such testing or sampling, which request shall (x) specify each property to be tested or sampled, and include a copy of the third-party environmental report recommending such testing or sampling and (y) include a representation from an authorized officer of Parent to the effect that (1) such testing or sampling is reasonably necessary in order to effect the Debt Financing without any reduction in the loan amount, or increase in reserves, in connection with the applicable environmental issue and (2) the representations and warranties in Section 4.24 (modified to substitute “as of the date of this request” for each instance of “as of the date of this Agreement”) are true and correct in all material respects on the date of such request (B) Parent and the Debt Financing Sources shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) business days’ prior written notice thereof, setting forth the inspection that Parent, the Debt Financing Sources or their Representatives intend to conduct and (C) the Company shall be entitled to have representatives present at all times during any such inspection; and

(v)    reasonably facilitating the pledging or the re-affirmation of the pledge of collateral (including with respect to obtaining and delivering of pay-off letters and Lien terminations, in each case contingent on the consummation of the Mergers, in form and substance reasonably satisfactory to Parent, and other cooperation in connection with the repayment or other retirement of existing Indebtedness and the release and termination of any and all related Liens in connection with the consummation of the Mergers).

(b)    Notwithstanding anything in this Section 6.13 to the contrary, until the Company Merger Effective Time occurs, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers or directors, as the case may be, shall be required to (A) pay any commitment or other fee in connection with any proposed Debt Financing, (B) enter into any definitive agreement, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents, related to any proposed Debt Financing that will be effective at any time before the Company Merger Effective Time (provided, the Company shall reasonably cooperate to name designees of Parent to be officers of the Company effective immediately prior to the Company Merger Effective Time so that such officers may execute and deliver such documents (and such officers shall have no other authority until the Company Merger Effective Time)), (C) unless promptly reimbursed by Parent upon written request of the Company, be required to incur any other out of pocket expenses (other than immaterial incidental expenses) in connection with the Debt Financing, (D) have the pre-Closing Board of Directors of the Company or any committee thereof, or the Company Advisor or the Company Sub-Advisor, adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained or (E) except as expressly provided above, take any corporate actions prior to the Company Merger Effective Time to permit or facilitate the consummation of the Debt Financing.

(c)    Parent shall, promptly upon request by the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than information provided by the Company or any of the Company Subsidiaries) and all other actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at the request of Parent pursuant to this Section 6.13, except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company’s, any Company Subsidiary’s or their respective Representatives’ fraud, gross negligence, willful misconduct or bad faith.

(d)    All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreements; provided, that Parent and Merger Sub shall be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that are or may become parties to the Debt Commitment Letter and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing, or to their respective counsel and auditors subject to customary confidentiality arrangements for use by any of them of such information in connection with the Debt Financing, and to rating agencies in connection with obtaining ratings of the Debt Financing.

Section 6.14    Termination of Agreements. The Company shall terminate, effective as of the Company Merger Effective Time, the Advisory Agreement, the Sub-Advisory Agreement and the Dealer Manager Agreement, in each case without any payments or fees other than as required under the terms contained in such agreements and under Section 5.1(g) of the Partnership Agreement.

Section 6.15    Special Committee Outside Legal Counsel. Notwithstanding anything to the contrary in this Agreement or any pre-existing engagement agreements between Latham & Watkins LLP and the Company or between McGuireWoods LLP and the Company, in either case, for the benefit of the Special Committee, all parties to this Agreement acknowledge and agree that: (i) regardless of whether Latham & Watkins LLP and/or McGuireWoods LLP is engaged by a Special Committee or by the Company to represent a Special Committee, Latham & Watkins LLP’s and/or McGuireWoods LLP’s attorney-client relationship in connection with the preparation and negotiation of this Agreement and the consummation of the Transactions is with such Special Committee and not with the Company or any Company Subsidiary; (ii) as counsel to a Special Committee in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions, Latham & Watkins LLP and/or McGuireWoods LLP has provided and will provide advice solely to that Special Committee, and not to the Company or any Company Subsidiary; (iii) Latham & Watkins LLP and/or McGuireWoods LLP has provided services to the Special Committee charged with consideration and assessment of strategic alternatives, leading to and then including, but not limited to the Transactions, the preparation and negotiation of this Agreement, the preparation of the Joint Proxy Statement, and all other matters related to the closing of the Mergers and the other Transactions (and without creating any attorney-client relationship with the Company in respect of such activities); (iv) to the extent that Latham & Watkins LLP and/or McGuireWoods LLP has provided services as counsel to a Special Committee with, on behalf of or benefiting the Company in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions, it has done so solely at the direction of and for the Special Committee; (v) the attorney-client relationship with respect to Latham & Watkins LLP’s and/or McGuireWoods LLP’s services in connection with the preparation and the negotiation of this Agreement and the consummation of the

Transactions, including all related documents and communications, belong solely to the Special Committees for which Latham & Watkins LLP and/or McGuireWoods LLP provided such services and work product; (vi) only the Special Committee can waive any privilege relating to Latham & Watkins LLP’s and/or McGuireWoods LLP’s services and work product for such Special Committee in connection with the preparation and the negotiation of this Agreement and the consummation of the Transactions; and (vii) none of the attorney-client relationships or work product referred to or described in (i)-(iv) of this section are or shall be deemed to be assets of the Company or Company Subsidiaries, and all parties agree that the attorney-client relationship, documents and communications, and any privileges associated therewith shall not be transferred to Parent, Merger Sub, Partnership Merger Sub or any affiliate of Parent by reason of the Mergers and the other Transactions and all of which attorney-client relationships and work product are specifically excluded from the Mergers and the other Transactions.

Section 6.16    Dividends.

(a)    From and after the date of this Agreement until the earlier of the Company Merger Effective Time and termination of this Agreement pursuant to Section 8.1, neither the Company nor Parent shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the Company (in the case of Parent) or Parent (in the case of the Company); provided, however, that the written consent of the other Party shall not be required for the authorization and payment of the Company Permitted Dividend or the Parent Permitted Dividends, as applicable.  Notwithstanding the foregoing and any other restriction on dividends and other distributions in this Agreement, including the restrictions set forth in Section 5.1(c) and Section 5.2(c), each of the Company, any Company Subsidiary, Parent, and any Parent Subsidiary shall be permitted (without the consent of the other Party) to declare and make dividends and distributions, including under Sections 858 or 860 of the Code, prior to the Closing if the making of such dividends or distributions prior to the Closing is necessary for the Company or Parent, as applicable, to maintain its status as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law.  If either Party determines that it is necessary to declare a dividend or distribution (whether a Company Permitted Dividend, a Parent Permitted Dividend or otherwise), it shall notify the other Party as soon as reasonably practicable prior to such declaration.

(b)    The Parties shall take such actions as are necessary to ensure that if either the holders of Company Common Stock receive the Company Permitted Dividend for a particular period prior to the Closing Date, or the holders of Parent Common Stock receive the Parent Permitted Common Dividend for a particular period prior to the Closing Date, then the holders of Company Common Stock or the holders of Parent Common Stock, as the case may be, shall be entitled to receive the applicable Permitted Dividend for such period as necessary to result in the holders of Company Common Stock and the holders of Parent Common Stock receiving the applicable Permitted Dividend covering the same periods prior to the Closing Date.

Section 6.17    Divestiture Assistance. The Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to cooperate with Parent’s and/or Merger Sub’s reasonable requests for assistance in connection with a potential sale of the Company’s and/or any Company Subsidiaries’ interests in (a) all Company Properties located in the United Kingdom and (b) Company Properties having an aggregate fair market value not in excess of 10% of the aggregate fair market value of all Company Properties located in the United States, in each case including by means of sale or transfer of equity interests of applicable Company Subsidiaries (a Company Property potentially to be sold under clause (a) and (b), a “Potential Divestiture”), which would be undertaken by Parent at or after the Company Merger Effective Time; provided, that such cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Such assistance shall include using commercially reasonable efforts to: (i) cause the Company Advisor, the Company Sub-Advisor and the Company’s Representatives to provide reasonable assistance with the preparation of confidential information memorandums, presentations or similar materials relating to any such Potential Divestiture and to participate in a reasonable number of meetings and/or property tours with Persons evaluating any such Potential Divestiture, as may be requested by Parent; and (ii) deliver to Parent any existing financial information pertaining to the Company, the Company Subsidiaries, and any Company Property reasonably requested by Parent in connection with a Potential Divestiture that is (x) reasonably necessary to complete such Potential Divestiture and (y) customarily used in a divestiture or sale of assets or equity interest of the type contemplated by a Potential Divestiture; and (iv) reasonably cooperate with Parent and/or Merger Sub to obtain any third-party consents that are necessary, proper or advisable to consummate a Potential Divestiture at the Company Merger Effective Time or immediately thereafter (it being understood that the Company and the Company Subsidiaries shall have no obligation to secure any required third-party consents, which shall be the sole obligation of Parent). None of the representations, warranties or covenants of the Company shall be deemed to apply to, or deemed breached or violated by, any of the actions contemplated by this Section 6.17 or by any action taken by the Company, its Subsidiaries or any of their Representatives at the request of Parent in furtherance of this Section 6.17. Notwithstanding anything in this Section 6.17 to the contrary, until the Company Merger Effective Time occurs, neither the Company nor any of the Company Subsidiaries shall be required to (A) pay any fees in connection with a Potential Divestiture, (B) enter into any agreements related to a Potential Divestiture that will be effective at any time before the Company Merger Effective Time or (C) unless promptly reimbursed by Parent upon written request of the Company, be required to incur any out of pocket expenses and costs in connection with a Potential Divestiture. Parent shall (1) promptly, upon written request by the Company (such written request to include invoices or other reasonably detailed evidence of the out of pocket costs or expenses incurred that are requested to be reimbursed hereunder), reimburse the Company for all reasonable and documented out of pocket expenses and costs (including reasonable attorneys’ fees) incurred by the Company or any of the Company Subsidiaries or their respective Representatives in connection a Potential Divestiture, including any action taken by any of them at the request of Parent or Merger Sub pursuant to, and in accordance with, this Section 6.17, and (2) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the Potential Divestiture and any information used in connection therewith and all other actions taken by the Company, the Company Subsidiaries and their respective Representatives taken at the request of Parent pursuant to this Section 6.17, except to the extent finally determined by a court of competent jurisdiction to have arisen from the Company’s, any Company Subsidiary’s or their respective Representatives’ fraud, gross negligence, willful misconduct or bad faith. Parent expressly acknowledges and agrees that the consummation of all or any portion of any Potential Divestiture is not a condition to its and/or Merger Sub’s obligations to effect the Closing. Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub and Partnership Merger Sub shall not seek to implement a Potential Divestiture that would reasonably be expected to cause a breach, violation or default under, or give rise to a termination right with respect to, the Debt Financing Letters or that would reasonably be expected to materially delay the Closing or have a material adverse effect on the ability of Parent, Merger Sub or Partnership Merger Sub to consummate the Mergers.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 7.1    Conditions to Each Party’s Obligations to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub, Partnership Merger Sub the Company and the Company Operating Partnership, as the case may be, to the extent permitted by applicable Law:

(a)Stockholder Approval. Each of the Company Stockholder Approval and the Parent Stockholder Approval shall have been duly obtained.

(b)Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) which prohibits, restrains, enjoins or makes illegal the consummation of the Mergers and there shall be no Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction in effect preventing, restraining or enjoining the consummation of the Mergers.

(c)Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(d)Listing. The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject only to official notice of issuance.

Section 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent, Merger Sub and Partnership Merger Sub to effect the Mergers are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:
(a)Representations and Warranties. (i) Other than the representations and warranties set forth in Section 3.1 (Organization and Qualifications; Subsidiaries), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action), Section 3.8(b) (Absence of Certain Changes), Section 3.26 (Brokers; Expenses) and Section 3.27 (Takeover Statutes), each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.2(a) (Capitalization) and Section 3.26 (Brokers; Expenses) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not increase the Merger Consideration payable by Parent hereunder by, or would not otherwise obligate Parent to pay any fees or other expenses to any Person of, more than $2,000,000 in the aggregate, (iii) the representations and warranties set forth in

Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2(b)-(e) (Capitalization); Section 3.3 (Authorization; Validity of Agreement; Company Action) and Section 3.27 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (iv) the representations and warranties set forth in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect. This Section 7.2(a) shall be deemed irrevocably satisfied (other than with respect to Willful Breaches of representation or warranty causing a failure of this Section 7.2(a)) if it is satisfied on the date upon which all of the conditions set forth in Section 7.1 and this Section 7.2 (excluding for this purposes the condition set forth in Section 7.2(e) unless waived by Parent) have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, on such date, capable of being satisfied at the Closing) and on such date the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has been funded or would be funded on such date upon delivery of a drawdown notice by Parent.

(b)Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Company Merger Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c)No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred. This Section 7.2(c) shall be deemed irrevocably satisfied if it is satisfied on the date upon which all of the conditions set forth in Section 7.1 and this Section 7.2 (excluding for this purposes the condition set forth in Section 7.2(e) unless waived by Parent) have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, on such date, capable of being satisfied at the Closing) and on such date the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has been funded or would be funded on such date upon delivery of a drawdown notice by Parent.

(d)REIT Opinion. Parent shall have received a written opinion of Morris, Manning & Martin, LLP, tax counsel to the Company, dated as of the Closing Date and in form and substance as set forth in Exhibit C attached hereto and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2010, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its method of operation has enabled the Company to meet, through the Company Merger Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.11(a).

(e)Regulatory Consents. All consents, approvals and actions of, filings with, and notices to, all Governmental Entities set forth on Section 7.2(e) of the Parent Disclosure Letter shall have been obtained; provided, that the receipt of such consents, approvals, actions, filings or notices pursuant to this Section 7.2(e) shall cease to be a condition to Parent’s, Merger Sub’s and Partnership Merger Sub’s obligation to consummate the Mergers on and as of the earlier of (i) thirty days after the Company Stockholder Approval shall have been obtained and (ii) January 20, 2015.

Section 7.3    Conditions to Obligations of the Company. The obligations of the Company to effect the Mergers are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)Representations and Warranties. (i) Other than the representations and warranties set forth in Section 4.2(a) (Capitalization) and Section 4.8(b) (Absence of Certain Changes), each of the representations and warranties of Parent, Merger Sub and Partnership Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions, (ii) the representations and warranties set forth in Section 4.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and (iii) the representations and warranties set forth in Section 4.2(a) (Capitalization) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b)Performance of Obligations of Parent. Merger Sub and Partnership Merger Sub. Parent, Merger Sub and Partnership Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Company Merger Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

(c)REIT Opinion. The Company shall have received a written opinion of Hunton & Williams LLP, dated as of the Closing Date and in form and substance as set forth in Exhibit D attached hereto and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, commencing with Parent’s taxable year that ended on December 31, 2004, Parent has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on representations contained in a tax representation letter described in Section 6.11(b).

(d)No Material Adverse Effect. Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

ARTICLE VIII

TERMINATION

Section 8.1Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval, if applicable) as follows:
(a)by mutual written consent of Parent and the Company;

(b)(i)     by either Parent or the Company, prior to the Company Merger Effective Time, if there has been a breach by the other Party or Parties of any representation or warranty set forth in this Agreement, which breach (x) in the case of a breach by the Company or the Company Operating Partnership shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by Parent, Merger Sub or Partnership Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(i) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(ii)     by either Parent or the Company, prior to the Company Merger Effective Time, if there has been a breach by the other Party or Parties of any covenant or agreement set forth in this Agreement, which breach (x) in the case of a breach by the Company or the Company Operating Partnership shall result in a condition in Section 7.1 or Section 7.2 not being satisfied and (y) in the case of a breach by Parent, Merger Sub or Partnership Merger Sub shall result in a condition in Section 7.1 or Section 7.3 not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (I) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (II) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b)(ii) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;
(c)by either Parent or the Company, if the Company Merger Effective Time shall not have occurred by midnight, New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Company Merger Effective Time not occurring prior to the Outside Date;

(d)by Parent at any time prior to the receipt of the Company Stockholder Approval, if the Company Board of Directors shall have effected a Company Adverse Recommendation Change;

(e)by the Company if, prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal and that was not the result of a breach by the Company in any material respect of Section 5.3, the Company, prior to or concurrently with such termination, pays the Company Termination Payment to Parent in accordance with Section 8.2(b);

(f)by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable Order in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or other Transactions; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.2 to use reasonable best efforts to prevent the entry of and to remove such Order;

(g)by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(h)by either Parent or the Company, if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(i)by the Company if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the Closing) or waived in writing by Parent, Merger Sub and Partnership Merger Sub, (ii) the Company has irrevocably notified Parent in writing that the Company is ready, willing and able to consummate the Closing and all of the conditions set forth in Section 7.3 (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the Closing) have been satisfied or that the Company is willing to waive any unsatisfied conditions in Section 7.3 for the purpose of consummating the Closing, and (iii) the Mergers shall not have been consummated on the later of the date the Closing is required to have occurred pursuant to Section 1.3 and the expiration of two (2) business days following the Company’s delivery of such notice. For the avoidance of doubt, if all of the conditions set forth in Article VII (including Section 7.3(b)) have been satisfied (other than any such conditions that by their nature are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at the Closing) or waived by the relevant party, and the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has not been funded, the failure of Parent to consummate the Mergers shall not, in and of itself, be deemed to be a breach of this Agreement (but shall give rise to a right of the Company to terminate this Agreement under the circumstances set forth in the previous sentence of this Section 8.1(i)).

Section 8.2Effect of Termination.

(a)In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub, Partnership Merger Sub, the Company or the Company Operating Partnership, except that the Confidentiality Agreements, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that, subject to Section 8.2(d), nothing herein shall relieve any Party from liability for a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination (which liability the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs).

(b)In the event that:

(i)(A) a Competing Proposal shall have been made, proposed or communicated, after the date hereof and prior to the Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting), and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by Parent pursuant to Section 8.1(b) or the Company or Parent pursuant to Section 8.1(c) or Section 8.1(g) and (C) (i) within nine (9) months of the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal which Competing Proposal is later consummated, (ii) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal in connection with which it has had substantial negotiations within nine (9) months of the date of such termination and which Competing Proposal is later consummated, or (iii) a Competing Proposal is consummated within nine (9) months of the date of such termination; provided that for purposes of clause (C) of this Section 8.2(b)(i), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”; or

(ii)this Agreement is terminated by the Company pursuant to Section 8.1(e); or

(iii)this Agreement is terminated by Parent pursuant to Section 8.1(d);
then, in any such event under clause (i), (ii) or (iii) of this Section 8.2(b), the Company shall pay Parent or its designee the Company Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e), (x) in the case of Section 8.2(b)(iii), within two (2) business days after such termination, (y) simultaneously with such termination if pursuant to Section 8.2(b)(ii) or (z) in the case of only Section 8.2(b)(i), two (2) business days after the consummation of a Competing Proposal; it being understood that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. As used herein, “Company Termination Payment” shall mean a cash amount equal to $102,000,000 (one hundred and two million dollars).
(c)In the event that:

(i)this Agreement is terminated by the Company pursuant to Section 8.1(b)(ii) (solely in connection with a breach of Section 5.2(i), Section 6.12 or the last sentence of Section 6.17) or Section 8.1(i), or is otherwise validly terminated pursuant to Section 8.1(c) when terminable by the Company pursuant to Section 8.1(b)(ii) (solely in connection with a breach of Section 5.2(i), Section 6.12 or the last sentence of Section 6.17) or Section 8.1(i), then Parent shall pay the Company or its designee the Parent Termination Payment in accordance with the escrow procedures set forth in Section 8.2(e) within two (2) business days after the date of such termination. As used herein, “Parent Termination Payment” shall mean a cash amount equal to $153,000,000 (one hundred fifty-three million dollars); or

(ii)this Agreement is terminated pursuant to Section 8.1(h), or is otherwise validly terminated by the Company pursuant to Section 8.1(c) when terminable pursuant to Section 8.1(h), then Parent shall pay the Company or its designee $35,000,000 (thirty-five million dollars) (the “Parent Vote-Down Termination Payment”) in accordance with the escrow procedures set forth in Section 8.2(e) within two (2) business days after the date of such termination.

In no event shall Parent be required to pay the Parent Termination Payment or the Parent Vote-Down Termination Payment on more than one occasion or pay both the Parent Termination Payment and the Parent Vote-Down Termination Payment.

(d)Notwithstanding anything in this Agreement to the contrary:

(i)if Parent provides a notice of termination and such termination would result in the obligation to pay the Company Termination Payment, the payment of such Company Termination Payment (if accepted by Parent) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of Parent, Merger Sub or Partnership Merger Sub, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement.  Upon payment of the Company Termination Payment (if accepted by Parent), none of the Company, any of its Subsidiaries or any of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreements. For the avoidance of doubt, if Parent has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, Parent may elect under which provision it is providing notice of termination.

(ii)if the Company has the right to terminate this Agreement and such termination would result in the obligation to pay the Parent Termination Payment, the payment of such Parent Termination Payment (if accepted by the Company) shall be the sole and exclusive remedy of the Company, the Company Operating Partnership and the Company Related Parties against the Parent Related Parties and any Debt Financing Source for any loss or damage suffered as a result of the failure of the Mergers to be consummated or for a breach or failure to perform hereunder or otherwise; provided, that the foregoing shall not impair the rights of the Company, if any, to obtain injunctive relief and/or specific performance pursuant to Section 9.14 prior to any termination of this Agreement.  Upon payment of the Parent Termination Payment (if accepted by the Company), none of Parent, Merger Sub, Partnership Merger Sub or any of their respective Subsidiaries or any of the Parent Related Parties or any Debt Financing Source shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except with respect to any obligations under the Confidentiality Agreements. For the avoidance of doubt, if the Company has the right to terminate this Agreement pursuant to multiple provisions of this Agreement, the Company may elect under which provision it is providing notice of termination.

(e)Notwithstanding anything in this Agreement to the contrary:

(i)    If one Party to this Agreement (the “Termination Payor”) is required to pay another Party to this Agreement (the “Termination Payee”) any payment under Section 8.2(b) or 8.2(c) (such payment, a “Termination Payment”), such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Termination Payor pursuant to this Agreement by wire transfer of same day funds to an escrow account designated in accordance with this Section 8.2(e). In the event that the Termination Payor is obligated to pay the Termination Payee a Termination Payment, the amount payable to the Termination Payee in any taxable year of the Termination Payee shall not exceed the lesser of (I) such Termination Payment payable to the Termination Payee, and (II) the sum of (A) the maximum amount that can be paid to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant taxable year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Termination Payee’s independent accountants, plus (B) in the event the Termination Payee receives either

(x) a letter from the Termination Payee’s counsel indicating that the Termination Payee has received a ruling from the IRS as described below in this Section 8.2(e) or (y) an opinion from the Termination Payee’s outside counsel as described below in this Section 8.2(e), an amount equal to the excess of such Termination Payment, less the amount payable under subclause (A) above.
(ii)    To secure the Termination Payor’s obligation to pay these amounts, the Termination Payor shall deposit into escrow an amount in cash equal to such Termination Payment with an escrow agent selected by the Termination Payor on such terms (subject to this Section 8.2(e)) as shall be mutually agreed upon by the Termination Payor, the Termination Payee and the escrow agent. The payment or deposit into escrow of such Termination Payment pursuant to this Section 8.2(e) shall be made at the time the Termination Payor is obligated to pay the Termination Payee such amount pursuant to this Section 8.2 by wire transfer of same day funds. The escrow agreement shall provide that such Termination Payment in escrow or any portion thereof shall not be released to the Termination Payee unless the escrow agent receives any one or combination of the following: (A) a letter from the Termination Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Termination Payee without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Termination Payee has $1,000,000 of income from unknown sources during such year which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Termination Payee, or (B) a letter from the Termination Payee’s counsel indicating that (A) the Termination Payee received a ruling from the IRS holding that the receipt by the Termination Payee of such Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Termination Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Termination Payee of such Termination Payment should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of such Termination Payment to the Termination Payee. The Termination Payor agrees to amend this Section 8.2(e) at the reasonable request of the Termination Payee in order to (i) maximize the portion of such Termination Payment that may be distributed to the Termination Payee hereunder without causing the Termination Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, or (ii) assist the Termination Payee in obtaining a favorable ruling or legal opinion from its outside counsel, in each case, as described in this Section 8.2(e). Any amount of such Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.2(e).
(f)Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that each of the Company Termination Payment, Parent Termination Payment and the Parent Vote-Down Termination Payment is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub and Partnership Merger Sub or the Company and Company Operating Partnership, as applicable, in the circumstances in which the Company Termination Payment, the Parent Termination Payment or the Parent Vote-Down Termination Payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS

Section 9.1Amendment and Modification; Waiver.

(a)Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval or Parent Stockholder Approval, if applicable, by written agreement of the Parties (by action taken by their respective boards of directors); provided, however, that after the approval of the Merger by the stockholders of the Company or the approval of the issuance of Parent Common Stock by the stockholders of Parent, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)At any time and from time to time prior to the Company Merger Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Company Merger Effective Time. This Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Company Merger Effective Time.

Section 9.3Expenses. Except as provided in Section 8.2, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except that the Parties shall each pay fifty percent (50%) of the Expenses of any financial printer (other than printing and mailing expenses relating to sending communications to their own respective stockholders, which each Party shall bear separately). Notwithstanding anything to the contrary contained herein, from and after the Company Merger Effective Time, the Surviving Entity shall pay the amount of any Transfer Taxes incurred in connection with this Agreement and the Transactions.

Section 9.4Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub or Partnership Merger Sub, to:

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, NY 10022
Attention:     Ronald J. Lieberman
Facsimile: (212) 547-2704
with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:     Robert B. Schumer
Bruce A. Gutenplan
Facsimile: (212) 757-3990
and
if to the Company or Company Operating Partnership, to:
Griffin-American Healthcare REIT II, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attention:     Mathieu Streiff
Facsimile: (949) 474-0442

with copies to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention:    Charles K. Ruck
William J. Cernius
Facsimile: (714) 755-8290

and

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071-1560
Attention:     Julian Kleindorfer
David M. Wheeler
Facsimile: (213) 891-8763

and

McGuireWoods LLP

Promenade
1230 Peachtree St., Ste. 2100
Atlanta, GA 30309
Attention:    Fred T. Isaf
Andrew Cataldo
Facsimile: (404) 443-5599

Section 9.5Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions.
“Advisory Agreement” means that certain Advisory Agreement by and between the Company, the Company Operating Partnership and the Company Advisor, dated as of November 7, 2011, as amended.
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction, including Health Care Laws.
“Average Parent Closing Price” means the volume weighted average price of Parent Common Stock for a ten (10) trading day period ending on the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.
“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit or LTIP unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, in each case, whether written or unwritten and whether or not subject to ERISA.
“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Advisor” means Griffin-American Healthcare REIT Advisor, LLC, a Delaware limited liability company.
“Company Bylaws” means the bylaws of the Company, as amended.
“Company Certificate” means the charter of the Company.
“Company Equity Plan” means the 2009 Incentive Plan, as may be amended from time to time.
“Company Employee Leasing Agreements” means, collectively, (i) the Employee Lease Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Dalton ALF TRS Sub, LLC, (ii) the Employee Lease Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Dalton SNF TRS Sub, LLC, (iii) the Employee Lease

Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Hyde Park SNF TRS Sub, LLC; and (iv) the Employee Lease Agreement, dated March 17, 2014, by and between AHI Management Services, Inc. and GAHCR II Pittsfield MA SNF TRS Sub, LLC.
“Company Governing Documents” means the Company Bylaws and the Company Certificate.
“Company IP” means Owned Company IP and Licensed Company IP.
“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of the Company or the Company Operating Partnership to consummate the Mergers; provided, however, that for the purposes of clause (a), no Effects resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which the Company and its Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on the Company or the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of Parent, Merger Sub or Partnership Merger Sub, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 3.5 and, to the extent related thereto, Section 7.2(a)), (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which the Company and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the Company or the Company Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).
“Company OP Unit” shall mean a Company OP Unit designated by Company Operating Partnership as a Partnership Unit under the Company Operating Partnership Agreement.
“Company Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Company Operating Partnership, dated as of April 26, 2014, as amended, modified or supplemented from time to time.
“Company Related Parties” means the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.
“Company Stockholder Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting on the Merger and the other Transactions.
“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.
“Company Sub-Advisor” means Griffin-American Healthcare REIT Sub-Advisor, LLC, a Delaware limited liability company.
“Confidentiality Agreements” means, collectively, (i) the Confidentiality Agreement, dated 10, 2014, between Parent and the Company and (ii) the Confidentiality Agreement, dated June 20, 2014, between Parent and the Company.
“Dealer Manager Agreement” means that certain Dealer Manager Agreement by and between the Company and Griffin Capital Securities, Inc., dated as of November 28, 2012.
“Debt Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing (including any alternative debt financings) in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the parties named in Section 4.24(a), together with their affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.
“DSOS” means the Secretary of State of the State of Delaware.
“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.
“Environmental Law” means any and all applicable Laws which (i) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees (but solely as they relate to exposure to Hazardous Substances); or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.
“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under common control under Section 4001(b)(1) of ERISA, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. Any Person, any trade or any business that was an ERISA Affiliate within the previous six (6) years shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate and with respect to liabilities arising after such period for which the Parent, Parent Subsidiary, Company or any Company Subsidiary (as applicable) could be liable under the Code or ERISA.
“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Joint Proxy Statement, the solicitation of stockholder and stockholder approvals, any filings with the SEC and all other matters related to the closing of the Mergers and the other Transactions.
“Former Parent Operating Partnership” means NorthStar Realty Finance Limited Partnership, a Delaware limited partnership.
“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Entity, whether pursuant to one or more contracts with the applicable Governmental Entity or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.
“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.
“Health Care Laws” means (i) any and all applicable federal, state and local Laws of any applicable Governmental Entity concerning health care or insurance fraud and abuse, including, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law

(18 U.S.C. § 1347) and all federal and state Laws, as applicable, concerning pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (iii) any and all applicable federal, state and local Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and all federal and state laws concerning medical record retention, privacy, security, patient confidentiality and informed consent, and the regulations promulgated thereunder; (iv) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (viii) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (ix) federal, state and local Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (x) federal, state and local Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (xi) federal and state Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; (xii) life safety codes; and (xiii) the Laws of any foreign jurisdiction in which the Company or its Subsidiaries and affiliates operate that are analogous to those Laws identified in items (i) through (xii) above.
“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.
“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof), (ii) trademarks, service marks, trade dress, logos, taglines, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans and other proprietary information and rights, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations (the items in clauses (i) through (vi), “Intellectual Property”).

“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service.
“knowledge” will be deemed to be, as the case may be, the actual knowledge of (i) any executive officer of Parent with respect to Parent, Merger Sub or Partnership Merger Sub, or (ii) any executive officer of the Company or Jeffrey Hanson, Danny Prosky or Mathieu Strieff with respect to the Company or the Company Operating Partnership.
“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law, including Health Care Laws and Anti-Corruption Laws.
“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company by third parties.
“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal or first offer, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“LTIP Unit” shall mean a limited partnership interest structured as a profits interest in the operating partnership of Parent, if any, with terms similar to those of the former LTIP Units of the Former Parent Operating Partnership.
“Material Company Lease” means any Company Lease with aggregate annual rent payments to the Company or any Company Subsidiary in excess of $500,000 or any Company Ground Lease.
“Merger Sub Governing Documents” means the Certificate of Formation of Merger Sub, dated as of August 1, 2014, and the Limited Liability Company Agreement of Merger Sub, dated as of August 1, 2014.
“NSAM” means NorthStar Asset Management Group Inc., a Delaware corporation.
“NSAM Management Agreement” means that certain Asset Management Agreement, dated as of June 30, 2014, by and between Parent and NSAM J-NRF LTD, a Jersey limited company.
“NYSE” means the New York Stock Exchange.
“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.
“Outside Date” means January 30, 2015.
“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any Company Subsidiary.
“Parent’s Cash Available for Distribution” means, as determined by the Parent Board of Directors in good faith, net income (loss) attributable to holders of Parent Common Stock, adjusted by adding (or subtracting) non-controlling interests attributable to a Subsidiary of Parent that is an operating partnership, if any, and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other, and equity-based compensation; cash flow related to CDO equity interests; accretion of unconsolidated CDO bond discounts; non-cash net interest income in consolidated CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for (reversal of) loan losses; impairment on property; acquisition gains or losses; distributions to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets and gains (losses) on sales; and one-time events pursuant to changes in GAAP and certain other non-recurring items.
“Parent Equity Plan” means the NorthStar Realty Finance Corp. Second Amended and Restated 2004 Omnibus Stock Incentive Plan, as may be amended from time to time.
“Parent Financial Advisor” means CS Capital Advisors LLC.
“Parent Governing Documents” means (i) the charter of Parent, as in effect on the date hereof and (ii) the bylaws of Parent, as amended and restated.
“Parent Lease” means each lease or sublease or license with respect to each of the applicable Parent Properties that is in effect as of the date hereof and to which Parent or any Parent Subsidiary is a party as lessor or sublessor or licensor, together with all amendments, modifications, renewals and extensions exercised related thereto.
“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, had (a) a material adverse effect on the condition (financial or otherwise), business, properties, assets, liabilities or results of operations of Parent and the Parent Subsidiaries, taken as a whole or (b) a material adverse effect on the ability of Parent, Merger Sub or Partnership Merger Sub to consummate the Mergers; provided, however, that for the purposes of clause (a) no Effects resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes after the date hereof in general United States or global economic conditions to the extent that such Effects do not disproportionately have a greater adverse impact on the Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (ii) any changes after the date hereof to the industry or industries in which Parent and its Subsidiaries operate to the extent that such changes do not disproportionately have a greater adverse impact on the Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (iii) any changes after the date hereof in GAAP (or any interpretation thereof in accordance with the Financial Accounting Standards Board Statements of Financial Accounting Standards and Interpretations) to the extent that such changes do not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of or by any Governmental Entity after the date hereof to the extent that such adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal does not disproportionately have a greater adverse impact on Parent or the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally, (v) any actions taken, or the failure to take any action, if such action or such failure to take action is at the written request or with the prior written consent of the Company, (vi) any Effect attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (provided, that this clause (vi) shall be disregarded for purposes of any representations and warranties set forth in Section 4.5 and, to the extent related thereto, Section 7.3(a)), (vii) any failure by the Parent to meet any internal or published projections, estimates or expectations of the Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) any Effects after the date hereof arising out of changes in geopolitical conditions, acts of terrorism or sabotage, the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement to the extent that such changes do not disproportionately have a greater adverse impact on the Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated participants in the industries in which Parent and its Subsidiaries operate generally and (ix) any reduction in the credit rating of the Parent or the Parent Subsidiaries, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such reduction that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account).
“Parent Properties” means all real property owned, leased (as lessee or sublessee) (including ground leased) or licensed (as licensee) by Parent or any Parent Subsidiary as of the date hereof, together with all right, title and interest of Parent and any Parent Subsidiary in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property and (ii) all easements, rights and other appurtenances to such real property.
“Parent Related Parties” means Parent, Merger Sub, Partnership Merger Sub and each of their respective Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents.
“Parent RSU Award” means an award of restricted stock units or deferred LTIP Units that corresponds to a number of shares of Parent Common Stock and/or LTIP Units.
“Parent Stockholder Approval” means the affirmative vote of not less than a majority of the votes cast by the holders of Parent Common Stock at the Parent Stockholder Meeting to approve the issuance of Parent Common Stock in connection with the Mergers.
“Parent Stockholder Meeting” means the meeting of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval, including any postponement or adjournment thereof.
“Partnership Merger Sub Governing Documents” means the Certificate of Formation of Partnership Merger Sub, dated as of August 1, 2014, and the Limited Liability Company Agreement of Partnership Merger Sub, dated as of August 1, 2014.
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Merger Sub, Partnership Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.
“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is material or constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.
“Sub-Advisory Agreement” means that certain Sub-Advisory Agreement between the Company Advisor and the Company Sub-Advisor, dated November 7, 2011, as amended.
“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.
“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Third Party Payor” means any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing.
“Title IV Plan” means any “pension plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA).
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
Section 9.6Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Alternative Debt Financing”	Section 6.12(e)
“Articles of Merger”	Section 1.4(a)
“Base Premium”	Section 6.4(d)
“Book-Entry Shares”	Section 2.2(b)
“Cash Consideration”	Section 2.1(a)(i)
“Certificate of Merger”	Section 1.4(a)
“Certificate of Partnership Merger”	Section 1.4(b)
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“COBRA”	Section 3.11(e)
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.3(a)
“Company Adverse Recommendation Change”	Section 5.3(e)
“Company Benefit Plan”	Section 3.11(b)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Common Stock”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Interests”	Section 3.2(a)
“Company Financial Advisors”	Section 3.20
“Company Ground Leases”	Section 3.18(f)
“Company IP Agreements”	Section 3.16(b)
“Company Leases”	Section 3.18(e)
“Company Material Contract”	Section 3.13(b)
“Company Merger”	Recitals
“Company Merger Effective Time”	Section 1.4(a)
“Company Operating Partnership”	Preamble
“Company Pending Acquisitions”	Section 5.1(e)
“Company Permits”	Section 3.17(c)
“Company Permitted Dividend”	Section 5.1(c)
“Company Properties”	Section 3.18(a)
“Company Related Party Agreement”	Section 3.22
“Company SEC Documents”	Section 3.6
“Company Shares”	Recitals
“Company Subsidiary”	Section 3.1(b)
“Company Subsidiary Partnership”	Section 3.12(g)
“Company Tax Protection Agreements”	Section 3.12(g)
“Company Termination Payment”	Section 8.2(b)
“Company Title Insurance Policies”	Section 3.18(i)
“Competing Proposal”	Section 5.3(h)
“Contract”	Section 3.13(a)
“Covered Persons”	Section 6.4(a)
“Debt Commitment Letter”	Section 4.24(a)
“Debt Financing”	Section 4.24(a)
“Debt Financing Letters”	Section 4.24(e)
“DLLCA”	Recitals
“DRULPA”	Recitals
“Exchange Act”	Section 3.5

“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchange Ratio”	Section 2.1(a)(i)
“Excluded Assets”	Section 6.12(a)
“Fee Letter”	Section 4.24(e)
“Financial Statements”	Section 3.6
“Form S-4”	Section 3.5
“Fractional Share Consideration”	Section 2.1(a)(i)
“Fractional Shares”	Section 2.6(b)
“Fractional Shares Fund”	Section 2.6(b)
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“Joint Proxy Statement”	Section 3.5
“Legal Proceeding”	Section 3.10
“Material Parent Lease”	Section 4.19(b)
“Mergers”	Recitals
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble
“MGCL”	Recitals
“New Debt Commitment Letter”	Section 6.12(e)
“New Fee Letter”	Section 6.12(e)
“Operator”	Section 3.17(b)
“Parent”	Preamble
“Parent Benefit Plans”	Section 4.11(a)
“Parent Board of Directors”	Recitals
“Parent Common Stock” R	Recitals
“Parent Disclosure Letter”	Article IV
“Parent Equity Awards”	Section 4.2(a)
“Parent Equity Interests”	Section 4.2(a)
“Parent Financial Statements”	Section 4.6
“Parent Ground Lease”	Section 4.19(b)
“Parent Material Contract”	Section 4.14(b)
“Parent Permits”	Section 4.18(b)
“Parent Permitted Common Dividend”	Section 5.2(c)
“Parent Permitted Dividends”	Section 5.2(c)
“Parent Permitted Liens”	Section 4.19(a)
“Parent Related Party Agreement	Section 4.29
“Parent SEC Documents”	Section 4.6
“Parent Series A Preferred Stock”	Section 4.2(a)
“Parent Series B Preferred Stock”	Section 4.2(a)
“Parent Series C Preferred Stock”	Section 4.2(a)
“Parent Series D Preferred Stock”	Section 4.2(a)
“Parent Series E Preferred Stock”	Section 4.2(a)
“Parent Subsidiary”	Section 4.1(b)
“Parent Termination Payment”	Section 8.2(c)(i)
“Parent Vote-Down Termination Payment”	Section 8.2(c)(ii)
“Parent Voting Debt”	Section 4.2(a)
“Parties”	Preamble
“Partnership Merger”	Recitals

“Partnership Merger Effective Time”	Section 1.4(b)
“Partnership Merger Sub”	Preamble
“Partnership Unit”	Section 2.1(b)(i)
“Permitted Dividend”	Section 5.1(c)
“Permitted Liens”	Section 3.18(b)
“Post-Effective Amended and Restated Partnership Agreement”	Section 1.5(b)
“Post-Signing Returns”	Section 6.11(c)
“Potential Divestiture”	Section 6.17
“Preferred Stock”	Section 3.2(a)
“Qualified REIT Subsidiary”	Section 3.1(d)
“Qualifying Income”	Section 8.2(e)(i)
“REIT”	Section 3.1(d)
“Restricted Company Shares”	Section 2.4(a)
“Sarbanes-Oxley Act”	Section 3.6
“SDAT”	Section 1.4(a)
“SEC”	Section 3.5
“Securities Act”	Section 3.6
“Security Holder Litigation”	Section 6.9
“Solvent”	Section 4.27
“Special Committee”	Recitals
“Stock Consideration”	Section 2.1(a)(i)
“Superior Proposal”	Section 5.3(i)
“Surviving Entity”	Section 1.1
“Surviving Partnership Entity”	Section 1.2
“Takeover Statutes”	Section 3.27
“Taxable REIT Subsidiary”	Section 3.1(d)
“Termination Payee”	Section 8.2(e)(i)
“Termination Payment”	Section 8.2(e)(i)
“Termination Payor”	Section 8.2(e)(i)
“Transactions”	Recitals
“Transfer Taxes”	Section 6.11(d)
“Voting Debt”	Section 3.2(a)

Section 9.7Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b‑2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8Counterparts. This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 9.9Entire Agreement; Third-Party Beneficiaries.

(a)This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreements shall be deemed amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent, Merger Sub and Partnership Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)Except (i) as provided in Section 6.4, (ii) the right of the Company, on behalf of its stockholders, to pursue damages (including claims for damages based on loss of the economic benefits of the Transactions to the Company’s stockholders and/or the holders of Restricted Company Shares) and (iii) the right of the former holders of Company Common Stock or Restricted Company Shares to receive, from and after the Company Merger Effective Time, the applicable Merger Consideration in accordance with Section 2.2, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders and holders of Restricted Company Shares) through actions expressly approved by the Company Board of Directors, and no stockholders or holders of Restricted Company Shares whether purporting to act in its capacity as such or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any third party beneficiary rights referenced in clause (ii) of the preceding sentence. Notwithstanding the foregoing, each Debt Financing Source (and its respective Representatives) shall be express third party beneficiaries with respect to Sections 6.12(f), 8.2, 9.11 and 9.12.

Section 9.10Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.11Governing Law; Jurisdiction.

(a)This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b)All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any Maryland state or federal court, for the purpose of any Legal Proceeding arising out of or relating to this Agreement and the Transaction brought by any Party, (b) agrees not to commence any such action or proceeding except in such courts, (c) agrees that any claim in respect of any such action or proceeding may be heard and determined in any Maryland state or federal court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c)Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees that it will not bring or support any Legal Proceeding of any kind or description (whether at Law, in contract or in tort) against the Debt Financing Sources in any way relating to this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such Legal Proceeding.

Section 9.12Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub or Partnership Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (iii) one or more direct or indirect wholly owned Subsidiaries of Parent and (b) Parent, Merger Sub and Partnership Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their lenders or other financing sources from time to time as collateral security. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14Enforcement; Remedies.

(a)Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, including the limitations set forth in Section 9.14(c), it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)Notwithstanding Section 9.14(b), it is acknowledged and agreed that the Company shall be entitled to specific performance of Parent’s obligation pursuant to the terms of this Agreement to consummate the Mergers only in the event that each of the following conditions has been satisfied: (i) all of the conditions in Sections 7.1, 7.2 and 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied is caused by a material breach by Parent, Merger Sub or Partnership Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement), (ii) the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has been funded or will be funded at the Closing and (iii) Parent, Merger Sub and Partnership Merger Sub have failed to complete the Closing in accordance with Section 1.3. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s obligations to consummate the Mergers if the full amount (i.e. before giving effect to any loan reduction provisions in the Debt Commitment Letter; it being understood that any reserve requirements under the Debt Commitment Letter shall not be deemed a loan reduction) of the proceeds of the Debt Financing has not been funded or will not be funded at the Closing.

(d)The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, Partnership Merger Sub, the Company and the Company Operating Partnership have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.
NORTHSTAR REALTY FINANCE CORP.

By /s/ David T. Hamamoto
Name: David T. Hamamoto
Title: Chairman & Chief Executive Officer

NRF HEALTHCARE SUBSIDIARY, LLC

By /s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel and Secretary

NRF op HEALTHCARE SUBSIDIARY, LLC

By /s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel and Secretary

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

By /s/ Danny Prosky
Name: Danny Prosky
Title: President and Chief Operating Officer

Signature Page to Agreement and Plan of Merger

GRIFFIN-AMERICAN HEALTHCARE REIT II HOLDINGS, LP

By: Griffin-American Healthcare REIT II, Inc.,
its general partner

By /s/ Danny Prosky
Name: Danny Prosky
Title: President and Chief Operating Officer

Signature Page to Agreement and Plan of Merger

[UBS LETTERHEAD]

August 5, 2014

The Board of Directors
NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, NY 10022

Dear Members of the Board:
We understand that NorthStar Realty Finance Corp., a Maryland corporation (“Parent”), is considering a transaction whereby Parent will acquire control of Griffin-American Healthcare REIT II, Inc., a Maryland corporation (“Griffin”). Pursuant to the terms of an Agreement and Plan of Merger, dated August 5, 2014 (the “Agreement”), by and among Parent, Griffin, NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub (“Partnership Merger Sub”) and Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership (“Company Operating Partnership”), Griffin will merge with and into Merger Sub, as a result of which Griffin will become a wholly owned subsidiary of Parent (the “Company Merger”) and Partnership Merger Sub will merge with and into Company Operating Partnership, as a result of which Company Operating Partnership will become an indirect wholly owned subsidiary of Parent (the “Partnership Merger” and, together with the Company Merger, the “Transaction”). We understand that in connection with the Transaction (i) each share of common stock, $0.01 par value per share, of Griffin (“Griffin Common Stock”) issued and outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (x) a number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to the quotient determined by dividing $3.75 by the Average Parent Closing Price (as defined below) and rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, that if the Average Parent Closing Price is less than $16.00, the Exchange Ratio will be 0.2344, and if the Average Parent Closing Price is greater than $20.17, the Exchange Ratio will be 0.1859 (such aggregate number of shares of Parent Common Stock, the “Stock Consideration”), and (y) $7.75 in cash (the “Cash Consideration” and, collectively with the Stock Consideration, the “Consideration”) and (ii) each outstanding Company OP Unit (as defined in the Agreement) issued and outstanding immediately prior to the effective time of the Partnership Merger held by a limited partner of the Company Operating Partnership shall be converted into the right to receive the Consideration. For purposes of this letter, “Average Parent Closing Price” means the volume weighted average price of Parent Common Stock for a ten trading day period ending on the closing of the second to last trading day prior to the closing of the Transaction, as reported by Bloomberg. The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to Parent of the Consideration to be paid by Parent in the Transaction.
UBS Securities LLC (“UBS”) has acted as financial advisor to Parent in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services to Parent unrelated to the proposed Transaction,

The Board of Directors
NorthStar Realty Finance Corp.
August 5, 2014

for which UBS and its affiliates received compensation, including having acted as (A) financial advisor in Parent’s spin-off of NorthStar Asset Management Group, Inc. completed on July 1, 2014; (B) an initial purchaser in connection with the offering and sale by Parent of 5.375% Exchangeable Senior Notes due 2033, completed on June 19, 2013; and (C) as a joint-bookrunner in connection with the offering and sale by Parent of (i) shares of Parent Common Stock completed on May 16, 2014; (ii) shares of 8.75% Series E Cumulative Redeemable Preferred Stock completed on May 15, 2014; (iii) shares of Parent Common Stock completed on December 17, 2013; (iv) shares of Parent Common Stock completed on August 9, 2013; (v) shares of 8.500% Series D Cumulative Redeemable Preferred Stock completed on April 10, 2013; (vi) shares of Parent Common Stock completed on February 25, 2013 (vii) shares of Parent Common Stock completed on December 17, 2012; and (viii) shares of 8.875% Series C Cumulative Redeemable Preferred Stock completed on October 11, 2012. In addition, UBS or an affiliate is a participant in a credit facility of Parent for which it is entitled to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Parent and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.
Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to Parent or Parent’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration. We express no opinion as to what the value of Parent Common Stock will be when issued pursuant to the Transaction or the prices at which Parent Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the parties to the Agreement will comply with all material terms of the Agreement, and (ii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof.
We have further assumed for purposes of our opinion that the Consideration will not be adjusted as a result of any Parent dividend payments. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Parent, Griffin or the Transaction.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Griffin and Parent; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of Griffin that were provided to us by the management of Griffin and NorthStar Asset Management, Inc., the external manager of Parent (“NSAM Management”), and not publicly available, including financial forecasts and estimates of Griffin for fiscal years 2014 through 2018 prepared by NSAM Management that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Parent that were provided to us by NSAM Management and not publicly available, including financial forecasts and estimates of Parent for fiscal years 2014 and 2015 prepared by NSAM Management that you have directed us to utilize for purposes of our analysis; (iv) conducted discussions with

The Board of Directors
NorthStar Realty Finance Corp.
August 5, 2014

members of the senior management of NSAM Management concerning the businesses and financial prospects of Griffin and Parent; (v) conducted discussions with members of the senior management of Griffin concerning the businesses and financial prospects of Griffin; (vi) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (viii) reviewed current and historical market prices of Parent Common Stock; (ix) considered certain pro forma effects of the Transaction on Parent’s financial statements; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate. We have been advised that the Griffin financial projections provided to us by NSAM Management assume, among other things, that the current general and administrative fees, including current asset management fees paid to Griffin’s advisor, will be eliminated at the closing of the Transaction and replaced with asset management fees to NSAM Management in the amounts reflected in such forecasts.
In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Parent or Griffin, nor (except for certain third-party appraisals made available to us by the management of Griffin) have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of NSAM Management as to the future financial performance of Griffin and Parent and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates referred to above will be achieved at the times and in the amounts projected. We have been advised by NSAM Management and Griffin that each of Parent and Griffin have operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed, at your direction, that the Transaction will not adversely affect such status or operations of Parent or Griffin. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by Parent in the Transaction is fair, from a financial point of view, to Parent.
This opinion is provided for the benefit of the Board of Directors (in its capacity as such) in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.
Very truly yours,
/s/ UBS Securities LLC
UBS SECURITIES LLC

Robert A. Stanger & Co., Inc. Investment Banking	1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702-4314 (732) 389-3600 FAX: (732) 389-1751

The Special Committee of the Board of Directors of
Griffin-American Healthcare REIT II, Inc.
18191 Von Karman Avenue
Suite 300
Irvine, CA 92612

Gentlemen:

Robert A. Stanger & Co., Inc. (“Stanger”) has been advised that Griffin-American Healthcare REIT II, Inc. (“GAHR II”), as general partner of Griffin-American Healthcare REIT II Holdings, LP (the “Company Operating Partnership”, and together with GAHR II, the “Company”) is contemplating entering into an Agreement and Plan of Merger (the “Merger Agreement”) by and among GAHR II and the Operating Partnership, and NorthStar Realty Finance Corp. (the “Parent”) , NRF Healthcare Subsidiary, LLC, a wholly owned subsidiary of Parent (the “Merger Sub”), and NRF OP Healthcare Subsidiary, LLC, a wholly owned subsidiary of Merger Sub (the “Partnership Merger Sub”). The Company, the Parent, Merger Sub and Partnership Merger Sub are referred to collectively as the “Parties”). Pursuant to the Merger Agreement, GAHR II will be merged with and into Merger Sub, with Merger Sub being the surviving entity of the merger with GAHR II, and the Partnership Merger Sub will be merged with and into the Company Operating Partnership with the Company Operating Partnership being the surviving entity of the merger with Partnership Merger Sub (collectively, the “Transaction”). We have also been advised that in connection with the Transaction each outstanding share of common stock, $0.01 par value per share, of GAHR II (the “Common Stock”) and each outstanding operating partnership unit (“OP Unit”) of the Company Operating Partnership issued and outstanding immediately prior to the mergers will each be converted into the right to receive (A) that number of validly issued, fully paid and nonassessable shares of Parent common stock equal to the quotient determined by dividing $3.75 by the Average Parent Closing Price (as defined in the Merger Agreement) rounding the result to the nearest 1/10,000 of a share (the “Exchange Ratio”); provided, that if the Average Parent Closing Price is less than $16.00, the Exchange Ratio will be 0.2344, and if the Average Parent Closing Price is greater than $20.17, the Exchange Ratio will be 0.1859 (the “Stock Consideration”), and (B) $7.75 in cash (the “Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”).
The Special Committee (the “Special Committee”) of the Board of Directors of the Company has requested that Stanger provide its opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the stockholders of GAHR II and the limited partners of the Company Operating Partnership (together, the “Holders”) pursuant to the Merger Agreement.

Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include mergers and acquisitions, advisory and fairness opinion services, capital formation services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger,

ROBERT A. STANGER & CO., INC.

as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes.

In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships and the assets typically owned through such entities including, but not limited to, real properties and property interests.

In the course of our review to render this opinion, we have, among other things:

•	Reviewed a draft copy of the Merger Agreement, which the Company has indicated to be in substantially the form intended to be entered into by the Parties;

•	Reviewed the financial statements of the Company for the years ended December 31, 2011, 2012 and 2013, contained in the Form 10-K filed with the Securities and Exchange Commission (“SEC”);

•	Reviewed the financial statements of the Company for the quarter ended March 31, 2014, contained in the Form 10-Q filed with the SEC;

•
Reviewed the draft unaudited financial statements of the Company for the quarter ended June 30, 2014, which the Company has indicated to be in substantially the form intended to be filed on Form 10-Q with the SEC;

•	Reviewed surveys and data relating to transaction and valuation parameters for medical office buildings, hospital facilities, senior housing assets and skilled nursing facilities;

•
Reviewed the net operating income projections for each property owned or currently anticipated to be acquired by the Company (the “Properties”) for the years 2014, 2015 and 2016, as prepared by the Company;

•	Reviewed certain publicly available information concerning selected real estate company sale and merger transactions deemed relevant to our inquiries;

•	Reviewed valuation statistics for selected publicly traded real estate investment trusts that focus on investing in healthcare related real estate;

•
Discussed with management of the Company the current and prospective performance of the Company and the Properties, and market conditions and pricing parameters for properties similar to the Properties owned by the Company; and

•	Conducted such other analyses as we deemed appropriate.

In conducting our review and in rendering this fairness opinion, we have assumed with your consent that the Merger Agreement will not, when executed, differ in any material respect from the draft thereof which we have reviewed and that the Transaction will be consummated in accordance with the terms of the Merger Agreement. In rendering this opinion, we have been advised that we may rely upon, and therefore

ROBERT A. STANGER & CO., INC.

have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to us by the Company. We have not performed an independent appraisal of the assets and liabilities of the Company, or engineering, structural or environmental studies of the Properties of the Company, including pending acquisitions, and we have relied upon the representations of the Company and Griffin-American Healthcare REIT Advisor, LLC (the “Advisor”, and together with the Company the “Griffin Parties”) and their representatives and advisors regarding the physical condition and capital expenditure requirements of the Properties. We have also relied on the assurance of the Griffin Parties that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Transaction provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of the assets and liabilities of the Company or the information reviewed between the date such information was provided and the date of this letter; and that the Griffin Parties are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.

We have not been engaged to, and therefore did not: (i) appraise the assets or liabilities of the Company; (ii) make any recommendation to the holders of Common Stock or the holders of OP Units with respect to whether or not to adopt the Merger Agreement or the impact, tax or otherwise, of adopting the Merger Agreement; (iii) select the method of determining the type or amount of Merger Consideration to be paid in the Transaction; (iv) express any opinion as to (a) the business decision to pursue the Transaction or alternatives to the Transaction; (b) the amount or allocation of expenses relating to the Transaction; (c) any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals; or (d) any other terms of the Transaction other than the fairness, from a financial point of view, to the Company of the Merger Consideration to be received by the Company pursuant to the Merger Agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the Parties, or any class of such persons, relative to the compensation or consideration to the stockholders of GAHR II Stock and limited partners of the Company Operating Partnership in the Transaction, other than as set forth in our opinion dated April 26, 2014 to the Special Committee, opining as to the fairness, from a financial point of view, to GAHR II of the financial terms of the modification of the Operating Partnership entered into as of April 26, 2014 relating to the subordinated distribution payment payable to the Advisor, a portion of which is payable to the Company’s sub-advisor which is owned by Jeffrey T. Hanson, Chief Executive Officer and Chairman of the Board of GAHR II Company, Danny Prosky, President and Chief Operating Officer and a Director of GAHR II, and Mathieu B. Streiff, Executive Vice President, General Counsel of GAHR II.

Our opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of this letter and addresses the Merger Consideration to be received by the Holders as of the date hereof. Events occurring after that date may materially affect the assumptions used in preparing this opinion.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Merger Consideration to be received by the Holders pursuant to the Merger Agreement is fair to the Holders, from a financial point of view.

This opinion, the issuance of which has been approved by our Opinion Committee, is for the use and benefit of the Special Committee, although it may be relied upon by the entire Board of Directors. This opinion is not intended to be and does not constitute a recommendation to the Special Committee or the Board of Directors of the Company to enter into the Merger Agreement.

ROBERT A. STANGER & CO., INC.

Stanger has been paid fees in connection with this opinion, none of which are contingent upon the closing of any transaction or our findings with respect to fairness. The Company has also agreed to pay certain expenses and indemnify us against certain liabilities in connection with our engagement and the services rendered with respect to this opinion. During the past two years, and at the present time, the Company has engaged Stanger to provide financial advisory services. In connection with this Transaction we served as financial advisor to the Special Committee. We were and are expected to be paid usual and customary compensation in connection with those services, including compensation that is contingent upon completion of the Transaction.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Special Committee and the Board of Directors of the Company that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion.

Yours truly,

/s/ Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
August 5, 2014

August 5, 2014
Independent Committee of the Board of Directors
Griffin-American Healthcare REIT II, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Members of the Independent Committee of the Board of Directors:
We understand that Griffin-American Healthcare REIT II, Inc. (“GAHR II”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) dated as of August 5, 2014, by and among NorthStar Realty Finance Corp., a Maryland corporation (“Parent”), NRF Healthcare Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), NRF OP Healthcare Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub (“Partnership Merger Sub”), GAHR II and Griffin-American Healthcare REIT II Holdings, LP, a Delaware limited partnership (“GAHR II Operating Partnership”), pursuant to which, among other things, GAHR II will merge with and into Merger Sub (the “Merger”) and each outstanding share of common stock, par value $0.01 per share, of GAHR II (“GAHR II Common Stock”) will be converted into the right to receive, subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion), (i) $7.75 in cash (the “Cash Consideration”) and (ii) a fraction of a share of the common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), subject to certain adjustments as provided for in the Agreement. The Exchange Ratio is the quotient determined by dividing $3.75 by the Average Parent Closing Price (as defined in the Agreement) and rounding the result to the nearest 1/10,000 of a share; provided, that if the Average Parent Closing Price is less than $16.00, the Exchange Ratio will be 0.2344, and if the Average Parent Closing Price is greater than $20.17, the Exchange Ratio will be 0.1859. The Agreement also provides that Partnership Merger Sub will merge with and into GAHR II Operating Partnership (the “Partnership Merger” and, together with the Merger, the “Transactions”). The terms and conditions of the Merger are more fully set forth in the Agreement. As a result of the Merger, pursuant to the Third Amendment to Agreement of Limited Partnership of the GAHR II Operating Partnership, Griffin-American Healthcare REIT Advisor, LLC (the “GAHR Advisor”) will receive an incentive payment (the “Advisor Incentive Fee”) upon consummation of the Merger.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of GAHR II Common Stock (other than Parent, Merger Sub, Partnership Merger Sub, the GAHR Advisor and their respective affiliates) of the Consideration to be received by such holders in the Merger.
In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to GAHR II and Parent;

Independent Committee of the Board of Directors
Griffin-American Healthcare REIT II, Inc.

(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of GAHR II, furnished to or discussed with us by the external manager of GAHR II, including certain financial forecasts relating to GAHR II (both with respect to its in-place asset portfolio and its acquisition case) prepared by such external manager at the direction of and approved by the Board of Directors and the Independent Committee of the Board of Directors of GAHR II (such forecasts, “GAHR II Forecasts”);

(3)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parent furnished to or discussed with us by the external manager of Parent, including certain financial forecasts for 2014 and 2015 relating to Parent prepared by the external manager of Parent (such forecasts, “Parent Forecasts”);

(4)
reviewed certain publicly available analyst reports prepared by financial analysts employed by institutions other than us, relating to Parent, including financial forecasts contained in such analyst reports;

(5)
discussed (i) the past and current business, operations, financial condition and prospects of GAHR II and certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets, including prospective future acquisitions and the management plan for the in-place portfolio, in each case contemplated by the GAHR II Forecasts, with the external managers of GAHR II and (ii) the past and current business, operations, financial condition and prospects of Parent with the external managers of GAHR II and Parent;

(6)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of Parent, including the potential effect on Parent’s estimated earnings per share;

(7)	compared the implied per share valuation of GAHR II Common Stock based on the latest equity issuance in September 2013 to the trading histories of other companies we deemed relevant;

(8)	reviewed the trading history for Parent Common Stock and a comparison of such trading history with the trading histories of other companies we deemed relevant;

(9)	compared certain financial and stock market information of GAHR II and Parent with similar information of other companies we deemed relevant;

(10)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(11)
considered the results of our efforts on behalf of GAHR II to solicit, at the direction of GAHR II, indications of interest and definitive proposals from third parties with respect to a possible acquisition of GAHR II;

(12)	reviewed an execution copy of the Agreement; and

(13)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.
In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the external managers of GAHR II and Parent that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. As you are aware, GAHR II and Parent are managed by affiliated external

Independent Committee of the Board of Directors
Griffin-American Healthcare REIT II, Inc.

managers, and we have relied upon the assurances of such external managers that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the GAHR II Forecasts, we have been advised by the external manager of GAHR II, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the external manager of GAHR II as to the future financial performance of GAHR II under the alternative scenarios reflected therein. With respect to the Parent Forecasts, we have assumed, at your direction and with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the external manager of Parent as to the future financial performance of Parent. We also have relied, at your direction, upon the assessments of the external manager of GAHR II as to certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and we have assumed that there will be no developments with respect to any such matters that would have an adverse effect on GAHR II, Parent or the Transactions (including the contemplated benefits thereof). In view of the recent trading history of Parent Common Stock and the definition of the Exchange Ratio, we have assumed with your consent that the value of the Parent Common Stock comprising the Stock Consideration to be received for each share of GAHR II Common Stock is equal to $3.75.
We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GAHR II, nor have we made any physical inspection of the properties or assets of GAHR II. We have not evaluated the solvency or fair value of GAHR II or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at your direction, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on GAHR II, Parent or the contemplated benefits of the Transactions. We further have assumed, at your direction, that the Merger will be treated as a taxable sale by GAHR II of all of GAHR II’s assets to Parent in exchange for the Consideration and the assumption of all GAHR II’s liabilities, followed by the distribution of the Consideration to the holders of GAHR II Common Stock in liquidation of GAHR II pursuant to Section 331 and Section 562 of the Internal Revenue Code of 1986, as amended. We have been advised by the external managers of GAHR II and Parent that each of GAHR II and Parent has operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) commencing with its taxable years ended December 31, 2010 and December 31, 2004, respectively, and have assumed, at your direction, that GAHR II will continue to operate in such a manner as to qualify as a REIT for its taxable year that will end with the Merger and Parent will continue to operate in such a manner as to qualify as a REIT. In addition, we have assumed, at your direction, that the surviving entity in the Merger will constitute a disregarded entity of Parent for U.S. federal income tax purposes.
We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, or any terms, aspects or implications of the Partnership Merger, the Advisor Incentive Fee or other amounts payable in connection with the Transactions or any other arrangements, agreements or understandings entered into in connection with or related to the Transactions or otherwise. Our opinion is limited to the fairness, from a financial point of view, to the holders of GAHR II Common Stock (other than Parent, Merger Sub, Partnership Merger Sub, the GAHR Advisor and their respective affiliates) of the Consideration to be received by such holders, and no opinion or view is expressed with respect to any other consideration received in connection with the Transactions by any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors, managers or employees of any party to the Transactions, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to GAHR II or in which GAHR II might engage or as to the underlying business decision of GAHR II to proceed with or effect the Transactions. We are not expressing any opinion as to what the value of Parent Common Stock

Independent Committee of the Board of Directors
Griffin-American Healthcare REIT II, Inc.

actually will be when issued or the price at which Parent Common Stock will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transactions or any related matter.
We have acted as financial advisor to the Independent Committee of the Board of Directors of GAHR II in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, GAHR II has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.
We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of GAHR II, Parent and certain of their respective affiliates.
We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to GAHR II and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender to GAHR II and certain of its affiliates, including having acted or acting as an administrative agent, joint lead arranger and a joint bookrunner for, and a lender (including a letter of credit and swing-line lender) under, GAHR II Operating Partnership’s credit agreement and certain credit facilities extended thereunder, (ii) having provided or providing certain foreign exchange trading services to GAHR II and certain of its affiliates and (iii) having provided or providing certain treasury and trade management services and products to GAHR II and certain of its affiliates.
In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as mergers and acquisitions financial advisor to Parent in connection with its acquisition of an interest in a joint venture and (ii) having acted as a joint bookrunner to Parent in connection with a follow-on offering of Parent Common Stock.
It is understood that this letter is for the benefit and use of the Independent Committee of the Board of Directors of GAHR II (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.
Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of GAHR II Common Stock (other than Parent, Merger Sub, Partnership Merger Sub, the GAHR Advisor and their respective affiliates) is fair, from a financial point of view, to such holders.

Independent Committee of the Board of Directors
Griffin-American Healthcare REIT II, Inc.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith
Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

Financial Statement Schedule:
The following financial statement schedule for the year ended December 31, 2013 is submitted herewith:

Page
Real Estate and Accumulated Depreciation (Schedule III)	F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders of
Griffin-American Healthcare REIT II, Inc.
We have audited the accompanying consolidated balance sheets of Griffin-American Healthcare REIT II, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income (loss), equity and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Griffin-American Healthcare REIT II, Inc. at December 31, 2013 and 2012 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
/s/ Ernst & Young LLP
Irvine, California
March 13, 2014

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. CONSOLIDATED BALANCE SHEETS As of December 31, 2013 and 2012

	December 31,
	2013	2012
ASSETS
Real estate investments, net	$2,523,699,000	$1,112,295,000
Real estate notes receivable, net	18,888,000	5,182,000
Cash and cash equivalents	37,955,000	94,683,000
Accounts and other receivables, net	6,906,000	6,920,000
Restricted cash	12,972,000	8,980,000
Real estate and escrow deposits	4,701,000	2,900,000
Identified intangible assets, net	285,667,000	204,147,000
Other assets, net	37,938,000	19,522,000
Total assets	$2,928,726,000	$1,454,629,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage loans payable, net	$329,476,000	$291,052,000
Line of credit	68,000,000	200,000,000
Accounts payable and accrued liabilities	42,717,000	20,030,000
Accounts payable due to affiliates	2,407,000	1,807,000
Derivative financial instruments	16,940,000	795,000
Identified intangible liabilities, net	11,693,000	5,156,000
Security deposits, prepaid rent and other liabilities	72,262,000	75,043,000
Total liabilities	543,495,000	593,883,000

Commitments and contingencies (Note 11)

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 290,003,240 and 113,199,988 shares issued and outstanding as of December 31, 2013 and 2012, respectively	2,900,000	1,132,000
Additional paid-in capital	2,635,175,000	1,010,152,000
Accumulated deficit	(277,826,000)	(150,977,000)
Accumulated other comprehensive income	22,776,000	—
Total stockholders’ equity	2,383,025,000	860,307,000
Noncontrolling interests (Note 13)	2,206,000	439,000
Total equity	2,385,231,000	860,746,000
Total liabilities and equity	$2,928,726,000	$1,454,629,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) For the Years Ended December 31, 2013, 2012 and 2011

	Years Ended December 31,
	2013	2012	2011
Revenues:
Real estate revenue	$202,096,000	$100,728,000	$40,457,000
Resident fees and services	2,307,000	—	—
Total revenues	204,403,000	100,728,000	40,457,000
Expenses:
Rental expenses	43,387,000	21,131,000	8,330,000
General and administrative	22,519,000	11,067,000	5,992,000
Subordinated distribution purchase (Note 2)	—	4,232,000	—
Acquisition related expenses	25,501,000	75,608,000	10,389,000
Depreciation and amortization	76,188,000	38,407,000	14,826,000
Total expenses	167,595,000	150,445,000	39,537,000
Income (loss) from operations	36,808,000	(49,717,000)	920,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense	(18,109,000)	(13,566,000)	(6,345,000)
Gain (loss) in fair value of derivative financial instruments	344,000	24,000	(366,000)
Foreign currency and derivative loss	(11,312,000)	—	—
Interest income	329,000	15,000	17,000
Income (loss) before income taxes	8,060,000	(63,244,000)	(5,774,000)
Income tax benefit	1,005,000	—	—
Net income (loss)	9,065,000	(63,244,000)	(5,774,000)
Less: Net income attributable to noncontrolling interests	(14,000)	(3,000)	(2,000)
Net income (loss) attributable to controlling interest	$9,051,000	$(63,247,000)	$(5,776,000)
Net income (loss) per common share attributable to controlling interest — basic and diluted	$0.05	$(0.85)	$(0.19)
Weighted average number of common shares outstanding — basic and diluted	199,793,355	74,122,982	30,808,725

Net income (loss)	$9,065,000	$(63,244,000)	$(5,774,000)
Other comprehensive income:
Gains on intra-entity foreign currency transactions that are of a long-term investment nature	22,059,000	—	—
Foreign currency translation adjustments	739,000	—	—
Total other comprehensive income	22,798,000	—	—
Comprehensive income (loss)	31,863,000	(63,244,000)	(5,774,000)
Less: Comprehensive income attributable to noncontrolling interests	(36,000)	(3,000)	(2,000)
Comprehensive income (loss) attributable to controlling interest	$31,827,000	$(63,247,000)	$(5,776,000)

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. CONSOLIDATED STATEMENTS OF EQUITY For the Years Ended December 31, 2013, 2012 and 2011

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE — December 31, 2010	15,452,668	$154,000	$137,657,000	$(12,571,000)	$—	$125,240,000	$122,000	$125,362,000
Issuance of common stock	32,609,245	327,000	325,117,000	—	—	325,444,000	—	325,444,000
Offering costs — common stock	—	—	(35,199,000)	—	—	(35,199,000)	—	(35,199,000)
Issuance of vested and nonvested restricted common stock	7,500	—	15,000	—	—	15,000	—	15,000
Issuance of common stock under the DRIP	928,058	9,000	8,808,000	—	—	8,817,000	—	8,817,000
Repurchase of common stock	(127,802)	(1,000)	(1,197,000)	—	—	(1,198,000)	—	(1,198,000)
Amortization of nonvested common stock compensation	—	—	51,000	—	—	51,000	—	51,000
Distributions to noncontrolling interest	—	—	—	—	—	—	(1,000)	(1,000)
Distributions declared	—	—	—	(20,037,000)	—	(20,037,000)	—	(20,037,000)
Net (loss) income	—	—	—	(5,776,000)	—	(5,776,000)	2,000	(5,774,000)
BALANCE — December 31, 2011	48,869,669	$489,000	$435,252,000	$(38,384,000)	$—	$397,357,000	$123,000	$397,480,000
Issuance of common stock	62,360,749	623,000	622,856,000	—	—	623,479,000	—	623,479,000
Offering costs — common stock	—	—	(66,538,000)	—	—	(66,538,000)	—	(66,538,000)
Issuance of vested and nonvested restricted common stock	22,500	—	45,000	—	—	45,000	—	45,000
Issuance of common stock under the DRIP	2,374,407	24,000	22,598,000	—	—	22,622,000	—	22,622,000
Repurchase of common stock	(427,337)	(4,000)	(4,149,000)	—	—	(4,153,000)	—	(4,153,000)
Amortization of nonvested common stock compensation	—	—	70,000	—	—	70,000	—	70,000
Issuance of limited partnership units	—	—	83,000	—	—	83,000	323,000	406,000
Offering costs — limited partnership units	—	—	(65,000)	—	—	(65,000)	—	(65,000)
Contribution from noncontrolling interest	—	—	—	—	—	—	2,000	2,000
Distributions to noncontrolling interest	—	—	—	—	—	—	(12,000)	(12,000)
Distributions declared	—	—	—	(49,346,000)	—	(49,346,000)	—	(49,346,000)
Net (loss) income	—	—	—	(63,247,000)	—	(63,247,000)	3,000	(63,244,000)
BALANCE — December 31, 2012	113,199,988	$1,132,000	$1,010,152,000	$(150,977,000)	$—	$860,307,000	$439,000	$860,746,000
Issuance of common stock	170,720,092	1,707,000	1,736,847,000	—	—	1,738,554,000	—	1,738,554,000
Offering costs — common stock	—	—	(171,075,000)	—	—	(171,075,000)	—	(171,075,000)
Issuance of vested and nonvested restricted common stock	15,000	—	31,000	—	—	31,000	—	31,000
Issuance of common stock under the DRIP	6,993,254	70,000	67,835,000	—	—	67,905,000	—	67,905,000
Repurchase of common stock	(925,094)	(9,000)	(8,929,000)	—	—	(8,938,000)	—	(8,938,000)
Amortization of nonvested common stock compensation	—	—	102,000	—	—	102,000	—	102,000
Issuance of limited partnership units	—	—	288,000	—	—	288,000	1,983,000	2,271,000
Offering costs — limited partnership units	—	—	(25,000)	—	—	(25,000)	—	(25,000)
Distributions to noncontrolling interests	—	—	—	—	—	—	(142,000)	(142,000)
Purchase of noncontrolling interest	—	—	(51,000)	—	—	(51,000)	(110,000)	(161,000)
Distributions declared	—	—	—	(135,900,000)	—	(135,900,000)	—	(135,900,000)
Net income	—	—	—	9,051,000	—	9,051,000	14,000	9,065,000
Other comprehensive income	—	—	—	—	22,776,000	22,776,000	22,000	22,798,000
BALANCE — December 31, 2013	290,003,240	$2,900,000	$2,635,175,000	$(277,826,000)	$22,776,000	$2,383,025,000	$2,206,000	$2,385,231,000
The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2013, 2012 and 2011

	Years Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$9,065,000	$(63,244,000)	$(5,774,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization (including deferred financing costs, above/below market leases, leasehold interests, above market leasehold interests, debt discount/premium, closing costs and origination fees)	78,652,000	40,714,000	16,528,000
Contingent consideration related to acquisition of real estate	(51,198,000)	8,000	—
Deferred rent	(15,081,000)	(7,105,000)	(2,716,000)
Stock based compensation	133,000	115,000	66,000
Acquisition fees paid in stock	1,218,000	1,079,000	—
Bad debt expense	1,182,000	82,000	261,000
Unrealized foreign currency gain	(723,000)	—	—
Change in fair value of contingent consideration	134,000	50,250,000	—
Changes in fair value of derivative financial instruments	16,145,000	(24,000)	366,000
Changes in operating assets and liabilities:
Accounts and other receivables	(3,604,000)	(1,676,000)	(1,508,000)
Accounts receivable due from affiliate	—	121,000	—
Other assets	(3,672,000)	(1,469,000)	(468,000)
Accounts payable and accrued liabilities	9,243,000	6,643,000	2,489,000
Accounts payable due to affiliates	796,000	969,000	326,000
Security deposits, prepaid rent and other liabilities	458,000	(3,001,000)	(306,000)
Net cash provided by operating activities	42,748,000	23,462,000	9,264,000
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of real estate operating properties	(1,402,189,000)	(719,369,000)	(213,856,000)
Advances on real estate notes receivable	(23,745,000)	(5,213,000)	—
Closing costs and origination fees on real estate notes receivable, net	(447,000)	32,000	—
Capital expenditures	(5,521,000)	(3,713,000)	(3,459,000)
Proceeds from sale of land	90,000	—	—
Restricted cash	(3,992,000)	(6,691,000)	527,000
Real estate and escrow deposits	(1,801,000)	4,650,000	(6,901,000)
Net cash used in investing activities	(1,437,605,000)	(730,304,000)	(223,689,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on mortgage loans payable	—	71,602,000	43,700,000
Payments on mortgage loans payable	(21,866,000)	(30,280,000)	(55,429,000)
Borrowings under the lines of credit	154,900,000	794,855,000	284,551,000
Payments under the lines of credit	(286,900,000)	(594,855,000)	(296,351,000)
Proceeds from issuance of common stock	1,740,028,000	618,734,000	325,444,000
Deferred financing costs	(2,773,000)	(5,079,000)	(2,851,000)
Contingent consideration related to acquisition of real estate	(4,888,000)	(4,590,000)	—
Return of contingent consideration related to acquisition of real estate	—	2,000	—
Repurchase of common stock	(8,938,000)	(4,153,000)	(1,198,000)
Contribution from noncontrolling interest to our operating partnership	—	2,000	—
Distributions to noncontrolling interests	(126,000)	(12,000)	(1,000)
Purchase of noncontrolling interest	(155,000)	—	—
Security deposits	(1,943,000)	9,000	(104,000)
Payment of offering costs — common stock	(171,689,000)	(66,419,000)	(35,297,000)
Payment of offering costs — limited partnership units	(89,000)	(1,000)	—

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
For the Years Ended December 31, 2013, 2012 and 2011

	Years Ended December 31,
	2013	2012	2011
Distributions paid	(57,642,000)	(22,972,000)	(9,375,000)
Net cash provided by financing activities	1,337,919,000	756,843,000	253,089,000
NET CHANGE IN CASH AND CASH EQUIVALENTS	(56,938,000)	50,001,000	38,664,000
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH AND CASH EQUIVALENTS	210,000	—	—
CASH AND CASH EQUIVALENTS — Beginning of period	94,683,000	44,682,000	6,018,000
CASH AND CASH EQUIVALENTS — End of period	$37,955,000	$94,683,000	$44,682,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$17,332,000	$11,897,000	$5,199,000
Income taxes	$283,000	$42,000	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investing Activities:
Accrued capital expenditures	$1,513,000	$1,063,000	$396,000
Accrued acquisition fees — real estate notes receivable	$—	$16,000	$—
Tenant improvement overage	$555,000	$823,000	$—
Receivable for sale of land	$4,000	$—	$—
Settlement of real estate note receivable	$10,882,000	$—	$—
The following represents the increase in certain assets and liabilities in connection with our acquisitions of operating properties:
Other assets	$747,000	$520,000	$451,000
Mortgage loans payable, net	$62,712,000	$170,282,000	$33,941,000
Accounts payable and accrued liabilities	$4,196,000	$1,384,000	$315,000
Security deposits, prepaid rent and other liabilities	$52,090,000	$20,506,000	$7,766,000
Financing Activities:
Issuance of common stock under the DRIP	$67,905,000	$22,622,000	$8,817,000
Issuance of common stock for acquisitions	$974,000	$—	$—
Distributions declared but not paid — common stock	$16,744,000	$6,391,000	$2,639,000
Distributions declared but not paid — limited partnership units	$16,000	$—	$—
Issuance of limited partnership units	$2,271,000	$406,000	$—
Payable for purchase of noncontrolling interest	$6,000	$—	$—
Accrued offering costs — common stock	$32,000	$277,000	$527,000
Accrued offering costs — limited partnership units	$—	$64,000	$—
Receivable from transfer agent	$—	$3,298,000	$—
Accrued deferred financing costs	$2,000	$67,000	$12,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years ended December 31, 2013, 2012 and 2011

The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT II, Inc. and its subsidiaries, including Griffin-American Healthcare REIT II Holdings, LP, except where the context otherwise requires.
1. Organization and Description of Business
Griffin-American Healthcare REIT II, Inc., a Maryland corporation, was incorporated as Grubb & Ellis Healthcare REIT II, Inc. on January 7, 2009 and therefore we consider that our date of inception. We were initially capitalized on February 4, 2009. Our board of directors adopted an amendment to our charter, which was filed with the Maryland State Department of Assessments and Taxation on January 3, 2012, to change our name from Grubb & Ellis Healthcare REIT II, Inc. to Griffin-American Healthcare REIT II, Inc. We invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. We may also originate and acquire secured loans and real estate-related investments. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We generally seek investments that produce current income. We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2010 and we intend to continue to be taxed as a REIT.
On August 24, 2009, we commenced a best efforts initial public offering, or our initial offering, of up to $3,285,000,000 of shares of our common stock. Until November 6, 2012, we offered to the public up to $3,000,000,000 of shares of our common stock for $10.00 per share in our primary offering and $285,000,000 of shares of our common stock pursuant to our distribution reinvestment plan, or the DRIP, for $9.50 per share. On November 7, 2012, we began selling shares of our common stock in our initial offering at $10.22 per share in our primary offering and issuing shares pursuant to the DRIP for $9.71 per share.
On February 14, 2013, we terminated our initial offering. As of February 14, 2013, we had received and accepted subscriptions in our initial offering for 123,179,064 shares of our common stock, or $1,233,333,000, and a total of $40,167,000 in distributions were reinvested and 4,205,920 shares of our common stock were issued pursuant to the DRIP.
On February 14, 2013, we commenced a best efforts follow-on public offering, or our follow-on offering, of up to $1,650,000,000 of shares of our common stock, in which we initially offered to the public up to $1,500,000,000 of shares of our common stock for $10.22 per share in our primary offering and $150,000,000 of shares of our common stock for $9.71 per share pursuant to the DRIP. We reserved the right to reallocate the shares of common stock we offered in our follow-on offering between the primary offering and the DRIP. As such, during our follow-on offering, we reallocated an aggregate of $107,200,000 of shares from the DRIP to the primary offering. Accordingly, we offered to the public up to $1,607,200,000 of shares of our common stock in our primary offering and up to $42,800,000 of shares of our common stock pursuant to the DRIP.
On October 30, 2013, we terminated our follow-on offering. As of December 31, 2013, we had received and accepted subscriptions in our follow-on offering for 157,622,743 shares of our common stock, or $1,604,996,000, and a total of $42,713,000 in distributions were reinvested and 4,398,862 shares of our common stock were issued pursuant to the DRIP.
On September 9, 2013, we filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $100,000,000 of additional shares of our common stock pursuant to our distribution reinvestment plan, or the Secondary DRIP. The Registration Statement on Form S-3 was automatically effective with the Securities and Exchange Commission, or the SEC, upon its filing; however, we did not commence offering shares pursuant to the Secondary DRIP until October 30, 2013 following the termination of our follow-on offering. As of December 31, 2013, a total of $18,448,000 in distributions were reinvested and 1,899,892 shares of our common stock were issued pursuant to the Secondary DRIP.
We conduct substantially all of our operations through Griffin-American Healthcare REIT II Holdings, LP, or our operating partnership. On January 3, 2012, our operating partnership filed an Amendment to the Certificate of Limited Partnership with the Delaware Department of State to change its name from Grubb & Ellis Healthcare REIT II Holdings, LP to Griffin-American Healthcare REIT II Holdings, LP. Until January 6, 2012, we were externally advised by Grubb & Ellis Healthcare REIT II Advisor, LLC, or our former advisor, pursuant to an advisory agreement, as amended and restated, or the G&E Advisory Agreement, between us and our former advisor. From August 24, 2009 through January 6, 2012, our former advisor supervised and managed our day-to-day operations and selected the properties and real estate-related investments we acquired, subject to the oversight and approval of our board of directors. Our former advisor also provided marketing, sales and

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

client services on our behalf and engaged affiliated entities to provide various services to us. Our former advisor was managed by and was a wholly owned subsidiary of Grubb & Ellis Equity Advisors, LLC, or GEEA, which was a wholly owned subsidiary of Grubb & Ellis Company, or Grubb & Ellis, or our former sponsor.
On November 7, 2011, our independent directors determined that it was in the best interests of our company and its stockholders to transition advisory and dealer manager services rendered to us by affiliates of Grubb & Ellis and to engage American Healthcare Investors LLC, or American Healthcare Investors, and Griffin Capital Corporation, or Griffin Capital, as replacement co-sponsors, or our co-sponsors. As a result, on November 7, 2011, we notified our former advisor that we terminated the G&E Advisory Agreement. Pursuant to the G&E Advisory Agreement, either party could terminate the G&E Advisory Agreement without cause or penalty; however, certain rights and obligations of the parties would survive during a 60-day transition period and beyond.
In addition, on November 7, 2011, we notified Grubb & Ellis Capital Corporation, our former dealer manager, that we terminated the Amended and Restated Dealer Manager Agreement dated June 1, 2011 between us and Grubb & Ellis Capital Corporation, or the G&E Dealer Manager Agreement, in accordance with the terms thereof. Until January 6, 2012, Grubb & Ellis Capital Corporation remained a non-exclusive agent of our company and distributor of shares of our common stock.
As a result of the co-sponsorship arrangement, an affiliate of Griffin Capital, Griffin-American Healthcare REIT Advisor, LLC, or Griffin-American Advisor, or our advisor, began serving as our advisor on January 7, 2012 pursuant to an advisory agreement, or the Advisory Agreement, that took effect upon the expiration of the 60-day transition period provided for in the G&E Advisory Agreement. The Advisory Agreement had an initial one-year term, but was subject to successive one year renewals upon mutual consent of the parties. On January 6, 2014, the Advisory Agreement was renewed in accordance with the terms of the mutual consent of the parties for a term of six months and expires on July 6, 2014. Our advisor delegates advisory duties to Griffin-American Healthcare REIT Sub-Advisor, LLC, or Griffin-American Sub-Advisor, or our sub-advisor. Griffin-American Sub-Advisor is jointly owned by our co-sponsors. Our advisor, through our sub-advisor, uses its best efforts, subject to the oversight, review and approval of our board of directors, to, among other things, research, identify, review and make investments in and dispositions of properties, real estate-related investments and securities on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our sub-advisor performs its duties and responsibilities pursuant to a sub-advisory agreement with our advisor and also acts as our fiduciary. Collectively, we refer to our advisor and our sub-advisor as our advisor entities. Griffin Capital Securities, Inc., or Griffin Securities, or our dealer manager, an affiliate of Griffin Capital, serves as our dealer manager pursuant to a dealer manager agreement, or the Dealer Manager Agreement, that also became effective on January 7, 2012. We are not affiliated with Griffin Capital, Griffin-American Advisor or Griffin Securities; however, we are affiliated with Griffin-American Sub-Advisor and American Healthcare Investors.
American Healthcare Investors and Griffin Capital paid the majority of the expenses we incurred in connection with the transition to our co-sponsors.
We currently operate through five reportable business segments — medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing–RIDEA. As of December 31, 2013, we had completed 72 acquisitions comprising 279 buildings and approximately 10,565,000 square feet of gross leasable area, or GLA, for an aggregate purchase price of $2,785,711,000.
2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying consolidated financial statements.
Basis of Presentation

Our accompanying consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly owned subsidiaries and any variable interest entities, or VIEs, as defined in Financial Accounting Standards Boards, or FASB, Accounting Standards Codification, or ASC, Topic 810, Consolidation, or ASC Topic 810, which we have concluded should be consolidated pursuant to ASC Topic 810.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership, will own substantially all of the properties acquired on our behalf. We are the sole general partner of our operating partnership and as of December 31, 2013 and 2012, we owned greater than a 99.90% and 99.96%, respectively, general partnership interest therein. On January 4, 2012, our advisor contributed $2,000 to acquire 200 limited partnership units of our operating partnership and as such, as of December 31, 2013 and 2012, owns less than a 0.01% noncontrolling limited partnership interest in our operating partnership. Until September 14, 2012, our former advisor was a limited partner of our operating partnership and as of December 31, 2011, owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership. On September 14, 2012, we entered into an agreement whereby we purchased all of the limited partnership interests held by our former advisor in our operating partnership. Between December 31, 2012 and July 16, 2013, 12 investors contributed their interests in 15 buildings in exchange for 281,600 limited partnership units in our operating partnership. As of December 31, 2013 and 2012, these investors collectively owned less than a 0.10% and 0.04%, respectively, noncontrolling limited partnership interest in our operating partnership. Because we are the sole general partner and a limited partner of our operating partnership and have unilateral control over its management and major operating decisions, the accounts of our operating partnership are consolidated in our consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.
In preparing our accompanying consolidated financial statements, management has evaluated subsequent events through the financial statement issuance date. We believe that the disclosures contained herein are adequate to prevent the information presented from being misleading.
Use of Estimates
The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.
Cash and Cash Equivalents
Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased.
Restricted Cash
Restricted cash is primarily comprised of lender required accounts for tenant improvements, capital improvements, property taxes and insurance, which are restricted as to use or withdrawal.
Revenue Recognition, Tenant Receivables and Allowance for Uncollectible Accounts
We recognize revenue in accordance with ASC Topic 605, Revenue Recognition, or ASC Topic 605. ASC Topic 605 requires that all four of the following basic criteria be met before revenue is realized or realizable and earned: (1) there is persuasive evidence that an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller’s price to the buyer is fixed and determinable; and (4) collectability is reasonably assured.
In accordance with ASC Topic 840, Leases, minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements are recorded to deferred rent receivable or deferred rent liability, as applicable. Tenant reimbursement revenue, which is comprised of additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, is recognized as revenue in the period in which the related expenses are incurred. Tenant reimbursements are recognized and presented in accordance with ASC Subtopic 605-45, Revenue Recognition — Principal Agent Consideration, or ASC Subtopic 605-45. ASC Subtopic 605-45 requires that these reimbursements be recorded on a gross basis, as we are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting the supplier and have credit risk. We recognize lease termination fees at such time when there is a signed termination letter agreement, all of the conditions of such agreement have been met and the tenant is no longer occupying the property. Resident fees and services revenue is recorded when services are rendered and includes resident room and care charges, community fees and other resident charges.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Tenant receivables and unbilled deferred rent receivables are carried net of an allowance for uncollectible amounts. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations under their lease agreements. We maintain an allowance for deferred rent receivables arising from the straight line recognition of rents. Such allowance is charged to bad debt expense which is included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss). Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors.
As of December 31, 2013, 2012 and 2011, we had $323,000, $78,000 and $112,000, respectively, in allowance for uncollectible accounts which was determined necessary to reduce receivables to our estimate of the amount recoverable. For the years ended December 31, 2013, 2012 and 2011, $55,000, $0 and $0, respectively, net, of our receivables were directly written off to bad debt expense. For the years ended 2013, 2012 and 2011, $25,000, $92,000 and $0, respectively, of our receivables were written off against the allowance for uncollectible accounts. As of December 31, 2013, 2012 and 2011, we did not have an allowance for uncollectible accounts for deferred rent receivables. For the years ended December 31, 2013, 2012 and 2011, $857,000, $24,000 and $154,000, respectively, of our deferred rent receivables were directly written off to bad debt expense.
Real Estate Investments, Net
We carry our operating properties at historical cost less accumulated depreciation. The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost for tenant improvements is depreciated over the shorter of the lease term or useful life, ranging from two months to 22.5 years. Furniture, fixtures and equipment is depreciated over the estimated useful life, ranging from five years to 10 years. When depreciable property is retired, replaced or disposed of, the related costs and accumulated depreciation will be removed from the accounts and any gain or loss will be reflected in earnings.
As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered to be a lease inducement and is recognized over the lease term as a reduction of rental revenue on a straight-line basis. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g. unilateral control of the tenant space during the build-out process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease. Recognition of lease revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when we are the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date (and the date on which recognition of lease revenue commences) is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.

We assess the impairment of an operating property when events or changes in circumstances indicate that its carrying amount may not be recoverable. Impairment losses are recorded on an operating property when indicators of impairment are present and the carrying amount exceeds the sum of the future undiscounted cash flows expected to result from the use and eventual disposition of the property. We would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of the property. For the years ended December 31, 2013, 2012 and 2011, there were no impairment losses recorded.
Property Acquisitions

In accordance with ASC Topic 805, Business Combinations, or ASC Topic 805, we determine whether a transaction is business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired are not a business, we account for the transaction as an asset acquisition. Under both methods, we recognize the identifiable assets acquired and liabilities assumed. In addition, for transactions that are business combinations, we evaluate the existence of intangible assets and liabilities. We immediately expense acquisition related expenses associated with business combinations and capitalize acquisition related expenses associated with an asset acquisition.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We, with assistance from independent valuation specialists, measure the fair value of tangible and identified intangible assets and liabilities, as applicable, based on their respective fair values for acquired properties. The determination of the fair value of land is based upon comparable sales data. In cases where a leasehold interest in the land is acquired, the value of the leasehold interest is determined by discounting the difference between the contract ground lease payments and a market ground lease payment back to a present value as of the acquisition date. The market ground lease payment is estimated as a percentage of the land value. The fair value of buildings is based upon our determination of the value as if it were to be replaced and vacant using cost data and discounted cash flow models similar to those used by independent appraisers. We would also recognize the fair value of furniture, fixtures and equipment on the premises, if any, as well as the above or below market rent, the value of in-place leases, the value of in-place lease costs, tenant relationships, master leases and above or below market debt and derivative financial instruments assumed. Factors considered by us include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases.

The value of the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference (if greater than 10.0%) between the level payment equivalent of the contract rent paid pursuant to the lease, and our estimate of market rent payments taking into account rent steps throughout the lease. In the case of leases with options, unless an option rent is more than 5.0% below market rent, it is not assumed to be exercised. The amounts related to above market leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized against real estate revenue over the remaining non-cancelable lease term of the acquired leases with each property. The amounts related to below market leases are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and are amortized to real estate revenue over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.

The value of in-place lease costs and the value of tenant relationships is based on management’s evaluation of the specific characteristics of the tenant’s lease and our overall relationship with the tenants. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The amounts related to in-place lease costs are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases with each property. The amounts related to the value of tenant relationships are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable lease term of the acquired leases plus the market renewal lease term. The value of a master lease, in which a previous owner or a tenant is relieved of specific rental obligations as additional space is leased, is determined by discounting the expected real estate revenue associated with the master lease space over the assumed lease-up period.

The value of above or below market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The value of above or below market debt is included in mortgage loans payable, net in our accompanying consolidated balance sheets and is amortized to interest expense over the remaining term of the assumed mortgage.

The value of derivative financial instruments is determined in accordance with ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, and is included in derivative financial instruments in our accompanying consolidated balance sheets. See Note 14, Fair Value Measurements, for a further discussion.

The values of contingent consideration assets and liabilities are analyzed at the time of acquisition. For contingent purchase options, the fair market value of the asset is compared to the specified option price at the exercise date. If the option price is below market, it is assumed to be exercised and the difference between the fair market value and the option price is discounted to the present value at the time of acquisition.

The fair values are subject to change based on information received within one year of the purchase related to one or more events identified at the time of purchase which confirm the value of an asset or liability received in an acquisition of property.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Real Estate Notes Receivable, Net
Real estate notes receivable, net consists of mortgage loans collateralized by interests in real property. Interest income on our real estate notes receivable are recognized on an accrual basis over the life of the investment using the interest method. Direct loan origination fees and costs are amortized over the term of the loan as an adjustment to the yield on the loan. We record loans at cost. We evaluate the collectability of both interest and principal for each of our loans to determine whether they are impaired. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows using the loan’s effective interest rate or to the fair value of the collateral if the loan is collateral dependent.
Derivative Financial Instruments
We are exposed to the effect of interest rate changes and foreign currency fluctuations in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts, such as fixed interest rate swaps, is to add stability to interest expense and to manage our exposure to interest rate movements by effectively converting a portion of our variable rate debt to fixed rate debt. We also use derivative instruments, such as foreign currency forward contracts, to mitigate the effects of the foreign currency fluctuations on future cash flows. We do not enter into derivative instruments for speculative purposes.
Derivatives are recognized as either assets or liabilities in our accompanying consolidated balance sheets and are measured at fair value in accordance with ASC Topic 815, Derivatives and Hedging, or ASC Topic 815. ASC Topic 815 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Since our derivative instruments are not designated as hedge instruments, they do not qualify for hedge accounting under ASC Topic 815. Changes in the fair value of interest rate derivative financial instruments are recorded as a component of interest expense in gain (loss) in fair value of derivative financial instruments in our accompanying consolidated statements of operations and comprehensive income (loss). Changes in the fair value of foreign currency derivative financial instruments are recorded in foreign currency and derivative loss in our accompanying consolidated statements of operations and comprehensive income (loss).
See Note 8, Derivative Financial Instruments and Note 14, Fair Value Measurements, for a further discussion of our derivative financial instruments.
Fair Value Measurements
We follow ASC Topic 820 to account for the fair value of certain assets and liabilities. ASC Topic 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.
ASC Topic 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, ASC Topic 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
See Note 14, Fair Value Measurements, for a further discussion.
Real Estate and Escrow Deposits
Real estate and escrow deposits include funds held by escrow agents and others to be applied towards the purchase of real estate.
Other Assets, Net
Other assets consist primarily of deferred rent receivables, deferred financing costs, prepaid expenses and deposits and leasing commissions. Deferred financing costs include amounts paid to lenders and others to obtain financing. Such costs are amortized using the straight-line method over the term of the related loan, which approximates the effective interest rate method. Amortization of deferred financing costs is included in interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Leasing commissions are amortized using the straight-line method over the term of the related lease. Amortization of leasing commissions is included in depreciation and amortization in our accompanying consolidated statements of operations and comprehensive income (loss).
See Note 6, Other Assets, Net, for a further discussion.
Contingent Consideration

As of December 31, 2013 and 2012, included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets is $4,675,000 and $60,204,000, respectively, of contingent consideration obligations in connection with our property acquisitions. Such amounts are due upon certain criteria being met within specified timeframes. For the years ended December 31, 2013, 2012 and 2011, we recorded a net loss on the change in fair value of contingent consideration obligations of $134,000, $50,250,000, and $0, respectively, which is included in acquisition related expenses in our accompanying consolidated statements of operations and comprehensive income (loss). See Note 14, Fair Value Measurements — Assets and Liabilities Reported at Fair Value — Contingent Consideration, for a further discussion.

Subordinated Distribution Purchase

On September 14, 2012, we and our operating partnership entered into an agreement, or the settlement agreement, with BGC Partners, Inc., or BGC Partners, which held 200 units of limited partnership interest in our operating partnership and would have been entitled to any subordinated distribution that would have been owed to our former advisor and its affiliates, including our former sponsor. Pursuant to the settlement agreement, BGC Partners transferred certain assets to us, including the 200 units of limited partnership interest held in our operating partnership and any rights to the payment of any subordinated distribution for consideration of $4,300,000. Notwithstanding these transfers to us, in the event of a listing event or other liquidity event, as both terms are defined in the partnership agreement for our operating partnership, or the operating partnership agreement, we will calculate a hypothetical deferred termination amount (as defined in the operating partnership agreement and based on assets acquired by us on or before January 10, 2012) for the payment of the subordinated distribution that would have been owed to our former advisor and its affiliates, including our former sponsor. If such calculation results in an amount that is greater than the $4,300,000 paid by us, then we will pay BGC Partners an amount equal to 10.0% of the difference between such calculation and the $4,300,000 paid by us. In connection with the settlement agreement, BGC Partners has agreed to release all known and unknown claims that they may have had against us and our operating partnership. Of the $4,300,000 paid by us, $4,232,000 is reflected in subordinated distribution purchase in our accompanying consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2012 and $68,000 is in satisfaction of all remaining payments owed by us to our former advisor and its affiliates, including our former sponsor, under the G&E Advisory Agreement.
Stock Compensation
We follow ASC Topic 718, Compensation – Stock Compensation, or ASC Topic 718, to account for our stock compensation pursuant to the 2009 Incentive Plan, or our incentive plan. See Note 13, Equity — 2009 Incentive Plan, for a further discussion of grants under our incentive plan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Foreign Currency
We have real estate investments in the United Kingdom for which the functional currency is the United Kingdom Pound Sterling, or GBP. We translate the results of operations of our foreign real estate investments into U.S. Dollars, or USD, using the average rates of currency exchange in effect during the period, and we translate assets and liabilities using the currency exchange rate in effect at the end of the period. The resulting foreign currency translation adjustments are included in accumulated other comprehensive income, or AOCI, a component of stockholders’ equity in our accompanying consolidated balance sheets.
Gains or losses resulting from foreign currency transactions are remeasured into USD at the rates of currency exchange prevailing on the date of the transactions. The effects of transaction gains/losses are generally included in foreign currency and derivative loss in our accompanying consolidated statements of operations and comprehensive income (loss). In addition to the unrealized loss we recorded on our foreign currency forward contract, we recorded $5,177,000 for the year ended December 31, 2013, in foreign currency transaction gains. See Note 8, Derivative Financial Instruments — Foreign Currency Forward Contract, for a further discussion of our foreign currency forward contract.
Income Taxes
We qualified and elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 2010. To maintain our qualification as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our annual taxable income, excluding net capital gains, to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.
If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service, or the IRS, grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.
We follow ASC Topic 740, Income Taxes, to recognize, measure, present and disclose in our consolidated financial statements uncertain tax positions that we have taken or expect to take on a tax return. We recognize tax benefits of uncertain income tax positions that are subject to audit only if we believe it is more likely than not that the position would be sustained (including the impact of appeals, as applicable), assuming the applicable taxing authorities had full knowledge of the relevant facts and circumstances of our positions. As of December 31, 2013 and 2012, we did not have any tax benefits and liabilities for uncertain tax positions that we believe should be recognized in our consolidated financial statements.
Temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases are recorded to deferred tax liabilities, which are included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets. We measure deferred tax liabilities using the enacted tax rates expected to apply to taxable income in the periods in which the deductible or taxable temporary difference is expected to be realized or settled. The deferred tax liability is remeasured at each reporting period until it is fully recognized and any change in liability is recorded in income tax benefit (expense) in our accompanying consolidated statements of operations and comprehensive income (loss) in the period of change.
We may be subject to certain state and local income taxes on our income, property or net worth in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain activities that we undertake are conducted by subsidiaries which we elected to be treated as taxable REIT subsidiaries, or TRSs, to allow us to provide services that would otherwise be considered impermissible for REITs. Also, we have real estate investments in the United Kingdom, which does not recognize REITs and does not accord REIT status under its tax laws. Accordingly, we recognize income tax benefit (expense) for the federal, state and local income taxes incurred by our TRSs and foreign income taxes for our real estate investments in the United Kingdom.
See Note 15, Income Taxes and Distributions, for a further discussion.
Segment Disclosure
ASC Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about a public entity’s reportable segments. As of December 31, 2013, we operated through five reportable business segments — medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing–RIDEA. Prior to December

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

2013, we operated through four reportable segments; however, with the acquisition of our first senior housing facilities owned and operated utilizing a RIDEA structure in December 2013, we felt it useful to segregate our operations into five reporting segments to assess the performance of our business in the same way that management intends to review our performance and make operating decisions. Prior to June 2013, our senior housing segment was referred to as our assisted living facilities segment. Prior to August 2012, we operated through three reportable business segments; however, with the addition of our first senior housing facilities in August 2012, we felt it was useful to segregate our operations into four reporting segments to assess the performance of our business in the same way that management intended to review our performance and make operating decisions.
See Note 18, Segment Reporting, for a further discussion.
Square Feet of GLA and Other Measures
Square feet of GLA and other measures used to describe real estate investments included in our accompanying consolidated financial statements are presented on an unaudited basis.
Reclassifications
Contingent consideration related to acquisition of real estate for the year ended December 31, 2012 has been reclassified on our accompanying consolidated statements of cash flows to conform to the current year presentation. This reclassification has no effect on cash flows provided by operating activities.
Recently Issued Accounting Pronouncements
In February 2013, the FASB issued Accounting Standards Update, or ASU, 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, or ASU 2013-02, to improve the transparency of amounts reclassified out of AOCI. The additional disclosure requirements in ASU 2013-02 include: (1) changes in AOCI balances by component and (2) presentation of significant amounts reclassified out of AOCI to net income (loss) by the specific line item of net income (loss)affected. For public entities, ASU 2013-02 is effective prospectively for interim and annual reporting periods beginning after December 15, 2012. We adopted ASU 2013-02 on January 1, 2013, which did not have a material impact on our consolidated financial statements.
3. Real Estate Investments, Net
Our real estate investments, net consisted of the following as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Building and improvements	$2,189,345,000	$1,039,461,000
Land	414,179,000	106,735,000
Furniture, fixtures and equipment	6,410,000	2,669,000
	2,609,934,000	1,148,865,000
Less: accumulated depreciation	(86,235,000)	(36,570,000)
	$2,523,699,000	$1,112,295,000
Depreciation expense for the years ended December 31, 2013, 2012 and 2011 was $50,178,000, $25,125,000 and $9,919,000 respectively. In addition to the acquisitions discussed below, for the years ended December 31, 2013, 2012 and 2011, we had capital expenditures of $6,455,000, $4,208,000 and $3,148,000, respectively, on our medical office buildings, $68,000, $904,000 and $0, respectively, on our skilled nursing facilities, $0, $91,000 and $300,000, respectively, on our hospitals, and $3,000, $0 and $0, respectively, on our senior housing facilities. We did not have any capital expenditures on our senior housing–RIDEA facilities for the years ended December 31, 2013, 2012 and 2011. In addition, subsequent to the initial purchase of Dixie-Lobo Medical Office Building Portfolio, on May 2, 2013, we purchased the land under the building in Hope, Arkansas for a purchase price of $50,000 plus closing costs and acquisition fees, for which we previously owned a leasehold interest.
Until January 6, 2012, we reimbursed our former advisor or its affiliates and since January 7, 2012, we reimburse our advisor entities or their affiliates for acquisition expenses related to selecting, evaluating, acquiring and investing in properties.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties will not exceed, in the aggregate, 6.0% of the contract purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our directors, including a majority of our independent directors. As of December 31, 2013, such fees and expenses did not exceed 6.0% of the contract purchase price of our acquisitions, except with respect to our acquisition of land in the Dixie-Lobo Medical Office Building Portfolio noted above, and except with respect to our acquisition of Lakewood Ranch Medical Office Building, or the Lakewood Ranch property, and Philadelphia SNF Portfolio, both of which we acquired in 2011. Pursuant to our charter, prior to the acquisition of the land in the Dixie-Lobo Medical Office Building Portfolio, the Lakewood Ranch property and Philadelphia SNF Portfolio, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisitions in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us. For a further discussion, see footnote (6) and footnote (7) to the table below under — Acquisitions in 2011.

Acquisitions in 2013
For the year ended December 31, 2013, we completed 23 property acquisitions comprising 136 buildings from unaffiliated parties. The aggregate purchase price of these properties was $1,461,065,000 and we incurred $37,771,000 to our advisor entities and their affiliates in acquisition fees in connection with these property acquisitions. The following is a summary of our property acquisitions for the year ended December 31, 2013:

Acquisition(1)	Location	Type	Date Acquired	Purchase Price	Mortgage Loans Payable(2)	Line of Credit(3)	Issuance of Limited Partnership Units(4)	Acquisition Fee(5)
A & R Medical Office Building Portfolio	Ruston, LA and Abilene, TX	Medical Office	02/20/13	$31,750,000	$—	$29,000,000	$—	$826,000
Greeley Northern Colorado MOB Portfolio	Greeley, CO	Medical Office	02/28/13	15,050,000	—	15,000,000	—	391,000
St. Anthony North Denver MOB II	Westminster, CO	Medical Office	03/22/13	4,100,000	—	—	—	107,000
Eagles Landing GA MOB	Stockbridge, GA	Medical Office	03/28/13	12,400,000	—	12,300,000	—	322,000
Eastern Michigan MOB Portfolio	Novi and West Bloomfield, MI	Medical Office	03/28/13	21,600,000	—	21,600,000	—	562,000
Central Indiana MOB Portfolio(6)	Avon, Bloomington, Carmel, Fishers, Indianapolis, Muncie and Noblesville, IN	Medical Office	03/28/13, 04/26/13 and 05/20/13	88,750,000	59,343,000	—	2,012,000	2,308,000
Pennsylvania SNF Portfolio	Milton and Watsontown, PA	Skilled Nursing	04/30/13	13,000,000	—	9,000,000	—	338,000
Rockwall MOB II	Rockwall, TX	Medical Office	05/23/13	5,400,000	—	—	—	140,000
Pittsfield Skilled Nursing Facility	Pittsfield, MA	Skilled Nursing	05/29/13	15,750,000	—	—	—	410,000
Des Plaines Surgical Center	Des Plaines, IL	Medical Office	05/31/13	10,050,000	—	—	—	261,000
Pacific Northwest Senior Care Portfolio(7)	Grants Pass, OR	Skilled Nursing	05/31/13	6,573,000	—	—	—	171,000
Winn MOB Portfolio	Decatur, GA	Medical Office	06/03/13	9,850,000	—	—	—	256,000
Hinsdale MOB Portfolio	Hinsdale, IL	Medical Office	07/11/13	35,500,000	—	—	—	923,000
Johns Creek Medical Office Building	Johns Creek, CA	Medical Office	08/26/13	20,100,000	—	—	—	523,000
Winn MOB II	Decatur, GA	Medical Office	08/27/13	2,800,000	—	—	—	73,000
Greeley Cottonwood MOB	Greeley, CO	Medical Office	09/06/13	7,450,000	—	—	—	194,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Acquisition(1)	Location	Type	Date Acquired	Purchase Price	Mortgage Loans Payable(2)	Line of Credit(3)	Issuance of Limited Partnership Units(4)	Acquisition Fee(5)
UK Senior Housing Portfolio(8)	England, Scotland and Jersey, UK	Senior Housing	09/11/13	$472,167,000	$—	$—	$—	12,276,000
Tiger Eye NY MOB Portfolio	Middletown, Rock Hill and Wallkill, NY	Medical Office	09/20/13 and 12/23/13	141,000,000	—	26,250,000	—	3,666,000
Salt Lake City LTACH	Murray, UT	Hospital	09/25/13	13,700,000	—	—	—	138,000	(9)
Lacombe MOB II	Lacombe, LA	Medical Office	09/27/13	5,500,000	—	—	—	143,000
Tennessee MOB Portfolio	Memphis and Hendersonville, TN	Medical Office	10/02/13	13,600,000	—	—	—	354,000
Central Indiana MOB Portfolio II	Greenfield and Indianapolis, IN	Medical Office	12/12/13	9,400,000	—	—	—	244,000
Kennestone East MOB Portfolio	Marietta, GA	Medical Office	12/13/13	13,775,000	—	—	—	358,000
Dux MOB Portfolio	Brownsburg, Evansville, Indianapolis, Lafayette, Munster, and St. John, IN; Escanaba, MI; Batavia, OH; and San Antonio, TX	Medical Office	12/19/13 and 12/20/13	181,800,000	—	—	—	4,727,000
Midwest CCRC Portfolio	Cincinnati, OH; Colorado Springs, CO; and Lincolnwood, IL	Senior Housing–RIDEA	12/20/13	310,000,000	—	32,000,000	—	8,060,000
Total				$1,461,065,000	$59,343,000	$145,150,000	$2,012,000	$37,771,000
___________

(1)	We own 100% of our properties acquired in 2013.

(2)	Represents the balance of the mortgage loans payable assumed by us at the time of acquisition.

(3)
Represents borrowings under the unsecured revolving line of credit, as defined in Note 9, Line of Credit, at the time of acquisition. We periodically advance funds and pay down the unsecured revolving line of credit as needed. See Note 9, Line of Credit, for a further discussion.

(4)	Represents the value of our operating partnership’s units issued as part of the consideration paid to acquire the property.

(5)
Unless otherwise noted, our advisor entities and their affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.60% of the contract purchase price which was paid as follows: (i) in shares of our common stock in an amount equal to 0.15% of the contract purchase price, at $9.20 per share, the then most recent price paid to acquire a share of our common stock in our initial offering or our follow-on offering, or our offerings, net of selling commissions and dealer manager fees, and (ii) the remainder in cash equal to 2.45% of the contract purchase price.

(6)	On March 28, 2013, April 26, 2013 and May 20, 2013, we added a total of 12 additional buildings to our existing Central Indiana MOB Portfolio. The other five buildings were purchased in 2012.

(7)	On May 31, 2013, we purchased the fourteenth skilled nursing facility comprising our existing Pacific Northwest Senior Care Portfolio. The other 13 facilities were purchased in 2012.

(8)
On September 11, 2013, we purchased UK Senior Housing Portfolio for a net contract purchase price of £298,500,000, or approximately $472,167,000, based on the currency exchange rate on the acquisition date.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(9)
With respect to Salt Lake City LTACH, our advisor entities and their affiliates were paid an acquisition fee which was paid as follows: (i) in shares of our common stock in an amount equal to 0.15% of the contract purchase price, at $9.20 per share, the established offering price as of the date of closing, net of selling commissions and dealer manager fees, and (ii) in cash equal to 2.45% of the contract purchase price less $218,000 which was previously paid as an acquisition fee for the Salt Lake City Note. See Note 4, Real Estate Notes Receivable, Net, for a further discussion. The total acquisition fee paid for both the Salt Lake City Note and the purchase of Salt Lake City LTACH was 2.60% of the contract purchase price of Salt Lake City LTACH.

Acquisitions in 2012
For the year ended December 31, 2012, we completed 24 acquisitions comprising 87 buildings from unaffiliated parties. The aggregate purchase price of these properties was $885,971,000 and we incurred $23,286,000 to our former advisor and our advisor entities and their respective affiliates in acquisition fees in connection with these acquisitions. The following is a summary of our acquisitions for the year ended December 31, 2012:

Acquisition(1)	Location	Type	Date Acquired	Purchase Price	Mortgage Loans Payable(2)	Lines of Credit		Issuance of Limited Partnership Units(5)	Acquisition Fee(6)
Southeastern SNF Portfolio	Conyers, Covington, Snellvile, Gainsville and Atlanta, GA; Memphis and Millington, TN; Shreveport, LA; and Mobile, AL	Skilled Nursing	01/10/12	$166,500,000	$83,159,000	$58,435,000	(3)	$—	$4,579,000
FLAGS MOB Portfolio	Boynton Beach, FL; Austell, GA; Okatie, SC; and Tempe, AZ	Medical Office	01/27/12 and 03/23/12	33,800,000	17,354,000	15,600,000	(3)	—	879,000
Spokane MOB	Spokane, WA	Medical Office	01/31/12	32,500,000	14,482,000	19,000,000	(3)	—	845,000
Centre Medical Plaza	Chula Vista, CA	Medical Office	04/26/12	24,600,000	11,933,000	6,000,000	(3)	—	640,000
Gulf Plains MOB Portfolio	Amarillo and Houston, TX	Medical Office	04/26/12	19,250,000	—	16,000,000	(3)	—	501,000
Midwestern MOB Portfolio	Champaign, Lemont, Naperville and Urbana, IL	Medical Office	05/22/12, 07/19/12 and 08/14/12	30,060,000	17,728,000	6,000,000	(3)	—	782,000
Texarkana MOB	Texarkana, TX	Medical Office	06/14/12	6,500,000	—	—		—	169,000
Greeley MOB	Greeley, CO	Medical Office	06/22/12	13,200,000	—	—		—	343,000
Columbia MOB	Columbia, SC	Medical Office	06/26/12	6,900,000	—	—		—	179,000
Ola Nalu MOB Portfolio	Huntsville, AL; New Port Richey, FL; Hilo, HI; Warsaw, IN; Las Vegas, NM; and Rockwall, San Angelo and Schertz, TX	Medical Office	06/29/12 and 07/12/12	71,000,000	—	64,000,000	(4)	—	1,846,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Acquisition(1)	Location	Type	Date Acquired	Purchase Price	Mortgage Loans Payable(2)	Lines of Credit		Issuance of Limited Partnership Units(5)	Acquisition Fee(6)
Silver Star MOB Portfolio	Killeen, Temple, Rowlett, Desoto and Frisco, TX	Medical Office	07/19/12, 09/05/12 and 09/27/12	$35,400,000	$—	$32,750,000	(4)	$—	$920,000
Shelbyville MOB	Shelbyville, TN	Medical Office	07/26/12	6,800,000	—	6,800,000	(4)	—	177,000
Jasper MOB	Jasper, GA	Medical Office	08/08/12 and 09/27/12	13,800,000	6,275,000	—		—	359,000
Pacific Northwest Senior Care Portfolio	Bend, Corvallis, Grants Pass, Prineville, Redmond and Salem, OR; and North Bend, Olympia and Tacoma, WA	Skilled Nursing and Senior Housing	08/24/12	58,231,000	—	45,000,000	(4)	—	1,514,000
East Tennessee MOB Portfolio	Knoxville, TN	Medical Office	09/14/12	51,200,000	—	50,000,000	(4)	—	1,331,000
Los Angeles Hospital Portfolio	Los Angeles, Gardena and Norwalk, CA	Hospital	09/27/12	85,000,000	—	86,500,000	(4)	—	2,210,000
Bellaire Hospital	Houston, TX	Hospital	11/09/12	23,250,000	—	12,000,000	(4)	—	605,000
Massachusetts Senior Care Portfolio	Dalton and HydePark, MA	Skilled Nursing and Senior Housing	12/10/12	24,350,000	—	22,000,000	(4)	—	633,000
St. Petersburg Medical Office Building	St. Petersburg, FL	Medical Office	12/20/12	10,400,000	—	—		—	270,000
Bessemer Medical Office Building	Bessemer, AL	Medical Office	12/20/12	25,000,000	—	12,000,000	(4)	—	650,000
Santa Rosa Medical Office Building	Santa Rosa, CA	Medical Office	12/20/12	18,200,000	—	—		—	473,000
North Carolina ALF Portfolio	Fayetteville, Fuquay-Varina, Knightdale, Lincolnton and Monroe, NC	Senior Housing	12/21/12	75,000,000	—	73,000,000	(4)	—	1,950,000
Falls of Neuse Raleigh Medical Office Building	Raleigh, NC	Medical Office	12/31/12	21,000,000	—	—		—	546,000
Central Indiana MOB Portfolio	Carmel, Indianapolis and Lafayette, IN	Medical Office	12/31/12	34,030,000	5,462,000	—		406,000	885,000
Total				$885,971,000	$156,393,000	$525,085,000		$406,000	$23,286,000
___________

(1)	We own 100% of our properties acquired in 2012.

(2)	Represents the balance of the mortgage loans payable assumed by us or newly placed on the property at the time of acquisition.

(3)
Represents borrowings under our secured revolving lines of credit with Bank of America, N.A., or Bank of America, and KeyBank National Association, or KeyBank, as defined in Note 9, Line of Credit, at the time of the respective acquisition. We periodically advanced funds and paid down our secured revolving lines of credit with Bank of America

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

and KeyBank as needed. We currently have no amounts outstanding and terminated our secured revolving lines of credit with Bank of America and KeyBank as of June 5, 2012. See Note 9, Line of Credit, for a further discussion.

(4)
Represents borrowings under our unsecured revolving line of credit, as defined in Note 9, Line of Credit, at the time of acquisition. We periodically advance funds and pay down our unsecured revolving line of credit as needed. See Note 9, Line of Credit, for a further discussion.

(5)	Represents the value of our operating partnership’s units issued as part of the consideration paid to acquire the property.

(6)
Our former advisor or its affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.75% of the contract purchase price of Southeastern SNF Portfolio. Except with respect to Southeastern SNF Portfolio, our advisor entities and their affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.60% of the contract purchase price which was paid as follows: (i) in shares of our common stock in an amount equal to 0.15% of the contract purchase price, at $9.00 or $9.20 per share, as applicable, the then most recent price paid to acquire a share of our common stock in our initial offering, net of selling commissions and dealer manager fees, and (ii) the remainder in cash equal to 2.45% of the contract purchase price.

Acquisitions in 2011
For the year ended December 31, 2011, we completed 11 acquisitions comprising 31 buildings from unaffiliated parties. The aggregate purchase price of these properties was $245,183,000 and we paid $6,739,000 in acquisition fees to our former advisor or its affiliates in connection with these acquisitions. The following is a summary of our acquisitions for the year ended December 31, 2011:

Acquisition(1)	Location	Type	Date Acquired	Purchase Price	Mortgage Loans Payable(2)	Lines of Credit(3)	Acquisition Fee to our Former Advisor or its Affiliates(4)
Monument Long-Term Acute Care Hospital Portfolio(5)	Columbia, MO	Hospital	01/31/11	$12,423,000	$—	$11,000,000	$336,000
St. Anthony North Medical Office Building	Westminster, CO	Medical Office	03/29/11	11,950,000	—	—	329,000
Loma Linda Pediatric Specialty Hospital	Loma Linda, CA	Skilled Nursing	03/31/11	13,000,000	—	8,700,000	358,000
Yuma Skilled Nursing Facility	Yuma, AZ	Skilled Nursing	04/13/11	11,000,000	—	9,000,000	303,000
Hardy Oak Medical Office Building	San Antonio, TX	Medical Office	04/14/11	8,070,000	5,253,000	—	222,000
Lakewood Ranch Medical Office Building(6)	Bradenton, FL	Medical Office	04/15/11	12,500,000	—	13,800,000	344,000
Dixie-Lobo Medical Office Building Portfolio	Alice, Lufkin, Victoria and Wharton, TX; Carlsbad and Hobbs, NM; Hope, AR; and Lake Charles, LA	Medical Office	05/12/11	30,050,000	23,239,000	5,000,000	826,000
Milestone Medical Office Building Portfolio	Jersey City, NJ and Bryant and Benton, AR	Medical Office	05/26/11	44,050,000	5,000,000	31,115,000	1,211,000
Philadelphia SNF Portfolio(7)	Philadelphia, PA	Skilled Nursing	06/30/11	75,000,000	—	74,870,000	2,063,000
Maxfield Medical Office Building	Sarasota, FL	Medical Office	07/11/11	7,200,000	5,119,000	—	198,000
Lafayette Physical Rehabilitation Hospital	Lafayette, LA	Hospital	09/30/11	12,100,000	—	12,000,000	333,000
Sierra Providence East Medical Plaza I	El Paso, TX	Medical Office	12/22/11	7,840,000	—	—	216,000
Total				$245,183,000	$38,611,000	$165,485,000	$6,739,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(1)	We own 100% of our properties acquired in 2011.

(2)	Represents the balance of the mortgage loans payable assumed by us or newly placed on the property at the time of acquisition.

(3)
Represents borrowings under our secured revolving lines of credit with Bank of America and KeyBank, as defined in Note 9, Line of Credit, at the time of acquisition. We periodically advanced funds and paid down our secured revolving lines of credit with Bank of America and KeyBank as needed. We currently have no amounts outstanding and terminated our secured revolving lines of credit with Bank of America and KeyBank as of June 5, 2012. See Note 9, Line of Credit, for a further discussion.

(4)
Our former advisor or its affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.75% of the contract purchase price for each property acquired.

(5)	On January 31, 2011, we purchased the fourth hospital comprising our existing Monument Long-Term Acute Care Hospital Portfolio, the other three of which were purchased in 2010.

(6)
We paid a loan defeasance fee of approximately $1,223,000, or the loan defeasance fee, related to the repayment of the seller’s loan that was secured by the Lakewood Ranch property and had an outstanding principal balance of approximately $7,561,000 at the time of repayment. As a result of the loan defeasance fee, the fees and expenses associated with the Lakewood Ranch property acquisition exceeded 6.0% of the contract purchase price of the Lakewood Ranch property. Pursuant to our charter, prior to the acquisition of the Lakewood Ranch property, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of the Lakewood Ranch property in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.

(7)
We paid a state and city transfer tax of approximately $1,479,000 related to the transfer of ownership in the acquisition of Philadelphia SNF Portfolio. Also, we paid additional closing costs of $1,500,000 related to the operator’s costs associated with the sale of the portfolio. As a result of the state and city transfer tax and additional closing costs, the fees and expenses associated with the acquisition of Philadelphia SNF Portfolio exceeded 6.0% of the contract purchase price of Philadelphia SNF Portfolio. Pursuant to our charter, prior to the acquisition of Philadelphia SNF Portfolio, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of Philadelphia SNF Portfolio in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.

4. Real Estate Notes Receivable, Net
Real estate notes receivable, net consisted of the following as of December 31, 2013 and 2012:

					Outstanding Balance(2) December 31,
Notes Receivable Location of Related Property or Collateral	Origination Date	Maturity Date	Contractual Interest Rate(1)	Maximum Advances Available	2013	2012	Acquisition Fee(3)
Salt Lake City Note(4)
Murray, UT	10/05/12	10/05/13	5.25%	$12,100,000	$—	$5,213,000	$218,000
UK Development Facility(5)
United Kingdom	09/11/13	various	7.50%	$110,420,000	16,593,000	—	321,000
Kissito Note
Roanoke, VA	09/20/13	03/19/15	7.25%	$4,400,000	2,002,000	—	40,000
					18,595,000	5,213,000	$579,000
Unamortized closing costs and origination fees, net					293,000	(31,000)
Real estate notes receivable, net					$18,888,000	$5,182,000
___________

(1)	Represents the per annum interest rate in effect as of December 31, 2013.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(2)
Outstanding balance represents the original principal balance, increased by any subsequent advances and decreased by any subsequent principal paydowns, and only requires monthly interest payments. The UK Development Facility is subject to certain prepayment restrictions if repaid on or before the maturity date.

(3)
Our advisor entities and their affiliates were paid, as compensation for services in connection with real estate-related investments, an acquisition fee of 2.00% of the total amount advanced through December 31, 2013.

(4)	On September 25, 2013, we purchased the property securing the Salt Lake City Note and the note receivable was settled in full.

(5)
We entered into the UK Development Facility agreement on July 6, 2013, which was effective upon the acquisition of UK Senior Housing Portfolio on September 11, 2013. There are various maturity dates depending upon the timing of advances, however, the maturity date will be no later than March 10, 2022. Based on the currency exchange rate as of December 31, 2013, the maximum amount of advances available was £66,691,000, or approximately $110,420,000, and the outstanding balance as of December 31, 2013 was £10,022,000, or approximately $16,593,000.

Pursuant to certain terms and conditions which may or may not be satisfied, we have the option to purchase the properties securing the UK Development Facility and the Kissito Note. The following shows the change in the carrying amount of the real estate notes receivable for the years ended December 31, 2013 and 2012:

Amount
Real estate notes receivable, net — December 31, 2011	$—
Additions:
Advances on real estate notes receivable	5,213,000
Deductions:
Closing costs and origination fees, net	(16,000)
Amortization of closing costs and origination fees	(15,000)
Real estate notes receivable, net — December 31, 2012	$5,182,000
Additions:
Advances on real estate notes receivable	$23,745,000
Closing costs and origination fees, net	431,000
Unrealized foreign currency gain from remeasurement	519,000
Deductions:
Amortization of closing costs and origination fees	(107,000)
Settlement of real estate note receivable	(10,882,000)
Real estate notes receivable, net — December 31, 2013	$18,888,000

Amortization expense on closing costs and origination fees for the years ended December 31, 2013 and 2012 was recorded against real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss).

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

5. Identified Intangible Assets, Net
Identified intangible assets, net consisted of the following as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Tenant relationships, net of accumulated amortization of $11,128,000 and $4,662,000 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 17.8 years and 20.5 years as of December 31, 2013 and 2012, respectively)	$131,816,000	$88,304,000
In-place leases, net of accumulated amortization of $23,364,000 and $11,532,000 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 8.1 years and 10.6 years as of December 31, 2013 and 2012, respectively)	123,780,000	88,110,000
Leasehold interests, net of accumulated amortization of $658,000 and $400,000 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 63.8 years and 63.1 years as of December 31, 2013 and 2012, respectively)	16,077,000	15,690,000
Above market leases, net of accumulated amortization of $3,466,000 and $1,805,000 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 6.6 years and 9.4 years as of December 31, 2013 and 2012, respectively)	13,400,000	11,190,000
Defeasible interest, net of accumulated amortization of $29,000 and $14,000 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 39.8 years and 40.8 years as of December 31, 2013 and 2012, respectively)	594,000	610,000
Master leases, net of accumulated amortization of $616,000 as of December 31, 2012 (with a weighted average remaining life of 0.6 years as of December 31, 2012)	—	243,000
	$285,667,000	$204,147,000

Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $28,658,000, $14,967,000 and $5,437,000, respectively, which included $2,704,000, $1,524,000 and $420,000, respectively, of amortization recorded against real estate revenue for above market leases and $274,000, $260,000 and $139,000, respectively, of amortization recorded to rental expenses for leasehold interests in our accompanying consolidated statements of operations and comprehensive income (loss).
The aggregate weighted average remaining life of the identified intangible assets is 15.7 and 18.9 years as of December 31, 2013 and 2012, respectively. As of December 31, 2013, estimated amortization expense on the identified intangible assets for each of the next five years ending December 31 and thereafter is as follows:

Year	Amount
2014	$51,526,000
2015	24,670,000
2016	22,595,000
2017	20,829,000
2018	19,132,000
Thereafter	146,915,000
$285,667,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

6. Other Assets, Net
Other assets, net consisted of the following as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Deferred rent receivables	$24,494,000	$10,219,000
Deferred financing costs, net of accumulated amortization of $3,627,000 and $1,276,000 as of December 31, 2013 and 2012, respectively	6,282,000	6,234,000
Prepaid expenses and deposits	2,485,000	1,353,000
Lease commissions, net of accumulated amortization of $393,000 and $122,000 as of December 31, 2013 and 2012, respectively	4,677,000	1,716,000
	$37,938,000	$19,522,000

Amortization expense on lease commissions for the years ended December 31, 2013, 2012 and 2011 was $330,000, $99,000 and $29,000, respectively. Amortization expense on deferred financing costs for the years ended December 31, 2013, 2012 and 2011 was $2,661,000, $1,784,000 and $1,267,000, respectively. Amortization expense on deferred financing costs is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss).
For the years ended December 31, 2013, 2012 and 2011, $86,000, $30,000 and $72,000, respectively, of the amortization expense on deferred financing costs was related to the write-off of deferred financing costs due to the early extinguishment of various mortgage loans.
Estimated amortization expense on deferred financing costs and lease commissions as of December 31, 2013 for each of the next five years ending December 31 and thereafter is as follows:

Year	Amount
2014	$3,509,000
2015	2,020,000
2016	879,000
2017	709,000
2018	585,000
Thereafter	3,257,000
$10,959,000
7. Mortgage Loans Payable, Net
Mortgage loans payable were $315,722,000 ($329,476,000, net of discount and premium) and $278,245,000 ($291,052,000, net of discount and premium) as of December 31, 2013 and 2012, respectively.
As of December 31, 2013, we had 43 fixed rate and three variable rate mortgage loans payable with effective interest rates ranging from 1.27% to 6.60% per annum and a weighted average effective interest rate of 4.87% per annum based on interest rates in effect as of December 31, 2013. The mortgage loans payable as of December 31, 2013 had maturity dates ranging from March 1, 2014 to September 1, 2047. As of December 31, 2013, we had $299,680,000 ($313,646,000, net of discount and premium) of fixed rate debt, or 94.9% of mortgage loans payable, at a weighted average effective interest rate of 5.00% per annum, and $16,042,000 ($15,830,000, net of discount) of variable rate debt, or 5.1% of mortgage loans payable, at a weighted average effective interest rate of 2.57% per annum.
As of December 31, 2012, we had 33 fixed rate and three variable rate mortgage loans payable with effective interest rates ranging from 1.31% to 6.60% per annum and a weighted average effective interest rate of 4.76% per annum based on interest rates in effect as of December 31, 2012. The mortgage loans payable as of December 31, 2012 had maturity dates ranging from March 1, 2014 to September 1, 2047. As of December 31, 2012, we had $261,612,000 ($274,659,000, net of discount and premium) of fixed rate debt, or 94.0% of mortgage loans payable, at a weighted average effective interest rate of 4.90% per annum, and $16,633,000 ($16,393,000, net of discount) of variable rate debt, or 6.0% of mortgage loans payable, at a weighted average effective interest rate of 2.60% per annum.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We are required by the terms of certain loan documents to meet certain covenants, such as occupancy ratios, leverage ratios, net worth ratios, debt service coverage ratio, liquidity ratios, operating cash flow to fixed charges ratios, distribution ratios and reporting requirements. As of December 31, 2013 and 2012, we were in compliance with all such covenants and requirements.
Mortgage loans payable, net consisted of the following as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Total fixed rate debt	$299,680,000	$261,612,000
Total variable rate debt	16,042,000	16,633,000
	315,722,000	278,245,000
Less: discount	(216,000)	(248,000)
Add: premium	13,970,000	13,055,000
Mortgage loans payable, net	$329,476,000	$291,052,000
The following shows the change in mortgage loans payable, net for the year ended December 31, 2013:

Amount
Mortgage loans payable, net — December 31, 2011	$80,466,000
Additions:
Borrowings on mortgage loans payable	71,602,000
Assumption of mortgage loans payable, net	170,282,000
Deductions:
Scheduled principal payments on mortgage loans payable	(3,611,000)
Early extinguishment of mortgage loans payable	(26,669,000)
Amortization of premium/discount on mortgage loans payable	(1,018,000)
Mortgage loans payable, net — December 31, 2012	$291,052,000
Additions:
Assumption of mortgage loans payable, net	$62,712,000
Deductions:
Scheduled principal payments on mortgage loans payable	(5,303,000)
Early extinguishment of mortgage loans payable	(16,563,000)
Amortization of premium/discount on mortgage loans payable	(2,422,000)
Mortgage loans payable, net — December 31, 2013	$329,476,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

As of December 31, 2013, the principal payments due on our mortgage loans payable for each of the next five years ending December 31 and thereafter, is as follows:

Year	Amount
2014	$15,363,000
2015	41,980,000
2016	50,319,000
2017	24,779,000
2018	40,064,000
Thereafter	143,217,000
$315,722,000
8. Derivative Financial Instruments
ASC Topic 815 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We utilize derivatives such as fixed interest rate swaps to add stability to interest expense and to manage our exposure to interest rate movements. We also use derivative instruments, such as foreign currency forward contracts, to mitigate the effects of the foreign currency fluctuations on future cash flows. Consistent with ASC Topic 815, we record derivative financial instruments in our accompanying consolidated balance sheets as either an asset or a liability measured at fair value. ASC Topic 815 permits special hedge accounting if certain requirements are met. Hedge accounting allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged item or items or to be deferred in other comprehensive income (loss).
As of December 31, 2013, no derivatives were designated as hedges. Derivatives not designated as hedges are not speculative and are used to manage our exposure to interest rate movements and foreign currency fluctuations, but do not meet the strict hedge accounting requirements of ASC Topic 815. Changes in the fair value of interest rate derivative financial instruments are recorded as a component of interest expense in gain (loss) in fair value of derivative financial instruments in our accompanying consolidated statements of operations and comprehensive income (loss). Changes in the fair value of foreign currency derivative financial instruments are recorded in foreign currency and derivative loss in our accompanying consolidated statements of operations and comprehensive income (loss).
See Note 14, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.
Interest Rate Swaps
For the years ended December 31, 2013, 2012 and 2011, we recorded $344,000, $24,000 and $(366,000), respectively, as a decrease (increase) to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss) related to the change in the fair value of our interest rate swaps.
The following table lists the interest rate swap contracts held by us as of December 31, 2013:

Notional Amount	Index	Interest Rate	Fair Value	Instrument	Maturity Date
$2,483,000	one month LIBOR	6.00%	$(309,000)	Swap	08/15/21
6,798,000	one month LIBOR	4.41%	—	Swap	01/01/14
6,761,000	one month LIBOR	4.28%	(39,000)	Swap	05/01/14
6,784,000	one month LIBOR	4.11%	(103,000)	Swap	10/01/15
$22,826,000			$(451,000)

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table lists the interest rate swap contracts held by us as of December 31, 2012:

Notional Amount	Index	Interest Rate	Fair Value	Instrument	Maturity Date
$2,731,000	one month LIBOR	6.00%	$(470,000)	Swap	08/15/21
6,970,000	one month LIBOR	4.41%	(89,000)	Swap	01/01/14
6,932,000	one month LIBOR	4.28%	(147,000)	Swap	05/01/14
6,784,000	one month LIBOR	4.11%	(89,000)	Swap	10/01/15
$23,417,000			$(795,000)
Foreign Currency Forward Contract
On September 9, 2013, we entered into a foreign currency forward contract to sell £180,000,000 at the fixed foreign currency exchange rate of 1.5606 on September 10, 2014. For the year ended December 31, 2013, we recorded an unrealized loss of $16,489,000 to foreign currency and derivative loss in our accompanying consolidated statements of operations and comprehensive income (loss) related to the change in the fair value of our foreign currency forward contract. As of December 31, 2013, the fair value of our foreign currency forward contract was $(16,489,000), which is included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets. For the year ended December 31, 2012, we did not enter into any foreign currency forward contracts.
9. Line of Credit
Bank of America, N.A.
On July 19, 2010, we entered into a loan agreement with Bank of America to obtain a secured revolving credit facility with an aggregate maximum principal amount of $25,000,000, or the Bank of America line of credit. On May 4, 2011, we modified the Bank of America line of credit to increase the aggregate maximum principal amount from $25,000,000 to $45,000,000, subject to certain borrowing base conditions. On June 5, 2012, we terminated and currently have no additional obligations under the Bank of America line of credit.
KeyBank National Association
On June 30, 2011, we entered into a loan agreement with KeyBank to obtain a secured revolving credit facility with an aggregate maximum principal amount of $71,500,000, or the KeyBank line of credit. On October 6, 2011, RBS Citizens, N.A., d/b/a Charter One, or Charter One, was added as a syndication agent to the KeyBank line of credit, whereby $35,750,000 of the aggregate maximum principal amount of the KeyBank line of credit was assigned to Charter One. On June 5, 2012, we terminated and currently have no additional obligations under the KeyBank line of credit.
Unsecured Revolving Line of Credit
On June 5, 2012, we, our operating partnership and certain of our subsidiaries, or the subsidiary guarantors, entered into a credit agreement, or the Credit Agreement, with Bank of America, as administrative agent, swingline lender and issuer of letters of credit; KeyBank, as syndication agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets as joint lead arrangers and joint book managers; and the lenders named therein, to obtain an unsecured revolving line of credit, with an aggregate maximum principal amount of $200,000,000, or our unsecured line of credit. The proceeds of loans made under our unsecured line of credit may be used for working capital, capital expenditures and other general corporate purposes (including, without limitation, property acquisitions and repayment of debt). Our operating partnership may obtain up to 10.0% of the maximum principal amount in the form of standby letters of credit and up to 15.0% of the maximum principal amount in the form of swingline loans.
On May 24, 2013, we entered into a Second Amendment to the Credit Agreement, or the Amendment, which increased the aggregate maximum principal amount of our unsecured line of credit to $450,000,000, with Bank of America, KeyBank National Association, RBS Citizens, N.A., and Comerica Bank, as existing lenders, and Barclays Bank PLC, Fifth Third Bank, Wells Fargo Bank, N.A., Credit Agricole Corporate and Investment Bank, and Sumitomo Mitsui Banking Corporation, as new lenders. The Amendment also revised the amount that may be obtained by our operating partnership in the form of swingline loans from up to 15.0% of the maximum principal amount to up to $50,000,000.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The maximum principal amount of the Credit Agreement, as amended, may be increased by up to $200,000,000, for a total principal amount of $650,000,000, subject to (a) the terms of the Credit Agreement, as amended, and (b) such additional financing amount being offered and provided by current lenders or additional lenders under the Credit Agreement, as amended.
At our option, loans under the Credit Agreement, as amended, bear interest at per annum rates equal to (a) (i) the Eurodollar Rate plus (ii) a margin ranging from 2.00% to 3.00% based on our consolidated leverage ratio, or (b) (i) the greater of: (x) the prime rate publicly announced by Bank of America, (y) the Federal Funds Rate (as defined in the Credit Agreement, as amended) plus 0.50% and (z) the one-month Eurodollar Rate (as defined in the Credit Agreement, as amended) plus 1.00%, plus (ii) a margin ranging from 1.00% to 2.00% based on our consolidated leverage ratio. Accrued interest under the Credit Agreement, as amended, is payable monthly. Our unsecured line of credit matures on June 5, 2015, and may be extended by one 12-month period subject to satisfaction of certain conditions, including payment of an extension fee.
We are required to pay a fee on the unused portion of the lenders’ commitments under the Credit Agreement, as amended, at a per annum rate equal to 0.25% if the average daily used amount is greater than 50.0% of the commitments and 0.35% if the average daily used amount is less than 50.0% of the commitments.
The Credit Agreement, as amended, contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including limitations on the incurrence of debt by our operating partnership and its subsidiaries and limitations on secured recourse indebtedness. The Credit Agreement, as amended, imposes the following financial covenants, which are specifically defined in the Credit Agreement, as amended: (a) a maximum consolidated leverage ratio; (b) a maximum consolidated secured leverage ratio; (c) a minimum consolidated tangible net worth covenant; (d) a minimum consolidated fixed charge coverage ratio; (e) a maximum dividend payout ratio; (f) a maximum consolidated unencumbered leverage ratio; and (g) a minimum consolidated unencumbered interest coverage ratio. As of December 31, 2013 and 2012, we were in compliance with all such covenants and requirements.
The Credit Agreement, as amended, requires us to add additional subsidiaries as guarantors in the event the value of the assets owned by the subsidiary guarantors falls below a certain threshold as set forth in the Credit Agreement, as amended. In the event of default, the lenders have the right to terminate its obligations under the Credit Agreement, as amended, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans and interest thereon.
The actual amount of credit available under our unsecured line of credit at any given time is a function of, and is subject to, loan to value and debt service coverage ratios based on net operating income as contained in the Credit Agreement, as amended. Based on the value of our borrowing base properties, as such term is used in the Credit Agreement, as amended, our aggregate borrowing capacity under our unsecured line of credit was $450,000,000 and $200,000,000, respectively, as of December 31, 2013 and 2012. As of December 31, 2013 and 2012, borrowings outstanding under our unsecured line of credit totaled $68,000,000 and $200,000,000, respectively, and $382,000,000 and $0, respectively, remained available under our unsecured line of credit. The weighted average interest rate on borrowings outstanding as of December 31, 2013 and 2012 was 2.32% and 3.33%, respectively, per annum.

10. Identified Intangible Liabilities, Net
Identified intangible liabilities, net consisted of the following as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Below market leases, net of accumulated amortization of $887,000 and $265,000 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 7.8 years and 8.2 years as of December 31, 2013 and 2012, respectively)	$6,884,000	$3,006,000
Above market leasehold interests, net of accumulated amortization of $83,000 and $17,000 as of December 31, 2013 and 2012, respectively (with a weighted average remaining life of 70.0 years and 48.8 years as of December 31, 2013 and 2012, respectively)	4,809,000	2,150,000
	$11,693,000	$5,156,000
Amortization expense on below market leases for the years ended December 31, 2013, 2012 and 2011 was $794,000, $241,000 and $122,000, respectively. Amortization expense on below market leases is recorded to real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss).

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Amortization expense on above market leasehold interests for the years ended December 31, 2013, 2012 and 2011 was $66,000, $17,000 and $0, respectively. Amortization expense on above market leasehold interests is recorded against rental expenses in our accompanying consolidated statements of operations and comprehensive income (loss).
The aggregate weighted average remaining life of the identified intangible liabilities is 33.4 and 25.1 years as of December 31, 2013 and 2012, respectively. As of December 31, 2013, estimated amortization expense on below market leases and above market leasehold interests for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2014	$1,269,000
2015	1,188,000
2016	1,118,000
2017	962,000
2018	853,000
Thereafter	6,303,000
$11,693,000
11. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.
Other Organizational and Offering Expenses
Prior to January 7, 2012, other organizational and offering expenses in connection with our initial offering (other than selling commissions and the dealer manager fee) were paid by our former advisor or its affiliates. Other organizational and offering expenses included all expenses (other than selling commissions and the dealer manager fee which generally represented 7.0% and 3.0%, respectively, of our gross offering proceeds) to be paid by us in connection with our initial offering. These other organizational and offering expenses would only have become our liability to the extent they did not exceed 1.0% of the gross proceeds from the sale of shares of our common stock in our initial offering, other than shares of our common stock sold pursuant to the DRIP. During the period from January 7, 2012 until February 14, 2013, our other organizational and offering expenses in connection with our initial offering were being paid by our sub-advisor or its affiliates on our behalf. As of February 14, 2013 and December 31, 2012, our sub-advisor, our former advisor and their affiliates had not incurred expenses on our behalf in excess of 1.0% of the gross proceeds of our initial offering. We terminated our initial offering and commenced our follow-on offering on February 14, 2013.
Our other organizational and offering expenses incurred in connection with our follow-on offering (other than selling commissions and the dealer manager fee) were paid by our sub-advisor or its affiliates on our behalf. These other organizational and offering expenses included all expenses to be paid by us in connection with our follow-on offering. These expenses only became our liability to the extent these other organizational and offering expenses did not exceed 1.0% of the gross offering proceeds from the sale of shares of our common stock in our follow-on offering. As of December 31, 2012, our sub-advisor and its affiliates had incurred expenses on our behalf of $610,000, in excess of 1.0% of the gross proceeds related to our follow-on offering, and therefore, these expenses were not recorded in our accompanying consolidated financial statements as of December 31, 2012. On October 30, 2013, we terminated our follow-on offering. As of October 30, 2013, our sub-advisor and its affiliates had not incurred expenses on our behalf in excess of 1.0% of the gross proceeds of our follow-on offering.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

When recorded by us, other organizational expenses were expensed as incurred, as applicable, and offering expenses were charged to stockholders’ equity as such amounts are reimbursed to our former advisor, our sub-advisor or their affiliates from the gross proceeds of our offerings. See Note 12, Related Party Transactions — Offering Stage, for a further discussion of other organizational and offering expenses.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
12. Related Party Transactions
Fees and Expenses Paid to Affiliates

Until January 6, 2012, all of our executive officers and our non-independent directors were also executive officers and employees and/or holders of a direct or indirect interest in our former advisor, our former sponsor, GEEA or other affiliated entities.
Effective as of August 24, 2009, we entered into the G&E Advisory Agreement with our former advisor, and effective as of June 22, 2009, we entered into the G&E Dealer Manager Agreement with Grubb & Ellis Securities, Inc., or Grubb & Ellis Securities. Until April 18, 2011, Grubb & Ellis Securities served as the dealer manager of our initial offering pursuant to the G&E Dealer Manager Agreement. Effective as of April 19, 2011, the G&E Dealer Manager Agreement with Grubb & Ellis Securities was assigned to, and assumed by, Grubb & Ellis Capital Corporation, a wholly owned subsidiary of our former sponsor. Therefore, references to the G&E Dealer Manager shall be deemed to refer to either Grubb & Ellis Securities or Grubb & Ellis Capital Corporation, or both, as applicable, unless otherwise specified.
On November 7, 2011, we notified our former advisor of the termination of the G&E Advisory Agreement. Pursuant to the G&E Advisory Agreement, either party could terminate the G&E Advisory Agreement without cause or penalty, subject to a 60-day transition period; however, certain rights and obligations of the parties would survive during the 60-day transition period and beyond. As a result of a new advisory agreement that took effect on January 7, 2012 upon the expiration of the 60-day transition period provided for in the G&E Advisory Agreement, Griffin-American Advisor serves as our advisor and delegates advisory duties to Griffin-American Sub-Advisor.
In addition, on November 7, 2011, we notified Grubb & Ellis Capital Corporation of the termination of the G&E Dealer Manager Agreement. Pursuant to the G&E Dealer Manager Agreement, either party could terminate the G&E Dealer Manager Agreement, subject to a 60-day transition period. Until January 6, 2012, Grubb & Ellis Capital Corporation remained a non-exclusive agent of our company and distributor of shares of our common stock. As a result of the Dealer Manager Agreement that took effect on January 7, 2012 upon the expiration of the 60-day transition period provided for in the G&E Dealer Manager Agreement, Griffin Securities serves as our dealer manager. The terms of the Dealer Manager Agreement are substantially the same as the terms of the terminated G&E Dealer Manager Agreement.
Upon the termination of the G&E Advisory Agreement and G&E Dealer Manager Agreement and corresponding 60-day transition periods, after January 6, 2012, we are no longer affiliated with Grubb & Ellis and its affiliates. The G&E Advisory Agreement and the G&E Dealer Manager Agreement entitled our former advisor, G&E Dealer Manager and their affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. In the aggregate, for the years ended December 31, 2012 and 2011, we incurred $5,481,000 and $46,699,000, respectively, in fees and expenses to our former advisor or its affiliates as detailed below.
We are affiliated with Griffin-American Sub-Advisor and American Healthcare Investors; however, we are not affiliated with Griffin Capital, Griffin-American Advisor or Griffin Securities. In the aggregate, for the years ended December 31, 2013 and 2012, we incurred $62,699,000 and $34,823,000, respectively, in fees and expenses to our affiliates as detailed below. As discussed above, our advisor, which is not our affiliate, delegates certain advisory duties pursuant to a sub-advisory agreement to our sub-advisor, which is our affiliate. Therefore, although certain obligations under the Advisory Agreement are contractually performed by or for our advisor, only such obligations pursuant to the sub-advisory agreement that are performed by or for our sub-advisor or its affiliates are disclosed in this related party transactions note.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Offering Stage
Initial Offering Selling Commissions
Until January 6, 2012, G&E Dealer Manager received selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. G&E Dealer Manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the years ended December 31, 2012 and 2011, we incurred $512,000 and $22,196,000, respectively, in selling commissions to G&E Dealer Manager. Such commissions were charged to stockholders’ equity as such amounts were paid to G&E Dealer Manager from the gross proceeds of our initial offering.
Effective as of January 7, 2012, selling commissions in connection with our initial offering were paid to Griffin Securities, an unaffiliated entity. See Note 13, Equity — Offering Costs, for a further discussion.
Initial Offering Dealer Manager Fee
Until January 6, 2012, G&E Dealer Manager received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. G&E Dealer Manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the years ended December 31, 2012 and 2011, we incurred $227,000 and $9,742,000, respectively, in dealer manager fees to G&E Dealer Manager. Such fees were charged to stockholders’ equity as such amounts were paid to G&E Dealer Manager from the gross proceeds of our initial offering.
Effective as of January 7, 2012, the dealer manager fee in connection with our initial offering was paid to Griffin Securities, an unaffiliated entity. See Note 13, Equity — Offering Costs, for a further discussion.
Other Organizational and Offering Expenses
Other organizational expenses were expensed as incurred and offering expenses were charged to stockholders' equity as such amounts were paid from the gross proceeds of our offerings.
Initial Offering
Effective as of January 7, 2012, our other organizational and offering expenses were paid by our sub-advisor or its affiliates on our behalf. Our sub-advisor or its affiliates were reimbursed for actual expenses incurred up to 1.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. For the years ended December 31, 2013 and 2012, we incurred $116,000 and $5,733,000, respectively, in offering expenses to our sub-advisor in connection with our initial offering.
Until January 6, 2012, our former advisor or its affiliates were entitled to the same reimbursement. For the years ended December 31, 2012 and 2011, we incurred $76,000 and $3,261,000, respectively, in offering expenses to our former advisor or its affiliates in connection with our initial offering.
Follow-On Offering
Pursuant to our follow-on offering, which commenced February 14, 2013 and terminated on October 30, 2013, our other organizational and offering expenses were paid by our sub-advisor or its affiliates on our behalf. Our sub-advisor or its affiliates were reimbursed for actual expenses incurred up to 1.0% of the gross offering proceeds from the sale of shares of our common stock in our follow-on offering other than shares of our common stock sold pursuant to the DRIP. For the year ended December 31, 2013, we incurred $2,755,000 in offering expenses to our sub-advisor in connection with our follow-on offering.
Acquisition and Development Stage
Acquisition Fee
Effective as of January 7, 2012, our sub-advisor or its affiliates receive an acquisition fee of up to 2.60% of the contract purchase price for each property we acquire or 2.0% of the origination or acquisition price for any real estate-related investment we originate or acquire. The acquisition fee for property acquisitions is paid as follows: (i) in shares of common stock in an amount equal to 0.15% of the contract purchase price, at $9.00 or $9.20 per share, as applicable, the then most recent price paid to acquire a share of our common stock in our offerings, net of selling commissions and dealer manager fees, and (ii) the remainder in cash equal to 2.45% of the contract purchase price. Our sub-advisor or its affiliates are entitled to receive these

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acquisition fees for properties and real estate-related investments we acquire with funds raised in our offerings including acquisitions completed after the termination of the Advisory Agreement, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions. For the years ended December 31, 2013 and 2012, we incurred $38,246,000 and $18,811,000, respectively, in acquisition fees to our sub-advisor or its affiliates, which included 238,277 shares and 119,082 shares of common stock, respectively.
Until January 6, 2012, our former advisor or its affiliates were entitled to a similar fee; however, such fee was up to 2.75% of the contract purchase price for each property we acquired or 2.0% of the origination or acquisition price for any real estate-related investment we originated or acquired, entirely payable in cash. For the years ended December 31, 2012 and 2011, we incurred $4,579,000 and $6,739,000, respectively, in acquisition fees to our former advisor or its affiliates.
Acquisition fees in connection with the acquisition of properties are (i) expensed as incurred when they relate to the purchase of a business in accordance with ASC Topic 805 and are included in acquisition related expenses in our accompanying consolidated statements of operations and comprehensive income (loss), or (ii) are capitalized when they relate to the purchase of an asset and included in real estate investments, net, in our accompanying consolidated balance sheets, as applicable. Acquisition fees in connection with the acquisition of real estate-related investments are capitalized as part of the associated investment in our accompanying consolidated balance sheets.
Development Fee
Effective as of January 7, 2012, our sub-advisor or its affiliates receive, in the event our sub-advisor or its affiliates provide development-related services, a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; however, we will not pay a development fee to our sub-advisor or its affiliates if our sub-advisor or its affiliates elect to receive an acquisition fee based on the cost of such development. For the years ended December 31, 2013 and 2012, we did not incur any development fees to our sub-advisor or its affiliates.
Until January 6, 2012, our former advisor or its affiliates would have been entitled to the same development fee. We did not incur any development fees to our former advisor or its affiliates.
Reimbursement of Acquisition Expenses
Effective as of January 7, 2012, our sub-advisor or its affiliates are reimbursed for acquisition expenses related to selecting, evaluating and acquiring assets, which is reimbursed regardless of whether an asset is acquired. For the years ended December 31, 2013 and 2012, we did not incur any acquisition expenses to our sub-advisor or its affiliates.
Until January 6, 2012, our former advisor or its affiliates were entitled to similar reimbursements of acquisition expenses. For the years ended December 31, 2012 and 2011, we incurred $0 and $21,000, respectively, in acquisition expenses to our former advisor or its affiliates.
Reimbursements of acquisition expenses are (i) expensed as incurred when they relate to the purchase of a business in accordance with ASC Topic 805 and are included in acquisition related expenses in our accompanying consolidated statements of operations and comprehensive income (loss), or (ii) are capitalized when they relate to the purchase of an asset and included in real estate investments, net, in our accompanying consolidated balance sheets, as applicable.
The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties will not exceed, in the aggregate, 6.0% of the purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested directors, including a majority of our independent directors, not otherwise interested in the transaction. As of December 31, 2013, such fees and expenses did not exceed 6.0% of the purchase price of our acquisitions, except with respect to our acquisition of land in the Dixie-Lobo Medical Office Building Portfolio on May 2, 2013 and our acquisitions of the Lakewood Ranch property and Philadelphia SNF Portfolio, both of which we acquired in 2011. Pursuant to our charter, prior to the acquisition of the land in the Dixie-Lobo Medical Office Building Portfolio, the Lakewood Ranch property and Philadelphia SNF Portfolio, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisitions in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us. For a further discussion, see Note 3, Real Estate Investments, Net.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Operational Stage
Asset Management Fee
Effective as of January 7, 2012, our sub-advisor or its affiliates are paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.85% of average invested assets existing as of January 6, 2012 and one-twelfth of 0.75% of the average invested assets acquired after January 6, 2012, subject to our stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of average invested capital. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate properties and real estate-related investments, before deducting depreciation, amortization, bad debt and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation; and average invested capital means, for a specified period, the aggregate issue price of shares of our common stock purchased by our stockholders, reduced by distributions of net sales proceeds by us to our stockholders and by any amounts paid by us to repurchase shares of our common stock pursuant to our share repurchase plan. For the years ended December 31, 2013 and 2012, we incurred $13,751,000 and $6,666,000, respectively, in asset management fees to our sub-advisor.
Until January 6, 2012, our former advisor or its affiliates were entitled to a similar monthly asset management fee; however, such asset management fee was equal to one-twelfth of 0.85% of average invested assets. For the years ended December 31, 2012 and 2011, we incurred $61,000 and $2,929,000, respectively, in asset management fees to our former advisor or its affiliates.
Asset management fees are included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
Property Management Fee
Effective as of January 7, 2012, our sub-advisor or its affiliates are paid a monthly property management fee of up to 4.0% of the gross monthly cash receipts from each property managed by our sub-advisor or its affiliates. Our sub-advisor or its affiliates may sub-contract its duties to any third-party, including for fees less than the property management fees payable to our sub-advisor or its affiliates. In addition to the above property management fee, for each property managed directly by entities other than our sub-advisor or its affiliates, we pay our sub-advisor or its affiliates a monthly oversight fee of up to 1.0% of the gross cash receipts from the property; provided however, that in no event will we pay both a property management fee and an oversight fee to our sub-advisor or its affiliates with respect to the same property. For the years ended December 31, 2013 and 2012, we incurred $4,418,000 and $2,142,000, respectively, in property management fees and oversight fees to our sub-advisor or its affiliates.
Until January 6, 2012, our former advisor or its affiliates were entitled to similar property management and oversight fees. For the years ended December 31, 2012 and 2011, we incurred $16,000 and $843,000, respectively, in property management fees and oversight fees to our former advisor or its affiliates.
Property management fees and oversight fees are included in rental expenses in our accompanying consolidated statements of operations and comprehensive income (loss).
On-site Personnel and Engineering Payroll
For the years ended December 31, 2013 and 2012, we did not incur payroll for on-site personnel and engineering to our sub-advisor or its affiliates. For the year ended 2011, we incurred $103,000 in payroll for on-site personnel and engineering to our former advisor or its affiliates, which is included in rental expenses in our accompanying consolidated statements of operations and comprehensive income (loss).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Lease Fees
Effective as of January 7, 2012, we pay our sub-advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 8.0% of the gross revenues generated during the initial term of the lease. For the years ended December 31, 2013 and 2012, we incurred $3,231,000 and $1,389,000, respectively, in lease fees to our sub-advisor or its affiliates.
Until January 6, 2012, our former advisor or its affiliates were entitled to similar lease fees. For the years ended December 31, 2012 and 2011, we incurred $0 and $395,000, respectively, in lease fees to our former advisor or its affiliates.
Lease fees are capitalized as lease commissions and included in other assets, net in our accompanying consolidated balance sheets.
Construction Management Fee
Effective as of January 7, 2012, in the event that our sub-advisor or its affiliates assist with planning and coordinating the construction of any capital or tenant improvements, our sub-advisor or its affiliates are paid a construction management fee of up to 5.0% of the cost of such improvements. For the years ended December 31, 2013 and 2012, we incurred $182,000 and $82,000, respectively, in construction management fees to our sub-advisor or its affiliates.
Until January 6, 2012, our former advisor or its affiliates were entitled to similar construction management fees. For the years ended December 31, 2012 and 2011, we incurred $0 and $72,000, respectively, in construction management fees to our former advisor or its affiliates.
Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or expensed and included in our accompanying consolidated statements of operations and comprehensive income (loss), as applicable.
Operating Expenses
Effective as of January 7, 2012, we reimburse our sub-advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we cannot reimburse our sub-advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of: (i) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (ii) 25.0% of our net income, as defined in the Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors.
For the 12 months ended December 31, 2013, our operating expenses did not exceed this limitation. Our operating expenses as a percentage of average invested assets and as a percentage of net income were 1.1% and 21.7%, respectively, for the 12 months ended December 31, 2013. For the year ended December 31, 2013, our sub-advisor or its affiliates did not incur any operating expenses on our behalf.
Until January 6, 2012, our former advisor or its affiliates were entitled to a similar reimbursement of operating expenses. For the years ended December 31, 2012 and 2011, our former advisor or its affiliates incurred operating expenses on our behalf of $0 and $22,000, respectively.
Operating expense reimbursements are included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
Related Party Services Agreement
We entered into a services agreement, effective September 21, 2009, or the Transfer Agent Services Agreement, with Grubb & Ellis Equity Advisors, Transfer Agent, LLC, formerly known as Grubb & Ellis Investor Solutions, LLC, or our former transfer agent, for transfer agent and investor services. Since our former transfer agent was an affiliate of our former advisor, the terms of the Transfer Agent Services Agreement were approved and determined by a majority of our directors, including a majority of our independent directors, as fair and reasonable to us and at fees which are no greater than that which would be paid to an unaffiliated party for similar services.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

On November 7, 2011, we provided notice of termination of the Transfer Agent Services Agreement to our former transfer agent. Under the Transfer Agent Services Agreement, we were required to provide 60 days written notice of termination. Therefore, the Transfer Agent Services Agreement terminated on January 6, 2012. We engaged DST Systems, Inc., an unaffiliated party, to serve as our replacement transfer agent on January 6, 2012.
For the years ended December 31, 2012 and 2011, we incurred expenses of $10,000 and $311,000, respectively, for investor services that our former transfer agent provided to us, which is included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
For the years ended December 31, 2012 and 2011, GEEA incurred expenses of $2,000 and $112,000, respectively, for subscription agreement processing services that our former transfer agent provided to us. As an other organizational and offering expense, these subscription agreement processing expenses became our liability since cumulative other organizational and offering expenses did not exceed 1.0% of the gross proceeds from the sale of shares of our common stock in our initial offering, other than shares of our common stock sold pursuant to the DRIP.
Compensation for Additional Services
Effective as of January 7, 2012, our sub-advisor and its affiliates are paid for services performed for us other than those required to be rendered by our sub-advisor or its affiliates under the Advisory Agreement. The rate of compensation for these services has to be approved by a majority of our board of directors, including a majority of our independent directors, and cannot exceed an amount that would be paid to unaffiliated parties for similar services. For the years ended December 31, 2013 and 2012, our sub-advisor and its affiliates were not compensated for any additional services.
Until January 6, 2012, our former advisor or its affiliates were also entitled to compensation for additional services under similar conditions. For the years ended December 31, 2012 and 2011, we incurred expenses of $0 and $65,000, respectively, for internal controls compliance services our former advisor or its affiliates provided to us.
Liquidity Stage
Disposition Fees
Effective as of January 7, 2012, for services relating to the sale of one or more properties, our sub-advisor or its affiliates are paid a disposition fee up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board of directors, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the years ended December 31, 2013 and 2012, we did not incur any disposition fees to our sub-advisor or its affiliates.
Until January 6, 2012, our former advisor or its affiliates would have been entitled to similar disposition fees. We did not incur any disposition fees to our former advisor or its affiliates.
Subordinated Participation Interest
Subordinated Distribution of Net Sales Proceeds
Effective as of January 7, 2012, in the event of liquidation, our sub-advisor will be paid a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the net proceeds from the sales of properties, subject to certain reductions relating to properties acquired prior to Griffin-American Advisor’s appointment as our advisor, as set forth in the operating partnership agreement, after distributions to our stockholders, in the aggregate, of (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) plus (ii) an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock, as adjusted for distributions of net sale proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the years ended December 31, 2013 and 2012, we did not incur any such distributions to our sub-advisor.
Until January 6, 2012, our former advisor would have been entitled to a similar subordinated distribution of net sales proceeds. We did not incur any subordinated distribution of net sales proceeds to our former advisor.
Subordinated Distribution upon Listing

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Effective as of January 7, 2012, upon the listing of shares of our common stock on a national securities exchange, our sub-advisor will be paid a distribution equal to 15.0% of the amount by which (i) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the date of listing, subject to certain reductions relating to properties acquired prior to Griffin-American Advisor’s appointment as our advisor, as set forth in the operating partnership agreement. Actual amounts to be received depend upon the market value of our outstanding stock at the time of listing among other factors. For the years ended December 31, 2013 and 2012, we did not incur any such distributions to our sub-advisor.
Until January 6, 2012, our former advisor would have been entitled to a similar subordinated distribution upon listing. We did not incur any subordinated distribution upon listing to our former advisor.
Subordinated Distribution Upon Termination
Upon termination or non-renewal of the Advisory Agreement, our sub-advisor will be entitled to a subordinated distribution from our operating partnership equal to 15.0% of the amount, if any, by which (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash that, if distributed to them as of the termination date, will provide them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination date, subject to certain reductions relating to properties acquired prior to Griffin-American Advisor’s appointment as our advisor.
As of December 31, 2013 and 2012, we had not recorded any charges to earnings related to the subordinated distribution upon termination.
Executive Stock Purchase Plans
On April 7, 2011, our Chairman of the Board of Directors and Chief Executive Officer, Jeffrey T. Hanson, and our President and Chief Operating Officer, Danny Prosky, each executed an executive stock purchase plan, or the G&E Plan, whereby each executive had irrevocably agreed to invest 100% and 50.0%, respectively, of their net after-tax cash compensation as employees of our sponsor directly into our company by purchasing shares of our common stock on a regular basis, corresponding to regular payroll periods and the payment of any other net after-tax cash compensation, including bonuses. Their first investment under the G&E Plan began with their regularly scheduled payroll payment on April 29, 2011 and was to terminate on the earlier of (i) December 31, 2011, (ii) the termination of our initial offering, (iii) any suspension of our initial offering by our board of directors or regulatory body, or (iv) the date upon which the number of shares of our common stock owned by Mr. Hanson or Mr. Prosky, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. The shares were purchased pursuant to our initial offering at a price of $9.00 per share, reflecting the elimination of selling commissions and the dealer manager fee in connection with such transactions.
On November 7, 2011, Messrs. Hanson and Prosky tendered their resignations from our former sponsor. On December 30, 2011, Messrs. Hanson and Prosky, as well as our Executive Vice President, General Counsel, Mathieu B. Streiff, each executed a stock purchase plan effective January 1, 2012, whereby each executive irrevocably agreed to invest 100%, 50.0% and 50.0%, respectively, of all of their net after-tax salary and cash bonus compensation that was earned on or after February 1, 2012 as employees of American Healthcare Investors directly into our company by purchasing shares of our common stock. In January 2012, our Chief Financial Officer, Shannon K S Johnson; our Senior Vice President of Acquisitions, Stefan K.L. Oh; and our Secretary, Cora Lo also entered into stock purchase plans in which they each irrevocably agreed to invest 15.0%, 15.0% and 10.0%, respectively, of their net after-tax base salaries that were earned on or after February 1, 2012 as employees of American Healthcare Investors directly into our company by purchasing shares of our common stock. Such arrangements terminated on December 31, 2012. The shares were purchased pursuant to our initial offering at a price of $9.00 per share prior to November 7, 2012 and $9.20 per share on or after November 7, 2012 reflecting the offering price in effect on the date of each stock purchase, exclusive of selling commissions and the dealer manager fee.
Effective January 1, 2013, Messrs. Hanson, Prosky, Streiff and Oh and Mses. Johnson and Lo each adopted an executive stock purchase plan, or the Executive Stock Purchase Plans, on terms similar to each of the stock purchase plans described

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

above. The Executive Stock Purchase Plans each were to terminate on the earlier of (i) December 31, 2013, (ii) the termination of our offerings, (iii) any suspension of our offerings by our board of directors or a regulatory body, or (iv) the date upon which the number of shares of our common stock owned by such person, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. In connection with the termination of our follow-on offering on October 30, 2013, the Executive Stock Purchase Plans also terminated.
For the years ended December 31, 2013, 2012 and 2011, our executive officers invested the following amounts and we issued the following shares of our common stock pursuant to the applicable stock purchase plan:

		Years Ended December 31,
		2013		2012		2011
Officer's Name	Title	Amount	Shares	Amount	Share	Amount	Share
Jeffrey T. Hanson	Chairman of the Board of Directors and Chief Executive Officer	$184,000	20,010	$201,000	22,356	$121,000	13,436
Danny Prosky	President and Chief Operating Officer	105,000	11,396	115,000	12,793	93,000	10,313
Mathieu B. Streiff	Executive Vice President, General Counsel	100,000	10,886	109,000	12,099	—	—
Shannon K S Johnson	Chief Financial Officer	16,000	1,735	17,000	1,889	—	—
Stefan K.L. Oh	Senior Vice President of Acquisitions	14,000	1,547	18,000	1,986	—	—
Cora Lo	Secretary	9,000	998	10,000	1,142	—	—
		$428,000	46,572	$470,000	52,265	$214,000	23,749
Accounts Payable Due to Affiliates
The following amounts were outstanding to our affiliates as of December 31, 2013 and 2012:

	December 31,
Fee	2013	2012
Asset and property management fees	$2,201,000	$1,109,000
Construction management fees	94,000	40,000
Lease commissions	83,000	364,000
Offering costs	28,000	277,000
Acquisition fees	—	16,000
Operating expenses	1,000	1,000
	$2,407,000	$1,807,000
13. Equity
Preferred Stock
Our charter authorizes us to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of December 31, 2013 and 2012, no shares of preferred stock were issued and outstanding.
Common Stock
Our charter authorizes us to issue 1,000,000,000 shares of our common stock. Until November 6, 2012, we offered to the public up to $3,000,000,000 of shares of our common stock for $10.00 per share in our primary offering and $285,000,000 of shares of our common stock pursuant to our DRIP for $9.50. On November 7, 2012, we began selling shares of our common stock in our initial offering at $10.22 per share in our primary offering and issuing shares pursuant to the DRIP for $9.71 per share. On February 14, 2013, we terminated our initial offering.
On February 14, 2013, we commenced our follow-on offering of up to $1,650,000,000 of shares of our common stock, in which we initially offered to the public up to $1,500,000,000 of shares of our common stock for $10.22 per share in our

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primary offering and up to $150,000,000 of shares of our common stock for $9.71 per share pursuant to the DRIP. We reserved the right to reallocate the shares of common stock we offered in our follow-on offering between the primary offering and the DRIP. As such, during our follow-on offering, we reallocated an aggregate of $107,200,000 of shares from the DRIP to the primary offering. Accordingly, we offered to the public $1,607,200,000 in our primary offering and $42,800,000 of shares of our common stock pursuant to the DRIP. On October 30, 2013, we terminated our follow-on offering.
On September 9, 2013, we filed a Registration Statement on Form S-3 under the Securities Act to register a maximum of $100,000,000 of additional shares of our common stock pursuant to the Secondary DRIP. The Registration Statement on Form S-3 was automatically effective with the SEC upon its filing; however, we did not commence offering shares pursuant to the Secondary DRIP until October 30, 2013 following the termination of our follow-on offering.
On February 4, 2009, our former advisor purchased 20,000 shares of common stock for total cash consideration of $200,000 and was admitted as our initial stockholder. We used the proceeds from the sale of shares of our common stock to our former advisor to make an initial capital contribution to our operating partnership. We subsequently repurchased the 20,000 shares of our common stock from our former advisor in February 2012 in connection with our transition to our co-sponsors.
On January 4, 2012, Griffin-American Advisor acquired 22,222 shares of our common stock for $200,000.
Through December 31, 2013, we granted an aggregate of 67,500 shares of our restricted common stock to our independent directors. Through December 31, 2013, we had issued 280,801,806 shares of our common stock in connection with our offerings, 10,504,674 shares of our common stock pursuant to the DRIP and the Secondary DRIP and 88,271 shares of our common stock for property acquisition fees that were issued after the termination of our follow-on offering. We had also repurchased 1,481,233 shares of our common stock under our share repurchase plan through December 31, 2013. As of December 31, 2013 and 2012, we had 290,003,240 and 113,199,988 shares of our common stock issued and outstanding, respectively.

Offering Costs
Selling Commissions
Initial Offering
Effective as of January 7, 2012, our dealer manager received selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the years ended December 31, 2013 and 2012, we incurred $9,102,000 and $41,633,000, respectively, in selling commissions to our dealer manager. Such commissions were charged to stockholders’ equity as such amounts were paid to our dealer manager from the gross proceeds of our initial offering.
Follow-On Offering
Pursuant to our follow-on offering, which commenced February 14, 2013 and terminated on October 30, 2013, our dealer manager received selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the year ended December 31, 2013, we incurred $107,191,000 in selling commissions to our dealer manager. Such selling commissions were charged to stockholders’ equity as such amounts were reimbursed to our dealer manager from the gross proceeds of our follow-on offering.

Dealer Manager Fee
Initial Offering
Effective as of January 7, 2012, our dealer manager received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the years ended December 31, 2013 and 2012, we incurred $3,981,000 and $18,356,000, respectively, in dealer manager fees to our dealer manager. Such fees were charged to stockholders’ equity as such amounts were paid to our dealer manager from the gross proceeds of our initial offering.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Follow-On Offering

Pursuant to our follow-on offering, which commenced February 14, 2013 and terminated on October 30, 2013, our dealer manager received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our common stock other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of the dealer manager fee to participating broker-dealers. For the year ended December 31, 2013, we incurred $47,825,000 in dealer manager fees to our dealer manager. Such fees were charged to stockholders' equity as such amounts were paid to our dealer manager from the gross proceeds of our follow-on offering.
Accumulated Other Comprehensive Income
The changes in accumulated other comprehensive income net of noncontrolling interests by component consisted of the following for the year December 31, 2013:

	Gains on Intra-Entity Foreign Currency Transactions That Are of a Long-Term Investment Nature	Foreign Currency Translation Adjustments	Total
Balance — December 31, 2012	$—	$—	$—
Net change in current period	22,037,000	739,000	22,776,000
Balance — December 31, 2013	$22,037,000	$739,000	$22,776,000
Noncontrolling Interests
On February 4, 2009, our former advisor made an initial capital contribution of $2,000 to our operating partnership in exchange for 200 limited partnership units. On January 4, 2012, Griffin-American Advisor contributed $2,000 to acquire 200 limited partnership units of our operating partnership. On September 14, 2012, we entered into an agreement whereby we purchased all of the limited partnership interests held by our former advisor in our operating partnership. Between December 31, 2012 and July 16, 2013, 12 investors contributed their interests in 15 buildings in exchange for 281,600 limited partnership units in our operating partnership at an offering price per unit of $9.50. Pursuant to the operating partnership agreement, each limited partnership unit may be exchanged, at any time on or after the first anniversary date of the issuance, on a one-for-one basis for shares of our common stock, or, at our option, cash equal to the value of an equivalent number of shares of our common stock, or any combination of both. Each limited partnership unit is also entitled to distributions in an amount equal to the per share distributions declared on shares of our common stock.
As of December 31, 2013 and 2012, we owned greater than a 99.90% and 99.96%, respectively, general partnership interest in our operating partnership and our limited partners owned less than a 0.10% and 0.04%, respectively, limited partnership interest in our operating partnership. As such, less than 0.10% and 0.04%, respectively, of the earnings of our operating partnership for the years ended December 31, 2013 and 2012 were allocated to noncontrolling interests, subject to certain limitations.
In addition, as of December 31, 2012, we owned a 98.75% interest in the consolidated limited liability company that owns the Pocatello East MOB property. As such, 1.25% of the earnings of the Pocatello East MOB property were allocated to noncontrolling interests for the year ended December 31, 2012.
On December 31, 2013, we purchased the remaining 1.25% noncontrolling interest in the consolidated limited liability company that owns Pocatello East Medical Office Building, or the Pocatello East MOB property, that was purchased on July 27, 2010. The difference in the amount we paid and the noncontrolling interest balance on the acquisition date was reflected as an adjustment to additional paid-in capital in our accompanying consolidated balance sheets with no gain or loss recognized. As such, 1.25% of the earnings of the Pocatello East MOB property were allocated to noncontrolling interests during 2012 and 2013 through the date of purchase of the noncontrolling interest.
Distribution Reinvestment Plan
We adopted the DRIP that allows stockholders to purchase additional shares of our common stock through the reinvestment of distributions at an offering price equal to 95.0% of the primary offering price of our offerings, subject to certain conditions. On September 9, 2013, we filed a Registration Statement on Form S-3 under the Securities Act to register a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

maximum of $100,000,000 of additional shares of our common stock pursuant to the Secondary DRIP. We commenced offering shares under the Secondary DRIP on October 30, 2013 following the termination of our follow-on offering.
For the years ended December 31, 2013, 2012 and 2011, $67,905,000, $22,622,000 and $8,817,000, respectively, in distributions were reinvested and 6,993,254, 2,374,407 and 928,058 shares of our common stock, respectively, were issued pursuant to the DRIP and the Secondary DRIP. As of December 31, 2013 and 2012, a total of $101,329,000 and $33,424,000, respectively, in distributions were reinvested and 10,504,674 and 3,511,420 shares of our common stock, respectively, were issued pursuant to the DRIP and the Secondary DRIP. Effective as of November 7, 2012, in connection with the change to the offering price per share of our common stock in our initial offering, we amended the DRIP to issue shares pursuant to the DRIP for $9.71 per share.
Share Repurchase Plan
Our board of directors has approved a share repurchase plan. Our share repurchase plan allows for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases will be made at the sole discretion of our board of directors. All repurchases are subject to a one-year holding period, except for repurchases made in connection with a stockholder’s death or “qualifying disability,” as defined in our share repurchase plan. Subject to the availability of the funds for share repurchases, we will limit the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder will not be subject to this cap. Funds for the repurchase of shares of our common stock will come exclusively from the cumulative proceeds we receive from the sale of shares of our common stock pursuant to the DRIP and the Secondary DRIP.
Until December 7, 2012, under our share repurchase plan, repurchase prices ranged from $9.25, or 92.5% of the price paid per share, following a one year holding period to an amount not less than 100% of the price paid per share following a four year holding period. On November 6, 2012, our board of directors approved an Amended and Restated Share Repurchase Plan, whereby all shares repurchased on or after December 7, 2012 would be repurchased at 92.5% to 100% of each stockholder’s repurchase amount depending on the period of time their shares have been held. Pursuant to the Amended and Restated Share Repurchase Plan, at any time we are engaged in an offering of shares of our common stock, the repurchase amount for shares repurchased under our share repurchase plan will always be equal to or lower than the applicable per share offering price. However, if shares of our common stock are to be repurchased in connection with a stockholder’s death or qualifying disability, the repurchase price will be no less than 100% of the price paid to acquire the shares of our common stock from us. Furthermore, our share repurchase plan provides that if there are insufficient funds to honor all repurchase requests, pending requests will be honored among all requests for repurchase in any given repurchase period, as follows: first, pro rata as to repurchases sought upon a stockholder’s death; next, pro rata as to repurchases sought by stockholders with a qualifying disability; and, finally, pro rata as to other repurchase requests.
For the years ended December 31, 2013, 2012 and 2011, we received share repurchase requests and repurchased 925,094, 407,337 and 127,802 shares of our common stock, respectively, for an aggregate of $8,938,000, $3,953,000 and $1,198,000, respectively, at an average repurchase price of $9.66, $9.70 and $9.38 per share, respectively. All shares were repurchased using proceeds we received from the sale of shares of our common stock pursuant to the DRIP and the Secondary DRIP.
As of December 31, 2013 and 2012, we had received share repurchase requests and had repurchased 1,481,233 shares of our common stock for an aggregate of $14,299,000 at an average price of $9.65 per share and 556,139 shares of our common stock for an aggregate of $5,361,000 at an average price of $9.64, respectively, using proceeds we received from the sale of shares of our common stock pursuant to the DRIP and the Secondary DRIP.
2009 Incentive Plan
We adopted our incentive plan, pursuant to which our board of directors or a committee of our independent directors may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 2,000,000.
On October 21, 2009, we granted an aggregate of 15,000 shares of our restricted common stock, as defined in our incentive plan, to our independent directors in connection with their initial election to our board of directors, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. On each of June 8, 2010,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

June 14, 2011, November 7, 2012 and December 5, 2013 in connection with their re-election, we granted an aggregate of 7,500, 7,500, 15,000 and 15,000 shares, respectively, of our restricted common stock, as defined in our incentive plan, to our independent directors, which will vest over the same period described above. In addition, on November 7, 2012, we granted an aggregate of 7,500 shares of restricted common stock, as defined in our incentive plan, to our independent directors in consideration of the directors’ determination of market compensation for independent directors of similar publicly registered real estate investment trusts. These shares of restricted common stock vest under the same period described above. The fair value of each share at the date of grant was estimated at $10.00 or $10.22 per share, as applicable, the then most recent price paid to acquire a share of our common stock in our offerings; and with respect to the initial 20.0% of shares of our restricted common stock that vested on the date of grant, expensed as compensation immediately, and with respect to the remaining shares of our restricted common stock, amortized on a straight-line basis over the vesting period. Shares of our restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of our restricted common stock have full voting rights and rights to distributions. For the years ended December 31, 2013, 2012 and 2011, we recognized compensation expense of $133,000, $115,000 and $66,000, respectively, related to the restricted common stock grants ultimately expected to vest. ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the years ended December 31, 2013, 2012 and 2011, we did not assume any forfeitures. Stock compensation expense is included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
As of December 31, 2013 and 2012, there was $280,000 and $260,000, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested shares of our restricted common stock. This expense is expected to be recognized over a remaining weighted average period of 2.99 years.

As of December 31, 2013 and 2012, the weighted average grant date fair value of the nonvested shares of our restricted common stock was $306,000 and $289,000, respectively. A summary of the status of the nonvested shares of our restricted common stock as of December 31, 2013, 2012, 2011 and 2010, and the changes for the years ended December 31, 2013, 2012 and 2011, is presented below:

	Number of Nonvested Shares of our Restricted Common Stock	Weighted Average Grant Date Fair Value
Balance — December 31, 2010	15,000	$10.00
Granted	7,500	$10.00
Vested	(6,000)	$10.00
Forfeited	—	—
Balance — December 31, 2011	16,500	$10.00
Granted	22,500	$10.22
Vested	(10,500)	$10.09
Forfeited	—	—
Balance — December 31, 2012	28,500	$10.14
Granted	15,000	$10.22
Vested	(13,500)	$10.12
Forfeited	—	—
Balance — December 31, 2013	30,000	$10.19
Expected to vest — December 31, 2013	30,000	$10.19
14. Fair Value Measurements
Assets and Liabilities Reported at Fair Value
The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Interest rate swaps	$—	$451,000	$—	$451,000
Foreign currency forward contract	—	16,489,000	—	16,489,000
Contingent consideration obligations	—	—	4,675,000	4,675,000
Total liabilities at fair value	$—	$16,940,000	$4,675,000	$21,615,000

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2012, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Interest rate swaps	$—	$795,000	$—	$795,000
Contingent consideration obligations	—	—	60,204,000	60,204,000
Total liabilities at fair value	$—	$795,000	$60,204,000	$60,999,000

There were no transfers into and out of fair value measurement levels during the years ended December 31, 2013, 2012 and 2011.
Derivative Financial Instruments
We use interest rate swaps to manage interest rate risk associated with floating rate debt and foreign currency forward contracts to mitigate the effects of foreign currency fluctuations. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, spot and forward rates, as well as option volatility. The fair values of interest rate swaps and foreign currency forward contracts are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates or foreign currency exchange rates (forward curves) derived from observable market interest rate curves and foreign currency exchange rates curves, as applicable.
To comply with the provisions of ASC Topic 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
Although we have determined that the majority of the inputs used to value our interest rate swaps and foreign currency forward contracts fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of December 31, 2013 and 2012, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our interest rate swaps and foreign currency forward contracts. As a result, we have determined that our interest rate swaps and foreign currency forward contracts valuations in their entirety are classified in Level 2 of the fair value hierarchy.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Contingent Consideration
Assets
On December 22, 2011, we purchased Sierra Providence East Medical Plaza I and in connection with such purchase we recognized $115,000 as a contingent consideration asset as of December 31, 2011. We would have received such consideration to the extent a tenant in approximately 2,000 square feet of GLA did not pay their rental payments to us over the remaining term of their lease, which would have expired in April 2014. The range of payment to us was between $0 and up to a maximum of $115,000. In May 2012, a new tenant assumed the existing lease and pursuant to the agreement with the seller, we received $2,000 and the remaining funds held in escrow of $113,000 were released to the seller.
On September 27, 2012, we purchased the last building of the Silver Star MOB Portfolio and in connection with such purchase we subsequently received $8,000 from the seller as satisfaction of the contingent consideration asset, as two tenants occupied their units at dates subsequent to when originally anticipated at the date of acquisition.

Obligations
In connection with our property acquisitions, we have accrued $4,675,000 and $60,204,000 as contingent consideration obligations as of December 31, 2013 and 2012, respectively. Such consideration will be paid upon various conditions being met including our tenants achieving certain rent coverage ratios, completing renovation projects or sellers’ leasing of unoccupied space. Of the amount accrued as of December 31, 2013, $3,208,000 relates to our acquisition of Pacific Northwest Senior Care Portfolio on August 24, 2012 and $1,467,000 relates to various other property acquisitions. Of the amount accrued as of December 31, 2012, $52,585,000 relates to our acquisition of Philadelphia SNF Portfolio on June 30, 2011, $5,492,000 relates to our acquisition of Pacific Northwest Senior Care Portfolio and $2,127,000 relates to various other property acquisitions.
For the year ended December 31, 2012, we recorded an increase in the obligation related to Philadelphia SNF Portfolio of $50,739,000 based on the tenant’s significant improvement in the specified rent coverage ratio for the six and twelve months ended December 31, 2012. For the year ended December 31, 2013, we recorded an additional increase in the obligation related to Philadelphia SNF Portfolio of $458,000, and we subsequently paid $53,043,000 to settle the obligation. Such payments resulted in an increase in the monthly rent charged to the tenant and additional rental revenue to us.
We could be required to pay up to $6,525,000 in contingent consideration with respect to our acquisition of Pacific Northwest Senior Care Portfolio. The first $4,700,000 of such contingent consideration can be paid immediately following the acquisition date upon notification that improvements up to such dollar amount have been completed by the tenant. The remaining portion of up to $1,825,000 could be paid within three years from the acquisition date provided that (i) the tenant has achieved a certain specified rent coverage ratio computed in the aggregate for the six most recent calendar months and (ii) the tenant has completed additional improvements in an amount up to $1,825,000. The range of payment is between $0 and up to a maximum of $6,525,000; however, such payment will result in an increase in the monthly rent charged to the tenant and additional rental revenue to us. We have assumed that the tenant will use and request the first $4,700,000 for the improvements and that the tenant will achieve the required rent coverage ratios for six consecutive months to qualify for the additional $1,825,000. As of December 31, 2013, we have made payments of $3,317,000 towards this obligation.

Unobservable Inputs and Reconciliation
The fair value of the contingent consideration is determined based on the facts and circumstances existing at each reporting date and the likelihood of the counterparty achieving the necessary conditions based on a probability weighted discounted cash flow analysis based, in part, on significant inputs which are not observable in the market. As a result, we have determined that our contingent consideration valuations are classified in Level 3 of the fair value hierarchy. Our contingent consideration assets are included in other assets, net and our contingent consideration obligations are included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets and any changes in their fair value subsequent to their acquisition date valuations are charged to earnings. Gains and losses recognized on contingent consideration assets and obligations are included in acquisition related expenses in our accompanying consolidated statements of operations and comprehensive income (loss).
The following table shows quantitative information about unobservable inputs related to Level 3 fair value measurements used as of December 31, 2013 and 2012 for our most significant contingent consideration obligations:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Property	Fair Value as of December 31, 2013	Fair Value as of December 31, 2012	Unobservable Inputs	Range of Inputs/Inputs
Philadelphia SNF Portfolio(1)	$—	$52,142,000	Tenant’s Earnings, as Defined, for the 12 Months Prior to Payment	$19,359,000
			Timing of Payment	June 30, 2013
			Market Multiplier Rate, as Defined	14.44%
			Percentage of Eligible Payment Requested	100%
Philadelphia SNF Portfolio(2)	$—	$443,000	Achieve Required Lease Coverage Ratios	Yes
			Percentage of Eligible Payment Requested	100%
Pacific Northwest Senior Care Portfolio(3)	$3,208,000	$5,492,000	Achieve Required Lease Coverage Ratios	Yes
			Total Estimated Cost of Tenant Improvements	$6,525,000
			Percentage of Eligible Payment Requested	100%
___________
Significant increases or decreases in any of the unobservable inputs in isolation in the aggregate would result in a significantly higher or lower fair value measurement to each contingent consideration obligation as of December 31, 2013 and 2012. Lastly, if the counterparty requests something less than 100% of the eligible payment, which they have the right to do so, then the fair value would decrease.

(1)
The most significant input to the valuation was the tenant’s earnings, as defined in the agreement. An increase (decrease) in the assumed earnings would have increased (decreased) the fair value. An increase (decrease) in the projected timing of the payment would have decreased (increased) the fair value and an increase (decrease) in the market multiplier rate would have generally decreased (increased) the fair value, although such input at the then current level did not impact the calculation due to other limiting observable inputs.

(2)	If the lease coverage ratio was not met, then the fair value would have decreased to $0.

(3)
If the lease coverage ratio is not met for Pacific Northwest Senior Care Portfolio, then the fair value would decrease to $1,383,000 and $3,667,000 as of December 31, 2013 and 2012, respectively. A decrease in the total cost of the tenant improvements would decrease the fair value of the tenant improvement allowance. An increase in the total cost of the tenant improvements would have no impact on the payment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following is a reconciliation of the beginning and ending balances of our contingent consideration assets and obligations for the years ended December 31, 2013, 2012 and 2011:

	Years Ended December 31,
	2013	2012	2011
Contingent Consideration Assets:
Beginning balance	$—	$115,000	$—
Realized/unrealized losses recognized in earnings	—	(105,000)	—
Settlements of assets	—	(10,000)	115,000
Ending balance	$—	$—	$115,000
Amount of total gains (losses) included in earnings attributable to the change in unrealized gains (losses) related to assets still held	$—	$—	$—

Contingent Consideration Obligations:
Beginning balance	$60,204,000	$6,058,000	$—
Additions to contingent consideration obligations	682,000	8,591,000	6,058,000
Realized/unrealized losses recognized in earnings	134,000	50,145,000	—
Settlements of obligations	(56,345,000)	(4,590,000)	—
Ending balance	$4,675,000	$60,204,000	$6,058,000
Amount of total (gains) losses included in earnings attributable to the change in unrealized (gains) losses related to obligations still held	$(78,000)	$50,801,000	$—
Financial Instruments Disclosed at Fair Value
ASC Topic 825, Financial Instruments, requires disclosure of the fair value of financial instruments, whether or not recognized on the face of the balance sheet. Fair value is defined under ASC Topic 820.
Our accompanying consolidated balance sheets include the following financial instruments: real estate notes receivable, net, cash and cash equivalents, accounts and other receivables, net, restricted cash, real estate and escrow deposits, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable, net and borrowings under our unsecured line of credit.
We consider the carrying values of real estate notes receivable, net, cash and cash equivalents, accounts and other receivables, net, restricted cash, real estate and escrow deposits, accounts payable and accrued liabilities to approximate the fair value for these financial instruments because of the short period of time since origination or the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable.
The fair value of the mortgage loans payable and our unsecured line of credit is estimated using a discounted cash flow analysis using borrowing rates available to us for debt instruments with similar terms and maturities. As of December 31, 2013 and 2012, the fair value of the mortgage loans payable was $324,930,000 and $308,472,000, respectively, compared to the carrying value of $329,476,000 and $291,052,000, respectively. The fair value of our unsecured line of credit as of December 31, 2013 and 2012 was $68,243,000 and $199,780,000, respectively, compared to the carrying value of $68,000,000 and $200,000,000, respectively. We have determined that the mortgage loans payable and our unsecured line of credit valuations are classified as Level 2 within the fair value hierarchy.
15. Income Taxes and Distributions
As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as TRSs pursuant to the Code. TRSs may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

We did not incur income taxes for the years ended December 31, 2012 and 2011. Components of income (loss) before taxes for the year ended December 31, 2013 was as follows:

2013
Domestic	$9,574,000
Foreign	(1,514,000)
Income before income taxes	$8,060,000
The components of income tax expense (benefit) for the year ended December 31, 2013 was as follows:

2013
Federal deferred	$43,000
State deferred	5,000
Foreign current	152,000
Foreign deferred	(1,205,000)
Total income tax (benefit)	$(1,005,000)
Current Income Tax
Federal and state income taxes are generally a function of the level of income recognized by our TRSs. Foreign income taxes are generally a function of our income on our real estate investments located in the United Kingdom.
Deferred Taxes
Deferred income tax is generally a function of the period’s temporary differences (principally basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax net operating losses that may be realized in future periods depending on sufficient taxable income. For foreign income tax purposes, the UK Senior Housing Portfolio acquisition has been treated as a tax-free transaction resulting in a carry-over basis in assets and liabilities. In accordance with GAAP, we record all of the acquired assets and liabilities at the estimated fair values and recognize the deferred income tax liabilities that represent the tax effect of the difference between the tax basis carried over and the fair value of the assets at the date of this acquisition. If taxable income is generated in these subsidiaries, we recognize a deferred income tax benefit in earnings as a result of the reversal of the deferred income tax liability previously recorded at the acquisition date and we record current income tax expense representing the entire current income tax liability.
Any increases or decreases to the deferred income tax liability are reflected in income tax benefit in our consolidated statements of operations and comprehensive income (loss). We did not have any deferred taxes as of December 31, 2012. The components of deferred tax liabilities as of December 31, 2013 were as follows:

2013
Foreign – built-in-gains, real estate properties	$47,635,000
Other – temporary differences	2,730,000
Total deferred tax liabilities	$50,365,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Tax Treatment of Distributions
For federal income tax purposes, distributions to stockholders are characterized as ordinary income, capital gain distributions, or nontaxable distributions. Nontaxable distributions will reduce U.S. stockholders’ basis (but not below zero) in their shares. The income tax treatment for distributions reportable for the years ended December 31, 2013, 2012 and 2011, was as follows:

	Years Ended December 31,
	2013		2012		2011
Ordinary income	$70,200,000	56%	$25,001,000	55%	$9,276,000	51%
Capital gain	—	—	—	—	—	—
Return of capital	55,329,000	44	20,575,000	45	8,912,000	49
	$125,529,000	100%	$45,576,000	100%	$18,188,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.
16. Future Minimum Rent
Rental Income
We have operating leases with tenants that expire at various dates through 2033 and in some cases subject to scheduled fixed increases or adjustments based on a consumer price index. Generally, the leases grant tenants renewal options. Leases also provide for additional rents based on certain operating expenses. Future minimum base rent contractually due under operating leases, excluding tenant reimbursements of certain costs, as of December 31, 2013 for each of the next five years ending December 31 and thereafter is as follows:

Year	Amount
2014	$215,352,000
2015	211,942,000
2016	205,771,000
2017	198,849,000
2018	191,104,000
Thereafter	1,606,590,000
$2,629,608,000
Rental Expense
We have ground and other lease obligations that generally require fixed annual rental payments and may also include escalation clauses and renewal options. These leases expire at various dates through 2106, excluding extension options. Future minimum lease obligations under non-cancelable ground and other lease obligations as of December 31, 2013 for each of the next five years ending December 31 and thereafter is as follows:

Year	Amount
2014	$997,000
2015	1,006,000
2016	1,019,000
2017	1,027,000
2018	1,060,000
Thereafter	52,331,000
$57,440,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

17. Business Combinations
2013
For the year ended December 31, 2013, we completed 19 property acquisitions comprising 82 buildings, which have been accounted for as business combinations. The aggregate purchase price was $812,575,000, plus closing costs and acquisition fees of $24,665,000, which are included in acquisition related expenses in our accompanying consolidated statements of operations and comprehensive income (loss). See Note 3, Real Estate Investments, Net, for a listing of the properties acquired, acquisition dates and the amount of financing initially incurred or assumed in connection with such acquisitions.

Results of operations for the property acquisitions are reflected in our accompanying consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2013 for the period subsequent to the acquisition date of each property through December 31, 2013. For the period from the acquisition date through December 31, 2013, we recognized the following amounts of revenue and net income for the property acquisitions:

Acquisition	Revenue	Net Income
2013 Acquisitions	$24,504,000	$3,434,000

The following summarizes the fair value of our 2013 property acquisitions at the time of acquisition:

	2013 Acquisitions
Building and improvements	$648,650,000
Land	56,548,000
Furniture, fixtures and equipment	3,740,000
In-place leases	53,240,000
Tenant relationships	51,171,000
Above market leases	6,923,000
Leasehold interest	972,000
Total assets acquired	821,244,000
Mortgage loans payable, net	(62,712,000)
Below market leases	(4,672,000)
Above market leasehold interests	(2,724,000)
Other liabilities	(682,000)	(1)
Total liabilities assumed	(70,790,000)
Net assets acquired	$750,454,000

(1)
Included in other liabilities is $395,000 and $287,000 accrued for as contingent consideration in connection with the purchase of Lacombe MOB II and a building in the Central Indiana MOB Portfolio, respectively. See Note 14, Fair Value Measurements — Assets and Liabilities Reported at Fair Value — Contingent Consideration, for a further discussion.

Assuming the property acquisitions in 2013 discussed above had occurred on January 1, 2012, for the years ended December 31, 2013 and 2012, pro forma revenue, net income (loss), net income (loss) attributable to controlling interest and net income (loss) per common share attributable to controlling interest — basic and diluted would have been as follows:

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	(Unaudited)
	Years Ended December 31,
	2013	2012
Revenue	$306,371,000	$227,491,000
Net income (loss)	$49,569,000	$(70,000,000)
Net income (loss) attributable to controlling interest	$49,514,000	$(69,896,000)
Net income (loss) per common share attributable to controlling interest — basic and diluted	$0.18	$(0.45)

The pro forma adjustments assume that the debt proceeds and the offering proceeds, at a price of $10.00 per share, net of offering costs were raised as of January 1, 2012. In addition, as acquisition related expenses related to the acquisitions are not expected to have a continuing impact, they have been excluded from the pro forma results. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the property acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.
2012
For the year ended December 31, 2012, we completed 23 property acquisitions comprising 82 buildings, which have been accounted for as business combinations. The aggregate purchase price was $810,971,000, plus closing costs and acquisition fees of $25,112,000, of which $24,887,000 was included in acquisition related expenses in our accompanying consolidated statements of operations and comprehensive income (loss) and $225,000 was capitalized as part of the measurement of the fair value of the tangible and identified intangible assets and liabilities of the properties and included in our accompanying consolidated balance sheets. See Note 3, Real Estate Investments, Net for a listing of the properties acquired, acquisition dates and the amount of financing initially incurred or assumed in connection with such acquisitions.
Results of operations for the property acquisitions are reflected in our accompanying consolidated statements of operations and comprehensive income (loss) for the year ended December 31, 2012 for the period subsequent to the acquisition date of each property through December 31, 2012. We present separately Southeastern SNF Portfolio, which is the one individually significant property acquisition during the year ended December 31, 2012, and aggregate the rest of the property acquisitions during the year ended December 31, 2012. For the period from the acquisition date through December 31, 2012, we recognized the following amounts of revenue and net income for the property acquisitions:

Acquisition	Revenue	Net Income
Southeastern SNF Portfolio	$18,746,000	$7,028,000
Other 2012 Acquisitions	$27,280,000	$5,304,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following summarizes the fair value of our 2012 property acquisitions at the time of acquisition:

	Southeastern SNF Portfolio	Other 2012 Acquisitions
Building and improvements	$123,175,000	$489,049,000
Land	15,009,000	57,003,000
Furniture, fixtures and equipment	1,578,000	—
In-place leases	20,918,000	48,517,000
Tenant relationships	15,272,000	53,760,000
Leasehold interest	—	3,803,000
Master lease	—	42,000
Above market leases	—	10,065,000
Defeasible interest	—	623,000
Total assets acquired	175,952,000	662,862,000
Mortgage loans payable, net	(92,611,000)	(77,671,000)
Below market leases	—	(2,624,000)
Above market leasehold interests	—	(2,167,000)
Other liabilities	(9,452,000)	(12,571,000)	(1)
Total liabilities assumed	(102,063,000)	(95,033,000)
Net assets acquired	$73,889,000	$567,829,000

(1)
Included in other liabilities is $6,525,000, $960,000 and $1,106,000 accrued for as contingent consideration obligations in connection with the acquisition of Pacific Northwest Senior Care Portfolio, Silver Star MOB Portfolio and Central Indiana MOB Portfolio, respectively. See Note 14, Fair Value Measurements — Assets and Liabilities Reported at Fair Value — Contingent Consideration, for a further discussion.

Assuming the property acquisitions in 2012 discussed above had occurred on January 1, 2011, for the years ended December 31, 2012 and 2011, pro forma revenue, net (loss) income, net (loss) income attributable to controlling interest and net (loss) income per common share attributable to controlling interest — basic and diluted would have been as follows:

	(Unaudited)
	Years Ended December 31,
	2012	2011
Revenue	$149,775,000	$135,050,000
Net (loss) income	$(23,605,000)	$16,191,000
Net (loss) income attributable to controlling interest	$(23,608,000)	$16,189,000
Net (loss) income per common share attributable to controlling interest — basic and diluted	$(0.16)	$0.15

The pro forma adjustments assume that the debt proceeds and the offering proceeds, at a price of $10.00 per share, net of offering costs were raised as of January 1, 2011. In addition, as acquisition related expenses related to the acquisitions are not expected to have a continuing impact, they have been excluded from the pro forma results. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.
18. Segment Reporting

As of December 31, 2013, we evaluated our business and made resource allocations based on five reportable business segments—medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing–RIDEA. Our medical office buildings are typically leased to multiple tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Our hospital investments are primarily single tenant properties which lease the facilities to

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

unaffiliated tenants under “triple-net” and generally “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our skilled nursing facilities and senior housing facilities are acquired and similarly structured as our hospital investments. Our senior housing–RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure.
We evaluate performance based upon net operating income of the combined properties in each segment. We define net operating income, a non-GAAP financial measure, as total revenues, less rental expenses, which excludes depreciation and amortization, general and administrative expenses, subordinated distribution purchase, acquisition related expenses, interest expense, foreign currency and derivative loss, interest income and income tax benefit. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment net operating income serves as a useful supplement to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis. Segment net operating income should not be considered as an alternative to net income (loss) determined in accordance with GAAP as an indicator of our financial performance, and, accordingly, we believe that in order to facilitate a clear understanding of our consolidated historical operating results, segment operating income should be examined in conjunction with net income (loss) as presented in our accompanying consolidated financial statements.
Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.
Non-segment assets primarily consist of corporate assets including cash and cash equivalents, real estate and escrow deposits, deferred financing costs, other receivables and other assets not attributable to individual properties.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Summary information for the reportable segments during the years ended December 31, 2013, 2012 and 2011 was as follows:

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing–RIDEA	Year Ended December 31, 2013
Revenues:
Real estate revenue	$106,660,000	$49,381,000	$23,563,000	$22,492,000	$—	$202,096,000
Resident fees and services	—	—	—	—	2,307,000	2,307,000
Total revenues	106,660,000	49,381,000	23,563,000	22,492,000	2,307,000	204,403,000
Expenses:
Rental expenses	34,572,000	3,392,000	3,124,000	800,000	1,499,000	43,387,000
Segment net operating income	$72,088,000	$45,989,000	$20,439,000	$21,692,000	$808,000	$161,016,000
Expenses:
General and administrative						22,519,000
Acquisition related expenses						25,501,000
Depreciation and amortization						76,188,000
Income from operations						36,808,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense						(18,109,000)
Gain in fair value of derivative financial instruments						344,000
Foreign currency and derivative loss						(11,312,000)
Interest income						329,000
Income before income taxes						8,060,000
Income tax benefit						1,005,000
Net income						$9,065,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing–RIDEA	Year Ended December 31, 2012
Revenues:
Real estate revenue	$49,981,000	$37,432,000	$12,280,000	$1,035,000	$—	$100,728,000
Expenses:
Rental expenses	16,666,000	2,853,000	1,516,000	96,000	—	21,131,000
Segment net operating income	$33,315,000	$34,579,000	$10,764,000	$939,000	$—	$79,597,000
Expenses:
General and administrative						11,067,000
Subordinated distribution purchase						4,232,000
Acquisition related expenses						75,608,000
Depreciation and amortization						38,407,000
Loss from operations						(49,717,000)
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense						(13,566,000)
Gain in fair value of derivative financial instruments						24,000
Interest income						15,000
Net loss						$(63,244,000)

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing–RIDEA	Year Ended December 31, 2011
Revenues:
Real estate revenue	$21,479,000	$11,327,000	$7,651,000	$—	$—	$40,457,000
Expenses:
Rental expenses	6,575,000	1,030,000	725,000	—	—	8,330,000
Segment net operating income	$14,904,000	$10,297,000	$6,926,000	$—	$—	$32,127,000
Expenses:
General and administrative						5,992,000
Acquisition related expenses						10,389,000
Depreciation and amortization						14,826,000
Income from operations						920,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense						(6,345,000)
Loss in fair value of derivative financial instruments						(366,000)
Interest income						17,000
Net loss						$(5,774,000)

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Assets by reportable segments as of December 31, 2013 and 2012, are as follows:

	December 31,
	2013	2012
Medical office buildings	$1,296,336,000	$677,444,000
Senior housing	699,420,000	116,871,000
Skilled nursing facilities	405,774,000	374,773,000
Senior housing–RIDEA	313,279,000	—
Hospitals	194,847,000	190,289,000
All other	19,070,000	95,252,000
Total assets	$2,928,726,000	$1,454,629,000
Our portfolio of properties and other investments are located in the United States and the United Kingdom. Revenues and assets are attributed to the country in which the property is physically located. The following is a summary of geographic information for our operations for the periods presented:

	Years Ended December 31,
	2013	2012	2011
Revenues:
United States	$191,424,000	$100,728,000	$40,457,000
United Kingdom	12,979,000	—	—
Total revenues	$204,403,000	$100,728,000	$40,457,000

	December 31,
	2013	2012
Real estate investments, net:
United States	$1,965,110,000	$1,112,295,000
United Kingdom	558,589,000	—
Total real estate investments, net	$2,523,699,000	$1,112,295,000
19. Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk are primarily real estate notes receivable, cash and cash equivalents, accounts and other receivable, restricted cash and escrow deposits. We are exposed to credit risk with respect to the real estate notes receivable but we believe collection of the outstanding amount is probable and that the risk is further mitigated as the real estate notes receivable are secured by property and there is a guarantee of completion agreement executed between the parent company of the borrower and us. Cash is generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash in financial institutions that is insured by the Federal Deposit Insurance Corporation, or FDIC. As of December 31, 2013 and 2012, we had cash and cash equivalents, restricted cash accounts and escrow deposits in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants, and security deposits are obtained upon lease execution.
Based on leases in effect as of December 31, 2013, no one state in the United States accounted for 10.0% or more of our annualized base rent. However, we own UK Senior Housing Portfolio located in the United Kingdom, which accounted for 14.8% of our annualized base rent as of December 31, 2013. Accordingly, there is a geographic concentration of risk subject to fluctuations in the United Kingdom’s economy.
Based on leases in effect as of December 31, 2013, our five reportable business segments, medical office buildings, skilled nursing facilities, senior housing, senior housing–RIDEA and hospitals, accounted for 45.1%, 18.7%, 18.0%, 10.3% and

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

7.9% , respectively, of our annualized base rent. As of December 31, 2013, rental payments by one of our tenants at our properties accounted for 10.0% or more of our annualized base rent, as follows:

Tenant	2013 Annualized Base Rent(1)	Percentage of Annualized Base Rent	Property	Reportable Segment	GLA (Sq Ft)	Lease Expiration Date(2)
Myriad Healthcare Limited(3)	£21,610,000	14.8%	UK Senior Housing Portfolio	Senior Housing	962,000	09/10/48
__________

(1)
Annualized base rent is based on contractual base rent from leases in effect as of December 31, 2013 and was approximately $35,780,000 based on the currency exchange rate as of December 31, 2013. The loss of this tenant or its inability to pay rent could have a material adverse effect on our business and results of operations.

(2)	UK Senior Housing Portfolio is leased to one tenant under a 35-year absolute net lease with lease termination options on October 1, 2028 and October 1, 2038.

(3)
As of December 31, 2013, we had advanced £10,022,000, or approximately $16,593,000 based on the currency exchange rate as of December 31, 2013, under real estate notes receivable, to affiliates of Myriad Healthcare Limited. See Note 4, Real Estate Notes Receivable, Net, for a further discussion.

In addition, using annualized net operating income as a proxy for annualized based rent, Midwest CCRC Portfolio accounted for 10.3% of our annualized base rent as of December 31, 2013. Midwest CCRC Portfolio is managed by Senior Lifestyle Corporation utilizing a RIDEA structure. As a manager, Senior Lifestyle Corporation does not lease our properties, and, therefore, we are not directly exposed to its credit risk in the same manner or to the same extent as our triple-net tenants. However, the loss of this manager or its inability to efficiently and effectively manage our properties or to provide timely and accurate accounting information with respect thereto could have a material adverse effect on our business and results of operations.
20. Per Share Data
We report earnings (loss) per share pursuant to ASC Topic 260, Earnings per Share. Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) allocated to controlling interest by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) allocated to controlling interest is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of$151,000, $11,000 and $11,000, respectively, for the years ended December 31, 2013, 2012 and 2011. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and exchangeable limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock. As of December 31, 2013, 2012 and 2011, there were 30,000, 28,500 and 16,500 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of December 31, 2013, 2012 and 2011, there were 281,800, 42,900 and 200 units, respectively, of exchangeable limited partnership units of our operating partnership outstanding, but such units were also excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

21. Selected Quarterly Financial Data (Unaudited)
Set forth below is the unaudited selected quarterly financial data. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with GAAP, the unaudited selected quarterly financial data when read in conjunction with our consolidated financial statements.

	Quarters Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Revenues	$66,773,000	$52,018,000	$45,394,000	$40,218,000
Expenses	(62,946,000)	(39,236,000)	(34,680,000)	(30,733,000)
Income from operations	3,827,000	12,782,000	10,714,000	9,485,000
Other expense	(10,912,000)	(9,190,000)	(4,661,000)	(3,985,000)
Income tax benefit	1,005,000	—	—	—
Net (loss) income	(6,080,000)	3,592,000	6,053,000	5,500,000
Less: Net loss (income) attributable to noncontrolling interests	2,000	(3,000)	(9,000)	(4,000)
Net (loss) income attributable to controlling interests	$(6,078,000)	$3,589,000	$6,044,000	$5,496,000
Net (loss) income per common share attributable to controlling interest — basic and diluted	$(0.02)	$0.02	$0.04	$0.04
Weighted average number of common shares outstanding — basic and diluted	288,930,497	228,053,938	155,827,697	124,240,955

	Quarters Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Revenues	$33,058,000	$27,134,000	$21,807,000	$18,729,000
Expenses(1)	(66,413,000)	(45,026,000)	(19,844,000)	(19,162,000)
(Loss) income from operations	(33,355,000)	(17,892,000)	1,963,000	(433,000)
Other expense	(3,739,000)	(3,544,000)	(3,178,000)	(3,066,000)
Net loss	(37,094,000)	(21,436,000)	(1,215,000)	(3,499,000)
Less: Net income attributable to noncontrolling interests	(1,000)	(2,000)	—	—
Net loss attributable to controlling interest	$(37,095,000)	$(21,438,000)	$(1,215,000)	$(3,499,000)
Net loss per common share attributable to controlling interest — basic and diluted	$(0.36)	$(0.27)	$(0.02)	$(0.07)
Weighted average number of common shares outstanding — basic and diluted	103,025,656	78,492,871	62,579,602	52,044,669
___________

(1)
Expenses during the three months ended September 30, 2012 include $4,232,000 related to the purchase of the subordinated distribution. See Note 2, Summary of Significant Accounting Policies — Subordinated Distribution Purchase for a further discussion.

22. Subsequent Events
Share Repurchases
In January 2014 and February 2014, we repurchased 223,413 shares of our common stock, for an aggregate amount of $2,130,000, under our share repurchase plan.
Property Acquisitions
Subsequent to December 31, 2013, we completed the acquisitions of six buildings from unaffiliated parties. The aggregate purchase price of these properties was $85,150,000 and we paid $2,214,000 in acquisition fees to our advisor entities

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

or their affiliates in connection with these acquisitions. We have not yet measured the fair value of the tangible and identified intangible assets and liabilities of the acquisitions. The following is a summary of our property acquisitions subsequent to December 31, 2013:

Acquisition(1)	Location	Type	Date Acquired	Purchase Price	Line of Credit(2)	Acquisition Fee(3)
Dux MOB Portfolio(4)	Chillicothe, OH	Medical Office	01/09/14	$25,150,000	$23,500,000	$654,000
North Carolina ALF Portfolio(5)	Durham, NC	Senior Housing	02/06/14	21,000,000	21,600,000	546,000
Pennsylvania SNF Portfolio(6)	Royersford, PA	Skilled Nursing	03/06/14	39,000,000	40,530,000	1,014,000
Total				$85,150,000	$85,630,000	$2,214,000
______________

(1)	We own 100% of our properties acquired subsequent to December 31, 2013.

(2)	Represents borrowings under our unsecured line of credit at the time of acquisition. We periodically advance funds and pay down our unsecured line of credit as needed.

(3)
Our advisor entities and their affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.60% of the contract purchase price, which was paid as follows: (i) in shares of our common stock in an amount equal to 0.15% of the contract purchase price, at $9.20 per share, the then most recent price paid to acquire a share of our common stock in our follow-on offering, net of selling commissions and dealer manager fees, and (ii) the remainder in cash equal to 2.45% of the contract purchase price.

(4)	On January 9, 2014, we added one additional building to our existing Dux MOB Portfolio. The other 14 buildings were purchased in December 2013.

(5)	On February 6, 2014, we added one additional building to our existing North Carolina ALF Portfolio. The other five buildings were purchased in December 2012.

(6)	On March 6, 2014, we added four additional buildings to our existing Pennsylvania SNF Portfolio. The other two buildings were purchased in April 2013.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION
December 31, 2013

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Lacombe Medical Office Building (Medical Office)	Lacombe, LA	$—		$409,000	$5,438,000	(84,000)	$409,000	$5,354,000	$5,763,000	$(686,000)	2004	03/05/10
Center for Neurosurgery and Spine (Medical Office)	Sartell, MN	2,483,000		319,000	4,689,000	17,000	319,000	4,706,000	5,025,000	(843,000)	2006	03/31/10
Parkway Medical Center (Medical Office)	Beachwood, OH	5,450,000	(c)	1,320,000	7,192,000	745,000	1,320,000	7,937,000	9,257,000	(1,403,000)	1972/1987	04/12/10
Highlands Ranch Medical Pavilion (Medical Office)	Highlands Ranch, CO	—		1,234,000	5,444,000	105,000	1,234,000	5,549,000	6,783,000	(918,000)	1999	04/30/10
Muskogee Long-Term Acute Care Hospital (Hospital)	Muskogee, OK	6,761,000		379,000	8,314,000	300,000	379,000	8,614,000	8,993,000	(1,129,000)	2006	05/27/10
St. Vincent Medical Office Building (Medical Office)	Cleveland, OH	5,050,000	(c)	1,568,000	6,746,000	266,000	1,568,000	7,012,000	8,580,000	(1,188,000)	1984	06/25/10
Livingston Medical Arts Pavilion (Medical Office)	Livingston, TX	—		—	4,976,000	(90,000)	—	4,886,000	4,886,000	(566,000)	2007	06/28/10
Pocatello East Medical Office Building (Medical Office)	Pocatello, ID	$7,389,000		$—	$14,319,000	$2,847,000	$—	$17,166,000	$17,166,000	$(1,915,000)	2008	07/27/10

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Monument Long-Term Acute Care Hospital Portfolio (Hospital)		23,399,000		—	—	—	—	—	—	—
	Cape Girardeau, MO	(d)		799,000	6,268,000	1,000	799,000	6,269,000	7,068,000	(742,000)	2006	08/12/10
	Joplin, MO	(d)		995,000	6,908,000	1,000	995,000	6,909,000	7,904,000	(864,000)	2007	08/31/10
	Athens, GA	(d)		1,978,000	8,889,000	—	1,978,000	8,889,000	10,867,000	(985,000)	2008	10/29/10
	Columbia, MO	(d)		1,433,000	9,607,000	—	1,433,000	9,607,000	11,040,000	(953,000)	2009	01/31/11
Virginia Skilled Nursing Facility Portfolio (Skilled Nursing)	Charlottesville, VA	—		829,000	9,175,000	—	829,000	9,175,000	10,004,000	(1,012,000)	2004	09/16/10
	Bastian, VA	—		217,000	2,546,000	506,000	217,000	3,052,000	3,269,000	(435,000)	1989	09/16/10
	Lebanon, VA	—		359,000	3,917,000	83,000	359,000	4,000,000	4,359,000	(467,000)	1990	09/16/10
	Fincastle, VA	—		302,000	3,147,000	45,000	302,000	3,192,000	3,494,000	(446,000)	1990	09/16/10
	Low Moor, VA	—		655,000	6,817,000	87,000	655,000	6,904,000	7,559,000	(716,000)	1989/2008	09/16/10
	Midlothian, VA	—		1,840,000	9,991,000	—	1,840,000	9,991,000	11,831,000	(1,063,000)	1991	09/16/10
	Hot Springs, VA	—		203,000	2,116,000	183,000	203,000	2,299,000	2,502,000	(344,000)	1990	09/16/10
Sylva Medical Office Building (Medical Office)	Sylva, NC	—		—	9,116,000	913,000	—	10,029,000	10,029,000	(955,000)	2010	11/15/10
Surgical Hospital of Humble (Hospital)	Humble, TX	6,550,000	(c)	719,000	10,413,000	—	719,000	10,413,000	11,132,000	(991,000)	2000/2010	12/10/10
Lawton Medical Office Building Portfolio (Medical Office)	Lawton, OK	$6,798,000		$—	$8,440,000	$597,000	$—	$9,037,000	$9,037,000	$(900,000)	1985/2008	12/22/10
Ennis Medical Office Building (Medical Office)	Ennis, TX	—		467,000	5,486,000	(13,000)	467,000	5,473,000	5,940,000	(624,000)	2007	12/22/10

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
St. Anthony North Medical Office Building (Medical Office)	Westminster, CO	5,975,000	(c)	—	9,543,000	103,000	—	9,646,000	9,646,000	(1,016,000)	2008	03/29/11
Loma Linda Pediatric Specialty Hospital (Hospital)	Loma Linda, CA	—		1,370,000	9,862,000	—	1,370,000	9,862,000	11,232,000	(797,000)	1971	03/31/11
Yuma Skilled Nursing Facility (Skilled Nursing)	Yuma, AZ	—		768,000	10,060,000	—	768,000	10,060,000	10,828,000	(853,000)	1964/2010	04/13/11
Hardy Oak Medical Office Building (Medical Office)	San Antonio, TX	—		814,000	6,184,000	121,000	814,000	6,305,000	7,119,000	(611,000)	2003	04/14/11
Lakewood Ranch Medical Office Building (Medical Office)	Bradenton, FL	—		—	10,324,000	360,000	—	10,684,000	10,684,000	(909,000)	2003	04/15/11
Dixie-Lobo Medical Office Building Portfolio (Medical Office)	Hope, AR	$—		$390,000	$1,243,000	$(58,000)	$390,000	$1,185,000	$1,575,000	$(114,000)	2003	05/12/11
	Lake Charles, LA	—		—	2,046,000	—	—	2,046,000	2,046,000	(218,000)	2001	05/12/11
	Carlsbad, NM	—		—	3,670,000	—	—	3,670,000	3,670,000	(357,000)	2002	05/12/11
	Hobbs, NM	—		—	1,913,000	—	—	1,913,000	1,913,000	(317,000)	2003	05/12/11
	Alice, TX	—		—	3,535,000	—	—	3,535,000	3,535,000	(401,000)	2001	05/12/11
	Lufkin, TX	—		—	2,294,000	—	—	2,294,000	2,294,000	(239,000)	2001	05/12/11
	Victoria, TX	—		—	4,313,000	—	—	4,313,000	4,313,000	(476,000)	1986/2003	05/12/11
	Wharton, TX	—		—	3,178,000	—	—	3,178,000	3,178,000	(305,000)	2001	05/12/11

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Milestone Medical Office Building Portfolio (Medical Office)	Jersey City, NJ	16,000,000	—	21,551,000	233,000	—	21,784,000	21,784,000	(1,793,000)	2010	05/26/11
	Benton, AR	—	—	966,000	(553,000)	—	413,000	413,000	(102,000)	1992/1999	05/26/11
	Benton, AR	—	—	6,400,000	894,000	—	7,294,000	7,294,000	(781,000)	1986	05/26/11
	Bryant, AR	—	495,000	3,827,000	8,000	495,000	3,835,000	4,330,000	(376,000)	1993/2006	05/26/11
Philadelphia Skilled Nursing Facility Portfolio (Skilled Nursing)	Philadelphia, PA	—	1,184,000	27,655,000	—	1,184,000	27,655,000	28,839,000	(2,560,000)	1975	06/30/11
	Philadelphia, PA	—	1,249,000	12,593,000	—	1,249,000	12,593,000	13,842,000	(1,122,000)	1900	06/30/11
	Philadelphia, PA	—	719,000	9,121,000	—	719,000	9,121,000	9,840,000	(821,000)	1980	06/30/11
	Philadelphia, PA	—	887,000	10,962,000	—	887,000	10,962,000	11,849,000	(1,014,000)	1975	06/30/11
	Philadelphia, PA	—	707,000	9,152,000	—	707,000	9,152,000	9,859,000	(939,000)	1978	06/30/11
Maxfield Sarasota Medical Office Building (Medical Office)	Sarasota, FL	$4,699,000	$923,000	$5,702,000	$69,000	$923,000	$5,771,000	$6,694,000	$(679,000)	2000	07/11/11
Lafayette Physical Rehabilitation Hospital (Hospital)	Lafayette, LA	—	1,184,000	9,322,000	—	1,184,000	9,322,000	10,506,000	(658,000)	2006	09/30/11
Sierra Providence East Medical Plaza I (Medical Office)	El Paso, TX	—	—	5,696,000	928,000	—	6,624,000	6,624,000	(606,000)	2008	12/22/11

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Southeastern SNF Portfolio (Skilled Nursing)	Mobile, AL	4,880,000	335,000	7,323,000	—	335,000	7,323,000	7,658,000	(611,000)	1981	01/10/12
	Atlanta, GA	11,653,000	2,614,000	17,233,000	—	2,614,000	17,233,000	19,847,000	(1,279,000)	1970	01/10/12
	Covington, GA	10,969,000	1,419,000	13,562,000	—	1,419,000	13,562,000	14,981,000	(1,005,000)	1975/1988	01/10/12
	Gainesville, GA	6,848,000	1,163,000	8,979,000	—	1,163,000	8,979,000	10,142,000	(772,000)	1994	01/10/12
	Snellville, GA	13,014,000	2,992,000	16,694,000	—	2,992,000	16,694,000	19,686,000	(1,398,000)	1992	01/10/12
	Conyers, GA	7,863,000	3,512,000	17,485,000	—	3,512,000	17,485,000	20,997,000	(1,251,000)	1998	01/10/12
	Atlanta, GA	4,440,000	401,000	3,785,000	—	401,000	3,785,000	4,186,000	(296,000)	1969/1974	01/10/12
	Shreveport, LA	10,500,000	768,000	16,733,000	—	768,000	16,733,000	17,501,000	(1,219,000)	1972/1980	01/10/12
	Memphis, TN	6,594,000	1,341,000	11,906,000	—	1,341,000	11,906,000	13,247,000	(892,000)	1996	01/10/12
	Millington, TN	4,675,000	464,000	11,053,000	—	464,000	11,053,000	11,517,000	(743,000)	1991/1992	01/10/12
FLAGS MOB Portfolio (Medical Office)	Okatie, SC	7,486,000	—	7,475,000	254,000	—	7,729,000	7,729,000	(846,000)	1998	01/27/12
	Boynton, FL	4,007,000	—	5,302,000	111,000	—	5,413,000	5,413,000	(365,000)	2003	01/27/12
	Austell, GA	$—	$1,738,000	$5,996,000	$217,000	$1,738,000	$6,213,000	$7,951,000	$(725,000)	2000	01/27/12
	Tempe, AZ	5,190,000	—	6,531,000	40,000	—	6,571,000	6,571,000	(462,000)	1997	03/23/12
Spokane MOB (Medical Office)	Spokane, WA	13,904,000	—	29,875,000	56,000	—	29,931,000	29,931,000	(1,653,000)	2004	01/31/12
Centre Medical Plaza (Medical Office)	Chula Vista, CA	—	4,808,000	15,777,000	344,000	4,808,000	16,121,000	20,929,000	(1,042,000)	1976/2000	04/26/12
Gulf Plains MOB Portfolio (Medical Office)	Amarillo, TX	—	1,827,000	12,641,000	—	1,827,000	12,641,000	14,468,000	(875,000)	1997/2006	04/26/12
	Houston, TX	—	—	2,703,000	—	—	2,703,000	2,703,000	(193,000)	1966/2010	04/26/12

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Midwestern MOB Portfolio (Medical Office)	Champaign, IL	3,611,000		629,000	3,453,000	22,000	629,000	3,475,000	4,104,000	(228,000)	1995	05/22/12
	Lemont, IL	—		261,000	2,684,000	102,000	261,000	2,786,000	3,047,000	(295,000)	2001	05/22/12
	Naperville, IL	7,064,000		693,000	7,965,000	14,000	693,000	7,979,000	8,672,000	(384,000)	2004	07/19/12
	Urbana, IL	6,636,000		—	9,774,000	—	—	9,774,000	9,774,000	(391,000)	2002	08/14/12
Texarkana MOB (Medical Office)	Texarkana, TX	—		435,000	4,980,000	12,000	435,000	4,992,000	5,427,000	(304,000)	2005	06/14/12
Greeley MOB (Medical Office)	Greeley, CO	6,600,000	(c)	1,256,000	9,456,000	—	1,256,000	9,456,000	10,712,000	(729,000)	1998/2004	06/22/12
Columbia MOB (Medical Office)	Columbia, SC	3,450,000	(c)	675,000	4,885,000	13,000	675,000	4,898,000	5,573,000	(398,000)	1988	06/26/12
Ola Nalu MOB Portfolio (Medical Office)	Warsaw, IL	—		—	5,107,000	7,000	—	5,114,000	5,114,000	(239,000)	2006	06/29/12
	Huntsville, AL	4,667,000	(c)	—	6,757,000	65,000	—	6,822,000	6,822,000	(386,000)	2005	06/29/12
	Trinity, FL	—		470,000	4,490,000	(15,000)	470,000	4,475,000	4,945,000	(218,000)	2006	07/12/12
	Rockwall, TX	11,043,000	(c)	1,936,000	16,449,000	398,000	1,936,000	16,847,000	18,783,000	(942,000)	2006	06/29/12
	San Angelo, TX	$—		$—	$3,890,000	$78,000	$—	$3,968,000	$3,968,000	$(203,000)	2004	06/29/12
	San Angelo, TX	—		—	3,713,000	(77,000)	—	3,636,000	3,636,000	(191,000)	2005	06/29/12
	Schertz, TX	—		457,000	2,583,000	11,000	457,000	2,594,000	3,051,000	(177,000)	2005	06/29/12
	Hilo, HI	—		588,000	8,185,000	—	588,000	8,185,000	8,773,000	(375,000)	1996	06/29/12
	Las Vegas, NM	—		—	3,327,000	54,000	—	3,381,000	3,381,000	(161,000)	2005	06/29/12
Silver Star MOB Portfolio (Medical Office)	Desoto, TX	—		917,000	6,143,000	3,000	917,000	6,146,000	7,063,000	(314,000)	2012	09/05/12
	Frisco, TX	—		894,000	12,335,000	603,000	894,000	12,938,000	13,832,000	(576,000)	2007	09/27/12
	Killeen, TX	—		265,000	1,428,000	—	265,000	1,428,000	1,693,000	(84,000)	1988/2008	07/19/12
	Rowlett, TX	—		553,000	1,855,000	—	553,000	1,855,000	2,408,000	(141,000)	2005	07/19/12
	Temple, TX	—		632,000	5,720,000	—	632,000	5,720,000	6,352,000	(314,000)	1974	07/19/12

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Shelbyville MOB (Medical Office)	Shelbyville, TN	—		—	5,519,000	(9,000)	—	5,510,000	5,510,000	(320,000)	2008	07/26/12
Jasper MOB (Medical Office)	Jasper, GA	6,163,000	(e)	502,000	3,366,000	4,000	502,000	3,370,000	3,872,000	(168,000)	2003	09/27/12
	Jasper, GA	—	(e)	502,000	3,376,000	3,000	502,000	3,379,000	3,881,000	(167,000)	2003	09/27/12
	Jasper, GA	—		502,000	3,552,000	3,000	502,000	3,555,000	4,057,000	(224,000)	2011	08/08/12
Pacific Northwest Senior Care Portfolio (Skilled Nursing and Senior Housing)	Corvallis, OR	—		625,000	4,569,000	—	625,000	4,569,000	5,194,000	(210,000)	1995	08/24/12
	Bend, OR	—		643,000	4,429,000	—	643,000	4,429,000	5,072,000	(193,000)	1943	08/24/12
	Prineville, OR	—		316,000	4,415,000	—	316,000	4,415,000	4,731,000	(181,000)	1994	08/24/12
	Prineville, OR	—		505,000	1,673,000	—	505,000	1,673,000	2,178,000	(80,000)	1967	08/24/12
	Redmond, OR	—		181,000	4,862,000	—	181,000	4,862,000	5,043,000	(198,000)	1994	08/24/12
	Redmond, OR	—		383,000	2,147,000	—	383,000	2,147,000	2,530,000	(97,000)	1948	08/24/12
	Salem, OR	—		537,000	2,694,000	—	537,000	2,694,000	3,231,000	(132,000)	1988	08/24/12
	Grants Pass, OR	$—		$152,000	$1,396,000	$—	$152,000	$1,396,000	$1,548,000	$(59,000)	1963	08/24/12
	Bend, OR	—		264,000	7,546,000	—	264,000	7,546,000	7,810,000	(302,000)	1995	08/24/12
	Bend, OR	—		285,000	2,024,000	—	285,000	2,024,000	2,309,000	(104,000)	1968	08/24/12
	North Bend, WA	—		502,000	2,668,000	—	502,000	2,668,000	3,170,000	(109,000)	1959	08/24/12
	Olympia, WA	—		301,000	2,090,000	—	301,000	2,090,000	2,391,000	(89,000)	1937/2005	08/24/12
	Tacoma, WA	—		1,564,000	7,114,000	—	1,564,000	7,114,000	8,678,000	(346,000)	1976	08/24/12
	Grants Pass, OR	—		1,591,000	5,245,000	—	1,591,000	5,245,000	6,836,000	(112,000)	1966	05/31/13
East Tennessee MOB Portfolio (Medical Office)	Knoxville, TN	—		2,208,000	21,437,000	—	2,208,000	21,437,000	23,645,000	(969,000)	2009	09/14/12
	Knoxville, TN	—		2,962,000	17,614,000	—	2,962,000	17,614,000	20,576,000	(834,000)	2009	09/14/12

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Los Angeles Hospital Portfolio (Hospital)	Los Angeles, CA	—	3,058,000	15,871,000	—	3,058,000	15,871,000	18,929,000	(650,000)	1942/1974	09/27/12
	Gardena, CA	—	5,368,000	30,665,000	—	5,368,000	30,665,000	36,033,000	(1,251,000)	1966	09/27/12
	Norwalk, CA	—	4,911,000	12,890,000	—	4,911,000	12,890,000	17,801,000	(572,000)	1957/1995	09/27/12
Bellaire Hospital (Hospital)	Houston, TX	—	2,955,000	15,433,000	85,000	2,955,000	15,518,000	18,473,000	(786,000)	1962/1972	11/09/12
Massachusetts Senior Care Portfolio (Skilled Nursing and Senior Housing)	Dalton, MA	—	1,592,000	8,061,000	—	1,592,000	8,061,000	9,653,000	(261,000)	1966	12/10/12
	Hyde Park, MA	—	915,000	2,884,000	—	915,000	2,884,000	3,799,000	(114,000)	1958	12/10/12
	Dalton, MA	—	1,414,000	6,433,000	—	1,414,000	6,433,000	7,847,000	(305,000)	1906/2002	12/10/12
St. Petersburg Medical Office Building (Medical Office)	St. Petersburg, FL	—	—	8,379,000	1,000	—	8,380,000	8,380,000	(305,000)	2004	12/20/12
Bessemer Medical Office Building (Medical Office)	Bessemer, AL	$—	$—	$20,965,000	$(4,000)	$—	$20,961,000	$20,961,000	$(672,000)	2006	12/20/12
Santa Rosa Medical Office Building (Medical Office)	Santa Rosa, CA	—	1,366,000	11,862,000	803,000	1,366,000	12,665,000	14,031,000	(757,000)	1983	12/20/12
North Carolina ALF Portfolio (Senior Housing)	Fayetteville, NC	—	1,251,000	10,209,000	1,000	1,251,000	10,210,000	11,461,000	(325,000)	2009	12/21/12
	Fuquay-Varina, NC	—	1,845,000	15,299,000	1,000	1,845,000	15,300,000	17,145,000	(461,000)	2010	12/21/12
	Knightdale, NC	—	2,267,000	13,438,000	1,000	2,267,000	13,439,000	15,706,000	(383,000)	2010	12/21/12

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
	Lincolnton, NC	—	1,801,000	14,778,000	—	1,801,000	14,778,000	16,579,000	(411,000)	2008	12/21/12
	Monroe, NC	—	1,467,000	14,732,000	—	1,467,000	14,732,000	16,199,000	(417,000)	2009	12/21/12
Falls of Neuse Raleigh Medical Office Building (Medical Office)	Raleigh, NC	—	—	17,454,000	—	—	17,454,000	17,454,000	(606,000)	2006	12/31/12
Central Indiana MOB Portfolio (Medical Office)	Indianapolis, IN	—	565,000	3,028,000	—	565,000	3,028,000	3,593,000	(148,000)	1978	12/31/12
	Indianapolis, IN	—	854,000	5,763,000	300,000	854,000	6,063,000	6,917,000	(310,000)	1991	12/31/12
	Indianapolis, IN	—	820,000	5,656,000	8,000	820,000	5,664,000	6,484,000	(237,000)	2006	12/31/12
	Carmel, IN	5,380,000	418,000	6,572,000	—	418,000	6,572,000	6,990,000	(233,000)	1993	12/31/12
	Lafayette, IN	—	799,000	4,975,000	13,000	799,000	4,988,000	5,787,000	(200,000)	2009	12/31/12
	Noblesville, IN	6,248,000	786,000	6,383,000	—	786,000	6,383,000	7,169,000	(210,000)	2007	03/28/13
	Avon, IN	$4,205,000	$395,000	$3,330,000	$—	$395,000	$3,330,000	$3,725,000	$(104,000)	1993	04/26/13
	Indianapolis, IN	2,491,000	276,000	3,512,000	(89,000)	186,000	3,513,000	3,699,000	(81,000)	1994	04/26/13
	Bloomington, IN	4,143,000	514,000	4,344,000	—	514,000	4,344,000	4,858,000	(170,000)	1995	04/26/13
	Noblesville, IN	5,173,000	634,000	4,155,000	—	634,000	4,155,000	4,789,000	(160,000)	2002	04/26/13
	Muncie, IN	6,184,000	727,000	6,760,000	6,000	727,000	6,766,000	7,493,000	(182,000)	2006	04/26/13
	Carmel, IN	2,352,000	319,000	1,804,000	3,000	319,000	1,807,000	2,126,000	(77,000)	2006	04/26/13
	Indianapolis, IN	6,109,000	387,000	7,280,000	—	387,000	7,280,000	7,667,000	(147,000)	2003	04/26/13
	Indianapolis, IN	—	437,000	3,331,000	5,000	437,000	3,336,000	3,773,000	(90,000)	2001	04/26/13
	Carmel, IN	9,700,000		11,280,000	11,000	—	11,291,000	11,291,000	(259,000)	2005	05/20/13
	Fishers, IN	3,508,000	749,000	3,501,000	192,000	749,000	3,693,000	4,442,000	(118,000)	2005	05/20/13
	Indianapolis, IN	8,418,000	1,655,000	11,772,000	—	1,655,000	11,772,000	13,427,000	(262,000)	2009	05/20/13

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
A & R Medical Office Building (Medical Office)	Ruston, LA	—	1,002,000	16,091,000	—	1,002,000	16,091,000	17,093,000	(489,000)	1984	02/20/13
	Abilene, TX	—	980,000	8,528,000	—	980,000	8,528,000	9,508,000	(269,000)	1990	02/20/13
Greeley Northern Colorado MOB Portfolio (Medical Office)	Greeley, CO	—	476,000	10,399,000	211,000	476,000	10,610,000	11,086,000	(313,000)	1954	02/28/13
	Greeley, CO	—	425,000	833,000	—	425,000	833,000	1,258,000	(63,000)	1974	02/28/13
	Greeley, CO	—	222,000	691,000	—	222,000	691,000	913,000	(62,000)	1963	02/28/13
St. Anthony North Denver MOB II (Medical Office)	Westminister, CO	—	405,000	2,814,000	3,000	405,000	2,817,000	3,222,000	(115,000)	2008	03/22/13
Eagles Landing GA MOB (Medical Office)	Stockbridge, GA	$—	$1,227,000	$8,731,000	$—	$1,227,000	$8,731,000	$9,958,000	$(244,000)	2004	03/28/13
Eastern Michigan MOB Portfolio (Medical Office)	Novi, MI	—	1,910,000	8,219,000	145,000	1,910,000	8,364,000	10,274,000	(318,000)	2006	03/28/13
	West Bloomfield, MI	—	894,000	6,377,000	55,000	894,000	6,432,000	7,326,000	(205,000)	1975	03/28/13
Pennsylvania SNF Portfolio (Skilled Nursing)	Milton, PA	—	1,576,000	6,821,000	20,000	1,576,000	6,841,000	8,417,000	(208,000)	1983	04/30/13
	Watsontown, PA	—	638,000	4,610,000	48,000	638,000	4,658,000	5,296,000	(112,000)	1969	04/30/13
Rockwall MOB II (Medical Office)	Rockwall, TX	—	384,000	4,304,000	1,000	378,000	4,311,000	4,689,000	(84,000)	2008	05/23/13

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Pittsfield Skilled Nursing Facility (Skilled Nursing)	Pittsfield, MA	—	3,041,000	13,183,000	—	3,041,000	13,183,000	16,224,000	(291,000)	1995	05/29/13
Des Plaines Surgical Center (Medical Office)	Des Plaines, IL	—	1,223,000	6,582,000	39,000	1,223,000	6,621,000	7,844,000	(155,000)	1989	05/31/13
Winn MOB Portfolio (Medical Office)	Decatur, GA	—	235,000	1,931,000	—	235,000	1,931,000	2,166,000	(56,000)	1976	06/03/13
	Decatur, GA	—	197,000	1,778,000	—	197,000	1,778,000	1,975,000	(52,000)	1976	06/03/13
	Decatur, GA	—	329,000	1,733,000	—	329,000	1,733,000	2,062,000	(52,000)	1976	06/03/13
	Decatur, GA	—	237,000	1,784,000	—	237,000	1,784,000	2,021,000	(43,000)	1976	06/03/13
Hinsdale MOB Portfolio (Medical Office)	Hinsdale, IL	—	1,398,000	18,764,000	150,000	1,398,000	18,914,000	20,312,000	(376,000)	1984	07/11/13
	Hinsdale, IL	—	858,000	4,879,000	291,000	858,000	5,170,000	6,028,000	(149,000)	1980	07/11/13
Johns Creek Medical Office Building (Medical Office)	Johns Creek, GA	$—	$1,014,000	$14,509,000	$1,168,000	$1,014,000	$15,677,000	$16,691,000	$(191,000)	2008	08/26/13
Winn MOB II (Medical Office)	Decatur, GA	—	396,000	1,677,000	—	396,000	1,677,000	2,073,000	(37,000)	1971/2002	08/27/13
Greeley Cottonwood MOB (Medical Office)	Greeley, CO	—	368,000	5,872,000	—	368,000	5,872,000	6,240,000	(83,000)	1997	09/06/13
UK Senior Housing Portfolio (Senior Housing)(f)	Essex. UK	—	998,000	2,317,000	—	998,000	2,317,000	3,315,000	(30,000)	1999	09/11/13
	Sussex, UK	—	8,521,000	10,254,000	—	8,521,000	10,254,000	18,775,000	(129,000)	1860	09/11/13
	Jersey, UK	—	8,456,000	7,126,000	—	8,456,000	7,126,000	15,582,000	(94,000)	1900/2007	09/11/13

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

		Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)	Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Norwich, UK	—	105,000	365,000	—	105,000	365,000	470,000	(9,000)	1600/1800	09/11/13
Middlesex, UK	—	3,223,000	21,181,000	—	3,223,000	21,181,000	24,404,000	(222,000)	2005	09/11/13
Liss Hampshire, UK	—	2,144,000	2,513,000	—	2,144,000	2,513,000	4,657,000	(35,000)	1930/2009	09/11/13
Chippenham Wiltshire, UK	—	4,934,000	5,553,000	—	4,934,000	5,553,000	10,487,000	(71,000)	1900/1998	09/11/13
Taunton Somerset, UK	—	2,716,000	5,510,000	—	2,716,000	5,510,000	8,226,000	(66,000)	1998	09/11/13
Kingston upon Thames, UK	—	27,020,000	21,749,000	—	27,020,000	21,749,000	48,769,000	(273,000)	1870/1980/ 2007	09/11/13
Warwickshire, UK	—	2,052,000	3,307,000	—	2,052,000	3,307,000	5,359,000	(42,000)	1988	09/11/13
Wimborne Dorset, UK	—	7,048,000	6,625,000	—	7,048,000	6,625,000	13,673,000	(91,000)	1980	09/11/13
Gloucestershire, UK	—	6,859,000	12,940,000	—	6,859,000	12,940,000	19,799,000	(147,000)	2007	09/11/13
Swindon Wiltshire, UK	—	4,056,000	4,612,000	—	4,056,000	4,612,000	8,668,000	(59,000)	1995	09/11/13
Burton upon Trent, UK	$—	$4,365,000	$5,749,000	$—	$4,365,000	$5,749,000	$10,114,000	$(66,000)	1996	09/11/13
Norfolk, UK	—	3,686,000	4,369,000	—	3,686,000	4,369,000	8,055,000	(60,000)	1800	09/11/13
Oxford, UK	—	9,792,000	13,835,000	—	9,792,000	13,835,000	23,627,000	(176,000)	1890	09/11/13
Suffolk, UK	—	3,579,000	8,002,000	—	3,579,000	8,002,000	11,581,000	(93,000)	2008	09/11/13
Bristol, UK	—	5,911,000	5,479,000	—	5,911,000	5,479,000	11,390,000	(67,000)	1996	09/11/13
Oxfordshire, UK	—	3,717,000	4,920,000	—	3,717,000	4,920,000	8,637,000	(66,000)	1862	09/11/13
Oxfordshire, UK	—	8,175,000	14,831,000	—	8,175,000	14,831,000	23,006,000	(172,000)	2009	09/11/13
Berkshire, UK	—	11,331,000	13,618,000	—	11,331,000	13,618,000	24,949,000	(145,000)	1950	09/11/13
Berkshire, UK	—	11,875,000	20,566,000	—	11,875,000	20,566,000	32,441,000	(274,000)	1930	09/11/13
Merstham Surrey, UK	—	7,163,000	7,438,000	—	7,163,000	7,438,000	14,601,000	(99,000)	1890/1970/ 2009	09/11/13
Working Surrey, UK	—	12,254,000	12,224,000	—	12,254,000	12,224,000	24,478,000	(158,000)	1880	09/11/13
Warlingham Surrey, UK	—	14,451,000	14,988,000	—	14,451,000	14,988,000	29,439,000	(164,000)	1984	09/11/13

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
	Dorking Surrey, UK	—	4,408,000	5,337,000	—	4,408,000	5,337,000	9,745,000	(65,000)	1860	09/11/13
	Camberely Surrey, UK	—	3,836,000	3,912,000	—	3,836,000	3,912,000	7,748,000	(52,000)	1910	09/11/13
	Cranleigh Surrey, UK	—	11,720,000	9,402,000	—	11,720,000	9,402,000	21,122,000	(120,000)	1874	09/11/13
	Lightwater Surrey, UK	—	2,604,000	4,439,000	—	2,604,000	4,439,000	7,043,000	(48,000)	1910	09/11/13
	Lewes Sussex, UK	—	3,670,000	6,244,000	—	3,670,000	6,244,000	9,914,000	(83,000)	1800	09/11/13
	East Sussex, UK	—	3,871,000	8,956,000	—	3,871,000	8,956,000	12,827,000	(100,000)	2000	09/11/13
	West Sussex, UK	—	1,893,000	2,449,000	—	1,893,000	2,449,000	4,342,000	(33,000)	1993	09/11/13
	Buckinghamshire, UK	—	4,753,000	7,358,000	—	4,753,000	7,358,000	12,111,000	(79,000)	2010	09/11/13
	Buckinghamshire, UK	—	2,475,000	3,804,000	—	2,475,000	3,804,000	6,279,000	(45,000)	2001	09/11/13
	Kent, UK	$—	$2,373,000	$4,682,000	$—	$2,373,000	$4,682,000	$7,055,000	$(52,000)	2008	09/11/13
	Kent, UK	—	4,459,000	5,578,000	—	4,459,000	5,578,000	10,037,000	(77,000)	1970	09/11/13
	Kent, UK	—	2,981,000	2,916,000	—	2,981,000	2,916,000	5,897,000	(35,000)	1995	09/11/13
	Scotland, UK	—	1,041,000	3,707,000	—	1,041,000	3,707,000	4,748,000	(51,000)	1970	09/11/13
	Scotland, UK	—	6,599,000	10,322,000	—	6,599,000	10,322,000	16,921,000	(118,000)	2006	09/11/13
	Alloa Scotland, UK	—	1,724,000	3,772,000	—	1,724,000	3,772,000	5,496,000	(63,000)	1999	09/11/13
	Scotland, UK	—	1,341,000	4,901,000	—	1,341,000	4,901,000	6,242,000	(61,000)	1998	09/11/13
	Scotland, UK	—	1,378,000	4,508,000	—	1,378,000	4,508,000	5,886,000	(59,000)	1997	09/11/13
	Scotland, UK	—	1,029,000	3,637,000	—	1,029,000	3,637,000	4,666,000	(42,000)	1999	09/11/13
Tiger Eye NY MOB Portfolio (Medical Office)	Wallkill, NY	—	387,000	3,230,000	—	387,000	3,230,000	3,617,000	(32,000)	1993	09/20/13
	Wallkill, NY	—	1,050,000	58,398,000	—	1,050,000	58,398,000	59,448,000	(455,000)	2008	09/20/13
	Wallkill, NY	—	370,000	4,481,000	—	370,000	4,481,000	4,851,000	(39,000)	1991	09/20/13
	Middletown, NY	—	1,100,000	16,267,000	—	1,100,000	16,267,000	17,367,000	(145,000)	2013	09/20/13
	Rock Hill, NY	—	2,888,000	30,048,000	—	2,888,000	30,048,000	32,936,000	(274,000)	2004	09/20/13
	Wallkill, NY	—	1,142,000	25,458,000	—	1,142,000	25,458,000	26,600,000	—	2001	12/23/13

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
Salt Lake City LTACH (Hospital)	Murray, UT	—	1,579,000	9,756,000	—	1,579,000	9,756,000	11,335,000	(82,000)	2013	09/25/13
Lacombe MOB II (Medical Office)	Lacombe, LA	—		4,486,000	—		4,486,000	4,486,000	(43,000)	2009	09/27/13
Tennessee MOB Portfolio (Medical Office)	Memphis, TN	—	465,000	4,436,000	—	465,000	4,436,000	4,901,000	(46,000)	2004	10/02/13
	Hendersonville, TN	—	781,000	5,769,000	—	781,000	5,769,000	6,550,000	(56,000)	2007	10/02/13
Central Indiana MOB Portfolio II (Medical Office)	Indianapolis, IN	—	296,000	2,115,000	—	296,000	2,115,000	2,411,000	(8,000)	2007	12/12/13
	Indianapolis, IN	$—	$130,000	$871,000	$—	$130,000	$871,000	$1,001,000	$(6,000)	2002	12/12/13
	Indianapolis, IN	—	130,000	833,000	—	130,000	833,000	963,000	(4,000)	2004	12/12/13
	Greenfield, IN	—	363,000	2,636,000	—	363,000	2,636,000	2,999,000	(12,000)	2007	12/12/13
Kennestone Marietta MOB Portfolio (Medical Office)	Marietta, GA	—	544,000	4,165,000	—	544,000	4,165,000	4,709,000	(12,000)	2007	12/13/13
	Marietta, GA	—	802,000	6,310,000	—	802,000	6,310,000	7,112,000	(19,000)	2007	12/13/13
Dux MOB Portfolio (Medical Office)	Indianapolis, IN	—	389,000	4,712,000	—	389,000	4,712,000	5,101,000	—	1983/1990	12/19/13
	San Antonio, TX	—	756,000	18,827,000	—	756,000	18,827,000	19,583,000	—	2006	12/19/13
	Munster, IN	—	308,000	5,356,000	—	308,000	5,356,000	5,664,000	—	1990	12/19/13
	Indianapolis, IN	—	—	4,289,000	—	—	4,289,000	4,289,000	—	2008	12/19/13
	Munster, IN	—	780,000	3,559,000	—	780,000	3,559,000	4,339,000	—	1999	12/19/13
	Munster, IN	—	1,072,000	15,383,000	—	1,072,000	15,383,000	16,455,000	—	1961	12/19/13
	St. John, IN	—	630,000	2,762,000	—	630,000	2,762,000	3,392,000	—	1994	12/19/13
	Batavia, OH	—	—	8,248,000	—	—	8,248,000	8,248,000	—	2006	12/19/13
	Brownsburg, IN	—	1,341,000	15,145,000	—	1,341,000	15,145,000	16,486,000	—	2008	12/19/13

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(h)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total (g)	Accumulated Depreciation (i)(j)	Date of Construction	Date Acquired
	Lafayette, IN	—	827,000	11,024,000	—	827,000	11,024,000	11,851,000	—	2009	12/19/13
	Lafayette, IN	—	757,000	12,971,000	—	757,000	12,971,000	13,728,000	—	2009	12/19/13
	Indianapolis, IN	—	—	5,316,000	—	—	5,316,000	5,316,000	—	2008	12/19/13
	Evansville, IN	—	—	33,478,000	—	—	33,478,000	33,478,000	—	2006	12/19/13
	Escanaba, MI	—	—	11,495,000	—	—	11,495,000	11,495,000	—	2012	12/19/13
Midwest CCRC Portfolio(Senior Housing–RIDEA)	Lincolnwood, IL	—	4,798,000	65,103,000	—	4,798,000	65,103,000	69,901,000	—	1990/1991	12/20/13
	Colorado Springs, CO	—	11,326,000	62,949,000	—	11,326,000	62,949,000	74,275,000	—	1991	12/20/13
	Cincinnati, OH	$—	$3,438,000	$66,861,000	$—	$3,438,000	$66,861,000	$70,299,000	$—	1986/1990	12/20/13
	Cincinnati, OH	—	3,498,000	56,925,000	—	3,498,000	56,925,000	60,423,000	—	1830/2000	12/20/13
	Cincinnati, OH	—	479,000	12,664,000	—	479,000	12,664,000	13,143,000	—	1988	12/20/13
		$315,722,000	$414,275,000	$2,181,264,000	$14,395,000	$414,179,000	$2,195,755,000	$2,609,934,000	$(86,235,000)
 ________________

(a)	We own 100% of our properties as of December 31, 2013.

(b)	The cost capitalized subsequent to acquisition is shown net of dispositions.

(c)	Each of these eight mortgage loans are cross-collateralized in the aggregate principal amount of $48,785,000 as of December 31, 2013.

(d)	As of December 31, 2013, a mortgage loan payable in the amount of $23,399,000 was secured by Monument LTACH Portfolio.

(e)	Jasper MOB consists of three medical office buildings. As of December 31, 2013, a mortgage loan payable in the amount of $6,163,000 was secured by two of the medical office buildings.

(f)	Amounts reflected for UK Senior Housing Portfolio are based upon the currency exchange rate as of December 31, 2013.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

(g)	The changes in total real estate for the years ended December 31, 2013, 2012 and 2011 are as follows:

Amount
Balance — December 31, 2010	$165,405,000
Acquisitions	212,453,000
Additions	3,448,000
Dispositions	(71,000)
Balance — December 31, 2011	$381,235,000
Acquisitions	762,901,000
Additions	5,203,000
Dispositions	(474,000)
Balance — December 31, 2012	$1,148,865,000
Acquisitions	1,430,137,000
Additions	6,526,000
Dispositions	(703,000)
Foreign currency translation adjustment	25,109,000
Balance — December 31, 2013	$2,609,934,000

(h)	Based on the currency exchange rate as of December 31, 2013, for federal income tax purposes, the aggregate cost of our properties is $2,973,664,000.

(i)	The changes in accumulated depreciation for the years ended December 31, 2013, 2012 and 2011 are as follows:

Amount
Balance — December 31, 2010	$(2,070,000)
Additions	(9,919,000)
Dispositions	71,000
Balance — December 31, 2011	$(11,918,000)
Additions	(24,958,000)
Dispositions	306,000
Balance — December 31, 2012	$(36,570,000)
Additions	(49,935,000)
Dispositions	366,000
Foreign currency translation adjustment	(96,000)
Balance — December 31, 2013	$(86,235,000)

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION - (Continued)
December 31, 2013

(j)
The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost for tenant improvements is depreciated over the shorter of the lease term or useful life, ranging from two months to 22.5 years. Furniture, fixtures and equipment is depreciated over the estimated useful life ranging from five years to 10 years.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. CONDENSED CONSOLIDATED BALANCE SHEETS As of June 30, 2014 and December 31, 2013 (Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Real estate investments, net	$2,641,620,000	$2,523,699,000
Real estate notes receivable, net	29,210,000	18,888,000
Cash and cash equivalents	30,878,000	37,955,000
Accounts and other receivables, net	10,110,000	6,906,000
Restricted cash	14,845,000	12,972,000
Real estate and escrow deposits	1,500,000	4,701,000
Identified intangible assets, net	269,127,000	285,667,000
Other assets, net	49,953,000	37,938,000
Total assets	$3,047,243,000	$2,928,726,000

LIABILITIES AND EQUITY
Liabilities:
Mortgage loans payable, net	$320,643,000	$329,476,000
Line of credit	217,300,000	68,000,000
Accounts payable and accrued liabilities	49,161,000	42,717,000
Accounts payable due to affiliates	3,124,000	2,407,000
Derivative financial instruments	27,249,000	16,940,000
Identified intangible liabilities, net	11,579,000	11,693,000
Security deposits, prepaid rent and other liabilities	72,704,000	72,262,000
Total liabilities	701,760,000	543,495,000

Commitments and contingencies (Note 11)

Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 293,399,469 and 290,003,240 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	2,933,000	2,900,000
Additional paid-in capital	2,667,638,000	2,635,175,000
Accumulated deficit	(366,901,000)	(277,826,000)
Accumulated other comprehensive income	39,676,000	22,776,000
Total stockholders’ equity	2,343,346,000	2,383,025,000
Noncontrolling interests (Note 12)	2,137,000	2,206,000
Total equity	2,345,483,000	2,385,231,000
Total liabilities and equity	$3,047,243,000	$2,928,726,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME For the Three and Six Months Ended June 30, 2014 and 2013 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Real estate revenue	$72,935,000	$45,394,000	$145,203,000	$85,612,000
Resident fees and services	20,987,000	—	40,175,000	—
Total revenues	93,922,000	45,394,000	185,378,000	85,612,000
Expenses:
Rental expenses	34,992,000	10,217,000	66,303,000	18,457,000
General and administrative	11,704,000	4,369,000	19,890,000	8,439,000
Acquisition related expenses	1,101,000	3,674,000	2,743,000	7,279,000
Depreciation and amortization	34,326,000	16,420,000	67,927,000	31,238,000
Total expenses	82,123,000	34,680,000	156,863,000	65,413,000
Income from operations	11,799,000	10,714,000	28,515,000	20,199,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense	(5,445,000)	(4,488,000)	(10,538,000)	(8,565,000)
Gain in fair value of derivative financial instruments	25,000	123,000	75,000	212,000
Foreign currency and derivative loss	(7,682,000)	(330,000)	(9,904,000)	(330,000)
Interest income	1,000	34,000	4,000	37,000
(Loss) income before income taxes	(1,302,000)	6,053,000	8,152,000	11,553,000
Income tax benefit	805,000	—	1,437,000	—
Net (loss) income	(497,000)	6,053,000	9,589,000	11,553,000
Less: net loss (income) attributable to noncontrolling interests	3,000	(9,000)	(10,000)	(13,000)
Net (loss) income attributable to controlling interest	$(494,000)	$6,044,000	$9,579,000	$11,540,000
Net (loss) income per common share attributable to controlling interest — basic and diluted	$—	$0.04	$0.03	$0.08
Weighted average number of common shares outstanding — basic and diluted	293,304,968	155,827,697	292,474,061	140,121,582
Distributions declared per common share	$0.17	$0.17	$0.34	$0.34

Net (loss) income	$(497,000)	$6,053,000	$9,589,000	$11,553,000
Other comprehensive income:
Gains on intra-entity foreign currency transactions that are of a long-term investment nature	13,194,000	—	16,388,000	—
Foreign currency translation adjustments	424,000	—	528,000	—
Total other comprehensive income	13,618,000	—	16,916,000	—
Comprehensive income	13,121,000	6,053,000	26,505,000	11,553,000
Less: comprehensive income attributable to noncontrolling interests	(10,000)	(9,000)	(26,000)	(13,000)
Comprehensive income attributable to controlling interest	$13,111,000	$6,044,000	$26,479,000	$11,540,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
For the Six Months Ended June 30, 2014 and 2013
(Unaudited)

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE — December 31, 2013	290,003,240	$2,900,000	$2,635,175,000	$(277,826,000)	$22,776,000	$2,383,025,000	$2,206,000	$2,385,231,000
Issuance of common stock	17,066	—	157,000	—	—	157,000	—	157,000
Offering costs — common stock	—	—	(3,000)	—	—	(3,000)	—	(3,000)
Issuance of vested and nonvested restricted common stock	81,540	—	167,000	—	—	167,000	—	167,000
Issuance of common stock under the DRIP	3,801,067	38,000	36,871,000	—	—	36,909,000	—	36,909,000
Repurchase of common stock	(503,444)	(5,000)	(4,855,000)	—	—	(4,860,000)	—	(4,860,000)
Amortization of nonvested common stock compensation	—	—	126,000	—	—	126,000	—	126,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(95,000)	(95,000)
Distributions declared	—	—	—	(98,654,000)	—	(98,654,000)	—	(98,654,000)
Net income	—	—	—	9,579,000	—	9,579,000	10,000	9,589,000
Other comprehensive income	—	—	—	—	16,900,000	16,900,000	16,000	16,916,000
BALANCE — June 30, 2014	293,399,469	$2,933,000	$2,667,638,000	$(366,901,000)	$39,676,000	$2,343,346,000	$2,137,000	$2,345,483,000

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE — December 31, 2012	113,199,988	$1,132,000	$1,010,152,000	$(150,977,000)	$—	$860,307,000	$439,000	$860,746,000
Issuance of common stock	68,344,459	683,000	695,839,000	—	—	696,522,000	—	696,522,000
Offering costs — common stock	—	—	(69,889,000)	—	—	(69,889,000)	—	(69,889,000)
Issuance of common stock under the DRIP	2,351,143	24,000	22,806,000	—	—	22,830,000	—	22,830,000
Repurchase of common stock	(544,675)	(5,000)	(5,249,000)	—	—	(5,254,000)	—	(5,254,000)
Amortization of nonvested common stock compensation	—	—	53,000	—	—	53,000	—	53,000
Issuance of limited partnership units	—	—	268,000	—	—	268,000	1,744,000	2,012,000
Offering costs — limited partnership units	—	—	(21,000)	—	—	(21,000)	—	(21,000)
Distributions to noncontrolling interests	—	—	—	—	—	—	(43,000)	(43,000)
Distributions declared	—	—	—	(47,271,000)	—	(47,271,000)	—	(47,271,000)
Net income	—	—	—	11,540,000	—	11,540,000	13,000	11,553,000
BALANCE — June 30, 2013	183,350,915	$1,834,000	$1,653,959,000	$(186,708,000)	$—	$1,469,085,000	$2,153,000	$1,471,238,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS For the Six Months Ended June 30, 2014 and 2013 (Unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,589,000	$11,553,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization (including deferred financing costs, above/below market leases, leasehold interests, above market leasehold interests, debt discount/premium, closing costs and origination fees)	69,314,000	32,312,000
Contingent consideration related to acquisition of real estate	—	(51,198,000)
Deferred rent	(11,887,000)	(5,646,000)
Stock based compensation	293,000	53,000
Acquisition fees paid in stock	67,000	351,000
Bad debt expense, net	98,000	118,000
Unrealized foreign currency (gain) loss	(398,000)	330,000
Change in fair value of contingent consideration	(78,000)	273,000
Changes in fair value of derivative financial instruments	10,309,000	(212,000)
Gain on property insurance settlement	(338,000)	—
Changes in operating assets and liabilities:
Accounts and other receivables	(3,210,000)	(1,855,000)
Other assets	(1,550,000)	(2,834,000)
Accounts payable and accrued liabilities	7,666,000	5,596,000
Accounts payable due to affiliates	694,000	128,000
Security deposits, prepaid rent and other liabilities	(1,979,000)	(519,000)
Net cash provided by (used in) operating activities	78,590,000	(11,550,000)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of real estate operating properties	(138,524,000)	(173,016,000)
Advances on real estate notes receivable	(10,767,000)	(5,200,000)
Principal repayment on real estate note receivable	999,000	—
Closing costs and origination fees on real estate notes receivable, net	(27,000)	(116,000)
Capital expenditures	(3,225,000)	(1,255,000)
Restricted cash	(1,873,000)	(4,769,000)
Real estate and escrow deposits	3,201,000	(21,242,000)
Proceeds from property insurance settlement	343,000	—
Net cash used in investing activities	(149,873,000)	(205,598,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage loans payable	(16,958,000)	(7,446,000)
Borrowings under the line of credit	195,700,000	86,900,000
Payments under the line of credit	(46,400,000)	(286,900,000)
Proceeds from issuance of common stock	—	688,902,000
Deferred financing costs	(152,000)	(2,677,000)
Contingent consideration related to acquisition of real estate	(1,028,000)	(3,077,000)
Repurchase of common stock	(4,860,000)	(5,254,000)
Distributions to noncontrolling interests	(95,000)	(28,000)
Purchase of noncontrolling interest	(6,000)	—

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued) For the Six Months Ended June 30, 2014 and 2013 (Unaudited)

	Six Months Ended June 30,
	2014	2013
Security deposits	305,000	(1,959,000)
Payment of offering costs — common stock	(35,000)	(69,204,000)
Payment of offering costs — limited partnership units	—	(77,000)
Distributions paid	(62,091,000)	(21,108,000)
Net cash provided by financing activities	64,380,000	378,072,000
NET CHANGE IN CASH AND CASH EQUIVALENTS	(6,903,000)	160,924,000
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH AND CASH EQUIVALENTS	(174,000)	—
CASH AND CASH EQUIVALENTS — Beginning of period	37,955,000	94,683,000
CASH AND CASH EQUIVALENTS — End of period	$30,878,000	$255,607,000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$10,083,000	$8,180,000
Income taxes	$1,114,000	$88,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Investing Activities:
Accrued capital expenditures	$2,351,000	$1,584,000
Accrued closing costs — real estate note receivable	$12,000	$4,000
Tenant improvement overage	$948,000	$42,000
The following represents the increase in certain assets and liabilities in connection with our acquisitions of operating properties:
Other receivables	$86,000	$—
Other assets	$120,000	$561,000
Mortgage loans payable, net	$9,360,000	$62,712,000
Accounts payable and accrued liabilities	$317,000	$1,448,000
Security deposits, prepaid rent and other liabilities	$647,000	$1,100,000
Financing Activities:
Issuance of common stock under the DRIP	$36,909,000	$22,830,000
Issuance of common stock for acquisitions	$90,000	$—
Distributions declared but not paid — common stock	$16,398,000	$9,724,000
Distributions declared but not paid — limited partnership units	$16,000	$15,000
Issuance of limited partnership units	$—	$2,012,000
Accrued offering costs — common stock	$—	$246,000
Accrued offering costs — limited partnership units	$—	$8,000
Receivable from transfer agent	$—	$9,850,000
Accrued deferred financing costs	$26,000	$54,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS (Unaudited)
For the Three and Six Months Ended June 30, 2014 and 2013

The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT II, Inc. and its subsidiaries, including Griffin-American Healthcare REIT II Holdings, LP, except where the context otherwise requires.
1. Organization and Description of Business
Griffin-American Healthcare REIT II, Inc., a Maryland corporation, was incorporated on January 7, 2009 and therefore we consider that our date of inception. We were initially capitalized on February 4, 2009. We invest in a diversified portfolio of real estate properties, focusing primarily on medical office buildings and healthcare-related facilities. We may also originate and acquire secured loans and real estate-related investments. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We generally seek investments that produce current income. We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2010 and we intend to continue to be taxed as a REIT.
As of February 14, 2013, the termination date of our initial public offering, or our initial offering, we had received and accepted subscriptions in our initial offering for 123,179,064 shares of our common stock, or $1,233,333,000, and a total of $40,167,000 in distributions were reinvested and 4,205,920 shares of our common stock were issued pursuant to the distribution reinvestment plan, or the DRIP.
As of October 30, 2013, the termination date of our follow-on public offering, or our follow-on offering, we had received and accepted subscriptions in our follow-on offering for 157,622,743 shares of our common stock, or $1,604,996,000, and a total of $42,713,000 in distributions were reinvested and 4,398,862 shares of our common stock were issued pursuant to the DRIP.
We conduct substantially all of our operations through Griffin-American Healthcare REIT II Holdings, LP, or our operating partnership. Until January 6, 2012, we were externally advised by Grubb & Ellis Healthcare REIT II Advisor, LLC, or our former advisor, pursuant to an advisory agreement, as amended and restated, between us and our former advisor. Effective January 7, 2012, we are externally advised by Griffin-American Healthcare REIT Advisor, LLC, or Griffin-American Advisor, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor. The Advisory Agreement had an initial one-year term, but was subject to successive one year renewals upon mutual consent of the parties. The Advisory Agreement was most recently renewed pursuant to the mutual consent of the parties for a period beginning on June 6, 2014 and ending on January 7, 2015; provided, however, that in the event a definitive agreement relating to a Merger or Terminating Sale Transaction (as such terms are defined in the Amended and Restated Agreement of Limited Partnership, dated April 26, 2014, of our operating partnership) is entered into but not consummated prior to January 7, 2015, the Advisory Agreement will be automatically extended until the consummation or earlier termination of such Merger or Terminating Sale Transaction. Our advisor delegates advisory duties to Griffin-American Healthcare REIT Sub-Advisor, LLC, or Griffin-American Sub-Advisor, or our sub-advisor. Griffin-American Sub-Advisor is jointly owned by American Healthcare Investors LLC, or American Healthcare Investors, and Griffin Capital Corporation, or Griffin Capital, or our co-sponsors. Our advisor, through our sub-advisor, uses its best efforts, subject to the oversight, review and approval of our board of directors, to, among other things, research, identify, review and make investments in and dispositions of properties, real estate-related investments and securities on our behalf consistent with our investment policies and objectives. Our advisor also provides marketing, sales and client services on our behalf. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our sub-advisor performs its duties and responsibilities pursuant to a sub-advisory agreement with our advisor and also acts as our fiduciary. Collectively, we refer to our advisor and our sub-advisor as our advisor entities. Griffin Capital Securities, Inc., or Griffin Securities, or our dealer manager, an affiliate of Griffin Capital, served as our dealer manager in our initial offering effective as of January 7, 2012 and in our follow-on offering. We are not affiliated with Griffin Capital, Griffin-American Advisor or Griffin Securities; however, we are affiliated with Griffin-American Sub-Advisor and American Healthcare Investors.
We currently operate through five reportable business segments — medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing–RIDEA. As of June 30, 2014, we had completed 75 acquisitions comprising 289 buildings and approximately 11,277,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $2,929,461,000.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying condensed consolidated financial statements.
Basis of Presentation

Our accompanying condensed consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly owned subsidiaries and any variable interest entities, or VIEs, as defined in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 810, Consolidation, or ASC Topic 810, which we have concluded should be consolidated pursuant to ASC Topic 810.
We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership, will own substantially all of the properties acquired on our behalf. We are the sole general partner of our operating partnership and as of June 30, 2014 and December 31, 2013, we owned greater than a 99.90% general partnership interest therein. On January 4, 2012, our advisor contributed $2,000 to acquire 200 limited partnership units of our operating partnership and as such, as of June 30, 2014 and December 31, 2013, owns less than a 0.01% noncontrolling limited partnership interest in our operating partnership. Between December 31, 2012 and July 16, 2013, 12 investors contributed their interests in 15 buildings in exchange for 281,600 limited partnership units in our operating partnership. As of June 30, 2014 and December 31, 2013, these investors collectively owned less than a 0.10% noncontrolling limited partnership interest in our operating partnership. Because we are the sole general partner and a limited partner of our operating partnership and have unilateral control over its management and major operating decisions, the accounts of our operating partnership are consolidated in our condensed consolidated financial statements. All significant intercompany accounts and transactions are eliminated in consolidation.
Interim Unaudited Financial Data
Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments, which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such full year results may be less favorable.
In preparing our accompanying condensed consolidated financial statements, management has evaluated subsequent events through the financial statement issuance date. We believe that although the disclosures contained herein are adequate to prevent the information presented from being misleading, our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2013 Annual Report on Form 10-K/A, as filed with the SEC on March 21, 2014.
Use of Estimates
The preparation of our condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.
Allowance for Uncollectible Accounts
Tenant receivables and unbilled deferred rent receivables are carried net of an allowance for uncollectible amounts. An allowance is maintained for estimated losses resulting from the inability of certain tenants to meet the contractual obligations

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

under their lease agreements. We also maintain an allowance for deferred rent receivables arising from the straight line recognition of rents. Such allowances are charged to bad debt expense which is included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive income. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the tenant’s financial condition, security deposits, letters of credit, lease guarantees and current economic conditions and other relevant factors. As of June 30, 2014 and December 31, 2013, we had $321,000 and $323,000, respectively, in allowance for uncollectible accounts which was determined necessary to reduce receivables to our estimate of the amount recoverable.
For the three months ended June 30, 2014 and 2013, $70,000 and $0, respectively, of our receivables were directly written off to bad debt expense. For the six months ended June 30, 2014 and 2013, $70,000 and $91,000, respectively, of our receivables were directly written off to bad debt expense.
For the three and six months ended June 30, 2014, $23,000 of our receivables were written off against the allowance for uncollectible accounts. For the three and six months ended June 30, 2013, $25,000 of our receivables were written off against the allowance for uncollectible accounts.
As of June 30, 2014 and December 31, 2013, we did not have an allowance for uncollectible accounts for deferred rent receivables. For the three months ended June 30, 2014 and 2013, $6,000 and $7,000, respectively, of our deferred rent receivables were directly written off to bad debt expense. For the six months ended June 30, 2014 and 2013, $7,000 and $18,000, respectively, of our deferred rent receivables were directly written off to bad debt expense.
Income Taxes
We qualified and elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 2010. To maintain our qualification as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of our annual taxable income, excluding net capital gains, to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.
If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service, or the IRS, grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders.
We may be subject to certain state and local income taxes on our income, property or net worth in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain activities that we undertake are conducted by subsidiaries which we elected to be treated as taxable REIT subsidiaries, or TRSs, to allow us to provide services that would otherwise be considered impermissible for REITs. Also, we have real estate investments in the United Kingdom, which does not recognize REITs and does not accord REIT status under its tax laws. Accordingly, we recognize income tax benefit (expense) for the federal, state and local income taxes incurred by our TRSs and foreign income taxes on our real estate investments in the United Kingdom.
We follow ASC Topic 740, Income Taxes, to recognize, measure, present and disclose in our condensed consolidated financial statements uncertain tax positions that we have taken or expect to take on a tax return. We recognize tax benefits of uncertain income tax positions that are subject to audit only if we believe it is more likely than not that the position would be sustained (including the impact of appeals, as applicable), assuming the applicable taxing authorities had full knowledge of the relevant facts and circumstances of our positions. As of June 30, 2014 and December 31, 2013, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our condensed consolidated financial statements.
We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets reflect the impact of operating loss and tax credit carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in income tax

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

benefit (expense) in our accompanying condensed consolidated statements of operations and comprehensive income when such changes occur. Deferred tax assets, net of valuation allowances are included in other assets in our accompanying condensed consolidated balance sheets. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is recorded in income tax benefit (expense) in our accompanying condensed consolidated statements of operations and comprehensive income when such changes occur. Deferred tax liabilities are included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets.
See Note 15, Income Taxes, for a further discussion.
Recently Issued Accounting Pronouncements
In April 2014, the FASB issued Accounting Standards Update, or ASU, 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, or ASU 2014-08, which amends the definition of a discontinued operation to raise the threshold for disposals to qualify as discontinued operations and requires additional disclosures about disposal transactions. Under ASU 2014-08, a disposal of a component of an entity or a group of components of an entity is required to be reported in discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the component or group of components either (i) has been disposed of or (ii) is classified as held for sale. In addition, ASU 2014-08 requires additional disclosures about both (i) a disposal transaction that meets the definition of a discontinued operation and (ii) an individually significant component of an entity that is disposed of or held for sale that does not qualify for discontinued operations presentation in the financial statements. We anticipate that the majority of our property dispositions will not be classified as discontinued operations. ASU 2014-08 is effective prospectively for interim and annual reporting periods beginning after December 15, 2014 with early adoption permitted. We early adopted ASU 2014-08 on January 1, 2014, which did not have an impact on our condensed consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, or ASU 2014-09, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 supersedes most existing revenue recognition guidance, including industry-specific revenue recognition guidance, and is effective for public entities for interim and annual reporting periods beginning after December 15, 2016. Further, the application of ASU 2014-09 permits the use of either the full retrospective or cumulative effect transition approach. Early application is not permitted. We have not yet selected a transition method nor have we determined the impact the adoption of ASU 2014-09 on January 1, 2017 will have on our consolidated financial statements, if any.
3. Real Estate Investments, Net
Our real estate investments, net consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30,	December 31,
	2014	2013
Building and improvements	$2,324,609,000	$2,189,345,000
Land	438,121,000	414,179,000
Furniture, fixtures and equipment	6,664,000	6,410,000
	2,769,394,000	2,609,934,000
Less: accumulated depreciation	(127,774,000)	(86,235,000)
	$2,641,620,000	$2,523,699,000
Depreciation expense for the three months ended June 30, 2014 and 2013 was $21,295,000 and $10,920,000, respectively. Depreciation expense for the six months ended June 30, 2014 and 2013 was $41,942,000 and $20,821,000, respectively.
In addition to the acquisitions discussed below, for the three months ended June 30, 2014, we had capital expenditures of $1,940,000 on our medical office buildings, $45,000 on our skilled nursing facilities and $325,000 on our senior housing–RIDEA facilities. We did not have any capital expenditures on our hospitals and senior housing facilities for the three months ended June 30, 2014.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

In addition to the acquisitions discussed below, for the six months ended June 30, 2014, we had capital expenditures of $4,550,000 on our medical office buildings, $126,000 on our skilled nursing facilities and $335,000 on our senior housing–RIDEA facilities. We did not have any capital expenditures on our hospitals and senior housing facilities for the six months ended June 30, 2014.
We reimburse our advisor entities or their affiliates for acquisition expenses related to selecting, evaluating, acquiring and investing in properties. The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties will not exceed, in the aggregate, 6.0% of the contract purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our directors, including a majority of our independent directors. For the three and six months ended June 30, 2014 and 2013, such fees and expenses did not exceed 6.0% of the contract purchase price of our acquisitions, except with respect to our acquisition of land in May 2013, for which we previously owned a leasehold interest, in Hope, Arkansas for a contract purchase price of $50,000 subsequent to the initial purchase of Dixie-Lobo Medical Office Building Portfolio. Pursuant to our charter, prior to the acquisition of the land, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of the land in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.
Acquisitions in 2014
For the six months ended June 30, 2014, we acquired 10 buildings from unaffiliated parties. The aggregate contract purchase price of these properties was $143,750,000 and we incurred $3,737,000 to our advisor entities and their affiliates in acquisition fees in connection with these property acquisitions. The following is a summary of our property acquisitions for the six months ended June 30, 2014:

Acquisition(1)	Location	Type	Date Acquired	Contract Purchase Price	Mortgage Loan Payable(2)	Line of Credit(3)	Acquisition Fee
Dux MOB Portfolio(4)	Chillicothe, OH	Medical Office	01/09/14	$25,150,000	$—	$23,500,000	$654,000	(8)
North Carolina ALF Portfolio(5)	Durham, NC	Senior Housing	02/06/14	21,000,000	—	21,600,000	546,000	(8)
Pennsylvania SNF Portfolio(6)	Royersford, PA	Skilled Nursing	03/06/14	39,000,000	—	40,530,000	1,014,000	(8)
Eagle Carson City MOB	Carson City, NV	Medical Office	03/19/14	19,500,000	—	11,000,000	507,000	(8)
Surgical Hospital of Humble(7)	Humble, TX	Medical Office	04/01/14	13,700,000	—	13,650,000	356,000	(9)
Brentwood CA MOB	Brentwood, CA	Medical Office	05/29/14	16,000,000	9,181,000	7,000,000	416,000	(9)
Villa Rosa MOB	San Antonio, TX	Medical Office	06/16/14	9,400,000	—	3,200,000	244,000	(9)
Total				$143,750,000	$9,181,000	$120,480,000	$3,737,000
___________

(1)	We own 100% of our properties acquired in 2014.

(2)	Represents the balance of the mortgage loan payable assumed by us at the time of acquisition.

(3)
Represents borrowings under our unsecured revolving line of credit, as defined in Note 8, Line of Credit, at the time of acquisition. We periodically advance funds and pay down our unsecured revolving line of credit as needed. See Note 8, Line of Credit, for a further discussion.

(4)	On January 9, 2014, we added one additional building to our existing Dux MOB Portfolio. The other 14 buildings were purchased in December 2013.

(5)	On February 6, 2014, we added one additional building to our existing North Carolina ALF Portfolio. The other five buildings were purchased in December 2012.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

(6)	On March 6, 2014, we added four additional buildings to our existing Pennsylvania SNF Portfolio. The other two buildings were purchased in April 2013.

(7)	On April 1, 2014, we added one additional building to our existing Surgical Hospital of Humble Portfolio. The other building was purchased in December 2010.

(8)
Our sub-advisor and its affiliates were paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.60% of the contract purchase price which was paid as follows: (i) in shares of our common stock in an amount equal to 0.15% of the contract purchase price, at $9.20 per share, the price paid to acquire a share of our common stock in our follow-on offering, net of selling commissions and dealer manager fees, and (ii) the remainder in cash equal to 2.45% of the contract purchase price.

(9)
Our sub-advisor was paid in cash, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, an acquisition fee of 2.60% of the contract purchase price.

4. Real Estate Notes Receivable, Net
Real estate notes receivable, net consisted of the following as of June 30, 2014 and December 31, 2013:

					Outstanding Balance(2)
Notes Receivable Location of Related Property or Collateral	Origination Date	Maturity Date	Contractual Interest Rate(1)	Maximum Advances Available	June 30, 2014	December 31, 2013	Acquisition Fee(3)
UK Development Facility(4)
United Kingdom	09/11/13	various	7.50%	$114,081,000	$20,107,000	$16,593,000	$400,000
Kissito Note
Roanoke, VA	09/20/13	03/19/15	7.25%	4,400,000	3,672,000	2,002,000	73,000
Landmark Naples Note
Naples, FL	03/28/14	03/28/16	6.00%	18,900,000	5,177,000	—	104,000
					28,956,000	18,595,000	$577,000
Unamortized closing costs and origination fees, net					254,000	293,000
Real estate notes receivable, net					$29,210,000	$18,888,000
___________

(1)	Represents the per annum interest rate in effect as of June 30, 2014.

(2)
Outstanding balance represents the original principal balance, increased by any subsequent advances and decreased by any subsequent principal paydowns, and only requires monthly interest payments. The UK Development Facility is subject to certain prepayment restrictions if repaid on or before the maturity date. Based on the currency exchange rate as of June 30, 2014, approximately $107,312,000 remained available for future funding under our real estate notes receivable, subject to certain conditions set forth in the applicable loan agreements.

(3)	Our sub-advisor was paid, as compensation for services in connection with real estate-related investments, an acquisition fee of 2.00% of the total amount advanced through June 30, 2014.

(4)
We entered into the UK Development Facility agreement on July 6, 2013, which was effective upon the acquisition of UK Senior Housing Portfolio on September 11, 2013. There are various maturity dates depending upon the timing of advances; however, the maturity date will be no later than March 10, 2022. Based on the currency exchange rate as of June 30, 2014, the maximum amount of advances available was £66,691,000, or approximately $114,081,000, and the outstanding balance as of June 30, 2014 was £11,754,000, or approximately $20,107,000.

Pursuant to certain terms and conditions which may or may not be satisfied, we have the option to purchase the properties securing the UK Development Facility, Kissito Note and Landmark Naples Note.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

The following shows the change in the carrying amount of real estate notes receivable, net for the six months ended June 30, 2014 and 2013:

	Six Months Ended June 30,
	2014	2013
Beginning balance	$18,888,000	$5,182,000
Additions:
Advances on real estate notes receivable	10,767,000	5,200,000
Closing costs and origination fees, net	39,000	104,000
Unrealized foreign currency gain from remeasurement	593,000	—
Deductions:
Principal repayment of real estate note receivable	(999,000)	—
Amortization of closing costs and origination fees	(78,000)	(67,000)
Ending balance	$29,210,000	$10,419,000
Amortization expense on closing costs and origination fees for the three months ended June 30, 2014 and 2013 was $2,000 and $42,000, respectively, and for the six months ended June 30, 2014 and 2013, was $78,000 and $67,000, respectively, which was recorded against real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive income.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

5. Identified Intangible Assets, Net
Identified intangible assets, net consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30,	December 31,
	2014	2013
Tenant relationships, net of accumulated amortization of $17,868,000 and $11,128,000 as of June 30, 2014 and December 31, 2013, respectively (with a weighted average remaining life of 17.6 years and 17.8 years as of June 30, 2014 and December 31, 2013, respectively)	$130,845,000	$131,816,000
In-place leases, net of accumulated amortization of $39,542,000 and $23,364,000 as of June 30, 2014 and December 31, 2013, respectively (with a weighted average remaining life of 8.3 years and 8.1 years as of June 30, 2014 and December 31, 2013, respectively)	109,162,000	123,780,000
Leasehold interests, net of accumulated amortization of $799,000 and $658,000 as of June 30, 2014 and December 31, 2013, respectively (with a weighted average remaining life of 63.4 years and 63.8 years as of June 30, 2014 and December 31, 2013, respectively)	15,936,000	16,077,000
Above market leases, net of accumulated amortization of $4,474,000 and $3,466,000 as of June 30, 2014 and December 31, 2013, respectively (with a weighted average remaining life of 6.2 years and 6.6 years as of June 30, 2014 and December 31, 2013, respectively)	12,597,000	13,400,000
Defeasible interest, net of accumulated amortization of $36,000 and $29,000 as of June 30, 2014 and December 31, 2013, respectively (with a weighted average remaining life of 39.3 years and 39.8 years as of June 30, 2014 and December 31, 2013, respectively)	587,000	594,000
	$269,127,000	$285,667,000
Amortization expense for the three months ended June 30, 2014 and 2013 was $13,757,000 and $6,185,000, respectively, which included $799,000 and $688,000, respectively, of amortization recorded against real estate revenue for above market leases and $70,000 and $68,000, respectively, of amortization recorded to rental expenses for leasehold interests in our accompanying condensed consolidated statements of operations and comprehensive income.
Amortization expense for the six months ended June 30, 2014 and 2013 was $27,392,000 and $11,685,000, respectively, which included $1,542,000 and $1,246,000, respectively, of amortization recorded against real estate revenue for above market leases and $141,000 and $138,000, respectively, of amortization recorded to rental expenses for leasehold interests in our accompanying condensed consolidated statements of operations and comprehensive income.
The aggregate weighted average remaining life of the identified intangible assets was 16.0 and 15.7 years as of June 30, 2014 and December 31, 2013, respectively. As of June 30, 2014, estimated amortization expense on the identified intangible assets for the six months ending December 31, 2014 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2014	$25,510,000
2015	26,200,000
2016	23,955,000
2017	21,836,000
2018	20,033,000
Thereafter	151,593,000
$269,127,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

6. Other Assets, Net
Other assets, net consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30,	December 31,
	2014	2013
Deferred rent receivables	$36,531,000	$24,494,000
Deferred financing costs, net of accumulated amortization of $5,016,000 and $3,627,000 as of June 30, 2014 and December 31, 2013, respectively	4,866,000	6,282,000
Prepaid expenses and deposits	2,651,000	2,485,000
Lease commissions, net of accumulated amortization of $637,000 and $393,000 as of June 30, 2014 and December 31, 2013, respectively	5,905,000	4,677,000
	$49,953,000	$37,938,000
Amortization expense on lease commissions for the three months ended June 30, 2014 and 2013 was $143,000 and $71,000, respectively, and for the six months ended June 30, 2014 and 2013 was $276,000 and $116,000, respectively.
Amortization expense on deferred financing costs for the three months ended June 30, 2014 and 2013 was $840,000 and $622,000, respectively, and for the six months ended June 30, 2014 and 2013 was $1,592,000 and $1,081,000, respectively. Amortization expense on deferred financing costs is recorded to interest expense in our accompanying condensed consolidated statements of operations and comprehensive income.
For the six months ended June 30, 2014, $90,000 of the total $1,592,000 was related to the write-off of deferred financing costs due to the early extinguishment of the mortgage loans payables secured by a property in the FLAGS MOB Portfolio and Muskogee Long-Term Acute Care Hospital. For the six months ended June 30, 2013, $56,000 of the $1,081,000 was related to the write-off of deferred financing costs due to the early extinguishment of a mortgage loan payable secured by Hardy Oak Medical Office Building.
As of June 30, 2014, estimated amortization expense on deferred financing costs and lease commissions for the six months ending December 31, 2014 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2014	$1,851,000
2015	2,243,000
2016	1,062,000
2017	866,000
2018	780,000
Thereafter	3,969,000
$10,771,000
7. Mortgage Loans Payable, Net
Mortgage loans payable were $307,946,000 ($320,643,000, net of discount and premium) and $315,722,000 ($329,476,000, net of discount and premium) as of June 30, 2014 and December 31, 2013, respectively.
As of June 30, 2014, we had 42 fixed rate and two variable rate mortgage loans payable with effective interest rates ranging from 1.25% to 6.60% per annum and a weighted average effective interest rate of 4.94% per annum based on interest rates in effect as of June 30, 2014. The mortgage loans payable as of June 30, 2014 had maturity dates ranging from February 28, 2015 to September 1, 2047. As of June 30, 2014, we had $298,880,000 ($311,775,000, net of discount and premium) of fixed rate debt, or 97.1% of mortgage loans payable, at a weighted average effective interest rate of 5.01% per annum, and $9,066,000 ($8,868,000, net of discount) of variable rate debt, or 2.9% of mortgage loans payable, at a weighted average effective interest rate of 2.57% per annum.
As of December 31, 2013, we had 42 fixed rate and three variable rate mortgage loans payable with effective interest rates ranging from 1.27% to 6.60% per annum and a weighted average effective interest rate of 4.87% per annum based on interest rates in effect as of December 31, 2013. The mortgage loans payable as of December 31, 2013 had maturity dates

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

ranging from March 1, 2014 to September 1, 2047. As of December 31, 2013, we had $299,680,000 ($313,646,000, net of discount and premium) of fixed rate debt, or 94.9% of mortgage loans payable, at a weighted average effective interest rate of 5.00% per annum, and $16,042,000 ($15,830,000, net of discount) of variable rate debt, or 5.1% of mortgage loans payable, at a weighted average effective interest rate of 2.57% per annum.
We are required by the terms of certain loan documents to meet certain covenants, such as occupancy ratios, leverage ratios, net worth ratios, debt service coverage ratios, liquidity ratios, operating cash flow to fixed charges ratios, distribution ratios and reporting requirements. As of June 30, 2014 and December 31, 2013, we were in compliance with all such covenants and requirements.
Mortgage loans payable, net consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30,	December 31,
	2014	2013
Total fixed rate debt	$298,880,000	$299,680,000
Total variable rate debt	9,066,000	16,042,000
	307,946,000	315,722,000
Less: discount	(201,000)	(216,000)
Add: premium	12,898,000	13,970,000
Mortgage loans payable, net	$320,643,000	$329,476,000
The following shows the change in the carrying amount of mortgage loans payable, net for the six months ended June 30, 2014 and 2013:

	Six Months Ended June 30,
	2014	2013
Beginning balance	$329,476,000	$291,052,000
Additions:
Assumptions of mortgage loans payable, net	9,360,000	62,712,000
Deductions:
Scheduled principal payments on mortgage loans payable	(2,815,000)	(2,410,000)
Principal payments on early extinguishment of mortgage loans payable	(14,143,000)	(5,036,000)
Amortization of premium/discount on mortgage loans payable	(1,235,000)	(1,091,000)
Ending balance	$320,643,000	$345,227,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

As of June 30, 2014, the principal payments due on our mortgage loans payable for the six months ending December 31, 2014 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2014	$5,154,000
2015	42,092,000
2016	58,839,000
2017	24,574,000
2018	34,069,000
Thereafter	143,218,000
$307,946,000
8. Line of Credit
Unsecured Revolving Line of Credit
On June 5, 2012, we, our operating partnership and certain of our subsidiaries, or the subsidiary guarantors, entered into a credit agreement, or the Credit Agreement, with Bank of America, N.A., or Bank of America, as administrative agent, swingline lender and issuer of letters of credit; KeyBank National Association, or KeyBank, as syndication agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets as joint lead arrangers and joint book managers; and the lenders named therein, to obtain an unsecured revolving line of credit, with an aggregate maximum principal amount of $200,000,000, or our unsecured line of credit. The proceeds of loans made under our unsecured line of credit may be used for working capital, capital expenditures and other general corporate purposes (including, without limitation, property acquisitions and repayment of debt). Our operating partnership may obtain up to 10.0% of the maximum principal amount in the form of standby letters of credit and up to 15.0% of the maximum principal amount in the form of swingline loans.
On May 24, 2013, we entered into a Second Amendment to the Credit Agreement, or the Amendment, which increased the aggregate maximum principal amount of our unsecured line of credit to $450,000,000, with Bank of America, KeyBank, RBS Citizens, N.A., and Comerica Bank, as existing lenders, and Barclays Bank PLC, Fifth Third Bank, Wells Fargo Bank, N.A., Credit Agricole Corporate and Investment Bank, and Sumitomo Mitsui Banking Corporation, as new lenders. The Amendment also revised the amount that may be obtained by our operating partnership in the form of swingline loans from up to 15.0% of the maximum principal amount to up to $50,000,000.
The maximum principal amount of the Credit Agreement, as amended, may be increased by up to $200,000,000, for a total principal amount of $650,000,000, subject to (a) the terms of the Credit Agreement, as amended, and (b) such additional financing amount being offered and provided by current lenders or additional lenders under the Credit Agreement, as amended.
At our option, loans under the Credit Agreement, as amended, bear interest at per annum rates equal to (a) (i) the Eurodollar Rate plus (ii) a margin ranging from 2.00% to 3.00% based on our consolidated leverage ratio, or (b) (i) the greater of: (x) the prime rate publicly announced by Bank of America, (y) the Federal Funds Rate (as defined in the Credit Agreement, as amended) plus 0.50% and (z) the one-month Eurodollar Rate (as defined in the Credit Agreement, as amended) plus 1.00%, plus (ii) a margin ranging from 1.00% to 2.00% based on our consolidated leverage ratio. Accrued interest under the Credit Agreement, as amended, is payable monthly. Our unsecured line of credit matures on June 5, 2015, and may be extended by one 12-month period subject to satisfaction of certain conditions, including payment of an extension fee.
We are required to pay a fee on the unused portion of the lenders’ commitments under the Credit Agreement, as amended, at a per annum rate equal to 0.25% if the average daily used amount is greater than 50.0% of the commitments and 0.35% if the average daily used amount is less than 50.0% of the commitments.
The Credit Agreement, as amended, contains various affirmative and negative covenants that are customary for credit facilities and transactions of this type, including limitations on the incurrence of debt by our operating partnership and its subsidiaries and limitations on secured recourse indebtedness. The Credit Agreement, as amended, imposes the following financial covenants, which are specifically defined in the Credit Agreement, as amended: (a) a maximum consolidated leverage ratio; (b) a maximum consolidated secured leverage ratio; (c) a minimum consolidated tangible net worth covenant; (d) a minimum consolidated fixed charge coverage ratio; (e) a maximum dividend payout ratio; (f) a maximum consolidated unencumbered leverage ratio; and (g) a minimum consolidated unencumbered interest coverage ratio. As of June 30, 2014 and December 31, 2013, we were in compliance with all such covenants and requirements.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

The Credit Agreement, as amended, requires us to add additional subsidiaries as guarantors in the event the value of the assets owned by the subsidiary guarantors falls below a certain threshold as set forth in the Credit Agreement, as amended. In the event of default, the lenders have the right to terminate its obligations under the Credit Agreement, as amended, including the funding of future loans, and to accelerate the payment on any unpaid principal amount of all outstanding loans and interest thereon.
The actual amount of credit available under our unsecured line of credit at any given time is a function of, and is subject to, loan to value and debt service coverage ratios based on net operating income as contained in the Credit Agreement, as amended. Based on the value of our borrowing base properties, as such term is used in the Credit Agreement, as amended, our aggregate borrowing capacity under our unsecured line of credit was $450,000,000 as of June 30, 2014 and December 31, 2013. As of June 30, 2014 and December 31, 2013, borrowings outstanding under our unsecured line of credit totaled $217,300,000 and $68,000,000, respectively, and $232,700,000 and $382,000,000, respectively, remained available thereunder. The weighted average interest rate on borrowings outstanding as of June 30, 2014 and December 31, 2013 was 2.15% and 2.32%, respectively, per annum.
9. Derivative Financial Instruments
ASC Topic 815, Derivatives and Hedging, or ASC Topic 815, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. We utilize derivatives such as fixed interest rate swaps to add stability to interest expense and to manage our exposure to interest rate movements. We also use derivative instruments, such as foreign currency forward contracts, to mitigate the effects of the foreign currency fluctuations on future cash flows. Consistent with ASC Topic 815, we record derivative financial instruments in our accompanying condensed consolidated balance sheets as either an asset or a liability measured at fair value. ASC Topic 815 permits special hedge accounting if certain requirements are met. Hedge accounting allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged item or items or to be deferred in other comprehensive income.
As of June 30, 2014 and December 31, 2013, no derivatives were designated as hedges. Derivatives not designated as hedges are not speculative and are used to manage our exposure to interest rate movements and foreign currency fluctuations, but do not meet the strict hedge accounting requirements of ASC Topic 815. Changes in the fair value of interest rate derivative financial instruments are recorded as a component of interest expense in gain in fair value of derivative financial instruments in our accompanying condensed consolidated statements of operations and comprehensive income. Changes in the fair value of foreign currency derivative financial instruments are recorded in foreign currency and derivative loss in our accompanying condensed consolidated statements of operations and comprehensive income.
See Note 14, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.
Interest Rate Swaps
For the three months ended June 30, 2014 and 2013, we recorded $25,000 and $123,000, respectively, and for the six months ended June 30, 2014 and 2013, we recorded $75,000 and $212,000, respectively, as a decrease to interest expense in our accompanying condensed consolidated statements of operations and comprehensive income related to the change in the fair value of our interest rate swaps.
The following table lists the interest rate swap contracts held by us as of June 30, 2014:

Notional Amount	Index	Interest Rate	Fair Value	Instrument	Maturity Date
$2,354,000	one month LIBOR	6.00%	$(295,000)	Swap	08/15/21
6,712,000	one month LIBOR	4.11%	(81,000)	Swap	10/01/15
$9,066,000			$(376,000)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

The following table lists the interest rate swap contracts held by us as of December 31, 2013:

Notional Amount	Index	Interest Rate	Fair Value	Instrument	Maturity Date
$2,483,000	one month LIBOR	6.00%	$(309,000)	Swap	08/15/21
6,798,000	one month LIBOR	4.41%	—	Swap	01/01/14
6,761,000	one month LIBOR	4.28%	(39,000)	Swap	05/01/14
6,784,000	one month LIBOR	4.11%	(103,000)	Swap	10/01/15
$22,826,000			$(451,000)
Foreign Currency Forward Contract
On September 9, 2013, we entered into a foreign currency forward contract to sell £180,000,000 at the fixed foreign currency exchange rate of 1.5606 on September 10, 2014. For the three and six months ended June 30, 2014, we recorded an unrealized loss of $8,185,000 and $10,384,000, respectively, to foreign currency and derivative loss in our accompanying condensed consolidated statements of operations and comprehensive income related to the change in the fair value of our foreign currency forward contract. As of June 30, 2014 and December 31, 2013, the fair value of our foreign currency forward contract was $(26,873,000) and $(16,489,000), which is included in derivative financial instruments in our accompanying condensed consolidated balance sheets. For the three and six months ended June 30, 2013, we did not enter into any foreign currency forward contracts.
10. Identified Intangible Liabilities, Net
Identified intangible liabilities, net consisted of the following as of June 30, 2014 and December 31, 2013:

	June 30,	December 31,
	2014	2013
Below market leases, net of accumulated amortization of $1,354,000 and $887,000 as of June 30, 2014 and December 31, 2013, respectively (with a weighted average remaining life of 7.4 years and 7.8 years as of June 30, 2014 and December 31, 2013, respectively)	$6,408,000	$6,884,000
Above market leasehold interests, net of accumulated amortization of $136,000 and $83,000 as of June 30, 2014 and December 31, 2013, respectively (with a weighted average remaining life of 67.7 years and 70.0 years as of June 30, 2014 and December 31, 2013, respectively)	5,171,000	4,809,000
	$11,579,000	$11,693,000
Amortization expense on below market leases for the three months ended June 30, 2014 and 2013 was $303,000 and $193,000, respectively, and for the six months ended June 30, 2014 and 2013 was $678,000 and $340,000, respectively. Amortization expense on below market leases is recorded to real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive income.
Amortization expense on above market leasehold interests for the three months ended June 30, 2014 and 2013 was $26,000 and $14,000, respectively, and for the six months ended June 30, 2014 and 2013 was $53,000 and $26,000, respectively. Amortization expense on above market leasehold interests is recorded against rental expenses in our accompanying condensed consolidated statements of operations and comprehensive income.
The aggregate weighted average remaining life of the identified intangible liabilities was 34.3 and 33.4 years as of June 30, 2014 and December 31, 2013, respectively. As of June 30, 2014, estimated amortization expense on below market leases and above market leasehold interests for the six months ending December 31, 2014 and for each of the next four years ending December 31 and thereafter was as follows:

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

Year	Amount
2014	$639,000
2015	1,214,000
2016	1,149,000
2017	994,000
2018	885,000
Thereafter	6,698,000
$11,579,000
11. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our condensed consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our condensed consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our condensed consolidated financial position, results of operations or cash flows.
12. Equity
Preferred Stock
Our charter authorizes us to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of June 30, 2014 and December 31, 2013, no shares of preferred stock were issued and outstanding.
Common Stock
Our charter authorizes us to issue 1,000,000,000 shares of our common stock. Until November 6, 2012, we offered to the public up to $3,000,000,000 of shares of our common stock for $10.00 per share in our primary offering and $285,000,000 of shares of our common stock pursuant to the DRIP for $9.50 per share. On November 7, 2012, we began selling shares of our common stock in our initial offering at $10.22 per share in our primary offering and issuing shares pursuant to the DRIP for $9.71 per share. On February 14, 2013, we terminated our initial offering.
On February 14, 2013, we commenced our follow-on offering of up to $1,650,000,000 of shares of our common stock, in which we initially offered to the public up to $1,500,000,000 of shares of our common stock for $10.22 per share in our primary offering and up to $150,000,000 of shares of our common stock for $9.71 per share pursuant to the DRIP. We reserved the right to reallocate the shares of common stock we offered in our follow-on offering between the primary offering and the DRIP. As such, during our follow-on offering, we reallocated an aggregate of $107,200,000 of shares from the DRIP to the primary offering. Accordingly, we offered to the public $1,607,200,000 in our primary offering and $42,800,000 of shares of our common stock pursuant to the DRIP. On October 30, 2013, we terminated our follow-on offering.
On September 9, 2013, we filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, to register $100,000,000 of additional shares of our common stock pursuant to our distribution reinvestment plan, or the Secondary DRIP. The Registration Statement on Form S-3 was automatically effective with the SEC upon its

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

filing; however, we did not commence offering shares pursuant to the Secondary DRIP until October 30, 2013 following the termination of our follow-on offering. On March 28, 2014, our board of directors suspended the Secondary DRIP effective beginning with the distributions declared for the month of April 2014, which were payable in May 2014, and all future distributions declared will be paid in cash to our stockholders.
On January 4, 2012, Griffin-American Advisor acquired 22,222 shares of our common stock for $200,000.
Through June 30, 2014, we granted an aggregate of 149,040 shares of our restricted common stock to our independent directors. Through June 30, 2014, we had issued 280,801,806 shares of our common stock in connection with our offerings, 14,305,741 shares of our common stock pursuant to the DRIP and the Secondary DRIP and 105,337 shares of our common stock for property acquisition fees that were issued after the termination of our follow-on offering. We had also repurchased 1,984,677 shares of our common stock under our share repurchase plan through June 30, 2014. As of June 30, 2014 and December 31, 2013, we had 293,399,469 and 290,003,240 shares of our common stock issued and outstanding, respectively.
Offering Costs
Selling Commissions
Initial Offering
Through the termination of our initial offering on February 14, 2013, our dealer manager received selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the three and six months ended June 30, 2013, we incurred $0 and $9,102,000 in selling commissions to our dealer manager, respectively. Such commissions were charged to stockholders' equity as such amounts were paid to our dealer manager from the gross proceeds of our initial offering.
Follow-On Offering
Pursuant to our follow-on offering, which commenced February 14, 2013 and terminated on October 30, 2013, our dealer manager received selling commissions of up to 7.0% of the gross offering proceeds from the sale of shares of our common stock in our follow-on offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the three and six months ended June 30, 2013, we incurred $33,457,000 and $37,894,000 in selling commissions to our dealer manager, respectively. Such selling commissions were charged to stockholders’ equity as such amounts were reimbursed to our dealer manager from the gross proceeds of our follow-on offering.

Dealer Manager Fee
Initial Offering
Through the termination of our initial offering on February 14, 2013, our dealer manager received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of these fees to participating broker-dealers. For the three and six months ended June 30, 2013, we incurred $0 and $3,981,000 in dealer manager fees to our dealer manager, respectively. Such fees were charged to stockholders’ equity as such amounts were paid to our dealer manager from the gross proceeds of our initial offering.
Follow-On Offering
Pursuant to our follow-on offering, which commenced February 14, 2013 and terminated on October 30, 2013, our dealer manager received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of our common stock in our follow-on offering other than shares of our common stock sold pursuant to the DRIP. Our dealer manager could have re-allowed all or a portion of the dealer manager fee to participating broker-dealers. For the three and six months ended June 30, 2013, we incurred $14,888,000 and $16,850,000 in dealer manager fees to our dealer manager. Such fees were charged to stockholders' equity as such amounts were paid to our dealer manager from the gross proceeds of our follow-on offering.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

Accumulated Other Comprehensive Income
For the three and six months ended June 30, 2013, we did not have other comprehensive income. The changes in accumulated other comprehensive income, net of noncontrolling interests, by component consisted of the following for the six months ended June 30, 2014:

	Gains on Intra-Entity Foreign Currency Transactions That Are of a Long-Term Investment Nature	Foreign Currency Translation Adjustments	Total
Balance — December 31, 2013	$22,037,000	$739,000	$22,776,000
Net change in current period	16,372,000	528,000	16,900,000
Balance — June 30, 2014	$38,409,000	$1,267,000	$39,676,000
Noncontrolling Interests
On February 4, 2009, our former advisor made an initial capital contribution of $2,000 to our operating partnership in exchange for 200 limited partnership units. On January 4, 2012, Griffin-American Advisor contributed $2,000 to acquire 200 limited partnership units of our operating partnership. On September 14, 2012, we entered into an agreement whereby we purchased all of the limited partnership interests held by our former advisor in our operating partnership. Between December 31, 2012 and July 16, 2013, 12 investors contributed their interests in 15 buildings in exchange for 281,600 limited partnership units in our operating partnership at an offering price per unit of $9.50. Pursuant to the operating partnership agreement, each limited partnership unit may be exchanged, at any time on or after the first anniversary date of the issuance, on a one-for-one basis for shares of our common stock, or, at our option, cash equal to the value of an equivalent number of shares of our common stock, or any combination of both. Each limited partnership unit is also entitled to distributions in an amount equal to the per share distributions declared on shares of our common stock.
As of June 30, 2014 and 2013, we owned greater than a 99.90% and 99.86%, respectively, general partnership interest in our operating partnership and our limited partners owned less than a 0.10% and 0.14%, respectively, limited partnership interest in our operating partnership. As such, less than 0.10% and 0.14%, respectively, of the earnings of our operating partnership for the three and six months ended June 30, 2014 and 2013 were allocated to noncontrolling interests, subject to certain limitations.
Until December 31, 2013, we owned a 98.75% interest in the consolidated limited liability company that owns Pocatello East Medical Office Building, or the Pocatello East MOB property. As such, for the three and six months ended June 30, 2013, 1.25% of the earnings of the Pocatello East MOB property were allocated to noncontrolling interests.
On December 31, 2013, we purchased the remaining 1.25% noncontrolling interest in the consolidated limited liability company that owns the Pocatello East MOB property that was purchased on July 27, 2010.
Distribution Reinvestment Plan
We adopted the DRIP that allowed stockholders to purchase additional shares of our common stock through the reinvestment of distributions at an offering price equal to 95.0% of the primary offering price of our offerings, subject to certain conditions. On September 9, 2013, we filed a Registration Statement on Form S-3 under the Securities Act to register a maximum of $100,000,000 of additional shares of our common stock pursuant to the Secondary DRIP. We commenced offering shares under the Secondary DRIP on October 30, 2013 following the termination of our follow-on offering. Our board of directors is evaluating our strategic alternatives to maximize stockholder value. See Note 20, Subsequent Event — Entry into an Agreement and Plan of Merger, for a further discussion. As such, on March 28, 2014, our board of directors suspended the Secondary DRIP effective beginning with the distributions declared for the month of April 2014, which were payable in May 2014, and all future distributions declared will be paid in cash to our stockholders.
For the three months ended June 30, 2014 and 2013, $9,498,000 and $12,701,000, respectively, in distributions were reinvested and 978,027 and 1,307,929 shares of our common stock, respectively, were issued pursuant to the Secondary DRIP and the DRIP, respectively.
For the six months ended June 30, 2014 and 2013, $36,909,000 and $22,830,000, respectively, in distributions were reinvested and 3,801,067 and 2,351,143 shares of our common stock, respectively, were issued pursuant to the Secondary DRIP and the DRIP, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

As of June 30, 2014 and December 31, 2013, a total of $138,238,000 and $101,329,000, respectively, in distributions were reinvested and 14,305,741 and 10,504,674 shares of our common stock, respectively, were issued pursuant to the DRIP and the Secondary DRIP.
Share Repurchase Plan
Our board of directors approved a share repurchase plan that allowed for repurchases of shares of our common stock by us when certain criteria were met. Share repurchases were made at the sole discretion of our board of directors. All repurchases were subject to a one-year holding period, except for repurchases made in connection with a stockholder’s death or “qualifying disability,” as defined in our share repurchase plan. Subject to the availability of the funds for share repurchases, we limited the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder were not subject to this cap. Funds for the repurchase of shares of our common stock came exclusively from the cumulative proceeds we received from the sale of shares of our common stock pursuant to the DRIP and the Secondary DRIP.
On November 6, 2012, our board of directors approved an Amended and Restated Share Repurchase Plan, whereby all shares repurchased on or after December 7, 2012 would be repurchased following a one year holding period at 92.5% to 100% of each stockholder’s purchase amount depending on the period of time their shares had been held. Pursuant to the Amended and Restated Share Repurchase Plan, at any time we were engaged in an offering of shares of our common stock, the repurchase amount for shares repurchased under our share repurchase plan would always be equal to or lower than the applicable per share offering price. However, if shares of our common stock were to be repurchased in connection with a stockholder’s death or qualifying disability, the repurchase price would be no less than 100% of the price paid to acquire the shares of our common stock from us. Furthermore, our share repurchase plan provided that if there were insufficient funds to honor all repurchase requests, pending requests would be honored among all requests for repurchase in any given repurchase period, as followed: first, pro rata as to repurchases sought upon a stockholder’s death; next, pro rata as to repurchases sought by stockholders with a qualifying disability; and, finally, pro rata as to other repurchase requests. Our board of directors is evaluating our strategic alternatives to maximize stockholder value. See Note 20, Subsequent Event — Entry into an Agreement and Plan of Merger, for a further discussion. As such, on March 28, 2014, our board of directors suspended our share repurchase plan, and no stockholder repurchase requests submitted will be fulfilled beginning with requests with respect to the second quarter of 2014.
For the three months ended June 30, 2014 and 2013, we received share repurchase requests and repurchased 280,031 and 264,683 shares of our common stock, respectively, for an aggregate of $2,730,000 and $2,554,000, respectively, at an average repurchase price of $9.75 and $9.65 per share, respectively, and for the six months ended June 30, 2014 and 2013, we received share repurchase requests and repurchased 503,444 and 544,675 shares of our common stock, respectively, for an aggregate of $4,860,000 and $5,254,000, respectively, at an average repurchase price of $9.65 and $9.65 per share, respectively. All shares were repurchased using proceeds we received from the sale of shares of our common stock pursuant to the DRIP and the Secondary DRIP.
As of June 30, 2014 and December 31, 2013, we had received share repurchase requests and had repurchased 1,984,677 shares of our common stock for an aggregate of $19,159,000 at an average price of $9.65 per share and 1,481,233 shares of our common stock for an aggregate of $14,299,000 at an average price of $9.65, respectively, using proceeds we received from the sale of shares of our common stock pursuant to the DRIP and the Secondary DRIP.
2009 Incentive Plan
We adopted our incentive plan, pursuant to which our board of directors or a committee of our independent directors may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 2,000,000.

Through June 30, 2014, we granted an aggregate of 60,000 shares of our restricted common stock, as defined in our incentive plan, to our independent directors in connection with their initial election or re-election to our board of directors, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. In addition, on November 7, 2012 and January 20, 2014, we granted an aggregate of 7,500 and 81,540 shares, respectively, of restricted common stock to our independent directors in consideration of the board of directors’ determination of market

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

compensation for independent directors of similar publicly registered real estate investment trusts and for their past services rendered, respectively. These shares of restricted common stock vest under the same period described above.
The fair value of each share of restricted common stock at the date of grant was estimated at $10.00 or $10.22 per share, as applicable, the then most recent price paid to acquire a share of our common stock in our offerings; and with respect to the initial 20.0% of shares of our restricted common stock that vested on the date of grant, expensed as compensation immediately, and with respect to the remaining shares of our restricted common stock, amortized on a straight-line basis over the vesting period. Shares of our restricted common stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Shares of our restricted common stock have full voting rights and rights to distributions.
For the three months ended June 30, 2014 and 2013, we recognized compensation expense of $67,000 and $27,000, respectively, and for the six months ended June 30, 2014 and 2013, we recognized compensation expense of $293,000 and $53,000, respectively, related to the restricted common stock grants ultimately expected to vest. ASC Topic 718, Compensation — Stock Compensation, requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the three and six months ended June 30, 2014 and 2013, we did not assume any forfeitures. Stock compensation expense is included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive income.
As of June 30, 2014 and December 31, 2013, there was $820,000 and $280,000, respectively, of total unrecognized compensation expense, net of estimated forfeitures, related to nonvested shares of our restricted common stock. This expense is expected to be recognized over a remaining weighted average period of 3.33 years.

As of June 30, 2014 and December 31, 2013, the weighted average grant date fair value of the nonvested shares of our restricted common stock was $942,000 and $306,000, respectively. A summary of the status of the nonvested shares of our restricted common stock as of June 30, 2014 and December 31, 2013, and the changes for the six months ended June 30, 2014, is presented below:

	Number of Nonvested Shares of our Restricted Common Stock	Weighted Average Grant Date Fair Value
Balance — December 31, 2013	30,000	$10.19
Granted	81,540	$10.22
Vested	(19,308)	$10.19
Forfeited	—	$—
Balance — June 30, 2014	92,232	$10.22
Expected to vest — June 30, 2014	92,232	$10.22
13. Related Party Transactions
Fees and Expenses Paid to Affiliates
All of our executive officers and our non-independent directors are also executive officers and employees and/or holders of a direct or indirect interest in our sub-advisor, one of our co-sponsors or other affiliated entities. We are affiliated with Griffin-American Sub-Advisor and American Healthcare Investors; however, we are not affiliated with Griffin Capital, Griffin-American Advisor or Griffin Securities. In the aggregate, for the three months ended June 30, 2014 and 2013, we incurred $13,689,000 and $10,633,000, respectively, and for six months ended June 30, 2014 and 2013, we incurred $25,673,000 and $17,778,000, respectively, in fees and expenses to our affiliates as detailed below. Our advisor, which is not our affiliate, delegates certain advisory duties pursuant to a sub-advisory agreement to our sub-advisor, which is our affiliate. Therefore, although certain obligations under the Advisory Agreement are contractually performed by or for our advisor, only such obligations pursuant to the sub-advisory agreement that are performed by or for our sub-advisor or its affiliates are disclosed in this related party transactions note.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

Offering Stage
Other Organizational and Offering Expenses
Other organizational expenses were expensed as incurred and offering expenses were charged to stockholders’ equity as such amounts were paid from the gross proceeds of our offerings.
Initial Offering
Through the termination of our initial offering on February 14, 2013, our other organizational and offering expenses were paid by our sub-advisor or its affiliates on our behalf. Our sub-advisor or its affiliates were reimbursed for actual expenses incurred up to 1.0% of the gross offering proceeds from the sale of shares of our common stock in our initial offering other than shares of our common stock sold pursuant to the DRIP. For the three and six months ended June 30, 2013, we incurred $1,000 and $116,000, respectively, in offering expenses to our sub-advisor in connection with our initial offering.
Follow-On Offering
Pursuant to our follow-on offering, which commenced February 14, 2013 and terminated on October 30, 2013, our other organizational and offering expenses were paid by our sub-advisor or its affiliates on our behalf. Our sub-advisor or its affiliates were reimbursed for actual expenses incurred up to 1.0% of the gross offering proceeds from the sale of shares of our common stock in our follow-on offering other than shares of our common stock sold pursuant to the DRIP. For the three and six months ended June 30, 2013, we incurred $1,288,000 and $1,946,000 in offering expenses to our sub-advisor in connection with our follow-on offering.
Acquisition and Development Stage
Acquisition Fee
Our sub-advisor or its affiliates receive an acquisition fee of up to 2.60% of the contract purchase price for each property we acquire or 2.0% of the origination or acquisition price for any real estate-related investment we originate or acquire. Until March 31, 2014, the acquisition fee for property acquisitions was paid as follows: (i) in shares of common stock in an amount equal to 0.15% of the contract purchase price, at $9.20 per share, the price paid to acquire a share of our common stock in our offerings, net of selling commissions and dealer manager fees, and (ii) the remainder in cash equal to 2.45% of the contract purchase price. Since April 1, 2014, the acquisition fee for property acquisitions is paid in cash equal to 2.60% of the contract purchase price. Our sub-advisor or its affiliates are entitled to receive these acquisition fees for properties and real estate-related investments we acquire with funds raised in our offerings including acquisitions completed after the termination of the Advisory Agreement, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions. For the three months ended June 30, 2014 and 2013, we incurred $1,107,000 and $3,713,000, respectively, and for the six months ended June 30, 2014 and 2013, we incurred $3,953,000 and $6,198,000, respectively, in acquisition fees to our sub-advisor and its affiliates, which included 0 shares and23,056 shares of common stock issued for the three months ended June 30, 2014 and 2013, respectively, and 17,066 shares and 38,213 shares of common stock for the six months ended June 30, 2014 and 2013, respectively.
Acquisition fees in connection with the acquisition of properties are (i) expensed as incurred when they relate to the purchase of a business in accordance with ASC Topic 805, Business Combinations, or ASC Topic 805, and are included in acquisition related expenses in our accompanying condensed consolidated statements of operations and comprehensive income, or (ii) are capitalized when they relate to the purchase of an asset and included in real estate investments, net, in our accompanying condensed consolidated balance sheets, as applicable. Acquisition fees in connection with the acquisition of real estate-related investments are capitalized as part of the associated investment in our accompanying condensed consolidated balance sheets.
Development Fee
In the event our sub-advisor or its affiliates provide development-related services, our sub-advisor or its affiliates receive a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; however, we will not pay a development fee to our sub-advisor or its affiliates if our sub-advisor or its affiliates elect to receive an acquisition fee based on the cost of such development. For the three and six months ended June 30, 2014 and 2013, we did not incur any development fees to our sub-advisor or its affiliates.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

Reimbursement of Acquisition Expenses
Our sub-advisor or its affiliates are reimbursed for acquisition expenses related to selecting, evaluating and acquiring assets, which is reimbursed regardless of whether an asset is acquired. For the three and six months ended June 30, 2014 and 2013, we did not incur any acquisition expenses to our sub-advisor or its affiliates.
Reimbursements of acquisition expenses related to real estate investments are (i) expensed as incurred when they relate to the purchase of a business in accordance with ASC Topic 805 and are included in acquisition related expenses in our accompanying condensed consolidated statements of operations and comprehensive income, or (ii) are capitalized when they relate to the purchase of an asset and included in real estate investments, net, in our accompanying condensed consolidated balance sheets, as applicable. Reimbursements of acquisition expenses in connection with the acquisition of real estate-related investments are capitalized as part of the associated investment in our accompanying condensed consolidated balance sheets.
The reimbursement of acquisition expenses, acquisition fees and real estate commissions and other fees paid to unaffiliated parties will not exceed, in the aggregate, 6.0% of the contract purchase price or total development costs, unless fees in excess of such limits are approved by a majority of our disinterested directors, including a majority of our independent directors, not otherwise interested in the transaction. For the three and six months ended June 30, 2014 and 2013, such fees and expenses did not exceed 6.0% of the contract purchase price of our acquisitions, except with respect to our acquisition of land in the Dixie-Lobo Medical Office Building Portfolio on May 2, 2013. Pursuant to our charter, prior to the acquisition of the land, our directors, including a majority of our independent directors, not otherwise interested in the transaction, approved the fees and expenses associated with the acquisition of the land in excess of the 6.0% limit and determined that such fees and expenses were commercially competitive, fair and reasonable to us.
Operational Stage
Asset Management Fee
Our sub-advisor or its affiliates are paid a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth of 0.85% of average invested assets existing as of January 6, 2012 and one-twelfth of 0.75% of the average invested assets acquired after January 6, 2012, subject to our stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded, of average invested capital. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate properties and real estate-related investments, before deducting depreciation, amortization, bad debt and other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period of calculation; and average invested capital means, for a specified period, the aggregate issue price of shares of our common stock purchased by our stockholders, reduced by distributions of net sales proceeds by us to our stockholders and by any amounts paid by us to repurchase shares of our common stock pursuant to our share repurchase plan. For the three months ended June 30, 2014 and 2013, we incurred $5,783,000 and $3,011,000, respectively, and for the six months ended June 30, 2014 and 2013, we incurred $11,373,000 and $5,729,000, respectively, in asset management fees to our sub-advisor.
Asset management fees are included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive income.
Property Management Fee
Our sub-advisor or its affiliates are paid a monthly property management fee of up to 4.0% of the gross monthly cash receipts from each property managed by our sub-advisor or its affiliates. Our sub-advisor or its affiliates may sub-contract its duties to any third-party, including for fees less than the property management fees payable to our sub-advisor or its affiliates. In addition to the above property management fee, for each property managed directly by entities other than our sub-advisor or its affiliates, we pay our sub-advisor or its affiliates a monthly oversight fee of up to 1.0% of the gross cash receipts from the property; provided however, that in no event will we pay both a property management fee and an oversight fee to our sub-advisor or its affiliates with respect to the same property. For the three months ended June 30, 2014 and 2013, we incurred $1,638,000 and $1,033,000, respectively, and for six months ended June 30, 2014 and 2013, we incurred $3,248,000 and $1,858,000, respectively, in property management fees and oversight fees to our sub-advisor or its affiliates.
Property management fees and oversight fees are included in rental expenses in our accompanying condensed consolidated statements of operations and comprehensive income.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

On-site Personnel Payroll
For the three and six months ended June 30, 2014,  we incurred $4,480,000 and $5,491,000, respectively, as a reimbursement of payroll expense for on-site personnel to an affiliate of our advisor, which is included in rental expenses in our accompanying condensed consolidated statements of operations and comprehensive income. We did not incur any such amounts for the three and six months ended June 30, 2013.
Lease Fees
We pay our sub-advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 8.0% of the gross revenues generated during the initial term of the lease. For the three months ended June 30, 2014 and 2013, we incurred $609,000 and $1,551,000, respectively, and for the six months ended June 30, 2014 and 2013, we incurred $1,469,000 and $1,856,000, respectively, in lease fees to our sub-advisor or its affiliates.
Lease fees are capitalized as lease commissions and included in other assets, net in our accompanying condensed consolidated balance sheets.
Construction Management Fee
In the event that our sub-advisor or its affiliates assist with planning and coordinating the construction of any capital or tenant improvements, our sub-advisor or its affiliates are paid a construction management fee of up to 5.0% of the cost of such improvements. For the three months ended June 30, 2014 and 2013, we incurred $72,000 and $36,000, respectively, and for the six months ended June 30, 2014 and 2013, we incurred $139,000 and $75,000, respectively, in construction management fees to our sub-advisor or its affiliates.
Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying condensed consolidated balance sheets or expensed and included in our accompanying condensed consolidated statements of operations and comprehensive income, as applicable.
Operating Expenses
We reimburse our sub-advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we cannot reimburse our sub-advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of: (i) 2.0% of our average invested assets, as defined in the Advisory Agreement, or (ii) 25.0% of our net income, as defined in the Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors.
For the 12 months ended June 30, 2014, our operating expenses did not exceed this limitation. Our operating expenses as a percentage of average invested assets and as a percentage of net income were 1.1% and 23.9%, respectively, for the 12 months ended June 30, 2014. For the three and six months ended June 30, 2014 and 2013, our sub-advisor or its affiliates did not incur any operating expenses on our behalf.
Operating expense reimbursements are included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive income.
Compensation for Additional Services
Our sub-advisor and its affiliates are paid for services performed for us other than those required to be rendered by our sub-advisor or its affiliates under the Advisory Agreement. The rate of compensation for these services has to be approved by a majority of our board of directors, including a majority of our independent directors, and cannot exceed an amount that would be paid to unaffiliated parties for similar services. For the three and six months ended June 30, 2014 and 2013, our sub-advisor and its affiliates were not compensated for any additional services.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

Liquidity Stage
Disposition Fees
For services relating to the sale of one or more properties, our sub-advisor or its affiliates are paid a disposition fee up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board of directors, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the three and six months ended June 30, 2014 and 2013, we did not incur any disposition fees to our sub-advisor or its affiliates.
Subordinated Participation Interest
Subordinated Distribution of Net Sales Proceeds
In the event of liquidation, our sub-advisor will be paid a subordinated distribution of net sales proceeds. The distribution from our operating partnership will be equal to 77.09% of 15.0% of the net proceeds from the sales of properties, as set forth in the operating partnership agreement, as amended, after distributions to our stockholders, in the aggregate, of (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) plus (ii) an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock, as adjusted for distributions of net sale proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the three and six months ended June 30, 2014 and 2013, we did not incur any such distributions to our sub-advisor.
Subordinated Distribution upon Listing
Upon the listing of shares of our common stock on a national securities exchange, our sub-advisor will be paid a distribution from our operating partnership equal to 77.09% of 15.0% of the amount by which (i) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the date of listing, as set forth in the operating partnership agreement, as amended. Actual amounts to be received depend upon the market value of our outstanding stock at the time of listing among other factors. For the three and six months ended June 30, 2014 and 2013, we did not incur any such distributions to our sub-advisor.
Subordinated Distribution Upon Termination
Upon termination or non-renewal of the Advisory Agreement, if the shares of our common stock are not listed on a national securities exchange, our sub-advisor will be entitled to a subordinated distribution from our operating partnership equal to 77.09% of 15.0% of the amount, if any, by which (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash that, if distributed to them as of the termination date, will provide them an annual 8.0% cumulative, non-compounded return on the gross proceeds from the sale of shares of our common stock through the termination date, subject to certain reductions relating to properties acquired prior to Griffin-American Advisor’s appointment as our advisor.
Upon termination or non-renewal of the Advisory Agreement in connection with a merger of our company, our sub-advisor will be entitled to a subordinated distribution from our operating partnership equal to 77.09% of 15.0% of the amount, if any, by which (i) the Implied Value (as defined below) of our assets, plus our cash, cash equivalents, deposits, receivables and prepaid assets as of the date of such merger, less any of our indebtedness or other liabilities, less the amount of transaction or selling expenses incurred in connection with such merger, plus total distributions paid through the date of such merger, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) plus an annual 8.0% cumulative, non-compounded return on the gross proceeds through the date of the merger; provided, that the term “Implied Value” means the sum of (A)(1) the total number of shares of our stock outstanding immediately prior to the merger, multiplied by (2) the aggregate consideration paid per share of our stock in connection with the merger, plus (B) any incentive distributions paid or payable to our advisor, our sub-advisor or our former

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

advisor in connection with the merger, plus (C) any of our indebtedness or other liabilities, plus (D) the amount of transaction or selling expenses incurred by us or on our behalf in connection with the merger as of the date of the merger, minus (E) our cash, cash equivalents, deposits, receivables and prepaid assets.
As of June 30, 2014 and 2013, we had not recorded any charges to earnings related to the subordinated distribution upon termination. See Note 20, Subsequent Event — Entry into an Agreement and Plan of Merger, for a further discussion.
Executive Stock Purchase Plans
Effective January 1, 2013, our Chairman of the Board of Directors and Chief Executive Officer, Jeffrey T. Hanson, our President and Chief Operating Officer, Danny Prosky, and our Executive Vice President, General Counsel, Mathieu B. Streiff, each executed a stock purchase plan, or the Executive Stock Purchase Plans, whereby they each irrevocably agreed to invest 100%, 50.0% and 50.0%, respectively, of their net after-tax base salary and cash bonus compensation earned as employees of American Healthcare Investors directly into our company by purchasing shares of our common stock. In addition, our Chief Financial Officer, Shannon K S Johnson, our Senior Vice President of Acquisitions, Stefan K.L. Oh, and our Secretary, Cora Lo, each executed similar Executive Stock Purchase Plans whereby each executive irrevocably agreed to invest 15.0%, 15.0% and 10.0%, respectively, of their net after-tax base salary earned as employees of American Healthcare Investors directly into our company by purchasing shares of our common stock. The Executive Stock Purchase Plans each were to terminate on the earlier of (i) December 31, 2013, (ii) the termination of our offerings, (iii) any suspension of our offerings by our board of directors or a regulatory body, or (iv) the date upon which the number of shares of our common stock owned by such person, when combined with all their other investments in our common stock, exceeds the ownership limits set forth in our charter. In connection with the termination of our follow-on offering on October 30, 2013, the Executive Stock Purchase Plans also terminated, and therefore we did not issue any shares of our common stock pursuant to the applicable stock purchase plan for the three and six months ended June 30, 2014.
For the three and six months ended June 30, 2013, our executive officers invested the following amounts and we issued the following shares of our common stock pursuant to the applicable stock purchase plan:

		Three Months Ended		Six Months Ended
		June 30, 2013		June 30, 2013
Officer's Name	Title	Amount	Shares	Amount	Shares
Jeffrey T. Hanson	Chairman of the Board of Directors and Chief Executive Officer	$20,000	2,170	$40,000	4,339
Danny Prosky	President and Chief Operating Officer	15,000	1,567	29,000	3,132
Mathieu B. Streiff	Executive Vice President, General Counsel	13,000	1,396	26,000	2,787
Shannon K S Johnson	Chief Financial Officer	6,000	597	11,000	1,145
Stefan K.L. Oh	Senior Vice President of Acquisitions	5,000	576	8,000	917
Cora Lo	Secretary	3,000	334	6,000	643
		$62,000	6,640	$120,000	12,963
Accounts Payable Due to Affiliates
The following amounts were outstanding to our affiliates as of June 30, 2014 and December 31, 2013:

	June 30,	December 31,
Fee	2014	2013
Asset and property management fees	$2,539,000	$2,201,000
Lease commissions	440,000	83,000
Construction management fees	145,000	94,000
Offering costs	—	28,000
Operating expenses	—	1,000
	$3,124,000	$2,407,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

Asset Allocation Policy
On April 10, 2014, American Healthcare Investors, acting as managing member of our sub-advisor and Griffin-American Healthcare REIT III Advisor, LLC, the advisor of Griffin-American Healthcare REIT III, Inc., or GA Healthcare REIT III, another publicly registered non-traded healthcare REIT also co-sponsored by American Healthcare Investors, adopted an asset allocation policy that initially applied until June 30, 2014 to allocate property acquisitions among us and GA Healthcare REIT III. On June 23, 2014, the asset allocation policy was renewed for another 30 days and subject to successive automatic 30 day renewals until terminated upon notice by American Healthcare Investors, our board of directors or the board of directors of GA Healthcare REIT III. Pursuant to the asset allocation policy, American Healthcare Investors will allocate potential investment opportunities to us and GA Healthcare REIT III based on the consideration of certain factors for each company such as investment objectives; the availability of cash and/or financing to acquire the investment; financial impact; strategic advantages; concentration and/or diversification; and income tax effects.
After consideration and analysis of such factors, if American Healthcare Investors determines that the investment opportunity is suitable for both companies, then: (i) we will have priority for (a) investment opportunities of $100,000,000 or greater and (b) international investments, until such time as we reach 30% portfolio leverage (calculated by dividing debt by contract purchase price and based on equity existing as of January 1, 2014); and (ii) GA Healthcare REIT III will have priority for investment opportunities of $20,000,000 or less, until such time as GA Healthcare REIT III reaches $500,000,000 in aggregate assets (based on contract purchase price). In the event all acquisition allocation factors have been exhausted and an investment opportunity remains equally suitable for us and GA Healthcare REIT III, the investment opportunity will be offered to the company that has had the longest period of time elapse since it was offered an investment opportunity.
14. Fair Value Measurements
Assets and Liabilities Reported at Fair Value
The table below presents our assets and liabilities measured at fair value on a recurring basis as of June 30, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Interest rate swaps	$—	$376,000	$—	$376,000
Foreign currency forward contract	—	26,873,000	—	26,873,000
Contingent consideration obligations	—	—	3,669,000	3,669,000
Total liabilities at fair value	$—	$27,249,000	$3,669,000	$30,918,000

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Interest rate swaps	$—	$451,000	$—	$451,000
Foreign currency forward contract	—	16,489,000	—	16,489,000
Contingent consideration obligations	—	—	4,675,000	4,675,000
Total liabilities at fair value	$—	$16,940,000	$4,675,000	$21,615,000

There were no transfers into and out of fair value measurement levels during the six months ended June 30, 2014 and 2013.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

Derivative Financial Instruments
We use interest rate swaps to manage interest rate risk associated with floating rate debt and foreign currency forward contracts to mitigate the effects of foreign currency fluctuations. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, spot and forward rates, as well as option volatility. The fair values of interest rate swaps and foreign currency forward contracts are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates or foreign currency exchange rates (forward curves) derived from observable market interest rate curves and foreign currency exchange rates curves, as applicable.
To comply with the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, or ASC Topic 820, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
Although we have determined that the majority of the inputs used to value our interest rate swaps and foreign currency forward contracts fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of June 30, 2014 and December 31, 2013, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our interest rate swaps and foreign currency forward contracts. As a result, we have determined that our interest rate swaps and foreign currency forward contracts valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Contingent Consideration
Obligations
In connection with our property acquisitions, we have accrued $3,669,000 and $4,675,000 as contingent consideration obligations as of June 30, 2014 and December 31, 2013, respectively. Such consideration will be paid upon various conditions being met including our tenants achieving certain rent coverage ratios, completing renovation projects or sellers’ leasing of unoccupied space. Of the amount accrued as of June 30, 2014, $2,911,000 relates to our acquisition of Pacific Northwest Senior Care Portfolio on August 24, 2012 and $758,000 relates to various other property acquisitions. Of the amount accrued as of December 31, 2013, $3,208,000 relates to our acquisition of Pacific Northwest Senior Care Portfolio and $1,467,000 relates to various other property acquisitions.
We could be required to pay up to $6,525,000 in contingent consideration with respect to our acquisition of Pacific Northwest Senior Care Portfolio. The first $4,700,000 of such contingent consideration can be paid immediately upon notification that improvements up to such dollar amount have been completed by the tenant. The remaining portion of up to $1,825,000 could be paid within three years from the acquisition date provided that (i) the tenant has achieved a certain specified rent coverage ratio computed in the aggregate for the six most recent calendar months and (ii) the tenant has completed additional improvements in an amount up to $1,825,000. The range of payment is between $0 and up to a maximum of $6,525,000; however, such payment will result in an increase in the monthly rent charged to the tenant and additional rental revenue to us. We have assumed that the tenant will use and request the first $4,700,000 for the improvements and that the tenant will achieve the required rent coverage ratios for six consecutive months to qualify for the additional $1,825,000. As of June 30, 2014, we have made payments of $3,614,000 towards this obligation.

Unobservable Inputs and Reconciliation
The fair value of the contingent consideration is determined based on the facts and circumstances existing at each reporting date and the likelihood of the counterparty achieving the necessary conditions based on a probability weighted discounted cash flow analysis based, in part, on significant inputs which are not observable in the market. As a result, we have determined that our contingent consideration valuations are classified in Level 3 of the fair value hierarchy. Our contingent consideration obligations are included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets and any changes in their fair value subsequent to their acquisition date valuations are charged to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

earnings. Gains and losses recognized on contingent consideration obligations are included in acquisition related expenses in our accompanying condensed consolidated statements of operations and comprehensive income.
The following table shows quantitative information about unobservable inputs related to Level 3 fair value measurements used as of June 30, 2014 and December 31, 2013 for our most significant contingent consideration obligation:

Property	Fair Value as of June 30, 2014	Fair Value as of December 31, 2013	Unobservable Inputs	Range of Inputs/Inputs
Pacific Northwest Senior Care Portfolio	$2,911,000	$3,208,000	Achieve Required Lease Coverage Ratios	Yes
			Total Estimated Cost of Tenant Improvements	$6,525,000
			Percentage of Eligible Payment Requested	100%
___________
Significant increases or decreases in any of the unobservable inputs in isolation or in the aggregate would result in a significantly higher or lower fair value measurement to each contingent consideration obligation as of June 30, 2014 and December 31, 2013. Lastly, if the counterparty requests something less than 100% of the eligible payment, which they have the right to do, then the fair value would decrease. If the lease coverage ratio is not met for Pacific Northwest Senior Care Portfolio, then the fair value would decrease to $1,086,000 and $1,383,000 as of June 30, 2014 and December 31, 2013, respectively. A decrease in the total cost of the tenant improvements would decrease the fair value of the tenant improvement allowance. An increase in the total cost of the tenant improvements would have no impact on the payment.
The following is a reconciliation of the beginning and ending balances of our contingent consideration assets and obligations for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Contingent Consideration Obligations:
Beginning balance	$4,386,000	$59,615,000	$4,675,000	$60,204,000
Additions to contingent consideration obligations	—	287,000	100,000	287,000
Realized/unrealized (gains) losses recognized in earnings	(40,000)	(185,000)	(78,000)	273,000
Settlements of obligations	(677,000)	(53,228,000)	(1,028,000)	(54,275,000)
Ending balance	$3,669,000	$6,489,000	$3,669,000	$6,489,000
Amount of total gains included in earnings attributable to the change in unrealized (gains) losses related to obligations still held	$(40,000)	$(185,000)	$(78,000)	$(185,000)
Financial Instruments Disclosed at Fair Value
ASC Topic 825, Financial Instruments, requires disclosure of the fair value of financial instruments, whether or not recognized on the face of the balance sheet. Fair value is defined under ASC Topic 820.
Our accompanying condensed consolidated balance sheets include the following financial instruments: real estate notes receivable, net, cash and cash equivalents, accounts and other receivables, net, restricted cash, real estate and escrow deposits, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable, net and borrowings under our unsecured line of credit.
We consider the carrying values of real estate notes receivable, net, cash and cash equivalents, accounts and other receivables, net, restricted cash, real estate and escrow deposits, accounts payable and accrued liabilities to approximate the fair value for these financial instruments because of the short period of time since origination or the short period of time between origination of the instruments and their expected realization. Due to the short-term nature of these instruments, Level 1 and Level 2 inputs are utilized to estimate the fair value of these financial instruments. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable.
The fair value of the mortgage loans payable and our unsecured line of credit is estimated using a discounted cash flow analysis using borrowing rates available to us for debt instruments with similar terms and maturities. As of June 30, 2014 and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

December 31, 2013, the fair value of the mortgage loans payable was $325,400,000 and $324,930,000, respectively, compared to the carrying value of $320,643,000 and $329,476,000, respectively. The fair value of our unsecured line of credit as of June 30, 2014 and December 31, 2013 was $217,817,000 and $68,243,000, respectively, compared to the carrying value of $217,300,000 and $68,000,000, respectively. We have determined that the mortgage loans payable and our unsecured line of credit valuations are classified as Level 2 within the fair value hierarchy.
15. Income Taxes
As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as TRSs pursuant to the Code. TRSs may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.
We did not incur income taxes for the three and six months ended June 30, 2013. Components of (loss) income before taxes for the three and six months ended June 30, 2014 was as follows:

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
Domestic	$(228,000)	$10,095,000
Foreign	(1,074,000)	(1,943,000)
(Loss) income before income taxes	$(1,302,000)	$8,152,000
The components of income tax expense (benefit) for the three and six months ended June 30, 2014 was as follows:

	Three Months Ended	Six Months Ended
	June 30, 2014	June 30, 2014
Federal deferred	$(4,801,000)	$(7,546,000)
State deferred	(567,000)	(838,000)
Foreign current	120,000	281,000
Foreign deferred	(925,000)	(1,670,000)
Valuation allowances	5,368,000	8,336,000
Total income tax (benefit)	$(805,000)	$(1,437,000)
Current Income Tax
Federal and state income taxes are generally a function of the level of income recognized by our TRSs. Foreign income taxes are generally a function of our income on our real estate investments located in the United Kingdom.
Deferred Taxes
Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax net operating losses that may be realized in future periods depending on sufficient taxable income.
We apply the rules under ASC 740-10, Accounting for Uncertainty in Income Taxes, for uncertain tax positions using a “more likely than not” recognition threshold for tax positions. Pursuant to these rules, we will initially recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of June 30, 2014, our valuation allowance fully reserves the net deferred tax asset due to inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

For foreign income tax purposes, the acquisition of UK Senior Housing Portfolio has been treated as a tax-free transaction resulting in a carry-over basis in assets and liabilities. In accordance with GAAP, we record all of the acquired assets and liabilities at the estimated fair values and recognize the deferred income tax liabilities that represent the tax effect of the difference between the tax basis carried over and the fair value of the assets at the date of acquisition. If taxable income is generated in these subsidiaries, we recognize a deferred income tax benefit in earnings as a result of the reversal of the deferred income tax liability previously recorded at the acquisition date and we record current income tax expense representing the entire current income tax liability.
Any increases or decreases to the deferred income tax assets or liabilities are reflected in income tax benefit in our condensed consolidated statements of operations and comprehensive income. The components of deferred tax assets and liabilities as of June 30, 2014 and December 31, 2013 were as follows:

	June 30,	December 31,
	2014	2013
Deferred income tax assets:
Net operating loss	$8,336,000	$—
Valuation allowances	(8,336,000)	—
Total deferred income tax assets	$—	$—
Deferred income tax liabilities:
Foreign – built-in-gains, real estate properties	$47,443,000	$47,635,000
Other – temporary differences	2,831,000	2,730,000
Total deferred income tax liabilities	$50,274,000	$50,365,000
16. Business Combinations
2014
For the six months ended June 30, 2014, we acquired four buildings, which have been accounted for as business combinations. The aggregate contract purchase price was $70,050,000, plus closing costs and acquisition fees of $2,148,000, which are included in acquisition related expenses in our accompanying condensed consolidated statements of operations and comprehensive income. See Note 3, Real Estate Investments, Net for a listing of the properties acquired, acquisition dates and the amount of financing initially incurred or assumed in connection with such acquisitions. Based on quantitative and qualitative considerations, the business combinations we completed during 2014 are not material individually or in the aggregate.
2013
For the six months ended June 30, 2013, we completed nine property acquisitions comprising 27 buildings, which have been accounted for as business combinations. The aggregate contract purchase price was $198,950,000, plus closing costs and acquisition fees of $6,117,000, which are included in acquisition related expenses in our accompanying condensed consolidated statements of operations and comprehensive income.
Results of operations for the property acquisitions are reflected in our accompanying condensed consolidated statements of operations and comprehensive income for the six months ended June 30, 2013 for the period subsequent to the acquisition date of each property through June 30, 2013. For the period from the acquisition date through June 30, 2013, we recognized the following amounts of revenue and net income for the property acquisitions:

Acquisition	Revenue	Net Income
2013 Acquisitions	$4,990,000	$1,002,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

The following summarizes the fair value of our 2013 property acquisitions at the time of acquisition:

	2013 Acquisitions
Building and improvements	$148,246,000
Land	17,025,000
In-place leases	13,673,000
Tenant relationships	22,058,000
Above market leases	2,512,000
Total assets acquired	203,514,000
Mortgage loans payable, net	(62,712,000)
Below market leases	(1,536,000)
Above market leasehold interest	(147,000)
Other liabilities	(287,000)	(1)
Total liabilities assumed	(64,682,000)
Net assets acquired	$138,832,000
__________

(1)
Included in other liabilities is $287,000 accrued for as contingent consideration in connection with the purchase of a building in the Central Indiana MOB Portfolio. See Note 14, Fair Value Measurements — Assets and Liabilities Reported at Fair Value — Contingent Consideration, for a further discussion.

Assuming the property acquisitions in 2013 discussed above had occurred on January 1, 2012, for the three months and six months ended June 30, 2013 and 2012, pro forma revenue, net income (loss), net income (loss) attributable to controlling interest and net income (loss) per common share attributable to controlling interest — basic and diluted would have been as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$47,010,000	$28,066,000	$92,841,000	$53,107,000
Net income (loss)	$9,056,000	$(966,000)	$17,934,000	$(4,112,000)
Net income (loss) attributable to controlling interest	$9,042,000	$(963,000)	$17,905,000	$(4,099,000)
Net income (loss) per common share attributable to controlling interest — basic and diluted	$0.05	$(0.01)	$0.12	$(0.06)

The pro forma adjustments assume that the debt proceeds and the offering proceeds, at a price of $10.00 per share, net of offering costs were raised as of January 1, 2012. In addition, as acquisition related expenses related to the acquisitions are not expected to have a continuing impact, they have been excluded from the pro forma results. The pro forma results are not necessarily indicative of the operating results that would have been obtained had the acquisitions occurred at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

17. Segment Reporting
ASC Topic 280, Segment Reporting, establishes standards for reporting financial and descriptive information about a public entity’s reportable segments. As of June 30, 2014, we evaluated our business and made resource allocations based on five reportable business segments—medical office buildings, hospitals, skilled nursing facilities, senior housing and senior housing–RIDEA. Our medical office buildings are typically leased to multiple tenants under separate leases in each building, thus requiring active management and responsibility for many of the associated operating expenses (although many of these are, or can effectively be, passed through to the tenants). Our hospital investments are primarily single tenant properties which lease the facilities to unaffiliated tenants under “triple-net” and generally “master” leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our skilled

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

nursing facilities and senior housing facilities are acquired and similarly structured as our hospital investments. Our senior housing–RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure.
We evaluate performance based upon net operating income of the combined properties in each segment. We define net operating income, a non-GAAP financial measure, as total revenues, less rental expenses, which excludes depreciation and amortization, general and administrative expenses, acquisition related expenses, interest expense, foreign currency and derivative loss, interest income and income tax benefit. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment net operating income serves as a useful supplement to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis. Segment net operating income should not be considered as an alternative to net income (loss) determined in accordance with GAAP as an indicator of our financial performance, and, accordingly, we believe that in order to facilitate a clear understanding of our consolidated historical operating results, segment operating income should be examined in conjunction with net income (loss) as presented in our accompanying condensed consolidated financial statements.
Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.
Non-segment assets primarily consist of corporate assets including cash and cash equivalents, real estate and escrow deposits, deferred financing costs, other receivables and other assets not attributable to individual properties.

Summary information for the reportable segments during the three and six months ended June 30, 2014 and 2013 was as follows:

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing–RIDEA	Three Months Ended June 30, 2014
Revenues:
Real estate revenue	$39,459,000	$13,298,000	$6,350,000	$13,828,000	$—	$72,935,000
Resident fees and services	—	975,000	—	623,000	19,389,000	20,987,000
Total revenues	39,459,000	14,273,000	6,350,000	14,451,000	19,389,000	93,922,000
Expenses:
Rental expenses	12,592,000	6,073,000	896,000	1,246,000	14,185,000	34,992,000
Segment net operating income	$26,867,000	$8,200,000	$5,454,000	$13,205,000	$5,204,000	$58,930,000
Expenses:
General and administrative						$11,704,000
Acquisition related expenses						1,101,000
Depreciation and amortization						34,326,000
Income from operations						11,799,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense						(5,445,000)
Gain in fair value of derivative financial instruments						25,000
Foreign currency and derivative loss						(7,682,000)
Interest income						1,000
Loss before income taxes						(1,302,000)
Income tax benefit						805,000
Net loss						$(497,000)

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing–RIDEA	Three Months Ended June 30, 2013
Revenues:
Real estate revenue	$25,023,000	$12,177,000	$5,837,000	$2,357,000	$—	$45,394,000
Expenses:
Rental expenses	8,385,000	823,000	850,000	159,000	—	10,217,000
Segment net operating income	$16,638,000	$11,354,000	$4,987,000	$2,198,000	$—	$35,177,000
Expenses:
General and administrative						$4,369,000
Acquisition related expenses						3,674,000
Depreciation and amortization						16,420,000
Income from operations						10,714,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense						(4,488,000)
Gain in fair value of derivative financial instruments						123,000
Foreign currency and derivative loss						(330,000)
Interest income						34,000
Net income						$6,053,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing–RIDEA	Six Months Ended June 30, 2014
Revenues:
Real estate revenue	$78,726,000	$26,503,000	$12,600,000	$27,374,000	$—	$145,203,000
Resident fees and services	—	975,000	—	623,000	38,577,000	40,175,000
Total revenues	78,726,000	27,478,000	12,600,000	27,997,000	38,577,000	185,378,000
Expenses:
Rental expenses	25,180,000	9,207,000	1,746,000	1,800,000	28,370,000	66,303,000
Segment net operating income	$53,546,000	$18,271,000	$10,854,000	$26,197,000	$10,207,000	$119,075,000
Expenses:
General and administrative						$19,890,000
Acquisition related expenses						2,743,000
Depreciation and amortization						67,927,000
Income from operations						28,515,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense						(10,538,000)
Gain in fair value of derivative financial instruments						75,000
Foreign currency and derivative loss						(9,904,000)
Interest income						4,000
Income before income taxes						8,152,000
Income tax benefit						1,437,000
Net income						$9,589,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

	Medical Office Buildings	Skilled Nursing Facilities	Hospitals	Senior Housing	Senior Housing–RIDEA	Six Months Ended June 30, 2013
Revenues:
Real estate revenue	$46,477,000	$22,927,000	$11,488,000	$4,720,000	$—	$85,612,000
Expenses:
Rental expenses	15,018,000	1,619,000	1,505,000	315,000	—	18,457,000
Segment net operating income	$31,459,000	$21,308,000	$9,983,000	$4,405,000	$—	$67,155,000
Expenses:
General and administrative						$8,439,000
Acquisition related expenses						7,279,000
Depreciation and amortization						31,238,000
Income from operations						20,199,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium):
Interest expense						(8,565,000)
Gain in fair value of derivative financial instruments						212,000
Foreign currency and derivative loss						(330,000)
Interest income						37,000
Net income						$11,553,000
Assets by reportable segment as of June 30, 2014 and December 31, 2013 were as follows:

	June 30,	December 31,
	2014	2013
Medical office buildings	$1,360,104,000	$1,296,336,000
Senior housing	733,438,000	699,420,000
Skilled nursing facilities	445,017,000	405,774,000
Senior housing–RIDEA	303,729,000	313,279,000
Hospitals	197,477,000	194,847,000
All other	7,478,000	19,070,000
Total assets	$3,047,243,000	$2,928,726,000
Our portfolio of properties and other investments are located in the United States and the United Kingdom. Revenues and assets are attributed to the country in which the property is physically located. The following is a summary of geographic information for our operations for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
United States	$82,666,000	$45,394,000	$163,191,000	$85,612,000
United Kingdom	11,256,000	—	22,187,000	—
Total revenues	$93,922,000	$45,394,000	$185,378,000	$85,612,000

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

	June 30,	December 31,
	2014	2013
Real estate investments, net:
United States	$2,070,820,000	$1,965,110,000
United Kingdom	570,800,000	558,589,000
Total real estate investments, net	$2,641,620,000	$2,523,699,000
18. Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk are primarily real estate notes receivable, cash and cash equivalents, accounts and other receivable, restricted cash and escrow deposits. We are exposed to credit risk with respect to the real estate notes receivable but we believe collection of the outstanding amount is probable and that the risk is further mitigated as the real estate notes receivable are secured by property and there is a guarantee of completion agreement executed between the parent company of the borrowers and us. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of June 30, 2014 and December 31, 2013, we had cash and cash equivalents, restricted cash accounts and escrow deposits in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants, and security deposits are obtained upon lease execution.
Based on leases in effect as of June 30, 2014, no one state in the United States accounted for 10.0% or more of our annualized base rent. However, we own UK Senior Housing Portfolio located in the United Kingdom, which accounted for 14.9% of our annualized base rent as of June 30, 2014. Accordingly, there is a geographic concentration of risk subject to fluctuations in the United Kingdom’s economy.
Based on leases in effect as of June 30, 2014, our five reportable business segments, medical office buildings, skilled nursing facilities, senior housing, senior housing–RIDEA and hospitals, accounted for 46.6%, 18.7%, 18.4%, 8.5% and 7.8%, respectively, of our annualized base rent. As of June 30, 2014, rental payments by one of our tenants at our properties accounted for 10.0% or more of our annualized base rent, as follows:

Tenant	2014 Annualized Base Rent(1)	Percentage of Annualized Base Rent	Property	Reportable Segment	GLA (Sq Ft)	Lease Expiration Date(2)
Myriad Healthcare Limited(3)	£21,610,000	14.9%	UK Senior Housing Portfolio	Senior Housing	962,000	09/10/48
__________

(1)
Annualized base rent is based on contractual base rent from leases in effect as of June 30, 2014 and was approximately $36,966,000 based on the currency exchange rate as of June 30, 2014. The loss of this tenant or its inability to pay rent could have a material adverse effect on our business and results of operations.

(2)	UK Senior Housing Portfolio is leased to one tenant under a 35-year absolute net lease with lease termination options on October 1, 2028 and October 1, 2038.

(3)
As of June 30, 2014, £11,754,000, or approximately $20,107,000 based on the currency exchange rate as of June 30, 2014, was outstanding under real estate notes receivable, to affiliates of Myriad Healthcare Limited. See Note 4, Real Estate Notes Receivable, Net, for a further discussion.

19. Per Share Data
We report earnings (loss) per share pursuant to ASC Topic 260, Earnings per Share. Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) allocated to controlling interest by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) allocated to controlling interest is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $64,000 and $34,000, respectively, for the three months ended June 30, 2014 and 2013, and $125,000 and $47,000, respectively, for the six months ended June 30, 2014 and 2013. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and exchangeable limited partnership units of our operating partnership are participating securities and

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

give rise to potentially dilutive shares of our common stock. As of June 30, 2014 and 2013, there were 92,232 and 25,500 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of June 30, 2014 and 2013, there were 281,800 and 254,400 units, respectively, of exchangeable limited partnership units of our operating partnership outstanding, but such units were also excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.
20. Subsequent Event
Entry into an Agreement and Plan of Merger
On August 5, 2014, we entered into an Agreement and Plan of Merger, or merger agreement, with NorthStar Realty Finance Corp., or parent, NRF Healthcare Subsidiary, LLC, a wholly owned subsidiary of parent, or Merger Sub, and NRF OP Healthcare Subsidiary, LLC, a wholly owned subsidiary of Merger Sub, or the Partnership Merger Sub, and, together with parent and Merger Sub, referred to as the parent parties, pursuant to which, subject to the satisfaction or waiver of certain conditions, our company will be merged with and into Merger Sub, or the Company Merger, and the Partnership Merger Sub will be merged with and into our operating partnership, or Partnership Merger, and, together with the Company Merger, collectively referred to as the mergers. Upon completion of the Company Merger, Merger Sub will survive and the separate corporate existence of our company will cease. Upon completion of the Partnership Merger, our operating partnership will survive and the separate existence of Partnership Merger Sub will cease.
Pursuant to the terms and conditions in the merger agreement, at the effective time of the Company Merger, or the company merger effective time, each share of our common stock, $0.01 par value per share, issued and outstanding immediately prior to the company merger effective time will be converted into the right to receive (i) that number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of parent, or parent common stock, equal to the quotient determined by dividing $3.75 by the average parent closing price (as defined in the merger agreement) and rounding the result to the nearest 1/10,000 of a share, or the exchange ratio; provided, that if the average parent closing price is less than $16.00, the exchange ratio will be 0.2344, and if the average parent closing price is greater than $20.17, the exchange ratio will be 0.1859, or the stock consideration, and (ii) $7.75 in cash, or the cash consideration, and, together with the stock consideration, referred to as the merger consideration, subject to adjustment in the event either party pays cash dividends in excess of permitted dividends and subject to any applicable withholding tax. In addition, immediately prior to the company merger effective time, all outstanding shares of our restricted stock will be cancelled in exchange for the right to receive, with respect to each restricted company share so cancelled, an amount equal to the merger consideration.
At the effective time of the Partnership Merger, or the partnership merger effective time, each unit of partnership interests in our operating partnership issued and outstanding immediately prior to the partnership merger effective time held by a limited partner of our operating partnership will be converted into the right to receive the merger consideration. The membership interests of Partnership Merger Sub issued and outstanding immediately prior to the effective time of the Partnership Merger will automatically be cancelled and retired and will cease to exist and no payment will be made with respect thereto.
The consummation of the mergers is subject to certain customary closing conditions, including, among others, approval of the Company Merger by the respective holders of a majority of the outstanding shares of our common stock and parent common stock. The obligations of the parties to consummate the mergers are not subject to any financing condition or the receipt of any financing by the parent parties.
We may terminate the merger agreement under certain circumstances in the event that we receive a competing proposal that we conclude, after following certain procedures and adhering to certain restrictions, is a superior proposal (as defined in the merger agreement), so long as the superior proposal was not the result of a breach by us in any material respect of the non-solicitation provisions of the merger agreement. In addition, parent may terminate the merger agreement under certain circumstances and subject to certain restrictions, including if our board of directors effects a company adverse recommendation change. Upon a termination of the merger agreement, under certain circumstances, we will be required to pay a termination fee to parent of $102,000,000. In certain other circumstances, parent will be required to pay us a termination payment of $153,000,000 if parent fails to consummate the Company Merger upon satisfaction or waiver of the conditions to the closing of the Company Merger. If the merger agreement is terminated by us for failure to obtain the approval of parent’s stockholders, parent will be required to pay an alternative termination payment of $35,000,000.
Upon consummation of the mergers, our sub-advisor may be entitled to a subordinated distribution upon termination, to be paid by parent. The amount to which our sub-advisor may be entitled, if any, would be calculated based on the aggregate

GRIFFIN-AMERICAN HEALTHCARE REIT II, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) - (Continued)

merger consideration and the amount of distributions paid to our stockholders as of the date of the consummation of the mergers. See Note 13, Related Party Transactions — Liquidity Stage — Subordinated Distribution Upon Termination, for a discussion of the method of calculating the subordinated distribution upon termination.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Officers and Directors
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. NorthStar’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
NorthStar’s charter authorizes and its bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of NorthStar and at the request of NorthStar, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of NorthStar and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. NorthStar’s charter and bylaws also permit NorthStar to indemnify and advance expenses to any person who served a predecessor of NorthStar in any of the capacities described above and any employee or agent of NorthStar or a predecessor of NorthStar.
Maryland law requires a corporation (unless its charter provides otherwise, which NorthStar’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party to, or witness in, by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer with respect to a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or a proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
NorthStar has entered into indemnification agreements with each of its directors and executive officers which require that it indemnify such directors and officers to the maximum extent permitted by Maryland law and that it pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 21. Exhibits
A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
Item 22. Undertakings
The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus, which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of October, 2014.

NORTHSTAR REALTY FINANCE CORP.
By:	/s/ Ronald J. Lieberman
Name: Ronald J. Lieberman
Title: Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures		Date
*	Chairman and Chief Executive Officer (Principal Executive Officer)	October 14, 2014
David T. Hamamoto

*	Chief Financial Officer (Principal Financial and Accounting Officer)	October 14, 2014
Debra A. Hess

*	Director	October 14, 2014
Judith A. Hannaway

*	Director	October 14, 2014
Wesley D. Minami

*	Director	October 14, 2014
Louis J. Paglia

*	Director	October 14, 2014
Charles W. Schoenherr

By: /s/ Ronald J. Lieberman
Ronald J. Lieberman
*As Attorney-in-fact for the persons indicated

EXHIBITS INDEX

Exhibit Index	Description of Document
2.1**
Agreement and Plan of Merger, dated as of August 5, 2014, by and among NorthStar Realty Finance Corp., NRF Healthcare Subsidiary, LLC, NRF OP Healthcare Subsidiary, LLC, Griffin-American Healthcare REIT II, Inc. and Griffin-American Healthcare REIT II Holdings, LP (attached as Annex A to the joint proxy statement/prospectus that is part of this registration statement)

3.1	Articles of Restatement of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.1 to NorthStar Realty Finance Corp.’s Current Report on Form 8-K, filed on August 7, 2014)
3.2	Amended and Restated Bylaws of NorthStar Realty Finance Corp. (incorporated by reference to Exhibit 3.4 to NorthStar Realty Finance Corp.’s Current Report on Form 8-K, filed on July 1, 2014)
5.1*	Validity Opinion of Venable LLP
8.1*	Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP
8.2*	Tax Opinion of Hunton & Williams LLP
10.1
Commitment Letter dated August 5, 2014 among NorthStar Realty Finance Corp., Citigroup Global Markets Inc., JPMorgan Chase Bank, N.A., Barclays Bank PLC and Column Financial, Inc. (incorporated by reference to Exhibit 10.1 to NorthStar Realty Finance Corp.'s Current Report on Form 8-K, filed on August 5, 2014)

21.1**	Significant subsidiaries of NorthStar Realty Finance Corp.
23.1*	Consent of Venable LLP (included as part of the opinion filed as Exhibit 5.1 hereto)
23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of the opinion filed as Exhibit 8.1 hereto)
23.3*	Consent of Hunton & Williams LLP (included as part of the opinion filed as Exhibit 8.2 hereto)
23.4*	Consent of Grant Thornton LLP
23.5*	Consent of BDO USA, LLP
23.6*	Consent of Ernst & Young LLP
23.7*	Consent of PricewaterhouseCoopers LLP
24.1**	Power of Attorney
99.1*	Consent of UBS Securities LLC
99.2*	Consent of Robert A. Stanger & Co., Inc.
99.3*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.4**	Form of Proxy of NorthStar Realty Finance Corp.
99.5**	Form of Proxy of Griffin-American Healthcare REIT II, Inc.
_______________

*     Filed herewith.
**    Previously filed.